As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-267918

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TradeUP Acquisition Corp.

(Exact name of Registrant as specified in its charter)

Delaware	6770	86-1314502
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

437 Madison Avenue, 27th Floor

New York, New York 10022

Telephone: (732) 910-9692

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Jianwei Li

Chairman & Co-Chief Executive Officer

c/o TradeUP Acquisition Corp.

437 Madison Avenue, 27th Floor

New York, New York 10022

Telephone: (732) 910-9692

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arila E. Zhou Anna Jinhua Wang Robinson & Cole LLP 666 Third Avenue, 20th Floor New York, NY 10017 Telephone: (212) 451-2908	Michael J. Blankenship James R. Brown Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 Telephone: (713) 651-2600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the Merger Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED

JUNE 30, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF

TradeUP Acquisition Corp.

PROSPECTUS FOR 32,500,000 SHARES OF COMMON STOCK

The board of directors (the “Board”) of TradeUP Acquisition Corp., a Delaware corporation (“UPTD”), has unanimously approved (i) the Agreement and Plan of Merger, dated as of September 30, 2022 (as amended from time to time, the “Merger Agreement”), by and among UPTD, Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (“Estrella”), pursuant to which Merger Sub will merge with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD (the “Merger”); (ii) each Ancillary Document (as defined in the Merger Agreement); and (iii) the Merger and other transactions contemplated therein (collectively, the “Business Combination”).

Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Business Combination by UPTD’s stockholders. Other conditions to each party’s obligations include, among other things: (i) the respective representations and warranties of the parties being true and correct; (ii) performance and compliance with all material respects of the Merger Agreement applicable to each party, respectively; (iii) delivery of the officer’s certificates certifying (i) and (ii) hereof, as applicable; (iv) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (v) no governmental order, statute, rule, or regulation having been enacted or promulgated enjoining or prohibiting the consummation of the Business Combination; (vi) the net tangible assets upon the consummation of the Business Combination being no less than $5,000,001; (vii) the Merger Consideration Shares (as defined below) having been approved for listing on Nasdaq, subject only to official notice of issuance thereof; (viii) an aggregate of at least $20,000,000 cash including (a) the amount of cash available in the Trust Account (as defined in this proxy statement/prospectus) immediately prior to the Closing (as defined below) (after payment of amounts due to stockholders redeeming their UPTD Common Stock (as defined below), and certain expenses related to the consummation of the Business Combination born by UPTD and Estrella, respectively, and the amount necessary to obtain the insurance listed in the Merger Agreement), as certified, (b) the proceeds of the Merger Financing (as defined below), and (c) the amount of cash available in any bank account of Estrella, as certified; and (iv) the completion of transaction financing (the “Merger Financing”), prior to or at the Closing, of at least $20,000,000 by UPTD or Estrella, including equity financing of no less than $15.0 million (excluding equity-linked securities such as convertible debt or debt plus warrants) and debt or equity-linked financing of no more than $5,000,000, on terms acceptable to Estrella. As provided in the Current Charter, UPTD will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”). UPTD and Estrella are currently actively seeking the Merger Financing or alternative equity injection. As long as they can secure any equity financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties will waive the closing condition of the Merger Financing of $20,000,000 and consummate the Business Combination.

Pursuant to the Merger Agreement, the Merger will become effective at such time on the date of the closing of the Merger (the “Closing”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger (the “Effective Time”). Effective from the Closing, UPTD will change its name to “Estrella Immunopharma, Inc.” In this proxy statement/prospectus, when we refer to “Estrella,” we mean Estrella Biopharma, Inc. prior to the consummation of the Business Combination, and when we refer to “New Estrella” or the “Combined Company,” we mean UPTD, under its new corporate name, Estrella Immunopharma, Inc., after the consummation of the Business Combination.

Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of common stock of UPTD, par value $0.0001 per share (“UPTD Common Stock”) equal to: (i) $325,000,000 (the “Merger Consideration”), divided by (ii) $10.00 per share (such shares of UPTD Common Stock are referred to as “Merger Consideration Shares”) in consideration of converting their shares of common stock of Estrella, par value $0.0001 per share (“Estrella Common Stock”). Each share of Series A Preferred Stock of Estrella (the “Series A Preferred Stock”) and Series AA Preferred Stock of Estrella (the “Series AA Preferred Stock,” and together with the Series A Preferred Stock, the “Estrella Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella. See the section titled “Proposal 1: The Business Combination Proposal” for further information.

In connection with the execution of the Merger Agreement, TradeUP Acquisition Sponsor LLC and Tradeup INC. (collectively, the “Founders”), together with certain stockholders of UPTD (collectively, the “UPTD Initial Stockholders”), representing 60.9% of issued and outstanding shares of UPTD Common Stock, entered into a support agreement with UPTD and Estrella, pursuant to which each of the UPTD Initial Stockholders agreed to vote all the shares of UPTD Common Stock beneficially owned by it in favor of each of the Proposals in connection with the Business Combination, to use its reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination, and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

On the closing date of the Business Combination, assuming: (i) no additional shares of UPTD Common Stock are issued prior to or upon Closing, (ii) no equity awards resulting in additional outstanding shares of UPTD Common Stock are issued in connection with the Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan (as defined in this proxy statement/prospectus) immediately following the Business Combination, (iii) no shares or other awards are issued in connection with the Incentive Plan following the Business Combination, (iv) no shares of New Estrella Common Stock are issued after the Closing, at the request of New Estrella in its sole discretion, to White Lion Capital, LLC (“White Lion”) under the Common Stock Purchase Agreement by and between UPTD and White Lion dated as of April 20, 2023, as amended on April 26, 2023, (v) the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion immediately prior to the Closing, and (vi) the issuance of 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited (“Lianhe World”) for $9,250,000 in cash immediately prior to the Closing, which is subject to entering into a definitive agreement with Lianhe World and satisfying the closing conditions of such issuance, the Merger Consideration Shares are expected to represent between approximately 93.3% and 94.7% of the issued and outstanding shares of UPTD Common Stock (which will be New Estrella common stock following the Closing) and the voting power in New Estrella immediately following the closing of the Business Combination, depending on the levels of redemptions from the Trust Account. These percentages assume, at the low end of the range, a “minimum redemptions” scenario, whereby no additional redemptions from the Trust Account occur prior to Closing, and, at the high end of the range, a “maximum redemptions” scenario, which sets forth the maximum amount of non-redeeming Public Shares required to satisfy the Net Tangible Assets Requirement at the Closing. Subject to the same assumptions set forth in the first sentence of this paragraph, UPTD’s public stockholders are expected to hold between 1.3% and 2.6% of the issued and outstanding common stock and voting power in New Estrella. These percentages assume, at the high end of the range, a “minimum redemptions” scenario, and, at the low end of that range, a “maximum redemptions” scenario. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding these scenarios.

The unaudited pro forma combined financial information also reflects certain risks and uncertainties related to potential redemption into cash of UPTD Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited in both the “minimum redemptions” and “maximum redemptions” scenarios. While Estrella expects to consummate the Lianhe World financing prior to Closing, there is no assurance that Estrella and Lianhe World will be able to agree to final terms or enter into definitive documentation in a timely manner or at all. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason or if additional redemption requests are received beyond those presented in Scenario 2 that would reduce UPTD’s net tangible assets below $5,000,001, UPTD will need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. Please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemptions” scenario.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by UPTD’s stockholders at the special meeting of stockholders of UPTD (the “Special Meeting”) scheduled to be held on             , in virtual format. The Board recommends that UPTD stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, after careful consideration, the board of directors of each of UPTD, Merger Sub, and Estrella has unanimously approved the Merger Agreement, each Ancillary Document, and the Business Combination, and has determined that it is advisable to consummate the Business Combination. In addition, certain holders of a requisite number of the outstanding shares of Estrella Common Stock and Estrella Preferred Stock have delivered a written consent sufficient to approve and adopt the Merger Agreement, each Ancillary Document, and the Business Combination. UPTD, as the sole stockholder of Merger Sub, has delivered to Estrella a written consent sufficient to approve and adopt the Merger Agreement, each Ancillary Document, and the Business Combination. Therefore, no additional approval or vote from any holders of any class or series of stock of Estrella or Merger Sub will be necessary to approve the Business Combination.

UPTD’s units (the “UPTD Units”), UPTD Common Stock, and UPTD’s warrants are currently listed on The Nasdaq Capital Market under the symbols “UPTDU,” “UPTD” and “UPTDW,” respectively. UPTD intends to apply to list the shares of common stock of New Estrella (the “New Estrella Common Stock”) and warrants of New Estrella (the “New Estrella Warrants”) effective upon the consummation of the Business Combination on the Nasdaq Global Market (“Nasdaq”) under the proposed symbols “ESLA” and ” ESLAW,” respectively. The UPTD Units will be automatically separated into underlying New Estrella Common Stock and New Estrella Warrants and will no longer be traded on the open market following the consummation of the Business Combination. No securities will trade on Nasdaq (or on The Nasdaq Capital Market) under the symbol “UPTDU,” “UPTD” or “UPTDW” following the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that New Estrella Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated. However, such closing condition could be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, so stockholders of UPTD will not have certainty at the time they vote regarding whether the New Estrella Common Stock will be listed on Nasdaq or other national securities exchange following the Business Combination.

On April 3, 2023, UPTD received a written notice (the “Nasdaq Notice A”) from the listing qualifications department staff of Nasdaq notifying UPTD that for the last 30 consecutive business days, UPTD’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). On April 19, 2023, UPTD received another written notice (the “Nasdaq Notice B”) from Nasdaq notifying UPTD that UPTD was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires UPTD to have at least 300 public holders for continued listing on the Nasdaq Capital Market. Both the Nasdaq Notice A and Nasdaq Notice B are only notifications of deficiency, not of imminent delisting, and have no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market. On June 22, 2023, UPTD received a notification letter from Nasdaq stating that the Nasdaq staff has determined to grant UPTD an extension of time through October 16, 2023 to regain compliance with the Minimum Public Holders Rule. If UPTD is not able to regain compliance within the required timeline, UPTD’ securities might not be able to continue to be listed on Nasdaq prior to the Business Combination and will commence trading on over-the-counter markets, further, if Estrella does not waive the closing conditions requiring UPTD’s securities to be listed on Nasdaq under the Merger Agreement, UPTD might not be able to consummate the Business Combination with Estrella and will need to seek for an alternative business combination to complete its initial business combination within the prescribed time period. Even if Estrella waives such closing conditions, it is uncertain if New Estrella is able to meet Nasdaq’s initial listing requirements to list the securities of New Estrella on Nasdaq. See “Risk Factors — UPTD has received non-compliance notices from Nasdaq and is required to regain compliance within a limited timeline. If UPTD is not able to regain compliance within the required timeline, UPTD’s securities might not be able to continue to be listed on Nasdaq and will commence trading on over-the-counter markets, in which event, if not waived by Estrella as one of the Closing conditions, UPTD would not be able to consummate the Business Combination with Estrella.” on page 97 of the proxy statement/prospectus.

As provided in the current amended and restated certificate of incorporation of UPTD (the “Current Charter”), UPTD needs to complete its initial business combination on or before July 19, 2023. When UPTD completed its initial public offering on July 19, 2021, UPTD had until January 19, 2023 (or such later date as may be approved by UPTD stockholders) to complete its initial business combination. Subsequently, on December 22, 2022, UPTD held a special meeting of stockholders, where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the board of directors of UPTD (such extension is herein referred to as the “Extension”) to extend the time that it needs to complete its initial business combination. In connection with the Extension, 3,519,780 shares of common stock of UPTD were rendered for redemption, which represented approximately 79.45% of the total public shares of UPTD at the time of the redemption, and approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. In order to induce public shares to remain with UPTD and in connection with the Extension, UPTD will deposit an additional cash contribution of $0.05 per public share per month to its trust account (each, a “Monthly Extension Payment”). Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the trust account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an unsecured promissory note (collectively, the “Estrella Notes”) issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into private shares of UPTD Common Stock at a price of $10.00 per share (the “Estrella Extension Shares”). As of the date hereof, Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing. Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the proposed Business Combination is terminated pursuant to the Merger Agreement. If UPTD cannot complete its initial business combination by July 19, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter. Currently, UPTD plans to hold a special meeting of stockholders on July 17, 2023 to have stockholders to vote on, among other things, to amend the Current Charter to extend the prescribed timeline to complete an initial business combination to July 14, 2024. In the event that the Business Combination is consummated prior to July 17, 2023, UPTD will not hold such special meeting. Provided that UPTD is not able to complete the Business Combination prior to July 17, 2023, UPTD will hold this special meeting on July 17, 2023 and the stockholders of UPTD will be able to elect to redeem their shares of UPTD Common Stock in connection with this special meeting.

UPTD is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and has elected to comply with certain reduced public company reporting requirements.

UPTD is a blank check company incorporated in Delaware with its office located in the U.S. However, the Founders, the Sponsor and Tradeup INC., are controlled by persons located in China, and a majority of UPTD’s officers and directors are located in China. Because of UPTD’s significant ties to China, UPTD may be subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. Recently, the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. However, since these statements and regulatory actions are new or have not been officially implemented, it is uncertain how soon Chinese legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on UPTD’s capability to complete a business combination within a prescribed time period, and New Estrella’s ability to conduct its business or list on an U.S. exchange or other foreign exchange.

The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas, which could result in a material change in UPTD’s operations and/or the value of UPTD’s securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could significantly limit or completely hinder UPTD’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions; as well as uncertainties with respect to the PRC legal system could have a material adverse effect on UPTD’s operation and the value of UPTD’s securities. For instance, (i) as the date of this proxy statement/prospectus, UPTD is not required to obtain any permission from China authorities nor received any objection or restriction from Chinese authorities to list its securities in U.S. exchanges, however, we cannot guarantee that PRC authorities may initiate any change in its law, rules or regulations, or governmental policies that would require permission or scrutiny from relevant PRC authorities for UPTD’s listing; or any law, regulation, rules and policies will become effective and enforceable while listing on Nasdaq and seeking a target for the initial business combination that could substantially affect UPTD’s operation and the value of UPTD’s securities may depreciate quickly even become worthless. See “Information about UPTD — Permission Required from the PRC Authorities for the Business Combination and Relevant PRC Regulations” on page 1 of this proxy statement/prospectus; and (ii) prior to the consummation of the proposed Business Combination, UPTD’s operation involves searching and identifying suitable targets, conducting due diligence on targets, negotiating and consummating the Business Combination. Even though all of the officers and directors (except one director nominee, Ms. Pei Xu, who is a Chinese citizen and located in China) of New Estrella will be located in the U.S., we might be subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our Founders, officers and directors, which would likely result in a material change in our operations, significantly limit or hinder our ability to continue to offer our securities, and cause the value of our securities may depreciate significantly or become worthless. See “Risk Factors — Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of UPTD’s business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of UPTD’s securities. UPTD currently is not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies reach a different conclusion, and that UPTD was required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, UPTD will not be able to continue listing on a U.S. exchange, which would materially affect the interest of UPTD’s investors.” on page 101 of this proxy statement/prospectus.

The PRC government also imposes controls on the conversion of Chinese currency (RMB) into foreign currencies and the remittance of currencies out of the PRC. As of the date of this report, no transfers, dividends, or distributions have been made by UPTD. UPTD has not adopted or maintained any other cash management policies and procedures and need to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions, if any. Given that UPTD is not a China-based issuer or expect New Estrella to be a China-based issuer upon the consummation of the Business Combination, UPTD is not subject to or New Estrella will not become subject to the foreign exchange control rules of the PRC.

However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to consummate the proposed Business Combination with Estrella or an alternative business combination. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless. See “Risk Factors — Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to complete our initial Business Combination.” on page 101 and “— Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of UPTD’s business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of UPTD’s securities. UPTD currently is not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies reach a different conclusion, and that UPTD was required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, UPTD will not be able to continue listing on a U.S. exchange, which would materially affect the interest of UPTD’s investors.” on page 101 of this proxy statement/prospectus.

UPTD’s Founders, the Sponsor and Tradeup INC., are controlled by persons located in China. Controlling or non-controlling investments in U.S. businesses that produce, design, test, manufacture, fabricate or develop one or more critical technologies in one of 27 identified industries — including aviation, defense, semiconductors, telecommunications and biotechnology — are subject to a mandatory filing with the Committee on Foreign Investment in the U.S. (“CFIUS”). In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because we may be considered a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review.  UPTD is currently contemplating the Business Combination with Estrella whose businesses are located in the United States. Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. We do not expect the business of Estrella to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS. See “Information About Estrella” on page 176 of this proxy statement/prospectus. If, however, we decide not to proceed with the Business Combination with Estrella, or the proposed Business Combination is terminated or abandoned and we have to pursue an alternative business combination, or if we inadvertently concluded about CFIUS or other regulatory review on the Business Combination, the significant ties to non-U.S. persons will impact us in numerous aspects as mentioned above. See “Risk Factor – We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.” on page 100 of this proxy statement/prospectus.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist about whether this new framework will be fully complied with. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. On December 15, 2022, the PCAOB Board determined that the PCAOB has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its December 2021 determinations to the contrary. Our independent registered public accounting firm, Marcum LLP, is a United States accounting firm based in New York, New York and is subject to inspection and is regularly inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. Estrella’s auditor, Marcum LLP is subject to PCAOB’s inspection, and PCAOB is able to inspect Marcum LLP. Notwithstanding the foregoing, if UPTD is not able to consummate the Business Combination with Estrella and decide to consummate an initial business combination with any company being based in or having the majority of the company’s operations in China, in the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit the independent accountant to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation or the PCAOB expands the scope of the Determination Report so that the target company or the post-combination company is subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national securities exchange or in the over-the-counter trading market in the U.S. may be prohibited, under the HFCAA. See “Risk Factors – Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor. In that case, Nasdaq would delist our securities. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections may deprive our investors with the benefits of such inspections.” starting on page 101 of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference important business and financial information about UPTD from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of UPTD with the Securities and Exchange Commission (the “SEC”) by visiting its website at www.sec.gov or requesting them in writing or by telephone from UPTD using the following details:

TradeUP Acquisition Corp.
437 Madison Avenue, 27th Floor

New York, NY 10022

+1 (732) 910-9692

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by         (five business days prior to the date of the Special Meeting) in order to receive them before the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. In particular, you should review the matters discussed under the heading “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus or the securities referenced herein, passed upon the merits or fairness of the Business Combination or related transactions, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , and is first being mailed to stockholders of UPTD on or about           .

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
OF TRADEUP ACQUISITION CORP.

To Be Held On

To the Stockholders of TradeUP Acquisition Corp.:

On behalf of the board of directors of TradeUP Acquisition Corp. (“UPTD,” “we,” “our” or “us”), a Delaware corporation, we are pleased to enclose the proxy statement/prospectus relating to the proposed merger of Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (“Estrella”), pursuant to which Merger Sub will merge with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of September 30, 2022 (as amended or supplemented from time to time, the “Merger Agreement”), by and among UPTD, Merger Sub, and Estrella. At the closing of the Merger (the “Closing”), UPTD will change its name to “Estrella Immunopharma, Inc.” In this proxy statement/prospectus, when we refer to “Estrella,” we mean Estrella Biopharma, Inc. prior to the consummation of the Business Combination, and when we refer to “New Estrella” or the “Combined Company,” we mean UPTD, under its new corporate name, Estrella Immunopharma, Inc., after the consummation of the Business Combination (as defined below).

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of UPTD, will be held virtually on            , at          , Eastern Time, at the following Internet address:          . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. UPTD recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting to consider the following proposals (the “Proposals”):

1.	to (a) adopt and approve the Merger Agreement; (b) adopt and approve each Ancillary Document (as defined in the Merger Agreement); and (c) approve the Merger and other transactions contemplated therein (collectively, the “Business Combination”).

Pursuant to the Merger Agreement, the Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger (the “Effective Time”).

Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of common stock of UPTD, par value $0.0001 per share (“UPTD Common Stock”) equal to: (i) $325,000,000 (the “Merger Consideration”), divided by (ii) $10.00 per share (such shares of UPTD Common Stock is referred as “Merger Consideration Shares”) in consideration of converting their shares of common stock of Estrella, par value $0.0001 per share (“Estrella Common Stock”). Each share of Series A and Series AA Preferred Stock of Estrella (collectively, the “Estrella Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella.

We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

2.	to approve, assuming the Business Combination Proposal is approved and adopted, a proposed second amended and restated certificate of incorporation (the “Proposed Charter,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex B) of the Combined Company, which will amend and restate UPTD’s current amended and restated certificate of incorporation (the “Current Charter”), which will be in effect upon the Closing (the “Charter Amendment Proposal”);

3.	to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as six separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Estrella Immunopharma, Inc.” on and from the time of the Business Combination;

(b)	Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 250,000,000 shares of common stock, par value of $0.0001 per share;

(c)	Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock to 10,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)	Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II, and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors;

(e)	Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)	Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring UPTD to be dissolved and liquidated 18 months following the closing of the Initial Public Offering (as defined below), and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

4.

to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 32,500,000 shares of UPTD Common Stock in connection with the Business Combination and the issuance of at least 1,500,000 shares of UPTD Common Stock in connection with satisfying the Merger Financing closing condition to certain investors, if any, prior to or at the Closing, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus (the “Nasdaq Stock Issuance Proposal”);

5.	to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

6.	to approve, assuming the Business Combination Proposal is approved and adopted, the Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which will become effective as of and is contingent on the consummation of the Business Combination (the “Incentive Plan Proposal”); and

7.	to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of UPTD or the officer presiding over the Special Meeting, for UPTD to consummate the Business Combination (the “Adjournment Proposal”).

Only holders of record of UPTD Common Stock at the close of business on         (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of UPTD stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at the principal executive offices of UPTD for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, UPTD is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, in connection with the consummation of the Merger, the shares of UPTD Common Stock issued in UPTD’s initial public offering consummated on July 19, 2021 (the “Initial Public Offering”) and the partial exercise of the underwriter’s over-allotment option in connection therewith consummated on July 21, 2021 (collectively, the “Public Shares”) then held by them for cash equal to their pro rata share of the aggregate amount of the deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the Initial Public Offering and certain proceeds from the private placement of certain private placement shares in conjunction with the closing of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of $           on the Record Date, the estimated per share redemption price would have been approximately $           .. Public Stockholders may elect to redeem Public Shares regardless of whether they vote for, against, or abstain from voting on the Business Combination Proposal. A Public Stockholder, together with any of his, her, or its affiliates or any other person with whom he, she, or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, with respect to more than an aggregate of 15% of the Public Shares. In connection with the Initial Public Offering, TradeUP Acquisition Sponsor LLC (the “Sponsor”), Tradeup INC. (collectively with the Sponsor, the “Founders”), and other initial stockholders of UPTD (collectively with the Founders, the “UPTD Initial Stockholders”) have agreed to waive their redemption rights with respect to any shares of UPTD Common Stock they may hold, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The UPTD Initial Stockholders have agreed to vote any shares of UPTD Common Stock owned by them, which represent approximately 60.9% of the voting power of UPTD as of the Record Date, in favor of the Business Combination Proposal. The UPTD Initial Stockholders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting and use their reasonable best efforts to take all actions reasonably necessary to consummate the Merger and the Business Combination pursuant to a support agreement they entered into with UPTD and Estrella in connection with the Merger Agreement.

Pursuant to UPTD’s bylaws, the presence of the holders of a majority of the issued and outstanding shares of UPTD Common Stock entitled to vote at the Special Meeting or by proxy will constitute a quorum for the transaction of business at the Special Meeting. Under the Delaware General Corporation Law, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions to your broker, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting. The approval of the Charter Amendment Proposal requires a majority vote of outstanding UPTD Common Stock entitled to vote thereon. The Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals also requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting.

The approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast in respect of the Director Election Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority, or a broker non-vote) will not be counted in the nominee’s favor.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal will not be presented to UPTD stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

As of the Record Date, there was $          in the Trust Account. Each redemption of the Public Shares by Public Stockholders will decrease the amount in the Trust Account. UPTD will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read the proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor,          ,Toll-free at         , or email at          .

, 2023

By Order of the Board of Directors

Jianwei Li
Chairman of the Board of Directors

i

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and UPTD’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this proxy statement/prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, UPTD is responsible for all disclosures in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Adjournment Proposal” means that proposal that UPTD stockholders will be asked to consider and vote upon at the Special Meeting to adjourn the Special Meeting.

“Association of South East Asian Nations” or “ASEAN Countries” means the countries of Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam

“Available Combined Cash Amount” means the sum of (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to UPTD stockholders redeeming their Public Shares, and certain expenses related to the consummation of the Business Combination born by UPTD and Estrella, respectively, and the amount necessary to obtain the insurance as provided in the Merger Agreement), as certified, (b) the proceeds of the Merger Financing, and (c) the amount of cash available in any bank account of Estrella as certified.

“Additional Private Placement” means the private placement of 17,200 shares of UPTD Common Stock consummated on July 21, 2021.

“ARTEMIS®”, “ARTEMIS® platform”, or “ARTEMIS® Cell Receptor Platform” means the Antibody Redirected T-Cells with Endogenous Modular Immune Signaling platform.

“Benchmark” means The Benchmark Company, LLC.

“Board” means UPTD’s board of directors.

“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger between Merger Sub and Estrella.

“Business Combination Marketing Agreement” means an agreement among UPTD and the Representatives to engage the Representatives as financial advisors in connection with UPTD’s business combination.

“Business Combination Proposal” means the proposal that UPTD stockholders will be asked to consider and vote upon at the Special Meeting to adopt the Merger Agreement and approve the Business Combination.

ii

“CD19” means the target corresponding to the B lymphocyte antigen Cluster of Differentiation 19.

“CD22” means the target corresponding to the B lymphocyte antigen Cluster of Differentiation 22.

“Charter Amendment Proposal” means that proposal that UPTD stockholders will be asked to consider and vote upon at the Special Meeting to adopt the Proposed Charter and the Proposed Bylaws.

“Closing” means the closing of the Business Combination.

“Closing Price” means the redemption price of UPTD Common Stock on the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means UPTD subsequent to the Business Combination (also referred to herein as “New Estrella”).

“Concurrent Private Placement” means the private placement of 295,000 shares of UPTD Common Stock, which was consummated simultaneously with the Initial Public Offering.

“Current Bylaws” means UPTD’s current bylaws.

“Current Charter” means UPTD’s amended and restated certificate of incorporation.

“Commitment Fee” means 250,000 shares of Series A Preferred Stock to be issued by Estrella to White Lion Capital, LLC pursuant to the Common Stock Purchase Agreement.

“Common Stock Purchase Agreement” means the common stock purchase agreement entered by and between UPTD and White Lion Capital LLC, dated as of April 20, 2023, as amended on April 26, 2023.

“DGCL” means the Delaware General Corporation Law, as amended.

“Deferred Business Combination Fee” means an aggregate of $1,550,500 to be paid to the Representatives from the funds held in the Trust Account pursuant to the Business Combination Marketing Agreement.

“Director Election Proposal” means that proposal that UPTD stockholders will be asked to consider and vote upon at the Special Meeting to appoint the directors of the Combined Company, effective upon the consummation of the Business Combination.

“Dollars” or "$” means U.S. dollars.

“Effective Time” means the effective time of the Business Combination.

“Estrella” means Estrella Biopharma, Inc., a Delaware corporation.

“Estrella Common Stock” means the common stock, par value $0.0001 per share, of Estrella.

“Estrella Dissenting Shares” means the shares of Estrella Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL.

“Estrella Extension Shares” means shares of UPTD Common Stock to be issued to Estrella upon the Conversion of the Estrella Note, in whole or in part, at a price of $10.00 per share.

“Equity Line Shares” means the shares of newly issued New Estrella Common Stock that New Estrella has the right, but not the obligation, to issue to White Lion following the Closing pursuant to the Common Stock Purchase Agreement.

“Equity Line Shares Registration Statement” means any registration statement filed by New Estrella following the closing of the Business Combination covering the resale of Equity Line Shares pursuant to the White Lion RRA.

“Estrella Options” means options to purchase Estrella Common Stock, whether vested or unvested.

“Estrella Notes” means the unsecured promissory notes issued by UPTD to Estrella, each in an amount of $45,511, on January 19, 2023, February 17, 2023, March 17, 2023, April 12, 2023, May 19, 2023 and June 16, 2023 for the Monthly Extension Payment.

“Extension Monthly Payment” means the funds deposited into the Trust Account monthly in connection with UPTD’s extension of the timeline to complete its initial business combination pursuant to the Current Charter.

“Estrella Preferred Stock” means Estrella Series A Preferred Stock and Estrella Series AA Preferred Stock.

“Estrella Restricted Shares” means unvested restricted shares of Estrella Common Stock granted under Estrella’s current existing equity incentive plan adopted by Estrella on May 27, 2022.

“Estrella Series A Preferred Stock” means the preferred stock, par value $0.0001 per share, of Estrella designated as Series A Preferred Stock.

“Estrella Series A Preferred Stock Purchase Agreement” means the Series A Preferred Stock Purchase Agreement dated as of June 28, 2022, by and among Estrella Biopharma, Inc. and the purchasers of Estrella Series A Preferred Stock listed on Exhibit A thereto, as amended.

“Estrella Series AA Preferred Stock” means the preferred stock, par value $0.0001 per share, of Estrella designated as Series AA Preferred Stock.

“Eureka” means Eureka Therapeutics, Inc., a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

iii

“Fairness Opinion” means the fairness opinion rendered by Benchmark, dated September 30, 2022, in connection with the Business Combination.

“FDA” means the United States Food and Drug Administration.

“Founder Shares” mean the shares of UPTD Common Stock initially purchased by the Founders, some of which were assigned to certain directors of UPTD by the Founders immediately prior to the closing of the Initial Public Offering.

“Founders” means the Sponsor and Tradeup INC., a Delaware corporation.

“Greater China” means the People’s Republic of China, Hong Kong SAR, Macau SAR, and Taiwan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan, approved by the Board and the holders of UPTD Common Stock, effective as of and contingent on the consummation of the Business Combination.

“Incentive Plan Proposal” means the proposal that UPTD stockholders will be asked to consider and vote upon at the Special Meeting to adopt the Incentive Plan.

“IND” means an Investigational New Drug Application, which is an application submitted to the FDA for approval to administer an investigational drug or biological product to humans.

“Initial Public Offering” means the initial public offering of UPTD, which closed on July 19, 2021.

“IPO Letter Agreement” means a letter agreement by and among UPTD and the UPTD Initial Stockholders, dated July 14, 2021, entered into in connection with the Initial Public Offering.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Licensed Territory” means all territories of the world excluding Greater China and the ASEAN Countries.

“Lock-Up Agreement” means a lock-up agreement to be entered by certain stockholders of Estrella with respect to the Merger Consideration Shares that they will receive at the Closing.

“Lock-Up Securities” means the Merger Consideration Shares subject to the Lock-Up Agreement.

“Maturity Date” means the date on which the Notes are payable.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 30, 2022, as amended or modified from time to time, by and among UPTD, Merger Sub, and Estrella.

“Merger Consideration” means $325,000,000, payable in newly issued shares of UPTD Common Stock at $10.00 per share.

“Merger Consideration Shares” means in the aggregate, a number of newly issued shares of UPTD Common Stock to the Sellers equal to 32,500,000.

“Merger Financing” means the transaction financing of cash actually raised by UPTD or Estrella in support of the Merger.

“Merger Financing Investors” means those investors participating in the Merger Financing.

“Merger Sub” means Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD.

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“Nasdaq” means The Nasdaq Stock Market LLC and, as the context may require, any of the capital markets which it operates.

“New Estrella” means UPTD subsequent to the Business Combination under the name of “Estrella Immunopharma, Inc.” (also referred to herein as the “Combined Company”).

“New Estrella Board” means the board of directors of New Estrella.

“New Estrella Common Stock” means the issued and outstanding common stock of New Estrella, par value $0.0001 per share, immediately after the Effective Time, which, pursuant to the Proposed Charter, will replace the UPTD Common Stock upon consummation of the Business Combination as the only common stock of the Combined Company.

“Note A” means an unsecured promissory note in the amount of $204,000 issued by UPTD to Running Lion Holdings Limited issued on July 25, 2022.

“Note B” means an unsecured promissory note in the amount of $294,600 issued by UPTD to Tradeup INC. issued on July 25, 2022.

“Note C” means an unsecured promissory note in the amount of $50,000 issued by UPTD to the Sponsor issued on January 19, 2023.

“Note D” means an unsecured promissory note in the amount of $50,000 issued by UPTD to Tradeup INC. issued on March 3, 2023.

“Note E” means an unsecured promissory note in the amount of $60,000 issued by UPTD to Tradeup INC. issued on June 6, 2023.

“Notes” means, collectively, Note A, Note B, Note C, Note D and Note E.

“Phase I/II Starlight-1 Clinical Trial” means the Phase I/II Clinical Trial of EB103 in patients with relapsed or refractory B-cell non-Hodgkin lymphoma, including those with HIV-associated lymphoma and primary and secondary central nervous system lymphoma. The trial is designed to evaluate the safety, tolerability, recommended Phase II dose and preliminary anti-cancer activity of EB103.

“Proposals” means each of the proposals to be considered for approval at the Special Meeting, as set forth in the section entitled “Summary Term Sheet” below.

“Proposed Bylaws” means the amended and restated certificate of bylaws of UPTD, attached to this proxy statement/prospectus as Annex D.

“Proposed Charter” means the second amended and restated certificate of incorporation of UPTD, attached to this proxy statement/prospectus as Annex B.

“Public Shares” means the shares of UPTD Common Stock issued in the Initial Public Offering.

“Public Stockholders” means holders of Public Shares.

“Record Date” means       .

“Representatives” means the representative of the underwriters of the Initial Public Offering, including US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC, and R.F. Lafferty & Co., Inc.

“Redeemed Public Shares” means an aggregate of 3,519,780 Public Shares that were redeemed by UPTD's stockholder in connection with the Extension approved at the 2022 Special Meeting, and any additional Public Shares to be redeemed by UPTD’s stockholders in connection with another extension, if any, at any special meetings, as applicable, prior to the Special Meeting.

“S-1” means UPTD’s registration statement on Form S-1 (File No.: 333-253322) filed with the SEC in connection with the Initial Public Offering, which was declared effective on July 14, 2022.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the holders of Estrella Common Stock and Estrella Preferred Stock immediately prior to the Effective Time.

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“Special Meeting” means the special meeting of stockholders of UPTD, scheduled to be held on         , at        , Eastern Time.

“Sponsor” means TradeUP Acquisition Sponsor LLC, a Delaware limited liability company.

“Support Agreement” means a support agreement by and among Estrella, UPTD, and the UPTD Initial Stockholders dated as of September 30, 2022.

“Syracuse License Agreement” means that Amended and Restated License Agreement, effective as of June 30, 2020, by and among Eureka, Eureka Therapeutics (Cayman), Inc., and Syracuse Biopharma (Cayman) Ltd. (as predecessor in interest to JW (Cayman) Therapeutics Co. Ltd).

“Trust Account” means the trust account maintained by WTNA, acting as trustee, established for the benefit of Public Stockholders in connection with the Initial Public Offering.

“Trust Agreement” means an investment management trust account agreement, dated July 14, 2021, between UPTD and WTNA.

“UPTD” means TradeUP Acquisition Corp., a Delaware corporation.

“UPTD Common Stock” means the common stock of UPTD, par value $0.0001 per share.

“UPTD Initial Stockholders” means the Founders and UPTD’s officers and directors or their permitted transferees, who hold the Founder Shares and Private Shares, as applicable. For the purpose of this defined term, UPTD Initial Stockholders exclude certain members of TradeUP Acquisition Sponsor LLC, each of whom purchased up to 9.9% of the UPTD Units sold in the Initial Public Offering as a qualified institutional buyer or institutional accredited investor and acquired membership interests in TradeUP Acquisition Sponsor LLC for nominal consideration, entitling them to an interest in an aggregate of up to 240,000 Founder Shares indirectly through TradeUP Acquisition Sponsor LLC.

“UPTD Units” means the units of UPTD issued in connection with the Initial Public Offering, each unit consisting of one share of UPTD Common Stock and one-half of one UPTD Warrant.

“UPTD Warrants” mean the redeemable warrants of UPTD sold as part of the Units in the Initial Public Offering (whether they are purchased in the Initial Public Offering or thereafter in the open market).

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“US Tiger” means US Tiger Securities, Inc., an underwriter of the Initial Public Offering and the financial advisor in connection with UPTD’s business combination.

“VStock” means VStock Transfer, LLC, transfer agent for UPTD.

“White Lion RRA” means a registration rights agreement entered by and between UPTD and White Lion in connection with the Common Stock Purchase Agreement.

“Working Capital Shares” means the shares of UPTD Common Stock issuable upon the conversion of the working capital loans, up to $1,200,000, made by the Founders or an affiliate of the Founders or certain officers and directors of UPTD to finance transaction costs in connection with an initial business combination, at a price of $10.00 per share at the option of the lender.

“WTNA” means Wilmington Trust, National Association, trustee of the Trust Account.

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SUMMARY TERM SHEET

This Summary Term Sheet and the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including all of the accompanying financial statements and the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•	UPTD is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

•	On July 19, 2021, UPTD completed its Initial Public Offering of 4,000,000 UPTD Units at an offering price of $10.00 per unit, generating gross proceeds of $40,000,000. Simultaneously with the closing of the Initial Public Offering, UPTD consummated the Concurrent Private Placement of 295,000 Private Shares at $10.00 per share to the Founders, generating gross proceeds of $2,950,000. On July 21, 2021, in connection with the underwriters’ exercise of their over-allotment option, UPTD issued an additional 430,000 UPTD Units (the “Option Units”) at a price of $10.00 per unit, generating gross proceeds of $4,300,000, and simultaneously consummated the sale of 17,200 Private Shares to the Founders in the Additional Private Placement at a price of $10.00 per share, generating gross proceeds of $172,000.

•

On December 22, 2022, UPTD held a special meeting of stockholders (the “2022 Special Meeting”), where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the board of directors of UPTD to extend the time that it needs to complete its initial business combination. In connection with the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption, and approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. In order to induce public shares to remain with UPTD and in connection with the Extension, UPTD will deposit an additional cash contribution of $0.05 per public share per month to the Trust Account. Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the trust account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an unsecured promissory note (collectively, the “Estrella Notes”) issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into private shares of UPTD Common Stock at a price of $10.00 per share. Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.  Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the proposed Business Combination is terminated pursuant to the Merger Agreement.

•

Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies. To accomplish this mission, Estrella’s lead product candidate, EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. On March 2, 2023, the FDA cleared the IND for EB103, allowing Estrella to proceed with the Phase I/II Starlight-1 Clinical Trial, which Estrella expects to commence in the second half of 2023. Estrella is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies. Estrella is also collaborating with Imugene and its product candidate, CF33-CD19t, to research the use of EB103 in conjunction with CF33-CD19t to treat solid tumors using a “mark and kill” strategy

•	On September 30, 2022, UPTD, Merger Sub, and Estrella entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Estrella with Estrella surviving as a wholly-owned subsidiary of UPTD.

•	Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of UPTD Common Stock equal to: (i) $325,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Estrella Common Stock. Each share of Estrella Preferred Stock that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella. For more information regarding the consideration to be paid in connection with the Business Combination, please see the section entitled “Proposal 1: The Business Combination Proposal.”

•	In connection with UPTD’s entry into the Merger Agreement, the UPTD Initial Stockholders have entered into the Support Agreement, a copy of which is filed with this proxy statement/prospectus, and effective as of the consummation of the Closing further described in the section entitled “Proposal 1: The Merger Agreement – Related Agreements –Support Agreement.”

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•	Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Business Combination by UPTD’s stockholders. Other conditions to each party’s obligations, include, among other things: (i) the respective representations and warranties of the parties being true and correct; (ii) performance and compliance with all material respects of the Merger Agreement applicable to each party, respectively; (iii) delivery of the officer’s certificates certifying (i) and (ii) hereof, as applicable; (iv) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (v) no governmental order, statute, rule or regulation having been enacted or promulgated enjoining or prohibiting the consummation of the Business Combination; (vi) the net tangible assets upon the consummation of the Business Combination being no less than $5,000,001; (vii) the Merger Consideration Shares (as defined below) having been approved for listing on Nasdaq, subject only to official notice of issuance thereof; (viii) an aggregate of at least $20,000,000 cash including (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to stockholders redeeming their UPTD Common Stock, and certain expenses related to the consummation of the Business Combination born by UPTD and Estrella, respectively, and the amount necessary to obtain the insurance listed in the Merger Agreement), as certified, (b) the proceeds of the Merger Financing, and (c) the amount of cash available in any bank account of Estrella, as certified; and (iv) the completion of the Merger Financing prior to or at the Closing of at least $20,000,000 by UPTD or Estrella, including equity financing of no less than $15,000,000 (excluding equity-linked securities such as convertible debt or debt plus warrants) and debt or equity-linked financing of no more than $5,000,000, on terms acceptable to Estrella. As provided in the Current Charter, UPTD will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”). UPTD and Estrella are currently actively seeking the Merger Financing or alternative equity injection. As long as they can secure any equity financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties will waive the closing condition of the Merger Financing of $20,000,000 and consummate the Business Combination.

•	It is anticipated that, upon the Closing:

o	the Sellers will own approximately 93.3% of the outstanding UPTD Common Stock;

o	the UPTD Initial Stockholders will own approximately 4.1% of the outstanding UPTD Common Stock; and

o	Public Stockholders will own approximately 2.6% of the outstanding UPTD Common Stock

These levels of ownership interest (i) assume that no Public Shares are elected to be redeemed in connection with the Business Combination, (ii) assume that no additional shares of UPTD Common Stock are issued prior to or upon Closing, (iii) assume that there is no issuance of any equity awards resulting in additional outstanding shares of UPTD Common Stock in connection with the Incentive Plan, (iv) exclude the issuance of any shares or other awards in connection with the Incentive Plan following the closing of the Business Combination, and (v) exclude any Equity Line Shares that New Estrella may issue in its sole discretion from time to time following the closing of the Business Combination. Given that, as of the date hereof, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time is not presented. Both UPTD and Estrella intend to waive such closing condition if the Merger Financing is not secured or fully secured, as long as other closing conditions, including the Net Tangible Assets, are met. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

•	The Board considered a wide variety of factors, including the Fairness Opinion, in connection with its evaluation of the Business Combination and determining whether to approve the Merger Agreement. For more information about the Board’s decision-making process, as well as other factors, uncertainties, and risks considered, see the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

•	Pursuant to the Current Charter, Public Stockholders may request that UPTD redeem all or a portion of their Public Shares for cash if the Business Combination is consummated. Public Stockholders may elect to redeem their Public Shares regardless of whether they vote “FOR,” “AGAINST,” or abstain from voting on the Business Combination Proposal, or any other Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective Public Stockholder or their broker, bank, or other nominee. If the Business Combination is consummated, and if a Public Stockholder properly exercises their right to redeem all or a portion of their Public Shares, including by timely delivering their shares to VStock, we will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable). For illustrative purposes, based on funds in the Trust Account of $ on the Record Date, the estimated per share redemption price would have been approximately $ . If a Public Stockholder properly exercises their redemption rights in full, then they will be electing to exchange all of their Public Shares for cash and will not own any shares of the Combined Company. Please see the section entitled “Summary of the Proxy Statement/Prospectus—Redemption Rights of UPTD Stockholders” for further information regarding the redemption rights of Public Stockholders.

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•	In addition to voting on the Business Combination Proposal at the Special Meeting, UPTD stockholders will be asked to vote to approve the following Proposals:

o	assuming the Business Combination Proposal is approved and adopted the Proposed Charter, which will amend and restate the Current Charter for the Combined Company, which will be in effect upon the Closing (the “Charter Amendment Proposal”);

o	on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the Securities and Exchange Commission as six separate sub-proposals (the “Advisory Charter Amendment Proposals”):

(a)	Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Estrella Immunopharma, Inc.” on and from the time of the Business Combination;

(b)	Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 250,000,000 shares of common stock, par value of $0.0001 per share;

(c)	Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock to 10,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)	Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors;

(e)	Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-thirds (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class;

(f)	Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring UPTD to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and

o	assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of 32,500,000 shares of UPTD Common Stock in connection with the Business Combination and issuance of at least 1,500,000 shares of UPTD Common Stock to Merger Financing Investors in connection with the Merger Financing, if any, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus (the “Nasdaq Stock Issuance Proposal”)

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o	assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the “Director Election Proposal”);

o	assuming the Business Combination Proposal is approved and adopted, the Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan (the “Incentive Plan”) (the “Incentive Plan Proposal”); and

o	to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the board of directors of UPTD or the officer presiding over the Special Meeting, for UPTD to consummate the Business Combination (the “Adjournment Proposal”).

For further information, please see the section entitled “Summary of the Proxy Statement/Prospectus—Additional Matters Being Voted On By UPTD Stockholders.” The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. Each of these Proposals is more fully described in this proxy statement/prospectus, which each UPTD stockholder is encouraged to read carefully and in its entirety.

•	The proposed Business Combination, including the business of UPTD (which will be New Estrella) following the Business Combination, involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•	When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the UPTD Initial Stockholders have interests in such Proposals that are different from, or in addition to, those of UPTD’s stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and recommending to UPTD stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. UPTD stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. For further information, please see the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the Proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to UPTD stockholders. UPTD stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	What is the Merger and the Business Combination?

A:	UPTD, Merger Sub, and Estrella have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Estrella, with Estrella surviving the merger as a wholly-owned subsidiary of UPTD. Effective from the Closing, UPTD will change its name to “Estrella Immunopharma, Inc.” The Merger and other transactions contemplated in the Merger Agreement are referred as the “Business Combination.”

Q:	Why am I receiving this proxy statement/prospectus?

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A:	UPTD and Estrella have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and UPTD encourages its stockholders to read it in its entirety. UPTD’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, any Ancillary Document (as defined in the Merger Agreement), and the Business Combination. See the section entitled “Proposal 1: The Business Combination Proposal” for further information.

This document is a proxy statement because the Board is soliciting proxies using this proxy statement/prospectus from UPTD stockholders. It is a prospectus because UPTD, in connection with the Business Combination, is offering shares of UPTD Common Stock in exchange for the outstanding shares of Estrella Common Stock. See the section entitled “Proposal 1: The Business Combination Proposal” for further information.

Q:	What is the Merger Consideration and what will Estrella stockholders receive in the Merger?

A:	Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time, or the Sellers, collectively will receive from UPTD, in the aggregate, a number of newly issued shares of UPTD Common Stock, par value $0.0001 per share, equal to: (i) $325,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Estrella Common Stock. Each share of Estrella Preferred Stock that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella.

Q:	What equity stake will non-redeeming Public Stockholders, the Sellers, and the UPTD Initial Stockholders hold in New Estrella following the consummation of the Business Combination and the Merger Financing and what is the expected pro forma equity value of New Estrella at the Closing?

A:

The equity stake held by our non-redeeming Public Stockholders, the Sellers, and the UPTD Initial Stockholders in New Estrella immediately following consummation of the Business Combination will depend on the number of redemptions from the Trust Account by Public Stockholders at the Closing as well as various other factors, as described in the assumptions set forth below. In connection with the Extension approved at the 2022 Special Meeting, 3,519,780 Public Shares were redeemed by UPTD's stockholder (the “Redeemed Public Shares”), as a result of which, UPTD currently has 910,220 Public Shares. Approximate equity stakes for each of these stockholder groups upon consummation of the Business Combination, assuming the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion and 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for $9,250,000 in cash immediately prior to the Closing, and their corresponding approximate collective voting power in New Estrella, are set forth in the table below in respect of four redemption scenarios given the effect of the Redeemed Public Shares: (1) “Scenario A,” in which there are no redemptions of our Public Shares; (2) “Scenario B,” in which 25% of the Public Shares as of the date of this proxy statement/prospectus are redeemed; (3) “Scenario C,” in which 50% of the Public Shares as of the date of this proxy statement/prospectus are redeemed; and (4) “Scenario D,” in which there are maximum redemptions from the Trust Account, illustrates, assuming the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion and 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for $9,250,000 in cash immediately prior to the Closing, without any other additional Merger Financing, the minimum amount of non-redeeming Public Shares to satisfy the Net Tangible Assets Requirement at the Closing. Furthermore, except as mentioned above, the parties are currently actively negotiating with prospective investors to seek additional Merger Financing because we are aware of the possibility that the actual redemption requests received in connection with the Business Combination may exceed the amount shown in the Scenario D. As long as the parties can secure a merger financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties may waive the closing condition of the Merger Financing of $20 million and consummate the Business Combination . For further information on what constitutes a “maximum redemptions” scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” All else being equal, if any Public Stockholders exercise their redemption rights, then the percentage of New Estrella Common Stock held collectively by all non-redeeming Public Stockholders will decrease and the percentage of New Estrella Common Stock held by the Sellers and the UPTD Initial Stockholders will increase, in each case, relative to the percentage held if no Public Shares are redeemed.

Each of the scenarios presented below (i) assumes that no additional shares of UPTD Common Stock are issued prior to or upon Closing, (ii) assumes there is no exercise of any options to purchase shares of UPTD Common Stock that will be outstanding immediately following the Business Combination, whether such options are issued under the Incentive Plan or otherwise, (iii) excludes the issuance of any shares or other awards in connection with the Incentive Plan following the Business Combination, (iv) excludes any Equity Line Shares that New Estrella may issue from time to time in its sole discretion after the Closing under the Common Stock Purchase Agreement, as described in the section of this proxy statement/prospectus entitled “Summary Term Sheet,” (v) includes the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion, and (vi) assumes the issuance of 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for $9,250,000 in cash immediately prior to the Closing. In addition, because as of the date hereof, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, each of the scenarios does not present potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time. Notwithstanding the foregoing, as provided in our Current Charter, we will not redeem Public Shares in an amount that would cause us to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”). Accordingly, “Scenario D,” in which there are maximum redemptions from the Trust Account, illustrates, assuming the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion and 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for $9,250,000 in cash immediately prior to the Closing, without any other additional Merger Financing, the minimum amount of non-redeeming Public Shares to satisfy the Net Tangible Assets Requirement at the Closing. Furthermore, except as mentioned above, the parties are currently actively negotiating with prospective investors to seek additional Merger Financing because we are aware of the possibility that the actual redemption requests received in connection with the Business Combination may exceed the amount shown in the Scenario D. As long as the parties can secure a merger financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties may waive the closing condition of the Merger Financing of $20 million and consummate the Business Combination. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

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The table set forth below also states the anticipated pro forma equity value of New Estrella for each of the scenarios described above. These pro forma equity values reflect an assumed price for New Estrella Common Stock of $10.00 per share, being the price per share negotiated with Estrella and set forth in the Merger Agreement for shares of UPTD Common Stock to be issued as Merger Consideration (as described in the preceding question entitled “What is the Merger Consideration and what will Estrella stockholders receive in the Merger?”). The pro forma equity values include the equity consideration to be issued to the Sellers at the Closing (being approximately 32,500,000 shares of UPTD Common Stock, or $325,000,000 in Merger Consideration, based on the assumed price of $10.00 per share). The number of Public Shares redeemed by Public Stockholders with cash from the Trust Account at the Closing is not, all else being equal, expected to materially affect the equity value per share of UPTD Common Stock held by non-redeeming Public Stockholders as at the time immediately following the Closing, as each redemption will result in (x) the cancellation of one Public Share, and (y) the payment of approximately $           to the redeeming Public Stockholder (given that, based on funds in the Trust Account of $          on the Record Date, the estimated per share redemption price would have been approximately $          ) and, accordingly, such funds will not be available to the Combined Company or reflected in its financial statements following the Closing. You should note, however, that the level of redemptions of Public Shares from our Trust Account may affect the market price for shares of UPTD Common Stock following the Closing in ways which we cannot predict. For further information, please refer to the section of this proxy statement/prospectus entitled “Risk Factors — Redemptions of Public Shares by Public Stockholders may affect the market price of New Estrella Common Stock.”

	Scenario A No redemptions(1)		Scenario B 25% redemptions(2)		Scenario C 50% redemptions(3)		Scenario D Maximum redemptions(4)
Holder of shares of New Estrella Common Stock	No. of shares	Voting Power(5)	No. of shares	Voting power	No. of shares	Voting power	No. of shares	Voting power
Public Stockholders(6)	910,220	2.6%	682,665	2.0%	455,100	1.3%	424,003	1.2%
The Sellers(7)	32,500,000	93.3%	32,500,000	93.9%	32,500,000	94.6%	32,500,000	94.7%
The UPTD Initial Stockholders(8)	1,419,700	4.1%	1,419,700	4.1%	1,419,700	4.1%	1,419,700	4.1%
Pro Forma New Estrella Common Stock at Closing(10)	34,829,920	100.0%	34,602,365	100.0%	34,374,810	100.0%	34,343,703	100.0%
Pro Forma Equity Value(10)	$348,299,200	—	$346,023,650	—	$343,748,100	—	$343,437,030	—
Pro Forma Book Value (10)
Total Pro Forma Book Value	$10,095,562	—	$7,670,714	—	$5,245,866	—	$5,000,001	—
Pro Forma Book Value Per Share	$0.29	—	$0.22	—	$0.15	—	$0.15	—

Stockholders will experience additional dilution to the extent New Estrella issues additional shares after the Closing. The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below includes (i) the issuance of up to 120,000 Working Capital Shares to the Founders or an affiliate of the Founders or certain officers and directors of UPTD, assuming all the holders of working capital promissory notes select to convert the working capital promissory notes into Working Capital Shares, (ii) the shares of New Estrella Common Stock that will be reserved for issuance under the Incentive Plan, which will initially be equal to 10% of the outstanding shares of New Estrella Common Stock as of the Closing, (iii) up to 2,215,000 shares of New Estrella Common Stock underlying UPTD Warrants, and (iv) the issuance of up to approximately 5,154,639 Equity Line Shares to White Lion, at the request of New Estrella in its sole discretion after the Closing pursuant to the Common Stock Purchase Agreement.

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	Scenario A No redemptions(1)		Scenario B 25% redemptions(2)		Scenario C 50% redemptions(3)		Scenario D Maximum redemptions (4)
Holder of shares of New Estrella Common Stock	No. of shares	Voting Power(5)	No. of shares	Voting power	No. of shares	Voting power	No. of shares	Voting power
Public Stockholders(6)	910,220	2.0%	682,665	1.5%	445,110	1.0%	424,003	0.9%
The Sellers(7)	32,500,000	70.9%	32,500,000	71.3%	32,500,000	71.7%	32,500,000	71.8%
The UPTD Initial Stockholders(8)	1,419,700	3.1%	1,419,700	3.1%	1,419,700	3.1%	1,419,700	3.1%
Shares underlying UPTD Warrants	2,215,000	4.8%	2,215,000	4.9%	2,215,000	4.9%	2,215,000	4.9%
Working Capital Shares	120,000	0.3%	120,000	0.3%	120,000	0.3%	120,000	0.3%
Equity Line Shares(9)	5,154,639	11.3%	5,154,639	11.3%	5,154,639	11.4%	5,154,639	11.4%
Shares initially reserved for issuance under the Incentive Plan	3,482,992	7.6%	3,460,237	7.6%	3,437,481	7.6%	3,434,370	7.6%
Pro Forma New Estrella Common Stock at Closing	45,802,551	100.0%	45,552,241	100.0%	45,301,930	100.0%	45,267,712	100.0%

(1)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that no Public Shares (excluding the Redeemed Public Shares) as of the date of this proxy statement/prospectus are redeemed.

(2)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 227,555 Public Shares, or approximately 25%, of the 910,220 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.48 per share.

(3)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding which are subject to redemption. The numbers set forth in this column assume that 455,110 Public Shares, or approximately 50%, of the 910,220 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.48 per share.

(4)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. The numbers set forth in this column assume that the maximum of 486,217 Public Shares as of the date of this proxy statement/prospectus are redeemed at $10.48 per share in order to satisfy at least the Net Tangible Assets Requirement at the Closing. Furthermore, except for the issuance of 500,000 shares of Estrella Series A Preferred Stock for $500,000 to White Lion and 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for $9,250,000 in cash immediately prior to the Closing as described elsewhere, the parties are currently actively negotiating with prospective investors to seek additional Merger Financing because we are aware of the possibility that the actual redemption requests received in connection with the Business Combination may exceed the amount shown in the Scenario D. As long as the parties can secure a merger financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties may waive the closing condition of the Merger Financing of $20 million and consummate the Business Combination.

(5)	All voting power percentages in this table are approximate and have been rounded to one decimal place.

(6)	Shares held by Public Stockholders.

(7)

The total number of shares of UPTD Common Stock which may be issued as Merger Consideration Shares to the Sellers is 32,500,000 shares. The Sellers will include, upon satisfaction of the closing conditions further described in this proxy statement/prospectus, White Lion as the purchaser of 750,000 shares of Estrella Series A Preferred Stock at a price of $1.00 per share issued in conjunction with equity line agreements and the Joinder to Series A Preferred Stock Purchase Agreement as further described in this proxy statement/prospectus and potentially Lianhe World, as the purchaser of 9,250,000 shares of Estrella Series A Preferred Stock at a price of $1.00 per share pursuant to the Lianhe World Term Sheet. These shares of Estrella Series A Preferred Stock will automatically convert into shares of Estrella Common Stock immediately prior to the Effective Time and then into Merger Consideration Shares at an exchange ratio based on the total number of shares of Estrella Common Stock outstanding at the Effective Time. Upon issuance of the 750,000 shares of Estrella Series A Preferred Stock to White Lion, there will be 125,751,000 shares of Estrella Common Stock outstanding at the Effective Time and the exchange ratio would be 0.25845. Based on this exchange ratio, the effective price per share of UPTD Common Stock received by White Lion as Merger Consideration Shares will be approximately $3.87, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant. If the Lianhe World purchase of 9,250,000 shares of Estrella Series A Preferred Stock is also consummated, on the terms contemplated by the related term sheet, there would be 135,001,000 shares of Estrella Common Stock outstanding at the Effective Time and the exchange ratio would be 0.24074. Based on this exchange ratio, the effective price per share of UPTD Common Stock received by White Lion and Lianhe World as Merger Consideration Shares will be approximately $4.15, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant.

(8)	The UPTD Initial Stockholders’ equity interests following the Closing are expected to comprise, as of the date of this proxy statement/prospectus, 312,200 Private Shares and 1,107,500 Founder Shares.

(9)	On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation, to require White Lion to purchase, from time to time, up to $50,000,000 in aggregate gross purchase price of newly issued Equity Line Shares, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. During such term, subject to the terms and conditions thereof, New Estrella may notify White Lion when New Estrella exercises its right to sell Equity Line Shares (the effective date of such notice, a “Purchase Notice Date”). The purchase price to be paid by White Lion for any such Equity Line Shares will equal 97% of the lowest daily volume-weighted average price of New Estrella Common Stock (the “VWAP”) during a period of three consecutive business days following the applicable Purchase Notice Date (the “Valuation Period”). However, once White Lion has purchased $25,000,000 worth of Equity Line Shares from New Estrella, the purchase price will be adjusted to 98% of the lowest daily VWAP during the Valuation Period. Assuming a purchase price of $9.7 per share, approximately 5,154,639 shares are expected to be issued to White Lion under the Common Stock Purchase Agreement. However, this assumption does not reflect the actual purchase price that will be determined by the VWAP during the Valuation Period. If the price of New Estrella Common Stock decreases following consummation of the Business Combination such that the VWAP during a given Valuation Period is lower than $9.70, we may issue more shares to White Lion under the Common Stock Purchase Agreement than we currently anticipate. This may result in greater dilution to our stockholders than our table depicts.

(10)	Excluding the effect of any “potential additional sources of dilution,” as set forth in the table, which potential additional sources of dilution are subject to certain conditions being satisfied, as set forth in the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal — Summary of the Merger Agreement.”

The anticipated ownership of New Estrella’s securities set forth above, including the potential effect of any dilutive events, is accurate, subject to the assumptions and exclusions set forth above, as of the date of filing of this proxy statement/prospectus, and does not take into account any transactions that may be entered into after the date hereof unless explicitly set forth above. If the actual facts differ from our assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming Public Stockholders in New Estrella following the Business Combination and Merger Financing, if any, will be different.

You should read the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What is Merger Financing under the Merger Agreement ?

A:

Pursuant to the Merger Agreement, one of the closing conditions if the completion of transaction financing, or Merger Financing, prior to or at the Closing, of at least $20 million by UPTD or Estrella, including equity financing of no less than $15.0 million (excluding equity-linked securities such as convertible debt or debt plus warrants) and debt or equity-linked financing of no more than $5 million , on terms acceptable to Estrella. Such condition may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement.

As of the date hereto, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing. Notwithstanding the foregoing, as provided in our Current Charter, we will not redeem Public Shares in an amount that would cause us to have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination (the “Net Tangible Assets Requirement”), which means, without any Merger Financing, we need at least 424,003 non-redeeming Public Shares in order to meet the Net Tangible Assets Requirement at the Closing. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. The parties are currently actively negotiating with prospective investors to seek Merger Financing because we are aware of the possibility that there may be not enough non-redeeming Public Shares at the Closing. As long as the parties can secure a merger financing or alternative equity injection at the amount to satisfy the Net Tangible Assets Requirement at the Closing, the parties may waive the closing condition of the Merger Financing of $20 million and consummate the Business Combination.

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Q:	When do you expect the Business Combination to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for ; however, the Special Meeting could be adjourned, as described herein. UPTD cannot assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of UPTD and Estrella could result in the Business Combination being completed at a different time or not at all. UPTD must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus before consummating the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:	If UPTD does not complete the Business Combination with Estrella, for whatever reason, UPTD will search for another target business with which to complete a business combination. If UPTD does not complete the Business Combination with Estrella or another business combination by July 19, 2023 (or such later date as may be approved by UPTD stockholders in an amendment to its Current Charter), UPTD must redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to UPTD to pay its franchise and income taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares. The UPTD Initial Stockholders have waived any rights they may have with respect to any monies held in the Trust Account or any other asset of UPTD as a result of any liquidation of UPTD with respect to the Founder Shares and Private Shares and, accordingly, in the event a business combination is not effected by UPTD in the required time period, the Founder Shares and the Private Shares held by the UPTD Initial Stockholders would be worthless. If UPTD cannot complete an initial business combination and is forced to liquidate, all UPTD Warrants will be worthless.

In addition, if the Business Combination is not consummated for any reason, no Deferred Business Combination Fee will be due or payable to the Representatives pursuant to the Business Combination Marketing Agreement.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	The Board has obtained a fairness opinion from The Benchmark Company, LLC, dated September 30, 2022 (the “Fairness Opinion”). The Board has not obtained nor will it obtain an additional updated fairness opinion prior to the Closing. The operations and prospects of Estrella, general market and economic conditions, and other factors that may be beyond the control of UPTD and Estrella, and on which the Fairness Opinion was based, may alter the value of UPTD or Estrella or the price of UPTD’s securities by the time the Business Combination is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation — Fairness Opinion.”

Q:	Will any UPTD securities have registration rights following the consummation of the Business Combination?

A:	Yes. Founder Shares, Private Shares, and Working Capital Shares will have registration rights following the consummation of the Business Combination pursuant to a registration rights agreement entered into in connection with the Initial Public Offering. In addition, UPTD has agreed that as soon as practicable, but in no event later than 30 business days after the consummation of the Business Combination, UPTD will use commercially reasonable efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the shares of UPTD Common Stock issuable upon exercise of the UPTD Warrants. In summary, an aggregate of 3,754,700 shares of New Estrella Common Stock will be subject to registration rights, comprising 312,200 Private Shares, 1,107,500 Founder Shares, up to 120,000 Working Capital Shares if the holders of working capital promissory notes select to convert the working capital promissory notes into Working Capital Shares, and 2,215,000 shares of New Estrella Common Stock underlying UPTD Warrants. For further information, please see the section of this proxy statement/prospectus entitled “UPTD Management’s Discussion and Analysis of Financial Condition and Results of Operations – Commitments and Contingencies.”

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Q:	What are the risks to UPTD stockholders of the Business Combination with Estrella rather than an underwritten initial public offering of New Estrella’s securities?

A:	Upon the Closing, we intend to list the UPTD Common Stock (which will be New Estrella Common Stock) and the UPTD Warrants (which will be the warrants of New Estrella) on Nasdaq under the symbol “ESLA” and “ESLAW,” respectively. Unlike an underwritten initial public offering of New Estrella’s securities, the listing of New Estrella’s securities as a result of the Business Combination will not benefit from, including, but not limited to, (i) the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities; (ii) underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and (iii) underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel. See “Risk Factors– The listing of New Estrella’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering” for more information.

Q:	Who will become the executive officers and directors of New Estrella?

A:	It is anticipated that, upon the Closing, the management team of New Estrella will consist of Dr. Cheng Liu, who is Estrella’s current Chief Executive Officer (“CEO”), President, and director, as the CEO, President, and Chairman of New Estrella, Mr. Jiandong (Peter) Xu as the Chief Financial Officer of New Estrella, and Qian (Vicky) Yang as the Chief Operating Officer of New Estrella. The New Estrella Board will be comprised of Dr. Liu and four independent directors: Dr. Marsha Roberts, Mr. Fan Wu, and Ms. Janelle Wu, who are nominated by New Estrella and Ms. Pei Xu who is nominated by UPTD. See "Management of The Combined Company” for more information regarding the management team of New Estrella and the New Estrella Board after the Closing.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held on , 2023 unless postponed or adjourned to a later date. The Special Meeting will be held virtually. All UPTD stockholders as of the Record Date, or their duly appointed proxies, may attend the Special Meeting. You will be able to log in beginning at Eastern Time.

Q:	Why is the Special Meeting a virtual, online meeting?

A:	UPTD has decided to hold the Special Meeting virtually due to the COVID-19 pandemic and the emergence of new variant strains of COVID-19. UPTD is sensitive to the public health and travel concerns of UPTD’s stockholders and employees and the protocols that federal, state, and local governments may impose. UPTD believes that hosting a virtual meeting will enable greater stockholder attendance by enabling stockholders to participate from any location around the world.

Q:	How do I attend a virtual meeting?

A:	We are pleased to use the virtual meeting format to facilitate stockholder attendance, voting, and questions by leveraging technology to communicate more effectively and efficiently with our stockholders. This format allows stockholders to participate fully from any location, without the cost of travel. As a registered stockholder, along with this proxy statement/prospectus, you received a proxy card from , which contains instructions on how to attend the virtual Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact at , or email at .

You can pre-register to attend the virtual Special Meeting starting on            (five business days prior to the meeting). Enter the following URL address into your browser           , then enter your control number, name, and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Special Meeting, you will need to re-login using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their UPTD Common Stock through a bank, broker, or other nominee will need to contact            to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your broker, bank, or other nominee or, if you would like to join and not vote,            can issue you a guest control number with proof of ownership. Either way, you must contact            at the number or email address above for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can only listen to the Special Meeting by dialing            (toll-free, within the U.S. and Canada) or            (with toll, outside the U.S. or Canada) and when prompted, enter the pin           . This method supports listening only, so you will not be able to vote or ask questions during the Special Meeting. A replay of the Special Meeting will be made available promptly after the meeting at            and remain available for at least one year from the date it is made available.

Q:	How do I ask questions during the Virtual Special Meeting?

A:	Stockholders may submit questions during the Special Meeting using the “Ask a Question” field on the virtual meeting website. You will need to log in with your control number found on your proxy card to submit a question. Time has been allocated on the agenda to respond to questions submitted during the Special Meeting. Questions we do not answer during the Special Meeting will be answered in writing and posted at . Please refer to the Special Meeting Rules of Conduct and Procedures for more information on how to ask questions. The Rules of Conduct and Procedures are available at and during the Special Meeting at .

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We encourage you to access the Special Meeting early. Online check-in will begin approximately            minutes before the           , Eastern Time, start time. If you encounter difficulties during the check-in or meeting time, we have technicians available to help you. The technical support contact information will be posted on the virtual meeting login page.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	UPTD stockholders are being asked to vote on the following Proposals:

1. the Business Combination Proposal;

2. the Charter Amendment Proposal;

3. the Advisory Charter Amendment Proposals;

4. the Nasdaq Stock Issuance Proposal;

5. the Director Election Proposal;

6. the Incentive Plan Proposal; and

7. the Adjournment Proposal

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal will not be presented to UPTD stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Q:	Are there any other matters being presented to UPTD stockholders at the Special Meeting?

A:	In addition to voting on the Business Combination Proposal, assuming it is approved and adopted, the stockholders of UPTD will vote on each of the other Proposals described in the section above entitled “Summary Term Sheet.”

UPTD will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be considered at the Special Meeting. Stockholders should read it carefully.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal will not be presented to UPTD stockholders for a vote. The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The vote of stockholders is important. UPTD stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What will happen to UPTD’s securities upon consummation of the Business Combination?

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A:

The UPTD Units, UPTD Common Stock, and UPTD Warrants are currently listed on Nasdaq under the symbols “UPTDU,” “UPTD” and “UPTDW,” respectively. Upon the Closing, UPTD will change its name to “Estrella Immunopharma, Inc.” and the Combined Company will have one class of common stock, which will be listed on Nasdaq under the symbol “ESLA.” Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account need not submit Public Shares, and such shares of stock (which will be New Estrella Common Stock following the Closing) will remain outstanding. The UPTD Units will not be traded on Nasdaq following the Closing and will automatically be separated into their component securities (“          ” and “          W”) without any action needed to be taken on the part of the holders of such UPTD Units. UPTD warrant holders and those stockholders who do not elect to have their shares of UPTD Common Stock redeemed need not deliver their shares of UPTD Common Stock or warrant certificates to UPTD or to UPTD’s transfer agent and such securities will remain outstanding.

Q:	Why is UPTD proposing the Business Combination?

A:	UPTD was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses.

On July 19, 2021, UPTD completed its Initial Public Offering of 4,000,000 UPTD Units. Each Unit consists of one share of UPTD Common Stock and one-half of one UPTD Warrant. The UPTD Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40,000,000. Simultaneously with the closing of the Initial Public Offering, UPTD completed the sale of 295,000 Private Shares to the Founders in the Concurrent Private Placement.

In connection with the Initial Public Offering, the underwriters were granted an option to purchase up to 600,000 additional Units to cover over-allotments. On July 19, 2021, the underwriters partially exercised the over-allotment option, and on July 21, 2021, the underwriters purchased 430,000 Option Units, generating gross proceeds of $4,300,000, and simultaneously completed the sale of 17,200 Private Shares at a purchase price of $10.00 per share in the Additional Private Placement, generating total proceeds of $172,000. Since its Initial Public Offering, UPTD’s activity has been limited to identifying and evaluating suitable business combination candidates.

Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to more effectively treat patients with blood cancers and solid tumors. Estrella believes T-cell therapy continues to represent a revolutionary step towards providing a potential solution for many forms of cancer, including cancers poorly addressed by current approaches. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies.

Based on UPTD’s due diligence investigations of Estrella and the industry in which Estrella operates, including the financial and other information provided by Estrella in the course of the negotiations in connection with the Merger Agreement, UPTD believes that Estrella has an appealing market opportunity and growth profile and a compelling valuation. As a result, UPTD believes that the Business Combination with Estrella will provide UPTD stockholders with an opportunity to participate in the ownership of a company with growth potential and significant value. See the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

Q:	Do I have redemption rights?

A:	If you are a Public Stockholder, you have the right to demand that UPTD redeem your Public Shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the Initial Public Offering (including aggregate fees of $1,550,500 payable to the underwriters at the Closing as the Deferred Business Combination Fee) and certain proceeds from the Concurrent Private Placement and the Additional Private Placement, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account (net of taxes payable). We sometimes refer to these rights to demand redemption of the Public Shares as “redemption rights.”

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Notwithstanding the foregoing, a UPTD stockholder, together with any affiliate or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from exercising redemption rights with respect to more than an aggregate of 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Holders of the outstanding UPTD Warrants do not have redemption rights with respect to such warrants in connection with the transactions contemplated by the Business Combination Proposal.

The amount of the Deferred Business Combination Fee is fixed regardless of the level of redemptions from our Trust Account in connection with the Business Combination. As a result, as redemptions increase, the per-share impact of the Deferred Business Combination Fee will increase for each non-redeeming stockholder. Specifically, assuming no redemptions, the Representatives will receive the Deferred Business Combination Fee of $1.70 per Public Share that remains outstanding after the Closing. Assuming 25% redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $2.27 per Public Share that remains outstanding after the Closing. Assuming 50% redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $3.41   per Public Share that remains outstanding after the Closing. Assuming maximum redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $3.66   per Public Share that remains outstanding after the Closing. The level of redemptions also impacts the effective Deferred Business Combination Fee incurred in connection with the Initial Public Offering. In a no redemption scenario, based on the initial redemption value of approximately $9.3 million in the Trust Account, the Deferred Business Combination Fee represents an effective Deferred Business Combination Fee of approximately 16.7% of the Initial Public Offering. In the 25% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $7.0 million and the effective Deferred Business Combination Fee would be approximately 22.3%. In the 50% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $4.6 million and the effective Deferred Business Combination Fee would be approximately 33.4%. In the maximum redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $4.3 million and the effective Deferred Business Combination Fee would be approximately 35.9%.

Please see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions” and “– Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions” for further information.

Q:	If I am a holder of the UPTD Units, can I exercise redemption rights with respect to my Units?

A:	No. You can only exercise redemption rights with respect to your Public Shares. Holders of outstanding UPTD Units must separate the underlying Public Shares and UPTD Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold UPTD Units registered in your own name, you must deliver the certificate for such units to VStock, our transfer agent, with written instructions to separate such units into Public Shares and UPTD Warrants.

This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the UPTD Units. See “How do I exercise my redemption rights?” below. The address of VStock is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your UPTD Units, you must instruct such nominee to separate your UPTD Units. Your nominee must send written instructions by facsimile to VStock, our transfer agent. Such written instructions must include the number of UPTD Units to be separated and the nominee holding such UPTD Units. Your nominee must also initiate electronically, using DTC’s deposit/withdrawal at custodian (DWAC) system, a withdrawal of the relevant UPTD Units and a deposit of an equal number of Public Shares and UPTD Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the UPTD Units. While this is typically completed electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated from your UPTD Units in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	If I am a holder of the UPTD Warrants, whether, when and how will UPTD exercise its redemption rights with respect to my UPTD Warrants?

A:	UPTD has the ability to redeem outstanding UPTD Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of UPTD Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which UPTD gives proper notice of such redemption and provided certain other conditions are met. While UPTD Common Stock has not exceeded the $16.50 per share threshold at which UPTD Warrants would become redeemable since the announcement of the Business Combination, there is no assurance that the price of New Estrella Common Stock will not exceed the threshold. If and when the UPTD Warrants become redeemable by UPTD, UPTD may exercise its redemption right even if UPTD is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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Notice of redemption shall be mailed by first class mail, postage prepaid, by UPTD not less than 30 days prior to the date that fixed by UPTD for the redemption to the registered holders of the UPTD Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. UPTD will not redeem the UPTD Warrants unless a registration statement under the Securities Act covering the shares of UPTD Common Stock issuable upon exercise of the UPTD Warrants is effective and a current prospectus relating to those shares of UPTD Common Stock is available throughout the 30-day redemption period, except if the UPTD Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the UPTD Warrants become redeemable by UPTD, UPTD may exercise its redemption right even if UPTD is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If UPTD elect to redeem the UPTD Warrants on a cashless basis, then UPTD will not receive any cash proceeds from the exercise of such UPTD Warrants. See “Risk Factors – UPTD may redeem the unexpired UPTD Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your UPTD Warrants worthless.”

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of UPTD Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their UPTD Common Stock and no longer be UPTD stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemptions by Public Stockholders. With fewer shares of UPTD Common Stock outstanding and fewer Public Stockholders, the trading market for UPTD Common Stock or New Estrella Common Stock, as applicable, may be less liquid than the market for such stock prior to the Business Combination and UPTD or New Estrella, as applicable, may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account due to redemptions by Public Stockholders, the capital infusion from the Trust Account into New Estrella’s business will be reduced and the amount of working capital available to New Estrella following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to shares of UPTD Common Stock will have no effect on UPTD Warrants you may also hold.

Q:	How do I exercise my redemption rights?

A:

If you are a Public Stockholder and wish to exercise your redemption rights with respect to your Public Shares, you must, prior to 5:00 p.m. Eastern Time on            (two business days before the Special Meeting), (i) submit a written request to our transfer agent that we redeem your Public Shares for cash, and (ii) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of VStock, our transfer agent, is listed under the question “Who can help answer my questions?” below. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to our transfer agent in order to validly redeem its shares. Any Public Stockholder will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $            million, or $10.48 per share   , as of           ). Such amount, including interest earned on the funds held in the Trust Account and not previously released to UPTD to pay its taxes (less up to $50,000 of interest to pay dissolution expenses), will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising redemption rights, regardless of whether such Public Stockholders vote for or against, or abstain from voting on, the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

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Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal (the “withdrawal deadline”). If you deliver your shares certificate for redemption to UPTD’s transfer agent and later decide prior to the withdrawal deadline not to elect redemption, you may request that UPTD’s transfer agent return the shares certificate (physically or electronically).

Any corrected or changed written demand of exercise of redemption rights must be received by UPTD’s transfer agent prior to the withdrawal deadline. No demand for redemption will be honored unless the Public Stockholder’s Public Shares have been delivered (either physically or electronically) to UPTD’s transfer agent prior to the applicable date.

If a Public Stockholder properly makes a request for redemption and such Public Stockholder’s Public Shares are delivered as described herein to UPTD’s transfer agent, then, if the Business Combination is consummated, UPTD will redeem such Public Shares for a pro rata portion of the funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash. For additional information about the exercise of redemption rights, see “Special Meeting of UPTD Stockholders — Redemption Rights.”

If you are a holder of Public Shares (including through the ownership of the UPTD Units) and you exercise your redemption rights, it will not result in the loss of any UPTD Warrants that you may hold (including those included in any UPTD Units you hold). Your whole UPTD Warrants will become exercisable to purchase one share of UPTD Common Stock (which will be New Estrella Common Stock after the Closing) 30 days after the completion of the Business Combination.

Assuming the maximum redemption where 486,217 Public Shares are redeemed, owners of 2,215,000 UPTD Warrants outstanding will continue to own such UPTD Warrants even if such owner has redeemed any or all of the Public Shares held by them. Based on the market value per warrant as of the closing price of $0.0516 on June 27, 2023 for the UPTD Warrants, redeeming stockholders may retain UPTD Warrants with an aggregate value of approximately $0.1 million of an aggregate of 2,215,000 UPTD Warrants (after redeeming their shares). The issuance of additional New Estrella Common Stock underlying the UPTD Warrants would increase the number of shares eligible for future resale in the public market and result in dilution to UPTD stockholders. As a result, the cost of those retained UPTD Warrants will be borne by New Estrella and non-redeeming stockholders. See “Risk Factors – UPTD Warrants will become exercisable for New Estrella Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to UPTD stockholders. Such dilution will increase if more of the Public Shares are redeemed.”

Additionally, as a result of redemptions, the trading market for New Estrella Common Stock may be less liquid than the market for UPTD Common Stock was prior to consummation of the Business Combination, and New Estrella may not be able to meet the listing standards for the Nasdaq or another national securities exchange.

For a discussion of the material U.S. federal income tax considerations for holders of UPTD Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — Material Tax Considerations Related to a Redemption of UPTD Common Stock” beginning on page 126. The consequences of a redemption to any particular Public Stockholder will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. UPTD stockholders do not have appraisal rights in connection with the proposed Business Combination under Delaware law.

Q:	What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

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A:

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders (however, the condition to the consummation of the Business Combination requiring that UPTD have at least $5,000,001 of net tangible assets is also a requirement under the Current Charter of UPTD which may not be waived). In addition, with fewer Public Shares and Public Stockholders, it would be harder to meet the requirement of an Available Combined Cash Amount of $20.0 million at the Closing unless such closing condition is subsequently waived by the parties, and the trading markets for UPTD Common Stock following the Closing (which will be New Estrella Common Stock) may be less liquid than the market for UPTD Common Stock prior to the Business Combination, and New Estrella may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Estrella’s business will be reduced and New Estrella may not be able to achieve its business plans.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:	After consummation of the Business Combination, the funds in the Trust Account will be used to pay Public Stockholders who exercise redemption rights with respect to their redeemed Public Shares, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $1.55 million for the Deferred Business Combination Fee), and then will be released to the Combined Company for its working capital and general corporate purposes.

Q:	How do the UPTD Initial Stockholders intend to vote on the Proposals?

A:	The UPTD Initial Stockholders beneficially own and are entitled to vote an aggregate of approximately % of the outstanding UPTD Common Stock as of the Record Date. Pursuant to the IPO Letter Agreement and the Support Agreement, these UPTD Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal. The UPTD Initial Stockholders have also agreed to vote their shares in favor of all other Proposals being presented at the Special Meeting.

Q:	What do I need to do now?

A:	UPTD urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder of UPTD. UPTD stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How many votes do I have at the Special Meeting?

A:	UPTD stockholders are entitled to one vote at the Special Meeting for each share of UPTD Common Stock held of record at the close of the Record Date for the Special Meeting.

Q:	What constitutes a quorum at the Special Meeting?

A:	The presence, in person (including virtual presence) or by proxy, at the Special Meeting of holders of shares of outstanding UPTD Common Stock representing a majority of the voting power of all outstanding shares of UPTD Common Stock entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. The UPTD Initial Stockholders, who currently own approximately 60.9% of the voting power of the issued and outstanding shares of UPTD Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date, shares of UPTD Common Stock would be required to achieve a quorum.

Q:	What vote is required to approve each Proposal at the Special Meeting?

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A:	The Business Combination Proposal: The affirmative vote of a majority of the votes cast by holders of UPTD Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. UPTD stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If UPTD stockholders fail to approve the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal will not be presented to UPTD stockholders for a vote. The Business Combination and the Charter Amendment Proposal are not conditioned upon the approval of the Advisory Charter Amendment Proposals. The Charter Amendment Proposal, the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the UPTD stockholders for a vote.

The Charter Amendment Proposal: A majority vote of outstanding UPTD Common Stock entitled to vote present in person (including virtual presence) or represented by proxy, at a meeting at which a quorum is present, is required to approve the Charter Amendment Proposal. The Business Combination is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected.

The Advisory Charter Amendment Proposals: The affirmative vote of a majority of the votes cast by holders of UPTD Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Advisory Charter Amendment Proposals. In accordance with SEC guidance, the Advisory Charter Amendment Proposals are being presented separately and will be voted upon on a non-binding advisory basis. The Business Combination and the Charter Amendment Proposal are not conditioned upon the approval of the Advisory Charter Amendment Proposals.

The Nasdaq Stock Issuance Proposal: The affirmative vote of a majority of the votes cast by holders of UPTD Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Nasdaq Stock Issuance Proposal. The Business Combination is conditioned upon the approval of the Nasdaq Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

The Director Election Proposal: The approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast by stockholders present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. The Business Combination is conditioned upon the approval of the Director Election Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Incentive Plan Proposal: The affirmative vote of a majority of the votes cast by holders of UPTD Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Incentive Plan Proposal. The Business Combination is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

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The Adjournment Proposal: The affirmative vote of a majority of the votes cast by holders of UPTD Common Stock present in person (including virtual presence) or represented by proxy and entitled to vote thereon, at a meeting at which a quorum is present, is required to approve the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

In connection with the entry into the Merger Agreement, the UPTD Initial Stockholders, representing 60.9% of the voting power of the issued and outstanding shares of UPTD Common Stock, have agreed to vote their shares in favor of the Proposals. As a result, to approve all Proposals (except the Charter Amendment Proposal and the Director Election Proposal), in addition to the Founder Shares and the Private Shares held by the UPTD Initial Stockholders, assuming either all shares of UPTD Common Stock issued and outstanding as of the Record Date are voted or only the minimum number of shares of UPTD Common Stock representing a quorum is present and voting, no shares would be required to vote in favor of each Proposal. To approve the Charter Amendment Proposal, in addition to the Founder Shares and the Private Shares held by the UPTD Initial Stockholders, no shares would be required to vote in favor of the Charter Amendment Proposal. The approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast in respect of that Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Q:	Do any of UPTD’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of UPTD stockholders?

A:	UPTD’s executive officers and directors may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include, among other things:

•	the fact that the UPTD Initial Stockholders, including the Founders and UPTD’s officers and directors have agreed, as part of UPTD’s Initial Public Offering and without any separate consideration provided by UPTD for such agreement, not to redeem any shares of UPTD Common Stock in connection with a stockholder vote to approve a proposed initial business combination;

•	the beneficial ownership by the Sponsor of an aggregate of 862,000 Founder Shares and 249,760 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of approximately $19,458, or $0.02 per share, for the Founders Shares and $2,497,600, or $10.00 per share, for the Private Shares. Such shares of UPTD Common Stock held by the Sponsor have an aggregate market value of approximately $ , based on the closing price of UPTD Common Stock on the Record Date, resulting in a theoretical gain of $ (or $ per share);

•	the beneficial ownership by Tradeup INC. of an aggregate of 104,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Tradeup INC. has waived any right to redemption with respect to these shares. Tradeup INC. paid an aggregate of approximately $2,365, or $0.02 per share, for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares. Such shares of UPTD Common Stock held by Tradeup INC. have an aggregate market value of approximately $ , based on the closing price of UPTD Common Stock on the Record Date, resulting in a theoretical gain of $ (or $ per share);

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•	Tradeup INC. is an affiliate of US Tiger, an underwriter of the Initial Public Offering. US Tiger is a New York based investment bank. Both Tradeup INC. and US Tiger are owned by UP Fintech, a Nasdaq listed company (Nasdaq: TIGR). UP Fintech is an online brokerage firm focusing on global Chinese investors. UPTD has entered into the Business Combination Marketing Agreement to engage the Representatives, pursuant to which UPTD engages the Representatives as advisors in connection with UPTD’s potential business combination. UPTD will pay the Representatives the Deferred Business Combination Fee for such services upon the consummation of an initial business combination in an amount of $1,550,500, equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any fees which might become payable to third parties for supporting services related to a business combination), among which $ , or % of the total Deferred Business Combination Fee, is payable to US Tiger. Such payment of the Deferred Business Combination Fee is contingent on completion of a business combination;

•	Mr. Jianwei Li, UPTD’S Chairman and Chief Executive Officer, is the managing member of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the shares of UPTD Common Stock held by the Sponsor, including 862,000 Founder Shares and 249,760 Private Shares as described above. In addition, Mr. Jianwei Li directly holds 110,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Mr. Li has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Li, Mr. Li paid an aggregate of approximately $2,500, or $0.02 per share, for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares. Such shares of UPTD Common Stock directly held by Mr. Li have an aggregate market value of approximately $ , based on the closing price of UPTD Common Stock on the Record Date, resulting in a theoretical gain of $ (or $ per share);

•	each of the three independent directors of UPTD holds 10,000 Founder Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares. Each independent director of UPTD paid approximately $217.50, or $0.02 per share for such 10,000 Founder Shares. Further, each of the independent directors is entitled to purchase 10,000 Founder Shares from the Sponsor and Tradeup INC. upon the completion of the Business Combination at the original purchase price of approximately $0.02 per share, or $217.50 in total (80% from the Sponsor and 20% from Tradeup INC). Such 10,000 Founder Shares held by each independent director have an aggregate market value of approximately $ , based on the closing price of UPTD Common Stock on the Record Date, resulting in a theoretical gain of $ (or $ per share);

•	in order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. If UPTD completes the Business Combination, UPTD would repay such loaned amounts out of the proceeds of the Trust Account released to UPTD. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,200,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes accordingly. Furthermore, as of the date hereof, UPTD issued six Estrella Notes to Estrella in connection with the Extension and Monthly Extension Payments in a total amount of $273,066. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into Estrella Extension Shares. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing. UPTD has the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the Business Combination is terminated pursuant to the Merger Agreement. UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that UPTD fails to complete a business combination by July 19, 2023, it is uncertain if UPTD has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Estrella Notes, and the Sponsor may be eventually held liable for UPTD’s liabilities pursuant to its certain indemnification obligations;

•	the Founders and UPTD’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if UPTD does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by UPTD to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of the date hereof, the Founders and UPTD’s directors and officers and their respective affiliates had not incurred any reimbursable out-of-pocket expenses;

•	the nomination of Ms. Pei Xu by UPTD as a director of New Estrella following the Closing; Ms. Xu is also the CFO of Zhongchao Inc. (Nasdaq: ZCMD) of which Mr. Weiguang Yang is the CEO;

•	the continued indemnification of current directors and officers of UPTD and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that the UPTD Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the UPTD Initial Stockholders would lose their entire investment. As a result, the UPTD Initial Stockholders may have a conflict of interest in determining whether Estrella is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•	the fact that the UPTD Initial Stockholders collectively acquired 1,107,500 Founder Shares at a purchase price of approximately $0.023 per share and 312,200 Private Shares at a purchase price of $10.00 per share, representing 60.9% of issued and outstanding shares of UPTD Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the UPTD Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in New Estrella; and

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•	in addition to these interests of the UPTD Initial Stockholders, to the fullest extent permitted by applicable laws, the Current Charter waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and UPTD will renounce any expectancy that any of the directors or officers of UPTD will offer any such corporate opportunity of which he or she may become aware to UPTD. UPTD does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, UPTD does not believe that the waiver of the application of the corporate opportunity doctrine in the Current Charter had any impact on its search for a potential business combination target.

The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that UPTD stockholders approve the Merger Agreement and the Business Combination. See “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” beginning on page 108 of this proxy statement/prospectus.

Q:	How do I vote?

A:	If you are a holder of record of UPTD Common Stock on the Record Date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting.

you may submit your proxy before the Special Meeting in any of the following ways, if available:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www. . You will need the control number that is printed on your proxy card to enter the Special Meeting. UPTD recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

If you do not give instructions to your brokerage firm, the brokerage firm will not be allowed to vote your shares with respect to the Proposals. The Proposals are “non-discretionary” items. Your broker may not vote for non-discretionary items, and those votes will be counted as broker “non-votes.”

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Your broker, bank, or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Q:	What happens if I sell my shares of UPTD Common Stock before the Special Meeting?

A:	The Record Date for the Special Meeting will be earlier than the date of the Special Meeting. If you transfer your shares of UPTD Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of UPTD Common Stock because you will no longer be able to deliver them for cancellation upon the consummation of the Business Combination in accordance with the provisions described herein.

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If you transfer your shares of UPTD Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:	What if I attend the Special Meeting and abstain or do not vote?

A:	For purposes of the Special Meeting, an abstention occurs when a stockholder virtually attends the Special Meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are an UPTD stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal, but will have no effect on the vote count for such other Proposals. If you are an UPTD stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote (or if you return a proxy with an “abstain” vote), your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal but will have no effect on any of the other Proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the UPTD Common Stock represented by your proxy will be voted as recommended by the Board with respect to that Proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•	submitting a notice to UPTD;

•	mailing a new, subsequently dated proxy card or submitting a new proxy online or by telephone; or

•	by attending the Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of UPTD and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to TradeUP Acquisition Corp., 437 Madison Avenue, 27th Floor, New York, NY 10022, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy online or by telephone not later than 11:59 p.m. Eastern Time on           , or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of UPTD Common Stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:	If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by UPTD’s stockholders and consummated, you will continue to be a holder of UPTD Common Stock (which will be New Estrella Common Stock upon the Closing). As a corollary, failure to deliver (either physically or electronically) your stock certificate(s) to UPTD’s transfer agent, VStock, no later than two business days prior to the Special Meeting, means you will not have any right in connection with the Business Combination to exchange your Public Shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of UPTD.

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Q:	What should I do with my share certificate(s)?

A:	Those Public Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the funds held in the Trust Account need not submit their certificate(s). Public Stockholders who exercise their redemption rights must deliver their share certificate(s) to VStock (either physically or electronically) or through DTC to VStock at least two business days before the Special Meeting, as described above.

Q:	What should I do if I receive more than one set of voting materials?

A:	UPTD stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of UPTD Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your shares of UPTD Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of UPTD Common Stock.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

TradeUP Acquisition Corp.
437 Madison Avenue, 27th Floor

New York, NY 10022

You may also obtain additional information about UPTD from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a UPTD stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to VStock (or through DTC to VStock) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: Chief Executive Officer

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Annexes attached to this proxy statement/prospectus. The Merger Agreement is the primary legal document that governs the Business Combination and other transactions that will be undertaken in connection with the Business Combination. It is described in detail in this proxy statement/prospectus in the section entitled “Proposal 1: The Business Combination Proposal.”

The Parties

UPTD

TradeUP Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. UPTD was incorporated under the laws of the State of Delaware on January 6, 2021.

On July 19, 2021, UPTD closed its Initial Public Offering of 4,000,000 UPTD Units at an offering price of $10.00 per unit, generating gross proceeds of $40,000,000. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (File No. 333-253322). Simultaneously with the consummation of the Initial Public Offering, UPTD consummated the Concurrent Private Placement of 295,000 Private Shares at $10.00 per share to the Founders, generating gross proceeds of $2,950,000. On July 21, 2021, in connection with the underwriters’ partial exercise of their over-allotment option, UPTD issued 430,000 Option Units at a price of $10.00 per unit, generating gross proceeds of $4,300,000, and simultaneously completed the sale of 17,200 Private Shares to the Founders in the Additional Private Placement at a price of $10.00 per share, generating gross proceeds of $172,000. Following the expiration of the remaining over-allotment option, 42,500 Founder Shares were subsequently forfeited.

Following the closings of the Initial Public Offering and the sales of the Private Shares in the Concurrent Private Placement on July 19, 2021, and the sales of the Option Units and the sales of the Private Shares in Additional Private Placement on July 21, 2021, a total of $45,186,000 was placed in the Trust Account, and we had $897,948    of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, available for working capital purposes. As of the Record Date, there was $           held in the Trust Account.

On December 22, 2022, UPTD held the 2022 Special Meeting, where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the Board to extend the time that it needs to complete its initial business combination. As a result, UPTD is able to extend an additional one month up to six times, up to July 19, 2023. In connection with the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption, and approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were           shares of UPTD Common Stock issued and outstanding.

In order to induce public shares to remain with UPTD and in connection with the Extension, UPTD will deposit an additional cash contribution of $0.05 per public share per month to its trust account (each, a “Monthly Extension Payment”). Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the Trust Account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the Trust Account, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an unsecured promissory note (collectively, the “Estrella Notes”) issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. If UPTD cannot complete its initial business combination by July 19, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter. Estrella has the right, but not the obligation to convert the Estrella Note, in whole or in part, into shares of UPTD Common Stock (the “Estrella Extension Shares”) for an amount determined by dividing (x) the sum of the outstanding principal amount payable to Estrella by (y) $10.00. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing.  As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing. Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the Business Combination is terminated pursuant to the Merger Agreement. UPTD shall refund the principal amount of the Estrella Notes to Estrella fully within 5 business days of such termination.

The UPTD Units, UPTD Common Stock, and UPTD Warrants are listed on Nasdaq under the symbols “UTDU,” “UPTD,” and “UPTDW.”

The mailing address of UPTD’s principal executive office is 437 Madison Avenue, 27th Floor, New York, New York 10022, and its telephone number is (732) 910-9692. After the consummation of the Business Combination, UPTD’s principal executive office will be that of Estrella.

Permission Required from the PRC Authorities for the Business Combination and Relevant PRC Regulations

We are a blank check company incorporated in Delaware with our office located in the U.S. However, our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China, and a majority of our officers and directors are located in China. Because of our significant ties to China, we may be subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. Recently, the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. However, since these statements and regulatory actions are new or have not been officially implemented, it is uncertain how soon Chinese legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our capability to complete a business combination within a prescribed time period, and New Estrella’s ability to conduct its business or list on an U.S. exchange or other foreign exchange.

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However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

The governing PRC laws and regulations are sometimes vague and uncertain and can change quickly with little advance notice, which may result in a material change in New Estrella’s operations, cause the value of our securities after we complete our business combination to significantly decline or be worthless, or substantially limit or completely hinder New Estrella’s ability to offer or continue to offer securities to investors. For instance, the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. However, since these statements and regulatory actions are new or have not been officially implemented, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on New Estrella’s ability to conduct its business, accept foreign investments, or list on an U.S. exchange. See “Risk Factors — PRC laws and regulations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.”

The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions; as well as uncertainties with respect to the PRC legal system could have a material adverse effect on our operation and the value of our securities. For instance, (i) as the date of this proxy statement/prospectus, we are not required to obtain any permission from China authorities nor received any objection or restriction from Chinese authorities to list our securities in U.S. exchanges, however, we cannot guarantee that PRC authorities may initiate any change in its law, rules or regulations, or governmental policies that would require permission or scrutiny from relevant PRC authorities for our listing; or any law, regulation, rules and policies will become effective and enforceable while listing on Nasdaq and seeking a target for the initial business combination that could substantially affect our operation and the value of our securities may depreciate quickly even become worthless. See “Information about UPTD — Permission Required from the PRC Authorities for the Business Combination and Relevant PRC Regulations” on page 1 of this proxy statement/prospectus; and (ii) prior to the consummation of the proposed Business Combination, our operation involves searching and identifying suitable targets, conducting due diligence on targets, negotiating and consummating our initial Business Combination. Even though all of the officers and directors (except one director nominee, Ms. Pei Xu, who is a Chinese citizen and located in China) of New Estrella will be located in the U.S., we might be subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our Founders, officers and directors, which would likely result in a material change in our operations, significantly limit or hinder our ability to continue to offer our securities, and cause the value of our securities may depreciate significantly or become worthless. See “Risk Factors — Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of UPTD’s business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of UPTD’s securities. UPTD currently is not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies reach a different conclusion, and that UPTD was required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, UPTD will not be able to continue listing on a U.S. exchange, which would materially affect the interest of UPTD’s investors.” on page 101 of this proxy statement/prospectus.

As a blank check company incorporated for the purpose of effecting a business combination, we have significant ties to China because our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China, and a majority of our officers and directors are located in China are located in China, which would make us a less attractive partner to a non-China-based target company and such perception may potentially limit or negatively impact our search for an initial business combination.

Foreign Investment Regulations

Our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China. Controlling or non-controlling investments in U.S. businesses that produce, design, test, manufacture, fabricate or develop one or more critical technologies in one of 27 identified industries — including aviation, defense, semiconductors, telecommunications and biotechnology — are subject to a mandatory filing with the Committee on Foreign Investment in the U.S. (“CFIUS”). In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because we may be considered a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If our potential initial Business Combination with a U.S. business falls within the scope of foreign ownership restrictions, we may be unable to consummate a business combination with such business. In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $            per share (as of the Record Date), and UPTD Warrants and UPTD Rights will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

We are currently contemplating the Business Combination with Estrella whose businesses are located in the United States. Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. We do not expect the business of Estrella to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS. See “Information About Estrella” on page 176 of this proxy statement/prospectus. If, however, we decide not to proceed with the Business Combination with Estrella, or the proposed Business Combination is terminated or abandoned and we have to pursue an alternative business combination, or if we inadvertently concluded about CFIUS or other regulatory review on the Business Combination, the significant ties to non-U.S. persons will impact us in numerous aspects as mentioned above. See Risk Factor- “We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.” on page 100 of this proxy statement/prospectus.

Enforceability of Civil Liability

Three officers and one independent director of UPTD are located in China and another two independent directors are located in the United States. All of the current directors and officers of Estrella are located in the United States. Following the consummation of the Business Combination, all of the executive officers and directors of New Estrella are expected to be located in the United States (except one director, Ms. Pei Xu, who is located in China). We might be subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our Founders, officers and directors, which would likely result in a material change in our operations, significantly limit or hinder our ability to continue to offer our securities, and cause the value of our securities may depreciate significantly or become worthless. As a result, it may be difficult, or in some cases impossible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors (prior to or after the business combination) located outside the United States, or to enforce judgments of U.S. courts seeking to impose civil liabilities and criminal penalties on them under U.S. securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions, and you may have to incur substantial costs and contribute significant time to enforce civil liabilities and criminal penalties in reliance on legal remedies under PRC laws. Therefore, recognition and enforcement in the PRC of judgements of U.S. courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Risk Factor – Three of UPTD’s officers and one of UPTD’s independent directors are located in China. After the consummation of the Business Combination, all but one (who is located in China) of the executive officers and directors of New Estrella are expected to be located in the United States and therefore, investors may not be able to enforce federal securities laws or their other legal rights upon such officers of UPTD located outside the United States.” on page 95 of the proxy statement/prospectus and “Enforceability of Civil Liability.”

Transfers of Cash to and from Our Post-Combination Entity

We are a blank check company with no operations of our own and no subsidiaries except searching for a suitable target to consummate an initial business combination and prepare the Business Combination with Estrella. As of the date hereof, we do not have cash management policies and procedures that dictate how funds are transferred. As of the date hereof, no transfers, dividends, or distributions have been made by us. Given that UPTD is not a China-based issuer or expect New Estrella to be a China-based issuer upon the consummation of the Business Combination, UPTD is not subject to or New Estrella will not become subject to the foreign exchange control rules of the PRC.

Recent PCAOB Developments

The securities of New Estrella may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB is unable to inspect the auditor for three consecutive years beginning in 2021. The Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) enacted later amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Marcum LLP, is currently subject to PCAOB inspections, and PCAOB is able to inspect our auditor.

The PCAOB is currently unable to conduct inspections on accounting firms in the PRC without the approval of the PRC government authorities. The auditor and its audit work in the PRC may not be inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating the PRC auditor’s audits and its quality control procedures. As a result, stockholders may be deprived of the benefits of PCAOB inspections if we complete a business combination with such companies. Estrella’s auditor, Marcum LLP, is headquartered in New York, currently subject to PCAOB inspections, and PCAOB is able to inspect Estrella’s auditor.

Future developments in U.S. laws may restrict our ability or willingness to complete certain business combinations with companies. For instance, the enacted HFCAA would restrict our ability to consummate a business combination with a target business unless that business met certain standards of the PCAOB and would require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those based in China. We may not be able to consummate a business combination with a favored target business due to these laws. Furthermore, on December 23, 2022, the AHFCA Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been reduced accordingly.

The documentation we may be required to submit to the SEC proving certain beneficial ownership requirements and establishing that we are not owned or controlled by a foreign government in the event that we use a foreign public accounting firm not subject to inspection by the PCAOB or where the PCAOB is unable to completely inspect or investigate our accounting practices or financial statements because of a position taken by an authority in the foreign jurisdiction could be onerous and time consuming to prepare. The HFCAA and AHFCA Act mandate the SEC to identify issuers of SEC-registered securities whose audited financial reports are prepared by an accounting firm that the PCAOB is unable to inspect due to restrictions imposed by an authority in the foreign jurisdiction where the audits are performed. If such identified issuer’s auditor cannot be inspected by the PCAOB for two consecutive years, the trading of such issuer’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCAA. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our independent registered public accounting firm, Marcum LLP, is a United States accounting firm based in New York, New York and is subject to inspection and is regularly inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. Estrella’s auditor, Marcum LLP is subject to PCAOB’s inspection, and PCAOB is able to inspect Marcum LLP. Notwithstanding the foregoing, if we are not able to consummate the Business Combination with Estrella and decide to consummate our initial business combination with any company being based in or having the majority of the company’s operations in China, in the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit the independent accountant to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation or the PCAOB expands the scope of the Determination Report so that the target company or the post-combination company is subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national securities exchange or in the over-the-counter trading market in the U.S. may be prohibited, under the HFCAA.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist about whether this new framework will be fully complied with. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. On December 15, 2022, the PCAOB Board determined that the PCAOB has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its December 2021 determinations to the contrary. Notwithstanding, the PCAOB has also identified numerous deficiencies at audit firms in mainland China and Hong Kong, as has been the case in other jurisdictions in the first year of PCAOB inspection.

Future developments in respect of increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

Other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to complete a business combination with certain China-based businesses.

Nasdaq Notices

Market Value Standard Requirement

On April 3, 2023, UPTD received a written notice (the “Nasdaq Notice A”) from the listing qualifications department staff of Nasdaq notifying UPTD that for the last 30 consecutive business days, UPTD’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). The Nasdaq Notice A is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), UPTD will have 180 calendar days, or until October 2, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for UPTD Common Stock must be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If UPTD regains compliance with the Market Value Standard, Nasdaq will provide UPTD with written confirmation and will close the matter.

If UPTD does not regain compliance with the rule by October 2, 2023, Nasdaq will provide notice that UPTD’s securities will be delisted from the Nasdaq Capital Market.

Minimum Public Holders Requirement

On April 19, 2023, UPTD received another written notice (the “Nasdaq Notice B”) from Nasdaq notifying UPTD that UPTD was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires UPTD to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Nasdaq Notice B is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market.

The Nasdaq Notice B states that UPTD has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. UPTD submitted the plan to regain compliance with the Minimum Public Holders Rule on June 5, 2023. On June 22, 2023, UPTD received a notification letter from Nasdaq stating that the Nasdaq staff has determined to grant UPTD an extension of time through October 16, 2023 to regain compliance with the Minimum Public Holders Rule.

If UPTD is not able to regain compliance within the required timeline, UPTD’s securities might not be able to continue to be listed on Nasdaq prior to the Business Combination and will commence trading on over-the-counter markets, further, if Estrella does not waive the closing conditions requiring UPTD’s securities to be listed on Nasdaq under the Merger Agreement, UPTD might not be able to consummate the Business Combination with Estrella and will need to seek for an alternative business combination to complete its initial business combination within the prescribed time period. Even if Estrella waives such closing conditions, it is uncertain if New Estrella is able to meet Nasdaq’s initial listing requirements to list the securities of New Estrella on Nasdaq. See “Risk Factors — UPTD has received non-compliance notices from Nasdaq and is required to regain compliance within a limited timeline. If UPTD is not able to regain compliance within the required timeline, UPTD’s securities might not be able to continue to be listed on Nasdaq and will commence trading on over-the-counter markets, in which event, if not waived by Estrella as one of the Closing conditions, UPTD would not be able to consummate the Business Combination with Estrella.” on page 97 of the proxy statement/prospectus.

For additional information about UPTD, see the section entitled “Information about UPTD.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of UPTD, formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the State of Delaware on July 26, 2022. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 437 Madison Avenue, 27th Floor, New York, New York 10022, and its telephone number is (732) 910-9692. After the consummation of the Business Combination, Merger Sub will cease to exist.

Eureka

Eureka Therapeutics, Inc. (“Eureka”) is a clinical-stage biopharmaceutical company developing transformative technology platforms that can access cancer-specific targets and harness the evolutionary power of T-cells for the treatment of solid tumors and other malignancies. Eureka was incorporated as a California corporation in February 2006 and reincorporated in Delaware in March 2018. Eureka’s principal executive offices are located at 5858 Horton Street, Suite 170, Emeryville, CA 94608, and its telephone number is (510) 654-7045.

Estrella

Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. Estrella believes that T-cell therapy continues to represent a revolutionary step towards providing a potential solution for many forms of cancer, including cancers poorly addressed by current approaches. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies. To accomplish this mission, Estrella’s lead product candidate, EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies. Estrella is also collaborating with Imugene Limited (“Imugene”) and its product candidate, CF33-CD19t an oncolytic virus (“CF33-CD19t”), to research the use of EB103 in conjunction with CF33-CD19t to treat solid tumors using a “mark and kill” strategy.

Estrella was incorporated as a Delaware corporation on March 30, 2022. On June 28, 2022, pursuant to a Contribution Agreement between Estrella and Eureka (the “Contribution Agreement"), Eureka contributed certain assets related to T-cell therapies targeting CD19 and/or CD22 to Estrella in exchange for 105,000,000 shares of Estrella Series A Preferred Stock of Estrella (the “Separation”). Eureka determined that the Separation would allow for the flexibility to create a capital structure tailored to Estrella’s strategic goals, provide increased access to capital markets, allow for greater focus on strategic goals surrounding the product candidates contributed to Estrella, and result in a dedicated management team.

As part of the Separation, Estrella entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd., an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene (the “Collaboration Agreement”) to Estrella. The License Agreement grants Estrella an exclusive license relating to targeted T-cell therapies, which Estrella is developing using Eureka’s platform technology in the territories of the world excluding Greater China and the ASEAN Countries (the “Licensed Territory”). Under the Services Agreement, Eureka has agreed to perform certain services for Estrella in connection with the development of Estrella’s product candidates. The Collaboration Agreement establishes the collaboration between Estrella and Imugene related to the investigation of solid tumor treatments using Imugene’s product candidate, CF33-CD19t, in conjunction with EB103. These agreements are discussed in further detail in the section entitled “Business.”

Estrella has a history of losses. Since its inception, Estrella has devoted substantially all of its resources to preparing for the Business Combination, drafting regulatory filings (including INDs), planning preclinical studies, and building its management team, and it has incurred significant operating losses. Estrella’s net losses were approximately $1.7 million for the year ended June 30, 2022. As of December 31, 2022, Estrella had an accumulated deficit of approximately $6.7 million.

The mailing address of Estrella’s principal executive office is 5858 Horton Street, Suite 170, Emeryville, CA 94608, and its telephone number is (510) 318-9098.

For additional information about Estrella, see the section entitled “Information about Estrella.”

Emerging Growth Company

UPTD is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, UPTD is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

New Estrella will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which New Estrella has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which New Estrella is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which New Estrella has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

2

The Business Combination Proposal

Pursuant to the Merger Agreement, a Business Combination between UPTD and Estrella will be effected whereby Merger Sub will merge with and into Estrella, with Estrella surviving as a wholly-owned subsidiary of UPTD.

After consideration of the factors identified and discussed in the section entitled “Proposal 1: The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination,” the Board concluded that the Business Combination should be approved.

The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. UPTD encourages you to read the Merger Agreement carefully, as it is the primary legal document that governs the Business Combination. For more information on the Merger Agreement, see the section entitled “Proposal 1: The Business Combination Proposal.”

Merger Consideration

Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of UPTD Common Stock equal to: (i) $325,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Estrella Common Stock. Each share of Estrella Preferred Stock that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella.

As a result, the total number of shares of UPTD Common Stock expected to be issued at the Closing is 32,500,000 shares, and these shares are expected to represent between approximately 93.3% and 94.7% of the issued and outstanding shares of UPTD Common Stock (which will be New Estrella Common Stock) immediately following the closing of the Merger Financing and the Business Combination, assuming, at the low end of that range, no redemptions from our Trust Account occur, and, at the high end of that range, maximum redemptions from our Trust Account occur. Given that, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time is not presented. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information regarding what constitutes a “maximum redemption” scenario.

Equity Line Agreements

On April 20, 2023, UPTD entered into a common stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $50,000,000 in aggregate gross purchase price of newly issued shares of New Estrella Common Stock and (ii) the Exchange Cap (as defined below), in each case, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others: (a) the Equity Line Shares being approved for listing on the Nasdaq Capital Market or such other national exchange (i.e. NYSE, AMEX, Nasdaq) or principal quotation system (i.e. OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board) that is at the applicable time the principal trading platform, market or exchange for New Estrella Common Stock (“Principal Market”); (b) the continued listing of New Estrella Common Stock on a Principal Market with no suspension of trading or issuance of a final and non-appealable notice of delisting (unless, prior to such date certain, the New Estrella Common Stock is listed or quoted on any other Principal Market); and (c) the initial and any subsequent Equity Line Shares Registration Statement being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement.

New Estrella’s right to sell shares to White Lion will commence on the effective date of the Equity Line Shares Registration Statement (the “Commencement”) and extend until December 31, 2024. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, New Estrella may notify White Lion when New Estrella exercises its right to sell shares (the effective date of such notice, a “Notice Date”).

The number of shares sold pursuant to any such notice will be equal to the lesser of (a) the number of shares of New Estrella Common Stock which would result in White Lion beneficially owning more than 4.99% of the number of shares of New Estrella Common Stock outstanding, (b) the number of shares equal to the product of (i) the Average Daily Trading Volume (as defined in the Common Stock Purchase Agreement) and (ii) 30% and, (c) the number of shares of New Estrella Common Stock equal to the quotient obtained by dividing (i) the lower of (A) $1,000,000 and (B) the dollar amount equal to the product of (x) the Effective Daily Trading Volume (as defined in the Common Stock Purchase Agreement), (y) the closing price of New Estrella Common Stock on the date of the related Equity Line Shares Registration Statement and (z) 30% by (ii) the closing sale price of New Estrella Common Stock on the day prior to the Notice Date.

The aggregate number of Equity Line Shares that New Estrella can sell to White Lion under the Common Stock Purchase Agreement may in no case exceed the maximum number of shares of New Estrella Common Stock that New Estrella can issue or sell to White Lion pursuant to the applicable rules of the Principal Market (the “Exchange Cap”) without getting approval from its stockholders. If stockholder approval is obtained to issue Equity Line Shares above the Exchange Cap, the Exchange Cap will no longer apply.

The purchase price to be paid by White Lion for any Equity Line Shares will equal (i) until an aggregate of $25,000,000 in shares have been purchased under the Purchase Agreement, 97% of the lowest daily volume-weighted average price of New Estrella Common Stock during the three consecutive trading days following the Notice Date, and (ii) thereafter, 98% of the lowest daily volume-weighted average price of New Estrella Common Stock during the three consecutive trading days following the Notice Date.

The Common Stock Purchase Agreement will terminate automatically on the earliest of (i) December 30, 2024; (ii) the date when White Lion buys all the Equity Line Shares it agreed to buy under the Common Stock Purchase Agreement; (iii) the date when New Estrella files for bankruptcy, has a bankruptcy case filed against it, has a custodian appointed for it or its property, or assigns its assets to its creditors; or (iv) the date that the Merger Agreement is terminated prior to the consummation of the Business Combination.

The Common Stock Purchase Agreement may be terminated by (i)New Estrella with three days’ notice to White Lion after the Commencement, provided that New Estrella pays the Commitment Fee (as defined below) and consults with White Lion before announcing the termination; (ii) the parties by mutual written consent at any time; or (iii) White Lion with three days’ notice to the Company if any of the following events occurs: (a) a material adverse effect on New Estrella or its business; (b) a Fundamental Transaction involving New Estrella or its securities; (c) a material breach or default by New Estrella of the White Lion RRA that is not cured within 15 days; (d) a lapse or unavailability of the Registration Statement for more than 45 consecutive days or 90 days in a year, unless caused by White Lion; (e) a suspension of trading of New Estrella Common Stock on the Principal Market for more than five days; or (f) a material breach or default by New Estrella of the Common Stock Purchase Agreement that is not cured within 15 days. The Company must notify White Lion and, if required, the public of any of these events within 24 hours.

In consideration for the commitments of White Lion, UPTD has agreed to cause Estrella to issue to White Lion, immediately prior to the Closing, an aggregate of 250,000 shares of Estrella Series A Preferred Stock, which the parties have acknowledged has a value of $250,000 (the “Commitment Fee”). Accordingly, concurrently on April 20, 2023, Estrella and White Lion entered into a Joinder to the Estrella Series A Preferred Stock Purchase Agreement (the “Joinder”), pursuant to which Estrella agreed to issue the 250,000 shares of Estrella Series A Preferred Stock comprising the Commitment Fee immediately prior to Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon in writing by Estrella and White Lion. Additionally, pursuant to the Joinder, White Lion agreed to purchase 500,000 shares of Estrella Series A Preferred Stock for $500,000 in cash immediately prior to the Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon by Estrella and White Lion. Upon closing of the transactions contemplated by the Joinder, the 750,000 shares of Estrella Series A Preferred Stock issued to White Lion will automatically convert into 750,000 shares of Estrella Common Stock immediately prior to the Effective Time and then into Merger Consideration Shares based on the exchange ratio determined by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement. The issuance of the 750,000 shares of Estrella Series A Preferred Stock to White Lion represents a material difference in the terms and price of securities issued at the Initial Public Offering as compared to the private placement contemplated by the Joinder, including with respect to the effective price per share paid by White Lion for their shares of UTPD Common Stock received as Merger Consideration Shares, which will be substantially less than the $10.00 per UPTD Unit at the Initial Public Offering. For example, based on an exchange ratio of 0.25845 (assuming the White Lion purchase is consummated and no other transactions involving issuances of Estrella Common Stock or Estrella Preferred Stock are consummated, including the Series A Preferred Stock purchase contemplated by the Non-Binding Lianhe World Term Sheet described below), the effective price per share of UPTD Common Stock received by White Lion as Merger Consideration Shares will be approximately $3.87, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant.

Concurrently with the Common Stock Purchase Agreement, UPTD entered into the White Lion RRA with White Lion in which, within 30 days following the Closing, New Estrella will file an Equity Line Shares Registration Statement with the SEC covering the resale by White Lion of the maximum number of Equity Line Shares permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations. There are no affiliations between White Lion and UPTD Initial Stockholders.

Non-Binding Lianhe World Term Sheet.

On June 1, 2023, Estrella entered into a non-binding term sheet (the “Lianhe World Term Sheet”) with Lianhe World Limited (“Lianhe World”), an unrelated third party incorporated in the People’s Republic of China (“PRC”), pursuant to which Lianhe World will enter into negotiations with the Company to purchase 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000 in cash immediately prior to the closing of the Business Combination, subject to customary closing conditions. Pursuant to the term sheet, upon closing of the purchase, Lianhe World would execute a joinder to the Estrella Series A Preferred Stock Purchase Agreement, thereby becoming a “Purchaser” under the Estrella Series A Preferred Stock Purchase Agreement. Accordingly, as contemplated by the term sheet, the Estrella Series A Preferred Stock issued to Lianhe World would have the same terms and conditions as the Estrella Series A Preferred Stock issued under the Estrella Series A Preferred Stock Purchase Agreement. The terms of such purchase are subject to finalization and execution of definitive documentation and therefore could change. Additionally, as the term sheet contains terms and conditions that are non-binding, there is the potential that Estrella and Lianhe World will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

Upon closing of the purchase on the terms contemplated by the term sheet, the 9,250,000 shares of Estrella Series A Preferred Stock issued to Lianhe World will automatically convert into 9,250,000 shares of Estrella Common Stock immediately prior to the Effective Time and then into Merger Consideration Shares based on the exchange ratio determined by dividing the Merger Consideration Shares by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement. The issuance of the 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World represents a material difference in the terms and price of securities issued at the Initial Public Offering as compared to the private placement contemplated by the non-binding Lianhe World Term Sheet, including with respect to the effective price per share paid by Lianhe World for their shares of UPTD Common Stock received as Merger Consideration Shares, which will be substantially less than the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant. For example, assuming both the Lianhe World purchase of 9,250,000 shares of Estrella Series A Preferred Stock on the terms contemplated by the term sheet and the private placement of 750,000 shares of Estrella Series A Preferred Stock to White Lion described above are consummated, there would be 135,001,000 shares of Estrella Common Stock outstanding at the Effective Time and the exchange ratio would be 0.24074. Based on this exchange ratio, the effective price per share of UPTD Common Stock received by Lianhe World (and White Lion) as Merger Consideration Shares will be approximately $4.15, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant.

The Board’s Reasons for the Approval of the Business Combination

The Board considered a wide variety of factors, including the Fairness Opinion, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors.

For a more complete description of the Board’s reasons for the approval of the Business Combination and its recommendation in favor of the Business Combination Proposal, please see the section entitled “Proposal 1: The Business Combination — The Board’s Reasons for the Approval of the Business Combination.”

Accounting Treatment

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, UPTD will be treated as the acquired company for financial reporting purposes, whereas Estrella will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Estrella issuing stock for the net assets of UPTD, accompanied by a recapitalization. The net assets of Estrella will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Estrella. Estrella has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP:

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•	if the Director Election Proposal is approved by UPTD stockholders, persons affiliated with Estrella will control a majority of the governing body of New Estrella;

•	Estrella’s operations prior to the Business Combination will comprise the ongoing operations of New Estrella;

•	Estrella’s existing senior management team will comprise all of the senior management team of the Combined Company; and

•	Estrella’s stockholders are expected to have a majority of the voting power of the Combined Company.

Pro Forma Ownership of New Estrella Upon Closing

Immediately after the Closing, assuming no Public Stockholder exercises its redemption rights and no additional shares are issued prior to Closing, the Sellers will own approximately 93.3% of the shares of New Estrella Common Stock to be outstanding immediately after the Business Combination, Public Stockholders will own approximately 2.6% of the shares of New Estrella Common Stock, and the UPTD Initial Stockholders will own approximately 4.1% of the shares of New Estrella Common Stock, in each case, based on the number of shares of UPTD Common Stock outstanding as of the Record Date. These pro forma ownership percentages also (a) assume no exercise of any options to purchase UPTD Common Stock (which will be New Estrella Common Stock) that will be outstanding immediately following the Business Combination, whether such options are issued under the Incentive Plan or otherwise, (b) exclude the issuance of any shares of New Estrella Common Stock in connection with the Incentive Plan following the Business Combination, (c) exclude any Equity Line Shares that may be issued to White Lion following the Closing at the request of New Estrella in its sole discretion under the Common Stock Purchase Agreement, and (d) assume that no Estrella Extension Shares will be issued to Estrella, given that Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing, resulting in the Estrella Notes becoming intercompany notes between UPTD and Estrella upon the Closing.  Given that, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time is not presented. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

However, stockholders will experience additional dilution to the extent New Estrella issues additional shares after the Closing. Immediately after the Closing, assuming no Public Stockholder exercises its redemption rights and no additional shares are issued prior to Closing, the Sellers will own approximately 70.9% of the shares of New Estrella Common Stock to be outstanding immediately after the Business Combination, Public Stockholders will own approximately 2.0% of the shares of New Estrella Common Stock, and the UPTD Initial Stockholders will own approximately 3.1% of the shares of New Estrella Common Stock,  in each case, based on the number of shares of UPTD Common Stock outstanding as of the Record Date. These pro forma ownership percentages assume (a) the issuance of up to 120,000 Working Capital Shares to the Founders or an affiliate of the Founders or certain officers and directors of UPTD, assuming all the holders of working capital promissory notes select to convert the working capital promissory notes into Working Capital Shares, (b) the shares of New Estrella Common Stock that will be available for issuance under the Incentive Plan, which will initially be equal to 10% of the outstanding shares of New Estrella Common Stock as of the Closing, (c) the issuance of up to 2,215,000 shares of New Estrella Common Stock underlying UPTD Warrants, and (d) the issuance of up to 5,154,639 Equity Line Shares to White Lion after the Closing pursuant the Common Stock Purchase Agreement. In addition, there may be potential dilution if For more information, please see “What equity stake will non-redeeming Public Stockholders, the Merger Financing Investors, the Sellers, and the UPTD Initial Stockholders hold in New Estrella following the consummation of the Business Combination and the Merger Financing and what is the expected pro forma equity value of New Estrella at the Closing?”

If the actual facts differ from these assumptions, the numbers of shares and ownership percentages set forth above, including the anticipated equity stake of non-redeeming Public Stockholders in New Estrella following the Business Combination and Merger Financing, if any, will be different. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Additional Matters Being Voted On By UPTD Stockholders

In addition to voting on the Business Combination Proposal, UPTD stockholders will vote on the following Proposals:

The Charter Amendment Proposal

Assuming the Business Combination Proposal is approved and adopted, UPTD stockholders will vote on a proposal to approve the Proposed Charter, which will amend and restate the Current Charter, and the Proposed Bylaws of the Combined Company. If approved, the Proposed Charter and the Proposed Bylaws will be in effect upon the Closing. See the section entitled “Proposal 2: The Charter Amendment Proposal” for further information. A copy of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

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The Advisory Charter Amendment Proposals

On a non-binding advisory basis, UPTD stockholders will vote on a proposal to approve the Advisory Charter Amendment Proposals, which are being presented pursuant to guidance of the SEC as six separate sub-proposals. See the section entitled “Proposal 3: The Advisory Charter Amendment Proposals” for further information.

The Nasdaq Stock Issuance Proposal

Assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, UPTD stockholders will vote on the issuance of 32,500,000 shares of UPTD Common Stock in connection with the Business Combination and issuance of at least 1,500,000 shares of UPTD Common Stock to Merger Financing Investors in connection with the Merger Financing, if any. See the section entitled “Proposal 4: The Nasdaq Stock Issuance Proposal” for further information.

The Director Election Proposal

Assuming the Business Combination Proposal is approved and adopted, UPTD stockholders will vote on a proposal to approve the appointment of five directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal 5: The Director Election Proposal” for further information.

The Incentive Plan Proposal

Assuming the Business Combination Proposal is approved and adopted, UPTD stockholders will vote on a proposal to approve the Incentive Plan, which will become effective as of and contingent on the consummation of the Business Combination. See the section entitled “Proposal 6: The Incentive Plan Proposal” for further information.

The Adjournment Proposal

UPTD stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for UPTD to consummate the Business Combination (including to solicit additional votes in favor of any of the Proposals). See the section entitled “Proposal 7: The Adjournment Proposal” for further information.

UPTD’s Founders and Officers and Directors

As of the Record Date, the UPTD Initial Stockholders beneficially owned and were entitled to vote an aggregate of 1,419,700 shares of UPTD Common Stock. The shares owned by the UPTD Initial Stockholders currently constitute approximately 60.9% of the outstanding shares of UPTD Common Stock.

In connection with the Initial Public Offering, the Founders and each of UPTD’s officers and directors agreed to vote their Founder Shares, Private Shares, and any Public Shares they hold in favor of an initial business combination (including any proposals recommended by the Board in connection with such business combination). This commitment would extend to include the Business Combination Proposal and the other Proposals.

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In connection with the Initial Public Offering, the UPTD Initial Stockholders entered into the IPO Letter Agreement pursuant to which they agreed (subject to limited exceptions): (i) in the case of the Founder Shares, 50% of Founder Shares may not be transferred, assigned, or sold until the earlier to occur of: (a) six months after the date of the consummation of an initial business combination, or (b) the date on which the closing price of UPTD Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the completion of an initial business combination and the remaining 50% of the Founder Shares may not be transferred, assigned, or sold until six months after the date of the consummation of an initial business combination, or earlier, in either case, if, subsequent to such business combination, UPTD consummates a subsequent liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of UPTD’s stockholders having the right to exchange their shares of UPTD Common Stock for cash, securities, or other property, and (ii) in the case of the Private Shares, until 30 days after the completion of an initial business combination, except in each case (a) to UPTD’s officers or directors, any affiliates or family members of any of UPTD’s officers or directors, any affiliate of the Founders, any members of the Founders, or any of their affiliates, officers, directors, or direct and indirect equity holders, (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) transfers in the event of UPTD’s liquidation prior to the completion of an initial business combination; or (g) transfers by virtue of the laws of the State of Delaware or the Founders’ respective governing documents upon dissolution of the Founders, provided, however, that in the case of clauses (a) through (e), or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

In connection with UPTD’s entry into the Merger Agreement, the UPTD Initial Stockholders have entered into the Support Agreement, a copy of which is filed with this proxy statement/prospectus, and effective as of the consummation of the Closing further described in the section entitled “Proposal 1: The Merger Agreement – Related Agreements –Support Agreement.”

Special Meeting Information

Date, Time, and Place of Special Meeting

The Special Meeting will be held virtually on           , at           , Eastern Time, at           . UPTD stockholders may attend, vote, and examine the list of UPTD stockholders entitled to vote at the Special Meeting by visiting            and entering the control number found on their proxy card, voting instruction form, or notice they previously received. In light of public health concerns regarding the COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person.

Voting Power; Record Date

UPTD stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned UPTD Common Stock at the close of business on            , which is the Record Date for the Special Meeting. Stockholders will have one vote for each share of UPTD Common Stock owned at the close of business on the Record Date in respect of each Proposal on which they are entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were             shares of UPTD Common Stock entitled to vote at the Special Meeting, of which 1,419,700 were owned by the UPTD Initial Stockholders or an affiliate thereof.

Quorum and Vote of UPTD Stockholders

A quorum of UPTD stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of UPTD Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of the Record Date, there were             shares of UPTD Common Stock; therefore, a total of            shares of UPTD Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals (except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”). Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the UPTD Initial Stockholders hold approximately            % of the outstanding UPTD Common Stock.

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The Proposals presented at the Special Meeting will require the following votes:

•	The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting.

•	The approval of the Charter Amendment Proposal will require a majority vote of outstanding UPTD Common Stock entitled to vote present in person (including virtual presence) or represented by proxy, at a meeting at which a quorum is present. Accordingly, a UPTD stockholder’s failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

•	The approval of each of the Nasdaq Stock Issuance Proposal, Incentive Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals will require the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of that Proposal and entitled to vote thereon at the Special Meeting.

•	The approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast by stockholders present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Abstentions, withheld votes, and broker non-votes will have no effect on any of the Proposals that will be presented at the Special Meeting, aside from those effects set forth above.

Consummation of the Business Combination is conditioned on approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

Redemption Rights of UPTD Stockholders

Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Public Stockholder may demand that UPTD redeem such Public Stockholder’s Public Shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $10.48 per share    as of          , 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Estrella is consummated, UPTD will redeem the holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of UPTD Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the UPTD Common Stock. Accordingly, all shares of UPTD Common Stock in excess of 15% held by a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Shares will not have redemption rights with respect to such shares.

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Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to UPTD’s transfer agent two business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $120.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

UPTD’s transfer agent can be contacted at the following address:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: Chief Executive Officer

Any request to redeem such shares, once made, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then UPTD’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, UPTD will promptly return any Public Shares delivered by Public Stockholders.

The Current Charter provides that we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). In no event will we redeem our Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the Closing.

The closing price of the UPTD Common Stock on            , the Record Date for the Special Meeting, was $            . The cash held in the Trust Account on such date was approximately $             million ($             per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of UPTD Common Stock as they may receive higher proceeds from the sale of their shares of UPTD Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. UPTD cannot assure its stockholders that they will be able to sell their shares of UPTD Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in UPTD’s securities when its stockholders wish to sell their shares.

If a holder of UPTD Common Stock exercises such holder’s redemption rights, then such holder will be exchanging such holder’s shares of UPTD Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to UPTD’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for holders of UPTD Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations—Material Tax Considerations Related to a Redemption of UPTD Common Stock” beginning on page 126. The consequences of a redemption to any particular holder of UPTD Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, and local and non-U.S. income and other tax laws in light of your particular circumstances.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Initial Public Offering underwriting fees(1)	$886,000	$886,000	$886,000	$886,000
Initial Public Offering proceeds net of redemptions	$9,284,244	$6,963,183	$4,642,122	$4,324,831
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	9.5%	12.7%	19.1%	20.5%

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(1)	$886,000 underwriting discount was paid at the consummation of the Initial Public Offering.
(2)	This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.
(3)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 227,555 Public Shares are redeemed, resulting in an aggregate payment of approximately $7.0 million from the Trust Account based on an assumed redemption price of $10.20 per share.

(4)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 445,100 Public Shares are redeemed, resulting in an aggregate payment of approximately $4.6 million from the Trust Account based on an assumed redemption price of $10.20 per share.

(5)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that a maximum of 486,217 Public Shares are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD, resulting in an aggregate payment of approximately $4.3 million from the Trust Account based on an assumed redemption price of $10.20 per share.

Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Deferred Business Combination Fee (1)	$1,550,500	$1,550,500	$1,550,500	$1,550,500
Initial Public Offering proceeds net of redemptions	$9,284,244	$6,963,183	$4,642,122	$4,324,831
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	16.7%	22.3%	33.4%	35.9%

(1)	$1,550,500 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.

(2)	This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.

(3)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 227,555 Public Shares are redeemed, resulting in an aggregate payment of approximately $7.0 million from the Trust Account based on an assumed redemption price of $10.20 per share.

(4)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 455,110 Public Shares are redeemed, resulting in an aggregate payment of approximately $4.6 million from the Trust Account based on an assumed redemption price of $10.20 per share.

(5)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that a maximum of 486,217 Public Shares are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD, resulting in an aggregate payment of approximately $4.3 million from the Trust Account based on an assumed redemption price of $10.20 per share.

For a description of the material U.S. federal income tax consequences of the Business Combination, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations.”

Appraisal Rights

UPTD stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

Regulatory Matters

At any time before or after consummation of the Business Combination, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of certain of New Estrella’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. UPTD cannot assure you that the U.S. Antitrust Division, the U.S. Federal Trade Commission (the “FTC”), any state attorney general, or any other government authority, or any private party, will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, UPTD cannot assure you as to its result. Under the Merger Agreement, UPTD and Estrella are not obligated to sell, license, or otherwise dispose of any entities, assets, or facilities (or agree to do so), or terminate, assign, or amend any existing relationships or contractual rights or obligations, or enter into new licenses or other contracts in order to obtain approval of the Business Combination by the U.S. Antitrust Division, the FTC, or otherwise.

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Neither UPTD nor Estrella is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions which are required will be obtained.

Proxy Solicitation

Proxies may be solicited by mail, telephone, or in person (which would include presence at a virtual meeting). UPTD has engaged            to assist in the solicitation of proxies. If a stockholder grants a proxy, they may still vote their shares in person (which would include presence at a virtual meeting) if they revoke their proxy before the Special Meeting. A stockholder may also change their vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of UPTD Stockholders — Revoking Your Proxy.”

Interests of the Founders and UPTD’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal, and the other Proposals, UPTD stockholders should keep in mind that the Founders (which are affiliated with certain of UPTD’s officers and directors) and UPTD’s officers and directors have interests in such Proposals that are different from, or in addition to, UPTD’s stockholders’ interests. These interests include, among other things:

•	the fact that the UPTD Initial Stockholders, including the Founders and UPTD’s officers and directors, have agreed, as part of UPTD’s Initial Public Offering and without any separate consideration provided by UPTD for such agreement, not to redeem any shares of UPTD Common Stock in connection with a stockholder vote to approve a proposed initial business combination;

•	the beneficial ownership by the Sponsor of an aggregate of 862,000 Founder Shares and 249,760 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $19,458, or $0.02 per share, for the Founders Shares and $2,497,600, or $10.00 per share, for the Private Shares. The Private Shares have an aggregate market value of approximately $ , based on the Closing Price, resulting in a theoretical gain of $ (or $ per share);

•	the beneficial ownership by Tradeup INC. of an aggregate of 104,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Tradeup INC. has waived any right to redemption with respect to these shares. Tradeup INC. paid an aggregate of $2,365 for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares. The Private Shares have an aggregate market value of approximately $ , based on the Closing Price, resulting in a theoretical gain of $ (or $ per share);

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•	Tradeup INC. is an affiliate of US Tiger, an underwriter of the Initial Public Offering. US Tiger is a New York based investment bank. Both Tradeup INC. and US Tiger are owned by UP Fintech, a Nasdaq listed company (Nasdaq: TIGR). UP Fintech is an online brokerage firm focusing on global Chinese investors. UPTD has entered into the Business Combination Marketing Agreement to engage the Representatives, pursuant to which UPTD engages the Representatives as advisors in connection with UPTD’s potential business combination. UPTD will pay the underwriters of the Initial Public Offering the Deferred Business Combination Fee for such services upon the consummation of an initial business combination in an amount of $1,550,500, equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any fees which might become payable to third parties for supporting services related to a business combination), among which $ , or % of the total Deferred Business Combination Fee, is payable to US Tiger. Such payment of the Deferred Business Combination Fee is contingent on completion of a business combination;

•	Mr. Jianwei Li, UPTD’S Chairman and Chief Executive Officer, is the managing member of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the shares of UPTD Common Stock held by the Sponsor, including 862,000 Founder Shares and 249,760 Private Shares as described above. In addition, Mr. Jianwei Li directly holds 110,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Mr. Li has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Li, Mr. Li paid an aggregate of approximately $2,500, or $0.02 per share, for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares;

•	each of the three independent directors of UPTD holds 10,000 Founder Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares. Each independent director of UPTD paid approximately $217.50, or $0.02 per share for such 10,000 Founder Shares. Further, each of the independent directors is entitled to purchase 10,000 Founder Shares from the Sponsor and Tradeup INC. upon the completion of the Business Combination at the original purchase price of approximately $0.02 per share, or $217.50 in total (80% from the Sponsor and 20% from Tradeup INC);

•	in order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. If UPTD completes the Business Combination, UPTD would repay such loaned amounts out of the proceeds of the Trust Account released to UPTD. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,200,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes. Furthermore, as of the date hereof, UPTD issued six Estrella Notes to Estrella in connection with the Extension and Monthly Extension Payments in a total amount of $273,066. Estrella has the right, but not the obligation, to convert the Estrella Notes into Estrella Extension Shares. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing. UPTD has the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the Business Combination is terminated pursuant to the Merger Agreement. UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that UPTD fails to complete a business combination by July 19, 2023, it is uncertain if UPTD has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Estrella Notes, and the Sponsor may be eventually held liable for UPTD

•	the Founders and UPTD’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if UPTD does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by UPTD to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of the date hereof, the Founders and UPTD’s directors and officers and their respective affiliates had not incurred any reimbursable out-of-pocket expenses;

•	the nomination of Ms. Pei Xu by UPTD as a director of New Estrella following the Closing (Ms. Xu is also the CFO of Zhongchao Inc. (Nasdaq: ZCMD) of which Mr. Weiguang Yang is the CEO);

•	the continued indemnification of current directors and officers of UPTD and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that the UPTD Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the UPTD Initial Stockholders would lose their entire investment. As a result, the UPTD Initial Stockholders may have a conflict of interest in determining whether Estrella is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•	the fact that the UPTD Initial Stockholders collectively acquired 1,107,500 Founder Shares at a purchase price of approximately $0.023 per share and 312,200 Private Shares at a purchase price of $10.00 per share, representing 60.9% of issued and outstanding shares of UPTD Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the UPTD Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in New Estrella; and

•	in addition to these interests of the UPTD Initial Stockholders, to the fullest extent permitted by applicable laws, the Current Charter waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and UPTD will renounce any expectancy that any of the directors or officers of UPTD will offer any such corporate opportunity of which he or she may become aware to UPTD. UPTD does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, UPTD does not believe that the waiver of the application of the corporate opportunity doctrine in the Current Charter had any impact on its search for a potential business combination target.

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The Board was aware of and considered these interests, to the extent such interests existed at the time, as well as the Fairness Opinion, among other matters, in approving the Merger Agreement and in recommending that UPTD stockholders approve the Merger Agreement and the Business Combination. See “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” beginning on page 108 of this proxy statement/prospectus.

Recommendation to UPTD Stockholders

After careful consideration, the Board unanimously determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal, if presented, is fair to and in the best interests of UPTD and its stockholders. The Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these Proposals.

For a description of various factors considered by the Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Special Meeting, see the sections herein regarding each of the Proposals. In particular, in respect of the Board’s unanimous determination that the Business Combination Proposal is fair to and in the best interests of UPTD and its stockholders, and its recommendation that UPTD stockholders vote or give instructions to vote “FOR” such Proposal, you should carefully review the substantive factors considered by UPTD’s management team and the Board in coming to such determination and in making such recommendation, as set forth in the section of this proxy statement/prospectus entitled “Proposal 1: The Business Combination Proposal – The Board’s Reasons for the Approval of the Business Combination.”

Summary of Risk Factors

The following is a summary of the principal risks to which (i) Estrella’s business, operations and financial performance and (ii) the Business Combination are subject. Each of these risks is more fully described in the individual risk factors set forth under “Risk Factors” in this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “Estrella,” “we,” “us” or “our” refer to the business of Estrella prior to the consummation of the Business Combination, which will be the business of the Combined Company following the consummation of the Business Combination.

Risks Related to the Business, Operations and Financial Performance of Estrella

•	We are a preclinical stage biotechnology company and expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

•

Even if we consummate the Business Combination, we will need substantial additional funds to advance development of product candidates, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.

•	Our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the period from March 30, 2022 (inception) through June 30, 2022 expressing substantial doubt about our ability to continue as a going concern due to our history of recurring losses and our expectation that negative cash flows from operations will continue until we can generate sufficient revenue.

•	Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

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•	Our current or potential future product candidates may not demonstrate the safety, purity, or efficacy necessary to become approvable or commercially viable.

•	Although we intend to explore other therapeutic opportunities in addition to the product candidates we are currently pursuing, we may fail to identify viable new product candidates for clinical development, which could materially harm our business.

•	Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•	We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which we intend to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed or unsuccessful, and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected, or at all.

•	We may not be able to maintain our existing strategic partnerships and collaboration arrangements or enter into new strategic partnerships and collaborations for the development, manufacturing, and commercialization of product candidates on terms that are acceptable to us, or at all.

•	The manufacturing of our product candidates is complex. If Eureka, or other third parties, encounter difficulties in production, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

•	We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop platform technologies or product candidates more rapidly than we do, or if their platform technologies or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.

•	Our future success depends on our ability and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain, and motivate qualified personnel.

•	Our business, operations, and clinical development plans and timelines could be adversely affected by the ongoing COVID-19 pandemic, including business interruptions, staffing shortages and supply chain issues arising from the pandemic on the manufacturing, clinical trial, and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, contract research organizations (“CROs”), suppliers, shippers, and others.

•	The anticipated benefits of the Separation may not be achieved.

•	If we are unable to obtain or protect intellectual property rights related to our in-licensed technology, future technologies, and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

•	We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.

•	Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

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•	We or the third parties we depend on may be adversely affected by natural disasters, including earthquake, flood, fire, explosion, extreme weather conditions, or epidemics.

•	If any negative data were to arise with respect to the use of our licensed technology in territories where such technology is licensed to a third party, it could negatively affect our ability to develop our product candidates in territories where we license such technology.

Risks Related to the Business Combination and Redemptions

•	UPTD will have limited rights after the Closing to make claims for damages against Estrella or Estrella’s stockholders for the breach of representations, warranties, or covenants made by Estrella in the Merger Agreement.

•	Subsequent to the Closing, New Estrella may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and the price of shares of New Estrella Common Stock, which could cause you to lose some or all of your investment.

•	The UPTD Initial Stockholders own UPTD Common Stock that will be worthless, may be unable to be repaid in full for the working capital loans provided to UPTD, and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Estrella.

•	The exercise of UPTD’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of UPTD’s stockholders.

•	If UPTD is unable to complete the Business Combination with Estrella or another business combination by July 19, 2023 (or such later date as may be approved by UPTD’s stockholders), its Public Stockholders may receive only approximately $10.20 per Public Share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of the Record Date), and the UPTD Warrants will expire worthless.

•	There is no guarantee that a stockholder’s decision to continue to hold shares of UPTD Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

•	The consummation of the Business Combination is conditioned on, among other things, there being at least a $20.0 million Available Combined Cash Amount at the Closing. There is no guarantee that there will be a $20.0 million Available Combined Cash Amount. As this condition is for Estrella’s benefit, it is possible that Estrella could waive it prior to Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that Estrella would waive this condition. If Estrella did waive the condition in these circumstances, it is possible that New Estrella would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that New Estrella would not be able to meet applicable Nasdaq listing requirements.

•	UPTD has received non-compliance notices from Nasdaq and is required to regain compliance within a limited timeline. If UPTD is not able to regain compliance within the required timeline, UPTD’s securities might not be able to continue to be listed on Nasdaq and will commence trading on over-the-counter markets, in which event, if not waived by Estrella as one of the Closing conditions, UPTD would not be able to consummate the Business Combination with Estrella.

•	UPTD may redeem the unexpired UPTD Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your UPTD Warrants worthless.

•	The listing of New Estrella’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

•	Redemptions of Public Shares by Public Stockholders may affect the market price of New Estrella Common Stock.

•	A new 1% U.S. federal excise tax could be imposed on UPTD in connection with redemptions.

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Comparison of Governance and Stockholders’ Rights

Following the Closing, the rights of UPTD stockholders who remain New Estrella stockholders will no longer be governed by the Current Charter and the Current Bylaws and will instead be governed by the Proposed Charter and the Proposed Bylaws (as amended from time to time) adopted in connection with the Charter Amendment Proposal. See “Comparison of Governance and Stockholders’ Rights” for further information.

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SELECTED HISTORICAL FINANCIAL INFORMATION

UPTD is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

UPTD’s selected historical financial information is derived from UPTD’s unaudited financial statements as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, and the audited financial statements as of December 31, 2022 and 2021 and for the fiscal year ended December 31, 2022 and for the period from January 6, 2021 (inception) to December 31, 2021, each of which is included elsewhere in this proxy statement/prospectus.

Estrella’s balance sheets data as of March 31, 2023 and June 30, 2022 and June 30, 2021 (Estrella’s Predecessor), and statements of operations data for the three and nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, for the period from January 1, 2022 through March 29, 2022 (Estrella’s Predecessor), for the period from July 1, 2021 through March 29, 2022 (Predecessor), for the period from March 30, 2022 (inception) through June 30, 2022, for the period from July 1, 2021 to March 29, 2022 (Estrella’s Predecessor) and for the year ended June 30, 2021 (Estrella’s Predecessor)    and for the year ended June 30, 2021 (Estrella’s Predecessor) are derived from Estrella’s financial statements, included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, the text of the sections entitled “Information about UPTD – UPTD Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business – Estrella Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. UPTD’s and Estrella’s financial statements are prepared and presented in accordance with U.S. GAAP. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of future performance of UPTD or Estrella.

Selected Historical Financial Information: UPTD

	For the Three Month Ended March 31, 2023	For the Three Month Ended March 31, 2022	For the Year Ended December 31, 2022	For the Period from January 6, 2021 (inception) through December 31, 2021
	(Unaudited)	(Unaudited)
Statements of Operations Data:
Formation and operating costs	$(136,550)	$(120,740)	$(1,368,219)	$(178,992)
Franchise tax expenses	(13,100)	(24,200)	(201,308)	(70,154)
Other income	105,790	3,688	654,071	1,428
Provision for income taxes	(19,465)	—	(80,648)	—
Net loss	$(63,325)	$(141,252)	$(996,104)	$(247,718)
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	910,220	4,430,000	4,343,211	2,033,677
Basic and diluted net income (loss) per share, common stock subject to possible redemption	$0.11	$(0.02)	$(0.16)	$0.76
Basic and diluted weighted average shares outstanding, common stock attributable to UPTD	1,419,700	1,419,700	1,419,700	1,179,328
Basic and diluted net loss per share, common stock attributable to UPTD	$(0.12)	$(0.02)	$(0.22)	$(1.52)

Cash Flows Data:
Net cash used in operating activities	$(275,718)	$(157,144)	$(1,043,848)	$(316,158)
Net cash provided by (used in) investing activities	$(77,773)	$—	$36,170,124	$(45,186,000)
Net cash (used in) provided by financing activities	$(186,533)	$—	$(35,564,343)	$45,981,026

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	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
Balance Sheets Data:
Cash	$39,390	$40,802	$478,868
Other current assets	52,500	11,625	137,166
Investments held in Trust Account	9,699,392	9,671,375	45,187,428
Total assets	$9,781,282	$9,723,802	$45,803,462
Total liabilities	$2,773,846	$2,653,041	$1,623,654
Common stock subject to possible redemption	$9,536,179	$9,326,446	$45,186,000
Total stockholders’ deficit	$(2,528,743)	$(2,255,685)	$(1,006,192)

Selected Historical Financial Information: Estrella

	For the Nine Months Ended March 31, 2023	For the Period from March 30, 2022 (inception) through March 31, 2022	For the Period from March 30, 2022 (inception) through June 30, 2022	For the Period from July 1, 2021 to March 29, 2022	For the Year Ended June 30, 2021
	(Unaudited)	(Unaudited)		(Predecessor)	(Predecessor)
Statements of Operations Data:
Operating expenses
Research and development	$(7,875,427)	$-	$(1,041,892)	$(347,207)	$(457,231)
General and administrative	(507,463)	-	(32,259)	(263,989)	(276,462)
Net loss	$(8,382,890)	$-	$(1,074,151)	$(611,196)	$(733,693)

Cash Flows Data:
Net cash used in operating activities	$(1,292,876)	$-	$(926,667)	$(515,361)	$(670,820)
Net cash used in investing activities	(136,533)	-	-	-	-
Net cash provided by financing activities	-	-	5,015,000	515,361	670,820
Net changes in cash	$(1,429,409)	$-	$4,088,333	$-	$-

	As of March 31, 2023	As of June 30, 2022	As of June 30, 2021
Balance Sheets Data:			(Predecessor)
Cash	$2,658,924	$4,088,333	$-
Other current assets	186,533	833,333	-
Other assets	255,702	-	-
Total assets	$3,101,159	$4,921,666	$-
Current liabilities	$7,190,056	$946,684	$-
Other liabilities	25,064	14,825	-
Total liabilities	$7,215,120	$961,509	$-
Mezzanine equity	$5,000,000	$5,000,000	$-
Total stockholders’ deficit	$(9,113,961)	$(1,039,843)	$-

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When UPTD discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts, or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, UPTD’s management.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	UPTD’s ability to complete the Business Combination or, if UPTD does not consummate such Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger Agreement;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunities of the Combined Company;

•	the ability to obtain or maintain the listing of New Estrella Common Stock on Nasdaq following the Business Combination;

•	New Estrella’s public securities’ potential liquidity and trading;

•	New Estrella’s ability to raise financing in the future;

•	New Estrella’s success in retaining or recruiting, or changes required in, officers, key employees, or directors following the completion of the Business Combination;

•	UPTD’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with UPTD’s business or in approving the Business Combination;

•	the use of proceeds not held in the Trust Account or available to UPTD from interest income on the Trust Account balance;

•	potential effects of extensive government regulation;

•	New Estrella’s future financial performance and capital requirements;

•	the impact of supply chain disruptions;

•	high inflation rates and interest rate increases;

•	the impact of the 2022 Russian invasion of Ukraine;

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•	the impact of the COVID-19 pandemic, including on preclinical studies and potential future clinical trials; and

•	factors relating to the business, operations, and financial performance of New Estrella, including:

(a)	New Estrella’s ability to operate as a standalone company;

(b)	the initiation, cost, timing, progress, and results of research and development activities, preclinical studies, or clinical trials with respect to New Estrella’s current and potential future product candidates;

(c)	New Estrella’s ability to advance research on EB103 and its use in conjunction with CF33-CD19t;

(d)	New Estrella’s ability to identify, develop, and commercialize product candidates;

(e)	New Estrella’s ability to advance its current and potential future product candidates into, and successfully complete, preclinical studies and clinical trials;

(f)	New Estrella’s or Eureka’s ability to obtain and maintain regulatory approval of New Estrella’s current and potential future product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product candidate;

(g)	New Estrella’s ability to obtain funding for its operations;

(h)	New Estrella’s and Eureka’s ability to obtain, maintain and enforce intellectual property protection for their technologies and product candidates;

(i)	New Estrella’s ability to successfully commercialize its current and any potential future product candidates;

(j)	the rate and degree of market acceptance of New Estrella’s current and any potential future product candidates;

(k)	regulatory developments in the United States and international jurisdictions;

(l)	New Estrella’s and Eureka’s ability to attract and retain key scientific and management personnel;

(m)	New Estrella’s ability to effectively manage the growth of its operations;

(n)	New Estrella’s ability to maintain its current licenses and contractual arrangements with Eureka;

(o)	potential liability lawsuits and penalties related to New Estrella’s licensed or acquired technologies, product candidates, and current and future relationships with third parties;

(p)	New Estrella’s ability to continue to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements; and

(q)	New Estrella’s ability to compete effectively with existing competitors and new market entrants.

UPTD cautions you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.

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These forward-looking statements are only predictions based on the current expectations and projections of UPTD and Estrella about future events and are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, Estrella operates in a competitive industry, and new risks emerge from time to time. It is not possible for the management of UPTD or Estrella to predict all risks, nor can UPTD or Estrella assess the impact of all factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements UPTD may make in this proxy statement/prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this proxy statement/prospectus.

The forward-looking statements included in this proxy statement/prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although UPTD believes that the expectations reflected in its forward-looking statements are reasonable, neither UPTD nor Estrella can guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. Neither UPTD nor Estrella undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in expectations, except as required by law.

You should read this proxy statement/prospectus and the documents that have been filed as annexes and exhibits hereto with the understanding that the actual future results, levels of activity, performance, or events and circumstances of UPTD and Estrella may be materially different from what is expected.

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RISK FACTORS

Stockholders should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. The value of your investment in New Estrella following consummation of the Business Combination will be subject to the significant risks affecting New Estrella and inherent to the industry in which it will operate. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of New Estrella’s common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Estrella prior to the consummation of the Business Combination, which will be the business of New Estrella following the consummation of the Business Combination.

Risks Related to Estrella’s Limited Operating History and Financial Condition

We  are a preclinical stage biotechnology company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We are a preclinical-stage biotechnology company with a history of losses. Since our inception, we have devoted substantially all of our resources to preparing for the Business Combination, drafting regulatory filings (including the INDs), planning preclinical studies, and building our management team, and we have incurred significant operating losses. Our net losses were approximately $1.7 million and $0.7 million for the years ended June 30, 2022 and 2021, respectively. As of December 31, 2022, and June 30, 2022, we had an accumulated deficit of approximately $6.7 million and $1.1 million, respectively. Substantially all of our losses have resulted from expenses incurred in connection with preparing for the Business Combination, regulatory filings, and from general and administrative costs associated with our operations. To date, we have not generated any revenue from product sales, and we have not sought or obtained regulatory approval for any product candidate. Furthermore, we do not expect to generate any revenue from product sales for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies, clinical trials, and the regulatory approval process for our current and potential future product candidates.

We expect our net losses to increase substantially as we:

•	commence clinical trials of EB103;

•	continue preclinical development of EB104;

•	acquire and license technologies, if any are discovered, that are aligned with our product candidates;

•	seek regulatory approval of currentEB103 and EB104;

•	incur expenses related to the discovery and development of any potential future product candidates;

•	expand our operational, financial, and management systems and increase personnel, including personnel to support our preclinical and clinical development and commercialization efforts;

•	continue to develop, perfect, and defend our intellectual property portfolio; and

•	incur additional legal, accounting, or other expenses in operating our business, including the additional costs associated with operating as a public company.

However, the amount of our future losses is uncertain. Our ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product, and raising sufficient funds to finance business activities. If we, or our potential future collaborators, are unable to commercialize one or more of our product candidates, or if sales revenue from any product candidate that receives approval is insufficient, we will not achieve or sustain profitability, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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Even if we consummate the Business Combination, we will need substantial additional funds to advance development of product candidates, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future product candidates and technologies.

The development of biotechnology product candidates is capital-intensive. If any of our current or potential future product candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand our development, regulatory, manufacturing, marketing, and sales capabilities. We will require significant funds to continue to develop our product candidates and conduct further research and development, including preclinical studies and clinical trials. In addition, upon the closing of the Business Combination, we expect to incur significant additional costs associated with operating as a public company.

As of December 31, 2022 and June 30, 2022, we had approximately $2.9 million and $4.1 million, respectively, in cash and cash equivalents. Our future capital requirements and the period for which our existing resources will support our operations may vary significantly from what we expect. Because the length of time and activities associated with successful research and development of platform technologies and product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of our current and potential future product candidates;

•	the timing and progress of our research of the use of EB103 in conjunction with CF33-CD19t;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	the terms of any third-party manufacturing contract or biomanufacturing partnership we may enter into;

•	our ability to maintain our current licenses and collaborations, conduct our research and development programs and establish new strategic partnerships and collaborations;

•	the progress of the development efforts of our existing strategic partners and third parties with whom we may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing, and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic on our business;

•	the cost and timing of regulatory approvals; and

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our product candidates and satisfy our obligations as a public company.

To date, we have primarily financed our operations through the sale of equity securities. We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants, and other marketing and distribution arrangements. We cannot assure you that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of our current and potential future product candidates and the extent to which we may enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated preclinical studies and clinical trials, including related manufacturing costs. To the extent that we raise additional capital through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our current and potential future product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

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We do not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until our current and potential future product candidates are clinically tested, approved for commercialization, and successfully marketed.

Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Members of our management team have limited experience in managing the day-to-day operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition.

Our financial statements as of and for the period from March 30, 2022 (inception) through June 30, 2022 expressing substantial doubt about our ability to continue as a going concern due to our history of recurring losses and our expectation that negative cash flows from operations will continue until we can generate sufficient revenue. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred significant operating losses to date, and it is possible we may never generate a profit. Our consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis.

We have concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the period from March 30, 2022 (inception) through June 30, 2022 expressing substantial doubt about our ability to continue as a going concern. We believe that the $15,000,000 of gross proceeds raised in the Merger Financing from the sale of the 1,500,000 shares of UPTD Common Stock, coupled with successful completion of the Business Combination, will eliminate this doubt and enable us to continue as a going concern; however, we may need to obtain alternative financing or significantly modify our operational plans for us to continue as a going concern. As of the date hereof, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, and the closing condition of the Merger Financing may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. It is uncertain if we could raise $15.0 million of gross proceeds raised in the Merger Financing. Based upon our current operating plan and assumptions, we believe that our existing cash and cash equivalents, including the results of the Business Combination, will be sufficient to fund our operations for at least the next 12 months. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities and changes in regulation. Our future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results, and costs of preclinical studies, laboratory testing, and clinical trials for our product candidates;

•	the number and development requirements of product candidates that we may pursue, and other indications for our current product candidates that we may pursue;

•	the costs, timing, and outcome of regulatory review of our product candidates;

•	the scope and costs of manufacturing arrangements;

•	the cost associated with commercializing any approved product candidates;

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•	the cost and timing of developing our ability to establish sales and marketing capabilities, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing, and protecting our intellectual property rights, defending intellectual property-related claims, and obtaining licenses to third-party intellectual property;

•	the timing and amount of any milestone and royalty payments we are required to make under our present or future license agreements;

•	our ability to establish and maintain strategic partnerships and collaborations, including any biomanufacturing partnerships or collaborations involving the use of our products, on favorable terms, if at all; and

•	the extent to which we acquire or in-license other product candidates and technologies and associated intellectual property.

We will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approvals. Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.

In addition, we cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of New Estrella Common Stock to decline. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.

We will be required to make significant payments to Eureka following the closing of the Business Combination, which could adversely affect our liquidity and financial condition.

Under the terms of our agreements with Eureka, following closing of the Business Combination, significant payments to Eureka will become due and payable, including, among others, $8,333,333 for services provided by Eureka in connection with submission of our IND for EB103 pursuant to the Services Agreement, which was cleared by the FDA on March 2, 2023. Given that significant amount of redemptions in connection with the Extension, including 3,519,780 shares of UPTD Common Stock, which represented approximately 79.45% of the total Public Shares at the time of redemption, this amount will represent a significant portion of our cash resources upon closing of the Business Combination and could have a material adverse effect on our liquidity and financial condition. If we are unable to generate sufficient revenues or raise additional funds to meet our obligations under the agreements, we may face legal actions or claims from Eureka that could harm our business and prospects. Furthermore, as the majority shareholder of New Estrella following consummation of the Business Combination, Eureka may have significant control over our management and operations, which could affect our ability to negotiate or modify payment terms in our favor.

Risks Related to the Development and Clinical Testing of Our Product Candidates

Our current product candidates are in preclinical development. One or all of our current product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

We have no products on the market or that have gained regulatory approval or that have entered clinical trials. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing product candidates, either with Eureka pursuant to the Services Agreement or with other collaborators.

Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of our product candidates in humans. There is no guarantee that the U.S. Food and Drug Administration (the “FDA”) will permit us to conduct clinical trials. Further, we cannot be certain of the timely completion or outcome of our preclinical studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs, our clinical protocols or if the outcome of our preclinical studies will ultimately support the further development of our preclinical programs or testing in humans. As a result, we cannot be sure that we will be able to submit investigational new drug applications (“INDs”) or similar applications for our proposed clinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of our product candidates to begin.

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Our current product candidates are in preclinical development and we are subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets, and mechanisms of action. Although we anticipate initiating clinical trials for our lead product candidates, there is no guarantee that we will be able to proceed with clinical development of any of these product candidates or that any product candidate will demonstrate a clinical benefit once we advance these candidates to testing in patients. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biotechnology companies such as ours.

We may not be able to access the financial resources to continue development of, or to enter into any collaborations for, any of our current or potential future product candidates. This may be exacerbated if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, a product candidate, such as:

•	negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of our programs;

•	product-related side effects experienced by participants in our clinical trials or by individuals using therapeutics similar to our product candidates;

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delays in submitting INDs (other than the IND for EB103, which was cleared by the FDA on March 2, 2023)    or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulatory authorities to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	chemistry, manufacturing, and control (“CMC”) challenges associated with the manufacturing and scaling up product candidates to ensure consistent quality, stability, purity, and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the COVID-19 pandemic or events associated with the pandemic;

•	failure of Eureka or our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

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•	the FDA or other regulatory authorities interpreting our data differently than we do.

Further, we, Eureka, and any existing or potential future collaborator may never receive approval to market and commercialize any product candidate. Even if we, Eureka, or any existing or potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We, Eureka, or an existing or potential future collaborator may also be subject to post-marketing testing requirements to maintain regulatory approval.

We may not be successful in our efforts to use and expand our use of the ARTEMIS® platform to expand our pipeline of product candidates.

A key element of our strategy is to use and advance our use of the ARTEMIS® platform to design, test, and build our portfolio of product candidates focused on the treatment of cancer. Our and Eureka’s research and development efforts to date have resulted in our discovery and preclinical development of EB103 and other potential product candidates. We received IND clearance from the FDA for EB103 on March 2, 2023, and we intend to commence clinical trials for EB103 in the second half of 2023. However, we cannot assure you that any of our existing or future product candidates will successfully complete clinical trials or demonstrate these product candidates to be safe or effective therapeutics, and we may not be able to successfully develop any product candidates. Even if we are successful in expanding our pipeline of product candidates, any additional product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future. Moreover, our ability to commence and complete clinical trials for EB103 or any other product candidate may depend on our ability to obtain sufficient funding from various sources, including from the Business Combination. If we fail to obtain adequate funding or if the Business Combination does not close for any reason, we may have to delay, reduce, or terminate our clinical development programs.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.

Although a substantial amount of our efforts will focus on the planned clinical trials and potential approval of the current and potential future product candidates we are evaluating, we also intend to discover, develop, and globally commercialize additional targeted therapies beyond our current product candidates to treat various forms of cancer and in a variety of therapeutic areas. Even if we identify investigational therapies that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational therapies;

•	competitors may develop alternatives that render our investigational therapies obsolete;

•	investigational therapies we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•	an investigational therapy may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio;

•	an investigational therapy may not be capable of being produced in clinical or commercial quantities at an acceptable cost, or at all; and

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•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.

Identifying new investigational therapies requires substantial technical, financial, and human resources, whether or not any investigational therapies are ultimately identified. Because we have limited financial and human resources, we may initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. For example, if we do not accurately evaluate the commercial potential or target market for a particular product candidate or technology, we may relinquish valuable rights to that product candidate or technology through collaborations, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or technology.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The occurrence of serious complications or side effects in connection with use of our product candidates, either in clinical trials or post-approval, could lead to discontinuation of our clinical development programs, refusal of regulatory authorities to approve our product candidates or, post-approval, revocation of marketing authorizations or refusal to approve applications for new indications, which could severely harm our business, prospects, operating results and financial condition.

Undesirable side effects caused by any of our current or potential future product candidates could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for our product candidates, it is likely that there will be side effects associated with their use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely affecting patient enrollment among the patient populations that we intend to treat. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order us to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. There can be no guarantee that our current or future product candidates will not cause such effects in clinical trials. Any of these occurrences may materially and adversely affect our business and financial condition and impair our ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

In the event that any of our current or potential future product candidates receives regulatory approval and we or others identify undesirable side effects caused by one of these products, any of the following events could occur, which could result in the loss of significant revenue to us and materially and adversely affect our results of operations and business:

•	regulatory authorities may withdraw their approval of the product or seize the product;

•	we may be required to recall the product or change the way the product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

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•	we may be subject to fines, injunctions, or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

While our IND for EB103 was cleared by the FDA on March 2, 2023 and we believe our pipeline will yield additional INDs, we may not be able to file additional INDs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

While we expect our pipeline to yield multiple INDs in addition to the IND for EB103, which was cleared by the FDA on March 2, 2023, we cannot be sure that submission of future INDs will result in the FDA allowing testing and clinical trials to begin, or that, once clinical trials for EB103 or other product candidates begin, issues will not arise that suspend or terminate such clinical trials. The manufacturing of our product candidates, including EB104, remain an emerging and evolving field. Accordingly, we expect CMC-related topics, including product specifications, will be a focus of IND reviews, which may delay the clearance of INDs.

Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or clinical trial application, we cannot guarantee that such regulatory authorities will not change their requirements in the future.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees (“IBCs”), as set forth in the National Institutes of Health (“NIH”) Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules (“NIH Guidelines”). Under the NIH Guidelines, recombinant and synthetic nucleic acids are defined as: (i) molecules that are constructed by joining nucleic acid molecules and that can replicate in a living cell (i.e., recombinant nucleic acids); (ii) nucleic acid molecules that are chemically or by other means synthesized or amplified, including those that are chemically or otherwise modified but can base pair with naturally occurring nucleic acid molecules (i.e., synthetic nucleic acids); or (iii) molecules that result from the replication of those described in (i) or (ii). Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Interim, topline and preliminary data that we announce or publish from time to time for any clinical trials that we initiate may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, preliminary, or topline data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary, or topline results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim, preliminary, or topline data from our clinical studies. Interim, topline, or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline, or interim data and final data could significantly harm our business prospects.

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Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the topline data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.

We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.

From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and IND-enabling studies in our product candidate discovery programs with collaborators as well as the commencement and completion of planned clinical trials in those programs. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any current or future collaborators’ product candidate discovery and development programs, the amount of time, effort and resources committed by us and any current or future collaborators, and the numerous uncertainties inherent in the development of therapies. As a result, there can be no assurance that our or any current or future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of our common stock could decline.

Clinical trials are expensive, time-consuming, and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because our current and potential future product candidates are based on new technologies and discovery approaches, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, the FDA or other regulatory authorities may require us to perform additional testing before commencing clinical trials and be hesitant to allow us to enroll patients impacted with our targeted disease indications in our future clinical trials. If we are unable to enroll patients impacted by our targeted disease indications in our future clinical trials, we would be delayed in obtaining potential proof-of-concept data in humans, which could extend our development timelines. In addition, costs to treat patients and to treat potential side effects that may result from our product candidates may be significant. Accordingly, our clinical trial costs are likely to be high and could have a material adverse effect on our business, financial condition, results of operations and prospects.

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If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may not be able to initiate or continue any clinical trials for our current or potential future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. We cannot predict how difficult it will be to enroll patients for trials in the indications we are studying. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to our clinical trials;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient consents;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•	factors we may not be able to control, such as current or potential pandemics, including the ongoing COVID-19 pandemic, that may limit the availability of patients, principal investigators or staff or clinical sites to participate in our clinical trials.

In addition, our future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Additionally, because some of our clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from our product candidates, such patients may be unevaluable for purposes of the trial and, as a result, we may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

If clinical trials for our product candidates are prolonged, delayed, or stopped, we may be unable to seek or obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.

We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time, or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

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•	further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, including the endpoint measures required for regulatory approval and our statistical plan;

•	the limited number of, and competition for, suitable study sites and investigators to conduct our clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indications as our product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for our clinical trials;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board (“IRB”) or ethics committee approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require us to submit additional data or impose other requirements before permitting us to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by us or our CROs;

•	our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

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•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•	the suspension or termination of our clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that has responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies, and guidelines may also occur and we may need to significantly modify our clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing, or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by us, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us.

Any failure or significant delay in commencing or completing clinical trials for our product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to our product candidates, or any requirement to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

If we decide to seek orphan drug designation for one or more of our product candidates, we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for our current or future product candidates that we may develop.

Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. We may seek orphan drug designation for certain indications for our product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. Orphan drug designation can entitle a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

In addition, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of our product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease.

In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition, and while we may seek orphan drug designation for our product candidates, we may never receive such designations. In addition, the FDA may reevaluate the Orphan Drug Act and its regulations and policies. We do not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect our business. Depending on what changes the FDA may make to its orphan drug regulations and policies, our business could be adversely impacted.

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We may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm our research and development activities.

Certain laws and regulations relating to drug development require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted or delayed.

Risks Related to Third Parties

We rely on third parties to conduct our preclinical studies, and plan to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily.

We expect to rely on third-party clinical investigators, CROs, clinical data management organizations, and consultants to design, conduct, supervise, and monitor certain preclinical studies and any clinical trials. Because we intend to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, we will have less control over the timing, quality, and other aspects of such preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs, clinical data management organizations, and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. Some of these third parties may terminate their engagements with us at any time. We also expect to have to negotiate budgets and contracts with CROs, clinical trial sites and contract manufacturing organizations and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. If we need to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay our drug development activities, as well as materially impact our ability to meet our desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful, or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.

Our reliance on these third parties for such drug development activities will reduce our control over these activities. As a result, we will have less direct control over the conduct, timing, and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we will be responsible for ensuring that each of our studies and trials is conducted in accordance with applicable protocol, legal, and regulatory requirements and scientific standards, including good laboratory practice (“GLP”), good clinical practice (“GCP”), Current Good Manufacturing Practice (“cGMP”), and Current Good Tissue Practice (“cGTP”), and our reliance on third parties does not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require us to comply with GCP standards, regulations for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs, clinical sites and investigators fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, European Medicines Agency (“EMA”), or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials substantially comply with GCP regulations. In addition, our clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.

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If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, or if these third parties need to be replaced, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We depend on strategic partnerships and collaboration arrangements, such as the Collaboration Agreement with Imugene and the Licensing Agreement with Eureka, for the development and commercialization of EB103, EB104, and future product candidates in certain indications, and if these arrangements are unsuccessful, this could impair our ability to generate revenues and materially harm our results of operations.

Our business strategy for the research of EB103’s use in conjunction with CF33-CD19t is dependent upon maintaining our current arrangements and potentially establishing new arrangements with strategic partners, research collaborators, and other third parties. The Collaboration Agreement with Imugene allows us to investigate the use of EB103 in conjunction with CF33-CD19t in the treatment of solid tumors and to discuss the development and commercialization of collaboration results. The Licensing Agreement with Eureka grants us an exclusive license to use ARTEMIS® technology in connection with CD19 and CD22 in the Licensed Territory. These agreements provide for, among other things, intellectual property rights and significant future payments should certain development, regulatory, and commercial milestones be achieved.

As a result, we may not be able to conduct these collaborations in the manner or on the time schedule we currently contemplate, which may negatively impact our business operations.

Additionally, the development and commercialization of potential product candidates under our collaboration agreements could be substantially delayed, and our ability to receive future funding could be substantially impaired if one or more of our collaborators:

•	shifts its priorities and resources away from our collaborations due to a change in business strategies, or a merger, acquisition, sale, or downsizing of its company or business unit;

•	ceases development in therapeutic areas which are the subject of our collaboration;

•	fails to select a product candidate for advancement into preclinical development, clinical development, or subsequent clinical development into a marketed product;

•	changes the success criteria for a particular product candidate, thereby delaying or ceasing development of such product candidate;

•	significantly delays the initiation or conduct of certain activities which could delay our receipt of milestone payments tied to such activities, thereby impacting our ability to fund our own activities;

•	develops a product candidate that competes, either directly or indirectly, with our product candidates;

•	does not obtain the requisite regulatory approval of a product candidate;

•	does not successfully commercialize a product candidate;

•	encounters regulatory, resource or quality issues and is unable to meet demand requirements;

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•	exercises its rights under the agreement to terminate the collaboration, or otherwise withdraws support for, or otherwise impairs development under the collaboration;

•	disagrees on the research, development or commercialization of a product candidate resulting in a delay in milestones, royalty payments, or termination of research and development activities for such product candidate; and

•	uses our proprietary information or intellectual property in such a way as to jeopardize our rights in such property.

In addition, the termination of our existing collaborations or any future strategic partnership or collaboration arrangement that we enter into may prevent us from receiving any milestone, royalty payment, sharing of profits, and other benefits under such agreement. Furthermore, disagreements with these parties could require or result in litigation or arbitration, which would be time-consuming and expensive. Any of these events could have a material adverse effect on our ability to develop and commercialize any of our product candidates and may adversely impact our business, prospects, financial condition, and results of operations.

We may not realize the anticipated benefits of our collaboration agreement with Imugene.

Our collaboration with Imugene will explore the therapeutic potential of a combination of Imugene’s CF33-CD19t in conjunction with EB103 for the treatment of solid tumors. However, Imugene could develop therapies outside of our collaboration that do not utilize EB103. For example, Imugene could develop an oncolytic virus that forces tumors to express a protein other than CD19 for a “mark and kill” approach to treating solid tumors, which would require a combination with a T-cell therapy other than EB103.

We may not be able to enter into additional strategic transactions on acceptable terms, if at all, which could adversely affect our ability to develop and commercialize current and potential future product candidates and technologies, impact our cash position, increase our expenses and present significant distractions to our management.

From time to time, we consider strategic transactions, such as collaborations, geographic partnerships for the co-development and/or co-commercialization of our product candidates in selected territories, acquisitions of companies, asset purchases, joint ventures, out- or in-licensing of product candidates or technologies and biomanufacturing partnerships. For example, we will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies, contract development manufacturing organizations, or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If we are not able to enter into strategic transactions, we may not have access to required liquidity or expertise to further develop our current or potential future product candidates. Any such collaboration, or other strategic transaction, may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business.

We also may acquire additional technologies and assets, form strategic alliances, or create joint ventures with third parties that we believe will complement or augment our existing business, but we may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that we do enter into may be on terms that are not optimal for us, our product candidates, or our technologies. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to negotiate and manage a collaboration or develop acquired products, product candidates, or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

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•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, or increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers, or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and our business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our product candidates and technologies and have a negative impact on the competitiveness of any product candidate or technology that reaches market.

In addition, to the extent that any future collaborators terminate a collaboration agreement, we may be forced to independently develop our current and future product candidates and technologies, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates and technologies altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

The manufacturing of our product candidates is complex. We may encounter difficulties in production. If we encounter any such difficulties, our ability to supply our product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. The process of manufacturing our product candidates is also extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our product candidates or the manufacturing facilities in which they are made, the facilities may need to be closed for an extended period of time to investigate and remedy the contamination. As a result of the complexities, the cost to manufacture biologics in general, and our cell-based product candidates in particular, is generally higher than traditional small molecule chemical compounds, and the manufacturing process is less reliable and is more difficult to reproduce.

Any adverse developments affecting manufacturing operations for our product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate our cost of goods sold. The actual cost to manufacture our product candidates could be greater than we expect because we are early in our development efforts.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.

As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned, or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.

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Risks Related to Our Business and Operations

If the market opportunities for our current and potential future product candidates, are smaller than we believe they are, our future product revenues may be adversely affected, and our business may suffer.

Our understanding of the number of people who suffer from diseases that our current product candidates may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect our business prospects and financial condition. In particular, the treatable population for our candidates may further be reduced if our estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from our product candidates.

Further, there are several factors that could contribute to making the actual number of patients who receive our current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

We face competition from companies that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel therapies and platform technologies. If these companies develop therapies or platform technologies more rapidly than we do, or if their therapies or platform technologies are more effective or have fewer side effects, our ability to develop and successfully commercialize therapies may be adversely affected.

The development and commercialization of T-cell therapies is highly competitive. We compete with a variety of large pharmaceutical companies, multinational biopharmaceutical companies, other biopharmaceutical companies, and specialized biotechnology companies, as well as technology and therapeutics being developed at universities and other research institutions. Our competitors are often larger and better funded than we are. Our competitors have developed, are developing, or will develop product candidates and processes competitive with ours. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments that are currently in development or that enter the market. We believe that a significant number of product candidates are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop product candidates. There is intense and rapidly evolving competition in the biotechnology and biopharmaceutical fields. We believe that while EB103, EB104, and research relating to the use of EB103 in conjunction with CF33-CD19t, their associated intellectual property, the characteristics of our current and potential future product candidates, and our scientific and technical know-how together give us a competitive advantage in this space, competition from many sources remains.

Many of our competitors have significantly greater financial, technical, manufacturing, marketing, sales, and supply resources or experience than we do. If we successfully obtain approval for any product candidate, we will face competition based on many different factors, including the safety and effectiveness of our product candidates, the ease with which our product candidates can be administered, the timing and scope of regulatory approvals for these product candidates, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage, and patent position. Competing products and product candidates could present superior treatment alternatives, including by being more effective, safer, less expensive, or marketed and sold more effectively than any products we may develop. Competitive products and product candidates may make any product we develop obsolete or noncompetitive before we recover the expense of developing and commercializing such product. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.

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Any inability to attract and retain qualified key management, technical personnel and employees would impair our ability to implement our business plan.

Our success largely depends on the continued service of our and Eureka’s key executive management, advisors, and other specialized personnel. Our and Eureka’s senior management may terminate their employment with us and Eureka, as applicable, at any time and will continue to be able to do so after the closing of the Business Combination. We do not maintain “key person” insurance for any of our employees. The loss of one or more members of our or Eureka’s executive team, management team, or other key employees or advisors could delay our research and development programs and have a material adverse effect on our business, financial condition, results of operations, and prospects.

Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of any of our product candidates, commercialization, manufacturing, and sales and marketing personnel, will be critical to our success. The loss of the services of members of our or Eureka’s senior management or other key employees could impede the achievement of our research, development, and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing members of our or Eureka’s senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize our product candidates. Our success also depends on our and Eureka’s ability to continue to attract, retain, and motivate highly skilled junior, mid-level, and senior managers, as well as and Eureka’s junior, mid-level, and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and we and Eureka may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We and Eureka also experience competition for the hiring of scientific and clinical personnel from universities and research institutions.

In addition, through the Services Agreement with Eureka, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Such consultants and advisors are also consultants and advisors to Eureka, and may have additional commitments under consulting or advisory contracts with other entities, that may limit their availability to us and adversely impact the benefits we realize from the Services Agreement and our research and development and commercialization strategy

We may experience difficulties in managing our growth and expanding our operations.

As our current and potential future product candidates enter and advance through preclinical studies and any clinical trials, we will need to expand our development, regulatory, and manufacturing capabilities or contract with other organizations to provide these capabilities for us.

To manage our anticipated future growth, we will continue to implement and improve our managerial, operational, and financial systems and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the complexity in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

In addition, future growth imposes significant added responsibilities on members of management, including: identifying, recruiting, integrating, maintaining, and motivating additional employees; managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and improving our operational, financial and management controls, reporting systems and procedures.

We may also experience difficulties in the discovery and development of potential future product candidates if we are unable to meet demand as we grow our operations. In the future, we also expect to have to manage additional relationships with collaborators, suppliers, and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial, and management controls, reporting systems, and procedures, and to secure adequate facilities for our operational needs. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

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If any of our product candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing, and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.

We will need to develop internal sales, marketing, and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market any approved products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration, and compliance capabilities. If we rely on third parties with such capabilities to market any approved products or decide to co-promote products with third parties, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and we cannot assure you that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business and results of operations could be materially and adversely affected.

Public opinion and scrutiny of immunotherapy approaches may impact public perception of the combined company and product candidates, or may adversely affect our ability to conduct our business and our business plans.

Public perception may be influenced by claims, such as claims that immunotherapies are unsafe, unethical, or immoral and, consequently, our approach may not gain the acceptance of the public or the medical community. Negative public reaction to immunotherapy in general could result in greater government regulation and stricter labeling requirements of immunotherapy products, including any of our product candidates, and could cause a decrease in the demand for any products we may develop. Adverse public attitudes may adversely impact our ability to enroll clinical trials. Moreover, our success will depend upon physicians specializing in the treatment of those diseases that our product candidates target prescribing, and their patients being willing to receive, treatments that involve the use of our product candidates in lieu of, or in addition to, existing treatments they are already familiar with and for which greater clinical data may be available. More restrictive government regulations or negative public opinion could have an adverse effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. Adverse events in our clinical trials, even if not ultimately attributable to our product candidates, and the resulting publicity could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our potential product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Our potential future international operations may expose us to business, political, operational, and financial risks associated with doing business outside of the United States.

Our business is subject to risks associated with conducting business internationally. Some of our future clinical trials may be conducted outside of the United States and we may enter into key supply arrangements or do other business with persons outside of the United States. Furthermore, if we or any future collaborator succeeds in developing any products, we anticipate marketing them in the European Union and other jurisdictions in addition to the United States. If approved, we or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•	multiple, conflicting, and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

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•	failure by us to obtain and maintain regulatory approvals for the commercialization of our product candidates in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property rights;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand, and payment for our products and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease (including the COVID-19 pandemic), boycotts, curtailment of trade, and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation, and insurance; and

•	regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, our business, financial condition, prospects and results of operations.

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Our business entails a significant risk of product liability, and our inability to obtain sufficient insurance coverage could have a material adverse effect on our business, financial condition, results of operations and prospects.

As we conduct preclinical studies and future clinical trials of our current and potential future product candidates, we will be exposed to significant product liability risks inherent in the development, testing, manufacturing, and marketing of these product candidates. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs and potentially a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, substantial monetary awards to trial participants or patients and a decline in our stock price. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we or any future collaborators may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our employees, principal investigators, consultants, and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants, and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material adverse effect on our business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of our operations.

We  depend on sophisticated information technology systems and data processing to operate our business. If we experience security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, we may face costs, significant liabilities, harm to our brand, and business disruption.

We rely on information technology systems and data processing that we or our service providers, collaborators, consultants, contractors, or partners operate to collect, process, transmit and store electronic information in our day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and potentially clinical trial information. Additionally, we, and our service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, and share personal information, health information, and other information to host or otherwise process some of our anticipated future clinical data and that of users, to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Our internal computer systems and data processing and those of our third-party vendors, consultants, collaborators, contractors, or partners, including future CROs may be vulnerable to a cyber-attack (including supply chain cyber-attacks), malicious intrusion, breakdown, destruction, loss of data privacy, actions or inactions by our employees or contractors that expose security vulnerabilities, theft, or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, level of persistence, sophistication, and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may be increased as a result of COVID-19, owing to an increase in personnel working remotely and higher reliance on internet technology. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period.

To date, we have not implemented any privacy, data protection or cybersecurity policies, have not implemented any physical, technical, organizational, and administrative security measures and policies, and have not been, to our knowledge, in compliance in all material respects with all Privacy and Security Requirements (as that term is defined in the Merger Agreement) relating to data loss, theft, and breach of security notification obligations.

There can be no assurance that we, our service providers, collaborators, consultants, contractors, or partners will be successful in efforts to detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data. Any failure by us or our service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to us. Further, such failures or perceived failures could result in liability and a material disruption of our development programs and our business operations, which could lead to significant delays or setbacks in our research, delays to commercialization of our product candidates, lost revenues, or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cashflow. For example, the loss or alteration of clinical trial data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

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Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments, and internal privacy and security policies may require us to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidence in our services or security measures by our business partners or breach of contract claims. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages if we fail to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

We are subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development, or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties, or other sanctions.

Our business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic, on the manufacturing, clinical trial, and other business activities performed by us or by third parties with whom we may conduct business, including our anticipated contract manufacturers, CROs, shippers, and others.

Health epidemics could cause significant disruption in our operations and the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, in March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Since then, COVID-19 has spread to most countries and all 50 states within the United States, and the U.S. government has, at various times, ordered the closure of all non-essential businesses, and imposed social distancing measures, “shelter-in-place” orders and restrictions on travel between the United States, Europe, and certain other countries. The global pandemic and government measures taken in response have also had a significant impact on businesses and commerce worldwide, as worker shortages have occurred, supply chains have been disrupted, facilities and production have been suspended across a variety of industries, and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The effects of government orders may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.

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If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not harm our business.

In addition, our preclinical studies and future clinical trials may be affected by the COVID-19 pandemic or other health epidemics. Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources towards the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing our clinical trials. Similarly, if we are unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or experience additional restrictions by their institutions, city or state, our preclinical studies and future clinical trial operations could be adversely impacted.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic has resulted in significant volatility for global financial markets, resulting in economic uncertainty that could continue to significantly impact our business and operations and may reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock. In addition, any recurrence or new increases in the rates and severity of COVID-19 infection could cause other widespread or more severe impacts depending on where infection rates are highest.

Further, we may experience additional disruptions that could severely impact our business and future clinical trials, including:

•	diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•	limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•	risk that participants enrolled in our clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or other regulatory authorities to accept data from clinical trials in these affected geographies.

Since the beginning of the COVID-19 pandemic, several vaccines for COVID-19 have received Emergency Use Authorization by the FDA and a number of those later received marketing approval. Additional vaccines may be authorized or approved in the future. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the product candidates needed for our clinical trials, which could lead to delays in these trials. These and similar, and perhaps more severe, disruptions in our operations could have a material adverse effect on our business, results of operations, cash flows, financial condition, and/or prospects.

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As a result of the COVID-19 public health emergency, we may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. The ultimate impact of the COVID-19 pandemic on our business operations is highly uncertain and subject to change and will depend on future developments, including new regulatory requirements and changes to existing regulations.

The global pandemic of COVID-19 continues to evolve rapidly. We do not yet know the full extent of potential delays or impacts on our business, our future clinical trials, healthcare systems or the global economy as a whole that may result from the ongoing COVID-19 pandemic. However, these effects could have a material impact on our operations, and we continue to monitor the COVID-19 situation closely. To the extent the COVID-19 pandemic adversely affects our business, results of operations, cash flows, financial condition, and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Our business, operations, financial position and clinical development plans and timelines, and our ability to consummate the Business Combination, could be materially adversely affected by the continuing military action in Ukraine.

As a result of the military action commenced in February 2022 by the Russian Federation and Belarus in Ukraine, and related economic sanctions imposed by certain governments and our financial position and operations may be materially and adversely affected. As our ability to continue to operate will be dependent on raising debt and equity finance, any adverse impact to those markets as a result of this military action, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, results of operations, cash flows, financial condition, and/or prospects. The extent of any potential impact is not yet determinable, however.

Recent volatility in capital markets and lower market prices for our securities may affect our ability to access new capital through sales of shares of our common stock or issuance of indebtedness, which may harm our liquidity, limit our ability to grow our business, pursue acquisitions or improve our operating infrastructure and restrict our ability to compete in our markets.

Our operations consume substantial amounts of cash, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new solutions, retain or expand our current levels of personnel, improve our existing solutions, enhance our operating infrastructure, and potentially acquire complementary businesses and technologies. Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to:

•	finance unanticipated working capital requirements;

•	develop or enhance our technological infrastructure and our existing solutions;

•	pursue acquisitions or other strategic relationships; and

•	respond to competitive pressures.

Accordingly, we may need to pursue equity or debt financings to meet our capital needs. With uncertainty in the capital markets and other factors, such financing may not be available on terms favorable to us or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of Estrella Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, we could face significant limitations on our ability to invest in our operations and otherwise suffer harm to our business.

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Rising inflation rates could negatively impact our revenues and profitability if increases in the prices of our products or a decrease in consumer spending results in lower sales. In addition, if our costs increase and we are not able to pass along these price increases to our customers, our net income would be adversely affected, and the adverse impact may be material.

Inflation rates, particularly in the United States, have increased recently to levels not seen in years. Increased inflation may result in decreased demand for our products and services, increased operating costs (including our labor costs), reduced liquidity, and limitations on our ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks.

Risks Related to the Separation and Our Relationship with Eureka

We will incur significant charges in connection with the Business Combination and incremental costs as a standalone public company.

We estimate that we will incur approximately $1.8    million in transaction costs in connection with the Business Combination, including accounting, legal, underwriting, financial and capital markets advisory, and other fees and expenses. These estimated transaction costs are reflected in the unaudited pro forma condensed combined financial information of UPTD and Estrella contained elsewhere in this proxy statement/prospectus/information statement. For operational matters outside of the scope of the Services Agreement, we may hire additional employees, or out-source certain functions, systems, and infrastructure through contracts with third parties. These initiatives may be costly to implement. To the extent we implement any of these initiatives, we may incur additional operating costs beyond what is included in our historical and pro forma financial statements, and the amount and timing of such costs is uncertain.

Eureka currently performs or supports many important corporate functions for us pursuant to the Services Agreement. The Services Agreement may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, we may not be able to replace the services or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that we will receive from Eureka under our Services Agreement. Additionally, after the Services Agreement terminates, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Eureka. If we are required to operate these functions separately in the future, and we do not have our own adequate systems and business functions in place at that time, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

We also share office space with Eureka pursuant to an office sharing agreement that commenced in August 2022. If Eureka were to leave or lose its office space, we may not have adequate facilities to operate our business effectively and as required by the Collaboration Agreement or the costs of our office space could increase.

Our historical combined financial data and pro forma financial statements are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

Our historical combined financial data included in this proxy statement/prospectus/information statement does not reflect the financial condition, results of operations, or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. This is primarily the result of the following factors:

•	our historical combined financial data does not reflect the Business Combination;

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•	our historical combined financial data reflects expense allocations for certain support functions that are provided on a centralized basis within Eureka that may be higher or lower than the comparable expenses we would have actually incurred, or will incur in the future, as a standalone company;

•	our cost of debt and our capital structure will be different from that reflected in our historical combined financial statements;

•	significant increases may occur in our cost structure as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act).

Our financial condition and future results of operations, after giving effect to the Business Combination, will be materially different from amounts reflected in our historical combined financial statements included elsewhere in this proxy statement/prospectus/information statement. As a result of the Business Combination, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

Certain of our officers or directors may have actual or potential conflicts of interest because of their equity interests in or positions with Eureka.

Our CEO, President, and director, Dr. Liu, currently serves as, and will continue to serve as, the CEO and President of Eureka after the completion of the Business Combination. As a result, Dr. Liu devotes less than full time to the operation of our business. Pursuant to his employment agreement, Dr. Liu is expected to fulfill his duties as our CEO, but is not required to provide a specific number of hours to our business per week or per month.

Dr. Liu’s position at Eureka and the ownership by our officers and directors of any Eureka equity or equity awards, or Estrella equity awards the vesting for which is based in part on the total stockholder return of Eureka, creates, or may create the appearance of, conflicts of interest when these officers or directors are faced with decisions that could have different implications for Eureka than for us. These potential conflicts could arise, for example, over matters such as the desirability of changes in our business and operations, funding and capital matters, regulatory matters, intellectual property-related conflicts, including those relating to potential improvements to the ARTEMIS® platform, possible acquisitions or other corporate opportunities, and agreements with Eureka relating to the Separation or otherwise, allocation of resources and personnel pursuant to the Services Agreement, employee retention or recruiting, or our dividend policy.

In addition, our officers or directors may own Eureka common stock or equity awards. Certain of our officers, including Dr. Liu, and our director nominees have holdings of Eureka common stock or equity awards that have a material monetary value.

We rely on Eureka for our research and development efforts.

Pursuant to the Services Agreement, Eureka currently performs or supports our important research and development activities. The Services Agreement may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, we may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that we will receive from Eureka. Additionally, after the Services Agreement terminates, we may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Eureka. If we are required to operate these research and development functions separately in the future, and we do not have our own adequate systems and business functions in place at that time, or are unable to obtain them from other providers, we may not be able to operate our business effectively.

Additionally, our CEO and President, Dr. Liu, currently serves as, and will continue to serve as, the CEO and President of Eureka upon the Closing. Dr. Liu may have a conflict of interest in allocating resources and personnel between Estrella and Eureka, including pursuant to the Services Agreement, which may adversely impact the benefits we realize from the Services Agreement and our research and development and commercialization strategy.

Risks Related to Our Intellectual Property

If we are unable to obtain or protect intellectual property rights related to our in-licensed technology, future technologies and current or future product candidates, or if our intellectual property rights are inadequate, our competitors could develop and commercialize products and technology similar or identical to ours, and we may not be able to compete effectively in our market or successfully commercialize any product candidates we may develop.

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Our success depends in part on our ability to obtain and maintain protection for our in-licensed  intellectual property rights and proprietary technology. We rely on a combination of patents, trademarks, trade secret protection and confidentiality agreements, including in-licenses of intellectual property rights and biologic materials of others, to protect our current or future product candidates, methods used to manufacture our current or future product candidates and methods for treating patients using our current or future product candidates.

We in-license patents and patent applications relating to our product candidates. There is no guarantee that any patents covering our product candidates will issue from the patent applications we in-license, or from any patent applications that we may file in the future, or, if they do, that the issued claims will provide adequate protection for our product candidates, or any meaningful competitive advantage. Further, there is no assurance that any such patents issued will not be infringed, designed around, invalidated by third parties or effectively prevent others from commercializing competitive technologies, products or product candidates.

The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we in-license may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover our current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. We do not have exclusive control over the preparation, filing and prosecution of patent applications under certain of our in-license agreements, and we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents, that we may file and then out-license to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Even if our in-licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our in-licensed patents by developing similar or alternative product candidates in a non-infringing manner.

Further, although we make reasonable efforts to ensure patentability of our in-licensed inventions and our future inventions, we cannot guarantee that all of the potentially relevant prior art relating to our in-licensed patents and any patent applications that we may file in the future has been or will be found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our licensed platform technologies, our product candidates, or the use of our technologies. We thus cannot know with certainty whether our licensors were the first to file for patent protection of our licensors’ inventions. In addition, the United States Patent and Trademark Office (“USPTO”) might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or that names a common inventor. There is no assurance that all potentially relevant prior art relating to our in-licensed patents has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, we may be unaware of prior art that could be used to invalidate an issued patent that we license or to prevent any patent applications that we may file in the future from issuing as patents. Invalidation of any patent rights with respect to our in-licensed patents could materially harm our business.

Moreover, the patent positions of biotechnology companies like ours are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. The relevant patent laws and their interpretation, both inside and outside of the United States, is also uncertain. Changes in either the patent laws or their interpretation in the United States and other jurisdictions may diminish our ability to protect our platform technology or product candidates and could affect the value of such intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe, misappropriate or otherwise violate our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our in-licensed platform technology and inventions, our product candidates, future inventions and improvements. We cannot guarantee that patents will be granted with respect to any patent applications we may file or in license in the future, nor can we be sure that any patents that may be granted to us or our licensors in the future will be commercially useful in protecting our products, or the methods of use or manufacture of those products. Additionally, third parties, including our former employees and collaborators, may challenge the ownership or inventorship of our licensed or future patent rights to claim that they are entitled to ownership and inventorship interest, and we may not be successful in defending against such claims. However, we are not currently facing any such challenges. Moreover, issued patents do not guarantee the right to practice our in-licensed or owned technology or inventions in relation to the commercialization of our products. Issued patents only allow us to block—in some cases—potential competitors from practicing the claimed inventions of the issued patents.

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The standards applied by the USPTO and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. The in-licensed patents and patent applications, and our potential future patent applications, if any, may not result in patents being issued in the United States or in other jurisdictions which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patent applications we may file in the future or narrow the scope of any patent protection we may obtain from any such patent applications. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States.

Further, patents and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent us from commercializing our product candidates and any future product candidates and practicing the in-licensed proprietary technology, and any issued patents may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for our product candidate and any future product candidates. In addition, the scope of the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors or other parties with similar technology. Additionally, our competitors may initiate legal proceedings, such as declaratory judgment actions in federal court or reexaminations or an inter partes review at the USPTO in an attempt to invalidate or narrow the scope of our in-licensed patents. However, neither we nor our licensors are currently facing any such proceedings. Furthermore, our competitors or other parties may independently develop similar technologies that are outside the scope of the rights granted under any issued patents. For these reasons, we may face competition with respect to our product candidates and any future product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product candidate may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides.

Even if patents do successfully issue from any patent applications we may file in the future, and even if such patents cover our in-licensed current technologies or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or to any other patents licensed to us could deprive us of rights necessary for the successful commercialization of any current or future technologies or product candidates that we may develop. Likewise, if such patent applications with respect to our development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with us to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten our ability to commercialize current or future products and could prevent us from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on our business and ability to achieve profitability. We may be unable to prevent competitors from entering the market with a product that is similar or identical to any of our current or potential future product candidates or from utilizing technologies similar to those in our in-licensed T-cell immunotherapy technologies.

The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, any potential future patent applications filed by us or our licensors, or any patents that issue therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any such issued patents may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable our in-licensed patent rights or any patent rights arising from issuance of a patent based on an application that we may file in the future, result in the loss of exclusivity, limit our ability to stop others from using or commercializing similar or identical platforms and product candidates, or allow third parties to compete directly with us without payment to us. In addition, if the breadth or strength of protection provided by any patents that might result from our in-licensed patent applications or any patent applications that we may file in the future is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

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Moreover, the Collaboration Agreement allows us to co-own with Imugene patent applications relating to inventions jointly developed under the Collaboration Agreement, and we may in the future co-own additional patents and patent applications with third parties pursuant to agreements that we may enter into.  If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business prospects and financial conditions.

Our in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

Our in-licensed patent rights may not cover our products or processes, including ARTEMIS®, or any otherwise viable commercial products or processes and/or may be invalid or unenforceable

We have not specifically evaluated the scope of coverage, validity, or enforceability of our in-licensed patent rights. These patents may not cover any of our current or future products or processes, including ARTEMIS® platform technology, or any otherwise viable commercial products or processes. Even if the patents do cover any of our current or future products, we have not evaluated whether and how easily a competitor may be able to design and market a competing product that does not infringe on any of our in-licensed patent rights. The in-licensed patent rights may have no commercial value. The in-licensed patent rights may be invalid or unenforceable for a variety of reasons including, non-patentable subject matter, anticipation, on-sale bar, public use bar, public disclosure, obviousness, inadequate written description, inadequate disclosure, lack of enablement, estoppel, laches, implied license, failure to mark, misuse, and/or inequitable conduct.

Our licenses and other material contracts may be invalid, unenforceable, or limited as to intellectual property and/or may impede, limit, or eliminate our ability to secure or protect our intellectual property, including in-licensed patent rights and any future developments.

We have not specifically evaluated the scope, validity, or enforceability of Eureka’s license of patent rights to Estrella. The license may not be valid, may be unenforceable, may have a limited scope, and may not confer adequate rights or standing. These risks may undermine our ability to enforce, control, and protect our in-licensed patent rights. We have not specifically evaluated the scope, validity, enforceability, or commercial usefulness of materials contracts as they relate to intellectual property. These contracts may not enable development of commercially valuable intellectual property and may materially limit or eliminate our ability to secure or protect our intellectual property, including in-licensed patent rights.

The patent protection and patent prosecution for some of our product candidates and technologies may be dependent on third parties.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our product candidates and technologies, there may be times when the filing and prosecution activities for patents and patent applications relating to our product candidates and technologies are controlled by our licensors or collaborators. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would.

If any of our licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our product candidates and technologies, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those product candidates and technologies may be adversely affected and we may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where we have the right to control the prosecution of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our current and future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Further, we may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding(s) or defense activities may be less vigorous than had we conducted them ourselves.

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We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations.

Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

Further, our licensors may retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

Additionally, some intellectual property that we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980 (“Bayh-Dole Act”) and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government may have the right to require us or our licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions made through government funded programs if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government-funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

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We currently, and in the future may continue to, enter into agreements involving licenses or collaborations that provide for access or sharing of intellectual property. These intellectual property-related agreements may impose certain obligations and restrictions on our ability to develop and commercialize our product candidates and technologies that are the subject of such licenses.

We license rights from third parties to use certain intellectual property relevant to one or more of our current and future product candidates. In the future, we may need to obtain additional licenses from others to advance our research and development activities or allow the commercialization of our current and future product candidates we may identify and pursue. These existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For example, we are a party to the License Agreement with Eureka and Eureka Therapeutics (Cayman), Inc. For a more detailed description of the License Agreement, see the section titled “Business — Intellectual Property.”

In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

Further, we or our licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. It is possible that defects of form in the preparation or filing of our in-licensed patents may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our in-licensed patents, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business, financial conditions, results of operations and prospects.

Furthermore, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that is the subject of such licensed rights could be materially adversely affected. Even where we have the right to control prosecution of patents and patent applications under license from third parties, we may still be adversely affected or prejudiced by actions or inactions of our predecessors or licensors and their counsel that took place prior to us assuming control over patent prosecution.

Our technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Our predecessors or licensors do and may retain certain rights under their agreements with us, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our predecessors or licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

If we are limited in our ability to utilize acquired or licensed technologies, or if we lose our rights to critical in-licensed technology, we may be unable to successfully develop, out-license, market and sell our product candidates, which could prevent or delay new product introductions. Our business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license or market and sell our product candidates.

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If we fail to comply with our obligations under any existing or future license, collaboration or other intellectual property-related agreements, we may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting our current or future technologies or product candidates or we could lose certain rights to grant sublicenses.

We have certain obligations to third-party licensors from whom we license certain patent rights that are relevant to one or more current and future product candidates. In the future, we may need to obtain additional licenses from other third parties to advance our research and development activities or allow the commercialization of our current and future product candidates. Our existing license agreements impose, and any future license agreements we enter into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on us. For a more detailed description of our existing license agreements, see the section titled “Business—License Agreement.” If we breach any of these obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to us, or use the intellectual property licensed to us in an unauthorized manner or we are subject to bankruptcy-related proceedings, we may be required to pay damages and the licensor may have the right to terminate the respective agreement or materially modify the terms of the license, such as by rendering currently exclusive licenses non-exclusive. License termination or modification could result in our inability to develop, manufacture and sell products that are covered by the licensed intellectual property or could enable a competitor to gain access to the licensed intellectual property.

In certain circumstances, our licensed patent rights are subject to our reimbursing our licensors for their patent prosecution and maintenance costs. If our licensors and future licensors fail to prosecute, maintain, enforce and defend patents we may license, or lose rights to licensed patents or patent applications, our licensed rights may be reduced or eliminated. In such circumstances, our right to develop and commercialize any of our products or product candidates that are the subject of such licensed rights could be materially adversely affected.

Our current or future licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

Disputes may arise between us and our present and future licensors regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues, including but not limited to our right to transfer or assign the license;

•	whether and the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties, including the terms and conditions thereof;

•	our diligence obligations with respect to the development and commercialization of our product candidates that are covered by the license agreement, and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license;

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•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, while we currently do not have any liens, security interests, or other encumbrances on the intellectual property that we own, we may, in the future, need to obtain a loan or a line of credit that will require that we put up our intellectual property as collateral to our lenders or creditors. If we do so, and we violate the terms of any such loan or credit agreement, our lenders or creditors may take possession of such intellectual property, including the rights to receive proceeds derived from such intellectual property.

Patent terms may not be able to protect our competitive position for an adequate period of time with respect to our current or future technologies or product candidates.

Patents have a limited lifespan. The term of individual patents and applications in-licensed to us and in our portfolio in the future depends upon the legal term of patents in the countries in which they are obtained. In most countries in which we would file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. Extensions of a patent term may be available, but there is no guarantee that such patents may be eligible for extension, or that we would succeed in obtaining any particular extension, and no guarantee any such extension would confer a patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. In the United States, the term of a patent may be eligible for patent term adjustment, which permits patent term restoration as compensation for delays incurred at the USPTO during the patent prosecution process. In addition, for patents that cover an FDA-approved drug, the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) permits a patent term extension of up to five years beyond the expiration of the patent. While the length of the patent term extension is related to the length of time the drug is under regulatory review, patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only one patent per approved drug—and only those claims covering the approved drug, a method for using it or a method for manufacturing it—may be extended under the Hatch-Waxman Act. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our products receive FDA approval or applicable approval in other jurisdictions, we expect to apply for patent term extensions on any issued patents covering those products in the United States and other jurisdictions where such extensions are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions. An extension may not be granted because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. If a patent term extension is not granted or the term of any such extension is less than requested, the period during which we can enforce such patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may be able to launch their products earlier by taking advantage of our investment in development and clinical trials along with our clinical and preclinical data. This could have a material adverse effect on our business and ability to achieve profitability.

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The life of a patent and the protection it affords are limited. As a result, our in-licensed patent portfolio provides us with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to ours. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our in-licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our current or any future technologies or product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law, which could increase the uncertainties and costs surrounding the prosecution of any potential future owned patents and our in-licensed patents and the enforcement or defense of any potential future owned patents or our in-licensed patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before us, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and sets forth additional procedures to challenge the validity of a patent by USPTO-administered post-grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our in-licensed patents and any patent applications we may file in the future and the enforcement or defense of our in-licensed patents and any patents we may own in the future, all of which could have a material adverse impact on our business prospects and financial condition.

As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about our ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. We cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact any patents we may own in the future or our in-licensed patents or any patent applications we may file in the future. The laws and regulations governing patents could change in unpredictable ways that could weaken our and our licensors’ ability to obtain new patents or to enforce our existing in-licensed patents and patents that we might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on our and our licensors’ ability to obtain new patents or to protect and enforce our in-licensed patents or patents that we may obtain or in-license in the future.

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We or our licensors may be subject to lawsuits or litigation to protect or enforce our in-licensed patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Third parties may attempt to invalidate our or our licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, declaratory judgment actions, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts and foreign patent offices or foreign courts. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our licensor’s patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard necessary to invalidate a patent claim in USPTO proceedings compared to the evidentiary standard in United States federal courts, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our licensors’ patent claims that would not have been invalidated if first challenged by the third party in a district court action. Even if such rights are not directly challenged, disputes could lead to the weakening of our or our licensors’ intellectual property rights. Our defense against any attempt by third parties to circumvent or invalidate our intellectual property rights could be costly to us, could require significant time and attention of our management, and could have a material and adverse impact on our profitability, financial condition and prospects or ability to successfully compete.

We or our licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce our in-licensed patent or other intellectual property rights. The cost to us in defending or initiating any litigation or other proceedings relating to our in-licensed patent or other intellectual property rights, even if resolved in our favor, could be substantial, particularly in a foreign jurisdiction, and any litigation or other proceeding would divert our management’s attention. Such litigation or proceedings could materially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of our competitors may be able to more effectively sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay our research and development efforts and materially limit our ability to continue our operations.

If we or our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates or our technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability of the asserted patent are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we or our licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection for one or more of our product candidates or certain aspects of our platform technologies. Such a loss of patent protection could have a material adverse effect on our business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect our product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating our in-licensed patents or other intellectual property rights.

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We may not be able to protect our intellectual property rights throughout the world, which could negatively impact our business.

Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other countries. Competitors or other third parties may use our licensed technologies to develop their own products in jurisdictions where our licensors or we have not obtained patent protection and, further, may export infringing product candidates to territories where our licensors or we may in the future have patent protections, but enforcement is not as strong as that in the United States. These product candidates may compete with our products, and our in-licensed patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us to stop the infringement of any in-licensed patents or patents that we may obtain in the future in other countries, or the marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our in-licensed intellectual property and other proprietary rights in foreign jurisdictions could result in substantial costs and could divert our efforts and attention from other aspects of our business. Such proceedings could also put any in-licensed patents or patents that we may hold in the future at risk of being invalidated or interpreted narrowly, could put our in-licensed patent applications or patent applications that we may file in the future at risk of not issuing, and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits or other adversarial proceedings that we or our licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our and our licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.

Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or violating their intellectual property rights, or seeking to invalidate or avoid our in-licensed patent rights, the outcome of which would be uncertain and could have a material adverse impact on the success of our business.

Our commercial success depends, in part, upon our ability or the ability of our potential future collaborators to develop, manufacture, market and sell our current or any future product candidates and to use our proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes review proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of cell therapies advances, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement, or claims asserting invalidity, unenforceability, or invalidity of our in-licensed patent rights, asserted by third parties would be time consuming and could:

•	result in invalidation, unenforceability, scope limitation, or other adverse judgments against our in-licensed patents;

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of our technical personnel and management;

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•	cause development delays;

•	prevent us from commercializing any of our product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject us to substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees; or

•	require us to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in our competitors gaining access to the same technology.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that we may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that our technology or product candidates may infringe. Further, we cannot guarantee that we are aware of all patents and patent applications potentially relevant to our technology or products. We may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications filed in the United States (after November 29, 2000) and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our product candidates or platform technologies could have been filed by others without our knowledge. Any such patent application may have priority over our in-licensed patent applications or patents or any patent applications that we may file in the future and any patents issued therefrom, which could require us to obtain rights to issued patents covering such technologies. Additionally, claims pending in patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our platform, our product candidates or the use of our technologies.

Although no third party has asserted a claim of patent infringement against us as of the date of this proxy statement/prospectus, others may hold proprietary rights that could prevent our product candidates from being marketed. We or our licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review or post-grant review before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, we may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against us, our licensors or our strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with us, our licensors or our strategic collaborators to enforce or otherwise assert their patent rights. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are not invalid, and that they are enforceable and have been infringed, which could have a material adverse impact on our ability to utilize our platform technologies or to commercialize our current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence we believe to be clear and convincing, would invalidate the claims of any such U.S. patent.

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Further, we cannot guarantee that we will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we, or our licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, we could be required to pay damages, including treble damages and attorney’s fees, if we are found to have willfully infringed. In addition, we, or our licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give our competitors access to the same technology or intellectual property rights licensed to us, and we could be required to make substantial licensing and royalty payments. Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. We could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing our platform technologies or product candidates deemed to be infringing. We may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. Any of the foregoing could have a material adverse effect on our ability to generate revenue or achieve profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

Thus, it is possible that one or more third parties will hold patent rights to which we will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant us a license to such patent rights on reasonable terms or at all, we may be required to expend significant time and resources to redesign our technology, product candidates or the methods for manufacturing our product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, we may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on our ability to commercialize our product candidates and our business and financial condition.

Lastly, if our in-licensed technology or products are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our licensees and other parties with whom we have business relationships, and we may be required to indemnify those parties for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.

Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of New Estrella Common Stock to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of our existing product candidates, approved products, programs, or intellectual property could be diminished. Accordingly, the market price of shares of New Estrella Common Stock may decline. Such announcements could also harm our reputation or the market for our future products, which could have a material adverse effect on our business.

Intellectual property rights of third parties could adversely affect our ability to commercialize our current in-licensed technologies or future technologies or product candidates, and we might be required to litigate or obtain licenses from third parties to develop or market our current in-licensed technologies or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.

Because the immunotherapy landscape is still evolving, it is difficult to conclusively assess our freedom to operate without infringing, misappropriating, or violating third-party rights. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Also, our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect.

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There are numerous companies that have pending patent applications and issued patents broadly covering cell therapy generally or covering related inventions that may be relevant for product candidates that we wish to develop. There may be third-party patents and patent applications that claim aspects of our current or potential future product candidates and modifications that we may need to apply to our current or potential future product candidates. There are also many issued patents that claim inventions that may be relevant to products we wish to develop. The holders of such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property.

Our competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover our current in-licensed technologies or future technologies, product candidates or elements thereof or our manufacture or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize current in-licensed technologies or future technologies or product candidates unless we successfully pursue litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current in-licensed technologies or future technologies or product candidates. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current in-licensed technologies or future technologies or product candidates. If such an infringement claim should successfully be brought, we may be required to pay substantial damages or be forced to abandon our current in-licensed technologies or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue costly, unpredictable, and time-consuming litigation and may be prevented from or experience substantial delays in marketing our product candidates. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our current in-licensed technologies or future technologies or product candidates that are held to be infringing, misappropriating, or otherwise violating third-party intellectual property rights. We might, if possible, also be forced to redesign current or future technologies or product candidates so that we no longer infringe, misappropriate, or violate the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business, which could have a material adverse effect on our financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patent protection for certain aspects of our current in-licensed technologies or future technologies and product candidates, we rely on trade secrets, including confidential and unpatented know-how, technology and other proprietary information, to maintain our competitive position and to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Elements of our product candidates, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property.

Trade secrets and know-how can be difficult to protect. We seek to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to us. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access (such as through a cybersecurity breach) to our trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom we have such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for any such breaches. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties.

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We may also become involved in inventorship disputes relating to inventions and patents developed by our employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If, in the future, any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of third parties, including our employees’ or consultants’ former employers or their clients.

We are party to various contracts under which we are obligated to maintain the confidentiality of trade secrets or other confidential and proprietary information of third parties, including our licensors and strategic partners. In addition, many of our employees or consultants and our licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that one or more of these employees or consultants or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties, including former employers of our employees and consultants. Litigation or arbitration may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit our ability to commercialize, or prevent us from commercializing, our current in-licensed technologies or future technologies or product candidates, which could materially harm our business. Even if we are successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.

Our licensors or we may be subject to claims challenging the inventorship of our in-licensed patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our in-licensed patents as an inventor or co-inventor, or in our trade secrets or other intellectual property as a contributor to its development. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our licensors’ ownership of our in-licensed patents, our trade secrets or other intellectual property. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

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Also, our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Further, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in obtaining such executed agreements with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our licensors’ patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or patent applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our in-licensed patents and any patent rights we may own or in-license in the future. The USPTO and various non-U.S. patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply with these requirements, and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our in-licensed intellectual property. In many cases, an inadvertent lapse, including due to the effect of the COVID-19 pandemic on us, our patent counsel or other applicable patent maintenance vendors, can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we use for name recognition by potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be materially adversely affected.

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We may also license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and trade names by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•	others may be able to create T-cell therapies that are similar to our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•	we, our licensors, or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control or may own, license or control in the future;

•	we or our licensors might not have been the first to file patent applications covering certain of our in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating, or violating our in-licensed intellectual property rights;

•	it is possible that any patent applications we may file in the future will not lead to issued patents;

•	issued patents that we in-license, control or may own in the future may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•	our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could have a material adverse impact on our business, financial condition, results of operations and prospects.

If any negative data were to arise with respect to the use of our licensed technology in territories where such technology is licensed to a third party, it could negatively affect our ability to develop our product candidates in territories where we license such technology.

Pursuant to the Syracuse License Agreement, Eureka licensed to JW Therapeutics (Cayman) Co. Ltd ("JW”) the rights to use ARTEMIS® technology in connection with CD19 and CD22 in Greater China and the ASEAN countries (the "JW Territory”). The JW License allows JW to conduct research and development (but not commercialize) in the U.S., and for Eureka and Estrella to conduct research and development (but not commercialize) in the JW Territory. Accordingly, we may experience conflicts or have potential intellectual property-related disputes with JW in connection with the development of our product candidates. Additionally, if any negative data were to arise from the JW Territory with respect to the use of ARTEMIS® technology in the JW Territory, it could negatively affect our ability to develop our product candidates and adversely impact our success in the Licensed Territory.

Risks Related to Government Regulation

Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

All of our current product candidates are in preclinical development and their risk of failure is high. It is impossible to predict when or if our candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies for our current product candidates and then conduct extensive clinical trials to demonstrate the safety, purity and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of our current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.

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We may experience delays in completing our preclinical studies and initiating or completing our clinical studies. We do not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Our development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring us to submit additional data or imposing other requirements before permitting us to initiate a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining IRB or ethics committee approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	the FDA placing the clinical trial on hold;

•	subjects failing to enroll or remain in our trial at the rate we expect;

•	subjects choosing an alternative treatment for the indication for which we are developing or other product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse events;

•	any changes to our manufacturing process that may be necessary or desired;

•	adding new clinical trial sites; and

•	manufacturing sufficient quantities of our product candidates for use in clinical trials.

Furthermore, we expect to rely on our CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

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Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or a regulatory authority concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of the marketing application we submit. Any such delay or rejection could prevent or delay us from commercializing our current or future product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of any of our current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our current or potential future product candidates.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize our current or potential future product candidates.

Our current and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing, and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed in the U.S. or foreign jurisdictions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our potential future collaborators to begin selling them.

The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity, and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Further, we and our potential future collaborators may never receive approval to market and commercialize any product candidate. Even if we or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings.

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Once a product obtains regulatory approval, numerous post approval requirements apply, including periodic monitoring and reporting obligations, review of promotional material, reports on ongoing clinical trials and adverse events and inspections of manufacturing facilities. In addition, material changes to approved products, including any changes to the manufacturing process or labeling, require further review by the appropriate authorities before marketing. Approvals may also be withdrawn or revoked due to safety, effectiveness, or potency concerns, including as a result of adverse events reported in patients or ongoing clinical trials, or failure to comply with cGMP. In addition to revocation or withdrawal of approvals, we and our partners may be subject to warnings, fines, recalls, criminal prosecution or other sanctions if we fail to comply with regulatory requirements. If we or our partners are unable to obtain or maintain regulatory approvals for our products and product candidates, our business, financial position, results of operations and future growth prospects will be negatively impacted and we or our partners may be subject to sanctions. If any of our product candidates prove to be ineffective, unsafe, or commercially unviable, we may have to re-engineer our current or potential future product candidates, and our entire pipeline could have little, if any, value, which could require us to change our focus and approach to product candidate discovery and therapeutic development, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

We will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing, and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval in a foreign jurisdiction may differ from that required to obtain FDA approval.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

If we succeed in developing any products, we intend to market them in the United States, as well as the European Union and other foreign jurisdictions. In order to market and sell our products in other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

In the past, Eureka has conducted proof-of-concept studies outside of the United States and collaborated with third parties on investigator-initiated studies (“IIS”). We may in the future conduct certain of our clinical trials for our product candidates outside of the United States or use data from proof of concept or IIS studies from outside the United States to support our IND applications and design clinical development programs. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

In the past, Eureka has conducted proof-of-concept studies outside of the United States and collaborated with third parties on investigator-initiated studies (“IIS”). We may in the future conduct certain of our clinical trials for our product candidates outside of the United States or use data from proof of concept or IIS studies from outside the United States to support our IND applications and design clinical development programs. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from our clinical trials of our product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt our development of our product candidates.

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Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Conducting clinical trials outside of the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

Even if we receive regulatory approval for any of our current or potential future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or potential future collaborators obtain for any of our current or potential future product candidates will be subject to limitations on the approved indicated uses for which a product may be marketed or may be subject to the conditions of approval, or contain requirements for potentially costly post-marketing testing, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves any of our current or potential future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that we conduct post-approval. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP and cGTP regulations and applicable product tracking and tracing requirements.

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Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters, untitled letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators;

•	suspension or revocation of product approvals;

•	suspension of any ongoing clinical trials;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties or monetary fines.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.

The FDA has the authority to require a risk evaluation and mitigation strategy (“REMS”) as part of a biologics license application (“BLA”) or after approval, which may impose further requirements or restrictions on the distribution or use of an approved product, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.

Furthermore, the FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict a manufacturer’s communications on the subject of off-label use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Occurrence of any of the foregoing could have a material adverse effect on our business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

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Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The Affordable Care Act includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until twelve years from the date on which the reference product was first licensed. During this twelve-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The law is complex. The BPCIA could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of our future product candidates approved as a biological product under a BLA should qualify for the twelve-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors that are still developing.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act (the “ACA”) was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:

•	an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and a cap on the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

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•	expansion of the entities eligible for discounts under the Public Health program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services (“CMS”) to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”

Since its enactment, there have been judicial, congressional, and executive challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact our business. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted.

•	On August 2, 2011, the Budget Control Act of 2011 among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and will remain in effect through 2030.

•	On January 2, 2013, the American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals and increased the statute of limitations period for

•	On April 13, 2017, CMS published a final rule that gives states greater flexibility in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces.

•	On May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

•	On May 23, 2019, CMS published a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020.

•	On December 20, 2019, former President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is impossible to determine whether similar taxes could be instated in the future.

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Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, reduce the costs of drugs under Medicare, and reform government program reimbursement methodologies for drug products. For example, in July 2021, President Biden issued an executive order pertaining to drug pricing, which expressed support for legislation allowing direct negotiation in Medicare Part D and inflationary rebates and directed various executive branch agencies to take actions to lower drug prices and promote generic competition. In response to Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles.

These initiatives recently culminated in the enactment of the Inflation Reduction Act, or IRA, in August 2022, which, among other things, will allow HHS to negotiate the selling price of certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, although this will only apply to high-expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics). The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price representing a significant discount from average prices to wholesalers and direct purchasers. The law will also, beginning in October 2023, penalize drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. In addition, the law eliminates the “donut hole” under Medicare Part D beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and requiring manufacturers to subsidize, through a newly established manufacturer discount program, 10% of Part D enrollees’ prescription costs for brand drugs below the out-of-pocket maximum, and 20% once the out-of-pocket maximum has been reached. Although these discounts represent a lower percentage of enrollees’ costs than the current discounts required below the out-of-pocket maximum (that is, in the “donut hole” phase of Part D coverage), the new manufacturer contribution required above the out-of-pocket maximum could be considerable for very high-cost patients and the total contributions by manufacturers to a Part D enrollee’s drug expenses may exceed those currently provided. Further, the law incentivizes the manufacture of biosimilars and vaccine uptake, and limits the Part B or Part D insulin copayment to $35 per month. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. These provisions will take effect progressively starting in 2023, although they may be subject to legal challenges.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing, which could negatively affect our business, financial conditions, results of operation and prospects.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our products. It is not clear how other future potential changes to the ACA will change the reimbursement model and market outlook for our current and future product candidates.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business.

We may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other sensitive information to develop our products, to operate our business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.

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To date, we have not implemented any privacy, data protection, or cybersecurity policies, have not implemented any commercially reasonable physical, technical, organizational, and administrative security measures and policies, and have not been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft, and breach of security notification obligations.

We  and any potential future collaborators, partners, or service providers may be subject to federal, state, and foreign data protection laws, regulations, and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws, or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of any future potential collaborators or service providers. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, we could be subject to civil or criminal penalties if we obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if we otherwise violate applicable privacy and data security laws.

International data protection laws, including the EU’s General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018, and imposes stringent data protection requirements for processing of personal data of individuals within the European Economic Area (“EEA”) as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The GDPR imposes numerous requirements for the collection, use and disclosure of personal data, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.

In addition, the GDPR places restrictions on cross-border data transfers. A decision by the Court of Justice of the European Union (“CJEU”) in 2020 invalidated the EU-U.S. Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses, one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the Swiss-U.S. Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. Furthermore, on June 4, 2021, the European Commission issued new forms of standard contractual clauses for data transfers from controllers or processors in the EEA (or otherwise subject to the GDPR) to controllers or processors established outside the EEA (and not subject to the GDPR). The new forms of standard contractual clauses have replaced the standard contractual clauses that were adopted previously under the Data Protection Directive. We will be required to transition to the new forms of standard contractual clauses and doing so will require significant effort and cost. The new standard contractual clauses may also impact our business as companies based in Europe may be reluctant to utilize the new clauses to legitimize transfers of personal information to third countries given the burdensome requirements of transfer impact assessments and the substantial obligations that the new standard contractual clauses impose upon exporters. If we are investigated by a European data protection authority, we may face fines and other penalties. Any such investigation or charges by European data protection authorities could have a negative effect on our existing business and on our ability to attract and retain new clients or pharmaceutical partners. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients or pharmaceutical partners to continue to use our products due to the potential risk exposure as a result of the current (and, in particular, future) data protection obligations imposed on them by certain data protection authorities in interpretation of current law, including the GDPR. Such clients or pharmaceutical partners may also view any alternative approaches to compliance as being too costly, too burdensome, too legally uncertain, or otherwise objectionable and therefore decide not to do business with us. Any of the foregoing could materially harm our business, prospects, financial condition, and results of operations.

The GDPR has increased our responsibilities and potential liability in relation to personal data processed subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Companies now have to comply with the GDPR and also the United Kingdom GDPR (“UK GDPR”), which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. In addition, on June 28, 2021, the European Commission adopted an adequacy decision in respect of transfers of personal data to the UK for a four-year period (until June 27, 2025). Similarly, the UK has determined that it considers all of the EEA to be adequate for the purposes of data protection. This ensures that data flows between the UK and the EEA remain unaffected. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EEA Member States and the UK is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation and reputational harm in connection with our European activities. In addition, any failure by us (or our business partners who handle personal data) to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EEA member states and the UK may result in regulators prohibiting our processing of the personal data of EEA data subjects, which could impact our operations and ability to develop our products and provide our services, including interrupting or ending EEA clinical trials.

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In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”) on June 28, 2018, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of our current or future employees who may be California residents) and provide such residents new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. Although the law includes limited exceptions for health-related information, including clinical trial data, such exceptions may not apply to all of our operations and processing activities. As we expand our operations and trials (both preclinical and clinical), the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend towards more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act (the “CPRA”) which amends and expands the CCPA. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. The CPRA has created additional uncertainty and may increase our cost of compliance. Other states are beginning to pass similar laws. In the event that we are subject to or affected by HIPAA, the GDPR, the CCPA, the CPRA or other domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While we strive to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, we may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators or service providers obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm our business.

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We also are, or may be asserted to be, subject to the terms of our external and internal privacy and security policies, representations, certifications, publications, and frameworks and contractual obligations to third parties related to privacy, data protection, information security, and processing. Failure to comply or the perceived failure to comply with any of these, or if any of these policies or any of our representations, certifications, publications, or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of our actual practices, could result in reputational harm, result in litigation, cause a material adverse impact to business operations or financial results, and otherwise result in other material harm to our business.

If we or our existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our product candidates and may harm our reputation.

Healthcare providers, physicians, and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which we obtain marketing approval. Our current and future arrangements with third-party payors, providers, and customers, among others, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell, and distribute our product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	federal civil and criminal false claims laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, and civil monetary penalties laws, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•	HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans and healthcare clearinghouses as well as their business associates and their subcontractors that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state, and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

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•	the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•	the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the CMS information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations extend to include payments and transfers of value, made during the previous year to certain non-physician providers, including physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, anesthesiologist assistants and certified nurse midwives; and

•	analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers, local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing, state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom are compensated in the form of stock options for consulting services provided, may not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow us to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time, and resources.

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If we fail to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals we may receive and subject us to other penalties that could materially harm our business.

Even if we receive marketing and commercialization approval of a product candidate, we will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which we seek regulatory approval. The FDA and other regulatory authorities have significant post- market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a REMS after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP and cGTP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer, or facility, including withdrawal of the product candidate from the market. We intend to rely on third-party manufacturers and we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which we seek to market our products, we or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA, or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties, and criminal prosecution.

Even if we are able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and private health insurers is critical to new product acceptance.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Our ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use our future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.

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Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. We cannot be sure that coverage and adequate reimbursement will be available for any product that we commercialize and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or are available only at limited levels, we may not be able to successfully commercialize any product candidate for which we obtain marketing approval.

Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more product candidates, even if our product candidates obtain regulatory approval.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to our operations and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We interact with officials and employees of government agencies and government-affiliated hospitals, universities, and other organizations. In addition, we may engage third-party intermediaries to promote our clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, collaborators, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.

In connection with the Business Combination, New Estrella will adopt a Code of Business Conduct and Ethics that will be effective following the closing of the Business Combination and we expect to prepare and implement policies and procedures to ensure compliance with such code. The Code of Business Conduct and Ethics mandates compliance with the FCPA and other anti-corruption laws applicable to our business throughout the world. However, we cannot assure you that our employees and third-party intermediaries will comply with the Code of Business Conduct and Ethics or such anti-corruption laws. Noncompliance with anti-corruption and anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension, or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations, or other enforcement actions are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor which can result in added costs and administrative burdens.

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General Risk Factors

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved, or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs and biologics or modifications to approved drugs and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Since March 2020 when foreign and domestic inspections of facilities were largely placed on hold, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. Since April 2021, the FDA has conducted limited inspections and has employed remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates. Ongoing travel restrictions and other uncertainties continue to impact oversight operations both domestic and abroad and it is unclear when standard operational levels will resume. The FDA is continuing to complete mission-critical work, prioritize other higher-tiered inspectional needs (e.g., for-cause inspections), and carry out surveillance inspections using risk-based approaches for evaluating public health. Should FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be adequate, the agency has stated that it generally intends to issue, depending on the circumstances, a complete response letter or defer action on the application until an inspection can be completed. During the COVID-19 public health emergency, a number of companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the ongoing COVID-19 pandemic and may experience delays in their regulatory activities.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

We share our facilities with Eureka (“Facilities”) located in Emeryville, California, near major earthquake faults, fire zones and the shore of San Francisco Bay. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of COVID-19, power shortage, telecommunication failure, or other natural or man-made accidents or incidents that result in us being unable to fully utilize the Facilities may have a material adverse effect on our ability to operate our business, particularly on a daily basis and have significant negative consequences on our financial and operating conditions. Loss of access to the Facilities may result in increased costs, delays in the development of our product candidates, or interruption of our business operations. Natural disasters or pandemics such as the COVID-19 outbreak could further disrupt our operations and have a material adverse effect on our business, financial condition, results of operations, and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of the Facilities, that damaged critical infrastructure, such as research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. In the event of an accident or incident at the Facilities, we cannot assure our investors that the amounts of insurance payable, if any, will be sufficient to satisfy any damages and losses. If the Facilities or the manufacturing facilities of our third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption may have a material adverse effect on our business, financial condition, results of operations, and prospects.

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Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expense related to the ongoing development of our product candidates or future development programs;

•	results of preclinical studies and clinical trials, or the addition or termination of preclinical studies and clinical trials or funding support by us or potential future collaborators;

•	our execution of any collaboration, licensing, or similar arrangements, and the timing of payments we may make or receive under potential future arrangements or the termination or modification of any of our existing or potential future collaboration, licensing, or similar arrangements;

•	any intellectual property infringement, misappropriation or violation lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, or changes in business strategy;

•	if any of our product candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such product candidates;

•	regulatory developments affecting our product candidates or those of our competitors; and

•	changes in general market and economic conditions.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers, or that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations, financial condition, and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

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Our management team is not subject to non-competition restrictions if they terminate their employment with us.

The employment agreements with Dr. Liu, Mr. Xu, and Ms. Yang do not contain non-competition covenants limiting their ability to compete with us if they terminate their employment. Although the employment agreements contain customary confidentiality and non-solicitation covenants, the departure of one or more of the members of our management team, followed by such departing member competing with us could diminish our strategic advantages and could have an adverse effect on our business, results of operations, financial condition, and prospects. In addition, Dr. Liu’s employment agreement does not contain invention assignment provisions. As a result, any invention by Dr. Liu would remain his intellectual property and we would have no right to ownership of such invention.

Risks Related to New Estrella and New Estrella Common Stock Following the Business Combination

The New Estrella stock price may be volatile.

The New Estrella stock price is likely to be volatile. The market price for New Estrella Common Stock may be influenced by many factors, including the other risks described in this section of the proxy statement/prospectus entitled “Risk Factors” and the following:

•	New Estrella’s ability to advance its current or potential future product candidates into the clinic;

•	results of preclinical studies and clinical trials for New Estrella’s current or potential future product candidates, or those of its competitors or potential future collaborators;

•	the impact of the ongoing COVID-19 pandemic on New Estrella’s business;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to New Estrella’s future products;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by New Estrella, its future commercialization collaborators, or its competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory authorities with respect to New Estrella future products, clinical trials, manufacturing process or sales and marketing terms;

•	actual or anticipated variations in New Estrella’s financial results or those of companies that are perceived to be similar to New Estrella;

•	the success of New Estrella’s efforts to acquire or in-license additional technologies, products, or product candidates;

•	developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”);

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•	announcements by New Estrella or its competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and New Estrella’s ability to obtain patent protection for its products;

•	New Estrella’s ability or inability to raise additional capital and the terms on which it is raised;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding New Estrella Common Stock, other comparable companies or the industry generally;

•	New Estrella’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Estrella or its competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to New Estrella;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	trading volume of New Estrella Common Stock;

•	sales of New Estrella Common Stock by New Estrella or its stockholders;

•	the concentrated ownership of New Estrella Common Stock;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters, public health crises and other calamities; and

•	general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for SPAC post-business combination businesses, pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility, including since the public announcement of the Merger Agreement in October 2022. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of New Estrella Common Stock, regardless of New Estrella’s operating performance.

New Estrella may incur significant costs from class action litigation due to the expected stock volatility.

New Estrella’s stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for New Estrella’s platform and product candidates, the development efforts of future collaborators or competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies. This risk is especially relevant to New Estrella because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years, including since the public announcement of the Merger Agreement in October 2022. In addition, recently there has been significant stock price volatility involving the shares of companies that have recently completed a business combination with a SPAC. When the market price of a stock has been volatile, as New Estrella’s stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed a business combination with a SPAC alleging fraud and other claims based on inaccurate or misleading disclosures. If any New Estrella stockholders were to bring a lawsuit of this type against New Estrella, even if the lawsuit is without merit, New Estrella could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of management.

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New Estrella will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make New Estrella Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

New Estrella will be an emerging growth company as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find New Estrella Common Stock less attractive because New Estrella will continue to rely on these exemptions. If some investors find New Estrella Common Stock less attractive as a result, there may be a less active trading market for their common stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. With UPTD making this election, Section 102(b)(2) of the JOBS Act allows New Estrella to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this proxy statement/prospectus and those that New Estrella will file in the future may not be comparable to companies that comply with the effective dates of revised accounting standards for public entities.

Future sales and issuances of New Estrella Common Stock or rights to purchase New Estrella Common Stock could result in additional dilution of the percentage ownership of New Estrella stockholders and could cause the New Estrella Common Stock price to fall.

Significant additional capital will be needed in the future to continue New Estrella’s planned operations, including further development of New Estrella’s product candidates, payments under the Services Agreement in connection with preparing regulatory filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded research and development activities and costs associated with operating a public company. To raise capital, New Estrella may sell New Estrella Common Stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If New Estrella sells New Estrella Common Stock, convertible securities, or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of New Estrella Common Stock.

Pursuant to the Incentive Plan, the New Estrella Board or compensation committee is authorized to grant stock options to our employees, directors, and consultants. Initially, the maximum aggregate number of shares of New Estrella Common Stock that may be issued pursuant to stock awards under the Incentive Plan is             . Based on the assumed exchange ratio of              described herein, the number of shares authorized for issuance under the Incentive Plan upon the Closing is expected to be approximately              shares of New Estrella Common Stock (assuming no redemptions of Public Shares from the Trust Account), but the exact number will not be known until the Business Combination is consummated. Unless the New Estrella Board elects not to increase the number of shares available for future grant each year, New Estrella stockholders may experience additional dilution, which could cause the New Estrella stock price to fall.

New Estrella’s issuance of additional shares of common stock or other equity securities of equal or senior rank would, all else being equal, have the following effects:

•	UPTD’s existing stockholders’ proportionate ownership interest in New Estrella would decrease;

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•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock would be diminished; and

•	the market price of shares of New Estrella Common Stock may decline.

The exercise by New Estrella of its right to issue New Estrella Common Stock pursuant to the Common Stock Purchase Agreement could cause substantial dilution, which could materially affect the trading price of New Estrella Common Stock.

Upon closing of the Business Combination, the Common Stock Purchase Agreement grants New Estrella the right, but not the obligation, to require White Lion to purchase, from time to time, up to the lesser of (i) $50,000,000 of newly issued shares of New Estrella Common Stock and (ii) the Exchange Cap, subject to satisfaction of certain conditions. To the extent New Estrella exercises its right to sell such shares under the Common Stock Purchase Agreement, New Estrella will need to issue new shares to White Lion. Although we cannot predict the number of shares of New Estrella Common Stock that would actually be issued in connection with any such sales, such issuances could result in substantial dilution and decreases to the stock price of New Estrella Common Stock.

We may be unable to sell shares to White Lion pursuant to the Common Stock Purchase Agreement if New Estrella Common Stock is not approved for listing or is delisted following the Business Combination.

One of the conditions precedent to the commencement of the Common Stock Purchase Agreement is that New Estrella Common Stock must be listed on a Principal Market and must not be suspended from trading or delisted. If our common stock is not approved for listing or is delisted following the Business Combination, we will not be able to sell Equity Line Shares to White Lion and New Estrella will lose a significant source of potential financing for its business. This could adversely affect our ability to fund our operations and obtain regulatory approval for our product candidates and could materially harm our business, financial condition and results of operations. Furthermore, if New Estrella Common Stock is not approved for listing or is delisted following the Business Combination, we may face other negative consequences, such as reduced liquidity and trading volume of our shares, lower investor interest and confidence in our company, decreased analyst coverage and market making activity, limited availability of capital or financing options, and increased volatility in our stock price.

New Estrella’s internal control over financial reporting may not prevent or detect all errors or acts of fraud.

New Estrella must design its internal control over financial reporting to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Estrella has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of New Estrella’s consolidated financial statements, and have other adverse consequences.

In connection with the audits of Estrella’s financial statements for the years ended June 30, 2022, and 2021, material weaknesses in Estrella’s internal control over financial reporting were identified in relation to: (i) Estrella’s lack of qualified full-time personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP (specifically, Estrella’s controls did not operate effectively to ensure the appropriate and timely analysis of and accounting for unusual and non-routine transactions and certain financial statement accounts), and (ii) the absence of comprehensive written control policies in place, or an internal audit function to ensure the internal controls are properly designed and implemented. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis.

The identified material weaknesses, if not corrected, could result in a material misstatement to New Estrella’s consolidated financial statements that may not be prevented or detected. Given that Estrella operated as a private company prior to the Business Combination, it did not have the necessary formalized processes to effectively implement review controls within its internal control over financial reporting.

If New Estrella fails to establish and maintain proper internal financial reporting controls, its ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Prior to the Business Combination, Estrella will have operated as a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Following the Business Combination, New Estrella will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that New Estrella include a report from management on New Estrella’s internal control over financial reporting in New Estrella’s annual report on Form 10-K beginning with New Estrella’s annual report for the fiscal year ending June 30, 2024. In addition, if New Estrella ceases to be an “emerging growth company,” New Estrella’s independent registered public accounting firm must attest to and report on the effectiveness of New Estrella’s internal control over financial reporting.

If New Estrella fails to implement any required improvements to its disclosure controls and procedures to address any material weaknesses in its internal control over financial reporting, such material weaknesses could result in inaccuracies in New Estrella’s financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

In addition, after New Estrella becomes a public company, New Estrella’s reporting obligations may place a significant strain on its management, operational, and financial resources and systems for the foreseeable future. New Estrella may be unable to timely complete its evaluation testing and any required remediation.

Reports published by analysts, including projections in those reports that differ from New Estrella’s actual results, could adversely affect the price and trading volume of New Estrella Common Stock.

UPTD currently expects that securities research analysts will establish and publish their own periodic financial projections for the business of New Estrella. These projections may vary widely and may not accurately predict the results that New Estrella will actually achieve. New Estrella’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Estrella downgrades its stock or publishes inaccurate or unfavorable research about its business, New Estrella’s stock price could decline. If one or more of these analysts ceases coverage of New Estrella or fails to publish reports on New Estrella regularly, its stock price or trading volume could decline. While UPTD expects research analyst coverage following the Business Combination, if no analysts commence coverage of New Estrella, the trading price and volume for New Estrella Common Stock could be adversely affected.

New Estrella’s actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus, which may not be indicative of what New Estrella’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Estrella’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New Estrella’s business operations.

As a public company, New Estrella will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly, and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New Estrella will incur significant legal, accounting, and other expenses that Estrella did not previously incur. New Estrella’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

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These rules and regulations will result in New Estrella incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New Estrella to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New Estrella to attract and retain qualified people to serve on its board of directors, its board committees, or as executive officers.

Provisions in New Estrella’s proposed second amended and restated certificate of incorporation (the Proposed Charter), New Estrella’s proposed amended and restated bylaws (the Proposed Bylaws) and Delaware law may have anti-takeover effects that could discourage an acquisition of New Estrella by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of New Estrella Common Stock.

New Estrella’s Proposed Charter, the Proposed Bylaws, and Delaware law contain provisions that may have the effect of discouraging, delaying, or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. New Estrella’s Proposed Charter and the Proposed Bylaws include provisions that:

•

permit the New Estrella Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the number of directors of New Estrella may be changed only by resolution of the New Estrella Board;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Combined Company entitled to vote generally at an election of directors;

•

provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•	provide that special meetings of the New Estrella’s stockholders may be called the New Estrella Board; and

•

provide that the New Estrella Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term (see the section titled “Management of the Combined Company”), therefore making it more difficult for stockholders to change the composition of the board of directors.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of New Estrella Common Stock, thereby depressing the market price of New Estrella Common Stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Any provision of New Estrella’s proposed second amended and restated certificate of incorporation (the Proposed Charter), amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Estrella Common Stock, and could also affect the price that some investors are willing to pay for New Estrella Common Stock.

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Redemptions of Public Shares by Public Stockholders may affect the market price of New Estrella Common Stock.

Redemptions of Public Shares by Public Stockholders may affect the market price of New Estrella Common Stock, but it is not possible to predict or quantify what the impact will be on the market price at any given level of redemptions. For example, as redemptions go up, it is possible that the market may view this as a sign of a lack of confidence in the value of New Estrella Common Stock. In addition, as the level of redemptions rise, stockholders may become increasingly concerned about New Estrella’s cash position and/or the efficiency of its capital structure. Also, as redemptions go up, the remaining shares of New Estrella Common Stock will be more significantly impacted by the resulting increasing dilutive effect of any conversion or exercise of instruments convertible into or exercisable for New Estrella Common Stock, including but not limited to, (a) the issuance of up to 120,000 Working Capital Shares to the Founders or an affiliate of the Founders or certain officers and directors of UPTD, assuming all the holders of working capital promissory notes select to convert the working capital promissory notes into Working Capital Shares, (b) the shares of New Estrella Common Stock that will be available for issuance under the Incentive Plan, which will initially be equal to 10% of the outstanding shares of New Estrella Common Stock as of the Closing, (c) the issuance of up to 2,215,000 shares of New Estrella Common Stock underlying UPTD Warrants, and (d) the issuance by New Estrella from time to time in its sole discretion of up to approximately 5,154,639 Equity Line Shares to White Lion after the Closing pursuant to the Common Stock Purchase Agreement. In addition, given that, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time is not presented. Both UPTD and Estrella intend to waive such closing condition if the Merger Financing is not secured or fully secured, as long as other closing conditions, including the Net Tangible Assets, are met. It is not possible to predict or quantify the impact a given level of redemptions will have on the market price of shares of New Estrella Common Stock. In all cases, the impact will be based at least in part on market perceptions and, in some cases, the impact will also be affected by other market factors such as, in the case of potential dilution from instruments convertible into or exercisable for shares of New Estrella Common Stock, how far out of the money the dilutive instruments are at the time, prevailing interest rates and the volatility of shares of New Estrella Common Stock at the relevant time. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

Upon  the completion of the Business Combination, New Estrella might have limited funds available in the Trust Account after payment of outstanding loans, relevant fees and expenses in connection with the Business Combination, which will impact New Estrella’s ability to advance development of products candidates.

Except with respect to interest earned on the funds held in the Trust Account that may be released to UPTD to pay its tax obligations, the funds deposited in the Trust Account will not be released from the Trust Account until the earliest of (a) the completion of UPTD’s initial business combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Charter (i) to modify the substance or timing of UPTD’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if UPTD does not complete its initial business combination by July 19, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if UPTD is unable to complete the business combination by July 19, 2023, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of UPTD’s creditors, if any, which could have priority over the claims of the Public Stockholders.

In connection with the 2022 Special Meeting and the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption, and approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders.

In order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. If UPTD completes the Business Combination, lenders may opt to convert up to $1,200,000 of loans into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. However, if the lenders does not choose to convert outstanding loans into Working Capital Shares, all the principal balance of the Notes will be payable by New Estrella on the date of the consummation of the Business Combination. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes. As a result, up to $658,600 under the Notes may be repaid from the Trust Account if the Business Combination is completed.

In addition, in connection with the Extension, UPTD will deposit Monthly Extension Payment, each in the amount of $45,511, into the Trust Account, up to six times for an aggregate of $273,066. As of the date hereof, a total of $273,066 of six Monthly Extension Payments had been deposited into the Trust Account, all of which were sourced by loans from Estrella pursuant to the Merger Agreement as evidenced by the Estrella Notes. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation to convert the Estrella Note into Estrella Extension Shares. Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing.  In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such Monthly Extension Payments. If UPTD completes the Business Combination, the Estrella Notes will be converted as intercompany balance and will be eliminated with UPTD’s notes payable with Estrella.

Pursuant to the Business Combination Marketing Agreement, an aggregate of $1,550,500 of the Deferred Business Combination Fee is payable to the Representatives from the funds held in the Trust Account. The amount of the Deferred Business Combination Fee is fixed regardless of the level of redemptions from our Trust Account in connection with the Business Combination. As a result, as redemptions increase, the per-share impact of the Deferred Business Combination Fee will increase for each non-redeeming stockholder. If the Business Combination is not consummated for any reason, no Deferred Business Combination Fee will be due or payable to the Representatives pursuant to the Business Combination Marketing Agreement. Pursuant to the Trust Agreement, UPTD may make any withdraw of the interest earned on the funds held in the Trust Account to pay its tax obligation and up to $50,000 of interest that may be released to UPTD to pay dissolution expenses. As of March 31, 2023, UPTD has withdrawn approximately $271,462 of the interest earned from the Trust Account to pay its tax obligations.

In connection with the consummation of the Business Combination, UPTD and Estrella estimates to incur approximately $2.1 million and $1.8 million fees and expenses, respectively.

As of March 31, 2023, UPTD had cash of approximately $29,000 held outside the Trust Account, which is available for use by UPTD to cover the costs associated with negotiating a business combination and other general corporate uses. As of March 31, 2023, UPTD had total current liabilities of approximately $2.8 million. If UPTD completes the Business Combination, in the event that the payees of Notes and Estrella Notes opt to receive repayment in cash from UPTD instead of obtaining Working Capital Shares or Estrella Extension Shares, as applicable, the funds available to UPTD outside the Trust Account may not be sufficient to repay the outstanding loans under Notes and Estrella Notes, and UPTD may repay such loans from the Trust Account. As a result, upon the consummation of the Business Combination, approximately $4.6 million  will remain in the Trust Account (based on approximately $9.7 million of the funds in the Trust Account of as of March 31, 2023), assuming that (i) $658,600 under the Notes are opted to be fully repaid from the Trust Account, (ii) a total of $1,550,500 of the Deferred Business Combination Fee is paid from the funds held in the Trust Account, (iii) no funds will be further withdrawn by UPTD to pay its tax obligations, and (iv) approximately $2.9 million fees and expenses in total incurred by UPTD and Estrella will be paid from the Trust Account in connection with the Business Combination. Such amount is an estimate, and the actual amount to be remained in the Trust Account might be different. Therefore, it is uncertain how much funds will remain in the Trust Account with New Estrella after payment of amounts due to UPTD stockholders redeeming their Public Shares, the working capital loans, Monthly Extension Payments, Deferred Business Combination Fees and other fees and expenses. If the remaining funds in the Trust Account with New Estrella is limited, it will require New Estrella to obtain more additional funds to advance development of products candidates, and it is uncertain whether or not New Estrella will be able to obtain sufficient funds.

Risks Related to UPTD and the Business Combination

UPTD will incur significant transaction and transition costs in connection with the Business Combination.

UPTD has incurred and expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses, and costs, will be paid by New Estrella at or following the closing of the Business Combination.

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UPTD will have limited rights after the Closing to make claims for damages against Estrella or Estrella’s stockholders for the breach of representations, warranties, or covenants made by Estrella in the Merger Agreement.

The Merger Agreement provides that, except in the case of fraud, all of the representations, warranties and covenants, obligations or other agreements of the parties contained therein shall not survive the Closing, except for a limited number of covenants, obligations or other agreements of the parties that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, except in the case of fraud, UPTD will have no rights to make damage claims against Estrella after the Closing with respect to any breach of the representations and warranties, and will have limited rights to make damage claims against Estrella after the Closing with respect to covenants, or agreements contained in the Merger Agreement that survive and the covenants to be performed in whole or in part after the Closing.

After the Closing, New Estrella may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of shares of New Estrella Common Stock, which could cause you to lose some or all of your investment.

Although UPTD has conducted due diligence on Estrella, UPTD cannot assure you that this diligence revealed all material issues that may be present in Estrella’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of UPTD’s and Estrella’s control will not later arise. As a result, after the Closing, New Estrella may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if UPTD’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with UPTD’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on New Estrella’s liquidity, the fact that New Estrella may incur charges of this nature could contribute to negative market perceptions about the Combined Company’s securities. In addition, charges of this nature may cause New Estrella to be unable to obtain future financing on favorable terms or at all. Accordingly, any UPTD stockholder who chooses to remain a stockholder of the Combined Company following the Business Combination could suffer a reduction in the value of their shares of New Estrella Common Stock. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by UPTD’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The UPTD Initial Stockholders own UPTD Common Stock that will be worthless, may be unable to be repaid in full for the working capital loans provided to UPTD, and may incur reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve and, in the case of the Board, recommend, the Business Combination with Estrella.

The UPTD Initial Stockholders and/or their affiliates beneficially own or have a pecuniary interest in the Founder Shares, Private Shares and Working Capital Shares. As of the Record Date, the UPTD Initial Stockholders owned and were entitled to vote 1,419,700 shares of UPTD Common Stock, representing approximately           % of the voting power of the shares of UPTD Common Stock outstanding. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Estrella or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Based upon the closing price of UPTD Common Stock of $           per share on Nasdaq on the Record Date, such securities had an implied aggregate market value, assuming the Business Combination is consummated, of approximately $           million. Accordingly, the UPTD Initial Stockholders may be incentivized to complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to stockholders than they would otherwise recommend or approve, as the case may be, rather than allow UPTD to wind up having failed to consummate a business combination and lose their entire investment.

Additionally, in order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. If UPTD completes the Business Combination, UPTD would repay such loaned amounts out of the proceeds of the Trust Account released to UPTD. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,200,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes accordingly. Such outstanding Notes may also influence the UPTD Initial Stockholders’ decision to approve the Business Combination.

In order to induce public shares to remain with UPTD and in connection with the Extension, for the shares of UPTD Common Stock not redeemed by the stockholders in connection with the 2022 Special Meeting, UPTD will deposit $0.05 per share per month in the Trust Account. Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the Trust Account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an Estrella Note issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation to convert the Estrella Notes, in whole or in part, into the Estrella Extension Shares, at a price of $10.00 per share. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.  In the event that the Business Combination is terminated pursuant to the Merger Agreement, UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Note but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that UPTD fails to complete a business combination by July 19, 2023, it is uncertain if UPTD has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Estrella Notes

Furthermore, the UPTD Initial Stockholders are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, and consummating an initial business combination. Any such expenses will be repaid upon completion of the Business Combination with Estrella. As of the date of this proxy statement/prospectus, no such reimbursable expenses have been incurred. If any such expenses are incurred, however, if UPTD fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, UPTD may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “Proposal 1: The Business Combination Proposal—Interests of the Founders and UPTD’s Directors and Officers in the Business Combination.”

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These financial interests may have influenced the decision of UPTD’s directors to approve the Business Combination with Estrella and to continue to pursue such Business Combination. In considering the recommendations of UPTD’s Board to vote for the Business Combination Proposal and other Proposals, UPTD’s stockholders should consider these interests.

The Public Stockholders will experience immediate dilution as a consequence of the issuance of UPTD Common Stock as consideration in the Business Combination and in the Merger Financing and in connection with the Business Combination.

Public Stockholders who do not redeem their Public Shares will experience immediate dilution as a consequence of the issuance of New Estrella Common Stock as consideration in the Business Combination and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•	In accordance with the terms and subject to the conditions of the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of UPTD Common Stock equal to: (i) $325,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Estrella Common Stock. Each share of Estrella Preferred Stock that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella immediately prior to the Effective Time.

•

Up to 2,215,000 shares of New Estrella Common Stock issuable upon exercise of the UPTD Warrants underlying UPTD Warrants at any time 30 days after the completion of the Business Combination. The shares of New Estrella Common Stock underlying these UPTD Warrants, represent approximately 4.8% and 4.9% of the fully-diluted number of shares of New Estrella Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively. See “— UPTD Warrants will become exercisable for New Estrella Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to UPTD stockholders. Such dilution will increase if more of the Public Shares are redeemed.” Once UPTD Warrants become exercisable, New Estrella will have no opportunity to manage the dilution therefrom, except that UPTD has the ability to redeem outstanding UPTD Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per UPTD Warrants, provided that the last reported sales price of New Estrella Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which UPTD gives proper notice of such redemption and provided certain other conditions are met.

•

New Estrella will reserve 10% of the outstanding shares of New Estrella Common Stock as of the Closing under the Incentive Plan, which represent approximately 7.6% of the fully-diluted number of shares of New Estrella Common Stock immediately following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•	Up to 120,000 Working Capital Shares to the Founders or an affiliate of the Founders or certain officers and directors of UPTD, assuming all the holders of working capital promissory notes select to convert the working capital promissory notes into Working Capital Shares.

•

Approximately up to 5,154,639 Equity Line Shares that may be issued by New Estrella in its sole discretion to White Lion from time to time after the Closing under the Common Stock Purchase Agreement, pursuant to which, New Estrella has the right, but not the obligation to require White Lion to purchase, from time to time, up to $50,000,000 in aggregate gross purchase price, assuming the purchase price of $9.70 per share. However, this assumption does not reflect the actual purchase price that will be determined by the VWAP during the Valuation Period. If the price of New Estrella Common Stock decreases following consummation of the Business Combination such that the VWAP during a given Valuation Period is lower than $9.70, we may issue more than 5,154,639 Equity Line Shares to White Lion.

In addition, given that, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, a closing condition that may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement, the potential issuance of additional UPTD Common Stock in connection with the Merger Financing at the Effective Time is not presented above. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/ registration statement, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

The issuance of additional UPTD Common Stock as discussed above will significantly dilute the equity interests of existing holders of UPTD securities, diminish the relative voting strength of existing holders of UPTD securities, and may adversely affect prevailing market prices for the UPTD Common Stock.

The exercise of UPTD’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of UPTD’s stockholders.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require UPTD to agree to amend the Merger Agreement, to consent to certain actions taken by Estrella or to waive rights that UPTD is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Estrella’s business, a request by Estrella to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Estrella’s business and would entitle UPTD to terminate the Merger Agreement. In any of such circumstances, it would be at UPTD’s discretion, acting through its Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for UPTD and what he, she or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, UPTD does not believe there will be any material changes or waivers that UPTD’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. UPTD will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If UPTD is unable to complete the Business Combination with Estrella or another business combination by July 19, 2023 (or such later date as may be approved by UPTD’s stockholders), its Public Stockholders may receive only approximately $10.20 per Public Share, or less than such amount in certain circumstances based on the balance of the Trust Account (as of the Record Date), and the UPTD Warrants will expire worthless.

Pursuant to the Merger Agreement, there are various closing conditions to be satisfied in order to complete the Business Combination, some of which are beyond UPTD’s control. If UPTD is unable to complete the Business Combination or any other alternative business combination, to the extent that the Merger Agreement is terminated for any reason, within the required period under the Current Charter, Public Stockholders may only receive approximately $10.20 per Public Share on the liquidation of the Trust Account, based on the balance of the Trust Account (as of the Record Date), and its warrants will expire worthless.

If UPTD is unable to complete the Business Combination with Estrella or another business combination by July 19, 2023 (or such later date as may be approved by UPTD’s stockholders), UPTD will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its Board, dissolving and liquidating. In such event, third parties may bring claims against UPTD and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.20 per Public Share, and the UPTD Warrants will expire worthless.

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Under the terms of the Current Charter, UPTD must complete the Business Combination with Estrella or another business combination by July 19, 2023 (or such later date as may be approved by UPTD stockholders in an amendment to its Current Charter), or UPTD must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to UPTD to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of UPTD’s remaining stockholders and the Board, dissolve and liquidate, subject in each case to UPTD’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.  In such event, third parties may bring claims against UPTD. Although UPTD seeks waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties will waive any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that vendors, regardless of whether they execute such waivers, will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Public Stockholders. If UPTD is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to UPTD, or a prospective target business with which UPTD has discussed entering into a Merger Agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of UPTD. Additionally, we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if UPTD is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if UPTD otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of UPTD’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, UPTD may not be able to return to its Public Stockholders at least $10.20 per share of UPTD Common Stock. There will be no redemption rights or liquidating distributions with respect to the UPTD Warrants, which will expire worthless if UPTD fails to complete an initial business combination within the required period.

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UPTD’s stockholders may be held liable for claims by third parties against UPTD to the extent of distributions received by them.

If UPTD is unable to complete the Business Combination with Estrella or another business combination within the required time period, UPTD will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of UPTD’s remaining stockholders and our Board, dissolve and liquidate, subject in each case to UPTD’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. UPTD cannot assure you that it will properly assess all claims that may potentially be brought against UPTD. As such, UPTD’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, UPTD cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by UPTD.

If UPTD files a bankruptcy petition or an involuntary bankruptcy petition is filed against UPTD that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in UPTD’s bankruptcy estate and subject to the claims of third parties with priority over the claims of UPTD’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, UPTD cannot provide any assurance that UPTD will be able to return $10.20 per share to our Public Stockholders. Additionally, if UPTD files a bankruptcy petition or an involuntary bankruptcy petition is filed against UPTD that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by UPTD’s stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to UPTD’s creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. UPTD cannot provide any assurance that claims will not be brought against UPTD for these reasons.

Activities taken by existing UPTD stockholders to increase the likelihood of approval of the Business Combination Proposal and the other Proposals could have a depressive effect on UPTD Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding UPTD or its securities, the UPTD Initial Stockholders, Estrella, or Estrella’s stockholders and/or their respective affiliates may enter into transactions with such investors and others to provide them with incentives to acquire UPTD Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on UPTD Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Even though the Board has obtained and considered the Fairness Opinion in determining whether or not to pursue the Business Combination, the Board has not obtained, nor will it obtain, an additional updated fairness opinion prior to the Closing .

The Board has obtained and considered the Fairness Opinion and supporting analysis provided by an independent investment bank, Benchmark, as financial advisor. Benchmark provides investment banking and advisory services to institutions and companies. The investment banking practice provides valuation services in connection with financings and mergers and acquisitions for both public and private companies. Benchmark was selected to provide the opinion based on their experience and industry knowledge and their ability to complete the assignment in a timely manner. The service fees in connection with the Fairness Opinion were paid to Benchmark separately upon the execution of the engagement and upon the delivery of the Fairness Opinion, and were not contingent upon either the conclusion expressed in Benchmark’s opinion or the consummation of the Business Combination. Benchmark rendered its Fairness Opinion to the Board that, as of September 30, 2022, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, that the consideration to be paid by UPTD in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to UPTD’s unaffiliated stockholders. The Board has not obtained nor will obtain an additional updated fairness opinion prior to the Closing in the operations and prospects of Estrella, general market and economic conditions and other factors that may be beyond the control of UPTD and Estrella, and on which the Fairness Opinion was based, may alter the value of UPTD or Estrella or the price of the UPTD’s securities by the time the Business Transaction is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. See “Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation —Fairness Opinion”.

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We are dependent upon our current executive officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination.

The UPTD Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.

The UPTD Initial Stockholders have agreed to vote the Founder Shares and Private Shares, as well as any Public Shares purchased during or after the Initial Public Offering, in favor of the Business Combination.

As of the Record Date, the UPTD Initial Stockholders owned and were entitled to vote 1,419,700 shares of UPTD Common Stock (including 1,107,500 Founder Shares and 312,200 Private Shares), representing approximately           % of the voting power of the shares of UPTD Common Stock outstanding. As a result, in addition to the Founder Shares and Private Shares, we do not need additional shares in order to have the Business Combination Proposal approved, assuming either all outstanding shares voted or only the quorum is present and voted). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by our Public Stockholders.

The UPTD Initial Stockholders and UPTD’s advisors may have interests in the Business Combination different from the interests of UPTD’s stockholders.

The Founders have financial interests in the Business Combination that are different from, or in addition to, those of other UPTD stockholders generally. Specifically: (i) the UPTD Initial Stockholders paid an aggregate of approximately $25,000 for 1,107,500 Founder Shares, or approximately $0.023 per share, among which the Sponsor holds 862,000 Founder Shares, Tradeup INC. holds 104,750 Founder Shares, Mr. Jianwei Li holds 110,750 Founder Shares, and each of the independent directors of UPTD holds 10,000 shares, respectively, which will have a significantly higher value at the time of the Business Combination; and (ii) the Founders and Mr. Jianwei Li paid an aggregate of $3,122,000 for 312,200 Private Shares, or $10.00 per share, among which the Sponsor holds 249,760 Private Shares, Tradeup INC. holds 31,220 Private Shares, and Mr. Jianwei Li holds 31,220 Private Shares, respectively. If UPTD does not consummate an initial business combination by July 19, 2023 (or such later date as may be approved by UPTD’s stockholders), then the proceeds from the sale of the Private Shares will be part of the liquidating distribution to the Public Stockholders and the Private Shares held by the UPTD Initial Stockholders will be worthless. As a result, the UPTD Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to UPTD stockholders, rather than to liquidate, in which case the UPTD Initial Stockholders would lose their entire investment. As a result, the UPTD Initial Stockholders may have a conflict of interest in determining whether Estrella is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. Additionally, given that the UPTD Initial Stockholders collectively acquired 1,107,500 Founder Shares at a purchase price of approximately $0.023 per share and 312,200 Private Shares at a purchase price of $10.00 per share, representing 60.9% of issued and outstanding shares of UPTD Common Stock prior to the Business Combination, and that the Merger Consideration Shares is based on a deemed price per share of $10.00 per share, the UPTD Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in New Estrella.

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Additionally, the current officers and directors of UPTD, along with other UPTD Initial Stockholders, own an aggregate of 1,107,500 Founder Shares, which they acquired at the aggregate price of $25,000. Further, pursuant to a securities subscription agreement among the Founders and the independent directors of UPTD dated July 14, 2021, each independent director is entitled to purchase 10,000 Founder Shares upon the completion of the initial business combination from the Founders (80% from the Sponsor and 20% from Tradeup INC.) at the same purchase price. The UPTD Initial Stockholders collectively acquired 1,107,500 Founder Shares at a purchase price of approximately $0.023 per share and 312,200 Private Shares at a purchase price of $10.00 per share, representing 60.9% of issued and outstanding shares of UPTD Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the UPTD Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in New Estrella. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that UPTD’s directors and officers may have financial interests in the Business Combination that may be different from, or in addition to, the interests of UPTD stockholders.

Furthermore, in order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. If UPTD completes the Business Combination, UPTD would repay such loaned amounts out of the proceeds of the Trust Account released to UPTD. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,200,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes accordingly. Furthermore, as of the date hereof, UPTD issued six   Estrella Notes to Estrella in connection with the Extension and Monthly Extension Payments in a total amount of $273,066. UPTD has the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the Business Combination is terminated pursuant to the Merger Agreement. UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that UPTD fails to complete a business combination by July 19, 2023, it is uncertain if UPTD has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Estrella Notes, and the Sponsor may be eventually held liable for UPTD’s liabilities pursuant to its certain indemnification obligations. Such outstanding working capital loans and Estrella Notes may also influence the UPTD Initial Stockholders’ decision to approve the Business Combination.

In order to induce public shares to remain with UPTD and in connection with the Extension, Estrella deposited $45,511 into the Trust Account pursuant to the Merger Agreement, which was evidenced by the Estrella Note to Estrella. Estrella has the right, but not the obligation to convert the Estrella Note, in whole or in part, into the Estrella Extension Shares, at a price of $10.00 per share. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.  In the event that the Business Combination is terminated pursuant to the Merger Agreement, UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Note but no proceeds from the Trust Account would be used to repay such loaned amounts. As of the date hereof, UPTD had $273,066 outstanding   loans under the Estrella Note. The outstanding loans under the Estrella Note may also influence the UPTD Initial Stockholders’ decision to approve the Business Combination.

The Founders and UPTD’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if UPTD does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by UPTD to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of the date hereof, the Founders and UPTD’s directors and officers and their respective affiliates had not incurred any reimbursable out-of-pocket expenses.

In addition, the Representatives were engaged by UPTD as advisors in connection with the Business Combination and are entitled to the Deferred Business Combination Fee as compensation at the Closing pursuant to the Business Combination Marketing Agreement. One of the Founders, Tradeup INC. is an affiliate of US Tiger. Both Tradeup INC. and US Tiger are owned by UP Fintech, a Nasdaq listed company (Nasdaq: TIGR).

In addition, Ms. Pei Xu, is designated by UPTD as a director of New Estrella following consummation of the Business Combination pursuant to the Merger Agreement. Ms. Xu is also the CFO of Zhongchao Inc. (Nasdaq: ZCMD) of which Mr. Weiguang Yang is the CEO.

Officers of UPTD negotiated the terms of the Merger Agreement with their counterparts at Estrella, and the Board considered these interests, among other matters, when making the determination that the Business Combination is advisable and fair to, and in the best interests of, UPTD and its unaffiliated stockholders. See the section entitled “Proposal 1: The Business Combination Proposal— Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the UPTD Initial Stockholders and the Representatives may have in the Business Combination.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that UPTD and Estrella currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our stockholders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that in no event will UPTD redeem the Public Shares in an amount that would cause its net tangible assets, after payment of the Deferred Business Combination Fee, to be less than $5,000,001 either immediately prior to or upon the consummation of a business combination (such that we do not then become subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement that may be contained in the agreement relating to UPTD’s initial business combination. As a result, UPTD may be able to complete the Business Combination even though a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares in connection with the consummation of the Business Combination. In the event that the aggregate redemption requests we would be required to pay for all UPTD Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceed the aggregate amount of cash available to UPTD, UPTD will not complete the Business Combination or redeem any shares, all Public Shares submitted for redemption will be returned to the holders thereof, and UPTD instead may search for an alternate business combination, provided UPTD still has time to complete an alternative business combination under the Current Charter.

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UPTD stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon  the issuance of New Estrella Common Stock to Estrella stockholders, current UPTD stockholders’ percentage ownership will be diluted. Immediately following the Closing and excluding shares of UPTD Common Stock issuable upon the exercise of UPTD’s warrants, (i) assuming that no Public Stockholders exercise their redemption rights, current UPTD stockholders’ percentage ownership in New Estrella would be 6.7%, (ii) assuming that Public Stockholders holding 25% of the 910,220 Public Shares exercise their redemption rights, current UPTD stockholders’ percentage ownership in New Estrella would be 6.1%, (iii) assuming that Public Stockholders holding 50% of the 910,220 Public Shares exercise their redemption rights, current UPTD stockholders’ percentage ownership in New Estrella would be 5.4%, and (iv) assuming that a maximum of 486,217 Public Shares issued and outstanding as of the Record Date are redeemed to satisfy net tangible assets of no less than $5,000,000 upon the closing, current UPTD stockholders’ percentage ownership in New Estrella would be 5.4%. Additionally, of the expected 5 members of the board of directors of New Estrella, one is expected to be designated by UPTD and the rest will be current directors of Estrella or designated by Estrella. The percentage of the issued and outstanding New Estrella Common Stock that will be owned by current UPTD stockholders as a group will vary based on the number of shares of UPTD Common Stock redeemed in connection with the Business Combination. Because of the above, current UPTD stockholders, as a group, will have less influence on the board of directors, management, and policies of New Estrella than they now have on the Board, management, and policies of UPTD. See the section entitled “Security Ownership” of this proxy statement/prospectus for an illustration of the number of shares and percentage interests outstanding under scenarios that assume no redemptions and redemptions of Public Shares in the maximum amount.

UPTD Warrants will become exercisable for New Estrella Common Stock 30 days after the completion of the Business Combination, which would increase the number of shares eligible for future resale in the public market and result in dilution to UPTD stockholders. Such dilution will increase if more of the Public Shares are redeemed.

Outstanding UPTD Warrants to purchase an aggregate of 2,215,000 shares of New Estrella Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. The public UPTD Warrants will become exercisable 30 days after the completion of the Business Combination. The likelihood that those UPTD Warrants will be exercised increases if the trading price of UPTD Common Stock exceeds the exercise price of the warrants. The exercise price of these warrants will be $11.50 per share. Based on the closing price of UPTD Warrants of $0.0516 on Nasdaq on June 27, 2023, such UPTD Warrants have an aggregate market value of approximately $0.1 million. However, there is no guarantee that the UPTD Warrants will ever be in the money after they become exercisable but prior to their expiration, and as such, the UPTD Warrants may expire worthless.

To the extent UPTD Warrants are exercised, additional shares of New Estrella Common Stock will be issued, which will result in dilution to the holders of New Estrella Common Stock and increase the number of shares eligible for resale in the public market. The dilution caused by the exercise of the UPTD Warrants will increase if a large number of our stockholder’s elect to redeem their shares in connection with the Business Combination. Holders of UPTD Warrants do not have a right to redeem the UPTD Warrants. Further, the redemption of UPTD Common Stock without any accompanying redemption of UPTD Warrants will increase the dilutive effect of the exercise of UPTD Warrants. Sales of substantial numbers of shares issued upon the exercise of UPTD Warrants in the public market or the potential that UPTD Warrants may be exercised could also adversely affect the market price of New Estrella Common Stock.

UPTD may redeem the unexpired UPTD Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your UPTD Warrants worthless.

UPTD has have ability to redeem outstanding UPTD Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of UPTD Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which UPTD gives proper notice of such redemption and provided certain other conditions are met. While UPTD Common Stock has not exceeded the $16.50 per share threshold at which UPTD Warrants would become redeemable since the announcement of the Business Combination, there is no assurance that the price of New Estrella Common Stock will not exceed the threshold. If and when the UPTD Warrants become redeemable by UPTD, UPTD may exercise its redemption right even if UPTD is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Notice of redemption shall be mailed by first class mail, postage prepaid, by UPTD not less than thirty (30) days prior to the date that fixed by UPTD for the redemption to the registered holders of the UPTD Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. UPTD will not redeem the UPTD Warrants unless a registration statement under the Securities Act covering the shares of UPTD Common Stock issuable upon exercise of the UPTD Warrants is effective and a current prospectus relating to those shares of UPTD Common Stock is available throughout the 30-day redemption period, except if the UPTD Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the UPTD Warrants become redeemable by UPTD, UPTD may exercise its redemption right even if UPTD US unable to register or qualify the underlying securities for sale under all applicable state securities laws. If UPTD elect to redeem the UPTD Warrants on a cashless basis, then UPTD will not receive any cash proceeds from the exercise of such UPTD.

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Redemption of the outstanding UPTD Warrants could force you (i) to exercise UPTD Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell UPTD Warrants at the then-current market price when you might otherwise wish to hold UPTD Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding UPTD Warrants are called for redemption, is likely to be substantially less than the market value of UPTD Warrants.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the UPTD Common Stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of UPTD Common Stock prior to the Closing may decline. The market value of UPTD Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which UPTD’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of UPTD Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in UPTD Common Stock and UPTD Common Stock may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of UPTD Common Stock may not recover and may experience a further decline.

Factors affecting the trading price of New Estrella Common Stock following the Business Combination may include:

•	actual or anticipated fluctuations in New Estrella quarterly financial results or the quarterly financial results of companies perceived to be similar to New Estrella;

•	changes in the market’s expectations about New Estrella’s operating results;

•	success of competitors;

•	New Estrella’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning New Estrella or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to New Estrella;

•	changes in laws and regulations affecting New Estrella’s business;

•	commencement of, or involvement in, litigation involving New Estrella;

•	changes in New Estrella’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares available for public sale;

•	any major change in the board of directors or management of New Estrella;

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•	sales of substantial amounts of securities by New Estrella’s directors, executive officers, or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism; and

•	other developments affecting the biotechnology industry.

Broad market and industry factors may materially harm the market price of New Estrella Common Stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Estrella’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the biotechnology industry, which investors perceive to be similar to New Estrella could depress New Estrella’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price for New Estrella Common Stock also could adversely affect New Estrella’s ability to issue additional securities and New Estrella’s ability to obtain additional financing in the future.

We are currently an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

UPTD is currently an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, UPTD’s stockholders may not have access to certain information they may deem important. UPTD could remain an emerging growth company for up to five years from the date of the Initial Public Offering, although circumstances could cause UPTD to lose that status earlier, including if the market value of UPTD Common Stock held by non-affiliates exceeds $700,000,000 as of the end of the prior fiscal year’s second fiscal quarter, in which case UPTD would no longer be an emerging growth company as of the following December 31. UPTD cannot predict whether investors will find its securities less attractive because UPTD will rely on these exemptions. If some investors find UPTD securities less attractive as a result of UPTD’s reliance on these exemptions, the trading prices of UPTD’s securities may be lower than they otherwise would be, there may be a less active trading market for UPTD’s securities and the trading prices of UPTD’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. UPTD has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, UPTD, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of UPTD’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

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UPTD’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

The Sponsor has agreed that it will be liable to UPTD if and to the extent any claims by a third party for services rendered or products sold to UPTD, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under UPTD’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, UPTD has not asked the Sponsor to reserve for such indemnification obligations, nor has UPTD independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of UPTD. Therefore, we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. None of UPTD officers or directors will indemnify UPTD for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that UPTD’s independent directors would take legal action on behalf of UPTD against the Sponsor to enforce its indemnification obligations to UPTD, it is possible that UPTD’s independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. UPTD has not asked the Sponsor to reserve for such indemnification obligations and we cannot provide any assurance that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot provide any assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per Public Share.

Members of our management team may in the future be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated.

Members of our management team may in the future be involved in governmental investigations and civil litigation relating to the business affairs of companies with which they are, were or may in the future be affiliated. Any such investigations or litigations may divert our management team’s attention and resources away from consummating the Business Combination, may be detrimental to our reputation, and thus may negatively affect our ability to complete the Business Combination.

UPTD may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including litigation and claims and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices.

Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The securities price of UPTD may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future.

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Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Three of UPTD’s officers and one of UPTD’s independent directors are located in China. After the consummation of the Business Combination, all but one (who is located in China) of the executive officers and directors of New Estrella are expected to be located in the United States and therefore, investors may not be able to enforce federal securities laws or their other legal rights upon such officers of UPTD located outside the United States.

Three of UPTD’s officers and one of UPTD’s independent directors are located in China. All of the current directors and officers of Estrella are located in the United States. Following the consummation of the Business Combination, all of the executive officers and directors of Estrella are expected to be located in the United States, except one director, Ms. Pei Xu, who is located in China. As a result, it may be difficult, or in some cases not possible, for investors in the United States or to enforce their legal rights, to effect service of process upon such officers and director of UPTD located outside the United States, to enforce judgments of the United States courts predicated upon civil liabilities and criminal penalties on such director under United States securities laws. In particular, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by UPTD stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described in the section entitled “The Merger Agreement – Conditions to Consummation of the Merger”), or that other Closing conditions are not satisfied. If UPTD does not complete the Business Combination, UPTD could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•	negative reactions from the financial markets, including declines in the price of our UPTD Common Stock because current prices reflect a market assumption that the Business Combination will be completed;

•	the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•	we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

Either UPTD or Estrella may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Merger Agreement.

Either UPTD or Estrella may agree to waive, in whole or in part, some of the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by the Current Charter and applicable laws. For example, it is a condition to UPTD’s obligations to consummate the Business Combination that certain of Estrella’s representations and warranties are true and correct in all respects as of the date of Closing, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. However, if the Board determines that it is in the best interest of UPTD stockholders to waive any such breach, then the Board may elect to waive that condition and consummate the Business Combination.

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The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of UPTD and its stockholders and such director(s) may believe is best for such director(s) in determining to recommend that stockholders vote for the proposals. In addition, UPTD’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. As of the date of this proxy statement/prospectus, UPTD does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there were a change to the terms of the transaction that would have a material impact on the stockholders, UPTD will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its stockholders with respect to the Business Combination Proposal. See the section entitled “Proposal 1: The Business Combination Proposal— Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” of this proxy statement/prospectus for a further discussion of these considerations.

Termination of the Merger Agreement could negatively impact UPTD and Estrella.

If the Business Combination is not completed for any reason, including as a result of UPTD stockholders declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of UPTD and Estrella may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, UPTD and Estrella would be subject to a number of risks, including the following:

•	UPTD or Estrella may experience negative reactions from the financial markets, including negative impacts on the price of UPTD’s securities (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	UPTD currently has until July 19, 2023 to complete its initial business combination. This deadline may be extended by approval of UPTD stockholders in an amendment to its Current Charter, but such an amendment would cause UPTD to incur substantial expenses to seek additional extension(s) and face increased risk to unwind and liquidate if it does not complete its initial business combination by July 19, 2023 (or such later date as may be approved by UPTD stockholders in an amendment to its Current Charter);

•	Estrella may experience negative reactions from its investors;

•	UPTD and Estrella will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and

•	since the Merger Agreement restricts the conduct of UPTD’s and Estrella’s businesses prior to completion of the Business Combination, each of UPTD and Estrella may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the sections entitled “Proposal 1 — The Business Combination Proposal” and “The Merger Agreement — Covenants and Agreements of the Parties” of this proxy statement/prospectus for a description of the restrictive covenants applicable to UPTD and Estrella).

If the Merger Agreement is terminated and the Board seeks another merger or business combination, UPTD stockholders cannot be certain that UPTD will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the sections entitled “Proposal 1 — The Business Combination Proposal,” “The Merger Agreement — Termination,” and “The Merger Agreement —Extension Fee” of this proxy statement prospectus for additional information.

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The listing of New Estrella’s securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.

Upon the Closing, we intend to list the UPTD Common Stock (which will be New Estrella Common Stock) and the UPTD Warrants (which will be the warrants of New Estrella) on Nasdaq under the symbol “ESLA” and “ESLAW,” respectively. Unlike an underwritten initial public offering of New Estrella’s securities, the listing of New Estrella’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters, which helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain, or affect the public price of the securities immediately after listing; and

•	underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered, or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of New Estrella’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New Estrella’s securities during the period immediately following the listing than would typically be experienced in connection with an underwritten initial public offering.

The ability of UPTD stockholders to exercise redemption rights with respect to a large number of shares of UPTD Common Stock could increase the probability that the Business Combination would be unsuccessful and that UPTD stockholders would have to wait for liquidation in order to redeem their shares of UPTD Common Stock.

At the time we entered into the Merger Agreement and related transaction documents, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $5,000,001 of net tangible assets upon the consummation of the Business Combination, after giving effect to redemptions of Public Shares, if any, but before any transaction expenses. If a larger number of shares are submitted for redemption than we initially expected, this may limit our ability to complete the Business Combination or optimize our capital structure.

The consummation of the Business Combination is conditioned on, among other things, there being at least $20.0 million in Available Combined Cash Amount at the Closing and completion of the Merger Financing of at least $20.0 million. There is no guarantee that there will be $20.0 million Available Combined Cash Amount or the Merger Financing no less than $20.0 million at the Closing. As each of these conditions is for Estrella’s benefit, it is possible that Estrella could waive them prior to the Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that it would. If Estrella did waive these conditions in these circumstances, it is possible that New Estrella would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that New Estrella would not be able to meet applicable Nasdaq listing requirements.

Pursuant to the Merger Agreement, among other things, consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including without limitation, the Available Combined Cash Amount at the Closing being no less than $20.0 million including (a) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to UPTD stockholders redeeming their Public Shares, and certain expenses related to the consummation of the Business Combination born by UPTD and Estrella, respectively, and the amount necessary to obtain the insurance as provided in the Merger Agreement), as certified, (b) the proceeds of the Merger Financing, and (c) the amount of cash available in any bank account of Estrella as certified. In connection with the 2022 Special Meeting and the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption, and approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the Trust Account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were           shares of UPTD Common Stock issued and outstanding. It is uncertain how many UPTD stockholders might redeem their Public Shares, how many expenses will be incurred in connection with the Business Combination. As of the date hereof, except for the commitment from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock for $500,000 and non-binding commitment from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000, we have not secured any commitment, letter of intent or term sheet for the Merger Financing, and the closing condition of the Merger Financing may be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement. Both UPTD and Estrella intend to waive such closing condition if the Merger Financing is not secured or fully secured, as long as other closing conditions, including the Net Tangible Assets, are met.   If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all. There is no guarantee that the parities will be able to obtain sufficient Merger Financing prior to the Closing. As these conditions are for Estrella’s benefit, it is possible that Estrella could waive them prior to the Closing, subject to compliance with applicable Nasdaq listing requirements, although there is no guarantee that it would.

If Estrella did waive these conditions in these circumstances, it is possible that New Estrella would have insufficient capital to conduct and grow its business after the Closing in the manner described in this proxy statement/prospectus or that New Estrella would not be able to meet applicable Nasdaq listing requirements.

UPTD has received non-compliance notices from Nasdaq and is required to regain compliance within a limited timeline. If UPTD is not able to regain compliance within the required timeline, UPTD’s securities might not be able to continue to be listed on Nasdaq and will commence trading on over-the-counter markets, in which event, if not waived by Estrella as one of the Closing conditions, UPTD would not be able to consummate the Business Combination with Estrella.

On April 3, 2023, UPTD received a written notice (the “Nasdaq Notice A”) from the listing qualifications department staff of Nasdaq notifying UPTD that for the last 30 consecutive business days, UPTD’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). The Nasdaq Notice A is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), UPTD will have 180 calendar days, or until October 2, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for UPTD Common Stock must be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If UPTD regains compliance with the Market Value Standard, Nasdaq will provide UPTD with written confirmation and will close the matter. If UPTD does not regain compliance with the rule by October 2, 2023, Nasdaq will provide notice that UPTD’s securities will be delisted from the Nasdaq Capital Market.

On April 19, 2023, UPTD received another written notice (the “Nasdaq Notice B”) from Nasdaq notifying UPTD that UPTD was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires UPTD to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Nasdaq Notice B is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market. The Nasdaq Notice B states that UPTD has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. UPTD submitted the plan to regain compliance with the Minimum Public Holders Rule on June 5, 2023. On June 22, 2023, UPTD received a notification letter from Nasdaq stating that the Nasdaq staff has determined to grant UPTD an extension of time through October 16, 2023 to regain compliance with the Minimum Public Holders Rule.

If UPTD is not able to regain compliance within the required timeline, UPTD’ securities might not be able to continue to be listed on Nasdaq prior to the Business Combination and will commence trading on over-the-counter markets. It is a condition of the consummation of the Business Combination that New Estrella Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof), but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated. However, such closing condition could be waived by UPTD and Estrella by mutual agreement as provided in the Merger Agreement. Stockholders of UPTD will not have certainty at the time they vote regarding whether the New Estrella Common Stock will be listed on Nasdaq or other national securities exchange following the Business Combination. If Estrella does not waive such closing condition, UPTD might not be able to consummate the Business Combination with Estrella and will need to seek for an alternative business combination to complete its initial business combination within the prescribed time period. Even if Estrella waives such closing conditions, it is uncertain if New Estrella is able to meet Nasdaq’s initial listing requirements to list the securities of New Estrella on Nasdaq.

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There is no guarantee that a stockholder’s decision to continue to hold shares of UPTD Common Stock following the Business Combination will put the stockholder in a better future economic position than if they decided to redeem their Public Shares for a pro rata portion of the Trust Account, and vice versa.

UPTD can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in UPTD’s share price, and may result in a lower value realized now than a stockholder of UPTD might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect such stockholder’s individual situation.

If UPTD stockholders fail to comply with the redemption requirements specified in this proxy statement/ prospectus, they will not be entitled to redeem their UPTD Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of UPTD Common Stock are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to UPTD’s transfer agent prior to the vote at the Special Meeting. If a Public Stockholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Special Meeting of UPTD Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of UPTD who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as fully described in the section entitled "Special Meeting of UPTD Stockholders— Redemption Rights,” deliver their shares (either physically or electronically) to VStock (or through DTC to VStock) prior to            .

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of such Public Stockholder’s affiliates or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate such Public Stockholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Public Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, UPTD will require each Public Stockholder seeking to exercise redemption rights to certify to UPTD whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to UPTD at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which UPTD makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over UPTD’s ability to consummate the Business Combination and you could suffer a material loss on your investment in UPTD if you sell such excess shares in open market transactions. Additionally, Public Stockholders will not receive redemption distributions with respect to such excess shares if UPTD consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. UPTD cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of UPTD Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge UPTD’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

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However, UPTD’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, Public Stockholders may be forced to sell their Public Shares and/or UPTD Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of the Business Combination (or an alternative initial business combination if the Business Combination is not consummated for any reason), and then only in connection with those Public Shares that such stockholder properly elected to redeem; (2) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Current Charter (a) to modify the substance or timing of UPTD’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if UPTD does not complete an initial business combination within the applicable time period or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of Public Shares if UPTD has not completed an initial business combination within the required time periods, subject to applicable law and as further described herein. Public Stockholders who redeem their Public Shares in connection with a stockholder vote described in clause (b) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if UPTD has not completed the Business Combination within the required time period, with respect to such Public Shares so redeemed. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of the UPTD Warrants will not have any right to the proceeds held in the Trust Account with respect to the UPTD Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or UPTD Warrants, potentially at a loss.

If UPTD is deemed to be an investment company under the Investment Company Act, UPTD may be required to institute burdensome compliance requirements or liquidate and UPTD’s activities may be restricted, which may make it difficult for UPTD to complete UPTD’s initial business combination.

If UPTD is deemed to be an investment company under the Investment Company Act, UPTD’s activities may be restricted, including:

•	restrictions on the nature of UPTD’s investments; and

•	restrictions on the issuance of securities; each of which may make it difficult for UPTD to complete UPTD’s initial business combination.

In addition, UPTD may have imposed upon UPTD burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, and disclosure requirements and other rules and regulations.

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UPTD is currently assessing the relevant risks of UPTD being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act).

Since the consummation of the Initial Public Offering, UPTD has deposited the proceeds of the Initial Public Offering, the Concurrent Private Placement and the Additional Private Placement, net of certain expenses and working capital, into the Trust Account to invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. As a result, it is possible that a claim could be made that UPTD has been operating as an unregistered investment company. If UPTD was deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which UPTD has not allotted funds and may hinder UPTD’s ability to complete a business combination. UPTD might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If UPTD is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of the UPTD’s securities following such a transaction, UPTD Warrants would expire worthless and shares of UPTD Common Stock would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities there is a greater risk that UPTD may be considered an unregistered investment company, in which case the Company may be required to liquidate. UPTD is currently assessing the relevant risks. Pursuant to the Current Charter, UPTD has until July 19, 2023 to complete the Business Combination or an alternative business combination. UPTD plans to file a definitive proxy statement on June 16, 2023 and hold a special meeting of stockholders on July 17, 2023 to extend such prescribed timeline. At the meeting, UPTD will have its stockholders to vote on, among other things, to amend the Current Charter to extend the prescribed timeline to July 14, 2024. Provided that the Closing occurs prior to such special meeting on July 17, 2023, UPTD will not hold such special meeting. Provided that UPTD is not able to complete the Business Combination prior to July 17, 2023, UPTD will hold the special meeting on July 17, 2023 and, in connection with such special meeting, stockholders of UPTD may elect to redeem their shares of UPTD Common Stock and additional funds will be released from the Trust Account to those redeeming stockholders. It is uncertain how many stockholders will elect to redeem their shares in connection with such special meeting. After the special meeting, it is possible that, to mitigate the risk of UPTD being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), UPTD may instruct WTNA, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations and money market funds held in the Trust Account on July 14, 2023, the expiry of the 24-month anniversary of the effective date of the S-1, and to hold all funds in the Trust Account in cash until the earlier of consummation of UPTD’s initial business combination or liquidation. If UPTD decides to effect such liquidation, UPTD will issue a press release announcing such liquidation no later than July 12, 2023. If UPTD liquidates the trust assets on July 14, 2023 and hold all funds in the Trust Account in cash only, following such liquidation, UPTD will likely continue to receive, minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount its Public Stockholders would receive upon any redemption or liquidation of UPTD.

We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) that might be considered by CFIUS to be a covered transaction that CFIUS would have authority to review. Moreover, significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

One of UPTD’s sponsors, TradeUP Acquisition Sponsor LLC, is controlled by non-U.S. persons. However, Estrella is not controlled by a non-U.S. person and does not have any substantial ties with a non-U.S. person and, upon consummation of the Business Combination, regardless of redemption levels, TradeUP Acquisition Sponsor LLC will own less than 5% of the combined company. As a result, we do not expect the Business Combination to result in “control” of a “U.S. business” by a “foreign person.” under the regulations administered by CFIUS. Additionally, we do not expect the business of Estrella to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS.

Notwithstanding the above, if our determination is not correct, or if the regulations change or are interpreted differently in the future, the Business Combination may be subject to CFIUS review or review by another U.S. governmental entity and ultimately prohibited. Even if it not prohibited, any review by CFIUS or another government entity may have outsized impacts on, among other things, the certainty, timing and feasibility of the Business Combination, which would significantly limit or completely hinder our ability to complete the Business Combination and force UPTD to liquidate and our warrants to expire worthless, preventing the possibility of any price appreciation that may have occurred in our securities following the Business Combination.

Changes in laws or regulations related to business combination transactions involving SPACs may materially adversely affect UPTD’s ability to negotiate and complete an initial business combination (including the proposed Business Combination with Estrella).

UPTD is subject to laws and regulations enacted by national, regional, and local governments. In particular, UPTD will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on UPTD’s business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on UPTD’s business, including UPTD’s ability to negotiate and complete UPTD’s initial business combination and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies, amending the financial statement requirements applicable to transactions involving shell companies, enhancing disclosures regarding projections in SEC filings in connection with proposed business combination transactions, increasing the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in a revised form, may materially adversely affect UPTD’s ability to (i) complete the Business Combination with Estrella, or (ii) if UPTD does not complete the Business Combination with Estrella, to engage financial and capital market advisors and negotiate and complete an alternative initial business combination, and, in each case, may increase the costs and time related thereto.

A new 1% U.S. federal excise tax could be imposed on UPTD in connection with redemptions by UPTD of UPTD’s shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into federal law. The Inflation Reduction Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations (each, a “covered corporation”). Because UPTD is a Delaware corporation and its securities are traded on Nasdaq, UPTD is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The Inflation Reduction Act applies only to repurchases that occur after December 31, 2022. On December 27, 2022, Treasury issued a notice that provides interim operating rules for the excise tax, including the rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed U.S. Department of the Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

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Any redemption or other repurchase that occurs in connection with the Business Combination that occur after December 31, 2022 potentially would be subject to the excise tax. Whether and to what extent UPTD would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of any Merger Financing or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by UPTD and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, UPTD will not use the funds held in the Trust Account or any additional amounts deposited into the Trust Account, as well as any interest earned thereon, to pay the excise tax, if any, for the redemption in connection with the special meeting. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and could negatively impact UPTD’s ability to complete the Business Combination.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon our ability to complete our initial Business Combination.

Even though we are a blank check company incorporated in Delaware with our office located in the U.S., a majority of our Founders, officers and directors have significant ties to China. Accordingly, economic, political and legal developments in the PRC may significantly affect our business, financial condition, results of operations and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government may change quickly with little advance notice, which can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. We may be adversely affected by changes in policies by the PRC government, including changes in laws, regulations or their interpretation, particularly those dealing with the Internet, including censorship and other restriction on material which can be transmitted over the Internet, security, intellectual property, money laundering, taxation and other laws that affect New Estrella’s ability to operate its business.

PRC laws and regulations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on New Estrella’s business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, New Estrella may have to resort to administrative and court proceedings to enforce its legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection our post-combination entity enjoys than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, UPTD and New Estrella may not be aware of their violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede New Estrella’s ability to continue its operations.

Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of UPTD’s business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of UPTD’s securities. UPTD currently is not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies reach a different conclusion, and that UPTD was required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, UPTD will not be able to continue listing on a U.S. exchange, which would materially affect the interest of UPTD’s investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on UPTD’s part to ensure UPTD’s compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof.

We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply, and such compliance or any associated inquiries or investigations or any other government actions may require significant management time and attention; and subject UPTD to remedies, administrative penalties and even criminal liabilities that may harm New Estrella’s business, including fines assessed for its current or historical operations that it modifies or even cease its business practices.

As UPTD does not have any operations in China, given that (a) the CSRC, currently has not issued any definitive rule or interpretation concerning whether offerings and listing like ours are subject to the M&A Rules; and (b) UPTD is a blank check company incorporated in Delaware rather than in China and currently UPTD does not own or control any equity interest in any PRC company or operate any business in China, we believe that UPTD is not required to obtain any licenses or approvals, under applicable PRC laws and regulations, for its operation or listing on Nasdaq and while preparing for the Business Combination. Further, according to the Measures for Cybersecurity Review, which was promulgated on December 28, 2021 and became effective on February 15, 2022, online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As UPTD is a blank check company and is not involved in the collection of personal data of at least 1 million users or implicate cybersecurity, we do not believe that UPTD or New Estrella will be a “network platform operator(s)”, or subject to the cybersecurity review of the CAC. As of the date of hereof, we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from any relevant PRC authorities.

We are a blank check company with no operation of its own except searching for a target and preparing for the Business Combination. We do not have any subsidiaries and our office is located in the United States. Therefore, we do not consider us a China-based issuer, in particular, as specified in the Trial Measures, and five supporting guidelines promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023. According to the Trial Administration Measures, an issuer is a “domestic Chinese company” if the issuer meets both of the following conditions and thus, subject to the requirements for domestic Chinese companies seeking to offer or list securities overseas, both directly and indirectly, thereunder: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China. We are a blank check company incorporated in Delaware with no operation of our own except searching for a target and preparing the proposed Business Combination. We do not have any subsidiaries and our office is located in the United States. Estrella’s office is located in the U.S. with no operations in China, and all of its officers and directors are U.S. citizens and/or located in the U.S. Upon the completion of the Business Combination, New Estrella will be headquartered in the U.S. with all of its officers and directors (except one director nominee, Ms. Pei Xu, who will be located in China) located in the U.S.

However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

China Securities Regulatory Commission and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. Even though we are not a China based issuer, if the CSRC or another PRC regulatory body subsequently determines that its approval is needed for our listing on Nasdaq or preparing for the Business Combination, we cannot predict whether we will be able to obtain such approval. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Even though we are a blank check company incorporated in Delaware and a non-China based issuer, our Founders and a majority of our officers and directors have significant ties to China. Since this document is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws, regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our future business combination. Therefore, CSRC and other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas. If the CSRC or another PRC regulatory body subsequently determines that its approval is needed for our listing on Nasdaq, the Business Combination, the issuance of UPTD Common Stock upon exercise of the UPTD Warrants or conversion of the UPTD Rights, or maintaining our status as a publicly listed company outside China, we may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay a potential business combination, impose fines and penalties, limit our acquisitions and operations, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

We and the Business Combination may be subject to a variety of PRC laws and other obligations regarding cybersecurity and data protection and we may have to spend additional resources and incur additional time delays to complete any such business combination or be prevented from pursuing certain investment opportunities.

We and the Business Combination with Estrella may be subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

For instance, various regulatory bodies in China, including CAC, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On November 14, 2021, the CAC has publicly solicited opinion on the Regulation on Network Data Security Management (Consultation Draft), which stipulates that data processor that undertakes data processing activities using Internet networks within China shall apply for the cybersecurity review if it conducts data processing activities that will or may have an impact on the national security. The review is mandatory if the data processor controls more than 1 million users’ personal information and intends to be listed in a foreign country, or if the data processor that will or may impact the national security seeks to be listed in Hong Kong. As of the date of this prospectus, the Draft Regulation on Network Data Security Management has not been formally adopted. On December 28, 2021, the CAC, jointly with 12 departments under the State Council, promulgated the Measures for Cybersecurity Review, which became effective on February 15, 2022. According to the Measures for Cybersecurity Review, operators of critical information infrastructure purchasing network products and services, and data processors carrying out data processing activities that affect or may affect national security, shall conduct cyber security review. An operator, including operators of critical information infrastructure and data processors, who controls more than 1 million users’ personal information must report to the Cyber Security Review Office for a cybersecurity review if it intends to be listed in a foreign country.

Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. UPTD is a blank check company with no operation on its own excepting searching for targets for initial business combination and consummating the Business Combination with Estrella. Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with its headquarter in the U.S. As of the date of this proxy statement/prospectus, neither UPTD nor Estrella has not been informed by any PRC governmental authority of any requirement that UPTD or Estrella file for a cybersecurity review.  As a result, it will not affect the process of consummating the Business Combination until further certainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. However, if UPTD or New Estrella following the Business Combination are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, UPTD or New Estrella could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we or the post-combination entity could be subject to cybersecurity review, and if so, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded and we may not be able to pass such review in relation to this offering, searching for a business combination target, or a business combination. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions, which may have material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the Standing Committee of the PRC National People’s Congress, or SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the SCNPC adopted the Personal Information Protection Law, which came into force as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information.

These rules could result in us not being able to consummate an initial business combination within the prescribed timeline. As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that UPTD or New Estrella will comply with such regulations in all respects and UPTD or New Estrella may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. UPTD or New Estrella may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it cannot inspect or fully investigate our auditor. In that case, Nasdaq would delist our securities. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections may deprive our investors with the benefits of such inspections.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or other securities from being traded on a national securities exchange or in the over the counter trading market in the U.S. Furthermore, on December 23, 2022, the AHFCA Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Both UPTD’s and Estrella’s current auditor, Marcum LLP, the independent registered public accounting firm, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum LLP is a United States accounting firm based in New York, New York and has been inspected by the PCAOB on a regular basis. The PCAOB currently has access to inspect the working papers of Marcum LLP.  Therefore, we believe that as of the date hereof, Marcum LLP is not subject to the PCAOB determinations. However, if it is later determined that the PCAOB is unable to inspect or investigate completely the auditors because of a position taken by an authority in a foreign jurisdiction, Nasdaq would delist our securities, and the SEC shall prohibit them from being traded on a national securities exchange or in the over the counter trading market in the U.S. If our securities are delisted and prohibited from being traded on a national securities exchange or in the over the counter trading market in the U.S. due to the PCAOB not being able to conduct inspections or full investigations of our auditor, it would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with potential delisting and prohibition would have a negative impact on the price of our securities.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCAA. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China, and (ii) Hong Kong. Both UPTD’s and Estrella’s auditor, Marcum LLP, a United States accounting firm based in New York, New York, is an independent registered public accounting firm registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Marcum LLP’s compliance with applicable professional standards. The PCAOB currently has access to inspecting the working papers of Marcum LLP. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist about whether this new framework will be fully complied with. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or fully investigate registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. Notwithstanding, the PCAOB has also identified numerous deficiencies at audit firms in mainland China and Hong Kong, as has been the case in other jurisdictions in the first year of PCAOB inspection.

On December 23, 2022, the AHFCA Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been reduced accordingly. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfilling its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

If our securities are subject to delisting and unable to be listed on another securities exchange, such delisting and prohibition would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with potential delisting and prohibition would have a negative impact on the price of our securities.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCAA and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the HFCAA. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. The implications of these possible regulations in addition to the requirements of the HFCAA are uncertain, and such uncertainty could cause the market price of our securities to be materially and adversely affected. If, for whatever reason, the PCAOB is unable to conduct inspections or full investigations of our auditor, the Company could be delisted or prohibited from being traded over the counter earlier than would be required by the HFCAA. If our securities are unable to be listed on another securities exchange by then, such delisting and prohibition would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with potential delisting and prohibition would have a negative impact on the price of our securities. Also, such delisting and prohibition could significantly affect the Company’s ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on the Company’s business, financial condition and prospects.

Inspections of audit firms that the PCAOB has conducted have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. If the PCAOB were unable to conduct inspections or full investigations of the Company’s auditor, investors in our securities would be deprived of the benefits of such PCAOB inspections. In addition, the inability of the PCAOB to conduct inspections or full investigations of auditors would may make it more difficult to evaluate the effectiveness of the Company’s independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in the audit procedures of our auditor and reported financial information and the quality of our financial statements.

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SPECIAL MEETING OF UPTD STOCKHOLDERS

General

UPTD is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on             and at any adjournment or postponement thereof. This proxy statement/prospectus provides UPTD’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held on             , at            , Eastern Time, via live webcast at the following address:            . In light of the COVID-19 pandemic and to support the well-being of UPTD’s stockholders, directors and management, the Special Meeting will be completely virtual.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of UPTD Common Stock at the close of business on            , which is the Record Date. You are entitled to one vote for each share of UPTD Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were             shares of UPTD Common Stock outstanding, of which             are Public Shares, and 1,419,700 shares are held by the UPTD Initial Stockholders.

Vote of the Founders, Directors, and Officers

In connection with the Initial Public Offering, UPTD entered into the IPO Letter Agreement with each of its Founders, directors, and officers pursuant to which each agreed to vote the Founder Shares, Private Shares, and any Public Shares owned by them in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting (including the Proposals). Pursuant to the IPO Letter Agreement, the UPTD Initial Stockholders have waived any redemption rights, including with respect to shares of UPTD Common Stock purchased in the Initial Public Offering or thereafter in the open market, in connection with a business combination. The Founder Shares and Private Shares have no redemption rights upon UPTD’s liquidation and will be worthless if no business combination is effected by July 19, 2023. As of the Record Date, the UPTD Initial Stockholders held 1,419,700 shares of UPTD Common Stock, representing approximately           % of the voting power of the outstanding shares of UPTD Common Stock.

Quorum and Required Vote for Proposals

A quorum of UPTD stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of UPTD Common Stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. As of           , the Record Date, there were            shares of UPTD Common Stock outstanding; therefore, a total of            shares of UPTD Common Stock must be represented at the Special Meeting in order to constitute a quorum. Abstentions and withheld votes will count as present for the purposes of establishing a quorum, but will not count as votes cast at the Special Meeting for any of the Proposals (except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”). Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. As of the Record Date, the UPTD Initial Stockholders holds approximately           % of the outstanding shares of UPTD Common Stock.

The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting. The approval of the Charter Amendment Proposal requires a majority vote of outstanding UPTD Common Stock entitled to vote thereon. The Nasdaq Stock Issuance Proposal, the Incentive Plan Proposal, the Adjournment Proposal, and each of the Advisory Charter Amendment Proposals also requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting. The approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast in respect of that Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting.

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The approval of the Business Combination Proposal and, unless otherwise waived by the parties thereof, the Charter Amendment Proposal, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal are preconditions to the Closing. The Adjournment Proposal is not conditioned on the approval of any other Proposal. Abstentions and Broker Non-Votes

At the Special Meeting, UPTD will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present, except for the Charter Amendment Proposal, for which abstentions and withheld votes will have the same effect as a vote “AGAINST”. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present. The failure to vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on any of the Proposals presented at the Special Meeting.

Recommendation of the Board

The Board has unanimously determined that each of the Proposals is fair to and in the best interests of UPTD and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the Charter Amendment Proposal;

•	vote “FOR” each of the Advisory Charter Amendment Proposals;

•	vote “FOR” the Nasdaq Stock Issuance Proposal;

•	vote “FOR” the election of each of five directors nominated in the Director Election Proposal;

•	vote “FOR” the Incentive Plan Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers of UPTD have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See “Proposal 1: The Business Combination Proposal— Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for additional information on interests of UPTD’s Sponsor, directors, and executive officers.

Voting Your Shares

Each share of UPTD Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of UPTD Common Stock at the Special Meeting:

•	You can submit a proxy to vote your shares by calling the toll-free number shown on your proxy card and voting over the phone.

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•	You can submit a proxy to vote your shares by visiting the website shown on your proxy card and voting via the Internet.

•	You can submit a proxy to vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting.

•	If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of UPTD Common Stock will be voted as recommended by the Board. The Board unanimously recommends that UPTD stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “Advisory Charter Amendment Proposals, “FOR” the Nasdaq Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

•	You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of UPTD Common Stock are held in the street name of your broker, bank, or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way UPTD can be sure that the broker, bank, or nominee has not already voted your shares of UPTD Common Stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date or submit a new proxy online or by telephone;

•	you may notify UPTD in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting virtually, revoke your proxy and vote online as described above.

If your shares are held in “street name” by your broker, bank, or another nominee as of the close of business on the Record Date, you must follow the instructions of your broker, bank, or other nominee to revoke or change your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your UPTD Common Stock, you may contact            , Attn:             at             or by email at            .

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, each of the Advisory Charter Amendment Proposals, the Nasdaq Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal. Under the Current Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Public Stockholder may demand that UPTD redeem such Public Stockholder’s Public Shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was $10.48 per share     as of            , 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Estrella is consummated, UPTD will redeem the holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

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Notwithstanding the foregoing, a holder of UPTD Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the UPTD Common Stock. Accordingly, all shares of UPTD Common Stock in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares and Private Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to UPTD’s transfer agent two business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee of approximately $120.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

UPTD’s transfer agent can be contacted at the following address:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: Chief Executive Officer

Any request to redeem such shares, once made, may be withdrawn at any time up to the time of the vote on the Business Combination Proposal. Furthermore, if a Public Stockholder delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, the holder may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then UPTD’s Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, UPTD will promptly return any Public Shares delivered by Public Stockholders.

The Current Charter of UPTD provides that we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). In no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the Closing.

The closing price of the UPTD Common Stock on           , the Record Date for the Special Meeting, was $           . The cash held in the Trust Account on such date was approximately $            million ($            per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of UPTD Common Stock as they may receive higher proceeds from the sale of their shares of UPTD Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. UPTD cannot assure its stockholders that they will be able to sell their shares of UPTD Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in UPTD’s securities when its stockholders wish to sell their shares.

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If a holder of UPTD Common Stock exercises such holder’s redemption rights, then such holder will be exchanging such holder’s shares of UPTD Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to UPTD’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for holders of UPTD Common Stock with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations—Material Tax Considerations Related to a Redemption of UPTD Common Stock” beginning on page 126. The consequences of a redemption to any particular holder of UPTD Common Stock will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Initial Public Offering underwriting fees(1)	$886,000	$886,000	$886,000	$886,000
Initial Public Offering proceeds net of redemptions	$9,284,244	$6,963,183	$4,642,122	$4,324,831
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions (approx.)	9.5%	12.7%	19.1%	20.5%

(1)	$886,000 underwriting discount was paid at the consummation of the Initial Public Offering.
(2)	This scenario assumes that no Public Shares (excluding the Redeemed Public Shares) are redeemed.
(3)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 227,555 Public Shares are redeemed, resulting in an aggregate payment of approximately $7.0 million from the Trust Account based on an assumed redemption price of $10.20 per share.
(4)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 455,110 Public Shares are redeemed, resulting in an aggregate payment of approximately $4.6 million from the Trust Account based on an assumed redemption price of $10.20 per share.
(5)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that a maximum of 486,217 Public Shares are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD , resulting in an aggregate payment of approximately $4.3 million from the Trust Account based on an assumed redemption price of $10.20 per share.

Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	No redemptions(2)	25% redemptions(3)	50% redemptions(4)	Maximum redemptions(5)
Deferred Business Combination Fee (1)	$1,550,500	$1,550,500	$1,550,500	$1,550,500
Initial Public Offering proceeds net of redemptions	$9,284,244	$6,963,183	$4,642,122	$4,324,831
Deferred Business Combination Fee as a % of Initial Public Offering proceeds net of redemptions (approx.)	16.7%	22.3%	33.4%	35.9%

(1)	$1,550,500 of the Deferred Business Combination Fee is payable at the closing of the Business Combination.
(2)	This scenario assumes that no Public Shares are redeemed.
(3)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 227,555 Public Shares are redeemed, resulting in an aggregate payment of approximately $7.0 million from the Trust Account based on an assumed redemption price of $10.20 per share.
(4)	As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that 455,110 Public Shares are redeemed, resulting in an aggregate payment of approximately $4.6 million from the Trust Account based on an assumed redemption price of $10.20 per share.

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(5)

As of the date of this proxy statement/prospectus, there are 910,220 Public Shares issued and outstanding. This scenario assumes that a maximum of 486,217 Public Shares are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD , resulting in an aggregate payment of approximately $4.3 million from the Trust Account based on an assumed redemption price of $10.20 per share.

Dissenter Rights

UPTD stockholders do not have dissenter rights in connection with the Business Combination or the other Proposals.

Potential Purchases of Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Founders, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase UPTD Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of UPTD’s Founders, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of UPTD Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Founders, directors, officers or advisors of UPTD or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account. The purpose of any such purchases of UPTD Common Stock could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing conditions pursuant to the Merger Agreement that requires UPTD to have, among the others, (i) net tangible assets no less than $5,000,001, (ii) an aggregate of at least $20,000,000 Available Combined Cash Amount; and (iii) at least $20,000,000 Merger Financing, upon the completion of the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of UPTD Common Stock or UPTD Warrants may result in the completion of Business Combination that may not otherwise have been possible. UPTD expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of UPTD Common Stock or UPTD Warrants and the number of beneficial holders of UPTD’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

However, in the event the Founders, directors, officers, or advisors of UPTD or their affiliates were to purchase shares or warrants from Public Stockholders, such purchases would by structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•	the Founders, directors, officers, or advisors of UPTD or their affiliates will purchase Public Shares or UPTD Warrants from Public Stockholders outside the redemption process at a price no higher than the price offered through the redemption process;

•	the registration statement/proxy statement filed in connection with the Business Combination would include a representation that any of the Public Shares or UPTD Warrants purchased by the Founders, directors, officers, or advisors of UPTD or their affiliates from Public Stockholders outside the redemption process would not be voted in favor of approving the Business Combination;

•	the Founders, directors, officers, or advisors of UPTD or their affiliates do not possess any redemption rights with respect to the Public Shares or UPTD Warrants or, if they possess such redemption rights, they have entered into a letter agreement pursuant to which they have waived such rights; and

•	UPTD will disclose in the Form 8-K to be filed prior to the holding of its stockholder meeting to approve the Business Combination the following material items:

a.	the number of the Public Shares or UPTD Warrants purchased by the Founders, directors, officers, or advisors of UPTD or their affiliates from Public Stockholders outside the redemption process, along with the purchase price for such Public Shares or UPTD Warrants;

b.	the purpose of the purchases of such Public Shares or UPTD Warrants by the Founders, directors, officers or advisors of UPTD or their affiliates;

c.	the impact, if any, of the purchases of such Public Shares or UPTD Warrants by the Founders, directors, officers, or advisors of UPTD or their affiliates on the likelihood that the Business Combination will be approved and consummated;

d.	the identity of the selling stockholders who sold such Public Shares or UPTD Warrants to the Founders, directors, officers, or advisors of UPTD or their affiliates (if not purchased on the open market) or the nature of the selling stockholders (e.g., 5% security holders) who sold such Public Shares or UPTD Warrants to the Founders, directors, officers or advisors of UPTD or their affiliates; and

e.	the number of Public Shares or UPTD Warrants for which UPTD has received redemption requests pursuant to its redemption offer.

Proxy Solicitation

UPTD is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. UPTD and its directors, officers, and employees may also solicit proxies in person. UPTD will file with the SEC all scripts and other electronic communications that constitute proxy soliciting materials. UPTD will bear the cost of the solicitation.

UPTD has hired          to assist in the proxy solicitation process. UPTD has agreed to pay approximately $           for proxy solicitation services, exclusive of related disbursements and travel expenses (in each case, if any).

UPTD will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. UPTD will reimburse them for their reasonable expenses.

The Initial Stockholders

As of              , 2023, the Record Date for the Special Meeting, the UPTD Initial Stockholders owned and were entitled to vote 1,419,700 shares of UPTD Common Stock, representing approximately 60.9% of the voting power of the shares of UPTD Common Stock outstanding. The Initial Stockholders have agreed to vote the Founder Shares, Private Shares and any shares of UPTD Common Stock held by them in favor of each of the Proposals being presented at the Special Meeting. The Founder Shares and Private Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by UPTD.

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PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to UPTD prior to the consummation of the Business Combination.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of New Estrella will be located at 5858 Horton Street, Suite 170, Emeryville, CA 94608; and

•	New Estrella Common Stock is expected to be traded on the Nasdaq Global Market under the symbol “ESLA”.

Background of the Business Combination

The terms of the Merger Agreement are the result of arms-length negotiations between UPTD and Estrella, and their respective representatives. The following is a brief description of the background of these negotiations.

UPTD is a blank check company incorporated on January 6, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. UPTD’s efforts to identify a target business spanned many industries and regions around the world. However, UPTD focused its search within the technology industry for purposes of consummating an initial business combination.

UPTD’s Initial Public Offering

In December 2020, the management of UPTD contacted Hunter Taubman Fischer and Li LLC (“HTFL”) with respect to serving as its U.S. securities counsel in connection with its Initial Public Offering, which engagement was promptly formalized thereafter.

In January 2021, the Sponsor acquired 1,150,000 shares of UPTD Common Stock for an aggregate purchase price of $25,000. On February 11, 2021, in connection with a restructure of the Sponsor, the Sponsor forfeited 1,150,000 Founder Shares upon the receipt of the refund of the purchase price of $25,000. On February 12, 2021, the Sponsor acquired 920,000 shares of UPTD Common Stock for a purchase price of $20,000 and Tradeup INC. acquired 230,000 shares of UPTD Common Stock for a purchase price of $5,000. Among the shares issued to the Sponsor and Tradeup INC, up to 150,000 shares were subject to forfeiture if the over-allotment option was not exercised by the underwriters in full or in part in the Initial Public Offering.

On July 19, 2021, UPTD completed its Initial Public Offering of 4,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of UPTD Common Stock and one-half of one UPTD Warrant. Each whole UPTD Warrant entitles the holder thereof to purchase one share of UPTD Common Stock at a price of $11.50 per share, subject to certain adjustments. Concurrently with the completion of the Initial Public Offering, UPTD completed the Concurrent Private Placement of 295,000 Private Shares, including 236,000 Private Shares to the Sponsor and 59,000 Private Shares to Tradeup INC., at a purchase price of $10.00 per share. The net proceeds from the Initial Public Offering and certain proceeds from the Concurrent Private Placement in a total amount of $40,800,000 were placed in the Trust Account.

On July 21, 2021, the underwriters of the Initial Public offering partially exercised the over-allotment option and purchased 430,000 Units (the “Option Units”) at $10.00 per Unit. Simultaneously, UPTD completed a private placement sale of 17,200 Private Shares, including 13,760 Private Shares to the Sponsor and 3,440 Private Shares to Tradeup INC., at a purchase price of $10.00 per share (the “Additional Private Placement”). The net proceeds of sale of the Option Units and certain proceeds of the Additional Private Placement in a total amount of $4,386,000 were placed in the Trust Account.

Following the expiration of the remaining over-allotment option, 42,500 Founder Shares were forfeited by the Sponsor and Tradeup INC. As a result, the Initial Stockholders hold 1,419,700 shares of UPTD Common Stock, representing 60.9% of the issued and outstanding capital stock of UPTD.

2022 Special Meeting

On December 22, 2022, UPTD held the 2022 Special Meeting, where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the Board to extend the time that it needs to complete its initial business combination. As a result, UPTD is able to extend an additional one month up to six times, up to July 19, 2023. In connection with the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption. As a result, approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were           shares of UPTD Common Stock issued and outstanding.

In order to induce public shares to remain with UPTD and in connection with the Extension, for the shares of UPTD Common Stock not redeemed by the stockholders in connection with the 2022 Special Meeting, UPTD will deposit $0.05 per share per month in the Trust Account. Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the Trust Account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an Estrella Note issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. If UPTD cannot complete its initial business combination by July 19, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter. Estrella has the right, but not the obligation to convert the Estrella Note, in whole or in part, into Estrella Extension Shares for an amount determined by dividing (x) the sum of the outstanding principal amount payable to Estrella by (y) $10.00. Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Note if the Business Combination is terminated pursuant to the Merger Agreement. UPTD shall refund the principal amount of the Estrella Note to Estrella fully within 5 business days of such termination. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.

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Target Search

After the consummation of the Initial Public Offering, UPTD’s management began their search for a suitable target for a business combination. In addition, they were contacted by a number of individuals and entities with respect to potential business combination opportunities.

Although UPTD intended to focus its search for a target business in the technology industry, UPTD was able to seek a business combination with an operating company in any industry or sector. UPTD viewed potential acquisition targets based on the same criteria discussed below and used in evaluating the business combination. These criteria included, without limitation, businesses (i) which are early-stage companies with transformative technologies that need access to capital to continue to grow or that can be merged with incumbents; (ii) which are high quality founder-owned businesses that they believed would benefit from broader capital markets access to unlock their full potential; (iii) that are trailing peers on margin or cash conversion, facing succession planning challenges due to generational shifts, or where management would benefit from an enhanced global network; and (iv) which would benefit from, and effectively utilize access to, broader sources of capital and the public profile associated with being a publicly traded company. UPTD sought potential targets which it believed had growth potential and profitable returns over a long period of time. UPTD focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that UPTD management believed would benefit from being a publicly traded company.

Between July 19, 2021 and the date hereof, UPTD reviewed in varying degrees approximately 22 potential business combination candidates involved in various industries and sectors, including manufacturing, high technology, education, biotech and pharmaceutical, infrastructure, and energy. After the initial introduction conference calls with twelve candidates, no subsequent communications were further conducted between the management of UPTD and them. Additionally, UPTD also talked with another three candidates, including an electric motorcycle developer, a synthetic diamond producer and a new energy technology product provider, however, the management of UPTD believed that the business of these three candidates are all at an earlier stage to list on a U.S. exchange, so did not proceed to further discussion. Another target is an electrical vehicle infrastructure manufacturing company, and the management of UPTD determined not to proceed for further discussions of a potential business combination because the business of this target was still in an early stage. UPTD signed a non-disclosure agreement with six potential targets, including Estrella, of which, UPTD entered into non-binding indications of interest or letters of intent with three, including Estrella. UPTD’s management team held frequent discussions regarding the various targets both internally and with a wide range of the potential business combination candidates’ management teams.

With regards to the five potential targets with which UPTD signed non-disclosure agreements but did not pursue a business combination, we summarize UPTD management’s review and analysis process below:

Candidate One: On August 6, 2021, UPTD was introduced to Candidate One by US Tiger. Candidate One is a semiconductor manufacturer focusing on the development of innovative technologies. Mr. Jianwei Li, Mr. Weiguang Yang, and members of the US Tiger team held a conference call with the representatives of Candidate One to discuss the business and background of Candidate One. On August 17, 2021, the parties executed a non-disclosure agreement. Pursuant to the non-disclosure agreement, any non-public, confidential, or proprietary information provided by Candidate One or on its behalf must be kept confidential by UPTD. Both UPTD and Candidate One agreed not to use non-public, confidential, or proprietary for any purpose except to evaluate, negotiate, and possibly consummate a contemplated business combination. It also provides that, except as expressly permitted in such agreement or with the prior consent of the disclosing party, no one will disclose any non-public, confidential, or proprietary disclosed to third parties except to the representatives of such third party who are required to have the information to carry out the discussions concerning the contemplated business combination, and such information must be kept confidential by such third parties. The nondisclosure agreement expires one year from the date thereof or may be terminated by any party at any time by written notice. However, each party’s rights and obligations under such agreements will survive the expiration or termination of the agreement for a period of one year from the date of such expiration or termination, even after the return or destruction of confidential information by the receiving party. On September 9, 2021, on behalf of UPTD, members of the US Tiger team took an on-site visit to Candidate One’s office in Boston and received additionally detailed information about the business, recent business operation status, and future business plan of Candidate One. UPTD did not proceed with a business combination with Candidate One because Candidate One informed UPTD in September 2021 that it decided to pursue a business combination with another SPAC.

Candidate Two: On October 25, 2021, UPTD was introduced to Candidate Two by Mr. Jianwei Li. Candidate Two is a music education technology company in China. On the same day, Mr. Jianwei Li and members of the US Tiger team held an initial conference call with the Chief Executive Officer of Candidate Two and learned about Candidate Two’s business, including its customer base, product line, financial data, financing history, and management team background. On November 10, 2021, the parties executed a non-disclosure agreement. Pursuant to the non-disclosure agreement, any non-public, confidential or proprietary information provided by Candidate Two or on its behalf must be kept confidential by UPTD. Both UPTD and Candidate Two agreed not to use non-public, confidential or proprietary for any purpose except to evaluate, negotiate and/or possibly consummate a contemplated business combination. It also provides that, except as expressly permitted in such agreement or with the prior consent of the disclosing party, no one will disclose any non-public, confidential or proprietary disclosed to third parties except to the representatives of such third party who are required to have the information to carry out the discussions concerning the contemplated business combination, and such information must be kept confidential by such third parties. The nondisclosure agreement shall expire one year from the date thereof or may be terminated by any party at any time by written notice. However, each party’s rights and obligations under such agreements will survive the expiration or termination of these agreement for a period of one year from the date of such expiration or termination, even after the return or destruction of confidential information by the receiving party. On February 7, 2022, Mr. Jianwei Li, Mr. Weiguang Yang, certain other members of UPTD, and members of the US Tiger team held a second conference call with management of Candidate Two to understand Candidate Two’s 2021 financial performance, major competitors, future internal expansion plans, and future financial projections. On the same day, both parties discussed next steps, including preparation of a letter of intent and engagement of external experts. The management of UPTD believe that Candidate Two is equipped with strong management team, positive revenue performance with continuing growth potential and decided to enter to a letter of intent with Candidate Two. On February 14, 2022, UPTD and Candidate Two entered into a letter of intent for a business combination and formally commenced discussion of terms and conditions of such business combination. Such non-binding letter of intent indicated the parties’ interest in a proposed business combination and its non-exclusivity. Pursuant to the letter of intent, the parties agreed to use their commercially reasonable efforts to conduct due diligence and negotiations in a prompt manner towards the contemplated business combination. Such letter of intent could be terminated (a) by mutual written agreement, (b) upon the execution of a definitive agreement in connection with the proposed business combination, or (c) automatically on May 31, 2022. On February 23, 2022, UPTD was granted access to a virtual data-room to conduct due diligence on Candidate Two with information and documents, including but not limited to, market overview, business plan, financial statements for three year, previous financing records and user profile and dataset. After initial review of Candidate Two’s information as provided, on March 25, 2022, UPTD sent emails to Candidate Two requesting for additional business related information and data, which Candidate Two responded five days later. On April 6, 2022, Mr. Jianwei Li, Mr. Weiguang Yang and Ms. Luqi (Lulu) Wen from UPTD, certain members from US Tiger team and the Chief Financial Officer from Candidate Two held a ZOOM virtual conference call to further discuss detailed information of Candidate Two, including, among the other things, current industry status and future trend, main products, competitive advantage and market share, sales and marketing strategy, user profile and experience, future business plan and growth potentials. However, after further evaluation, due to potential operational risks related to cybersecurity and auditing compliance requirements as Candidate Two is located in China, UPTD’s management team decided not to proceed with a business combination with Candidate Two. The letter of intent automatically terminated on May 31, 2022.

Candidate Three: On November 5, 2021, UPTD was introduced to Candidate Three by US Tiger. Candidate Three is a financial technology company focused on providing a decentralized autonomous community platform. On the same day, Mr. Jianwei Li from UPTD, and members of the US Tiger team held an initial conference call with Chief Technology Officer of Candidate Three where Candidate Three’s Chief Technology Officer presented the technology, application, self-developed blockchain technology, and business model of Candidate Three. On January 12, 2022, members of the US Tiger team and Candidate Three’s management, held a second conference call during which Candidate Three’s management gave a live demonstration of the technology and application, and discussed marketing strategy, revenue sources, and the business development plan of Candidate Three. On November 11, 2021, the parties executed a non-disclosure agreement. Pursuant to the non-disclosure agreement, any non-public, confidential, or proprietary information provided by Candidate Three or on its behalf must be kept confidential by UPTD. Both UPTD and Candidate Three agreed not to use non-public, confidential, or proprietary for any purpose except to evaluate, negotiate, and possibly consummate a contemplated business combination. It also provides that, except as expressly permitted in such agreement or with the prior consent of the disclosing party, no one will disclose any non-public, confidential, or proprietary disclosed to third parties except to the representatives of such third party who are required to have the information to carry out the discussions concerning the contemplated business combination, and such information must be kept confidential by such third parties. The nondisclosure agreement expires one year from the date thereof or may be terminated by any party at any time by written notice. However, each party’s rights and obligations under such agreements will survive the expiration or termination of these agreement for a period of one year from the date of such expiration or termination, even after the return or destruction of confidential information by the receiving party. Following the execution of the non-disclosure agreement, on November 19, 2022, Candidate Three granted UPTD and US Tiger access to the data room, providing information and documents, including but not limited to, corporate structure, members of the board of directors, shareholders, business operation related license and patent. After the initial review, UPTD and US Tiger sent a follow-up list to Candidate Three, requesting for additional information about Candidate Three’s mobile applications, marketing and token design and mechanism, which Candidate Three responded on the second day. On January 12, 2022, members of US Tiger, on behalf of UPTD, held a ZOOM meeting with the management of Candidate Three, including the Chief Executive Officer, the co-founders, directors, and the investor relation representative. In this meeting, Candidate Three conducted a demonstration of its mobile application and further demonstrate more details about the company’s marketing strategy, revenue sources and business development plan. US Tiger prepared the conference memo and provided it for management of UPTD on Jan 12, 2022. On January 21, 2022, UPTD and Candidate Three entered into a letter of intent for a business combination and formally commenced discussion of terms and conditions of such business combination, and Candidate Three granted UPTD access to a virtual data-room to conduct due diligence. Such non-binding letter of intent indicated the parties’ interest in a proposed business combination and its non-exclusivity. Pursuant to the letter of intent, the parties agreed to use their commercially reasonable efforts to conduct the due diligence and negotiations in a prompt manner towards the contemplated business combination. Such letter of intent could be terminated (a) by mutual written agreement, (b) upon the execution of a definitive agreement in connection with the proposed business combination, or (c) automatically on March 31, 2022. Although Candidate Three was an attractive target to pursue, in January 2022, management of Candidate Three called US Tiger to notify that they decided not to proceed with a business combination with UPTD and to pursue other opportunities for its immediate financing needs. The letter of intent automatically expired on March 31, 2022.

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Candidate Four: On November 10, 2021, UPTD was introduced to Candidate Four by US Tiger. Candidate Four is a bitcoin mining company. On the same day, Mr. Jianwei Li of UPTD, and members of the US Tiger team held a conference call with management of Candidate Four during which the Chief Executive Officer of Candidate Four presented the business, mining status, company development plan, and financing history of Candidate Four. On November 10, 2021, the parties executed a non-disclosure agreement and UPTD was granted an access to a virtual data-room to conduct due diligence. Pursuant to the non-disclosure agreement, any non-public, confidential, or proprietary information provided by Candidate Four or on its behalf must be kept confidential by UPTD. Both UPTD and Candidate Four agreed not to use non-public, confidential, or proprietary for any purpose except to evaluate, negotiate and/or possibly consummate a contemplated business combination. It also provides that, except as expressly permitted in such agreement or with the prior consent of the disclosing party, no one will disclose any non-public, confidential, or proprietary disclosed to third parties except to the representatives of such third party who are required to have the information to carry out the discussions concerning the contemplated business combination, and such information must be kept confidential by such third parties. The nondisclosure agreement shall expire one year from the date thereof or may be terminated by any party at any time by written notice. However, each party’s rights and obligations under such agreements will survive the expiration or termination of these agreement for a period of one year from the date of such expiration or termination, even after the return or destruction of confidential information by the receiving party. On November 15, 2021, Candidate Four granted UPTD and US Tiger access to the data room, providing, among the other things, company’s financial information, material agreements with suppliers and lending institutions, digital wallet asset transaction record. After preliminary due diligence, UPTD management decided not to proceed with a business combination with Candidate Four because of concerns about its sustainability and growth given potential risks related to cryptocurrency.

Candidate Five: On November 18, 2021, US Tiger introduced Candidate Five, a clinical stage biotech company, to UPTD. On the same day, Mr. Jianwei Li, Mr. Weiguang Yang, and members of the US Tiger team held a conference call with management of Candidate Five to learn about Candidate Five’s technology platform, pipeline and future market forecast, management background, and financing history. On November 22, 2021, the parties executed a non-disclosure agreement and UPTD was granted access to a virtual data-room to conduct due diligence focusing on Candidate’s capitalization, previous financing record and business. Pursuant to the non-disclosure agreement, the parties agree only to disclose the confidential information of the disclosing party to its directors, officers, employees, and legal and accounting advisors who are actively and directly participating in the evaluation of the potential business combination. The parties also agree not to disclosure to any other third parties the existence of the agreement, the potential business transactions, the undergoing discussion or negotiation of the potential business combination or any other relevant terms, conditions or other facts without the prior written consent of the party. The agreement will terminate two years from the date thereof. On December 16, 2021, the representative of Candidate Five conducted presentation to all the Board members, including Mr. Jianwei Li, Mr. Weiguang Yang, Mr. Weston Twigg, Mr. James Long and Mr. Jiang Tao. On December 20, 2021, UPTD provide the draft of the letter of intent for Candidate Five’s review and consideration. On January 12, 2022, Candidate Five notified UPTD that it had decided not to pursue a business combination with UPTD.

Timeline of the Business Combination

On May 20, 2022, Estrella was introduced to UPTD by US Tiger.

On May 20, 2022, Mr. Jianwei Li and Mr. Weiguang Yang from UPTD, Dr. Cheng Liu and Mr. Peter Xu from Estrella and certain members of US Tiger had a conference call. At the call, management of Estrella gave an overview presentation of Estrella’s business, in-licensed patents and intellectual property (and Eureka’s technology platform), product candidate pipeline, and the clinical trial application timetable.

Following the initial conference call, on May 23, 2022, UPTD and Estrella signed a non-disclosure agreement, pursuant to which UPTD obtained certain financial information, business contracts, and relevant corporate documents of Estrella to evaluate its business and financial information.

On May 23, 2022, UPTD and US Tiger began conducting due diligence to analyze aspects of Estrella’s business, including its operations, legal structure, technology, management team, and development history.

On May 23, 2022, certain members of US Tiger, on behalf of UPTD conducted on-site visits of Eureka’s office and laboratory located at 5858 Horton Street, Suite 170, Emeryville, CA 94608, where Dr. Cheng Liu, Mr. Peter Xu and Ms. Vicky Yang were present to demonstrate.

On May 26, 2022, Estrella engaged Beyond Century Consulting, LLC (“Beyond Century”) as a financial consultant of Estrella to assist with the preparation of financial statements and pro forma financial information in connection with the Business Combination

On June 6, 2022, UPTD engaged Robinson & Cole LLP (“R&C”) as its U.S securities counsel in connection with the Business Combination.

While the due diligence on Estrella was ongoing, as UPTD’s discussions and review progressed, UPTD believed Estrella provided an attractive potential business combination, based on the merits of such potential business combination, to the extent relevant, on the initial set of criteria and guidelines outlined in the prospectus for the Initial Public Offering, as well as other considerations, factors, and criteria that they deemed relevant, including but not limited to, strong management and scientific advisory board background, potential efficacy supported by pre-clinical and clinical trials data reads-out, clear development plan about clinical trials, future commercialization plan, licensed technologies and growth prospects, although no specific weight was attributed to each factor. As a result, management of UPTD determined to send Estrella a draft of letter of intent for its consideration and further discussion.

On June 13, 2022, R&C provided an initial draft of a letter of intent to Estrella and Winston & Strawn LLP (“W&S”) and thereafter received comments from Estrella and W&S.

On June 16, 2022, Estrella engaged W&S as its legal counsel in connection with the Business Combination.

On June 21, 2022, a group conference call was held to discuss the timelines for the Merger Agreement, proxy statement/prospectus, and Merger Financing announcement. Also on June 21, 2022, R&C sent a due diligence checklist to Estrella to collect relevant documents. On or about June 22, 2022, US Tiger set up a virtual data room, granting Estrella access to upload documents and authorizing UPTD, R&C, and W&S access to review. UPTD and R&C started to review the due diligence documents shortly thereafter.

On June 29, 2022, UPTD and Estrella entered into a letter of intent for a business combination, allowing the parties to further discuss and finalize the terms and conditions of such business combination.

On July 5, 2022, UPTD held a Board meeting via ZOOM, where all the Board members, including Mr. Jianwei Li, Mr. Weiguang Yang, Mr. Weston Twigg, Mr. James Long and Mr. Jiang Tao, were present, as well Dr. Cheng Liu and Mr. Peter Xu from Estrella and certain members of US Tiger. At the meeting, Mr. Weiguang Yang from UPTD first gave a brief introduction of business, market potential, and reasons why the management of UPTD believed that Estrella is an attractive target. After that, Dr. Cheng Liu, the CEO and President of Estrella, and Mr. Peter Xu, Chief Financial Officer of Estrella, provided detailed presentations about CAR-T cell therapy market overview, Estrella’s approaches, in-licensed technology, published scientific papers, and future market prediction of Estrella’s pipelines. Followed by Estrella’s presentation, the Board members and Estrella’s management discussed, among other things, Estrella’s clinical trial application plan and potential market opportunities.

On July 7, 2022 through phone call, Mr. Peter Xu, CFO of Estrella expressed pre-money expected enterprise valuation of Estrella was in the range of $500 million to $600 million to UPTD management team and certain Board members including Mr. Jianwei Li and Mr. Weiguang Yang, together with US Tiger team. This valuation range was based on Estrella’s market prediction, and median of enterprise value of comparable companies in cell therapy industry listed on Nasdaq including Fate Therapeutics Inc.(Nasdaq: FATE), Lyell Immunopharma, Inc.(Nasdaq: LYEL), Allogene Therapeutics, Inc.(Nasdaq: ALLO), Sana Biotechnology, Inc.(Nasdaq: SANA), Arcellx, Inc.(Nasdaq: ACLX) , Atara Biotherapeutics Inc.(Nasdaq: ATRA), Adicet Bio, Inc.(Nasdaq: ACET), Century Therapeutics, Inc.(Nasdaq: IPSC), Gracell Biotechnologies Inc.(Nasdaq: GRCL) , Adaptimmune Therapeutics PLC (Nasdaq: ADAP)and TCR2 Therapeutics Inc.(Nasdaq: TCRR).

On July 8, 2022, UPTD management and certain Board members including Mr. Jianwei Li and Mr. Weiguang Yang, and certain members of US Tiger held an internal discussion regarding the valuation and business combination terms. UPTD management and the Board members considered the pre-money valuation should be within the range of $300 million to $400 million, a lower valuation than the expected value of Estrella proposed by Estrella by considering following factors:

•	Estrella financial projections about future revenues;
•	Estrella’s current pre-clinical trial status and potential FDA review and approval risks;
•	Estrella’s business, operation and financial history and prospectus; and
•	Consideration of the comparable companies in cell therapy industry provided by Estrella and the comparable companies clinical stage and business development status.

Following the Board meeting on July 5, 2022 and the internal meeting on July 8, 2022, the Board members believed it of the interest of UPTD to engage a professional advisor to conduct comprehensive analysis on the proposed business combination with and valuation of Estrella, given the complexity of biotech industry and Board members’ limited professional background in biotech industry.

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On July 8, 2022, as recommended by the Board, UPTD engaged Benchmark, as financial advisor to the Board in connection with the Business Combination to provide a fairness opinion to the Board in connection therewith.

On July 8, 2022, UPTD engaged YCM CAP INC. (“YCM”) to conduct financial due diligence in connection with the Business Combination.

Following July 8, 2022, UPTD management, Board members and US Tiger discussed about other business combination terms as Estrella proposed. On July 11, 2022, through a phone call, Mr. Jianwei Li and Mr. Weiguang Yang from UPTD management together with US Tiger informed Mr. Peter Xu from Estrella about the adjusted valuation for a range of $300 million to $400 million and discounted risk factors considered, and that UPTD would engage a third-party to issue a fairness opinion in connection with this proposed Business Combination, based on which the valuation of Estrella would be subjected to further adjustment.

On July 13, 2022, after discussion with UPTD management and US Tiger, R&C prepared an initial draft of term sheet which was later shared with Estrella and W&S. On July 14, 2022, W&S provided the initial comments to the term sheet. The parties negotiated the term sheet for five days and discussed and agreed on, among other, the indemnification of representations and warranties of both parties, the potential financing in connection with the transaction, closing conditions, potential extension by UPTD and funding arrangement if there is a cash contribution to the extension. Among others, UPTD management and Estrella agreed on a proposed equity value of Estrella of $325 million and agreed to expressly state in the term sheet that such total equity value is subject to further adjustment based on a fairness opinion tendered by an independent advisor engaged by UPTD or the Board. After the negotiations, R&C prepared the final version of the term sheet and circulated on July 17, 2022. UPTD and Estrella executed the term sheet on July 18, 2022.

On July 14, 2022, Estrella provided its unaudited and unreviewed financial information for the year ended June 30, 2022 and 2021 (predecessor)   to UPTD.

On July 27, 2022, UPTD engaged Beyond Century as a financial consultant of UPTD to assist with the preparation of financial statements and pro forma financial information in connection with the Business Combination.

On August 5, 2022, W&S sent an initial draft of the Merger Agreement to R&C, based on the executed term sheet.

On August 14, 2022, R&C sent a revised draft of the Merger Agreement to W&S containing comments from R&C and UPTD.

Between August 14, 2022 and September 19, 2022, UPTD and Estrella, along with their respective representatives, counsels and advisors, were discussing and negotiating certain terms of the Merger Agreement.

Substantive negotiations centered around additional financing, primarily about the following aspects:

Need. Both parties agreed upon the need to obtain certain amount of financing for New Estrella. One of the Closing conditions is that the net tangible assets upon the consummation with the Merger is no less than $5,000,001. However, Estrella is a preclinical-stage biopharmaceutical company and its operation consume substantial amounts of cash, and UPTD is a blank check company with no operation but searching for a target to conduct business combination. It is unlikely that New Estrella will be able to have no less than $5,000,001 of net tangible assets upon the Closing without additional financing.

Timing. At beginning, the parties discussed the possibility of securing certain commitment of financing before or upon the execution of the Merger Agreement. However, in observation that the investors in current market condition would prefer a publicly announced transaction with executed definitive agreements, both UPTD and Estrella agreed to extend the timeline to secure the financing prior to the Closing, allowing sufficient time to seek for potential interested investors. As a result, the terms of securing financing were removed from one of the representatives and warranties in the Merger Agreement.

Parties. Initially, Estrella proposed that UPTD take all the responsibility to seek for and secure the financing. However, UPTD believed that, given the limited required timeline for UPTD to complete a business combination, it will be more efficient with Estrella’s involvement and efforts to seek for financing. Such additional financing is also for the benefit of New Estrella. After several telephone communications, the parties agreed that UPTD and Estrella shall together spare their commercially reasonable efforts to secure financing and that securing certain amount of financing is one of the Closing conditions as all the parties’ obligations.

Types. The management of Estrella initially to propose to secure financing in the form of equity, while the management of UPTD would like to secure any financing regardless of types. The management of UPTD believed that limiting to equity financing would be less attractive to potential investors and increase the financing difficulties. Estrella later proposed a detailed financing closing conditions of at least $20,000,000 Merger Financing, of which at least $15,000,000 shall be equity financing (excluding equity-linked securities such as convertible debt or debt plus warrants), with no more than $5,000,000 of debt or equity-linked financing, on terms acceptable to Estrella. After two weeks negotiations and discussions among the management of UPTD and Estrella, the parties agreed on such Merger Financing terms.

Additionally, UPTD also proposed that Estrella shall obtain written consent from the stockholders of Estrella Common Stock, Series A Preferred Stock and Series AA Preferred Stock, voting separately, prior to the execution of the Merger Agreement. However, Estrella initially held that as long as Estrella had such approval from the holders of a majority of the voting power of the outstanding shares of Estrella Common Stock and of the Series A Preferred Stock, but understood management of UPTD’s concern, so agreed to add such requirement in the Merger Agreement and provided the written consent from the majority stockholders of Estrella Common Stock, Series A Preferred Stock and Series AA Preferred Stock as proposed by UPTD prior to the execution of the Merger Agreement.

Further, Estrella proposed to add a closing condition to all parties to set a minimum amount of Available Combined Cash Amount, including the cash from the Trust Account, the cash available from Estrella, and the proceeds of the Merger Financing. The management of UPTD concerned that such arrangement would increase the difficulties of Closing, as it is uncertain how many UPTD Stockholders will select to redeem their UPTD Common Stock and how much cash will be available from the Trust Account after the redemption. Management of UPTD and Estrella had several teleconferences, analyzing the current cash position of Estrella, estimated expenses incurred by UPTD and Estrella in connection with the Business Combination, in conjunction with the discussions of the Merger Financing. The parties eventually agreed upon a minimum $20 million Available Combined Cash Amount as one of the Closing conditions to all the parties.

On August 19, 2022, W&S sent a further revised draft of the Merger Agreement to R&C.

Between August 19, 2022 and September 30, 2022, W&S and R&C further revised the draft of the Merger Agreement.

On September 19, 2022, UPTD received the financial due diligence report from YCM dated September 19, 2022.

On or about September 20, 2022, UPTD received a financial due diligence report from YCM CAP, Inc. and a legal due diligence summary from R&C.

During the drafting and review process, directed by management of UPTD, R&C sent a draft of the Merger Agreement, each Ancillary Document, and a summary of transaction terms to the Board for their review and consideration, as well as the financial due diligence report from YCM CAP, Inc., dated September 19, 2022, and a draft of the fairness opinion and a draft of the fairness opinion presentation which were provided by Benchmark and sent to the Board for their preliminary review. The Board was regularly updated with any additional changes until the parties finalized the Merger Agreement and each Ancillary Document.

On September 29, 2022, a meeting of the Board was called to discuss and approve the Merger Agreement, each Ancillary Document, and the Business Combination. In the meeting, Mr. Weiguang Yang, the Co-Chief Executive Officer and the director of the Board provided the summary of UPTD’s search for potential targets, the background of the proposed transactions and a summary of the business of Estrella, and the financial due diligence conducted on Estrella. Benchmark rendered its oral opinion to the Board to the effect that, as of September 29. 2022, and based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion that the consideration to be paid by UPTD in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to UPTD’s unaffiliated stockholders. Specifically, Benchmark illustrated to the Board three approaches in conducting its analyses, including a comparison to selected public companies, a comparison to precedent transactions, and a discounted cash flow analysis. For more information, see “Proposal 1: The Business Combination Proposal — Basis for the Board’s Recommendation —Fairness Opinion”. During and after the presentation of Benchmark, the Board members had the opportunity to ask questions about Benchmark’s fairness opinion, including but not limited to the consideration of Merger Financing in Benchmark’s analysis and inquiries about specific transactions in connection with its precedent transactions analysis. After considering the proposed terms of the Merger Agreement, each Ancillary Document, and other related transaction agreements and taking into account the other factors described below under the caption “The Board’s Reasons for the Approval of the Business Combination,” the Board unanimously approved the Merger Agreement, each Ancillary Document, and the Business Combination, and determined that it was advisable and in the best interests of UPTD to consummate the Business Combination contemplated by the Merger Agreement and each Ancillary Document. The Board directed that the Business Combination Proposal and the other proposals described in this proxy statement/prospectus be submitted to UPTD’s stockholders for approval and adoption, and recommended that UPTD’s stockholders approve and adopt the Business Combination Proposal and the other Proposals.

On September 30, 2022, the Board received the executed Fairness Opinion, which states that based on and subject to the assumptions, limitations, qualifications, and other matters considered in the preparation of such opinion, the consideration to be paid by UPTD in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to UPTD’s unaffiliated stockholders.

Later, on September 30, 2022, UPTD, Merger Sub, and Estrella entered into the Merger Agreement.

On December 22, 2022, UPTD held the 2022 Special Meeting, where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the Board to extend the time that it needs to complete its initial business combination. As a result, UPTD is able to extend an additional one month up to six times, up to July 19, 2023. In connection with the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption. As a result, approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were           shares of UPTD Common Stock issued and outstanding.

As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an Estrella Note issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into the Estrella Extension Shares at a price of $10.00 per share. Estrella has advised UPTD that it will not convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.

On April 3, 2023, UPTD received the Nasdaq Notice A from the listing qualifications department staff of Nasdaq notifying UPTD that for the last 30 consecutive business days, UPTD’s minimum MVLS was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Market Value Standard. The Nasdaq Notice A is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the last 30 consecutive business’s securities on the Nasdaq Capital Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), UPTD will have 180 calendar days, or until October 2, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for UPTD Common Stock must be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If UPTD regains compliance with the Market Value Standard, Nasdaq will provide UPTD with written confirmation and will close the matter. If UPTD does not regain compliance with the rule by October 2, 2023, Nasdaq will provide notice that UPTD’s securities will be delisted from the Nasdaq Capital Market.

On April 19, 2023, UPTD received the Nasdaq Notice B from Nasdaq notifying UPTD that UPTD was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires UPTD to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Nasdaq Notice B is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market. The Nasdaq Notice B states that UPTD has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. UPTD submitted the plan to regain compliance with the Minimum Public Holders Rule on June 5, 2023. On June 22, 2023, UPTD received a notification letter from Nasdaq stating that the Nasdaq staff has determined to grant UPTD an extension of time through October 16, 2023 to regain compliance with the Minimum Public Holders Rule.

On April 20, 2023, UPTD entered into the Common Stock Purchase Agreement and the White Lion RRA with White Lion. Subsequently, on April 26, 2023, UPTD and White Lion entered into an amendment to the Common Stock Purchase Agreement. Pursuant to the Common Stock Purchase Agreement, following the Closing,, New Estrella will have the right, but not the obligation, to require White Lion to purchase, from time to time up to $50,000,000 in aggregate gross purchase price of newly issued Equity Line Shares, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. including, among others: (a) the Equity Line Shares being approved for listing on a Principal Market; (b) the continued listing of New Estrella Common Stock on a Principal Market with no suspension of trading or issuance of a final and non-appealable notice of delisting (unless, prior to such date certain, the New Estrella Common Stock is listed or quoted on any other Principal Market); and (c) the initial and any subsequent Equity Line Shares Registration Statement being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement. Pursuant to the White Lion RRA, within 30 days following the Closing, New Estrella will file an Equity Line Shares Registration Statement with the SEC covering the resale by White Lion of the maximum number of Equity Line Shares permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations.

In consideration of White Lion’s commitments under the Common Stock Purchase Agreement, UPTD agreed to cause Estrella to issue to White Lion, immediately prior to the Closing, an aggregate of 250,000 shares of Estrella Series A Preferred Stock as a Commitment Fee. Accordingly, concurrently on April 20, 2023, Estrella and White Lion entered into the Joinder, pursuant to which Estrella agreed to issue the 250,000 shares of Estrella Series A Preferred Stock comprising the Commitment Fee immediately prior to the Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon by Estrella and White Lion. The Joinder also provides that White Lion agrees to purchase 500,000 shares of Estrella Series A Preferred Stock for $500,000 in cash immediately prior to the Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon by Estrella and White Lion.

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The Board’s Reasons for the Approval of the Business Combination

UPTD was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

The Business Combination resulted from a thorough search for a potential target, utilizing our resources along with the investment and operation experience of UPTD management and the Board. The terms of the Business Combination are the result of extensive negotiations between UPTD and Estrella.

From the date of its Initial Public Offering through the execution of the Merger Agreement on September 30, 2022, UPTD evaluated various potential target companies. UPTD followed the initial set of criteria and guidelines outlined in the prospectus for the Initial Public Offering to assess the value and the growth of the potential target but did not limit itself to those criteria. UPTD’s management evaluated business combination opportunities made available to them based on the merits of a particular initial business combination which may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that they deemed relevant. When evaluating Estrella, UPTD’s management made the following adjustments based on the initial criteria:

Initial Criteria	Adjustments for Estrella
Early-stage companies with transformative technologies. These include standalone businesses that need access to capital to continue to grow or can be merged with incumbents.	Estrella was incorporated in March 2022 and is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors.

Established high-quality family and founder owned businesses. UPTD’s management team and the Founders have a network with high quality founder owned businesses that UPTD believes would benefit from broader capital markets access to unlock and fulfill their potential.

Dr. Liu, Estrella’s CEO and President, is also the Founder, President, and CEO of Eureka. He will be the CEO, President, and a director of New Estrella upon the consummation of the Business Combination. UPTD’s management believes that with Dr. Liu’s familiarity with the business and operation of Eureka, his extensive experience and recognized accomplishments in the industry of cancer immunotherapy, as well as his management experience and broader access to capital markets after the Business Combination, New Estrella will have the opportunity to fulfill its potential.
Businesses with promising next-gen technology facing succession challenges. These include businesses trailing peers on margin or cash conversion, facing succession planning challenges due to generational shifts, or where management would benefit from an enhanced global network.	Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors.
Benefit from Being a Public Company. UPTD intends to only acquire a business or businesses that will benefit from being publicly traded and can effectively utilize access to broader sources of capital and a public profile that are associated with being a publicly traded company.	UPTD’s management believes that, as a public company, Estrella will be better positioned to obtain capital to develop its lead product candidate EB103, support its clinical programs, develop its other product candidates, and achieve more rapid growth.

In particular, the Board considered the following positive factors, although not weighted or in any order of significance:

•	Potential to address T-cell therapy need: Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. Its mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies.

•	Development of the commercial potential of product candidates, if approved. Estrella is developing a series of its product candidates, including its lead product candidate, EB103, which received IND clearance from the FDA on March 2, 2023 allowing Estrella to proceed with The Phase I/II Starlight-1 Clinical Trial, which it expects to commence in the second half of 2023, and its pipeline product candidate, EB104, as well as researching the use of EB103 in conjunction with CF33-CD19t.

•	Experienced and proven management team. Dr. Liu and members of Estrella’s scientific advisory board are pioneers in their respective fields, each having significant experience in advancing next-generation technologies and providing treatments for cancer patients. Dr. Liu and his team at Eureka, who will be tasked with providing services related to developing EB103 and EB104, have previously forged working relationships with each member of the scientific advisory board, and have intimate knowledge of the development of T-Cell therapies and ARTEMIS® technologies, which will allow Estrella to leverage their expertise to analyze preclinical data and design and implement Estrella’s clinical trials and guide Estrella towards achieving its mission.

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•	Backed by strategic partnership and collaboration arrangements. Estrella benefits from a strategic collaboration with Imugene. Imugene is a clinical stage immuno-oncology company which has developed CF33-CD19t, which is being researched for use in conjunction with EB103 to treat solid tumors in a “mark and kill” strategy.

•	Historical financial analysis conducted by the third-party. UPTD engaged YCM CPA Inc. to conduct a financial analysis of Estrella. YCM CPA Inc.’s report was reviewed by the Board and included, among others, historical balance sheets, historical income statements, cash, assets, accounts payable, accruals, and other current and non -current liabilities, stockholders’ equity, commitments, and contingencies of Estrella.

•	Fairness opinion issued by a third-party. UPTD engaged a third party, The Benchmark Company, LLC, to perform analysis and issue the Fairness Opinion, pursuant to which it determined that the consideration to be paid by UPTD in connection with the Business Combination was fair to UPTD’s unaffiliated stockholders from a financial point of view.

The Board has also considered a number of other factors to approve the Business Combination, including, but not limited to:

•	the business, history, and management of Estrella;

•	the likelihood that the Business Combination will be completed;

•	the terms of the Merger Agreement and the belief that the terms of the Merger Agreement, including the representations, warranties, covenants, and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction;

•	the view of UPTD’s management as to the financial condition, results of operations, and business of Estrella before and after the Business Combination based on due diligence;

•	the fact that consummating the Business Combination will mean UPTD cannot pursue other alternatives that could potentially result in greater value for UPTD;

•	the risk that the Business Combination may not be completed in a timely manner or at all; and

•	various other risks associated with the Business Combination.

The Board also identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination (although not weighted or in any order of significance):

•	Technical and Clinical Risk. Estrella is a preclinical-stage biopharmaceutical company, and the Board considered that there is no assurance that Estrella will obtain FDA authorization to begin clinical trials after the submission of an IND related to its product candidates or that any clinical trials will succeed.

•	Manufacturing. The manufacture of biopharmaceutical products is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. The Board considered that Estrella is a preclinical-stage biopharmaceutical company, the actual costs of whose product candidates are too early to estimate.

•	Commercialization. The Board considered that the development and commercialization of T-cell therapies is highly competitive, and that there is no certainty as to when the commercialization will be realized given the uncertainty and risks associated with, among others, the preclinical development, clinical trial progress, and manufacturing.

•	Exclusivity. The Board considered the fact that the Merger Agreement includes an exclusivity provision that prohibits UPTD from soliciting other business combination proposals, which restricts UPTD’s ability, so long as the Merger Agreement is in effect, from considering other potential business combinations.

•	Other risks. Various other risks associated with the Business Combination and redemptions, the business of UPTD and the business of Estrella as described in the section entitled “Risk Factors,” including Estrella s ongoing need to raise additional capital to finance its operations.

In addition to considering the factors described above, the Board also considered that UPTD’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of UPTD stockholders, including the fact that the Founders may experience a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return on their investment, due to having purchased the Founder shares for approximately $0.02 per share. The Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination was advisable and in the best interests of UPTD and its stockholders. See “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” below. However, the Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus if the Initial Public Offering and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Stockholders redeem a substantial portion of the Public Shares.

After considering the foregoing factors, the Board concluded, in its business judgment, that the potential benefits that it expected UPTD and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The Board also noted that UPTD stockholders would have a substantial economic interest in New Estrella (depending on the level of UPTD stockholders that sought redemption of their Public Shares for cash). Accordingly, the Board unanimously determined that the Merger Agreement and the related agreements and the Business Combination are advisable, fair to and in the best interests of UPTD and its stockholders.

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The preceding discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered by the Board in connection with its evaluation of the Business Combination, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Board may have given different weight to different factors. The Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Forward-Looking Statements.”

Basis for the Board’s Recommendation — Fairness Opinion

In addition to the foregoing factors, the Board also considered the Fairness Opinion and supporting analysis provided by an independent investment bank, Benchmark, as financial advisor. Benchmark provides investment banking and advisory services to institutions and companies. The investment banking practice provides valuation services in connection with financings and mergers and acquisitions for both public and private companies. Benchmark was selected to provide the opinion based on their experience and industry knowledge and their ability to complete the assignment in a timely manner. Pursuant to a letter agreement dated July 8, 2022, UPTD retained Benchmark to provide a written opinion to the Board as to whether the consideration to be paid by UPTD in the Business Combination to UPTD’s unaffiliated stockholders from a financial point of view. Benchmark received a total fee of $250,000 which was not contingent upon either the conclusion expressed in Benchmark’s opinion or on the consummation of the Business Combination. Over the last two years, Benchmark provided advisory services to UPTD in April 2022 in connection with Candidate Two, for which UPTD paid Benchmark a total fee of $100,000, and Benchmark did not provide any services in the past to Estrella or its affiliates.

Benchmark rendered the Fairness Opinion to the Board that, as of September 30, 2022, the date of the Fairness Opinion, and based upon and subject to the factors and assumptions set forth therein, that the consideration to be paid by UPTD in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to UPTD’s unaffiliated stockholders.

In connection with rendering the Fairness Opinion described above and performing its related financial analyses, Benchmark reviewed and performed the following, among other things:

•	a final form of the Merger Agreement provided to Benchmark by UPTD, dated September 30, 2022;

•	certain information relating to the historical, current and future operations, financial condition and prospects of Estrella, made available to Benchmark by UPTD, including historical income statement and cash flow statements for the period from March 30, 2022 through June 30, 2022, a balance sheet as of June 30, 2022, and a financial model with projected financials for the calendar years 2022 to 2031;

•	discussions with certain members of the management of UPTD and Estrella and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of Estrella, the Business Combination and related matters;

•	a certificate addressed to Benchmark from senior management of UPTD which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on Estrella provided to, or discussed with, Benchmark by or on behalf of UPTD;

•	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed to be relevant;

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•	the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and

•	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

The Board has not obtained nor will obtain an additional updated fairness opinion prior to the Closing, and changes in the operations and prospects of Estrella, general market and economic conditions and other factors that may be beyond the control of UPTD and Estrella, and on which the Fairness Opinion was based, may alter the value of UPTD or Estrella or the price of UPTD’s securities by the time the Business Transaction is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the consideration , from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed.

Benchmark’s Fairness Opinion does not address the underlying business decision of UPTD to engage in the Business Combination, or the relative merits of the Business Combination as compared to any strategic alternatives that may be available to UPTD; nor does it address any legal, regulatory, tax or accounting matters. Benchmark expressed no opinion or view as to any terms or other aspects of the Business Combination, including, without limitation, the form or structure of the Business Combination or any ongoing obligations of the parties pursuant to the Merger Agreement. Benchmark’s Fairness Opinion addresses only the fairness, from a financial point of view, to the unaffiliated stockholders of UPTD as of September 30, 2022, of the consideration to be paid to the stockholders of Estrella pursuant to the Merger Agreement. The Fairness Opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Benchmark as of the date of the Fairness Opinion, and Benchmark assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the Fairness Opinion. The issuance of Benchmark’s opinion was approved by its internal fairness opinion review committee.

The following is a summary of the material financial analyses delivered by Benchmark to the Board in connection with rendering the Fairness Opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Benchmark, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or before the date of the Fairness Opinion and is not necessarily indicative of current market conditions.

Benchmark primarily used three customary approaches in conducting its analyses and arriving at the Fairness Opinion, including a comparison to selected public companies, a comparison to precedent transactions, and a discounted cash flow analysis.

Selected Public Company Analysis

Benchmark performed a selected public company analysis by analyzing the valuation publicly-traded companies that they deemed to be relevant. The selected public companies consisted of companies that, as of September 29, 2022, met the following criteria: 1) industry classification of biotechnology with a focus on oncology and cancer therapies, 2) lead program still in development-stage (clinical trials or pre-clinical phase), 3) development pipeline including programs focused on CAR-T technology or T-Cell therapies, and 4) listed on a U.S. exchange (NYSE, NYSE American, or Nasdaq). Benchmark used primarily a database provided by FactSet to screen for companies that met the above criteria based on their business descriptions, business information and exchange-listing status, and further reviewed the selected public companies’ corporate websites and other publicly-available information to confirm their areas of focus, stage of development, and clinical pipeline. Benchmark then reviewed publicly available financial and stock market information for 11 companies that met the selection criteria and there were no other public companies that met Benchmark’s selection criteria but were excluded from the analysis. Benchmark reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on September 29, 2022, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, and such financial data and information for these selected public companies were as of September 29, 2022. Benchmark estimated a range of values for Estrella by risk-adjusting the enterprise values of these companies to account for differences in stage of development based on the clinical phases of their lead programs. The risk-adjusted enterprise value was obtained by multiplying each company’s enterprise value by a “Discount Factor” calculated by dividing Estrella’s expected probability of success (“POS”) or likelihood of approval (“LOA”) by each selected public company’s implied LOA based on the clinical phase of its lead program, using as a source the study “Clinical Development Success Rates and Contributing Factors 2011-2021” by the Biotechnology Innovation Organization, or BIO, Informa Pharma Intelligence and QLS Advisors. The LOA for each selected public company was based on POS for the CAR-T modality of 44.2% for Phase I to II, 58.8% for Phase II to III, 66.7% for Phase III to NDA/BLA, and 100% for NDA/BLA to Approval, implying a Phase I to Approval POS of 17.34%, which we also used as the estimated POS for Estrella. Benchmark’s analysis included the following 11 companies, which it deemed comparable to Estrella but none of which is identical to Estrella:

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($ in millions)
					Risk-Adjusted
	Enterprise	Market	Clinical	Discount	Enterprise
Company Name	Value	Value	Phase*	Factor	Value

Adaptimmune Therapeutics PLC	$(61)	$173	II	44.2%	$(27.1)
Adicet Bio Inc	$299	$538	I	100.0%	$299.4
Allogene Therapeutics, Inc.	$1,097	$1,484	II	44.2%	$485.0
Arcellx, Inc.	$554	$832	II	44.2%	$245.0
Atara Biotherapeutics Inc	$74	$343	III	26.0%	$19.2
Century Therapeutics, Inc.	$252	$589	Pre-Clinical	100.0%	$251.9
Fate Therapeutics, Inc.	$1,710	$2,167	I	100.0%	$1,710.4
Gracell Biotechnologies Inc.	$(52)	$176	II	44.2%	$(22.9)
Lyell Immunopharma, Inc.	$1,247	$1,836	I	100.0%	$1,246.9
Sana Biotechnology, Inc.	$690	$1,061	Pre-Clinical	100.0%	$690.3
TCR2 Therapeutics, Inc.	$(76)	$66	II	44.2%	$(33.6)

Average	$521	$842			$442.2
Median	$299	$589			$251.9
Maximum	$1,710	$2,167			$1,710.4
Minimum	$(76)	$66			$(33.6)

Source: FactSet, CapitalIQ; as of 9/29/22

*Clinical phase of lead program

Benchmark estimated a range of enterprise values of Estrella using the average and median of the selected public companies’ risk-adjusted enterprise values, which resulted in a range of $251.9 million to $442.2 million, which was then adjusted for the currently estimated amount of net cash on Estrella’s balance sheet (approximately $4.1 million) to estimate an equity value range of $256.0 million to $446.3 million.

Precedent Transaction Analysis

Benchmark performed a precedent transaction analysis, by analyzing recent mergers and acquisitions involving companies that it deemed to be relevant. The precedent transactions consisted of merger and acquisition (M&A) transactions announced and completed over the three years preceding September 29, 2022 where target companies met the following criteria: 1) industry classification of biotechnology with a focus on oncology and cancer therapies, 2) lead program still in development-stage (clinical trials or pre-clinical phase), and 3) development pipeline including programs focused on CAR-T technology, T-Cell therapies or immunotherapies, and where certain financial information about the transaction was publicly disclosed or otherwise publicly available, specifically the transaction’s implied enterprise value. Benchmark used primarily a database provided by FactSet to screen for transactions that met the above criteria based on the transactions’ synopsis and the targets’ business descriptions, and further reviewed publicly available information on each transaction and target company prior to inclusion in the precedent transaction analysis. Benchmark estimated a range of values for Estrella by risk-adjusting the enterprise values of these companies to account for differences in stage of development based on their clinical phases. Benchmark’s analysis included the following 11 precedent transactions, which Benchmark deemed comparable to UPTD but none of which is identical to UPTD. There were no other precedent transactions that met Benchmark’s selection criteria but were excluded from the analysis.

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($ in millions)
		Announcement		Enterprise	Clinical	Discount	Risk-Adjusted
Target	Acquirer	Date	Completion Date	Value	Phase*	Factor	Enterprise Value

Adicet Bio, Inc.	resTORbio, Inc.	4/29/2020	9/15/2020	$245.4	I	100%	$245.4
Amunix Pharmaceuticals, Inc.	Sanofi	12/21/2021	2/8/2022	$1,225.0	Pre-Clinical	100%	$1,225.0
ArQule, Inc.	Merck & Co., Inc.	12/9/2019	1/16/2020	$2,309.5	II	44%	$1,020.8
Immatics Biotechnologies GmbH	ARYA Sciences Acquisition Corp.	3/17/2020	7/1/2020	$344.4	II	44%	$152.2
Kuur Therapeutics Ltd	Athenex, Inc.	5/4/2021	5/4/2021	$185.0	I	100%	$185.0
Maverick Therapeutics, Inc.	Takeda Pharmaceutical Co., Ltd.	3/9/2021	4/30/2021	$525.0	I	100%	$525.0
MolMed SpA	AGC, Inc. (Japan)	3/17/2020	9/30/2020	$265.9	III	26%	$69.1
OncoImmune, Inc.	Merck & Co., Inc.	11/23/2020	12/23/2020	$425.0	III	26%	$110.5
Senti Biosciences, Inc.	Dynamics Special Purpose Corp.	12/20/2021	6/8/2022	$325.3	Pre-Clinical	100%	$325.3
Stemline Therapeutics, Inc.	BERLIN-CHEMIE AG	5/4/2020	6/10/2020	$506.0	I	100%	$506.0
Xyphos Biosciences, Inc.	Astellas Pharma, Inc.	12/26/2019	12/26/2019	$665.0	Pre-Clinical	100%	$665.0

Average				$638.3			$457.2
Median				$425.0			$325.3
Maximum				$2,309.5			$1,225.0
Minimum				$185.0			$69.

Source: FactSet, CapitalIQ

*Clinical phase of lead program

Benchmark estimated a range of enterprise values of Estrella using the average and median of the precedent transactions’ risk-adjusted enterprise values (using the Discount Factor described in “ – Selected Public Company Analysis” above), which resulted in a range of $325.3 million to $457.2 million, which was then adjusted for the amount of net cash on Estrella’s balance sheet to estimate an equity value range of $329.4 million to $461.3 million. Benchmark’s analysis was based on the financial data and information for these precedent transactions as of the announcement date of each transaction, with all precedent transactions announced and completed in the three years preceding September 29, 2022.,

Discounted Cash Flow (“DCF”) Analysis

Benchmark performed a discounted cash flow analysis of Estrella by analyzing discounted cash flow model using financial forecasts for Estrella provided to Benchmark by UPTD. Benchmark used a 10-year forecast model for Estrella (2022-2031) provided by UPTD to estimate a range of equity values based on a discounted cash flow analysis of free cash flow projections. Some of the key assumptions in its analysis include the following:

•	Estrella starts generating revenues in 2025 with $133 million that year and growing to $1.7 billion by 2031;

•	Terminal values of 4.7x revenue and 15.7x EBITDA (based on average multiples of biotech and pharmaceuticals companies currently generating revenues of similar scale to Estrella’s terminal year forecast), which were calculated based on average multiples of biotech and pharmaceuticals companies with current annual revenues of similar scale to Estrella’s terminal year revenue forecast of $1.7 billion. Specifically, Benchmark screened for US-listed biotech and pharmaceutical companies with revenues between $1 billion and $5 billion over the last twelve months (LTM) which resulted in a list of 20 companies with an average EV multiple of 4.7x LTM revenues and 15.7x LTM EBITDA;

•	Free cash flows risk-adjusted using a success rate of 17.34% (calculated as described in “ – Selected Public Company Analysis above); and

•	Discount rates (WACC or Weighted-Average Cost of Capital) ranging from 16.0% to 20.0%, which was calculated as the risk-free rate, plus beta multiplied by the equity risk premium (ERP), plus an additional adjustment for small-company size. Benchmark used the 10-year treasury yield as the estimate for the risk-free rate (3.76% on 9/29/22), the median beta of the selected public companies (1.21), and ERP of 5.10% and small-company size adjustment of 8.04%, which are estimates based on market data. This resulted in an estimated discount rate of 18.0%, and we used a range of +2.0% and -2.0% around it to account for the sensitivity of valuation to discount rate.

The cash flows and terminal values were then discounted to present value as of September 29, 2022 using the above discount rate range of 16.0% to 20.0%, which resulted in a range of equity value for Estrella between $325.9 million and $524.1 million.

Summary

Based on Benchmark’s analysis of the Business Combination and the estimated equity value of Estrella, and taking into account the remaining cash in trust post-redemption, cash from Transaction Financing (if any) and transaction-related fees and expenses, the equity value attributable to UPTD’s unaffiliated Public Stockholders (excluding the Founders) following the Business Combination is estimated to be between approximately $8.98 and $13.50 per share assuming no redemptions, which implies an aggregate equity stake at closing of 11.6% by non-redeeming unaffiliated stockholders, and between $8.85 and $13.65 per share assuming 90% redemption which implies an aggregate equity stake at closing of 1.2% by non-redeeming unaffiliated stockholders, compared to an estimated redemption value of $10.22 per share.

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The full text of the written opinion of Benchmark, dated September 30, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement/prospectus. This summary of Benchmark’s Fairness in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Benchmark provided its opinion for the information and assistance of the Board in connection with its consideration of the Business Combination. Benchmark’s opinion was not intended to and does not constitute a recommendation as to how any holder of UPTD Common Stock should vote or take any action with respect to the Business Combination or any other matter.

Certain Unaudited Estrella Prospective Financial Information

For purposes of evaluating Estrella’s financial condition and whether to proceed with the Business Combination, UPTD was provided with documents from Estrella, including projections for the years ending December 31, 2022 through 2031, copies of material contracts, summaries of various industry analysis and trends and forecasts, and information related to governmental regulations. Additionally, the Board reviewed and discussed with Benchmark its analysis in rendering the Fairness Opinion described herein. In light of the fact that Estrella is a development stage biotechnology company which has not generated meaningful revenues to date, and the financial projections prepared by Estrella are not supported by a sufficiently long operating history, the Board did not rely upon the following financial projections in recommending the Business Combination to its stockholders and did not consider the projections a determinative factor in entering into the Merger Agreement.

Estrella does not as a matter of ordinary course make public projections as to future revenues, performance, financial condition or other results. However, Estrella’s management prepared and provided to UPTD and its financial advisor certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Estrella’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Estrella. UPTD is including the following summary of certain Estrella internal, unaudited prospective financial information from Estrella’s management team’s projections solely because that information was made available to the Board and financial advisor in connection with the evaluation of the Business Combination. The financial projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of Estrella. The forecasts presented herein are based on projections for EB103 and do not take into account any potential revenue from EB104 or any of Estrella’s other product candidates. Furthermore, the financial projections do not take into account any circumstances or events occurring after September 9, 2022, the date they were prepared. You should review the financial statements of Estrella included in this proxy statement, as well as the financial information in the sections entitled “Estrella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Due to inherent uncertainties in financial projections of any kind, and as Estrella is an early-stage enterprise which has not generated meaningful revenues to date, the Board did not rely upon the following financial projections in recommending the Business Combination to its stockholders as the projections were not supported by a sufficiently long operating history. Accordingly, stockholders are strongly cautioned not to place undue reliance, if any, on the forecasts and not to rely on such financial projections in making any decision regarding the Business Combination.

There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. Further, the projected results set forth in this proxy statement assume that Estrella will receive FDA approval for EB103 in 2025. There is no guarantee that EB103 will receive FDA approval by 2025 or at all or that any of Estrella’s product candidates will receive FDA approval. In the event that EB103 does not receive FDA approval, the projections set forth in this proxy statement will differ significantly from actual results.

While presented in this proxy statement with numeric specificity, the financial projections are forward-looking statements that are inherently subject to significant uncertainties, reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Estrella’s business, all of which are difficult to predict and many of which are beyond Estrella’s control. Further, Estrella’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Estrella upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “Estrella’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

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Estrella believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Estrella had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Estrella’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Estrella’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Estrella. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance, if any, on the prospective financial information.

Further, the inclusion of financial projections in this proxy statement should not be regarded as an indication that UPTD, Estrella, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned that the projections solely represent Estrella’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results. UPTD does not intend to reference these financial projections in its future periodic reports filed with the SEC under the Exchange Act.

The financial projections are not fact, are not a guarantee of actual future performance and the future financial results of Estrella may differ materially from those expressed in the financial projections due to factors beyond Estrella’s ability to control or predict. The financial projections are included in this proxy statement solely for informational purposes and not to induce any UPTD stockholders to vote in favor of any of the proposals at the Special Meeting.

The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, ESTRELLA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW AND NOT TO RELY ON SUCH FINANCIAL INFORMATION IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION PROPOSAL, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF ESTRELLA, UPTD OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ESTRELLA STOCKHOLDER, UPTD STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. UPTD DOES NOT INTEND TO REFERENCE THESE FINANIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

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Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Estrella may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

In light of the foregoing factors and the uncertainties inherent in these projections, and due to the fact that the Board did not rely upon the financial projections of Estrella in recommending the Business Combination as such financial projections are not supported by a sufficiently long operating history, stockholders of UPTD are strongly cautioned not to place undue reliance, if any, on these projections, and not to rely on these projections in making any decision regarding the Business Combination.

As described above, Estrella’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic, and competitive uncertainties and contingencies. Estrella developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Estrella’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Estrella’s actual results may materially vary from the projections set out below. See also “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The key elements of the projections provided by Estrella’s management team to UPTD are summarized in the table below with specific assumptions immediately following the table (see “Assumptions Utilized for the Projected Financial Metrics Table”) below:

Projected Financial Metrics:

Financial Projections (in $ millions)	H2 2022	2023	2024	2025	2026	2027	2028	2029	2030	2031

Total Revenue				133.3	562.5	885.1	1,235.3	1,451.4	1,681.7	1,749.3
Cost of Goods Sold (COGS)				$(26.7)	$(112.5)	$(177.0)	$(247.1)	$(290.3)	$(336.3)	$(349.9)
Gross Profit				106.7	450.0	708.0	988.2	1,161.2	1,345.3	1,399.5
Total Operating Expenses	$(13.0)	$(66.0)	$(95.0)	$(154.3)	$(227.2)	$(324.3)	$(450.3)	$(601.0)	$(721.2)	$(757.3)
Operating Profit	$(13.0)	$(66.0)	$(95.0)	$(47.6)	$222.8	$383.7	$537.9	$560.2	$624.1	$642.2
Income Taxes					$(55.7)	$(95.9)	$(134.5)	$(140.0)	$(156.0)	$(160.5)
Net Income	$(13.0)	$(66.0)	$(95.0)	$(47.6)	$167.1	$287.8	$403.4	$420.1	$468.1	$481.6
Plus
Depreciation & Amortization				$0.3	$1.1	$1.8	$2.5	$2.9	$3.4	$3.5
Minus
Capital Expenditures				$(6.7)	$(28.1)	$(44.3)	$(61.8)	$(72.6)	$(84.1)	$(87.5)
Change in Working Capital				$(2.7)	$(11.2)	$(17.7)	$(24.7)	$(29.0)	$(33.6)	$(35.0)
Free Cash Flow	$(13.0)	$(66.0)	$(95.0)	$(56.7)	$128.8	$227.6	$319.4	$321.4	$353.8	$362.7

Source: Estrella

The above financial metrics were included in Estrella’s forecasts that were provided to Benchmark solely for purpose of rendering its Fairness Opinion, which opinion is materially related to the Business Combination. Further, the forecasts are disclosed in this proxy statement in order to comply with Item 1015 of Regulation M-A regarding disclosure of Benchmark’s analyses or substantive work. Accordingly, consistent with SEC guidance, the metrics provided to Benchmark for purpose of rendering the Fairness Opinion are not deemed to be non-GAAP financial measures requiring reconciliation to GAAP and/or other additional disclosures.

All revenue projections provided herein assume that FDA approval is obtained for EB103 and EB103 is launched in 2025. Forecasting revenue for Estrella’s therapies in later years may not be accurate due to a number of factors. One major factor is the uncertainty surrounding the efficacy and safety of EB103 compared to current treatments, including currently approved CD19-targeted CAR-T therapies. Additionally, the cost of CAR-T therapy is currently relatively high, and it is uncertain whether payers and insurance companies will continue to reimburse patients for these treatments in the future. This may affect the pricing and gross margin of Estrella’s products. Furthermore, the emergence of new therapies and technologies in the field of cancer could also impact revenue for T-cell treatments in the future. Finally, it is difficult to predict how the market for T-cell therapies will evolve and how it will be affected by changes in healthcare policies, regulations, and reimbursement practices.

Assumptions Utilized for the Projected Financial Metrics Table

The projections regarding Estrella’s future performance are based on the development of EB103 and reflect and consider numerous material estimates and assumptions made by Estrella management and believed to be reasonable with respect to expected future financial projections. Generally, Estrella’s projected financials are based on variety of operational assumptions including the timing of development, receiving regulatory approval and commercialization of EB103, target population size and growth, comparable products historical sales and growth. Further, projected gross profit is driven by the projected revenue and corresponding costs related to the production, delivery, license and royal fee, service fee paid to Eureka and third party related to clinical trials. Estrella’s projected financials do not contemplate multiple scenarios, like varied timing of potential FDA approval of EB103, regulatory changes that could affect the price of treatment, or the possibility that other similar treatments may be developed that compete with EB103. Instead, Estrella’s projected financials are based on third party data, primarily from Datamonitor, pricing and costs of currently available T-cell therapies, and the assumption that FDA approval of EB103 is ultimately obtained. FDA approval is outside of Estrella’s control and there is no guarantee that the FDA will approve any or all of Estrella’s product candidates.

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In connection with the preparation of the unaudited projected financials, Estrella’s management team considered various material assumptions, including but not limited to, the following:

•	The assumption that EB103 will ultimately receive FDA approval in 2025, which assumption is based on the POS for CAR-T modalities between 2011-2021, as provided by the Biotechnology Innovation Organization, or BIO, Informa Pharma Intelligence, and QLS Advisors. POS analyses take into account a range of potential outcomes, including outcomes in which product candidates fail to achieve commercial launch due to commercial and regulatory uncertainty (including failure to obtain regulatory authorization to market the applicable product). The letter of authorization for each selected public company was based on POS for the CAR-T modality of 44.2% for Phase I to II, 58.8% for Phase II to III, 66.7% for Phase III to NDA/BLA, and 100% for NDA/BLA to approval, implying a Phase I to Approval POS of 17.34%, which was also used as the estimated POS for Estrella:

- that T-cell therapies and CD19-targeted T-cell therapies reach 15-35% adoption in third line treatment options or later treatment options, based on indications and patient subtype, with the potential to be deployed as a second line treatment in DLBCL and other types of lymphoma;

- that total forecasted revenues from T-cell therapies, as provided by Datamonitor, from currently marketed therapies Breyanzi, Yescarta, and Kymriah will continue on current path; and

- that EB103’s share of CD19-targeted T-cell therapy market will increase over a five year period, from approximately 3% to 30%, starting with an estimated first year of 2025 to peak market share in 2030 (3% (2025), 12% (2026), 18% (2027), 24% (2028), 27% (2029), 30% (2030)).

•	Assumptions related to EB103’s future product development and product launch timelines, with launch years of 2025 in the United States and 2026 in the European Union and Japan for EB103;

•	Assumptions relating to regulatory requirements for EB103 including pursing FDA premarket authorization and clinical trials approval to commercialize and broaden access to EB103;

•	Assumptions relating to risks to EB103’s commercial launch, market acceptance, market share and potential competitive pressures, though the Financial Projections did not include any specific assumptions regarding competitive market entrants;

•	Assumptions relating to strategic partnerships for research and development;

•	Assumptions relating to the product launch price of EB103, primarily based on prices for currently-available therapies, for which Estrella used $399,000 in the United States, $347,000 in the European Union, and $277,000 in Japan, considering payor coverage, and price discount rate and rebates, for which Estrella used a 60% assumed rate;

•	Target patients and market size based on third-party data;

•	Other key assumptions affecting profitability projections including maintaining cost of goods sold;

•	Assumptions relating to research and development of preclinical and clinical trials development and manufacturing;

•	Assumptions relating to sales and marketing and other operating costs; and

•	Assumptions there will not be any material liabilities.

The projections did not reflect any amounts allocated to Estrella’s other pipeline product candidates, nor do the projections assume any acquisitions of additional product candidates or the approval of product candidates other than EB103. The projections did not include any expected sales outside of the United States, Japan and Europe.

Certain Engagements in Connection with the Business Combination and Related Transactions

Pursuant to the Business Combination Marketing Agreement, the Representatives were engaged by UPTD to act as advisors to UPTD in connection with UPTD’s potential business combination. The Representatives are entitled to $1,550,500   of the Deferred Business Combination Fee as compensation payable at the closing of an initial business combination, among which $           , or            % of the total Deferred Business Combination Fee, is payable to US Tiger. Such payment of the Deferred Business Combination Fee is contingent on completion of a business combination The Deferred Business Combination Fee, if paid, would be in addition to the $886,000 of underwriting fees paid to the Representatives at the time the Initial Public Offering was completed. The Deferred Business Combination Fee of $1,550,500   payable to the Representatives if the Business Combination is consummated may create a conflict of interest for the Representatives in their capacity as advisors in connection with the Business Combination.

Conflicts may arise from US Tiger’s affiliation with UPTD, its provision of services both to UPTD and to third-party clients, as well as from actions undertaken by US Tiger for its own account. US Tiger is often engaged as a financial advisor, or placement agent, to corporations and other entities and their directors and managers in connection with the sale of those entities, their assets or their subsidiaries.

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Our officers and directors, US Tiger or its affiliates may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures, even prior to us entering into a definitive agreement for our initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination

Interests of the Founders and UPTD’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Charter Amendment Proposal, and the other Proposals, UPTD stockholders should keep in mind that the Founders (which are affiliated with certain of UPTD’s officers and directors) and UPTD’s officers and directors have interests in such Proposals that are different from, or in addition to, UPTD’s stockholders’ interests. These interests include, among other things:

•	the fact that the UPTD Initial Stockholders, including the Founders and UPTD’s officers and directors, have agreed, as part of UPTD’s Initial Public Offering and without any separate consideration provided by UPTD for such agreement, not to redeem any shares of UPTD Common Stock in connection with a stockholder vote to approve a proposed initial business combination;

•	the beneficial ownership by the Sponsor of an aggregate of 862,000 Founder Shares and 249,760 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $19,458, or $0.02 per share, for the Founders Shares and $2,497,600, or $10.00 per share, for the Private Shares. The Private Shares have an aggregate market value of approximately $ , based on the Closing Price, resulting in a theoretical gain of $ (or $ per share);

•	the beneficial ownership by Tradeup INC. of an aggregate of 104,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Tradeup INC. has waived any right to redemption with respect to these shares. Tradeup INC. paid an aggregate of $2,365, or $0.02 per share, for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares. The Private Shares have an aggregate market value of approximately $ , based on the Closing Price, resulting in a theoretical gain of $ (or $ per share);

•	Tradeup INC. is an affiliate of US Tiger, an underwriter of the Initial Public Offering. US Tiger is a New York based investment bank. Both Tradeup INC. and US Tiger are owned by UP Fintech, a Nasdaq listed company (Nasdaq: TIGR). UP Fintech is an online brokerage firm focusing on global Chinese investors. UPTD has entered into the Business Combination Marketing Agreement to engage the Representatives, pursuant to which UPTD engages the Representatives as advisors in connection with UPTD’s potential business combination. UPTD will pay the underwriters of the Initial Public Offering the Deferred Business Combination Fee for such services upon the consummation of an initial business combination in an amount of $1,550,500, equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any fees which might become payable to third parties for supporting services related to a business combination), among which $ , or % of the total Deferred Business Combination Fee, is payable to US Tiger. Such payment of the Deferred Business Combination Fee is contingent on completion of a business combination;

•	Mr. Jianwei Li, UPTD’S Chairman and Chief Executive Officer, is the managing member of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the shares of UPTD Common Stock held by the Sponsor, including 862,000 Founder Shares and 249,760 Private Shares as described above. In addition, Mr. Jianwei Li directly holds 110,750 Founder Shares and 31,220 Private Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as Mr. Li has waived any right to redemption with respect to these shares. For the shares directly held by Mr. Li, Mr. Li paid an aggregate of approximately $2,500, or $0.02 per share, for the Founders Shares and $312,200, or $10.00 per share, for the Private Shares;

•	each of the three independent directors of UPTD holds 10,000 Founder Shares, which would become worthless if UPTD does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares. Each independent director of UPTD paid approximately $217.50, or $0.02 per share for such 10,000 Founder Shares. Further, each of the independent directors is entitled to purchase 10,000 Founder Shares from the Sponsor and Tradeup INC. upon the completion of the Business Combination at the original purchase price of approximately $0.02 per share, or $217.50 in total (80% from the Sponsor and 20% from Tradeup INC);

•

in order to finance transaction costs in connection with an intended initial business combination, the Founders, an affiliate of the Founders, or certain of UPTD’s officers and directors may, but are not obligated to, loan UPTD funds as may be required. If UPTD completes the Business Combination, UPTD would repay such loaned amounts out of the proceeds of the Trust Account released to UPTD. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,200,000 of such loans may be convertible into the Working Capital Shares, at a price of $10.00 per share at the option of the lender. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes accordingly. Furthermore, as of the date hereof, UPTD issued four Estrella Notes to Estrella in connection with the Extension and Monthly Extension Payments in a total amount of $273,066. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into private shares of  UPTD Common Stock at a price of $10.00 per share. Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing. UPTD has the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the Business Combination is terminated pursuant to the Merger Agreement. UPTD may use a portion of the working capital held outside the Trust Account to repay such funds amounting to the principal amount of the Estrella Notes but no proceeds from the Trust Account would be used to repay such loaned amounts. In the event that UPTD fails to complete a business combination by July 19, 2023, it is uncertain if UPTD has sufficient working capital held outside the Trust Account to fully repay all the outstanding loans from the Notes and the Estrella Notes, and the Sponsor may be eventually held liable for UPTD’s liabilities pursuant to its certain indemnification obligations;

•	the Founders and UPTD’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred related to identifying, investigating, and consummating an initial business combination, provided, that, if UPTD does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by UPTD to repay such reimbursements so long as no proceeds from the Trust Account are used for such repayment. As of hereof, the Founders and UPTD’s directors and officers and their respective affiliates had not incurred any reimbursable out-of-pocket expenses;

•	the nomination of Ms. Pei Xu by UPTD as a director of New Estrella following the Closing (Ms. Xu is also the CFO of Zhongchao Inc. (Nasdaq: ZCMD) of which Mr. Weiguang Yang is the CEO);

•	the continued indemnification of current directors and officers of UPTD and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that the UPTD Initial Stockholders may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the UPTD Initial Stockholders would lose their entire investment. As a result, the UPTD Initial Stockholders may have a conflict of interest in determining whether Estrella is an appropriate business with which to effectuate a business combination or in evaluating the terms of the Business Combination;

•	the fact that the UPTD Initial Stockholders collectively acquired 1,107,500 Founder Shares at a purchase price of approximately $0.023 per share and 312,200 Private Shares at a purchase price of $10.00 per share, representing 60.9% of issued and outstanding shares of UPTD Common Stock prior to the Business Combination. However, the Merger Consideration Shares is based on a deemed price per share of $10.00 per share. Therefore, the UPTD Initial Stockholders could make a substantial profit after the Business Combination from their acquisition of Founder Shares and/or Private Shares as discussed above, even if the Business Combination subsequently declines in value or is unprofitable for the Public Stockholders, or the Public Stockholders experience substantial losses in their investment in New Estrella; and

•	in addition to these interests of the UPTD Initial Stockholders, to the fullest extent permitted by applicable laws, the Current Charter waives certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and UPTD will renounce any expectancy that any of the directors or officers of UPTD will offer any such corporate opportunity of which he or she may become aware to UPTD. UPTD does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, UPTD does not believe that the waiver of the application of the corporate opportunity doctrine in the Current Charter had any impact on its search for a potential business combination target.

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Summary of the Merger Agreement

On September 30, 2022, UPTD, Merger Sub, and Estrella entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Estrella with Estrella surviving as a wholly-owned subsidiary of UPTD. The Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger. Effective from the Closing, the UPTD will change its name to “Estrella Immunopharma, Inc.”

Merger Consideration

Pursuant to the Merger Agreement, stockholders of Estrella immediately prior to the Effective Time collectively will receive from UPTD, in the aggregate, a number of newly issued shares of UPTD Common Stock equal to: (i) $325,000,000, divided by (ii) $10.00 per share in consideration of converting their shares of Estrella Common Stock. Each share of Estrella Preferred Stock that is issued and outstanding immediately prior to the Effective Time will automatically convert into a number of shares of Estrella Common Stock in accordance with the certificate of incorporation of Estrella immediately prior to the Effective Time.

Representations and Warranties

Under the Merger Agreement, Estrella, on the one hand, and UPTD and Merger Sub, on the other hand, have each made customary representations and warranties to each other, including without limitation as to such parties’ corporate powers, corporate structure, capital structure, financial conditions, legal activity and compliance, contracts, employee benefit plans, taxes, broker related fees, real property and assets, absence of changes, agreements with affiliates; and in the case of Estrella, its liabilities, labor matters, benefit plans, intellectual properties, insurance, environmental matters, internal controls, permits, operation of business during COVID-19 and certain other matters, and in the case of UPTD, disclosure and listing compliance as a public company, and certain other matters. The representations and warranties in the Merger Agreement will terminate at the Effective Time (with any claims for fraud surviving until the expiration of the applicable statute of limitations).

Covenants and Agreements of the Parties

The Merger Agreement also contains covenants of the parties regarding their conduct during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement, including covenants regarding (i) the operation of their respective businesses in the ordinary course of business and use their respective commercially reasonable efforts to consummate the Merger and the Business Combination (ii) the provision of access to their books and records, preparation of proxy statement/ prospectus, (iii) holding stockholder meeting and obtaining the approvals as required for the Business Combination, (iv) tax matters, (v) confidentiality, (vi) post-Closing cooperation to give full effect to the Business Combination, (vii) maintenance of insurances and indemnification, (viii) efforts to obtain regulatory approvals and compliance with relevant laws and regulations as applicable, (ix) cooperating and using reasonable best efforts to cause Merger Consideration Shares to list on Nasdaq, and (x) using commercially reasonable efforts to obtain adequate financing to consummate the Business Combination.

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Estrella also agreed, (i) from and after the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, not to engage in any transactions involving the securities of UPTD without the prior consent of UPTD; (ii) to waive any claims of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and UPTD to collect from the Trust Account any monies that may be owed to them by UPTD or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; (iii) to provide updates to its financial statements and with respect to other business developments in connection with this proxy statement/ prospectus; and (iv) to not solicit or respond to any acquisition proposals.

The Merger Agreement also includes certain covenants on UPTD requiring UPTD to, among others, (i) make appropriate arrangements for disbursements of the funds in the Trust Accounts, in accordance with a Trust Agreement with WTNA, dated July 14, 2021 (the “Trust Agreement”), and the funds received from the Merger Financing; (ii) use reasonable best efforts to ensure UPTD remains listed as a public company and retain the listing for the UPTD Common Stock on Nasdaq; (iii) adopt resolutions in connection with acquisition of Merger Consideration Shares by certain stockholders of Estrella in accordance with Section 16 of the Exchange Act; (iv) exclusivity; (v) adoption of the Incentive Plan providing for the issuance of options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards, other share based awards or other cash-based awards following the Effective Time of the Merger for a number shares of UPTD Common Stock equal to ten percent (10%) of the aggregate number of the shares of UPTD Common Stock issued and outstanding immediately following the Effective Time (giving effect to the redemption and shares issued in the Merger Financing) (excluding the UPTD Common Stock issued in consideration for Estrella Restricted Shares), and including an evergreen feature of five percent (5%) of then outstanding share capitalization annually, unless waived by the plan administrator; and (vi) maintenance of UPTD’s status as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Conditions to Consummation of the Merger

Consummation of the Business Combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Business Combination by UPTD’s stockholders. Other conditions to each party’s obligations, include, among others: (i) the respective representations of the parties to each other being true and correct; (ii) performance and compliance with all material respects of the Merger Agreement applicable to each party, respectively; (iii) delivery of the officer’s certificates certifying (i) and (ii) hereof, as applicable; (iv) the applicable waiting periods, if any, under the HSR ACT having expired or terminated; (v) no governmental order, statute, rule or regulation having been enacted or promulgated enjoining or prohibiting the consummation of the Business Combination; (vi) the net tangible assets upon the consummation with the Merger no less than $5,000,001; (vii) the Merger Consideration Shares having been approved for listing on Nasdaq, subject only to official notice of issuance thereof; (viii) an aggregate of at least $20,000,000 Available Combined Cash Amount; and (ix) at least $20,000,000 Merger Financing shall have been completed (or shall be completed concurrently with the Closing), of which at least $15,000,000 shall be equity financing (excluding equity-linked securities such as convertible debt or debt plus warrants), with no more than $5,000,000 of debt or equity-linked financing, on terms acceptable to Estrella).

Termination

The Merger Agreement may be terminated by UPTD or Estrella under certain circumstances, including, among others, (i) by written consent of UPTD or Estrella; (ii) by either UPTD or Estrella if (a) the other party’s breach of any representation, warranty, covenant or agreement as set forth in the Merger Agreement and failure to cure such breach within a certain period, (b) the Closing has not occurred on or before July 19, 2023 or a later date as approved by the stockholders of UPTD to consummate a business combination, (c) the consummation of the Merger is permanently enjoined or prohibited by certain terms of a final, non-appealable governmental order or a statute, rule or regulation, and (d) by either UPTD or Estrella if UPTD has not obtained the required approval of its stockholders, and (iii) by written notice of Estrella if the written consent of the Acquiror, as the sole stockholder of Merger Sub, is not delivered to Estrella within ten (10) business days following the date of the Merger Agreement.

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Extension Fee

In the event that the Merger cannot be consummated by July 19, 2023, Estrella, upon request by the Founders, shall deposit an amount to be agreed between the parties and based on a reasonable good faith estimate of the expenses to be incurred by UPTD in connection with such extension, if any, into UPTD’s Trust Account in order to effectuate an extension of UPTD’s deadline to consummate a business combination. Estrella will receive a promissory note for the extension fee from UPTD, payable at Estrella’s option, in cash or convertible into shares of UPTD Common Stock at $10.00 per share at the Closing.

Governing Law and Dispute Resolution

The Merger Agreement is governed by the law of State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. Subject to limited exceptions, all claims relating to the Merger Agreement and the transactions contemplated thereby will be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware.

Related Agreements

Lock-Up Agreement

The Merger Agreement contemplates that, Estrella shall cause each of its stockholders holding (as of immediately prior to the Closing) more than 5% of equity capital of Estrella to deliver to UPTD a lock-up agreement duly executed by UPTD, effective immediately at the Closing (each, a “Lock-Up Agreement”), with respect to the Merger Consideration Shares received in the Merger (collectively, the “Locked-Up Securities”). In such Lock-Up Agreement, each such holder will agree, subject to certain exceptions, not to Transfer (as defined below) the Locked-Up Securities held by such holder at any time commencing from the Closing until the date that falls six months after the closing date of the Merger; provided, that, 50% of the Locked-Up Securities shall be automatically released from the lock-up restrictions on the date on which the closing price of the UPTD Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, commencing after the closing date of the Merger. “Transfer” means to: (i) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any subject share; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any subject shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) publicly disclose the intention to do any of the foregoing.

Support Agreement

In connection with the execution of the Merger Agreement, the Initial Stockholders entered into the Support Agreement with Estrella and UPTD, pursuant to which each of the UPTD Initial Stockholders agreed to vote all the shares of UPTD Common Stock beneficially owned by it in favor of each of the Proposals in connection with the Business Combination, to use its reasonable best efforts to take all actions reasonably necessary to consummate the Merger and the Business Combination, to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Merger and the Business Combination set forth in the Merger Agreement, and to not amend, modify or vary that certain letter agreement dated July 14, 2021, by and among the Initial Stockholders, UPTD, US Tiger, EF Hutton, division of Benchmark Investments Inc., and R.F. Lafferty & Co., Inc., (the “Letter Agreement”).

Equity Line Agreements

On April 20, 2023, UPTD entered into a common stock purchase agreement (as amended on April 26, 2023 and from time to time, the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “White Lion RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”).

Pursuant to the Common Stock Purchase Agreement, following the Closing, New Estrella will have the right, but not the obligation to require White Lion to purchase, from time to time, up to the lesser of (i) $50,000,000 in aggregate gross purchase price of newly issued shares of New Estrella Common Stock and (ii) the Exchange Cap (as defined below), in each case, subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement, including, among others: (a) the Equity Line Shares being approved for listing on the Nasdaq Capital Market or such other national exchange (i.e. NYSE, AMEX, Nasdaq) or principal quotation system (i.e. OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board) that is at the applicable time the principal trading platform, market or exchange for New Estrella Common Stock (“Principal Market”); (b) the continued listing of New Estrella Common Stock on a Principal Market with no suspension of trading or issuance of a final and non-appealable notice of delisting (unless, prior to such date certain, the New Estrella Common Stock is listed or quoted on any other Principal Market); and (c) the initial and any subsequent Equity Line Shares Registration Statement being declared effective by the SEC and remaining effective during the term of the Common Stock Purchase Agreement.

New Estrella’s right to sell shares to White Lion will commence on the effective date of the Equity Line Shares Registration Statement (the “Commencement”) and extend until December 31, 2024. During such term, subject to the terms and conditions of the Common Stock Purchase Agreement, New Estrella may notify White Lion when New Estrella exercises its right to sell shares (the effective date of such notice, a “Notice Date”).

The number of shares sold pursuant to any such notice will be equal to the lesser of (a) the number of shares of New Estrella Common Stock which would result in White Lion beneficially owning more than 4.99% of the number of shares of New Estrella Common Stock outstanding, (b) the number of shares equal to the product of (i) the Average Daily Trading Volume (as defined in the Common Stock Purchase Agreement) and (ii) 30% and, (c) the number of shares of New Estrella Common Stock equal to the quotient obtained by dividing (i) the lower of (A) $1,000,000 and (B) the dollar amount equal to the product of (x) the Effective Daily Trading Volume (as defined in the Common Stock Purchase Agreement), (y) the closing price of New Estrella Common Stock on the date of the related Equity Line Shares Registration Statement and (z) 30% by (ii) the closing sale price of New Estrella Common Stock on the day prior to the Notice Date.

The aggregate number of Equity Line Shares that New Estrella can sell to White Lion under the Common Stock Purchase Agreement may in no case exceed the maximum number of shares of New Estrella Common Stock that New Estrella can issue or sell to White Lion pursuant to the applicable rules of the Principal Market (the “Exchange Cap”) without getting approval from its stockholders. If stockholder approval is obtained to issue Equity Line Shares above the Exchange Cap, the Exchange Cap will no longer apply.

The purchase price to be paid by White Lion for any Equity Line Shares will equal (i) until an aggregate of $25,000,000 in shares have been purchased under the Purchase Agreement, 97% of the lowest daily volume-weighted average price of New Estrella Common Stock during the three consecutive trading days following the Notice Date, and (ii) thereafter, 98% of the lowest daily volume-weighted average price of New Estrella Common Stock during the three consecutive trading days following the Notice Date.

The Common Stock Purchase Agreement will terminate automatically on the earliest of (i) December 30, 2024; (ii) the date when White Lion buys all the Equity Line Shares it agreed to buy under the Common Stock Purchase Agreement; (iii) the date when New Estrella files for bankruptcy, has a bankruptcy case filed against it, has a custodian appointed for it or its property, or assigns its assets to its creditors; or (iv) the date that the Merger Agreement is terminated prior to the consummation of the Business Combination.

The Common Stock Purchase Agreement may be terminated by (i) New Estrella with three days’ notice to White Lion after the Commencement, provided that New Estrella pays the Commitment Fee (as defined below) and consults with White Lion before announcing the termination; (ii) the parties by mutual written consent at any time; or (iii) White Lion with three days’ notice to the Company if any of the following events occurs: (a) a material adverse effect on New Estrella or its business; (b) a Fundamental Transaction involving New Estrella or its securities; (c) a material breach or default by New Estrella of the White Lion RRA that is not cured within 15 days; (d) a lapse or unavailability of the Registration Statement for more than 45 consecutive days or 90 days in a year, unless caused by White Lion; (e) a suspension of trading of New Estrella Common Stock on the Principal Market for more than five days; or (f) a material breach or default by New Estrella of the Common Stock Purchase Agreement that is not cured within 15 days. The Company must notify White Lion and, if required, the public of any of these events within 24 hours.

In consideration for the commitments of White Lion, UPTD has agreed to cause Estrella to issue to White Lion, immediately prior to the Closing, an aggregate of 250,000 shares of Estrella Series A Preferred Stock, which the parties have acknowledged has a value of $250,000 (the “Commitment Fee”). Accordingly, concurrently on April 20, 2023, Estrella and White Lion entered into a Joinder to the Estrella Series A Preferred Stock Purchase Agreement (the “Joinder”), pursuant to which Estrella agreed to issue the 250,000 shares of Estrella Series A Preferred Stock comprising the Commitment Fee immediately prior to Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon in writing by Estrella and White Lion. Additionally, pursuant to the Joinder, White Lion agreed to purchase 500,000 shares of Estrella Series A Preferred Stock for $500,000 in cash immediately prior to the Closing, subject to the Closing occurring on or before July 19, 2023 or such later date as may be mutually agreed upon by Estrella and White Lion. Upon closing of the transactions contemplated by the Joinder, the 750,000 shares of Estrella Series A Preferred Stock issued to White Lion will automatically convert into 750,000 shares of Estrella Common Stock immediately prior to the Effective Time and then into Merger Consideration Shares based on the exchange ratio determined by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement. The issuance of the 750,000 shares of Estrella Series A Preferred Stock to White Lion represents a material difference in the terms and price of securities issued at the Initial Public Offering as compared to the private placement contemplated by the Joinder, including with respect to the effective price per share paid by White Lion for their shares of UTPD Common Stock received as Merger Consideration Shares, which will be substantially less than the $10.00 per UPTD Unit at the Initial Public Offering. For example, based on an exchange ratio of 0.25845 (assuming the White Lion purchase is consummated and no other transactions involving issuances of Estrella Common Stock or Estrella Preferred Stock are consummated, including the Series A Preferred Stock purchase contemplated by the Non-Binding Lianhe World Term Sheet described below), the effective price per share of UPTD Common Stock received by White Lion as Merger Consideration Shares will be approximately $3.87, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant.

Concurrently with the Common Stock Purchase Agreement, UPTD entered into the White Lion RRA with White Lion in which, within 30 days following the Closing, New Estrella will file an Equity Line Shares Registration Statement with the SEC covering the resale by White Lion of the maximum number of Equity Line Shares permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations. There are no affiliations between White Lion and UPTD Initial Stockholders.

Non-Binding Lianhe World Term Sheet

On June 1, 2023, Estrella entered into a non-binding term sheet (the “Lianhe World Term Sheet”) with Lianhe World Limited (“Lianhe World”), an unrelated third party incorporated in the People’s Republic of China (“PRC”), pursuant to which Lianhe World will enter into negotiations with Estrella to purchase 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000 in cash immediately prior to the closing of the Business Combination, subject to customary closing conditions. Pursuant to the term sheet, upon closing of the purchase, Lianhe World would execute a joinder to the Estrella Series A Preferred Stock Purchase Agreement, thereby becoming a “Purchaser” under the Estrella Series A Purchase Agreement. Accordingly, as contemplated by the term sheet, the Estrella Series A Preferred Stock issued to Lianhe World would have the same terms and conditions as the Estrella Series A Preferred Stock issued under the Estrella Series A Purchase Agreement. The terms of such purchase are subject to finalization and execution of definitive documentation and therefore could change. Additionally, as the term sheet contains terms and conditions that are non-binding, there is the potential that Estrella and Lianhe World will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2 as discussed elsewhere in this proxy statement/prospectus, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

Upon closing of the purchase on the terms contemplated by the term sheet, the 9,250,000 shares of Estrella Series A Preferred Stock issued to Lianhe World will automatically convert into 9,250,000 shares of Estrella Common Stock immediately prior to the Effective Time and then into Merger Consideration Shares based on the exchange ratio determined by dividing the Merger Consideration Shares by the total number of shares of Estrella Common Stock outstanding at the Effective Time in accordance with the Merger Agreement. The issuance of the 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World represents a material difference in the terms and price of securities issued at the Initial Public Offering as compared to the private placement contemplated by the non-binding Lianhe World Term Sheet, including with respect to the effective price per share paid by Lianhe World for their shares of UPTD Common Stock received as Merger Consideration Shares, which will be substantially less than the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant. For example, assuming both the Lianhe World purchase of 9,250,000 shares of Estrella Series A Preferred Stock on the terms contemplated by the term sheet and the private placement of 750,000 shares of Estrella Series A Preferred Stock to White Lion described above are consummated, there would be 135,001,000 shares of Estrella Common Stock outstanding at the Effective Time and the exchange ratio would be 0.24074. Based on this exchange ratio, the effective price per share of UPTD Common Stock received by Lianhe World (and White Lion) as Merger Consideration Shares will be approximately $4.15, compared to the $10.00 offering price for UPTD’s Units issued in its Initial Public Offering, which consisted of one share of UPTD Common Stock and one-half of one redeemable warrant.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations of the Business Combination for (1) U.S. Holders and Non-U.S. Holders (each as defined below, and together, “holders”) of shares of UPTD Common Stock (i) that hold New Estrella Common Stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their UPTD Common Stock redeemed for cash if the Business Combination is completed and (2) U.S. Holders of Estrella Common Stock. This discussion applies only to UPTD Common Stock or Estrella Common Stock, as applicable, that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of UPTD Common Stock or Estrella Common Stock;

•	persons holding UPTD Common Stock or Estrella Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons that directly, indirectly or constructively own five percent or more (by vote or value) of UPTD Common Stock or Estrella Common Stock;

•	persons who received their shares of UPTD Common Stock or Estrella Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	the Sponsor or its affiliates, officers or directors;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

•	tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds UPTD Common Stock or Estrella Common Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

For purposes of this discussion, a U.S. Holder is a beneficial owner of (i) Estrella Common Stock or (ii) UPTD Common Stock, as applicable, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is a beneficial owner of (i) Estrella Common Stock or (ii) UPTD Common Stock, as applicable, who, or that is, for U.S. federal income tax purposes:

●	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Material Tax Considerations of the Business Combination to U.S. Holders of Estrella Common Stock

Characterization of the Business Combination

The parties intend for the Business Combination contemplated by the Merger Agreement to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as a transaction that qualifies for tax-deferred treatment under Section 351 of the Code. In the Merger Agreement, each of UPTD, Merger Sub, and Estrella agrees not to take any action that could reasonably be expected to prevent or impede the Business Combination from qualifying for such treatment. The obligations of UPTD, Merger Sub and Estrella to complete the Business Combination are not conditioned on the receipt of an opinion to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code for U.S. federal income tax purposes, and the Business Combination will occur even if it does not so qualify. Neither UPTD nor Estrella has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Estrella Common Stock is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such holder.

U.S. Federal Income Tax Consequences for U.S. Holders

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, including the assumption that any consideration paid in respect of Estrella Dissenting Shares will not exceed 10% of the total value of all consideration paid to holder of Estrella Common Stock, it is the opinion of Winston & Strawn LLP, counsel to Estrella, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. In that case the U.S. federal income tax consequences of the Business Combination to U.S. Holders of Estrella Common Stock will be as follows:

•	a U.S. Holder will not recognize gain or loss upon the exchange of Estrella Common Stock for New Estrella Common Stock pursuant to the Business Combination;

•	a U.S. Holder’s aggregate tax basis for the shares of New Estrella Common Stock received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the shares of Estrella Common Stock surrendered in exchange therefor in the Business Combination; and

•	the holding period of the shares of New Estrella Common Stock received by a U.S. Holder in the Business Combination will include the holding period of the shares of Estrella Common Stock surrendered in exchange therefor.

In addition, for purposes of the above discussion regarding the determination of the tax bases and holding periods for shares of New Estrella Common Stock received in the Business Combination, U.S. Holders who acquired different blocks of Estrella Common Stock at different times for different prices must calculate their bases and holding periods in their shares of Estrella Common Stock separately for each identifiable block of such Estrella Common Stock exchanged in the Business Combination.

This opinion is based on customary assumptions and representations from UPTD, Merger Sub and Estrella, as well as certain covenants, undertakings and statements of intention (which we assume will be realized) by UPTD, Merger Sub and Estrella (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated or not fulfilled, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. Further, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in such opinion or that a court would not sustain such a challenge.

As provided in Treasury Regulation Section 1.368-3(d), each U.S. Holder holding Estrella Common Stock who receives shares of New Estrella Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Estrella Common Stock exchange and the number of shares of New Estrella Common Stock received in exchange therefor. Additionally, holders of Estrella Common Stock who owned immediately before the Business Combination at least one percent (by vote or value) of the total outstanding stock of Estrella Common Stock are required to attach a statement to their U.S. federal income tax returns for the year in which the Business Combination is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Estrella Common Stock surrendered in the Business Combination, the fair market value of such stock, the date of the Business Combination and the name and employer identification number of each of New Estrella and Estrella. Holders of shares of Estrella Common Stock are urged to consult with their tax advisors regarding the application of these rules.

Tax Consequences if the Business Combination Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code or as a Transaction Governed by Section 351 of the Code

If the Business Combination contemplated by the Merger Agreement nevertheless fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a transaction that qualifies for tax-deferred treatment under Section 351 of the Code, then, for U.S. federal income tax purposes, a U.S. Holder holding Estrella Common Stock will recognize gain or loss equal to the difference, if any, between (i) the fair market value of the New Estrella Common Stock received in exchange for the Estrella Common Stock surrendered in the Business Combination and (ii) such U.S. Holder’s adjusted tax basis in the Estrella Common Stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. Holder’s holding period for the Estrella Common Stock surrendered in the Business Combination exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.

A holder’s initial tax basis in the New Estrella Common Stock received in the Business Combination will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing of the Business Combination.

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Adoption of the Proposed Charter

Holders of UPTD Common Stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Estrella Common Stock after the adoption of the Proposed Charter as that holder has in the corresponding UPTD Common Stock immediately prior to the adoption of the Proposed Charter, and such holder’s holding period in the New Estrella Common Stock would include the holder’s holding period in the corresponding UPTD Common Stock. Although the matter is not entirely clear, this discussion assumes, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of UPTD Common Stock for New Estrella Common Stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

Material Tax Considerations Related to a Redemption of UPTD Common Stock

Treatment of Redemption of UPTD Common Stock

In the event that a holder’s UPTD Common Stock is redeemed pursuant to the exercise of its redemption right in connection with the stockholder vote regarding the Business Combination Proposal the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the UPTD Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of UPTD Common Stock, U.S. Holders will be treated as described under “U.S. Holders — Taxation of Redemption Treated as an Exchange of UPTD Common Stock” below and Non-U.S. Holders will be treated as described under “Non-U.S. Holders — Taxation of Redemption Treated as an Exchange of UPTD Common Stock” below. If the redemption does not qualify as a sale of UPTD Common Stock, U.S. Holders will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and Non-U.S. Holders will be subject to the tax consequences described below under “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of UPTD Common Stock treated as held by the holder relative to all of UPTD’s shares outstanding both before and after such redemption. The redemption of UPTD Common Stock generally will be treated as a sale of the UPTD Common Stock (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in UPTD or (iii) is “not essentially equivalent to a dividend” with respect to the holder (collectively, the “302 tests”). These tests are explained more fully below.

In determining whether any of the 302 tests is satisfied, a holder takes into account not only UPTD shares actually owned by the holder, but also UPTD shares that are constructively owned by such holder under the relevant rules. A holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares the holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of UPTD outstanding voting shares actually and constructively owned by the holder immediately following the redemption of UPTD Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the UPTD shares actually and constructively owned by the holder are redeemed or (ii) all of the UPTD shares actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the holder does not constructively own any other UPTD shares. The redemption of UPTD Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the holder’s proportionate interest in UPTD. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in UPTD will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors as to the tax consequences of a redemption.

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If none of the 302 tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed UPTD Common Stock will be added to the holder’s adjusted tax basis in its remaining UPTD shares, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in its other shares constructively owned by such U.S. Holder.

U.S. Holders

Taxation of Redemption Treated as an Exchange of UPTD Common Stock. If the redemption qualifies as an exchange of UPTD Common Stock as described above under “— Treatment of Redemption of UPTD Common Stock,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the UPTD Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the UPTD Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the UPTD Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its UPTD Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its UPTD Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as an exchange of UPTD Common Stock, a U.S. Holder will generally be treated as receiving a distribution in respect of its UPTD Common Stock. Such a distribution generally will be includable in a U.S. Holder’s gross income as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied.

For non-corporate U.S. Holders, if the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property, dividends are “qualified dividend income” taxed at the preferential applicable long-term capital gain rate. It is unclear whether the redemption rights with respect to the UPTD Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Distributions in excess of our current or accumulated earnings and profit generally will be applied against and reduce the U.S. Holder’s basis in its UPTD Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such UPTD Common Stock in the manner described above under “—Taxation of Redemption Treated as an Exchange of UPTD Common Stock.”

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U.S. Information Reporting and Backup Withholding. Distributions with respect to the UPTD Common Stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the UPTD Common Stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, fails to furnish a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

Redemption of UPTD Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s share of UPTD Common Stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of UPTD Stockholders — Redemption Rights” generally will follow the U.S. federal income tax characterization of such a redemption as described under “ — Treatment of Redemption of UPTD Common Stock” above.

Because the satisfaction of the 302 tests described above is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to a redemption at a rate of 30% unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). Each holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its UPTD Common Stock, including its ability to obtain a refund of any amounts withheld by filing an appropriate claim for a refund with the IRS in the event that the Non-U.S. Holder is not treated as receiving a dividend under the 302 tests.

Taxation of Redemption Treated as an Exchange of UPTD Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of UPTD Common Stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	UPTD Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of UPTD’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

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Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, UPTD believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as an exchange of UPTD Common Stock, with respect to a Non-U.S. Holder, such holder will generally be treated as receiving a distribution in respect of UPTD Common Stock. Such a distribution to the extent paid out of UPTD’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute a dividend for U.S. federal income tax purposes. Amounts not treated as a dividend for U.S. federal income tax purposes will constitute a return of capital and be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and thereafter as capital gain and will be treated as described above under “—Non-U.S. Holders—Taxation of Redemption Treated as an Exchange of UPTD Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of UPTD Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends on UPTD Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on UPTD Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of UPTD Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of UPTD Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

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Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed Treasury Regulations, the preamble to which states that taxpayers may rely on them until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of UPTD Common Stock or New Estrella Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their UPTD Common Stock or New Estrella Common Stock.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, UPTD will be treated as the acquired company for financial reporting purposes, whereas Estrella will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Estrella issuing stock for the net assets of UPTD, accompanied by a recapitalization. The net assets of Estrella will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Estrella. Estrella has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP:

•	if the Director Election Proposal is approved by UPTD stockholders, persons affiliated with Estrella will control a majority of the governing body of New Estrella;

•	Estrella’s operations prior to the Business Combination will comprise the ongoing operations of New Estrella;

•	Estrella’s existing senior management team will comprise all of the senior management team of New Estrella; and

Estrella’s stockholders are expected to have a majority of the voting power of New Estrella.

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination and the filing of required notifications. The Business Combination is not reportable under the HSR Act.

Required Vote of UPTD Stockholders

The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the Business Combination Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. Additionally, the Business Combination will not be consummated if UPTD has less than $5,000,001 of net tangible assets after taking into account the redemption into cash of all Public Shares properly demanded to be redeemed by Public Stockholders.

131

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of UPTD and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, UPTD’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

132

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations included elsewhere in this proxy statement/prospectus and is provided to aid you in your analysis of the financial aspects of the Business Combination, which is referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on the UPTD historical financial statements and Estrella historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 and for the year ended June 30, 2022 gives effect to the Transactions as if they had occurred on July 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023    has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s unaudited balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Estrella’s unaudited balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s unaudited statement of operations for the nine months ended March 31, 2023 derived from the historical information of UPTD; and

•	Estrella’s unaudited statements of operations for the nine months ended March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s unaudited statement of operations for the year ended June 30, 2022 derived from the historical information of UPTD; and

•

Estrella’s statements of operations for the period from March 30, 2022 (inception) through June 30, 2022 and for the period from July 1, 2021 to March 29, 2022 (Estrella’s Predecessor) and the related notes included elsewhere in this proxy statement/prospectus.

133

Description of the Business Combination

On September 30, 2022, UPTD, Merger Sub, and Estrella entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Estrella with Estrella surviving as a wholly-owned subsidiary of UPTD. The Merger will become effective at such time on the date of the Closing as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time specified in the certificates of merger. Effective from the Closing, the UPTD will change its name to “Estrella Immunopharma, Inc.”

Accounting for the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting, UPTD will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Estrella’s stockholders are expected to have a majority of the voting power of the Combined Company, Estrella will comprise all of the ongoing operations of the Combined Company, Estrella will comprise a majority of the governing body of the Combined Company, and Estrella’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Estrella issuing shares for the net assets of UPTD, accompanied by a recapitalization. The net assets of UPTD will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Estrella.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of UPTD Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination:

•	Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination. This presentation also assumes that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination; and

•

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 486,217 Public Shares issued and outstanding as of the Record Date are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD, resulting in an aggregate cash payment of approximately $5.1 million from the Trust Account based on an assumed redemption price of $10.48 per share as of March 31, 2023. As of the date of this proxy statement/prospectus, the redemption price increased from $10.48 per share to $10.63 per share which reflects the $136,533 non-interest bearing loans from Estrella and deposited into the Trust Account in order to extend the available time to complete the Business Combination in April, May and June 2023. This presentation also assumes that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination.

The unaudited pro forma combined financial information also reflects certain risks and uncertainties related to the potential redemption into cash of UPTD Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

The following table illustrates estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on the two levels of redemptions by the Public Stockholders and the following assumptions:

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
Public Stockholders	910,220	2.6%	424,003	1.2%
The Sellers	32,500,000	93.3%	32,500,000	94.7%
The UPTD Initial Stockholders	1,419,700	4.1%	1,419,700	4.1%
Total	34,829,920	100.0%	34,343,703	100.0%

The table below shows possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all UPTD Warrants, which are exercisable for one share of UPTD Common Stock at a price of $11.50 per share. The following table illustrates estimated ownership levels in the Combined Company based on the two levels of redemptions by the Public Stockholders with all possible sources of dilution and the following assumptions:

134

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
Public Stockholders	910,220	2.0%	424,003	0.9%
The Sellers	32,500,000	70.9%	32,500,000	71.8%
The UPTD Initial Stockholders	1,419,700	3.1%	1,419,700	3.1%
Shares underlying UPTD Warrants	2,215,000	4.8%	2,215,000	4.9%
Working Capital Shares	120,000	0.3%	120,000	0.3%
Equity Line Shares	5,154,639	11.3%	5,154,639	11.4%
Shares initially reserved for issuance under the Incentive Plan	3,482,992	7.6%	3,434,370	7.6%
Total	45,802,551	100.0%	45,267,712	100.0%

135

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2023

							Scenario 1			Scenario 2
							Assuming No			Assuming Maximum
			(2)				Redemptions			Redemptions
			Estrella						Additional
	(1)		Transaction			Transaction			Transaction
	UPTD		Accounting			Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Note	(Pro Forma)	Adjustments	Note	Combined	Adjustments	Note	Combined

Assets:1
Current assets:
Cash	$29,390	$2,658,924	$9,750,000	(A)	$12,408,924	$9,699,392	(B)	$17,043,793	$(5,095,561)	(K)	$11,948,232
						(1,550,500)	(C)
						(1,666,000)	(E)
						(1,278,813)	(F)
						(598,600)	(I)
Prepaid expenses and other current assets	52,500	50,000	-		50,000	-		102,500	-		102,500
Notes receivable - related party	-	136,533	-		136,533	(136,533)	(J)	-	-		-
Total current assets	81,890	2,845,457	9,750,000		12,595,457	4,468,946		17,146,293	(5,095,561)		12,050,732

Operating lease right-of-use asset - related party	-	34,515	-		34,515	-		34,515	-		34,515
Deferred merger costs	-	221,187	-		221,187	(221,187)	(F)	-	-		-
Investments held in Trust Account	9,699,392	-	-		-	(9,699,392)	(B)	-	-		-
Total Assets	$9,781,282	$3,101,159	$9,750,000.00		$12,851,159	$(5,451,633)		$17,180,808	$(5,095,561)		$12,085,247

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$375,001	$277,000	$-		$277,000	$(366,000)	(E)	$33,914	$-		$33,914
						(252,087)	(F)
Accounts payable - related party	-	6,870,858	-		6,870,858	-		6,870,858	-		6,870,858
Promissory notes	136,533	-	-		-	(136,533)	(J)	-			-
Working capital loans - related parties	598,600	-	-		-	(598,600)	(I)	-	-		-
Operating lease liability - related party	-	38,701	-		38,701	-		38,701	-		38,701
Income tax payable	92,340	-	-		-	-		92,340	-		92,340
Franchise tax payable	13,100	3,497	-		3,497	-		16,597	-		16,597
Total current liabilities	1,215,574	7,190,056	-		7,190,056	(1,353,220)		7,052,410	-		7,052,410

Operating lease liability, non-current - related party	-	11,814	-		11,814	-		11,814	-		11,814
Other liability	-	13,250	-		13,250	-		13,250	-		13,250
Deferred tax liability	7,772	-	-		-	-		7,772	-		7,772
Deferred underwriters' marketing fees	1,550,500	-	-		-	(1,550,500)	(C)	-	-		-
Total Liabilities	2,773,846	7,215,120	-		7,215,120	(2,903,720)		7,085,246	-		7,085,246

Commitments and Contingencies
Common stock subject to possible redemption	9,536,179	-	-		-	(9,536,179)	(K)	-	-		-
Series A and AA preferred stock	-	5,000,000	9,750,000	(A)	14,750,000	(14,750,000)	(G)	-	-		-

Stockholders’ Deficit:
Preferred stock	-	-	-		-	-		-	-		-
Common stock	142	176	-		176	3,074	(G)	3,483	(49)	(K)	3,434
						91	(K)
Additional paid-in capital	-	342,904	-		342,904	(2,528,885)	(D)	20,846,120	(5,095,513)	(K)	15,750,608
						(1,300,000)	(E)
						(1,247,913)	(F)
						14,746,926	(G)
						1,297,000	(H)
						9,536,088	(K)
Accumulated deficit	(2,528,885)	(9,457,041)			(9,457,041)	2,528,885	(D)	(10,754,041)	-		(10,754,041)
						(1,297,000)	(H)
Total Stockholders' Deficit	(2,528,743)	(9,113,961)	-		(9,113,961)	21,738,266		10,095,562	(5,095,561)		5,000,001
Total Liabilities, Temporary Equity, and Stockholders' Deficit	$9,781,282	$3,101,159	$9,750,000		$12,851,159	$(5,451,633)		$17,180,808	$(5,095,561)		$12,085,247

(1)

Derived from the unaudited balance sheet of Tradeup Acquisition Corp. ("UPTD") as of March 31, 2023. See UPTD’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(2)

Derived from the unaudited balance sheet of Estrella Biopharma, Inc. ("Estrella") as of March 31, 2023. See Estrella’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

136

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED MARCH 31, 2023

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions			Redemptions
						Additional
	(1)	(2)	Transaction			Transaction
	UPTD	Estrella	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Combined)	Adjustments	Note	Combined	Adjustments	Note	Combined

Operating expenses:
General and administrative expenses	$984,264	$507,463	$-		$1,491,727	$-		$1,491,727
Research and development	-	7,875,427	-		7,875,427	-		7,875,427
Franchise tax expenses	166,208	-	-		166,208	-		166,208
Total operating expenses	1,150,472	8,382,890	-		9,533,362	-		9,533,362
Loss from Operations	(1,150,472)	(8,382,890)	-		(9,533,362)	-		(9,533,362)
Other income
Dividend earned on investment held in Trust Account	691,994	-	(691,994)	(AA)	-	-		-
Total other income	691,994	-	(691,994)		-	-		-
Loss before income taxes	(458,478)	(8,382,890)	(691,994)		(9,533,362)	-		(9,533,362)
Provision for income taxes	100,113	-	(100,113)	(AA)	-	-		-
Net Loss	$(558,591)	$(8,382,890)	$(591,881)		$(9,533,362)	$-		$(9,533,362)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	3,153,596		(3,153,596)	(BB)	-	-		-
Basic and diluted net income per share, common stock subject to possible redemption	$(0.10)				$-			$-
Basic and diluted weighted average shares outstanding, common stock attributable to UPTD	1,419,700		33,410,220	(BB)	34,829,920	(486,217)	(BB)	34,343,703
Basic and diluted net loss per share, common stock attributable to UPTD	$(0.18)				$(0.27)			$(0.28)

Basic and diluted weighted average of common stock outstanding		871,529
Basic and diluted loss per share per common stock		$(9.62)

(1)	Derived from the historical information of UPTD for the nine months ended March 31, 2023

(2)	Derived from the unaudited statement of operations of Estrella for the nine months ended March 31, 2023. See Estrella’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

137

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2022

					Scenario 1			Scenario 2
					Assuming No			Assuming Maximum
					Redemptions			Redemptions
								Additional
	(1)	(2)			Transaction			Transaction
	UPTD	Estrella			Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	(Predecessor)	(Combined)	Adjustments	Note	Combined	Adjustments	Note	Combined

Operating expenses:
General and administrative expenses	$695,119	$32,259	$263,989	$296,248	$1,300,000	(CC)	$3,095,367	$-		$3,095,367
					804,000	(DD)
Research and development	-	1,041,892	347,207	1,389,099	493,000	(DD)	1,882,099	-		1,882,099
Franchise tax expenses	118,354	-	-	-	-		118,354	-		118,354
Total operating expenses	813,473	1,074,151	611,196	1,685,347	2,597,000		5,095,820	-		5,095,820
Loss from Operations	(813,473)	(1,074,151)	(611,196)	(1,685,347)	(2,597,000)		(5,095,820)	-		(5,095,820)
Other income
Dividend earned on investment held in Trust Account	69,291	-	-	-	(69,291)	(AA)	-	-		-
Total other income	69,291	-	-	-	(69,291)		-	-		-
Loss before income taxes	(744,182)	(1,074,151)	(611,196)	(1,685,347)	(2,666,291)		(5,095,820)	-		(5,095,820)
Provision for income taxes	-	-			-		-	-		-
Net Loss	$(744,182)	$(1,074,151)	$(611,196)	$(1,685,347)	$(2,666,291)		$(5,095,820)	$-		$(5,095,820)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	4,209,178				(4,209,178)	(BB)	-	-		-
Basic and diluted net income per share, common stock subject to possible redemption	$0.14						$-			$-
Basic and diluted weighted average shares outstanding, common stock attributable to UPTD	1,385,655				33,444,265	(BB)	34,829,920	(486,217)	(BB)	34,343,703
Basic and diluted net loss per share, common stock attributable to UPTD	$(0.96)						$(0.15)			$(0.15)

Basic and diluted weighted average of common stock outstanding		6,707
Basic and diluted loss per share per common stock		$(160.15)

(1)	Derived from the historical information of UPTD for the year ended June 30, 2022.

(2)	Derived from the statement of operations of Estrella for the year ended June 30, 2022. See Estrella’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

138

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, UPTD will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Estrella issuing shares for the net assets of UPTD, accompanied by a recapitalization. The net assets of UPTD will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2023 and for the year ended June 30, 2022 give pro forma effect to the Business Combination as if it had been consummated on July 1, 2021, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s unaudited balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•	Estrella’s unaudited balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s unaudited statement of operations for the nine months ended March 31, 2023 derived from the historical information of UPTD; and

•	Estrella’s unaudited statements of operations for the nine months ended March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	UPTD’s statement of operations for the year ended June 30, 2022 derived from the historical information of UPTD; and

•	Estrella’s statements of operations for the period from March 30, 2022 (inception) through June 30, 2022 and for the period from July 1, 2021 to March 29, 2022 (Estrella’s Predecessor) and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of UPTD and Estrella.

The unaudited pro forma combined financial information included in this proxy statement/prospectus has been prepared using the assumptions below with respect to the potential redemption into cash of UPTD Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination:

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•	Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares (excluding the Redeemed Public Shares) for their pro rata share of the Trust Account, and that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 486,217 Public Shares issued and outstanding as of the Record Date are redeemed to satisfy at least $5,000,001 net tangible assets requirement set forth in UPTD’s charter that may not be waived, resulting in an aggregate cash payment of approximately $5.1 million from the Trust Account based on an assumed redemption price of $10.48 per share. As of the date of this proxy statement/prospectus, the redemption price increased from $10.48 per share to $10.63 per share which reflects the $136,533 non-interest bearing loans from Estrella and deposited into the Trust Account in order to extend the available time to complete the Business Combination in April, May and June 2023. This presentation also assumes that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Estrella believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information also reflects certain risks and uncertainties related to the potential redemption into cash of UPTD Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited. If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

Note 2 – Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 - Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Estrella has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

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(A)

Reflects the issuance of 10,000,000 shares of Series A preferred stock for an aggregate total of $9,750,000, which include following (1) issuance of 9,250,000 shares of Series A preferred stock to Lianhe World Limited for $9,250,000, (2) issuance of 500,000 shares of Series A preferred stock to White Lion Capital, LLC for $500,000, and (3) issuance of 250,000 shares of Series A preferred stock to White Lion Capital, LLC as a commitment fee;

(B)	Reflects the reclassification of cash held in the Trust Account that becomes available for general use following the Business Combination;

(C)	Reflects the settlement of $1,550,500 Deferred Business Combination Fee that becomes due and payable upon the consummation of the Business Combination;

(D)	Reflects the elimination of the historical accumulated deficit of UPTD, the accounting acquiree, into Estrella’s additional paid-in capital upon the consummation of the Business Combination;

(E)	Reflects the settlement of approximately $1.7 million of total UPTD’s estimated transaction costs related to the Business Combination, of which, (1) approximately $0.4 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and (2) approximately $1.3 million of transaction costs as an adjustment to Estrella’s additional paid-in-capital;

(F)

Reflects the settlement of approximately $1.5 million of total Estrella's estimated transaction costs related to the Business Combination, of which, (1) approximately $0.3 million of transaction costs accrued as of the date of the unaudited pro forma condensed combined balance sheet and (2) approximately $1.2 million reclassify into additional paid-in capital upon the closing of the Business Combination, and reflects the payment of deferred transaction   costs related to the Business Combination of approximately $0.2 million as deferred transaction costs and subsequently reclassify to additional paid-in capital at the time of the consummation of the Business Combination;

(G)	Reflects the conversion Estrella Preferred Stock into Estrella Common Stock immediately prior to the Effective Time and the recapitalization of Estrella through the issuance of 32,500,000 shares of UPTD Common Stock with $0.0001 par value to Estrella’s shareholders;

(H)	Reflects the unrecognized compensation expenses of approximately $1.3 million as the board of directors of Estrella approved the early vesting to be effective at the time of the consummation of the Business Combination;

(I)	Reflects the repayments of UPTD's related party promissory notes of approximately $0.6 million;

(J)	Reflects the elimination of promissory note between UPTD and Estrella; and

(K)

In Scenario 1, reflects the reclassification of 910,220 shares of UPTD Common Stock subject to possible redemption to permanent equity at $0.0001 par value with no redemptions. If we are secure to close the $9,250,000 Estrella Series A preferred stock transaction with Linahe World Limited as indicated in Note B, we can only close the Business Combination if no more than 396,416 shares of UPTD Common Stock are redeemed by UPTD stockholders to meet the $5,000,001 net tangible assets requirement set forth in UPTD’s charter. In Scenario 2, which assumes the same facts as described in Items A through J above, but reflects the assumption that the maximum number of 486,217 shares of UPTD Common Stock are redeemed for cash by UPTD stockholders to meet the $5,000,001 net tangible assets requirement set forth in UPTD’s charter. If we are unable to secure the $9,250,000 Estrella Series A preferred stock transaction with Linahe World Limited as indicated in Note B, we can only close the Business Combination if no more than 882,633 shares of UPTD Common Stock are redeemed by UPTD stockholders to meet the $5,000,001 net tangible assets requirement set forth in UPTD’s charter.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2023 and for the year ended June 30, 2022 are as follows:

(AA)	Represents an adjustment to eliminate dividend earned on investment held in Trust Account as if the Business Combination had been consummated on July 1, 2021, the beginning of the earliest period presented;

(BB)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination as if it had been consummated on July 1, 2021. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. In Scenario 2, this calculation is retroactively adjusted to eliminate the number of 486,217 shares of UPTD Common Stock are redeemed for cash by UPTD shareholders for the entire period;

(CC)	Reflects the approximately $1.3 million of UPTD’s transaction costs to be incurred subsequent to March 31, 2023. This is a non-recurring item; and

(DD)	Reflects the unrecognized compensation expenses of approximately $1.3 million as the board of directors of Estrella approved the early vesting to be effective at the time of the consummation of the Business Combination. This vesting adjustment is considered to be a one-time charge and is not expected to recur.

Note 4 – Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

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Basic and diluted loss per share is computed by dividing pro forma net loss by the weighted average number of the shares of UPTD Common Stock outstanding during the periods.

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the nine months ended March 31, 2023:

	For the Nine Months Ended March 31, 2023
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(9,533,362)	$(9,533,362)
Weighted average shares outstanding – basic and diluted	34,829,920	34,343,703
Pro forma loss per share – basic and diluted	$(0.27)	$(0.28)

Weighted average shares calculation, basic and diluted
Common Stock
UPTD Public Shares	910,220	910,220
UPTD Founder Shares	1,107,500	1,107,500
UPTD Private Shares	312,200	312,200
UPTD Public Shares redeemed	-	(486,217)
UPTD shares issued in the Business Combination	32,500,000	32,500,000
Total weighted average shares outstanding	34,829,920	34,343,703

The unaudited pro forma condensed combined loss per share has been prepared assuming no redemptions and assuming maximum redemptions for the year ended June 30, 2022:

	For the Year Ended June 30, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Pro forma net loss attributable to the stockholders	$(5,095,820)	$(5,095,820)
Weighted average shares outstanding – basic and diluted	34,829,920	34,343,703
Pro forma loss per share – basic and diluted	$(0.15)	$(0.15)

Weighted average shares calculation, basic and diluted
Common Stock
UPTD Public Shares	910,220	910,220
UPTD Founder Shares	1,107,500	1,107,500
UPTD Private Shares	312,200	312,200
UPTD Public Shares redeemed	-	(486,217)
UPTD shares issued in the Business Combination	32,500,000	32,500,000
Total weighted average shares outstanding	34,829,920	34,343,703

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PROPOSAL 2: the Charter Amendment Proposal

The Charter Amendment Proposal, if approved, will approve (among others) the following amendments to the Current Charter to:

(a)	Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Estrella Immunopharma, Inc.” on and from the time of the Business Combination;

(b)	Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 250,000,000 shares of common stock, par value of $0.0001 per share;

(c)	Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to 10,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)	Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause (and by the affirmative vote of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors);

(e)	Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)	Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring UPTD to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies;

In the judgment of the Board, the Charter Amendment Proposal is desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination with Estrella and the combined business going forward;

•	increasing the number of authorized shares of capital stock is desirable in that it will provide the Combined Company with additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

•	it is desirable to increase the voting threshold required to remove a director from the New Estrella Board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Estrella Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•	it is desirable to delete the provisions that relate to the operation of UPTD as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

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Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Estrella and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Estrella’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Estrella was to determine that a takeover proposal was not in the best interests of New Estrella, shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Estrella to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. UPTD currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

The Charter Amendment Proposal, if approved, will also approve the Proposed Bylaws for the Combined Company (a copy of which is attached to this proxy statement/prospectus at Annex D).

Under the Merger Agreement, the approval of the Charter Amendment Proposal is a condition to the adoption of the Business Combination Proposal. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting.

The approval of the Charter Amendment Proposal requires a majority vote of outstanding UPTD Common Stock entitled to vote thereon. Accordingly, a UPTD stockholder’s failure to vote by proxy or to vote in person (including virtual presence) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. The Proposed Bylaws for the Combined Company are also attached to this proxy statement/prospectus as Annex D.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of UPTD and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, UPTD’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL 3: THE ADVISORY CHARTER AMENDMENT PROPOSALS

In connection with the Business Combination, UPTD is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. Pursuant to SEC guidance, UPTD is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on UPTD or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).

UPTD stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as six separate sub-proposals:

(a)	Advisory Charter Amendment Proposal A — to change the corporate name of the Combined Company to “Estrella Immunopharma, Inc.” on and from the time of the Business Combination;

(b)	Advisory Charter Amendment Proposal B — to increase the authorized shares of common stock of the Combined Company to 250,000,000 shares of common stock, par value of $0.0001 per share;

(c)	Advisory Charter Amendment Proposal C — to increase the authorized shares of preferred stock that the Combined Company’s board of directors could issue to 10,000,000 shares of preferred stock, par value of $0.0001 per share;

(d)	Advisory Charter Amendment Proposal D — to provide that certain named individuals be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the board of directors of the Combined Company until their respective successors are duly elected and qualified, or until their earlier resignation, death, or removal, and to provide that the removal of any director be only for cause (and by the affirmative vote of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote at an election of directors);

(e)	Advisory Charter Amendment Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of the holders of at least two-third (66 and 2/3%) of the Combined Company’s then-outstanding shares of capital stock entitled to vote on such amendments, and of the holders of shares of each class entitled to vote thereon as a class; and

(f)	Advisory Charter Amendment Proposal F — to make the Combined Company’s corporate existence perpetual instead of requiring UPTD to be dissolved and liquidated 18 months following the closing of the Initial Public Offering, and to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies.

Reasons for the Charter Amendments

•	the name of the new public entity is desirable to reflect the Business Combination with Estrella and the combined business going forward;

•	increasing the number of authorized shares of capital stock is desirable in that it will provide the Combined Company with additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of equity grants currently outstanding or made under the Incentive Plan (assuming it is approved at the Special Meeting);

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•	it is desirable to increase the voting threshold required to remove a director from the New Estrella Board and amend certain provisions of the Current Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance stability by requiring broad stockholder consensus to effect corporate governance changes, protect minority stockholder interests and enable the New Estrella Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

•	it is desirable to delete the provisions that relate to the operation of UPTD as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New Estrella and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Estrella’s securities. If, in the due exercise of its fiduciary obligations, for example, the board of New Estrella was to determine that a takeover proposal was not in the best interests of New Estrella, shares could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Estrella to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. UPTD currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes. The approval of each of the Advisory Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B. The Proposed Bylaws for the Combined Company is also attached to this proxy statement/prospectus as Annex D.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of UPTD and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, UPTD’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL 4: THE NASDAQ STOCK ISSUANCE PROPOSAL

For purposes of complying with Rule 5635(a), (b) and (d) of the Nasdaq Stock Market Listing Rules, stockholders of UPTD are being asked to approve the issuance of 32,500,000 shares of UPTD Common Stock in connection with the Business Combination and issuance of at least 1,500,000 shares of UPTD Common Stock to Merger Financing Investors in connection with the Merger Financing, if any.

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration Shares will exceed 20% of the outstanding UPTD Common Stock and 20% of the voting power, in each case outstanding before the issuance of such shares in connection with the Business Combination.

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration Shares will result in a “change of control” of UPTD.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of New Estrella Common Stock will be issued in exchange for all of the equity interests of Estrella, the deemed issuance price of the shares of New Estrella Common Stock may be less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the UPTD Common Stock for the five trading days immediately preceding the signing of the Merger Agreement. If the Business Combination Proposal is approved, the issuance of the shares of New Estrella Common Stock will exceed 20% of the shares of UPTD Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the UPTD Common Stock for the five trading days immediately preceding the signing of the Merger Agreement, the Nasdaq Rules may require that UPTD obtain stockholder approval of the issuance of the shares of UPTD Common Stock in connection with the consummation of the Business Combination.

In addition, because the shares of UPTD Common Stock issuable to the Merger Financing Investors (1) will be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the UPTD Common Stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of the outstanding shares of UPTD Common Stock and more than 20% of outstanding voting power of UPTD Common Stock prior to such issuance, UPTD is required to obtain stockholder approval of such issuance pursuant to Nasdaq Rule 5635(d).

As a result of the foregoing, UPTD is required to obtain stockholder approval pursuant to The Nasdaq Stock Market Listing Rule 5635.

The approval of the Nasdaq Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the relevant Proposal and entitled to vote thereon at the Special Meeting.

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If the Business Combination Proposal is not approved, the Nasdaq Stock Issuance Proposal will not be presented at the Special Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of UPTD and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, UPTD’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL 5: THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the Special Meeting, it is proposed that five directors will be elected to be the directors of New Estrella upon consummation of the Business Combination. The New Estrella Board will reclassify into three classes: Class I, Class II, and Class III. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the effective date of the Proposed Charter and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following effective date of the Proposed Charter, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the effective date of the Proposed Charter, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the New Estrella Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (i) New Estrella Board determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. The New Estrella Board is not required to assign members to all classes and may leave one or more class unoccupied and having no elections in the years the empty class would have otherwise changed over.

It is proposed that the New Estrella Board consist of the following directors:

•	Class II directors: Dr. Marsha Roberts, Mr. Fan Wu, and Ms. Janelle Wu

•	Class III directors: Dr. Cheng Liu and Ms. Pei Xu

Information regarding each nominee is set forth in the section entitled “Management of the Combined Company.”

Under the DGCL and the Current Charter, the approval of the Director Election Proposal requires a plurality vote of the shares of UPTD Common Stock cast in respect of that Proposal present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Special Meeting. A “plurality of vote” means that the nominees receiving the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting.

Following consummation of the Business Combination, the election of directors of New Estrella will be governed by the Proposed Charter, the Proposed Bylaws and the laws of the State of Delaware.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

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The existence of financial and personal interests of one or more of UPTD’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of UPTD and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, UPTD’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a stockholder. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

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PROPOSAL 6: THE INCENTIVE PLAN PROPOSAL

Overview

In this Incentive Plan Proposal, UPTD is asking its stockholders to approve the Incentive Plan. The Board will adopt the Incentive Plan prior to the Special Meeting, in substantially the form of Annex C attached hereto, subject to stockholder approval at the Special Meeting. If UPTD stockholders approve this proposal, the Incentive Plan will become effective upon the consummation of the Business Combination and will be administered by our board of directors or by a committee that our board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan. A total of              shares of New Estrella Common Stock will be reserved for issuance under the Incentive Plan.

After careful consideration, the Board believes that approving the Incentive Plan is in the best interests of New Estrella. The Incentive Plan promotes ownership in New Estrella by its employees, non-employee directors, and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, New Estrella Common Stock. Therefore, the Board recommends that our stockholders approve the Incentive Plan

Summary of the Incentive Plan

The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex C to this proxy statement/prospectus.

Purpose; Types of Awards

The purpose of the Incentive Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with New Estrella’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give New Estrella a significant advantage in attracting and retaining key employees, directors, and consultants.

To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards, and other stock-based or cash-based awards.

Shares Subject to the Incentive Plan

A total of             shares of New Estrella Common Stock will be reserved and available for issuance under the Incentive Plan. The maximum number of shares of New Estrella Common Stock that may be issued pursuant to options intended to be incentive stock options is             shares, and such limit will not be subject to any annual adjustment under the Incentive Plan (as described below). Non-employee directors may only be granted and paid up to $500,000 (when taken together with any fees paid to such non-employee director) in compensation per fiscal year.

The total number of shares of New Estrella Common Stock that will be reserved and that may be issued under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of shares equal to five percent (5%) of the total number of shares of New Estrella Common Stock outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan.

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If an award granted under the Incentive Plan is forfeited, cancelled, settled, or otherwise terminated the shares underlying that award will again become available for issuance under the Incentive Plan. However, none of the following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, or (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will not be available for issuance under the Incentive Plan. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan. Shares underlying awards that are subject to the achievement of performance goals will be counted against the share reserve based on the target value of the awards unless and until the awards become vested and settled in shares of common stock. In addition, awards that may be settled only in cash will not count against the share reserve.

Administration of the Incentive Plan

The Incentive Plan will be administered by the plan administrator, who is the New Estrella Board or a committee that the New Estrella Board designates (“committee”). The plan administrator has the power to determine, among other items, the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award (and the class of shares), and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the administrator pursuant to the provisions of the Incentive Plan will be final, conclusive, and binding.

Participation

Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees of New Estrella or its affiliates. Following the consummation of the Business Combination, it is expected that approximately            employees and consultants and all four of our non-employee directors will be eligible to participate in the Incentive Plan.

Types of Awards

The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting, and forfeiture provisions determined by the plan administrator, subject to the Incentive Plan.

Stock Options

The Incentive Plan provides for grants of both nonqualified and incentive stock options. A nonqualified stock option entitles the recipient to purchase shares of New Estrella Common Stock at a fixed exercise price. The exercise price per share will be determined by the plan administrator or the committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of New Estrella Common Stock on Nasdaq on the date of grant. Nonqualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees of New Estrella or its affiliates and the aggregate fair market value of a share of New Estrella Common Stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Estrella’s total combined voting power or that of any of New Estrella’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

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Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Incentive Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share of New Estrella Common Stock, and (ii) the holder of such option remains actively in service.

Stock Appreciation Rights

A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of New Estrella Common Stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of New Estrella Common Stock on the grant date), multiplied by the number of shares of New Estrella Common Stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Incentive Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share of New Estrella Common Stock, and (ii) the holder of such SAR remains actively in service.

Restricted Stock

A restricted stock award is an award of shares of New Estrella Common Stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such shares of restricted stock.

Restricted Stock Units

A restricted stock unit is a right to receive shares of New Estrella Common Stock or the cash equivalent of New Estrella Common Stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New Estrella must deliver to the holder of the restricted stock unit unrestricted shares of New Estrella Common Stock (or, in the plan administrator’s sole discretion, in cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).

Other Stock-Based Awards

New Estrella may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of New Estrella Common Stock, including unrestricted common stock or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of New Estrella Common Stock. To the extent that an award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Other Cash-Based Awards

New Estrella may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Performance-Based Awards

New Estrella may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

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Performance Goals

If the plan administrator determines that an award under the Incentive Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, an equitable substitution or proportionate adjustment will be made, in each case, as may be determined by the plan administrator, in its sole discretion, in (i) the maximum number shares of New Estrella Common Stock reserved for issuance, (ii) the kind, number and exercise price subject to outstanding options and SARs granted under the Incentive Plan; provided, however, that any such substitution or adjustment with respect to options and SARs will occur in accordance with the requirements of Code Section 409A (and with respect to incentive stock options, in compliance with the rules of Code Section 424(a)), and (iii) the kind, number and purchase price of shares subject to outstanding restricted shares or other share based Awards, in each case as may be determined by the plan administrator, in its sole discretion; provided, however, that any fractional shares resulting from the adjustment will be eliminated. in addition, the plan administrator may provide, in its sole discretion, for the cancellation of any outstanding award (a) in exchange for payment in cash or other property having an aggregate fair market value of the shares of New Estrella Common Stock covered by the award, reduced by the aggregate exercise price or purchase price per share, if any, and (b) with respect to any awards for which the exercise price or purchase price per share is greater than or equal to the then current fair market value per share, for no consideration.

Change in Control

The plan administrator may provide in an applicable award agreement that an award will vest on an accelerated basis upon the participant’s termination of employment or service in connection with a change in control (as defined in the Incentive Plan) or upon the occurrence of any other event that the plan administrator may set forth in the award agreement. If New Estrella is a party to an agreement that is reasonably likely to result in a change in control, the agreement may provide for: (i) the continuation of any award by New Estrella, if New Estrella is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to options and SARs will occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that award cannot reasonably become vested pursuant to its terms, the award will terminate and be cancelled without consideration.

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Amendment and Termination

The plan administrator may alter, amend, or terminate the Incentive Plan at any time, but no amendment, alteration, or termination will be made that would adversely alter or impair the rights of a participant under any award without his or her prior written consent. Notwithstanding the foregoing, (i) approval of New Estrella’s stockholders will be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the shares are listed or quoted, except as otherwise permitted under the Incentive Plan, (A) no amendment or modification may reduce the exercise price of any option or SAR, (B) the plan administrator may not cancel any outstanding option or SAR and replace it with a new option or SAR, another award or cash and (C) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan.

Material U.S. Federal Income Tax Consequences

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local, and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.

Nonqualified Stock Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and New Estrella will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Stock Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and New Estrella will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment or within 90 days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Incentive Plan), the optionee will not recognize any income and New Estrella will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income.

Generally, if an optionee disposes of shares acquired by exercising an incentive stock option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and New Estrella will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, New Estrella will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

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SARs

A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New Estrella will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted stock award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code), subject to wage and employment tax withholding. New Estrella generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal his or her fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value on such grant date, , subject to wage and employment tax withholding, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of grant of their award, and the participant’s holding period for capital gains purposes will begin at that time. New Estrella generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Restricted Stock Units

A participant subject to United States federal income tax who is granted a restricted stock unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and New Estrella will have a corresponding deduction at that time.

Other Stock-Based and Other Cash-Based Awards

In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions, subject to wage and employment tax withholding. In any event, New Estrella will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Equity Compensation Plan Information

UPTD did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of March 31, 2023.

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Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of UPTD Common Stock cast in respect of the Incentive Plan Proposal and entitled to vote thereon at the Special Meeting, voting together as a single class. Abstentions and broker non-votes have no effect on the outcome of the Incentive Plan Proposal. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Charter Advisory Amendment Proposals, and the Nasdaq Stock Issuance Proposal. If the Business Combination Proposal, the Charter Amendment Proposal, the Charter Advisory Amendment Proposals, or the Nasdaq Stock Issuance Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by UPTD stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

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PROPOSAL 7: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates if UPTD is unable to consummate the Business Combination for any reason. In no event will UPTD solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Merger Agreement or its Current Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to consummate the Business Combination, if necessary and appropriate. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of the Founders and UPTD’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, UPTD will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented at the Special Meeting and is not approved by UPTD’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date if UPTD is unable to consummate the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote of UPTD Stockholders

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of UPTD Common Stock cast by the stockholders represented in person (which would include presence at a virtual meeting) or by proxy at the Special Meeting and entitled to vote thereon. Presentation of the Adjournment Proposal at the Special Meeting is not conditioned upon the approval of any of the other Proposals.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT UPTD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

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INFORMATION ABOUT UPTD

Introduction

Our Company

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this report as our initial business combination. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to UPTD prior to the consummation of the Business Combination.

Initial Public Offering and Private Placement

On January 20, 2021, the Sponsor acquired 1,150,000 Founder Shares for an aggregate purchase price of $25,000. On February 11, 2021, in connection with a restructure of the Sponsor, the Sponsor forfeited 1,150,000 Founder Shares upon the receipt of the refund of purchase price of $25,000. On February 12, 2021, the Sponsor acquired 920,000 Founder Shares for a purchase price of $20,000 and Tradeup INC. acquired 230,000 Founder Shares for a purchase price of $5,000, respectively. Up to 42,500 Founder Shares were forfeited by the Founders in connection with the underwriters’ partial exercise of the over-allotment option in the Initial Public Offering. As a result, the Sponsor held 886,000 and Tradeup INC. held 110,750 Founder Shares, respectively. The Founder Shares may not, subject to certain limited exceptions, be transferred, assigned, or sold by the holder. The Founders have transferred each independent director 10,000 Founder Shares immediately following the consummation of the Initial Public Offering and have agreed to transfer additional 10,000 Founder Shares upon completion of our initial business combination provided that such independent director has stayed with us until the completion of our initial business combination.

On July 19, 2021, we consummated our Initial Public Offering of 4,000,000 UPTD Units. Each UPTD Unit consists of one share of UPTD Common Stock and one-half of one UPTD Warrant, with each whole UPTD Warrant entitling the holder thereof to purchase one share of UPTD Common Stock at an exercise price of $11.50 per share. The UPTD Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40 million. Simultaneously with the closing of the Initial Public Offering, we completed the Concurrent Private Placement of 295,000 Private Shares. The Private Shares are identical to Public Shares, except that the Private Shares are not transferable, assignable, or salable (except to our officers and directors and other persons or entities affiliated with or related to the Founders, each of whom will be subject to the same transfer restrictions) until 30 days after the completion of our initial business combination. The proceeds of $40.8 million ($10.20 per UPTD Unit) in the aggregate from the Initial Public Offering and the sales of the Private Shares, were placed in the Trust Account established for the benefit of the Company’s Public Stockholders and the underwriters of the Initial Public Offering with WTNA acting as trustee.

In connection with the Initial Public Offering, the underwriters were granted an option to purchase up to 600,000 additional UPTD Units to cover over-allotments, if any. On July 19, 2021, the underwriters partially exercised the over-allotment option, and on July 21, 2021, the underwriters purchased 430,000 Option Units generating gross proceeds of $4,300,000, and net proceeds to the Company of approximately $4,214,000 in the aggregate after deducting the underwriter’s discount. Simultaneously, the Company completed the sale of 17,200 Private Shares at a purchase price of $10.00 per share in the Additional Private Placement to the Founders, generating total proceeds of approximately $172,000. A total of approximately $4,386,000 of the proceeds from the sales of the Option Units and the additional Private Shares were placed in the Trust Account.

As a result, a total of approximately $45.19 million ($10.20 per UPTD Unit) of the net proceeds of the sales of the UPTD Units (including the Option Units) and the Private Shares was placed in the Trust Account, including approximately $1.55 million payable to the Representatives as the Deferred Business Combination Fee pursuant to the Business Combination Marketing Agreement among us and the Representatives. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of March 31, 2023, funds in the Trust Account totaled approximately $9.7 million, all of which were held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of the initial business combination, (b) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Current Charter that would affect the substance or timing of UPTD’s obligation to provide for the redemption of its Public Shares in connection with an initial business combination or to redeem 100% of its Public Shares if UPTD has not consummated an initial business combination by July 19, 2023, or (c) absent an initial business combination by July 19, 2023, its return of the funds held in the Trust Account to the Public Stockholders as part of its redemption of the Public Shares.

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On March 4, 2022, pursuant to a certain securities transfer agreement, Tradeup INC. transferred 110,750 Founder Shares, at $0.0232 per share and 31,220 Private Shares, at $10.00 per share to Mr. Jianwei Li, our Chairman and Chief Executive Officer.

On December 22, 2022, UPTD held the 2022 Special Meeting, where the stockholders of UPTD approved amending UPTD’s then existing amended and restated certificate of incorporation to extend the date before which UPTD must complete a business combination from January 19, 2023 to July 19, 2023 or such earlier date as determined by the Board to extend the time that it needs to complete its initial business combination. As a result, UPTD is able to extend an additional one month up to six times, up to July 19, 2023. In connection with the Extension, 3,519,780 shares of UPTD Common Stock were rendered for redemption, which represented approximately 79.45% of the total Public Shares at the time of the redemption. As a result, approximately $36.1 million was released from the Trust Account to pay such redeeming stockholders. As a result of this redemption, as of the date hereof, there were 910,220 remaining public shares issued and outstanding and there is approximately $9.7 million remaining in the trust account that is available for a business combination prior to payment of the deferred business combination fee and other fees and expenses. As of the Record Date, there were           shares of UPTD Common Stock issued and outstanding.

In order to induce public shares to remain with UPTD and in connection with the Extension, for the shares of UPTD Common Stock not redeemed by the stockholders in connection with the 2022 Special Meeting, UPTD will deposit $0.05 per share per month in the Trust Account. Assuming UPTD will complete its initial business combination by July 19, 2023, a total of up to $273,066 from six Monthly Extension Payments would be deposited in the Trust Account by June 19, 2023. As of the date hereof, a total of $273,066 of six Monthly Extension Payments, each in the principal amount of $45,511, had been deposited into the trust account of UPTD, all of which were sourced by loans from Estrella pursuant to the Merger Agreement. Each Monthly Extension Payment from Estrella was evidenced by an Estrella Note issued by the Company to Estrella, each in the principal amount same as the Monthly Extension Payment, with the terms and provisions substantially the same. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. If UPTD cannot complete its initial business combination by July 19, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter. Estrella has the right, but not the obligation to convert the Estrella Note, in whole or in part, into Estrella Extension Shares for an amount determined by dividing (x) the sum of the outstanding principal amount payable to Estrella by (y) $10.00. Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Note if the Business Combination is terminated pursuant to the Merger Agreement. UPTD shall refund the principal amount of the Estrella Note to Estrella fully within 5 business days of such termination. Estrella has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing. As a result, the Estrella Notes will become intercompany notes between UPTD and Estrella upon the Closing.

The UPTD Units, UPTD Common Stock, and UPTD Warrants are currently listed on Nasdaq under the symbols “UPTDU,” “UPTD” and “UPTDW,” respectively.

Our Founders

One of our Founders is the Sponsor, TradeUP Acquisition Sponsor LLC.

The other Founder is Tradeup INC., an affiliate of US Tiger, who served as one of the Representatives in the Initial Public Offering. US Tiger is a New York based investment bank. Both Tradeup INC. and US Tiger are owned by UP Fintech Holding Limited (“UP Fintech”), a Nasdaq-listed company (Nasdaq: TIGR). UP Fintech is an online brokerage firm focusing on global Chinese investors. UP Fintech offers customers brokerage and value-added services through its platforms, and as of October 2020, it had over one million global users with a total trading volume over $62 billion.

Our Management Team

We represent a diverse combination of sourcing, investing, value-enhancement, technical, and capital markets experience. We believe that our management team is equipped with the knowledge, experience, capital and human resources, and corporate governance practices to pursue opportunities that will offer risk-adjusted returns. Our independent directors have years of experience and management leadership within the technology and financial industries. We believe that their breadth of experience will help us to evaluate prospective candidates and execute our initial business combination.

Mr. Jianwei Li is our Co-CEO and chairman. Mr. Li was also Chairman and Co-Chief Executive Officer of another blank check company, TradeUP Global Corporation (Former Nasdaq: TUGC) (“TradeUP Global”), and in March 2022, became a director of SAI.TECH Global Corp. (Nasdaq: SAI), the post-combination entity of TradeUP Global upon its business combination with SAITECH Limited until his resignation in August 2022. Mr. Li has served as the founding and managing partner of Zhencheng Capital, an investment firm, specializing in early-stage investments since May 2016. Fromm May 2015 to May 2016, Mr. Li served as Chief Investment Officer and Partner at ZhenFund, an early-stage investment firm. From July 2011 to May 2015, Mr. Li served as Vice President at Sequoia Capital China and led the investments in artificial intelligence hardware and corporate service sectors. From February 2007 to June 2011, Mr. Li served as Vice President at Fidelity Growth Partners Asia and oversaw investments in the technology, media, and telecom sector. From July 2004 to January 2007, Mr. Li was a consultant at Boston Consulting Group. Mr. Li holds his Bachelor’s and Master’s degrees from Beijing University of Posts and Telecommunications. Mr. Li was ranked #88 on 2020 Forbes China top 100 venture investors.

Mr. Weiguang (James) Yang is our Co-CEO and a director. Mr. Yang currently serves as the President, Chairman, and Chief Executive Officer of Zhongchao, Inc., a Nasdaq-listed company (Nasdaq: ZCMD), which he founded in 2012. From June 2013 to June 2016, Mr. Yang served as the first Chinese board member on the Global Alliance for Medical Education, a non -profit organization dedicated to the advancement of innovation in medical education throughout the world. From October 2005 to July 2012, Mr. Yang was the general manager at Medwork, a continuing medical education company. Mr. Yang obtained a Bachelor’s degree in Clinical Medicine Science (traumatic surgery) from Gannan Medical University in 2005. Mr. Yang also attended the master course of Social Medicine and Health Management as continuing education from 2006 to 2008 in Capital Medical University of China. From 2010 to 2012, Mr. Yang took part in the master course of Integrated Marketing Communication in Tsinghua University.

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Ms. Luqi (Lulu) Wen is our Chief Financial Officer and secretary. Ms. Wen has been the financial director of Zhencheng Capital since May 2016. From January 2021 to April 2022, Ms. Wen served as Chief Financial Officer of TradeUP Global prior to the consummation of its business combination with SAI.TECH Global Corp. (Nasdaq: SAI). Form August 2011 to May 2016, Ms. Wen served as the senior finance manager in Harvest fund, a Chinese institutional asset manager. She also worked as a financial reporting manager at DHL-Sinotrans from 2007 through 2010 and senior financial analyst at Lenovo Greater China from 2005 to 2007. Ms. Wen received her Bachelor’s degree from Sichuan University in Business Administration and Master’s degree from the University of Leeds in International Finance. In addition, she holds CFA and ACCA designations.

Mr. Weston Twigg is one of our independent directors. Since February 2023, Mr. Twigg has served as an independent director at Tungray Technologies, Inc., which provides customized industrial manufacturing solutions. Since February 2023, Mr. Twigg has served as the Chief Financial Officer of INNO Holdings, Inc., a building technology company. Mr. Twigg served as a Managing Director and Equity Research Analyst leading the Industry 4.0 Software and Systems research practice at Piper Sandler, from July 2021 to September 2022. Before joining Piper Sandler, he was a Managing Director and Equity Research Analyst leading the semiconductor equity research group at KeyBanc Capital Markets from 2014 to 2021. Before joining KeyBanc Capital Markets, Mr. Twigg was an Associate Equity Analyst from 2005 to 2007, Senior Equity Analyst from 2007 to 2012, and Principal from 2012 to 2014 at Pacific Crest Securities until Pacific Crest Securities was acquired by KeyBanc Capital Markets in September 2014. Prior to joining Pacific Crest Securities, Mr. Twigg worked in the semiconductor industry as a senior engineer at Intel from 2000 to 2005, and before that, as a process engineer at Samsung from 1998 to 2000. Mr. Twigg received his MBA from the Michael G. Foster School of Business, University of Washington, his Master of Science in Chemical Engineering from Michigan State University, and his Bachelor’s degree in Chemistry from Albion College. Mr. Twigg was recognized as one of the Top Ten Stock Pickers in the U.S. by Financial Times in 2011.

Mr. Tao Jiang is one of our independent directors. Mr. Jiang is the Founder & Chairman of China Software Developer Community (“CSDN”), and the founding partner of GeekFounders. Mr. Jiang has over 25 years of experience in the software and internet industry as a programmer, entrepreneur, and angel investor. From March 2021 to April 2022, Mr. Jiang was a director of TradeUP Global prior to the consummation of its business combination with SAI.TECH Global Corp. (Nasdaq: SAI). In 1999, Mr. Jiang founded CSDN, a professional Chinese IT technology community, which currently has more than 31 million registered users, and is ranked 30th in Alexa global website traffic rank. In 2011, Mr. Jiang founded GeekFounders, and invested in a variety of high-tech startups. Prior to founding CSDN and GeekFounders, Mr. Jiang worked at Giant Network Group Co from 1992 to 1997 and Kingsoft Corporation in 1997 and led the development of Giant’s handwriting computer, PowerWord, and Herosoft Player. Mr. Jiang received his Bachelor’s degree from Sichuan University in computational mathematics and application software.

Mr. James Long is one of our independent directors. Mr. Long serves as the Chairman and CEO of MDLand International Corp., a digital healthcare company based in New York City providing cloud-based technology solutions to medical practices and healthcare organizations since October 2005. Previously, from 1998 to 2005, Mr. Long was a Vice President/Consultant at JPMorgan Chase, responsible for the development and the support of applications for treasury services solutions. Prior to JPMorgan Chase, from 1995 to 1997, Mr. Long was a system engineer at Periphonic (acquired by Nortel) to develop the first-generation natural language processing-based voice applications and was a principal engineer at Medical Systems for the federally-fund small business innovation research project. Mr. Long completed the Stanford Executive Program Flex from Stanford University in February 2022 and is currently a member of Alumni Association of the Graduate School of Business at Stanford. Mr. Long holds a Master of Science degree in Physics with an emphasis on digital signal processing from the University of Wisconsin and a Bachelor of Science degree in Physics with an emphasis on microcomputers from Zhongshan (Sun Yat-Sen) University.

Financial Position

With  funds in the Trust Account available for a business combination in the amount of $9.7 million as of the date hereof, after payment of approximately $36.1 million to the redeeming stockholders in connection with the Extension and prior to payment of approximately $1.55 million for the Deferred Business Combination Fee, before fees and expenses associated with our initial business combination, we offer a target business a variety of options, such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations, or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete a business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third-party financing and there can be no assurance it will be available to us.

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Effecting our Initial Business Combination

Selection of a Target Business and Structuring of our Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the Deferred Business Combination Fee and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The Board determined that this test was met in connection with the proposed Business Combination.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is anticipated to be approximately $10.20 per share, without taking into account interest earned on the Trust Account.

The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Business Combination Fee. However, the amount of the Deferred Business Combination Fee is fixed regardless of the level of redemptions from our Trust Account in connection with the Business Combination. As a result, as redemptions increase, the per-share impact of the Deferred Business Combination Fee will increase for each non-redeeming stockholder. Specially, assuming no redemptions, the Representatives will receive the Deferred Business Combination Fee of $1.7 per Public Share that remains outstanding after the Closing. Assuming 25% redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $2.27 per Public Share that remains outstanding after the Closing. Assuming 50% redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $3.41 per Public Share that remains outstanding after the Closing. Assuming maximum redemptions, the Representatives will receive the Deferred Business Combination Fee of approximately $3.66 per Public Share that remains outstanding after the Closing. The level of redemptions also impacts the effective Deferred Business Combination Fee incurred in connection with the Initial Public Offering. In a no redemption scenario, based on the approximately $9.7 million in the Trust Account as of the date hereof, the Deferred Business Combination Fee represents an effective Deferred Business Combination Fee of approximately 16.7% of the Initial Public Offering. In the 25% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $7.0 million and the effective Deferred Business Combination Fee would be approximately 22.3%. In the 50% redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $4.6 million and the effective Deferred Business Combination Fee would be approximately 33.4%. In the maximum redemption scenario, the funds remaining in the Trust Account following such redemption would be approximately $4.3 million and the effective Deferred Business Combination Fee would be approximately 35.9%.

Please see the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus – Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions” and “– Deferred Business Combination Fee as a Percentage of Initial Public Offering Proceeds Net of Redemptions” for further information.

The Founders and our officers and directors have entered into the IPO Letter Agreement, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Private Shares held by them in connection with the completion of our business combination. However, if our Founders, officers, or directors acquired Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by January 19, 2023.

We will complete our initial business combination only if a majority of the outstanding shares of UPTD Common Stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. The Founders, and our officers and directors will count towards this quorum and have agreed to vote their Founder Shares, Private Shares, and any Public Shares purchased during or after the Initial Public Offering in favor of our initial business combination. For purposes of seeking approval of the majority of our outstanding shares of UPTD Common Stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. UPTD’s Initial Stockholders collectively own 1,419,400 shares of UPTD Common Stock (including 1,107,500 Founder Shares and 312,200 Private Shares). As a result, in addition to the UPTD Initial Stockholders’ Founder Shares and Private Shares, we do not need additional shares to vote in favor of the Business Combination Proposal for it to be approved (assuming either all outstanding shares are voted or only the quorum is present and voted.

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These quorums and voting thresholds, and the IPO Letter Agreement may make it more likely that we will consummate our initial business combination. Each Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote, do not vote, or abstain, and if they do vote, irrespective of whether they vote for or against, or abstain from voting on the proposed transaction, and irrespective of whether they were a Public Stockholder on the Record Date for the Special Meeting.

Limitation on Redemption upon Completion of Initial Business Combination

If we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, the Current Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 20% of the Public Shares sold in the Initial Public Offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 20% of the Public Shares sold in the Initial Public Offering, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, the Current Charter does not restrict our stockholders’ ability to vote all of their shares (including Excess Shares) for or against, or to abstain from voting on, our business combination.

In addition, the Current Charter provides that we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). In the event the aggregate cash consideration we would be required to pay for all shares of UPTD Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all shares of UPTD Common Stock submitted for redemption will be returned to the holders thereof.

Tendering Stock Certificates in Connection with Redemption Rights

Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to tender their certificates to our transfer agent up to two business days prior to the Special Meeting, or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. Given the relatively short exercise period, it is advisable for Public Stockholders to use electronic delivery of their Public Shares.

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There is a nominal cost associated with the above-referenced tendering process and the act of certificating the Public Shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $120.00   and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the stockholder meeting set forth in our proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of the Public Shares electing to redeem their shares will be distributed promptly after the completion of our business combination.

If our initial business combination is not approved or completed for any reason, then the Public Stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If the Business Combination is not completed, we may continue to try to complete a business combination with a different target by January 19, 2023 (or such later date as may be approved by UPTD stockholders in an amendment to its Current Charter).

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Current Charter provides that we have till July 19, 2023, if extended, to complete our initial business combination. If we are unable to complete our business combination by July 19, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the UPTD Warrants, which will expire worthless if we fail to complete our business combination by July 19, 2023.

The Founders and our officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares held by them if we fail to complete our initial business combination within by July 19, 2023. However, if our Founders, officers, or directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by July19, 2023.

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The Founders and our officers and directors have agreed, pursuant the IPO Letter Agreement, that they will not propose any amendment to the Current Charter (i) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by July 19, 2023, or (ii) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide the Public Stockholders with the opportunity to redeem their shares of UPTD Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we will only redeem the Public Shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of the Deferred Business Combination Fee (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of the Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $500,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Initial Public Offering and the sale of the Private Shares, other than the proceeds deposited in the Trust Account, and without taking into account interest earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.20. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.20. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses, or other entities with which we do business execute agreements with us waiving any right, title, interest, and claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

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In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of the Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per public share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event we do not complete our business combination by July 19, 2023 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

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Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event we do not complete our business combination within by July 19, 2023, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our business combination by July 19, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes or for working capital purposes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Public Shares as soon as reasonably possible following our 18th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per share to the Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the Public Shares if we do not complete our business combination by July 19, 2023, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to the Current Charter (a) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we have not consummated an initial business combination by July 19, 2023 or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (iii) our completion of an initial business combination, and then only in connection with those Public Shares that such stockholder properly elected to redeem, subject to the limitations described in the S-1. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above.

Permission Required from the PRC Authorities for the Business Combination and Relevant PRC Regulations

We are a blank check company incorporated in Delaware with our office located in the U.S. However, our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China, and a majority of our officers and directors are located in China. Because of our significant ties to China, we may be subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations. Recently, the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. However, since these statements and regulatory actions are new or have not been officially implemented, it is uncertain how soon Chinese legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our capability to complete a business combination within a prescribed time period, and New Estrella’s ability to conduct its business or list on an U.S. exchange or other foreign exchange.

On February 17, 2023, the CSRC issued the New Administrative Rules Regarding Overseas Listings, which came into effect since March 31, 2023. According to the New Administrative Rules Regarding Overseas Listings, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. An issuer is a domestic company in the PRC if the following criteria are met at the same time: (a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year comes from PRC domestic companies, and (b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. Where a domestic company seeks to directly offer and list securities in overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity. We do not consider ourselves a domestic company. We are a blank check company incorporated in Delaware with no operation of our own except searching for a target and preparing the Business Combination with Estrella. Furthermore, we do not own or control any equity interest in any PRC company or operate any business in China, and during the fiscal year ended December 31, 2022, we did not have 50% or more of our total assets, net assets, revenues or profits located or generated in China. Accordingly, we are not a domestic company required to file with the CSRC. Additionally, Estrella does not own or control any equity interest in any PRC company or operate any business in China, and during the fiscal year ended December 31, 2022, Estrella did not have 50% or more of its total assets, net assets, revenues or profits located or generated in China. Accordingly, Estrella is not a domestic company required to file with the CSRC. Further, upon the completion of the Business Combination, New Estrella will not be a domestic company under New Administrative Rules Regarding Overseas Listings, since it will not own or control any equity interest in any PRC company or operate any business in China. Therefore, we are not required to comply with the New Administrative Rules Regarding Overseas Listings and complete a filing with the CSRC and can continue listing on U.S. exchanges or issue securities to foreign investors upon the completion of the Business Combination.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) with regards to protection of any state secret and working secret of government agencies, requirement to obtain approval to publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Further, according to the Measures for Cybersecurity Review, which was promulgated on December 28, 2021 and became effective on February 15, 2022, online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As UPTD is a blank check company and is not involved in the collection of personal data of at least one million users or implicate cybersecurity and New Estrella is a preclinical-stage biopharmaceutical company headquartered in the U.S., we do not believe that UPTD is or New Estrella will be required to comply with Confidentiality and Archives Administration Provisions, potential cybersecurity review, and other regulations may be promulgated by the CAC or other PRC authorities. There is uncertainty how the new provisions will be interpreted and implemented in the future, and we may be required to perform additional procedures in connection with the provision of accounting archives.

However, applicable laws, regulations, or interpretations of PRC may change, and the relevant PRC government agencies could reach a different conclusion. There is also possibility that we may not be able to obtain or maintain such approval or that we inadvertently concluded that such approval was not required. If prior approval was required while we inadvertently concluded that such approval was not required or if applicable laws and regulations or the interpretation of such were modified to require us to obtain the approval in the future, we may face regulatory actions or other sanctions from relevant Chinese regulatory authorities. These authorities may take actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. In addition, any changes in PRC law, regulations, or interpretations may severely affect our operations. Further, if we are required by the Trial Measures to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, be subject to other severe consequences, which would materially affect the interest of the investors. To that extent, we may not be able to conduct the process of searching for a potential target company. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer the securities, causing significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause the securities to significantly decline in value or become worthless.

The governing PRC laws and regulations are sometimes vague and uncertain and can change quickly with little advance notice, which may result in a material change in New Estrella’s operations, cause the value of our securities after we complete our business combination to significantly decline or be worthless, or substantially limit or completely hinder New Estrella’s ability to offer or continue to offer securities to investors. For instance, the PRC government recently initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. However, since these statements and regulatory actions are new or have not been officially implemented, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on post-combined company’s ability to conduct its business, accept foreign investments, or list on an U.S. exchange.

The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas, which could result in a material change in our operations and/or the value of our securities. In addition, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions; as well as uncertainties with respect to the PRC legal system could have a material adverse effect on our operation and the value of our securities. For instance, (i) as the date of this proxy statement/prospectus, we are not required to obtain any permission from China authorities nor received any objection or restriction from Chinese authorities to list our securities in U.S. exchanges, however, we cannot guarantee that PRC authorities may initiate any change in its law, rules or regulations, or governmental policies that would require permission or scrutiny from relevant PRC authorities for our listing; or any law, regulation, rules and policies will become effective and enforceable while listing on Nasdaq and seeking a target for the initial business combination that could substantially affect our operation and the value of our securities may depreciate quickly even become worthless. See “Information about UPTD — Permission Required from the PRC Authorities for the Business Combination and Relevant PRC Regulations” on page 1 of this proxy statement/prospectus; and (ii) prior to the consummation of the proposed Business Combination, our operation involves searching and identifying suitable targets, conducting due diligence on targets, negotiating and consummating our initial Business Combination. Even though all of the officers and directors (except one director nominee, Ms. Pei Xu, who is a Chinese citizen and located in China) of New Estrella will be located in the U.S., we might be subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our Founders, officers and directors, which would likely result in a material change in our operations, significantly limit or hinder our ability to continue to offer our securities, and cause the value of our securities may depreciate significantly or become worthless. See “Risk Factors — Even though UPTD is not a China-based issuer, the Founders and a majority of UPTD officers and directors have significant ties to China. The Chinese government may exercise significant oversight and discretion over the conduct of UPTD’s business and may intervene in or influence its operations at any time, which could result in a material change in its operations and/or the value of UPTD’s securities. UPTD currently is not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if the relevant PRC government agencies reach a different conclusion, and that UPTD was required to obtain approval and were denied permission from Chinese authorities to list on U.S. exchanges, UPTD will not be able to continue listing on a U.S. exchange, which would materially affect the interest of UPTD’s investors.” on page 101 of this proxy statement/prospectus.

As a blank check company incorporated for the purpose of effecting a business combination, we have significant ties to China because our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China, and a majority of our officers and directors are located in China are located in China, which would make us a less attractive partner to a non-China-based target company and such perception may potentially limit or negatively impact our search for an initial business combination.

Foreign Investment Regulations

Our Founders, the Sponsor and Tradeup INC., are controlled by persons located in China. Controlling or non-controlling investments in U.S. businesses that produce, design, test, manufacture, fabricate or develop one or more critical technologies in one of 27 identified industries — including aviation, defense, semiconductors, telecommunications and biotechnology — are subject to a mandatory filing with the Committee on Foreign Investment in the U.S. (“CFIUS”). In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because we may be considered a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If our potential initial Business Combination with a U.S. business falls within the scope of foreign ownership restrictions, we may be unable to consummate a business combination with such business. In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $            per share (as of the Record Date), and UPTD Warrants and UPTD Rights will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

We are currently contemplating the Business Combination with Estrella whose businesses are located in the United States. Estrella is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. We do not expect the business of Estrella to be deemed to have a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” under the regulations administered by CFIUS. See “Information About Estrella” on page 176 of this proxy statement/prospectus. If, however, we decide not to proceed with the Business Combination with Estrella, or the proposed Business Combination is terminated or abandoned and we have to pursue an alternative business combination, or if we inadvertently concluded about CFIUS or other regulatory review on the Business Combination, the significant ties to non-U.S. persons will impact us in numerous aspects as mentioned above. See “Risk Factor – We may not be able to complete the Business Combination if it is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.” on page 100 of this proxy statement/prospectus.

Enforceability of Civil Liability

Three officers and one independent director of UPTD are located in China and another two independent directors are located in the United States. All of the current directors and officers of Estrella are located in the United States. Following the consummation of the Business Combination, all of the executive officers and directors of New Estrella are expected to be located in the United States (except one director, Ms. Pei Xu, who is located in China). We might be subject to risks and uncertainties about future actions of the PRC government or law enforcement to refrain our activities or operation due to the significant ties to China of our Founders, officers and directors, which would likely result in a material change in our operations, significantly limit or hinder our ability to continue to offer our securities, and cause the value of our securities may depreciate significantly or become worthless. As a result, it may be difficult, or in some cases impossible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors (prior to or after the business combination) located outside the United States, or to enforce judgments of U.S. courts seeking to impose civil liabilities and criminal penalties on them under U.S. securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions, and you may have to incur substantial costs and contribute significant time to enforce civil liabilities and criminal penalties in reliance on legal remedies under PRC laws. Therefore, recognition and enforcement in the PRC of judgements of U.S. courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Risk Factor – Three of UPTD’s officers and one of UPTD’s independent directors are located in China. After the consummation of the Business Combination, all but one (who is located in China) of the executive officers and directors of New Estrella are expected to be located in the United States and therefore, investors may not be able to enforce federal securities laws or their other legal rights upon such officers of UPTD located outside the United States.” on page 95 of the proxy statement/prospectus and “Enforceability of Civil Liability.”

Transfers of Cash to and from Our Post-Combination Entity

We are a blank check company with no operations of our own and no subsidiaries except searching for a suitable target to consummate an initial business combination and prepare the Business Combination with Estrella. As of the date hereof, we do not have cash management policies and procedures that dictate how funds are transferred. As of the date hereof, no transfers, dividends, or distributions have been made by us. Given that UPTD is not a China-based issuer or expect New Estrella to be a China-based issuer upon the consummation of the Business Combination, UPTD is not subject to or New Estrella will not become subject to the foreign exchange control rules of the PRC.

Recent PCAOB Developments

The securities of New Estrella may be prohibited to trade on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCAA”) if the PCAOB is unable to inspect the auditor for three consecutive years beginning in 2021. The Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) enacted later amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Marcum LLP, is currently subject to PCAOB inspections, and PCAOB is able to inspect our auditor.

The PCAOB is currently unable to conduct inspections on accounting firms in the PRC without the approval of the PRC government authorities. The auditor and its audit work in the PRC may not be inspected fully by the PCAOB. Inspections of other auditors conducted by the PCAOB outside China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating the PRC auditor’s audits and its quality control procedures. As a result, stockholders may be deprived of the benefits of PCAOB inspections if we complete a business combination with such companies. Estrella’s auditor, Marcum LLP, is headquartered in New York, currently subject to PCAOB inspections, and PCAOB is able to inspect Estrella’s auditor.

Future developments in U.S. laws may restrict our ability or willingness to complete certain business combinations with companies. For instance, the enacted HFCAA would restrict our ability to consummate a business combination with a target business unless that business met certain standards of the PCAOB and would require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those based in China. We may not be able to consummate a business combination with a favored target business due to these laws. Furthermore, on December 23, 2022, the AHFCA Act was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been reduced accordingly.

The documentation we may be required to submit to the SEC proving certain beneficial ownership requirements and establishing that we are not owned or controlled by a foreign government in the event that we use a foreign public accounting firm not subject to inspection by the PCAOB or where the PCAOB is unable to completely inspect or investigate our accounting practices or financial statements because of a position taken by an authority in the foreign jurisdiction could be onerous and time consuming to prepare. The HFCAA and AHFCA Act mandate the SEC to identify issuers of SEC-registered securities whose audited financial reports are prepared by an accounting firm that the PCAOB is unable to inspect due to restrictions imposed by an authority in the foreign jurisdiction where the audits are performed. If such identified issuer’s auditor cannot be inspected by the PCAOB for two consecutive years, the trading of such issuer’s securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCAA. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our independent registered public accounting firm, Marcum LLP, is a United States accounting firm based in New York, New York and is subject to inspection and is regularly inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. Estrella’s auditor, Marcum LLP is subject to PCAOB’s inspection, and PCAOB is able to inspect Marcum LLP. Notwithstanding the foregoing, if we are not able to consummate the Business Combination with Estrella and decide to consummate our initial business combination with any company being based in or having the majority of the company’s operations in China, in the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit the independent accountant to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation or the PCAOB expands the scope of the Determination Report so that the target company or the post-combination company is subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities on a national securities exchange or in the over-the-counter trading market in the U.S. may be prohibited, under the HFCAA.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist about whether this new framework will be fully complied with. According to the PCAOB, its December 2021 determinations under the HFCAA remain in effect. On December 15, 2022, the PCAOB Board determined that the PCAOB has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its December 2021 determinations to the contrary. Notwithstanding, the PCAOB has also identified numerous deficiencies at audit firms in mainland China and Hong Kong, as has been the case in other jurisdictions in the first year of PCAOB inspection.

Future developments in respect of increased U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

Other developments in U.S. laws and regulatory environment, including but not limited to executive orders such as Executive Order (E.O.) 13959, “Addressing the Threat from Securities Investments That Finance Communist Chinese Military Companies,” may further restrict our ability to complete a business combination with certain China-based businesses.

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Facilities

Our executive offices are located at 437 Madison Avenue, 27th Floor, New York, New York 10022. Upon consummation of the Business Combination, the principal executive offices of UPTD will be those of New Estrella.

Employees

We currently have three executive officers including Messrs. Jianwei Li and Weiguang Yang, our Co-Chief Executive Officers and Ms. Luqi Wen, our Chief Financial Officer. These individuals are not obligated to devote any specific number of hours to our matters but they have devoted, and intend to continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they have devoted and will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

We have registered the UPTD Units, UPTD Common Stock, and UPTD Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contained financial statements audited and reported on by our independent registered public accountants.

Legal Proceedings

As of the date hereof, to the knowledge of UPTD’s management, there is no material litigation, arbitration, or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and UPTD and the members of UPTD’s management team have not been subject to any such proceedings.

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UPTD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “UPTD,” “we,” “us,” or “our” refer to TradeUP Acquisition Corp. prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes to those statements included in this proxy statement/ prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Forward-Looking Statements,” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Delaware corporation on January 6, 2021 formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On July 19, 2021, we consummated our Initial Public Offering of 4,000,000 UPTD Units. The UPTD Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $40 million. Simultaneously with the closing of the Initial Public Offering, we completed the Concurrent Private Placement of 295,000 Private Shares, generating gross proceeds of $2,950,000. On July 21, 2021, the underwriters partially exercised their over-allotment option and purchased 430,000 Option Units, generating gross proceeds of $4,300,000 million. Simultaneously, the we completed the sale of 17,200 Private Shares at a purchase price of $10.00 per share in the Additional Private Placement, generating total proceeds of approximately $172,000. As a result, a total of approximately $45.19 million ($10.20 per UPTD Unit) of the net proceeds of the sales of the UPTD Units (including the Option Units) and the Private Shares was placed in the Trust Account, including approximately $1.55 million payable to the Representatives as the Deferred Business Combination Fee.

Recent Developments

Promissory Notes

On July 25, 2022, we issued (i) an unsecured promissory note (the “Note A”) in the amount of $204,000 to Running Lion Holdings Limited (“Running Lion”), a company limited by shares incorporated under the laws of British Virgin Islands, which is wholly-owned and controlled by Mr. Weiguang Yang, the Co-Executive Officer and director of UPTD and (ii) an unsecured promissory note (the “Note B”) in the amount of $294,600 to Tradeup INC. On January 19, 2023, we issued an unsecured promissory note (the “Note C,”) in the amount of $50,000 to the Sponsor to evidence a deposit that the Sponsor provided to UPTD to pay certain operating expenses. On March 3, 2023, we issued an unsecured promissory note to Tradeup INC. in the amount of $50,000 (the “Note D”). On June 6, we issued an unsecured promissory note to Tradeup INC. in the amount of $60,000   (the “Note E”, and together with Note A, Note B Note C and Note E, “Notes” ). The proceeds of the Notes, which may be drawn down from time to time until UPTD consummates its initial business combination, will be used for general working capital purposes.

The Notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of the UPTD’s business combination or (ii) the date of expiry of the term of UPTD (the “Maturity Date”). The following shall constitute an event of default: (i) A failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of UPTD’s obligations thereunder; (iv) any cross defaults; (v) an enforcement proceedings against UPTD; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the Notes may be accelerated.

The payees of the Notes, Running Lion, Tradeup INC., and the Sponsor, respectively, have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into private shares of the UPTD Common Stock (the “Working Capital Shares”), as described in the S-1, by providing UPTD with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Working Capital Shares to be received by the payees thereof in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such payee by (y) $10.00. The holders of the Working Capital Shares (and any underlying securities) will be entitled to registration rights after the completion of the Business Combination pursuant to a registration rights agreement entered into in connection with the Initial Public Offering.

Nasdaq Notices

Market Value Standard Requirement

On April 3, 2023, UPTD received the Nasdaq Notice A from the listing qualifications department staff of Nasdaq notifying UPTD that for the last 30 consecutive business days, UPTD’s minimum MVLS was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2). The Nasdaq Notice A is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD s securities on the Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), UPTD will have 180 calendar days, or until October 2, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for UPTD Common Stock must be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period. If UPTD regains compliance with the Market Value Standard, Nasdaq will provide UPTD with written confirmation and will close the matter.

If UPTD does not regain compliance with the rule by October 2, 2023, Nasdaq will provide notice that UPTD’s securities will be delisted from the Nasdaq Capital Market.

Minimum Public Holders Requirement

On April 19, 2023, UPTD received another written notice (the “Nasdaq Notice B”) from Nasdaq notifying UPTD that UPTD was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires UPTD to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Nasdaq Notice B is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of UPTD’s securities on the Nasdaq Capital Market.

The Nasdaq Notice B states that UPTD has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. UPTD submitted the plan to regain compliance with the Minimum Public Holders Rule on June 5, 2023. On June 22, 2023, UPTD received a notification letter from Nasdaq stating that the Nasdaq staff has determined to grant UPTD an extension of time through October 16, 2023 to regain compliance with the Minimum Public Holders Rule.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through March 31, 2023 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, search for a target company, and the preparation of the Business Combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We expect to generate non-operating income in the form of dividend and interest income on marketable securities held after the Initial Public Offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting, and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the three months ended March 31, 2023, we had a net loss of $63,325, which consisted of formation and operating costs of $136,550, franchise tax expenses of $13,100, and income taxes provision of $19,465, offset by dividend earned on investment held in Trust Account of $105,790.

For three months ended March 31, 2022, we had a net loss of $141,252, which consisted of formation and operating costs $120,740 and franchise tax expenses of $24,200, offset by dividend earned on investment held in Trust Account of $3,688.

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For the year ended December 31, 2022, we had had net loss of $996,104, consisting of $1,368,219 of operating costs, consisting mostly of general and administrative expenses, $201,308 of franchise tax expenses, and $80,648 of income taxes provision, offset by $654,071 of interest income from investments in the Trust Account.

For the period from January 6, 2021 (inception) through December 31, 2021, we had net loss of $247,718, consisting of $178,992 of operating costs, consisting mostly of general and administrative expenses, and $70,154 of franchise tax expenses, offset by $1,428 of interest income from investments in the Trust Account.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of the UPTD Common Stock by the Founders and loans from the Founders.

On July 19, 2021, we consummated the Initial Public Offering of 4,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $40,000,000. Each Unit consists of one share of the UPTD Common Stock, par value $0.0001 per share and one half of one redeemable UPTD Warrant, each whole UPTD Warrant entitling the holder to purchase one share of the UPTD Common Stock. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 295,000 Private Shares to the Founders at a price of $10.00 per share generating gross proceeds of $2,950,000.

On July 21, 2021, in connection with the underwriters’ exercise of their over-allotment option, we issued an additional 430,000 Unit at a price of $10.00 per Unit, generating gross proceeds of $4,300,000, and simultaneously with such closing consummated the sale of 17,200 Private Shares to the Founders at a price of $10.00 per share, among which, the Sponsor purchased 13,760 additional Private Shares and Tradeup INC. purchased 3,440 additional Private Shares, generating gross proceeds of $172,000. Following the expiration of the remaining over-allotment option, 42,500 Founder Shares were subsequently forfeited.

Following the closings of the Initial Public Offering, the sales of over-allotment option unit, and the sales of the Private Shares, a total of $45,186,000 was placed in the Trust Account, established for the benefit of the Public Stockholders and the underwriters of the Initial Public Offering with WTNA acting as trustee, and we had $897,948    of cash held outside of the Trust Account, after payment of costs related to the Initial Public Offering, and available for working capital purposes. In connection with the Initial Public Offering, we incurred $3,019,474 in transaction costs, including $886,000 of underwriting fees, $1,550,500 Deferred Business Combination Fee, and $582,974 of other offering costs.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing dividend and interest earned on the Trust Account, excluding the Deferred Business Combination Fee, to complete our business combination. As of February 1, 2023, there was approximately $9.61 million in the Trust Account. We may withdraw dividend and interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,200,000 of such loans may be convertible into Working Capital Shares, at a price of $10.00 per share at the option of the lender. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. On July 25, 2022, we issued the Notes for an aggregate amount of $498,600, among which $204,000 to Running Lion and $294,600 to Tradeup INC., the proceeds of which will be used as general working capital purposes. On January 19, 2023, we issued Note C in the amount of $50,000 to the Sponsor to evidence a deposit that the Sponsor provided to UPTD to pay certain operating expenses. On March 3, 2023, we issued the Note D to Tradeup INC. in the amount of $50,000. On June 6, we issued the Note E to Tradeup INC. in the amount of $60,000. The   Notes are payable in full by the Maturity Date, and the payees of the Notes may select to convert the Notes into Working Capital Shares accordingly.

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We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of the Public Shares upon completion of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of March 31, 2023 and December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of March 31, 2023 and December 31, 2022, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The holders of the Founder Shares, the Private Shares, and the Working Capital Shares will be entitled to registration rights after the completion of the Business Combination pursuant to a registration rights agreement entered into in connection with the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

We are obligated to pay the Representatives the Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering. The Business Combination Fee of $1,550,500 will become payable to the Representatives from the amounts held in the Trust Account solely in the event that we complete the Business Combination.

As of the date hereof, we have outstanding loans from various related parties in the aggregated amount of $658,600, which include (i) the Note A in the amount of $204,000 to Running Lion, (ii) the Note B in the amount of $294,600 to Tradeup INC., (iii) the Note C in the amount of $50,000 to the Sponsor, to evidence a deposit that the Sponsor provided to the Company to pay its certain operating expenses, (iv) the Note D in the amount of $50,000 to Tradeup INC. and (v) the Note E in the amount of $60,000 to Tradeup INC. In connection with the Extension, we issued the Extension Notes in the amount of $273,066 to Estrella to evidence the funds deposited into the Trust Account.

Critical Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with U.S. GAAP and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

UPTD is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, UPTD may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

We consider all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. We did not have any cash equivalents.

Investments held in Trust Account

We classified our U.S. Treasury and equivalent securities as held-to-maturity in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying unaudited condensed balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Offering Costs

We comply with the requirements of ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consisting principally of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrants

We account for UPTD Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the UPTD Warrants meet all of the requirements for equity classification under ASC 815, including whether the UPTD Warrants are indexed to the UPTD Common Stock and whether the UPTD Warrants holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the UPTD Warrants are outstanding.

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For issued or modified warrants that meet all of the criteria for equity classification, the UPTD Warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the UPTD Warrants are recognized as a non-cash gain or loss on the statements of operations.

Common Stock Subject to Possible Redemption

We account for the UPTD Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” UPTD Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable UPTD Common Stock (including UPTD Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Public Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, Common Stock subject to possible redemption are presented at redemption value of $10.48 and $10.25 per share, respectively, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. We recognize change in redemption value immediately as they occur and adjusts the carrying value of redeemable UPTD Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable UPTD Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of a cash account in a financial institution. We have not experienced losses on this account and management believes UPTD is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of our assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of our financial assets and liabilities reflects management’s estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

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Income Taxes

We account for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s unaudited condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. We are currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

We have identified the United States as its only “major” tax jurisdiction.

We may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

We are incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Net Income (Loss) per Share

We comply with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, we first considered the undistributed income (loss) allocable to both the redeemable UPTD Common Stock and non-redeemable UPTD Common Stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. We then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable UPTD Common Stock. Any remeasurement of the accretion to redemption value of the UPTD Common Stock subject to possible redemption was considered to be dividends paid to the Public Stockholders. As of March 31, 2023 and December 31, 2022, we have not considered the effect of the UPTD Warrants sold in the Initial Public Offering to purchase an aggregate of 2,215,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the UPTD Warrants is contingent upon the occurrence of future events and the inclusion of such UPTD Warrants would be anti-dilutive and we did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into UPTD Common Stock and then share in the earnings of UPTD. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the period presented.

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INFORMATION ABOUT EUREKA

Eureka is a is a clinical-stage biopharmaceutical company developing transformative technology platforms, namely its ARTEMIS® cell receptor platform and E-ALPHA® antibody discovery platform, that can access cancer-specific targets and harness the evolutionary power of T-cells for the treatment of solid tumors and other malignancies. Eureka has collaborated with the world’s leading pharmaceutical companies and academic institutions including Juno Therapeutics, Inc., Bayer AG, Lyell Immunopharma, Inc., Memorial Sloan Kettering Cancer Center, and others.

Eureka was incorporated as a California corporation in February 2006 and reincorporated in Delaware in March 2018. Eureka’s principal executive offices are located at 5858 Horton Street, Suite 170, Emeryville, CA 94608, and its telephone number is (510) 654-7045. Eureka’s website address is www.eurekatherapeutics.com. The information contained on Eureka’s website is not incorporated by reference into this proxy statement/prospectus/information statement or any future documents that may be filed with the SEC and should not be considered part of this document.

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INFORMATION ABOUT ESTRELLA

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Estrella prior to the consummation of the Business Combination.

BUSINESS

Overview

We are a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. We believe T-cell therapy continues to represent a revolutionary step towards providing a potential solution for many forms of cancer, including cancers poorly addressed by current approaches. Existing chimeric antigen receptor T-cell, or CAR-T, therapies, the initial class of T-cell therapies, have demonstrated remarkable efficacy and significant survival benefit in certain CD19-positive blood cancers like lymphomas and leukemias. CD19 is a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Current CAR-T cell therapies, however, have limitations that may preclude broad adoption, including potentially life-threatening side effects like the hypersecretion of inflammatory cytokines known as Cytokine Release Syndrome (“CRS”) and immune effector cell-associated neurotoxicity syndrome (“ICANS”). This side effect, however, is considered addressable with other treatment if the net effect is to target and kill cancer cells in the body. Additionally, CAR-T therapies target and kill all cells expressing CD19 (including healthy B-cells). These side effects have limited currently approved CAR-T therapies to specialized cancer centers and later lines of treatment for patients that have undergone other types of treatment unsuccessfully.

Our mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer with safe, effective therapies. To accomplish this mission, our lead product candidate, EB103, which is a T-cell therapy we also call “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cells, allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from the endogenous T-cell receptor (TCR).

We are also developing EB104, a T-cell therapy we also call “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies. EB104’s dual-targeting strategy has the potential to more effectively treat patients with lower surface CD19 density or a greater prevalence of CD22, and reduce relapse due to CD19 antigen loss.

Solid tumors represent approximately 90% of all cancers. To date, T-cell therapy such as CAR-T has demonstrated limited success treating solid tumors. One major barrier limiting the potential of T-cell therapy is the lack of tumor-specific targets. We believe that, in collaboration with Imugene and Imugene’s product candidate, CF33-CD19t, an oncolytic virus, EB103 T-cells have the potential to overcome this barrier using a “mark and kill” strategy. This “mark and kill” strategy entails using CF33-CD19t, to induce solid tumor cells into expressing the CD19 protein on the cell surface. Our EB103 T-cells can then pursue and kill the now CD19-expressing solid tumor cells, offering a potential treatment to cancers that lack solid tumor-specific targets.

Hematological Cancers

Hematological cancers, or blood cancers, are cancers that begin in blood-forming tissue, such as the bone marrow, or in the cells of the body’s immune system. Examples of hematologic cancers are leukemia, lymphoma, and multiple myeloma. Leukemia is a broad term for cancers of the blood cells. The type of leukemia depends on the type of blood cell that becomes cancer and whether it grows quickly or slowly. Leukemia occurs most often in adults older than 55, but it is also the most common cancer in children younger than 15. The National Cancer Institute estimates that there will be over 60,000 new cases of leukemia in the United States in 2022, representing approximately 3.2% of all new cancer cases. B-cell lymphoma is a type of cancer that forms in B-cells (a type of immune system cell). B-cell lymphomas may be either indolent (slow-growing) or aggressive (fast-growing). Non-Hodgkin lymphoma (NHL) has an incidence rate of 19.0 per 100,000 per year and B-cell lymphomas make up most (about 85%) of NHL in the United States. There are many different types of B-cell non-Hodgkin lymphomas. These include Burkitt lymphoma (BL), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL), and mantle cell lymphoma (MCL).

T-cell Therapies

The field of immunotherapy has evolved rapidly over the past few decades, and we believe that we are positioned to build upon previous research to harness the potential of immunotherapy to drive significant advances in cancer treatment. T-cells are white blood cells in the body’s immune system that fight infections and tumor cells. T-cells also act to signal other immune cells to respond to threats. T-cells are ideally suited for immuno-oncology applications based on several characteristics. T-cells recognize their targets because they are created in a way that allows them to specifically recognize foreign antigens on the surface of other cells. T-cells are extremely specific, able to recognize a cancer cell and kill it, while ignoring an almost identical healthy cell. However, tumor cells sometimes evolve to escape killing by T-cells by activating a number of pathways that suppress T-cell function. The goal with T-cell immunotherapy is to reprogram a patient’s own T-cells so that the T-cells can seek out and destroy cancer cells wherever they are hiding in the body, despite normal tumor suppressive mechanisms. T-cell therapy is also referred to as T-cell transfer therapy, adoptive cell therapy, adoptive immunotherapy and immune cell therapy.

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T-cell therapies involve collecting a patient’s own T-cells, growing large numbers of these T-cells in a lab, and then giving the cells back to the patient through a needle in the patient’s vein. During the process of growing a patient’s T-cells in a lab environment, a patient may have treatment with chemotherapy and, maybe, radiation therapy to eliminate other immune cells, as reducing the patient’s immune cells can help the transferred T-cells to be more effective.

One type of T-cell therapy for treating cancer, CAR-T cell therapy, uses T-cells reprogrammed to express chimeric antigen receptors (CAR) directed at a certain target (“CAR-T cells”), allowing the CAR-T cells to attach to specific proteins on the surface of cancer cells, improving their ability to attack the cancer cells.

CAR-T THERAPY PROCESS

History and Development of T-cell Therapies

Over the past 20 years, using T-cells to treat cancer has moved from a radical ideal to clinical reality, with the first major successes occurring around 2010, when small clinical trials produced dramatically positive results in fighting aggressive blood cancers. The first T-cell trials were conducted in the mid-1990s targeting HIV CAR-T cells—the initial class of T-cell therapy. The effects of these first trials to fight HIV were mild, but the effort ended with the creation of successful HIV drug cocktails and, importantly, revealed that CAR-T-cells survived for more than 17 years in patients following treatment. In the mid-2000s, clinical trials using CAR-T-cells to treat solid tumors were largely unsuccessful. A few years later, trials for CAR-T-cells that targeted a surface protein called CD19, which is found only on the immune system’s B cells and mutate to cause certain types of leukemia and lymphoma, showed positive results in three patients with leukemia. Those trials, however, also had the unexpected result of triggering CRS, in which the reengineered T-cells trigger the release of inflammatory signaling molecules called cytokines, causing severe fever, nausea, fatigue and body aches that can be life-threatening. Over the past decade, clinicians developed strategies to treat the side effects of T-cell therapies. Still, because of risks associated with CRS and ICANS, nearly all T-cell therapies to treat cancer must be administered at dedicated cancer centers.

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The data that accumulated in the mid-2010s from trials by pharmaceutical companies Novartis and Kite Pharma was compelling, and in 2017, the FDA approved Novartis’ Kymriah™ for adult patients with relapsed or refractory follicular lymphoma after two or more lines of systemic therapy and Kite Pharma’s Yescarta™ for patients with large-B-cell lymphomas whose cancer had progressed after receiving at least two prior treatment regimens. Since 2017, four additional CAR-T therapies have been approved by the FDA.

Limitations on T-cell Therapies

The approvals of CAR-T therapies over the past five years demonstrate the viability of T-cell therapies as a new class of cancer immunotherapies. Analogous to the advent of monoclonal antibodies, we believe that T-cell therapies have the potential to become some of the most impactful cancer immunotherapy products over the next decade, but will first need to overcome certain limitations that have constrained widespread use over the past five years. In particular, we believe the existing classes of commercially approved T-cell therapies may be unable to realize their full potential due to the following limitations:

•	Hyperactivation of T-Cells Resulting in Severe Toxicities. The uncontrolled activation of T-cells can lead to CRS. Currently marketed CAR-T therapies include a boxed warning citing fatal or life-threatening risks of CRS and ICANS. We believe these severe toxicity risks will likely limit the incorporation of these therapies into earlier lines of therapy and their adoption in community outpatient settings.

•	High Costs and Consequences of Toxicities. CRS and ICANS are very costly side effects to manage. The risk of these occurrences results in standard treatment protocols that can add significant indirect costs on top of direct reimbursement costs and are burdensome to patients and the healthcare system overall. Experimental clinical strategies aimed at mitigating these risks include utilization of restrictive enrollment screening criteria to reduce the potential for CAR-T related toxicities. Such screening tactics would decrease the number of patients eligible for these therapies and could also increase the overall burden and cost of treatment. Currently, the average cost of standard CAR-T cell treatment plans is approximately $400,000.

•	Challenges in the Treatment of Solid Tumor Cancers. Due to its ability to target cancer-specific intracellular antigens, the currently preferred T-cell therapy platform to target solid tumors is engineered T-Cell Receptor T-cells, or TCR-T. However, TCR-T therapies face the following challenges: (i) T-cell receptors, or TCRs, have a suboptimal affinity for their target antigens; (ii) enhancing TCRs’ affinity for therapeutic purposes can introduce off-target toxicity; and (iii) engineered TCRs can mis-pair with endogenous TCRs, leading to cross-reactivity with unknown consequences.

We believe that EB103 and EB104 have the potential to overcome these limitations through providing a more selective immune response, limiting tertiary costs associated with side effects of treatment, and attacking solid tumors with a “mark and kill” strategy.

ARTEMIS® Cell Receptor Platform

Eureka has granted us an exclusive license relating to targeted T-cell therapies, which we are developing, in the Licensed Territory. We are using Eureka’s ARTEMIS® (Antibody Redirected T-Cells with Endogenous Modular Immune Signaling) platform technology to develop such targeted T-cell therapies.  The ARTEMIS® platform builds on successes of current CAR-T therapies by using T-cells engineered to use a cellular mechanism more closely resembling one from an endogenous T-cell receptor, producing a more natural and restrained immune response.

The key units of ARTEMIS® T-cells comprise of an antibody-T-cell-receptor (AbTCR) and a co-stimulatory molecule. The AbTCR serves as the core component featuring a target-binding domain derived from an antibody fragment antigen-binding (Fab) region and an effector domain derived from portions of a human gamma/delta (γδ) TCR. Given that the AbTCR includes portions of a human TCR, the AbTCR by its nature associates with the endogenous CD3 complex. This enables the AbTCR to use the same activation and regulatory pathways employed by natural TCRs. The co-stimulatory molecule is an additional key component featuring a target-binding domain derived from a single-chain variable fragment (scFv) and co-stimulatory domain derived from portions of a human co-stimulatory receptor.

Preclinical Data

In preclinical data from Eureka’s 2018 paper published in Cell Discovery (the “2018 Paper”), ARTEMIS® T-cells expressing an AbTCR construct targeting CD19 functionally matched the potency of CAR-T cells, but released lower levels of cytokines upon the killing of target-positive cells in both in vitro and tumor xenograft mouse models. The 2018 Paper explored ARTEMIS® T-cells expressing only the AbTCR receptor, as the co-stimulatory molecule was added (and the current form of EB103 was created) in late 2018.

Eureka conducted the study at Children’s Hospital of Philadelphia (CHOP) and Lumigenics (Richmond, CA) using female NSG mice aged eight to ten weeks. To compare the phenotypes between AbTCR-T cells and CAR-T cells, Eureka engineered a single-chain variable fragment and fused it with a widely-used CAR T-cell (also called a “second generation” CAR T-cell). This allowed Eureka to evaluate AbTCR-T cells in comparison to an existing CAR-T platform that is widely used clinically.

During T-cell manufacturing, AbTCR-T cells expanded with similar growth kinetics as the CAR T-cells and yielded T-cell populations with similar transduction efficiencies and the composition of CD4+ T-cells and CD8+ T-cells, which are subsets of T-cells, which is a well-accepted metric for evaluating the subsets of manufactured T-cells.

(a) AbTCR and CAR T- were cultured and the number of cells determined at the indicated time points.

(b) Proportions of CD4/CD8 within receptor+ cells.

Retrospective analysis from published CAR-T clinical studies have found that T-cells that are more naive, less differentiated, and less exhausted correlate with improved efficacy. After T-cell “expansion”, where T-cells proliferate multiple times during an immune reaction to fight disease, but before antigen engagement, AbTCR-T cells in the study displayed a more naive and stem cell memory T-cell phenotype compared to the CAR T-cells.

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(c) Frequency of naïve (CCR7+ CD45RA+), central memory (CM; CCR7+ CD45RA−), effector memory (EM; CCR7- CD45RA-) and effector (E; CCR7- CD45RA+) T cells within CD8+ receptor+ cells.

(d) Frequency of stem cell memory (SCM; CCR7+ CD45RO- CD95+ CD122+) T cells within CD8+ receptor+ cells.

Taken together with the shifts in increased CD28, which is a protein expressed on T-cells that provides co-stimulatory signals required for T-cell activation, and lower granzyme B, which is a biomarker of immune cell activation, on CD8+ AbTCR-T cells, the increased CCR7 (a biomarker for naïve and stem cell memory T-cells) expression indicates that T-cells engineered with AbTCR are less differentiated. Furthermore, expression of programmed cell death-1 (“PD-1”) and T-cell immunoglobulin mucin-3 (“TIM-3”), which are both markers of T-cell exhaustion, and TIM-3 were lower on AbTCR-T cells than in CAR-T cells.

(e) Expression of T cell differentiation markers CD28, CCR7, and granzyme B.

(f) Expression of T cell exhaustion markers PD-1, LAG-3, and TIM-3.

Eureka next characterized the T-cell phenotypes resulting from activation through the AbTCR. Eureka co-incubated the CAR T-cells with Raji cells, which are from a human B lymphoblastoid cell line originally derived from a patient with Burkitt Lymphoma. The Raji cells were either CD19-positive (“CD19+”) cells or cells in which CD19 was not present, or “knocked out” (“CD19ko”) using CRISPR technology, which allows for genetic material to be added, removed, or altered. Upon engagement with CD19+ cells, the AbTCR T-cells expressed activation markers CD69 and CD25, demonstrating the ability of the ET190L1-AbTCR to trigger T-cell activation in an antigen-dependent manner.

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The accumulation of CD107a, a marker for T-cell degranulation following stimulation, was determined as a measure of cellular degranulation, a prerequisite for T-cell-mediated bursting of tumor cells, or cytolysis. T-cells degranulated when the AbTCR was stimulated with CD19+ cells.

In addition, when AbTCR-T cells were co-incubated with CD19+ cells, the analysis with intracellular flow cytometry showed that cytokines, such as TNFα, IL-2, and IFNγ, are induced in response to CD19 antigen. Importantly, no cytokines were produced when the AbTCR-T cells were co-cultured with CD19ko cells. These data demonstrate the ability of the AbTCR to trigger T-cell activation in an antigen-dependent manner.

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To better characterize the activities of AbTCR-T cells, Eureka set up experiments to directly compare phenotypes of the AbTCR-T cells with the CAR-T cells. The percentage of AbTCR-positive and CAR-positive T cells were matched by dilutions with un-transduced mock T-cells and co-cultured with multiple tumor cell lines.

*T-cells were incubated with target cells for 16 hours at an effector to target ratio of 2:1. Cytotoxicity was measured by lactate dehydrogenase release assay (n = 3 technical replicates).

Specific lysis, or disintegration, of only CD19+ tumor lines confirmed the antigen specificity of both the AbTCR-T cells and CAR-T cells while demonstrating comparable cellular cytotoxicity and degranulation. In addition, specific lysis across a range of effector to target (“E:T”) ratios, or ratios of AbTCR T-cells versus tumor cells, also showed comparable T-cell killing at low E:T ratios, further demonstrating the cytotoxic potential of using the AbTCR.

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Replicative capacity of the therapeutic T-cell in leukemia patients has been reported to be a key predictive biomarker for clinical efficacy. Eureka used a fluorescent dye-based (or CFSE-based) assay to assess in vitro T-cell proliferation upon antigen stimulation. As shown in the graphic below, AbTCR-T cells divided in response to antigen with kinetics comparable to that observed with CAR-T cells.

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Despite a slight increase in the expression of CD69 and CD25 activation markers, which show T-cell activation levels, on tumor stimulated AbTCR-T cells compared to CAR-T cells, AbTCR CD4+ T-cells expressed lower levels of the PD-1 exhaustion marker, than CAR-T CD4+ cells, and, in both CD4+ and CD8+ AbTCR-T cells, lymphocyte-activation gene 3, or LAG-3, which is an immune checkpoint receptor protein found on the cell surface of T-cells that has been found to inhibit the activation of T-cells and suppress immune response, was lower.

Furthermore, while AbTCR-T cells have comparable cytotoxicity and proliferative potential compared to existing CAR-T cells, the AbTCR-T cells released lower levels of inflammatory cytokines, including TNF-α, IL-2, IFN-γ, and GM-CSF, after a 16 hour in vitro killing test.

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Comparisons between TCR-T and CAR-T cells have previously shown that activation through the TCR can comparatively reduce cytokine release while simultaneously increasing antigen sensitivity. Although the CAR construct incorporates a covalently-linked CD28 costimulatory domain, Raji cells express CD80 and CD86 and thus provide CD28 costimulation to both CAR-T cells and AbTCR-T cells. The study suggests that the cytokine secretion and exhaustion differences between AbTCR and CAR-T cells stem from the utilization of endogenous signaling pathways by the γδTCR effector domain of the AbTCR receptor.

While the potential of AbTCR-T cells to reduce the secretion of several inflammatory cytokines has exciting clinical possibilities, the discovery that tocilizumab, an anti-IL6R antibody, alleviates CRS pathology, singles out interleukin 6 receptors (IL6R) with particular clinical significance. Because the majority of IL-6 is produced by antigen-presenting cells, including monocytes, macrophages, and dendritic cells, Eureka performed a co-culture assay to measure IL-6 concentrations. The experiment separated T-cells and tumor cells from monocyte-lineage cells. Next, the AbTCR-T cells were compared to one of the anti-CD19 CAR-T cells that had been extensively studied and FDA-approved (CTL019, a research grade version of Kymriah™). In addition, CTL019 uses CD137 (4-1BB), a costimulatory receptor, for costimulation, thus offering an opportunity to compare the AbTCR to a CD137-based CAR-T cell.

Similar to the observed differences in cytokine release between the AbTCR-T cells and CAR-T cells, the AbTCR-T cells released lower levels of TNF-α, IL-2, IFN-γ, GM-CSF compared to CTL019-T cells. In the figure below, the purple bar indicates CTL019 targeting NALM-6 (B cell precursor leukemia) plus APCs (monocyte-lineage cells). The green bar indicates AbTCR T cells targeting NALM-6 plus APCs. The blue bar indicates plain T cells (without engineering) targeting NALM-6 plus APCs.

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The study found that AbTCR-T cells induced monocyte-lineage cells to release substantially less IL-6 than CTL019-T cells. To test if the reduced cytokine release had an effect on in vivo anti-tumor activity, Eureka used AbTCR-T cells to treat a patient-derived xenograft (PDX) mouse model of primary B-ALL (CHP105R1, which has fewer cytokines due to lack of CD28 ligand for co-stimulation) and observed similar tumor inhibition between mice treated with the AbTCR and CTL019-T cells.

Thus, consistent with the in vitro studies described above, the study concluded that T-cells engineered with AbTCR reduced cytokine release without a loss of anti-tumor activity in a PDX tumor model that lacked CD80 and CD86 costimulation.

The study next tested the in vivo anti-tumor activity of the AbTCR-T cells in an established human CD19+ Raji B-cell lymphoma xenograft model. As shown in the figures below, the study found that both the AbTCR and ET190L1 T-cell treatments resulted in tumor regression and long-lasting tumor rejection. At the time when mice treated with mock T-cells had to be euthanized, tumor burden was on average approximately 1000-fold less in mice treated with ET190L1 T-cells than in the mock-treated mice and on average approximately 5300-fold less in mice treated with AbTCR-T cells than in the mock arm in the experiment. The figure below shows bioluminescent images (left) and total flux (right) over time of three groups of six to eight Raji-implanted mice intravenously administered with 5 × 106 (1) un-transduced donor-matched T-cells (“Mock”), (2) ET190L1-CAR-T cells (“CAR”), or (3) AbTCR-T cells (“AbTCR”). Doses were based on number of receptor-positive cells.

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The ability of persisting AbTCR-T cells to prevent growth of “newly-introduced” tumor cells was tested by re-injecting mice with tumor cells weeks after the T-cells had cleared the initial tumor burden. While tumors grew rapidly in control mice, two to three mice in each of the six groups treated previously with either AbTCR-T cells or CAR-T cells were resistant to Raji lymphoma re-challenge (left). Furthermore, a set of two to three mice in each of the six groups were re-challenged with NALM-6 cancer cells (right), which is CD80 and CD86 negative. The resistance of tumor growth showed that AbTCR T-cells can be used for tumor types which do not express CD28 relevant ligands.

The study found that in vivo cytokine release and exhaustion markers on T-cells recapitulated in vitro findings. Whereas ET190L1 T-cell treatment caused marked elevation of inflammatory cytokines, including IL-2, IL-10, IFN-γ, and TNF-α, lower levels of these cytokines were released following AbTCR treatment. Serum cytokine levels were collected and measured from six to eight Raji-bearing mice 24 hours after T-cell dosing.

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T-cell collected from peripheral blood nine days and 15 days post-T-cell dosing also revealed that AbTCR-T cells expressed lower levels of PD-1 than CAR-T cells. PD-1 expression levels (measured by mean fluorescent intensity) are shown below on the CAR-T cells and AbTCR T-cells at select times from six to eight Raji-bearing mice after T-cell infusion.

Collectively, the data from the study suggested that AbTCR T-cells exhibited potent in vitro and in vivo anti-tumor activity, yet released lower levels of inflammatory cytokines and expressed lower levels of exhaustion markers than CAR-T cells.

Following the study, to further augment AbTCR signaling, Eureka subsequently optimized the ARTEMIS® cell receptor platform to include the co-stimulatory molecule. Importantly, the co-stimulatory molecule is provided as a separate molecule and not directly fused to the AbTCR. This is in contrast to conventional CARs, which include the direct fusion of the target-binding domain to the co-stimulatory and CD3ζ domains, which drives sustained T-cell activation and, often, subsequent release of large amounts of inflammatory cytokines. Thus, unlike the linear CAR design of traditional CAR-T cell platforms, the configuration of the ARTEMIS® cell receptor platform resembles the endogenous TCR/co-stimulatory receptor architecture in which co-stimulation is provided through separate receptors and acts as a potent synergistic signal that is naturally regulated by the body.

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EB103 T-cells

During the manufacturing process, our EB103 T-cells are engineered to express ARTEMIS® cell receptors (i.e., the AbTCR and co-stimulatory molecule) on their cell surfaces. Both the AbTCR and co-stimulatory molecule of EB103 are designed to recognize and bind the CD19 antigen. The resulting EB103 T-cells are expanded and then cryopreserved for delivery into the patient. Once infused, EB103 T-cells engage CD19-positive cancer cells. The AbTCR expressed on the EB103 T-cell by its nature associates, via its effector domain (γδ TCR chains), with the endogenous CD3 complex. When the AbTCR binds to its target, CD19, expressed on the cancer cell, AbTCR/CD3 complex-mediated signal transduction within the EB103 T-cell is initiated. This signal transduction process ultimately leads to the activation of the EB103 T-cell. A second “enhancement” signal is generated when the co-stimulatory molecule expressed on the EB103 T-cells binds to its target, CD19, expressed on the cancer cell. The main function of the co-stimulatory molecule is to “boost” AbTCR signaling, resulting in increased expansion and survival of EB103 T-cells inside the body. The co-stimulatory molecule has also been optimized to provide EB103 T-cells with enhanced T-cell activation. In summary, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

EB103 Clinical Studies

First Affiliated Investigator-Initiated Study

From November 2018 to April 2021, the First Affiliated Hospital of Xi'an Jiaotong University (“First Affiliated”) conducted an exploratory, single-arm, open-label, non-randomized early investigator-initiated study ("IIS") to assess the safety and feasibility of administering EB103 T-cells to patients with CD19-positive relapsed/refractory(r/r) B-cell lymphoma. Unlike studies conducted by pharmaceutical companies, IISs are clinical studies initiated and managed by nonpharmaceutical company researchers who could be an individual investigator, an institution, or a group of institutions, a collaborative study group, or a cooperative group. Often, as in this case, IIS studies are exploratory in nature. Generally, IISs are reviewed and approved by review boards or ethics committees at hospitals. First Affiliated sponsored the IIS study in collaboration with Eureka and conducted the study at First Affiliated. Eureka provided EB103-related information to support the IIS study application and gave comments to the investigator on the IIS study design and clinical protocol. The Ethics Committee of First Affiliated reviewed preclinical data and approved the clinical protocol. The study was registered at www.clinicaltrials.gov as #NCT03642496.All participants in the study provided written informed consent. The study results were published in 2022 in the Journal of Cancer Research and Clinical Oncology.

Patients were eligible for the study if they had histologically confirmed CD19-positive r/r B-cell lymphoma. Previous therapy must have included at least one cycle of R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine, and prednisone) or a similar R-CHOP, like chemotherapy. Eligibility also required measurable disease as defined by at least one measurable node of which the longest diameter (LDi) is greater than 1.5 cm or at least one measurable extra nodal lesion of which the LDi is greater than 1.0 cm. In addition, an Eastern Cooperative Oncology Group (ECOG) performance status, which is used by doctors and researchers to assess how a patient's disease is progressing, how the disease affects the daily living abilities of the patient, and determine appropriate treatment and prognosis, of less than or equal to two was required.

The primary endpoints included the tolerability of EB103 T-cell therapy and the cellular kinetics (i.e., expansion and persistence, which refers to the number of T-cells and continuous presence of T-cells in vivo after infusion) of EB103 T-cells after infusion. Secondary endpoints and other terms used in the study are explained below:

•	Complete Response (CR): The disappearance of all signs of cancer in response to treatment. It is also called complete remission. For tumor assessments after EB103 treatment, a CR indicated the disappearance of measurable disease via computerized tomography (CT) scan or residual masses that are positron emission tomography (PET)-negative.

•	Partial Response (PR): A decrease in the size of a tumor, or in the extent of cancer in the body, in response to treatment. It is also called partial remission. For tumor assessments after EB103 treatment, a PR indicates at least 50% decrease in tumor burden with ongoing PET avidity.

•	Objective Response Rate (ORR): The proportion of patients with a complete response (CR) or partial response (PR) to treatment.

•	Duration of Response (DoR): the length of time that a tumor continues to respond to treatment without the cancer growing or spreading. For tumor assessment after EB103 treatment, DoR is the time from the first documented disease response (CR or PR) to the date of first documented progression or death.

•	Remission: A decrease in or disappearance of signs and symptoms of cancer. In partial remission, some, but not all, signs and symptoms of cancer have disappeared. In complete remission, all signs and symptoms of cancer have disappeared, although cancer still may be in the body.

•	Stable Disease: Cancer that is neither decreasing nor increasing in extent or severity.

•	Progressive Disease: Cancer that is growing, spreading, or getting worse.

Tumor assessments were conducted at one, two, three, six, nine, 12, 18, and 24 months after initial infusion and response to treatment was assessed by the principal investigator and radiologist according to the Lugano Classification 2014 ("Lugano Criteria"), which is the most recent guideline to assess the presence of lymphoma, measure response to therapeutics intervention, and evaluate imaging and clinical data. By the Lugano Criteria, a CR indicates the disappearance of measurable disease via computerized tomography (CT) scan or residual masses that are positron emission tomography (PET)-negative. PR indicates at least a 50% decrease in tumor burden via PET scan.

Between November 2018, and April 2021, 16 patients were enrolled, and a total of 12 patients received EB103 T-cells. Four patients did not receive an infusion because of an inability to manufacture T-cells as a result of the patient’s poor T-cell activation (one patient), high tumor burden (one patient), or active infection (two patients). As of the data cutoff date in April 2021, the median duration of follow-up was 128 days (range: 34 to 728 days). Of the 12 patients treated, six patients (50%) achieved a CR, and four (33%) achieved a PR, with a best ORR of 83%. CRs were durable, including two patients with ongoing CRs for over 22 months.

EB103 was well-tolerated by patients in the IIS study. No patients experienced severe (grade > 3, based on the standards set by the American Society for Transplantation and Cellular Therapy) CRS, and only one patient experienced ICANS of any grade. In addition, heightened elevations of cytokine levels were not seen, even in patients with a marked expansion of EB103 T-cells. For the small patient population size, a P-value is not available.

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While additional studies are required to confirm the results of this small, exploratory IIS study, the findings are consistent with the design of the ARTEMIS® platform as a potential alternative to other engineered T-cell therapies, such as CAR T-cell therapies. The results from this early IIS study were disclosed to the FDA as supplementary supporting information for the IND application of EB103 in malignant B-cell lymphoma treatment.

Clinical Responses to EB103

(a) Treatment response and duration of response after initial infusion of EB103 T-cells. Black arrows indicate ongoing remission and follow-up. (b) Best response for the 12 patients. Best response was defined as the best response (i.e., CR > PR > SD > PD) the patient achieved at any time after receiving EB103. CR - complete response, PR - partial response, SD - stable disease, PD - progressive disease. (c) Representative radiographic images of two responders (BH05-P10 and BH05-P19) at baseline and the indicated time points after EB103. Red or yellow arrows mark the tumor lesions. Full body images are PET-CT scans. Cross-sectional images are PET scans (top rows) and CT scans (bottom rows). Scale bars: black, 20 cm; red, 6 cm.

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Levels of cytokines and serum inflammatory markers after EB103 T-cell infusion

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(a) Cytokine levels. (b) Serum c-reactive protein (CRP) and ferritin levels in patients during the first month of EB103. Horizontal lines denote median values. Patients’ best responses are denoted by color of the symbols: CR (red), PR (blue), SD (green), and PD (black).

Union Hospital Clinical Study

From July 2019 to August 2022, Union Hospital affiliated to Huazhong University of Science and Technology in Wuhan, China (“Union Hospital”), in collaboration with Eureka, conducted the first-in-human, single-center investigator-initiated study designed to evaluate the safety and efficacy of EB103 T-cells in patients with CD19 malignancies. Eight patients with relapsed or refractory diffuse large B-cell lymphoma (RR DLBCL) were reported in the study. The Medical Ethics Committee of Union Hospital approved the study. The study was performed at Union Hospital in Wuhan, China. The study was registered at www.clinicaltrials.gov as #NCT04014894. The study results were published on January 21, 2023 in the Journal of Hematology & Oncology.

Eureka collaborated with Union Hospital to support the study. The fully human anti-CD19 antibody was selected from Eureka Therapeutics E-ALPHA® phage display library. Dr. Cheng Liu, Eureka’s President, CEO and Chairman, and Qi Chang, an employee of Eureka, supervised EB103 production and conducted the preclinical research. Dr. Cheng Liu and Qi Chang are two of the twenty-one listed authors of the report, and each’s employment by Eureka was disclosed as a competing interest. No other competing interests were declared.

Inclusion and Exclusion Criteria

The inclusion criteria for the study were as follows: (i) patient or his or her legal guardian voluntarily participates in and signs an informed consent form; (ii) male or female, aged 18 to 75 years; (iii) pathologically confirmed CD19+ B-cell malignancies, and patients met the following criteria for refractory or relapsed B-cell malignancies: (a) refractory/relapsed B-cell lymphoblastic leukemia (meeting one of the following): (1) recurrence within six months after first remission; (2) primary refractory disease which cannot achieve complete remission after two cycles of standardized chemotherapy regimen; (3) failure to achieve complete remission or relapse after one line or multiple lines of salvage chemotherapy; or (4) not suitable for hematopoietic stem cell transplantation (HSCT), abandonment of HSCT due to various restrictions, or relapse after HSCT; or (b) refractory/relapsed B-cell lymphoma (meeting one of the following three items plus item four): (1) tumor shrinkage less than 50% or disease progression after four cycles of standard chemotherapy or (2) achieved complete remission after standard chemotherapy, but relapsed within six months or (3) two or more relapses after complete remission plus (4) subjects must have received adequate treatment in the past, including anti-CD20 monoclonal antibody and combination chemotherapy with anthracyclines; (iv) having a measurable or evaluable lesion: (a) patients with lymphoma require a single lesion greater than or equal to 15 mm or two or more lesions greater than or equal to 10mm or (b) patients with leukemia require persistent positive or positive relapse of bone marrow MRD; (v) patient’s main organs functioning well: (a) liver function: ALT/AST less than or equal to 3 times the upper limit of normal (ULN) and total bilirubin less than two times ULN; (b) renal function: creatinine less than 220μmol/L; (c) pulmonary function: indoor oxygen saturation greater than or equal to 95% and (d) cardiac function: left ventricular ejection fraction (LVEF) greater than or equal to 50%; (vi) greater than or equal to two weeks since prior therapy at the time of enrollment, and the toxicity related to previous treatments returned to less than grade 1 (except for low grade toxicity such as alopecia); (vii) ECOG score less than or equal to two; and (viii) estimated survival time greater than or equal to three months.

The exclusion criteria for the study were as follows: (i) women who are pregnant or breastfeeding; (ii) women of child-bearing potential and all male participants can’t use effective methods of contraception for at least 12 months following infusion; (iii) patients fail to collect enough PBMC; (iv) patients with other uncontrolled diseases, such as active infection; (v) active hepatitis B or active hepatitis C; (vi) known HIV positive patients; (vii) patients with active autoimmune diseases requiring systemic immunosuppressive therapy; (viii) participants with other active malignancies (except non-melanoma skin cancer and cervical cancer) within three years; (ix) patients with severe mental disorder or disorders of consciousness; (x) patients who need immediate treatment to control tumor progression or relieve tumor burden; (xi) patients participated in other clinical treatments within six weeks; (xii) patients with drug addiction; and (xiii) patients with poor treatment compliance.

Endpoints

The primary objectives were incidence of adverse events (AEs) and ORR. CRS and ICANS were graded using the American Society for Transplantation and Cellular Therapy consensus grading. All other AEs were graded according to the Common Terminology Criteria for Adverse Events. Dose-limiting toxicities (DLTs) were defined as EB103-related AEs within 30 days after infusion and included ≥ grade 3 cardiac, hepatic, pulmonary, and renal toxicities, and ≥ grade 3 CRS and ICANS that lasted over 72 hours after treatment. Exceptions to this definition were not counted as a DLT. Response was assessed using the Lugano Criteria.

The secondary objectives included Duration of Response (DoR), progression-free survival (PFS), overall survival (OS), and expansion and persistence of EB103 T-cells, and serum cytokines in the peripheral blood (PB) after infusion. PB refers to the blood circulating in the body’s blood vessels. DoR, PFS, and OS were defined per the revised response criteria for malignant lymphoma. Under the criteria, DoR is defined as from the time when criteria for response (CR or PR) are met, for which the event is the first documentation of relapse or progression. PFS is defined as the time from entry into a study until lymphoma progression or death as a result of any cause. OS is defined as the time from entry onto the clinical trial until death as a result of any cause. Only the first infusion was included in the main analyses of safety and efficacy. Exploratory endpoints included the safety and efficacy among patients retreated with EB103 T-cells.

Imaging and pathological examination

18F-fluorodeoxyglucose positron emission tomography-computed tomography (PET-CT), computed tomography (CT), magnetic resonance imaging (MRI), cerebrospinal fluid (CSF) assessment, and biopsies were performed on the patients following the Lugano Criteria. The assessments of tumor tissue were conducted and reviewed by two independent pathologists.

Statistical analyses

All eight patients who received the infusion were included in the analyses. Descriptive statistics include means with 95% confidence interval (CI) or medians with minimum and maximum (range) for continuous variables and counts and percentages for categorical variables. Missing data were not imputed. Continuous variables were compared using paired t-test when the data were normally distributed. Otherwise, the Wilcoxon test was used. DoR, PFS, OS, and associated 95% CI were determined by the Kaplan–Meier methods and compared with the log-rank test between subgroups. Analysis was performed using Graphpad Prism version 8.0. P values less than 0.05 (two-tailed) were considered significant.

Tolerability

All eight patients experienced adverse events (AEs) of grade 3 or higher. Three patients (37.5%) experienced grade 1 CRS that resolved spontaneously, with a median onset of four days (range: two to nine days) and a median duration of three days (range: one to eight days). Patient Two developed grade 3 ICANS after CRS, which manifested as confusion, barylalia, tremor, and agitation, but Patient Two responded to treatment with corticosteroids. ICANS occurred on the ninth day following infusion and lasted for nine days; thus, it was judged as a DLT. Apart from Patient Two, DLTs were not observed in the patient cohort. Patient Eight had a pulmonary infection on day 15 that lasted for four days after antibiotic treatment. Other infectious complications were not observed within one month due to the administration of antiviral and antifungal preventative medicines in these patients. Patient Four had lymphoma involvement in the intestinal tract and suffered an acute intestinal perforation, resulting in emergency surgery 16 days after infusion. Ultimately, all acute AEs were reversible with supportive treatment.

Tocilizumab, an anti-IL6R antibody, which can alleviate CRS. Was not administered. The increase in inflammatory cytokines from baseline to peak were modest, except for the elevation of IL6R levels in Patients Two, Four, and Eight, which were greater than tenfold the baseline value. This elevation generally coincided with serum C-reactive protein levels and was concurrent with the onset of CRS and ICANS in Patient Two, intestinal perforation in Patient Four, and pulmonary infection in Patient Eight. Therefore, the study concluded that there might be alternative causes for the elevated inflammatory markers in these three patients other than the EB103 treatment.

Blood-based toxicities were the most common AEs, including low levels of white blood cells (neutropenia) and low levels of platelets of grade 3 or 4 in seven (87.5%), six (75%), and two (25%) patients after EB103 infusion, respectively. Severe anemia was not observed. The preconditioning regimens exhibited significant adverse effects on leucocytes, lymphocytes, monocytes (all types of blood cells), and hemoglobin levels, but not on platelets and neutrophils (a type of white blood cell). The median time from infusion to recovery of ≤ grade 2 neutropenia and leukopenia (low levels of leukocytes) was 13 days (range, four to 26) days and 13 (range, four to 26) days, respectively. Delayed recovery from severe thrombocytopenia (platelet deficiency) was observed in Patient Two for over two months.

B-cell aplasia, defined as CD19+ B-cells representing less than three percent of lymphocytes in peripheral blood (PB), was observed in all patients at baseline. The preconditioning chemotherapy exhibited significant inhibition on T cells and NK cells (another type of immune cell) in the PB, and EB103 cells showed effects on T cells. CD4+ T cells and CD8+ T cells decreased significantly after the preconditioning chemotherapy and expanded on day 14 after EB103 infusion. Three patients (37.5%) had preexisting hypogammaglobulinemia, a disorder caused by low serum immunoglobulin (a type of antibody) levels, defined as serum IgG less than 800 mg/dL, IgM less than 50 mg/dL, and IgA less than 100 mg/dL. Serum IgG, IgM, and IgA are all types of antibodies. The reduction of serum IgG, IgA, and IgM after EB103 infusion was observed in seven (87.5%), eight (100%), and six (75%) patients, respectively. The recovery of serum IgG, IgA, and IgM to their normal levels during follow-up was observed in three (42.8%), two (25%), and four (66.7%) patients respectively.

Patient One experienced two treatable long-term AEs: viral encephalitis at month 18 and MOG + encephalomyelitis at month 30. At the time of these AEs, EB103 cells were undetectable in the patient. As such, the authors of the study believed that these delayed AEs were not directly caused by EB103 cells.

Efficacy

In the clinical study, clinical responses were achieved by 87.5% of patients, with 75% achieving CR and 62.5% having ongoing CR. The Kaplan-Meier estimated OS at 12-36 months was 75.0% (95% CI: 31.5-93.1). The Kaplan-Meier estimated progression-free survival (PFS) at 12-36 months was 62.5% (95% CI: 22.9-86.1), with a DoR at 12-36 months of 71.4% (95% CI:25.8-92.0).

Patient One with primary central nervous system lymphoma had been refractory to eight previous lines of therapies. She experienced a continuing CR for over three years after EB103 infusion. Numerous EB103 cells were detectable in both the PB and CSF after infusion (See Figure 4B below), indicating that EB103 cells could sufficiently traffic from the periphery to the central nervous system. Patient Two had extensive lesions and attained a quick PR at month one, but the diseases progressed at month two. A second tissue biopsy demonstrated DLBCL. The patient received a second infusion with poor expansion, and the diseases progressed on day 14; consequently, the patient withdrew from the study for other salvage therapy. Patient Three had two major lesions in the right eyeball and the pelvic cavity, and she attained a PR on day 14 and an ongoing CR for over two years. Patient Four achieved a CR at month two and kept CR for over two years. Patient Five’s EB103 cells exhibited rapid clearance and durable control of a bulky tumor. Patient Six, with lymphoma mainly in the abdominal cavity, did not respond to EB103 treatment and withdrew from the study at month two. Patient Seven had extensive lesions mainly in the lung and the abdominal cavity and attained a CR at month five. However, new lesions appeared at month nine, and a second infusion failed. Patient Eight had two lymph node lesions in the left heart diaphragm angle and retroperitoneal space, and obtained a CR on day 24, and kept durable CR at month 24.

Secondary Infusion

Patients Two, Five and Seven received a second infusion. Patients Two and Seven received a second infusion as salvage therapy after disease progression but did not respond. Patient Five maintained CR according to the Lugano Criteria at month six, but PET-CT scans showed minimal residual lesions in the hepatogastric space-pancreatic head. Despite low levels of EB103 cells in peripheral blood, Patient Five received a repeated infusion without preconditioning chemotherapy and experienced self-limiting severe neutropenia, leukopenia, and thrombocytopenia. Apart from hematologic toxicities observed in Patients Two and Five, no other adverse events were reported.

Expansion and persistence of EB103

After being infused into a patient, EB103 cells showed maximum expansion between nine and 21 days. At their peak, these cells reached a median count of 318 cells per milliliter (mL) of PB, with a range of 32 to 4,308,109 cells/mL. The number of EB103 cells in PB was determined through flow cytometry, which is a technique used to measure the characteristics of cells. Additionally, quantitative polymerase chain reaction (qPCR) measurements showed a median count of 76,897 copies per microgram (µg) of genomic DNA with a range of 21,278 to 273,032 copies/µg. qPCR is a method used to measure the amount of specific DNA sequences in a sample. The median area under the curve from day 0 to day 28 post-infusion was calculated to be 585,493.5 copies/µg × days. This value represents the total amount of EB103 cells present in the patient over time. At the end of the first year following infusion, EB103 cells were still detectable in PB in half of the patients. However, expansion was poor during second infusions.

Conclusion

The authors of the study concluded that the data suggest that EB103 T-cells represent a novel and potentially potent therapeutic option for the patient population being studied. However, the authors noted that the findings were limited by the small sample size, and a recommended phase 2 dose was not identified. The authors also stated that larger and multi-center trials are needed to verify the long-term safety and efficacy of CD19-specific T cells in RR DLBCL.

Figures

Below are four figures from the clinical study report related to the findings described above.

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Changes in serum inflammatory markers within 1 month after EB103 infusion

(A) Fold changes of inflammatory cytokines from baseline to peak (n = 10). Patient Five received the repeated infusions in the outpatient department and data were not available. (B-I) Changes in the serum interleukin (IL)-6, C-reactive protein (CRP), IL-2, IL-4, IL-10, interferon-γ (IFN-γ), tumor necrosis factor-α (TNF-α) and ferritin in individuals. (J) Changes in serum IL-6, CRP, and EB103 counts and copies in peripheral blood (PB) of Patients Two, Four, and Eight.

Swimmer’s plot and long-term outcomes of the treated patients

(A) Swimmer’s plot of the eight treated patients. (B-D) Kaplan–Meier estimates of the OS, PFS and DoR.

Clinical responses of EB103 cells

(A) Changes in cranial MRI scans of Patient One. (B) EB103 copies per microgram (µg) of genomic DNA in PB and CSF and body temperature changes in Patient One within one month after infusion. (C) Changes in PET-CT scans of Patient Two. (D) Changes in ocular enhanced MRI and abdominal-enhanced CT of Patient Three. (E) Changes in PET-CT scans of Patient Seven.

In vivo kinetics of EB103 cells

(A) EB103 expansion and persistence were measured as copies per microgram (µg) of the genomic DNA by qPCR in the eight treated patients within one year. The detectable threshold was 100 copies per µg of the genomic DNA. The black arrow indicates the second infusion. (B) The violin plot of peak EB103 cells per milliliter of PB (cells/mL PB) as measured by flow cytometry, peak copies per µg of genomic DNA (copies/µg DNA) as measured by qPCR and area under the curve from 0 to 28 days after infusion (AUC0–28d).

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Manufacturing

Pursuant to the Services Agreement, among other services, Eureka agreed to provide Estrella with access to Eureka’s T-cell manufacturing and lentiviral vector (LVV) processes in connection with the IND application for EB103. The Services Agreement further provides an estimated pass-through cost of $300,000 per patient for T cell manufacturing and QC for the EB103 clinical trial, which is chargeable to Estrella and reimbursable to Eureka. See  “— Material Agreements — Services Agreements” below for additional information regarding the terms of the Services Agreement.

Strengths and Advantages

Eureka developed the ARTEMIS® platform in response to significant tolerability issues, including potentially fatal side effects CRS and ICANS, observed after CAR-T-cell infusions in patients with hematological cancers. We believe that the ARTEMIS® platform and our EB103 T-cell Therapy are superior to current T-cell therapy technologies based on three key features:

Key Features	Advantage
Antibody-based target recognition	The ability to achieve high specificity and binding affinity to intended cancer target when compared to TCRs.
AbTCR includes portions of a human TCR	The AbTCR associates with the endogenous CD3 complex enabling the AbTCR to use the same activation and regulatory signaling pathways employed by natural TCRs. This feature may lead to a decreased risk of side effects in patients.
Co-stimulation provided as a separate molecule	The AbTCR construct does not include an intracellular signaling domain covalently-linked to a co-stimulatory domain, and thus has the potential to eliminate T-cell hyperactivation and consequently, lower the risk of CRS and ICANS commonly observed with CAR-T therapy.

In addition to the advantages provided above, we believe that the decreased risks of side effects of our EB103 T-cells have the potential to allow for patients to receive treatments in locations other than dedicated cancer centers. This would allow for more patients to be able to receive EB103 T-cells and would ultimately decrease the costs associated with monitoring for side effects following treatment, hospital stays, and other miscellaneous expenses associated with current treatments.

Potential Market

According to Vision Research Reports, the cancer immunotherapy market size is expected to grow at a CAGR of 10.6% during the forecasted period of 2022 to 2030 and is expected to grow to $130.6 billion in 2030 compared to $60.1 billion in 2020. Generally, T-cell treatments for blood cancers is covered by insurance, and each treatment costs an average of $400,000.

EB104

EB104 T-cells are engineered to express ARTEMIS® cell receptors (i.e., the AbTCR and co-stimulatory molecule) on their cell surfaces in a manner similar to EB103. Like EB103, both the AbTCR and co-stimulatory molecule of EB104 are designed to recognize and bind the CD19 antigen. In addition, the AbTCR in EB104 T-cells recognizes and binds the CD22 antigen as well. Once infused, EB104 T-cells are able to engage CD19- and CD22-positive cancer cells. The AbTCR expressed on the EB104 T-cell by its nature associates, via its effector domain (γδ TCR chains), with the endogenous CD3 complex. When the AbTCR binds to its target, CD19 or CD22, expressed on the cancer cell, AbTCR/CD3 complex-mediated signal transduction within the EB104 T-cell is initiated. This signal transduction process ultimately leads to the activation of the EB104 T-cell. A second “enhancement” signal is generated when the co-stimulatory molecule expressed on the EB104 T-cells binds to its target, CD19, expressed on the cancer cell. Although the co-stimulatory molecule expressed on EB104 T-cells cannot bind to CD22, EB104 T-cells are able to engage CD19 or CD22 (with the AbTCR) while the co-stimulatory molecule binds to CD19. Like EB103, the main function of the co-stimulatory molecule is to “boost” AbTCR signaling, resulting in increased expansion and survival of EB104 T-cells inside the body, and the co-stimulatory molecule has also been optimized to provide EB104 T-cells with enhanced T-cell activation. In summary, EB104 T-cells seek out CD19 and CD22-positive cancer cells, bind to these cells, and destroy them.

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Despite impressive outcomes of CAR-T cell treatments over the past five years, more than 50% of patients treated with CD19-targeted CAR-T cell therapy experience progressive disease. In addition, many patients treated with CD19-target CAR-T cell therapies subsequently show absent or low CD19. Further, disease progression associated with loss of cell surface CD19 has been reported in 30–95% of relapses after CD19-targeted CAR-T therapy in B-cell acute lymphoblastic leukemia. We believe that this obstacle can be addressed by dual-targeting both CD19 and CD22 with EB104. For patients that may exhibit lower CD19 surface density, EB104 has the potential to bind to both CD19 and CD22 to increase the odds of effective T-cell therapy.

EB104 Preclinical Data

To test the anti-tumor activity of EB104 towards low or no CD19 surface expression cancer cells, in 2019, Eureka constructed a Nalm-6-CD19ko cell line, which is a B-cell precursor leukemia cell line, with the "knockout" of CD19 gene expression. This cell line mimics patients' diminished CD19 surface expression after CD19-directed immunotherapies. To confirm if EB104 T-cells have the potential to overcome CD19 antigen loss in cancer cells, Eureka tested the activity of EB104 as well as EB103 cells in mice using NSG™ xenograft models (which are highly immunodeficient mice) of leukemia with Nalm-6 and Nalm-6-CD19ko cells with a bioluminescence reporter. The total flux from the bioluminescence reporter measured the tumor growth. In the experiments shown below, Eureka tested EB104, EB103, and mock T-cells head-to-head, against the NSG™ xenograft model, with six mice for each treatment group, respectively. Four days before the T-cells were infused, 0.5x106 leukemia cells Nalm-6 (expressing both CD19 and CD22) with bioluminescence reporter were injected into mice. Four days later, the mice were infused with a total of T-cells containing EB103 or EB104, or mock T cells, using the mock T-cells as the control group. The infusion of EB103 and EB104 showed tumor control until day 21, while the control group showed rapid tumor growth.

Furthermore, EB104 showed potentially better tumor control compared to EB103. At day 21, Nalm-6 cells with 1% Nalm-6-CD19ko (expressing CD22, but not CD19) cells were injected into mice that were previously treated by EB103 or EB104 as re-challenge. This re-challenge experiment mimicked the tumor relapse in patients due to CD19 antigen escape. Mice treated with EB104 showed “durable” tumor control, meaning that the tumor continued to respond to treatment without the cancer growing or spreading, and “clearance” of tumors, which refers to the complete killing of tumor cells, for a total of more than 60 days or 40 days after the re-challenge. However, mice treated with EB103 showed rapid tumor growth after the re-challenge.

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These pre-clinical results showed that EB104 T-cells have the potential to eradicate Nalm-6 Primary Tumors and Nalm-6-CD19ko re-challenge tumors in the xenograft model, suggesting that EB104 T-cells have the potential to control the growth of tumor cells that do not express CD19.

Our Collaboration with Imugene and CF33-CD19t

CF33-CD19t and EB103

A major challenge for current T-cell therapies is the identification of antigens that are expressed only on tumors and not in healthy tissue. In the absence of such restricted expression, CAR-T cell therapy poses considerable safety concerns and potentially narrows the therapeutic window for their application against solid tumors. CD19 has been an ideal target for CAR-T cells against hematological malignancies for several reasons, including its highly restricted expression on B cells and acceptable off-tumor and on-target properties. In addition to the shared expression of solid tumor antigens on normal tissue, most of these antigens also have heterogeneous and nonuniform expression patterns in tumors, limiting the potential for effective and durable antitumor responses. Many solid tumors, including triple-negative breast cancers and liver cancers, lack amenable tumor antigens for CAR-T cell development. To potentially address the issue of the lack of solid tumor-specific targets, we are collaborating with Imugene and its product candidate, CF33-CD19t, to research the use of EB103 in conjunction with CF33-CD19t to treat solid tumors using a “mark and kill” strategy.

This “mark and kill” strategy entails first using CF33-CD19t to infect solid tumor cells which induces them to express the CD19 protein on the cell surface, thereby labeling the tumor cell as a target for EB103 T-Cells. The EB103 T-cells are then infused into the patient where they would target and kill the now CD19-positive solid tumor cells.

Collaboration Agreement

On October 29, 2021, Eureka entered into a collaboration agreement (the “Collaboration Agreement”) with Imugene, a clinical stage immuno-oncology company, to evaluate the use of CF33-CD19t in conjunction with Eureka’s CD19 ARTEMIS T-cell therapy for the treatment of solid tumors.

On July 28, 2022, as part of the Separation, Eureka contributed and assigned the Collaboration Agreement to Estrella. Pursuant to the Collaboration Agreement, Estrella and Imugene have each granted to the other a royalty free, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to their respective technologies to conduct the research activities each is responsible for performing under the research plan set forth in the Collaboration Agreement. The research plan is required to be reviewed no less frequently than every six to eight months by a joint steering committee comprised of participants from each of Estrella and Imugene.

Following the completion of the research activities performed under the research plan in accordance with the Collaboration Agreement, Estrella and Imugene will be required to discuss whether they want to jointly develop or commercialize the construct that is the subject of the research plan (and all products that include such construct). Notwithstanding the foregoing, neither Estrella nor Imugene will be required to enter into any joint development agreement concerning such construct or any results, records, or reports that are generated by or on behalf of either Estrella or Imugene while performing such research activities.

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Additionally, while Estrella and Imugene each retain their intellectual property rights with respect to their respective technologies and any improvements that relate solely to their respective technologies, in the event that new intellectual property is generated from the collaboration (each a “Joint Collaboration Patent Right”), Estrella and Imugene are required to jointly decide the strategy, and with respect to any Joint Collaboration Patent Rights, the preparation, filing, prosecution, and maintenance of all Joint Collaboration Patent Rights throughout the world. Estrella and Imugene are required to share equally in the costs and expenses incurred in preparing, filing, prosecuting, and maintaining such Joint Collaboration Patent Rights. If only one of Estrella or Imugene wishes to file a patent on any Joint Collaboration Patent Rights, then such party will assume all of the costs related to such patent, and the other party will assign all rights to such patent to the prosecuting party as if they were an improvement of that party’s technology, and the other party may only use such patent rights for internal research purposes.

The Collaboration Agreement will continue to be in full force and effect as long as there are research activities being performed under the research plan set forth therein, unless further extended by written consent of Estrella and Imugene, or unless earlier terminated as follows: (i) by written agreement of each of Estrella and Imugene; (ii) from and after October 29, 2022 (or the termination of all research under the research plan set forth therein, whichever occurs first), by either Estrella or Imugene effective upon 60 days’ prior written notice to the other party; or (iii) by either Estrella or Imugene, if the other party materially breaches the Collaboration Agreement and fails to cure such breach within 60 days after receiving written notice thereof.

Potential Uses and Expansion/Market

Solid tumors represent approximately 1,600,000 new cancer cases, or 90% of total cancer diagnoses in the United States, each year. At this time, there are no FDA-approved CAR or TCR-T cell therapies approved for the treatment of solid tumors. Accordingly, it is currently difficult to estimate specific market projections and the potential for our “mark and kill” strategy.

Our Strategy

Key elements of our strategy include:

•	Progress our lead product candidate, EB103, through clinical development. On March 2, 2023, the FDA cleared our IND for EB103, allowing us to initiate the Phase I/II Starlight-1 Clinical Trial, which we expect to commence in the second half of 2023.

•	Prepare our second product candidate, EB104, for clinical development. We expect to submit an IND filing for EB104 for the treatment of relapsed/refractory and high-risk blood cancers in the first half of 2024. Phase I trials may not commence until the FDA has approved the IND for EB104. Assuming our IND application for EB104 is approved in the first half of 2024, we anticipate beginning Phase I trials in the second half of 2024.

•	Progress researching the use of EB103 in conjunction with CF33-CD19t for multiple indications of solid tumors through clinical development. The FDA cleared our IND for EB103 on March 2, 2023 and we expect to commence Phase I/II Starlight-1 clinical trial of EB103 in the second half of 2023. If the Phase I/II Starlight-1 Clinical Trial is successful, we plan to submit an IND filing for the use of EB103 in conjunction with CF33-CD19t in the future. At this time, we have not determined the specific indications of solid tumors to be researched or an exact timeframe for filing our IND application.

•	Continue to develop a pipeline of T-cell therapies. To address certain of the tolerability shortcomings of currently approved CAR-T therapies, we intend to continue pursue development of therapies that may be able to be adopted in earlier lines of treatment and to be delivered in community outpatient settings.

Our Pipeline of Clinical Programs

The following charts summarize our principal clinical programs. Although we intend to conduct full clinical development programs for our product candidates in the United States, have leveraged our access to efficient clinical development pathways in China to conduct initial proof-of-concept studies from which to better design our clinical development programs in the United States. We have used, and expect to use in the future, data from these studies to support our IND applications.

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EB103

On January 31, 2023, we submitted the IND for EB103 to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and we and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Phase I trials may not commence until the FDA has approved the IND for EB103. Assuming that we are able to promptly resolve any concerns or questions raised by the FDA, if any, and our IND application for EB103 is approved in the first half of 2023, we anticipate beginning Phase I trials for EB103 in the second half of 2023.

EB104

On March 2, 2023, the FDA cleared our IND application for EB103. The clearance allows us to initiate the Phase I/II Starlight-1 clinical trial of EB103, which we expect to commence in the second half of 2023. The trial is designed to evaluate the safety, tolerability, recommended Phase II dose and preliminary anti-cancer activity of EB103 in patients with relapsed or refractory B-cell non-Hodgkin lymphoma, including those with HIV-associated lymphoma and primary and secondary central nervous system lymphoma.

Our Team and Investors

Pursuant to the Services Agreement, we are supported by Eureka’s scientific team, which is comprised of leaders in the biopharmaceutical, oncology, and T-cell cancer immunotherapy areas. We have leveraged their expertise to analyze preclinical data and design and implement our clinical trials. Our CEO and President, Dr. Cheng Liu, and members of our scientific advisory board are pioneers in their respective fields, each having spent their careers advancing next-generation technologies and providing treatments in these areas. In addition, the rest of our management team, comprised of our Chief Financial Officer, Peter Xu, and our Chief Operating Officer, Vicky Yang, together bring over 30 years of executive experience and investment management abilities.

Our Board includes experienced industry leaders and investors who have been involved with many early-stage companies. Furthermore, we are supported by investors who share our belief that the world needs smarter medical treatments and our long-term vision that T-cell therapies have the potential to transform the way we fight cancer.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid, unpredictable technological advancement and significant competition. These industries dedicate significant resources to developing novel and proprietary therapies for the treatment of cancer, which often incorporate innovative technologies and incorporate valuable intellectual property. We compete with companies in the cell therapy and immunotherapy space, as well as with companies developing other novel targeted therapies for cancer. If approved, our product candidates will compete with commercially available and development-stage innovative products in the fields of cell and immunotherapy, as well as against existing products generally accepted as the standard-of-care for indications in which we plan to seek marketing approval. We anticipate that we will face intense and increasing competition from many different sources, including new and established biotechnology and pharmaceutical companies, academic research institutions, governmental agencies, and public and private research institutions.

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Our product candidates cover both hematological malignancies and solid tumors, and we expect to face direct competition in both areas from companies focused on CAR-T and other cell-based therapies. There are currently eight total FDA-approved drugs or therapies targeting CD19, four of which are CD19-targeting T-cell therapies:

Company	Brand name	Year first approved	Disease(s)	Locations approved
Novartis	Kymriah	2017	Acute lymphocytic leukemia; diffuse large B-cell lymphoma; follicular lymphoma	US, EU, UK, Japan, Australia, Canada, South Korea
Kite Pharma (Gilead)	Yescarta	2017	Diffuse large B-cell lymphoma; non-Hodgkin’s lymphoma; follicular lymphoma	US, EU, UK, Japan, Canada, China
Kite Pharma (Gilead)	Tecartus	2020	Mantel cell lymphoma; acute lymphocytic leukemia	US, EU, UK
Juno (Bristol Myers Squibb)	Breyanzi	2021	Diffuse large B-cell lymphoma; follicular lymphoma	US, Japan, EU, UK, Canada

Our competitors operating in the T-cell therapy space include, but are not limited to:

•	Novartis (Product: Kymriah)

•	Kite Pharma, Inc. (Products: Yescarta and Tecartus)

•	Juno Therapeutics Inc. (Bristol Myers Squibb) (Product: Breyanzi)

•	JW Therapeutics (Product: Carteyva/Relma-cel)

•	Adaptimmune Therapeutics PLC (Product Candidate: ADP-A2M4CD8 SPEAR)

•	TCR[2] Therapeutics (Product Candidate: TC-520)

•	Poseida Therapeutics (Product Candidates: P-BCMA-ALLO1, P-MUC1C-ALLO1, and P-PSMA-ALLO1)

•	Autolus Therapeutics PLC (Product Candidates: obe-cel and Auto1/22)

Our competitors pursuing CD19 targeted drugs outside of the T-cell therapy space include, but are not limited to:

•	Amgen, Inc. (Product: Blincyto)

•	MorphoSys AG (Product: Monjuvi)

•	Horizon Therapeutics plc (Product: Uplizna)

•	ADC Therapeutics SA (Product: Zynlonta)

Universities and research institutes have been a proven new technology source in the field as well. We also face competition from treatments in the field of immunotherapy which are being developed and/or commercialized by several biotechnology companies as well as by large pharmaceutical companies. Such companies, whose immuno-oncology programs focus on the same indications or antigen targets as our current pipeline. Other known types of immunotherapy, including but not limited to checkpoint inhibition and cancer vaccines, are not currently direct competitors to T-cell-based therapeutics. However, we cannot predict whether these other types of immunotherapy may eventually show efficacy in the indications for which we may seek marketing approval, and it is possible that we may face direct and substantial competition from such sources in the future.

Many of our current or potential competitors, either alone or with a strategic partner, have significantly greater financial, technical, and human resources, as well as more expertise in research and development, manufacturing, preclinical testing, conducting clinical studies and trials and commercializing and marketing approved products. Competitors may compete with us in hiring scientific and management personnel, establishing clinical study sites, registering patients for clinical studies and acquiring technologies complementary to, or necessary for, our programs. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

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Intellectual Property

Overview

We own certain unregistered intellectual property rights that we use in connection with our business, including a common law trademark for Estrella Biopharma™. We also own certain plasmids, cell lines, and materials related to CD19 and CD22 in connection with the ARTEMIS® platform, and trade secrets and other intellectual property rights related thereto. A material portion of the intellectual property we use in our business is in-licensed from Eureka, as described below. We are also party to the Collaboration Agreement with Imugene, as described above, to conduct certain preclinical research projects to investigate the use of EB103 in conjunction with CF33-CD19t for efficacy in solid tumors.

License Agreement with Eureka

On June 28, 2022, we entered into the License Agreement with Eureka and Eureka Therapeutics (Cayman), Inc. to license certain functions related to any T-cell products that incorporate (a) the ARTEMIS® platform and (b)(i) the CD19 binder and/or (ii) the CD22 binder identified in the License Agreement (the “Licensed Product”). The License Agreement provides that, during the term, Eureka grants Estrella an exclusive license, with the right to grant sublicenses through multiple tiers to (a) make, import, use, sell or offer to sell the Licensed Products, (b) develop the Licensed Products solely for the purpose of obtaining regulatory approval of such Licensed Products, (c) commercialize such Licensed products and (d) manufacture the Licensed Products solely for the purposes of developing the Licensed Products for purposed of obtaining regulatory approval of such Licensed Products and for commercializing such Licensed Products.

Pursuant to the terms of the License Agreement, in partial consideration of Eureka’s grant of the rights and licenses to Estrella, Estrella agreed to pay Eureka a one-time, non-refundable, non-creditable payment of $1,000,000, payable in 12 equal monthly installments. As of the date hereof, Estrella has paid two monthly installments of the upfront fee, for a total amount of $166,667. Effective as of October 1, 2022, the parties amended the License Agreement to provide that, with respect to each monthly payment accrued but not paid, the amount of such monthly payment will be charged to Estrella on a monthly basis but such monthly payments will not be due and payable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement. With respect to any monthly payment that has not yet been charged to Estrella prior to the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement, the amount of each such monthly payment will be due and payable on a monthly basis. Effective as of March 1, 2023, the parties further amended the License Agreement to delete the provision requiring accrued but unpaid monthly payments of the upfront fee to become due as of the date of the clearance of the IND for EB103. Accordingly, such accrued but unpaid monthly payments will become due and payable as described in the preceding paragraph.

Eureka is eligible to receive up to five one-time development milestone payments from Estrella in the aggregate amount of $60,150,000 if all five development milestones are achieved. Effective as of March 1, 2023, the parties further amended the License Agreement to provide that if any development milestone is achieved prior to (x) the consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement, the corresponding development milestone payment will not be due to Eureka until (x) the consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement. On January 30, 2023, one development milestone payment in the amount of $50,000 related to the submission of EB103 to the FDA was earned by Eureka under the Agreement, which will become due and payable to Eureka upon the earlier of the (x) consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement.

Eureka is also eligible to receive up to four one-time sales milestone payments from Estrella based on the aggregate net sales of all Licensed Products by or on behalf of Estrella or any of its affiliates or sublicensees in the Licensed Territory during any consecutive 12-month period in the aggregate amount of $225,000,000 if all four sales milestones are achieved. Each sales milestone payment will only be paid once, regardless of the number of Licensed Products or the number of times a given sales milestone has been achieved. Estrella is also responsible (with input from Eureka) for the preparation, filing, prosecution, and maintenance of the patent rights, including all associated costs.

In addition, during the applicable royalty term, Estrella will be required to pay to Eureka royalties in the amount of a single digit percentage of the aggregate Net Sales of all Licensed Products sold by or on behalf of Estrella or its affiliates or sublicensees in the Licensed Territory during a calendar year. Such amount is subject to certain reductions (not to exceed 50% of the amount otherwise payable) due to the expiration of valid claims of a licensed patent right in a given country in the Licensed Territory or due to 50% or greater declines in sales as a result of generic product competition in a given country in the Licensed Territory. The royalty term begins upon the first commercial sale of a Licensed Product in a country in the Licensed Territory and continues until the later of (a) the date on which such Licensed Product is no longer covered by a valid claim within Eureka’s licensed patent rights in such country, (b) the expiration of all exclusive marketing rights or data protection or other exclusivity rights (other than patent rights) conferred by any regulatory authority with respect to a product in a country or jurisdiction that prohibits the commercialization of a generic product, including orphan drug exclusivity or pediatric exclusivity for such licensed product in such country, and (c) 12 years after the first commercial sale of such licensed product in such country.

The License Agreement will remain in effect on a licensed product-by-licensed product and country-by-country basis, until the expiration of the royalty term for a licensed product in a country and will finally expire upon expiration of the royalty term for the final Licensed Product. Estrella may terminate the License Agreement for any reason or no reason upon 120 days’ prior written notice to Eureka. Either party has the right to terminate the License Agreement upon material breach of the other party that is not cured within 90 days after the breaching party receives written notice of such breach from the non-breaching party.

As of the date hereof, Estrella has paid two monthly installments of the upfront fee in the aggregate amount of $166,667. Upon consummation of the Business Combination, the balance of the upfront fee in the amount of $833,333 will become due and payable to Eureka and $50,000 will be due and payable to Eureka for the development milestone payment related to the submission of EB103 to the FDA.

Eureka Patent Information

The table below sets forth patents owned by Eureka relating to EB103 and EB104. The expiration date for each patent is October 21, 2036.

TITLE	JURISD.	STATUS	DATE FILED	LOCAL FILING DATE	APPLICATION NO.	PUBLICATION DATE AND NO.	GRANT DATE AND PATENT NO.	TYPE OF PATENT PROT.	PROD. CANDIDATES COVERED
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	AU	Pending	10/21/2016	2/25/22	2022201334	3/31/22 AU2022201334		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	AU	Issued	10/21/2016	3/26/18	2016342041	4/19/18 2016342041	3/17/22 2016342041	Composition of Matter; Use	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	CA	Pending	10/21/2016	4/20/18	3,001,137	4/27/173001137A1		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	EP	Pending	10/21/2016	12/16/20	20214936.5	6/30/21 EP3842450		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	EP	Pending	10/21/2016	5/18/18	16858388.8	8/29/183365364		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	IL	Pending	10/21/2016	3/27/18	258405	5/31/18258405		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	IN	Pending	10/21/2016	4/3/18	201817012671	7/20/18 201817012671 A		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	JP	Pending	10/21/2016	12/17/21	2021-204862	3/30/22 2022-050431		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	JP	Pending	10/21/2016	4/20/18	2018-520406	1/17/19 JP2019-500848A		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	KR	Pending	10/21/2016	5/17/18	10-2018-7014004	6/11/18 10-2018-0063325		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	MX	Pending	10/21/2016	4/17/18	MX/a/2018/004 721	7/6/182018004721		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	NZ	Pending	10/21/2016	10/12/21	781463	10/29/21 NZ781463		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	NZ	Pending	10/21/2016	10/12/21	781465	10/29/21 NZ781465		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	NZ	Pending	10/21/2016	3/26/18	741052	4/27/18741052		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	RU	Pending	10/21/2016	2/14/22	2022103665	3/5/22 RU2022103665		Composition of Matter; Use; Process	EB103; EB104
Antibody/T-cell Receptor Chimeric Constructs and Uses Thereof	US	Issued	10/21/2016	9/4/18	16/121,475	1/24/19 US-2019-0022216 A1	11/5/19 10464988	Use	EB103; EB104

Government Regulation

The U.S. Food and Drug Administration, or FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, sampling post-approval monitoring and post-approval reporting of biologics such as those we are developing. Any product candidates that we develop must be approved by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in those foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.

U.S. Regulation

Biologic Development Process

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In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements, or GLP;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin;

•	approval by an institutional review board, or IRB, or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practice, or GCP, regulations and any additional requirements for the protection of human research subjects and their health information to establish the safety, purity, and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a Biologics License Application, or BLA, after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity, and potency and, if applicable, to assess compliance with the FDA’s current Good Tissue Practice, or cGTP, requirements for the use of human cellular and tissue products, and of selected clinical investigation sites to assess compliance with GCPs;

•	potential FDA audit of the nonclinical and clinical study sites that generated the data in support of the BLA; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. Some preclinical testing may continue even after the IND is submitted. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules are subject to oversight of institutional biosafety committees, or IBCs, as set forth in the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules, or the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

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Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, dose tolerance, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•	Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product in the intended therapeutic indication, particularly for long-term safety follow-up. Completion of these so-called Phase 4 studies may also be made a condition to approval of the BLA.

Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the safety, purity, and potency of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

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BLA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure, and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products, or HCT/Ps, which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

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Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, new biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product at any time during the clinical development of the product. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new biological product designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to FDA for review during the pre-approval period.

In 2017, the FDA established a new regenerative medicine advanced therapy, or RMAT, designation, which is intended to facilitate an efficient development program for, and expedite review of, any biologic that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy.

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Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for a particular drug or biologic for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance. Changes to the manufacturing process or facility are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

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The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity, and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Physicians may prescribe, in their independent professional and medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

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Biosimilars and Reference Product Exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.

Government Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical studies and any commercial sales and distribution of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical studies or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical study application much like the IND prior to the commencement of human clinical studies. In the European Union, for example, a CTA must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and the IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, clinical study development may proceed.

The requirements and process governing the conduct of clinical studies, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational biological product under European Union regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements. The European Union also provides opportunities for market exclusivity. For example, in the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. However, there is no guarantee that a product will be considered by the European Union’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity. Products receiving orphan designation in the European Union can receive ten years of market exclusivity, during which time no similar medicinal product for the same indication may be placed on the market. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

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The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the marketing authorization application if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product for the same indication at any time if:

•	The second applicant can establish that its product, although similar, is safer, more effective, or otherwise clinically superior;

•	The applicant consents to a second orphan medicinal product application; or

•	The applicant cannot supply enough orphan medicinal product.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical studies, product licensing, pricing, and reimbursement vary from country to country. In all cases, again, the clinical studies are conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as, sell, market and distribute any products for which we obtain marketing approval. Such laws include, without limitation, federal and state anti-kickback, fraud and abuse, false claims, data privacy and security and physician and other health care provider transparency laws and regulations.

In order to distribute products commercially, we must also comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

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If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulations.”

Coverage and Reimbursement

Sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. These third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and services. Obtaining coverage and adequate reimbursement for our product candidates may be particularly difficult because of the higher prices often associated with drugs administered under the supervision of a physician. Similarly, because our product candidates are physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may or may not be reimbursed for providing the treatment or procedure in which our product is used.

In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Healthcare Reform

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as gene therapy and therapies addressing rare diseases such as those we are developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably.

In the United States, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, collectively known as the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

•	required manufacturers to participate in a coverage gap discount program, under which they must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact our business.

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Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional action is taken by Congress. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic.

Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders issued by the previous administration designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. The likelihood of success of these and other measures initiated by the previous administration is uncertain, particularly in light of the new Biden administration. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Data Privacy and Security Laws

We also are or will become subject to privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, in Europe we are subject to the GDPR in relation to our collection, control, processing and other use of personal data (i.e., data relating to an identifiable living individual). We process personal data in relation to participants in our clinical trials in the EEA, including health and medical information of these participants. The GDPR also provides that individual EEA countries may introduce further conditions of their own, including limitations which could limit our ability to collect, use and share personal data.

The GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used; imposes limitations on retention of personal data; defines pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for certain breaches of the GDPR are significant: up to the greater of €20 million or 4% of total global annual turnover. A breach of the GDPR or other applicable privacy and data protection laws and regulations could also result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, or potential civil claims including class action type litigation. Further, from January 1, 2021, we have to comply with the GDPR and separately the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The GDPR and the UK GDPR each have the ability to fine up to the greater of €20 million/ £17 million or 4% of global turnover. Further, the relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, including how data transfers between European Union member states and the United Kingdom will be treated and how United Kingdom data protection laws and regulations will develop in the medium to longer term. Currently there is a four to six-month grace period agreed in the European Union and United Kingdom Trade and Cooperation Agreement, ending June 30, 2021 at the latest, whilst the parties discuss an adequacy decision. The European Commission published a draft adequacy decision on February 19, 2021. If adopted, the decision will enable data transfers from European Union member states to the United Kingdom for a four-year period, subject to subsequent extensions. These changes may lead to additional compliance costs and could increase our overall risk.

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In addition, the GDPR places restrictions on cross-border data transfers. Certain aspects of cross-border data transfers under the GDPR are uncertain as the result of legal proceedings in the European Union, including a recent decision by the Court of Justice for the European Union that invalidated the EU-U.S. Privacy Shield and, to some extent, called into question the efficacy and legality of using standard contractual clauses. This may increase the complexity of transferring personal data across borders. The GDPR will increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in the European Union have created complexity and uncertainty regarding transfers of personal data from the EEA to other countries whose data protection standards have not been deemed “adequate” by the European Commission (including the United States). On July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy, subject to certain conditions, of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism), future regulatory guidance could result in changes to the use of standard contractual clauses. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Further, the exit of the United Kingdom, or UK, from the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. Specifically, the UK exited the European Union on January 1, 2020, subject to a transition period that ended December 31, 2020. Under the post-Brexit Trade and Cooperation Agreement between the European Union and the UK, the UK and European Union have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension, or the Extended Adequacy Assessment Period. Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the European Union (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the European Union’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses.

In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state laws govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. For example, California enacted the CCPA, which creates individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CCPA became effective on January 1, 2020, and (a) allows the California Attorney General to impose civil penalties for violations and (b) authorizes private lawsuits to recover statutory damages for certain data breaches. In addition, laws in all 50 U.S. states require businesses to provide notice to consumers whose personal information has been disclosed as a result of a data breach. State laws are changing rapidly and there is discussion in the U.S. Congress of a new comprehensive federal data privacy law to which we would become subject if it is enacted. The CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA significantly modifies the CCPA and imposes additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16 and create a new California data protection agency authorized to issue substantive regulations, and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Ensuring compliance with the CPRA could require us to incur additional costs and expenses.

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In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, track and report gifts, compensation and other remuneration made to physicians and other healthcare providers, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare and privacy laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. For information regarding risks related to these compliance requirements, see the section titled “Risk Factors—Risks Related to Government Regulation.”

Material Agreements

Services Agreement

Pursuant to the Services Agreement, dated June 28, 2022, by and between Eureka and Estrella, Estrella agreed to pay Eureka $10,000,000 in 12 equal monthly installments (the “Monthly Payments”) as consideration for the following services (the “IND Application Services”) to be performed by Eureka (or external vendors, where appropriate, which will be charged to Estrella as a pass-through cost as further described below) in connection with filing the IND for EB103 (provided that if the FDA clears the IND for EB103 prior to June 28, 2023, the balance will become due and payable as of the date of the clearance): transfer of know-how and technology; pre-clinical studies, including efficacy, toxicity and pharmacokinetic information studies; in vitro and in vivo studies; identifying criteria for evaluating safety in humans; CMC development, including development of manufacturing processes, product characteristics, and product testing in order to ensure that the product is safe, effective and consistent between batches; clinical study design and protocol preparation; meetings and communications with the FDA; preparation of SOPs (Standard Operating Procedures); study and site startup activities; documents and submissions; internal review board and ethics committee meeting activity; contracts and budgets; screening and enrollment; subject activity throughout the clinical trial; regulatory documents; monitoring visit reports, calendars and schedules; and safety reporting.

Estrella is required to reimburse Eureka for reasonable pass-through costs incurred or paid to providers by Eureka in connection with the IND Application Services, including internal review board and study initiation fees, third party out-sourcing, database licensing fees, T-cell manufacturing and quality control, central lab clinical sample testing, and storage fees.

Other than the IND Application Services, Eureka will perform services outside the scope of the IND for EB103 (together with the IND Application Services, the “Services”) for Estrella according to the terms and conditions of the Services Agreement and in accordance with executed statements of work (each, a “Statement of Work”). Services performed by Eureka outside the scope of the IND for EB103 will be charged at a flat rate, by time or materials or as mutually agreed upon by the parties in writing. Estrella is required to pay Eureka an hourly rate for each employee who provides Services. Notwithstanding the foregoing, should any terms and conditions set forth in a Statement of Work conflict with the terms and conditions contained in the Services Agreement, the terms and conditions set forth in such Statement of Work will be understood to govern the agreement between the parties. Each Statement of Work is required to specify the details of the work, the design, information desired, data and materials to be provided by Estrella, completion time and all other matters relating to the completion of the Statement of Work.

The term of the Services Agreement will continue until Eureka’s completion of the Services set forth in the Services Agreement or any Statement of Work and Eureka’s receipt of the consideration payable thereunder. Notwithstanding the foregoing, the parties may mutually agree in writing to terminate the Services Agreement with respect to some or all of the Services, effective as indicated in such writing. In the event of any termination with respect to one or more, but less than all, Services, the Services Agreement will continue in full force and effect with respect to any Services not terminated thereby. In the event of termination prior to completion of the Services specified in the Services Agreement or a Statement of Work, Eureka will be paid for all work completed through the date Eureka receives, or provides Estrella with, notice of termination in accordance with the Services Agreement and such Statement of Work, including reasonable and documented out-of-pocket expenses and any non-cancellable commitments incurred by Eureka in accordance with the Services Agreement and such Statement of Work; provided, however, that Eureka has used commercially reasonable efforts to cancel or otherwise limit and mitigate such out-of-pocket expenses and commitments as of the date on which it receives, or provides Estrella with, notice of termination.

As of the date hereof, pursuant to the Services Agreement, Estrella has paid Eureka $1,666,667 of the $10,000,000 owed for the IND Application Services, $21,560 of pass-through costs and $0 for other Services provided.

Effective as of October 1, 2022 (the “First Amendment Date”), the parties amended the Services Agreement to provide that, with respect to each Monthly Payment accrued but not paid, the amount of such Monthly Payment will be charged to Estrella on a monthly basis but such Monthly Payments will not be due and payable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement. With respect to any Monthly Payment that has not yet been charged to Estrella prior to the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement, the amount of each such Monthly Payment will be due and payable on a monthly basis. In addition, the parties agreed that any pass-through costs (other than the $21,560 of pass-through costs that Estrella paid to Eureka prior to the First Amendment Date) will accrue and be charged to Estrella on a monthly basis, but the aggregate amount of such accrued but unpaid pass-through costs will not be reimbursable to Eureka until the (x) consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement. Notwithstanding the foregoing, any pass-through costs incurred or paid to providers by Eureka after the occurrence of (x) or (y) shall be reimbursable to Eureka on a monthly basis.

Effective as of March 1, 2023 the parties further amended the Services Agreement to delete the provision requiring accrued but unpaid Monthly Payments to become due and payable as of the date of the clearance of the IND for EB103.

As of the date hereof, Estrella has paid Eureka $1,666,667 of the $10,000,00 owed to Eureka for the IND Application Services. Following consummation of the Business Combination, the remaining $8,333,333 owed to Eureka for the IND Application Services would become due and payable to Eureka.

Collaboration Agreement

An overview of the Collaboration Agreement with Imugene is provided above under “Business – CF33-CD19t Oncolytic Virus and EB103.”

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License Agreement

An overview of the License Agreement with Eureka is provided above under “Business - Intellectual Property.”

Facilities

Our corporate headquarters are located in Emeryville, California, where we share office space with Eureka pursuant to an office sharing agreement that commenced in August 2022. We believe that our existing facilities are adequate for our near-term needs but expect to need additional space as we grow. We believe that suitable additional or alternative space would be available as required in the future on commercially reasonable terms.

Employees

Most of our day-to-day operations to date have been related to preparing for the Business Combination and technology research and development. Many of the operational tasks that we will require after the Closing will be managed by Eureka pursuant to the Services Agreement. As a result, we have a limited number of employees and do not expect to hire a significant number of new employees in the near future.

Periodic Reporting and Financial Information

Upon consummation of the Business Combination, we expect to be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company if (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

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ESTRELLA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” or “Estrella” refer to Estrella Biopharma, Inc. prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited interim financial statements, audited annual financial statements, and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section of this proxy statement/prospectus titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this proxy statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We were formed on March 30, 2022 as a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. We believe T-cell therapy continues to represent a revolutionary step towards providing a potential solution for many forms of cancer, including cancers poorly addressed by current approaches.

On June 28, 2022, pursuant to the Contribution Agreement, Eureka contributed certain assets related to T-cell therapies targeting CD19 and/or CD22 to Estrella in exchange for 105,000,000 shares of Series AA Preferred Stock of Estrella (the “Separation”). Eureka determined that the Separation would allow for the flexibility to create a capital structure tailored to Estrella’s strategic goals, provide increased access to capital markets, allow for greater focus on the product candidates contributed to Estrella, and result in a dedicated management team.

As part of the Separation, Estrella entered into a License Agreement with Eureka and Eureka Therapeutics (Cayman) Ltd., an affiliate of Eureka, and a Services Agreement with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene to Estrella. The License Agreement grants Estrella an exclusive license to develop CD19 and CD22-targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for us in connection with the development of our product candidates, EB103 and EB104, and researching the use of EB103 in conjunction with CF33-CD19t. The Collaboration Agreement establishes our collaboration with Imugene related to the development of solid tumor treatments using CF33-CD19t in conjunction with EB103.

On March 2, 2023, the FDA cleared the IND for EB103, allowing Estrella to proceed with the Phase I/II Starlight-1 Clinical Trial, which Estrella expects to commence in the second half of 2023.

To date, we have funded our operations primarily from the June 28, 2022 issuance of $5.0 million of our Series A Preferred Stock. We have a limited operating history. Since our inception, our operations have focused on preparing for the business combination, regulatory filings (including the INDs), planning preclinical studies, and building our management team. We do not have any product candidates approved for sale and have not generated any revenue from product sales.

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As of March 31, 2023, we had an accumulated deficit of approximately $9.5 million. We expect to incur expenses of approximately $9.1 million, consisting of the upfront payment incurred under the License Agreement and monthly service provided by Eureka under the Services Agreement until the earlier of (i) the closing of the Business Combination or (ii) the termination of the Merger Agreement. We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•	continue to advance preclinical and clinical development of our product candidates and preclinical programs;

•	seek regulatory approval for any product candidates that successfully complete clinical trials;

•	scale up our clinical and regulatory capabilities;

•	adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products;

•	maintain, expand, and protect our intellectual property portfolio;

•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

•	incur additional legal, accounting and other expenses in operating as a public company.

Recent Developments

The Business Combination and Public Company Costs

On September 30, 2022, we entered into the Merger Agreement with UPTD and Merger Sub. Under the terms of the proposed transaction, we will merge with UPTD at an estimated combined enterprise value of approximately $338.7 million. The cash components of the transaction will be funded by UPTD’s cash in the Trust Account of approximately $4.6 million (assuming no redemptions), net of transaction cost payments of approximately $4.5 million and working capital loans repayments of approximately $0.6 million.

In addition, approximately $0.5 million from White Lion for purchase of 500,000 shares of Estrella Series A Preferred Stock, and approximately $9.3 million from Lianhe World for purchase of 9,250,000 shares of Estrella Series A Preferred Stock (non-binding commitment) expected to be raised upon the closing of the Business Combination. In connection with the Business Combination, UPTD will change its corporate name to “Estrella Immunopharma, Inc.”

While the legal acquirer in the Merger Agreement is UPTD, for financial accounting and reporting purposes under U.S. GAAP, Estrella will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by UPTD for the stock of Estrella) does not result in a new basis of accounting, and the consolidated financial statements of New Estrella represent the continuation of the consolidated financial statements of Estrella in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Estrella will become the historical consolidated financial statements of New Estrella, and UPTD’s assets, liabilities, and results of operations will be consolidated with Estrella beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Estrella in future reports. The net assets of UPTD will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.

As a consequence of the Merger, Estrella will become the successor to an SEC-registered and Nasdaq-listed company which will require Estrella to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Estrella expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Estrella’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

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Series A Preferred Stock Transaction

On April 11, 2023, the Company and Estrella Biotech Investment 2022 LLC (“ Estrella Biotech”), as the holder of a majority of the outstanding shares of the Company’s Series A Preferred Stock issued on June 28, 2022 (the “Original Closing Date”) pursuant to the Series A Preferred Stock Purchase Agreement, dated June 28, 2022, between the Company and Estrella Biotech, entered into Amendment No. 1 to the Series A Preferred Stock Purchase Agreement (the “Amendment”). The Amendment extends the period during which the Company may sell the remaining authorized but unissued shares of its Series A Preferred Stock from 90 days after the Original Closing Date to two years after the Original Closing Date.

On April 20, 2023, the Company entered into a Joinder to Series A Preferred Stock Purchase Agreement (“Joinder”) with White Lion Capital, LLC (“White Lion”), an unrelated party. Pursuant to the Joinder, White Lion has agreed to purchase 500,000 shares of the Company’s Series A Preferred Stock for $500,000 in cash immediately prior to the closing of the Business Combination, provided that the closing of the Business Combination occurs on or before (a) July 19, 2023 or (b) such later date as may be mutually agreed upon in writing (including via email) by the Company and White Lion. In addition, pursuant to the Joinder and as consideration for White Lion’s execution and delivery of a common stock purchase agreement (the “Common Stock Purchase Agreement”), dated April 20, 2023, by and between White Lion and UTPD, the Company agreed to issue to White Lion 250,000 shares of its Series A Preferred Stock as a commitment fee immediately prior to the closing of the Business Combination, which the Company and White Lion acknowledged and agreed to have a value of $250,000 as of April 20, 2023, provided that the closing of the Business Combination occurs on or before (a) July 19, 2023 or (b) such later date as may mutually agree upon in writing (including via email) by the Company and White Lion.

On June 1, 2023, the Company entered into a non-binding term sheet (the “Lianhe World Term Sheet”) with Lianhe World Limited (“Lianhe World”), an unrelated third party incorporated in the People’s Republic of China (“PRC”), pursuant to which Lianhe World will enter into negotiations with the Company to purchase 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000 in cash immediately prior to the closing of the Business Combination, subject to customary closing conditions. Pursuant to the term sheet, upon closing of the purchase, Lianhe World would execute a joinder to the Estrella Series A Preferred Stock Purchase Agreement, thereby becoming a “Purchaser” under the Estrella Series A Preferred Stock Purchase Agreement. Accordingly, as contemplated by the term sheet, the Estrella Series A Preferred Stock issued to Lianhe World would have the same terms and conditions as the Estrella Series A Preferred Stock issued under the Estrella Series A Preferred Stock Purchase Agreement. The terms of such purchase are subject to finalization and execution of definitive documentation and therefore could change. Additionally, as the term sheet contains terms and conditions that are non-binding, there is the potential that Estrella and Lianhe World will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all.

Results of Operations

We were formed on March 30, 2022, and have not commenced revenue-producing operations. To date, our operations have consisted of the development and early-stage testing of our initial product candidates, EB103 and EB104, and researching the use of EB103 in conjunction with CF33-CD19t.

The results of operations for the three and nine months ended March 31, 2023 represented Estrella’s results of operations to be comparable with the same period in 2022 which reflect the results of operations from Eureka, our predecessor, related to ARTEMIS® T-cell therapies targeting CD19 and CD22. As the results of operations from all periods were prepared under a consistent historical cost basis, we believed such presentation provided an effective comparison between the successor and predecessor periods mentioned above.

There are two major expenses incurred for the past and current operation:

Comparison of three months ended March 31, 2023, the period from March 30, 2022 (inception) through March 31, 2022, and the period from January 1, 2022 through March 29, 2022 (predecessor)

Research and Development Expenses

Research and development expenses consist primarily of personnel costs for the design and development of clinical trials, legal and professional fees, facilities-related fees, and costs related to the enhancement of our technology which were mainly performed by Eureka. For the three months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from January 1, 2022 through March 29, 2022 (predecessor), we incurred approximately $2.6 million, $0 and $0.2 million of research and development expenses, respectively. All research and development expense incurred for above periods presented were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The increase in research and development expenses for the three months ended March 31, 2023 was mainly due to incurring approximately $2.5 million of monthly service fees with Eureka under the Services Agreement, pursuant to which Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104.

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Our breakdown of research and development expenses by categories for the three months ended March 31, 2023, for the period from March 30, 2022 through March 31, 2022, and for the period from January 1, 2022 through March 29, 2022, respectively, is summarized below:

		For the Period
	For the	from March 30, 2022	For the Period
	Three Months Ended	(inception)	from January 1, 2022
	March 31, 2023	through March 31, 2022	through March 29, 2022
	(Unaudited)	(Unaudited)	(Predecessor)
Consulting and laboratory related fee	$2,623,399	$-	$52,324
Salary and benefit	-	-	85,531
Other	-	-	13,833
Total research and development expense	$2,623,399	$-	$151,688

General and administrative expense

For the three months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from January 1, 2022 through March 29, 2022, we incurred approximately $117,707, $ 0 and $16,604 of general and administrative expenses, respectively. The increase in general and administrative expenses for the three months ended March 31, 2023, was mainly due to an increase in our stock-based compensation expense.

Net Loss

We incurred a net loss of approximately $2.7 million, $0 and $0.2 million for the three months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from January 1, 2022 through March 29, 2022 (predecessor),   respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance to a Phase I trial with the FDA, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Comparison of nine months ended March 31, 2023, the period from March 30, 2022 (inception) through March 31, 2022, and the period from July 1, 2021 through March 29, 2022 (predecessor)

Research and Development Expenses

Research and development expenses consist primarily of personnel costs for the design and development of clinical trials, legal and professional fees, facilities-related fees, and costs related to the enhancement of our technology which were mainly performed by Eureka. For the nine months ended March 31, 2023, for the period from March 30, 2022(inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022, we incurred approximately $7.9 million, $0, and $0.3 million of research and development expenses, respectively. All research and development expense incurred for the periods presented above were dedicated to the development of ARTEMIS® T-cell therapies targeting CD19 and CD22. The increase in research and development expenses was mainly due to incurring approximately $7.5 million of monthly service fees with Eureka under the Services Agreement, pursuant to which Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104.

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Our breakdown of research and development expenses by categories for the nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022, respectively, is summarized below:

		For the Period
	For the	from March 30, 2022	For the Period
	Nine Months Ended	(inception)	from July 1, 2021
	March 31, 2023	through March 31, 2022	through March 29, 2022
	(Unaudited)	(Unaudited)	(Predecessor)
Consulting and laboratory related fee	$7,875,427	$-	$70,835
Salary and benefit	-	-	257,612
Other	-	-	18,760
Total research and development expense	$7,875,427	$-	$347,207

General and administrative expense

For the nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022 (predecessor), we incurred approximately $0.5 million, $0, and $0.3 million of general and administrative expenses, respectively. The increase in general and administrative expenses for the nine months ended March 31, 2023, was mainly due to an increase in our stock-based compensation expense.

Net Loss

We incurred a net loss of approximately $8.4 million, $ 0 and $0.6 million for the nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022 (predecessor),   respectively. We expect our research and development expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company

Comparison of the period from March 30, 2022 (inception) through June 30, 2022, the period from July 1, 2021 to March 29, 2022 (predecessor), and the year ended June 30, 2021 (predecessor).

We separately presented the results of operations for the periods from March 30, 2022 (inception) through June 30, 2022, the results of operations of Eureka, our predecessor, relating to ARTEMIS® T-cell therapies targeting CD19 and CD22 for the period from July 1, 2021 through March 29, 2022 (predecessor), and Eureka’s results of operations for the full year ended June 30, 2021 (predecessor) relating to ARTEMIS® T-cell therapies targeting CD19 and CD22.

There are two major expenses incurred for the past and current operation:

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Research and Development Expenses

For the period from March 30, 2022 (inception) through June 30, 2022, we incurred approximately $1.0 million of research and development expenses which is mainly due to the payment of a $1,000,000 non-refundable upfront fee incurred in connection with the License Agreement as part of the consideration for Eureka’s grant of the rights and license to develop CD19 and CD22-targeted T-cell therapies using Eureka’s ARTEMIS® platform. Meanwhile, research and development expense for the period from July 1, 2021 through March 29, 2022 (predecessor) and for the year ended June 30, 2021 (predecessor) amounted to approximately $0.3 million and $0.5 million, respectively, which mainly consist of personnel costs for the design and development of clinical trials, legal and professional fees, facilities-related fees, and costs related to the enhancement of our technology which were mainly performed by Eureka.

Our breakdown of research and development expenses by categories for the periods from March 30, 2022 through June 30, 2022 (successor), for the period from July 1, 2021 through March 29, 2022 (predecessor), and for the year ended June 30, 2021 (predecessor) are summarized below:

	For the Period	For the Period	For the
	from March 30, 2022	from July 1, 2021	Year ended
	(inception) through	through March 29, 2022	June 30, 2021
	June 30, 2022	(Predecessor)	(Predecessor)
Consulting and laboratory related fee	$1,041,892	$70,835	$94,334
Salary and benefit	-	257,612	321,001
Other	-	18,760	41,896
Total research and development expense	$1,041,892	$347,207	$457,231

General and administrative expense

For the period from March 30, 2022 (inception) through June 30, 2022, we incurred approximately $32,000 of general and administrative expense related to expense associated with our stock-based compensation, as we have granted stock options to our board of directors, and other consultants under the Incentive Plan. For the period from July 1, 2021 through March 29, 2022 (predecessor) and for the year ended June 30, 2021 (predecessor), general and administrative expenses are amounted to approximately $264,000   and $276,000, respectively.

Net Loss

We incurred a net loss of approximately $1.1 million, 0.6 million and $0.7 million for the period from March 30, 2022 (inception) through June 30, 2022, for the period from July 1, 2021 through March 29, 2022 (predecessor) and for the year ended June 30, 2021 (predecessor), respectively. We expect our research and development expenses as well as our general and administrative expenses to continue to increase as we continue to work with Eureka to advance the IND filings, preclinical and clinical development of our product candidates and preclinical programs, seek regulatory approval for any product candidates that successfully complete clinical trials, scale up our clinical and regulatory capabilities, adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products, maintain, expand, and protect our intellectual property portfolio, add operational, financial, and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, and incur additional legal, accounting, and other expenses in operating as a public company.

Liquidity and Capital Resources

As of March 31, 2023, we had cash of approximately $2.7 million. We have funded our operations primarily from the June 28, 2022 issuance of $5.0 million of our Series A Preferred Stock. Our ability to fund our operations is dependent on the amount of cash on hand, our ability to raise debt or additional equity financing, and ultimately our ability to generate sufficient revenue. We have expended substantial funds on research and development, have experienced losses and negative cash flows from operations since our inception, and expect losses and negative cash flows from operations to continue until such time that our product candidates receive regulatory approval and we generate sufficient revenue and positive cash flow from operations, if ever.

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To date, we have not generated any revenues from any source, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidates in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidates, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidates.

We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue research and development, and seek marketing approval for, our product candidates. In addition, if we obtain approval for any of our product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing, and distribution. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

We will also be responsible for significant payments to Eureka under the Services Agreement and the License Agreement. As of March 31, 2023, we had approximately $8.3 million of the $10 million fee remaining under the Services Agreement and approximately $0.8 million of the upfront payment remaining under the License Agreement. These remaining payments under the Services Agreement and the License Agreement will be charged to Estrella on a monthly basis but such monthly payments will not be due and payable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement. With respect to any monthly payment that has not yet been charged to Estrella prior to the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement, the amount of each such monthly payment will be due and payable on a monthly basis. In addition, we will also be responsible to Eureka for significant future contingent payments under the License Agreement upon the achievement of certain development and regulatory milestones, and sales milestones as well as ongoing royalties on net commercial sales. The size and timing of these milestone payments will vary greatly depending upon a number of factors, and it is therefore difficult to estimate the total payments that could become payable to Eureka and when those payments would be due. If we achieve all of the milestones, we would be obligated to pay multimillion-dollar development and regulatory milestone payments and sales milestone payments. We will be required to pay certain of these milestone payments prior to the time at which we are able to generate sufficient revenue, if any, from commercial sales of any of our product candidates. We intend to fund these milestone payments using a portion of the proceeds of the Business Combination. In addition to milestone payments, we are also required to pay Eureka under the License Agreement ongoing royalty payments of a single digit percentage on net sales.

We therefore anticipate that we will need substantial additional funding in connection with our continuing operations. There is substantial doubt about Estrella’s ability to continue as a going concern for at least one year after the date that our financial statements are issued. After the completion of the Business Combination, we would expect to have approximately $11.9 million to $17.0 million in cash and cash equivalents assuming that Estrella is able consummate the approximately $9.3 million Estrella Series A Preferred Stock transaction with Lianhe World Limited, and no more than 486,217 shares of UPTD common stock are redeemed by UPTD stockholders to meet the $5,000,001 net tangible assets requirement set forth in UPTD’s charter and necessary for consummating the Business Combination. However, since such financing is not guaranteed, and if higher redemption levels take place, the Combined Company might not able to satisfy the 5,000,001 minimum net tangible assets requirement necessary for consummating the Business Combination, and might not have sufficient funding to sustain the preclinical and clinical development of our product candidates, our public company compliance costs, certain of the milestone payments under the License Agreement and payments under the Services Agreement.

We intend to devote most of the net proceeds from the Business Combination to the preclinical and clinical development of our product candidates, our public company compliance costs, and certain of the milestone payments under the License Agreement. Based on our current business plans, we believe that the anticipated net proceeds from the Business Combination will enable us to fund our operating expenses and capital requirements through at least the next 12 months with the assumption that the approximately $9.3 million Estrella Series A Preferred Stock transaction from Lianhe World Limited is consummated and no more than 486,217 shares of UPTD common stock are redeemed by UPTD stockholders in order to meet the $5,000,001 net tangible assets requirement set forth in UPTD’s charter and necessary for consummating the Business Combination. Our estimate as to how long we expect the net proceeds from the Business Combination to be able to fund our operating expenses and capital requirements is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could result in fewer cash and cash equivalents available to us or cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future operations are highly dependent on a combination of factors, including but not necessarily limited to (1) the success of our research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) our ability to manage growth of the organization; (5) our ability to protect our technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of our product candidates.

We plan to raise additional capital in the future in order to continue our research and development programs and fund operations. However, our ability to raise additional capital in the equity or debt markets is dependent on various factors, and there is no assurance that such financing will be available on acceptable terms, or at all. The market demand of our equity is subject to a number of risks and uncertainties, including but not limited to, negative economic conditions, adverse market conditions, and adverse financial results. If we are unable to either raise sufficient capital in the equity or debt markets, license products or rights to future products, or generate revenue, we may need to restructure, or cease, operations.

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Cash Flows

Operating activities

Net cash used in operating activities was approximately $1.3 million for the nine month ended March 31, 2023, and was primarily attributable to a net loss of approximately $8.4 million, offset by (a) approximately $5.9 million increase in account payable related party which related to service fee incurred from the Services Agreement, (b) approximately $0.3 million increase in non-cash item such as stock-based compensation as we incurred amortization for the nine months ended March 31, 2023 related to the stock options granted to our employees, board of directors, and other consultants under the Incentive Plan, (c) approximately $0.8 million decrease in prepaid expenses – related party as we utilized prior prepaid service fees from the Services Agreement in the current period, (d) a $50,000 increase in prepaid expense as we prepaid an unrelated individual of research and development expense which is commence in April, 2023 and (d) an approximately $56,000 increase in other payables and accrued liabilities as we accrued various legal, consulting, and research and development expenses related to the Business Combination.

Net cash used in operating activities was approximately $0.9 million for the period from March 30, 2022 (inception) through June 30, 2022 and was primarily attributable to (i) a net loss of approximately $1.1 million, and (ii) approximately $0.8 million increase in prepaid expenses as we have prepaid Eureka’s monthly service fee associated with the Services Agreement, offset by (a) approximately $0.9 million increase in accrued expense which related to the upfront cost incurred from the License Agreement, and (b) approximately $34,000 increase in non-cash item such as stock-based compensation, as we granted stock options to our employees, board of directors, and other consultants under the Incentive Plan for the year ended June 30, 2022.

Investing activities

Net cash used in investing activities was approximately $137,000 for the nine months ended March 31, 2023, and was primarily attributable to loan to UPTD as Monthly Extension Payment.

Financing activities

Net cash provided by financing activities was approximately $5.0 million for the period from March 30, 2022 (inception) through June 30, 2022 and was primarily attributable to approximately $5.0 million net proceeds received from issuance of Series A Preferred Stock and from early exercise of stock options.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules and regulations of the SEC.

Commitments  & Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

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License Agreement

Pursuant to the License Agreement, we are obligated to make (i) a one-time, non-refundable, non-creditable payment of $1,000,000, payable in 12 equal monthly installments, (ii) certain one-time, non–refundable, non-creditable development “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (iii) royalty payments of a single digit percentage on net sales during any consecutive 12-month period.

As of March 31, 2023, we have paid two installments, an aggregate of approximately $0.2 million, of the upfront payment to Eureka. Effective as of October 1, 2022, the parties amended the License Agreement to provide that, with respect to each monthly payment accrued but not paid, the amount of such monthly payment will be charged to us on a monthly basis but such monthly payments will not be due and payable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement. With respect to any monthly payment that has not yet been charged to us prior to the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement, the amount of each such monthly payment will be due and payable on a monthly basis.

Effective as of March 1, 2023, the parties amended the License Agreement to defer the due date of the outstanding balance of the upfront payment and any development milestone payment that becomes due under the License Agreement prior to the consummation or termination of the Business Combination pursuant to the Merger Agreement until the consummation of the Business Combination or termination of the Business Combination pursuant to the Merger Agreement. On January 30, 2023, one development milestone payment in the amount of $50,000 related to the submission of EB103 to the FDA was earned by Eureka under the Agreement, which has not been paid as of the date hereof. No other development milestone, sales milestone, or royalty payment has been earned as we do not have any product candidates approved for sale and have not generated any revenue from product sales.

Upon consummation of the Business Combination, the balance of the upfront fee in the amount of $833,333 and the $50,000 development milestone payment related to the submission of EB103 to the FDA will become due and payable to Eureka.

Collaboration Agreement

Pursuant to the Collaboration Agreement, we and Imugene will be separately responsible for all qualified full-time person (“FTE”) and other internal costs incurred in the performance of its research, as well as the full cost of procurement of leukopaks and purification of T-cells from two donors, and of manufacturing and quality control of EB103 T-cells under the research plan. Any joint cost will be shared equally. If either we or Imugene incurs out-of-pocket costs in excess of the amount budgeted for such costs in the applicable research budget plus allowable overruns, then the other party will not be responsible for its 50% share of the excess of such budgeted amount plus allowable overruns, unless the joint steering committee approves such excess costs (either before or after such costs have been incurred).

Services Agreement

Pursuant to the Services Agreement, we agreed to (i) pay Eureka $10,000,000 in connection with the services thereunder payable in 12 equal monthly installments and (ii) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the services. In addition, we will be charged for other services performed by Eureka outside the scope of the services set forth in the Services Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing. As of March 31, 2023, we had remitted to Eureka two installments of $1,666,667 and $21,560 of pass-through costs for services provided pursuant to the Services Agreement, with ten monthly installment payments remaining.

Effective as of October 1, 2022 (the “First Amendment Date”), the parties amended the Services Agreement to provide that, with respect to each subsequent Monthly Payment, the amount of such Monthly Payment will be charged to us on a monthly basis but such Monthly Payments will not be due and payable to Eureka until the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement. With respect to any Monthly Payment that has not yet been charged to us prior to the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement, the amount of each such Monthly Payment will be due and payable on a monthly basis. In addition, the parties agreed that any pass-through costs (other than the $21,560 of pass-through costs that we paid to Eureka prior to the First Amendment Date) will accrue and be charged to us on a monthly basis, but the aggregate amount of such accrued but unpaid pass-through costs will not be reimbursable to Eureka until the (x) consummation of the Business Combination or (y) the termination of the Business Combination pursuant to the Merger Agreement. Notwithstanding the foregoing, any pass-through costs incurred or paid to providers by Eureka after the occurrence of (x) or (y) shall be reimbursable to Eureka on a monthly basis. Effective as of March 1, 2023, the parties entered into Amendment No. 2 to the Services Agreement, in order to delete the provision that made deferred Monthly Payments of the $10mm fee due upon FDA clearance of the IND for EB103. Accordingly, the remaining $8,333,333 payable to Eureka for the IND Application Services will become due and payable upon the (x) consummation of the Business Combination or (y) termination of the Business Combination pursuant to the Merger Agreement.

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Critical Accounting Estimates

Our unaudited interim financial statements and audited financial statements accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting estimates that are significant to the preparation of our financial statements. These estimates are important for an understanding of our financial condition and results of operation. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting estimates involve the most significant estimates and judgments used in the preparation of our financial statements.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our financial statements include fair value of the stock-based compensation and realization of deferred tax assets. Actual results could differ from these estimates.

Stock-Based Compensation

We recognize compensation costs resulting from the issuance of stock-based awards to employees, non-employees, and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of Estrella Common Stock, expected life of stock options, the expected volatility, and the expected risk-free interest rate, among others. These assumptions reflect our best estimates, but they involve inherent uncertainties based on market conditions generally outside of our control.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if we use different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

We account for the fair value of equity instruments issued to non-employees using either the fair value of the services received or the fair value of the equity instrument, whichever is considered more reliable. We utilize the Black-Scholes-Merton option-pricing model to measure the fair value of options issued to non-employees.

We record compensation expense for the awards with graded vesting using the straight-line method. We recognize compensation expense over the requisite service period applicable to each individual award, which generally equals the vesting term. Forfeitures are recognized when realized.

Income Taxes

We recognize deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

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Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023. We are currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from our position. We may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal and state tax laws. Our management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

General and Administrative Expenses and Research and Development Expenses

Our results of operations for the period from July 1, 2021 through March 29, 2022 and the year ended June 30, 2021 reflect the carved out results of operations from Eureka, our predecessor, related to T-cell therapies targeting CD19 and CD22. General and administrative expenses, and research and development expense incurred from the above mentioned periods were estimated and allocated to us by Eureka based on direct usage, proportion based on numbers of projects and facilities square footage usage, and employee’s FTE in conducting research and development on CD19 and CD22 targeted T-cell therapies. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented. However, the allocations may not be indicative of all the actual expenses that would have been incurred if we operated as an independent company for the periods presented.

Research and Development Expenses

Estrella charges research and development costs to operations as incurred. Estrella accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, Estrella may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses for the three and nine months ended March 31, 2023 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees, facilities related fees and enhancement of Estrella’s technology which was mainly performed by Eureka.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We previously elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

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EXECUTIVE COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section provides an overview of Estrella’s executive compensation program as it relates to the executive officers named below (the “named executive officers”), for the fiscal year ended June 30, 2022, which consist of our principal executive officer and our two most highly compensated executive officers:

•	Dr. Cheng Liu, our CEO and President;

•	Peter Xu, our Chief Financial Officer; and

•	Vicky Yang, our Chief Operating Officer.

The objective of Estrella’s compensation program is to provide a total compensation package to each named executive officer that will enable Estrella to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward our named executive officers for favorable performance.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by or paid to Estrella’s executive officers for the fiscal year ended June 30, 2022. Additional information on our named executive officer’s annual compensation for the year ended June 30, 2022 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Option Awards (1)	Total ($)
Dr. Cheng Liu	2022	589,817	589,817
Chief Executive Officer and President
Peter Xu	2022	393,212	393,212
Chief Financial Officer
Vicky Yang	2022	524,282	524,282
Chief Operating Officer

(1)	The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the named executive officers during year ended June 30, 2022, calculated in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures. Certain of the assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 8 to Estrella’s financial statements for the fiscal year ended June 30, 2022, included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received upon exercise of the stock option, issuance of shares of common stock, or any sale of any of the underlying shares of common stock.

Narrative to Summary Compensation Table

Base Salaries

Base salaries established for Estrella’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by Estrella and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The named executive officers did not receive base salaries for the fiscal year ended June 30, 2022.

Annual Cash Bonuses

As part of Estrella’s pay-for-performance philosophy, it believes annual cash incentive awards can be used to motivate and reward employees. Estrella intends to adopt a formal bonus plan in which certain of our employees, including the named executive officers, will be eligible to participate going forward but have not done so as of the date of this proxy statement/prospectus. For 2021, no named executive officer received any form of cash bonus.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of Estrella’s executive officers with the long-term interests of its equity-owners and to enhance executive retention.

Estrella currently maintains the 2022 Equity Incentive Plan (the “2022 Plan”). See “2022 Equity Incentive Plan” included below for additional information. Prior to the Business Combination, all of the equity compensation outstanding were made pursuant to the 2022 Plan. Historically, Estrella has used options as an incentive for long-term compensation to our executive officers because options allow our executive officers to realize value from this form of equity compensation only if the value of the underlying shares of Estrella Common Stock increases relative to the option’s per-share exercise price.

Pursuant to their employment agreements (described below under “Employment Arrangements”), the named executive officers each received an initial award of nonqualified stock options in connection with the commencement of their employment. Estrella options generally vest over a four-year period, subject to accelerated vesting as described under “Potential Payments upon Termination or Change in Control.” For Dr. Liu’s award, 25% of the award will cliff-vest on the first anniversary of the vesting commencement date, with the remaining 75% of the award vesting monthly in substantially equal installments over the 36 months following such anniversary. For Mr. Xu and Ms. Yang, 100% of the award will vest monthly in substantially equal installments over 48 months. For all option awards, vesting is subject to the option holder’s continuous service through each applicable vesting date. In connection with the option award grants to the named executive officers, each executive elected to early exercise his or her award, converting the award from an option award into a restricted stock award.

All Estrella 2022 Plan option awards, including those that have converted to restricted stock awards, that are outstanding as of immediately prior to the Business Combination will vest in full in connection therewith.

Employment Arrangements

Agreement with Dr. Cheng Liu

On July 29, 2022, Estrella entered into a letter agreement with Dr. Liu, setting forth the terms of his employment as Estrella’s Chief Executive Officer and President. Dr. Liu’s employment is for no specific period of time and will be “at will.” Additionally, the letter agreement provides that Estrella will periodically review Dr. Liu’s stock options to determine whether any adjustment is needed and further provides that, if Estrella is subject to a change in control before Dr. Liu’s service with Estrella terminates and Dr. Liu is subject to an involuntary termination within 12 months after such change of control, then 100% of Dr. Liu’s remaining unvested option shares will vest immediately. Dr. Liu will be eligible to participate in any future Estrella employee benefit plans.

In the event that Dr. Liu’s employment is subject to an involuntary termination (including a resignation for good reason as defined under the letter agreement) and a separation occurs, unless by reason of permanent disability and subject to Dr. Liu’s execution and nonrevocation of a general release of claims in favor of Estrella and resignation from all director positions, then Dr. Liu will continue to receive any base salary for a period of six months following such separation. Additionally, effective on the date of separation, any shares subject to Dr. Liu’s options that would have vested over the six-month period following Dr. Liu’s termination will become immediately vested. In addition, Estrella will pay Dr. Liu, in cash, any monthly amount Estrella was paying, if any, on behalf of Dr. Liu and his eligible dependents with respect to Estrella’s health insurance plans for the six-month period following the date of separation.

Agreement with Peter Xu

On May 27, 2022, Estrella entered into an employment agreement with Peter Xu, Estrella’s current Chief Financial Officer. Pursuant to his agreement, Mr. Xu holds the position of Chief Financial Officer for an initial term of one year, with automatic one year extensions thereafter, unless either Estrella or Mr. Xu notifies the other party at least 90 days prior to an applicable renewal date. Under the agreement, Estrella and Mr. Xu will mutually agree on an annual salary, and Estrella’s compensation committee will determine the targets and performance metrics of any annual cash bonus, payable to Mr. Xu. Mr. Xu’s agreement also provides that Mr. Xu is entitled to the grant of a stock option to purchase 4,800,000 shares of Estrella Common Stock, which was granted on May 27, 2022. Mr. Xu will be eligible to participate in any future Estrella employee benefit plans. In the event that Mr. Xu’s employment is terminated, he will be entitled only to any accrued obligations. The agreement also contains a during-employment non-solicitation covenant and during-employment and post-termination non-disclosure and non-disparagement covenants.

Agreement with Vicky Yang

On May 27, 2022, Estrella entered into an employment agreement with Vicky Yang, Estrella’s current Chief Operating Officer. Pursuant to her agreement, Ms. Yang holds the position of Chief Operating Officer for an initial term of one year, with automatic one year extensions thereafter, unless either Estrella or Ms. Yang notifies the other party at least 90 days prior to an applicable renewal date. Under the agreement, Estrella and Ms. Yang will mutually agree on an annual salary, and Estrella’s compensation committee will determine the targets and performance metrics of any annual cash bonus, payable to Ms. Yang. Ms. Yang agreement also provides that Ms. Yang is entitled to the grant of a stock option to purchase 3,600,000 shares of Estrella Common Stock, which was granted on May 27, 2022. Ms. Yang will be eligible to participate in any future Estrella employee benefit plans. In the event that Ms. Yang employment is terminated, she will be entitled only to any accrued obligations. The agreement also contains a during-employment non-solicitation covenant and during-employment and post-termination non-disclosure and non-disparagement covenants.

Other Compensation Elements

All of Estrella’s current named executive officers will be eligible to participate in any employee benefit plans, including medical, dental, vision, disability, and life insurance plans, in each case on the same basis as all of Estrella’s other employees, if such plans are adopted. Estrella generally does not provide perquisites or personal benefits to its named executive officers. Estrella has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the named executive officers as of June 30, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)(2)	Market value of shares or units of stock that have not vested ($)(1)(2)
Dr. Cheng Liu	5/27/2022	—	—	—	$0.001	5/27/2032	—	—
Peter Xu	5/27/2022	—	—	—	$0.001	5/27/2032	—	—

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(1) On May 27, 2022, each of Dr. Liu, Mr. Xu, and Ms. Yang early exercised the stock options granted to them, converting the option awards into restricted stock awards, subject to the same vesting conditions.

(2) For Dr. Liu’s award, 25% of the award will cliff-vest on the first anniversary of the vesting commencement date, with the remaining 75% of the award vesting monthly in substantially equal installments over the 36 months following such anniversary. For Mr. Xu and Ms. Yang, 100% of the award will vest monthly in substantially equal installments over 48 months, commencing on June 27, 2022. For all option awards, vesting is subject to the named executive officer’s continuous service through each applicable vesting date and may be subject to accelerated vesting as discussed under “Potential Payments upon Termination or Change in Control.”

(3) The amount in this column reflects the market value of $1.00 per share of Estrella Common Stock, multiplied by the amount shown in the column for the number of shares that have not yet vested. Market value was determined by Estrella in reference to its Series A funding round, which closed two days prior to fiscal year end on June 28. 2022, described in more detail in Note 6 to Estrella’s financial statements for fiscal year ended June 30, 2022, included elsewhere in this proxy statement/prospectus.

Potential Payments Upon Termination or Change in Control

Only Dr. Liu is entitled to any severance or termination payments, as described under “Agreement with Dr. Cheng Liu” above. Pursuant to their stock option award agreements, in connection with a change in control transaction of Estrella, a going public transaction or an initial public offering, the stock options (now, restricted shares) held by each of the named executive officers would fully vest and become exercisable.

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Post-Business Combination Company Executive Compensation

Following the Closing, New Estrella intends to develop an executive compensation program that is designed to align compensation with New Estrella’s business objectives and the creation of stockholder value, while enabling New Estrella to attract, motivate, and retain individuals who contribute to the long-term success of New Estrella. Decisions on the executive compensation program will be made by the compensation committee of New Estrella Board.

Equity Benefit Plans

2022 Equity Incentive Plan

Estrella’s board of directors adopted, and Estrella’s stockholders approved, the 2022 Plan on May 27, 2022 and will automatically terminate on the day before the 10th anniversary of the earlier of the board of directors’ or stockholders’ plan adoption date. As of June 30, 2022, under the 2022 Plan, there were no options to purchase Estrella Common Stock outstanding (as all options have been early exercised), and no shares of Estrella Common Stock remained available for future issuance.

Awards. The 2022 Plan provides for the grant of stock options, share appreciation rights (“SARs”), restricted shares (“Restricted Shares”), restricted share units (“RSUs”), and other share awards to directors, employees, and consultants of Estrella.

Plan Administration. Estrella’s board of directors administers and interprets the provisions of the 2022 Plan. Estrella’s board of directors may delegate any or all its powers under the 2022 Plan to a committee appointed by Estrella’s board of directors (to the extent permitted under applicable law and regulations), except that Estrella’s board of directors retains control to amend or terminate the plan and to determine share issuances pursuant to the terms of the 2022 Plan. Under the 2022 Plan, Estrella’s board of directors (or a committee delegated by Estrella’s board of directors) has the authority to construe terms of awards granted under the 2022 Plan and to, among other things, prescribe, amend, and rescind rules and regulations relating to the 2022 Plan, suspend or terminate the 2022 Plan, determine the terms and provisions of awards granted under the 2022 Plan, and to make all other determinations in the judgment of the Estrella board of directors necessary or desirable for the administration of the 2022 Plan.

Stock Options and Stock Appreciation Rights. All stock options and SARs are granted with an exercise price per share that is no less than the fair market value (as defined under the 2022 Plan) of Estrella’s Common Stock on the date of grant of such award, unless granted pursuant to an assumption of or substitution for another stock option or SAR pursuant to a certain transactions and in a manner consistent with the provisions of Section 409A of the Code and other applicable law.

Restricted Shares and RSUs. The terms and conditions of Restricted Share Award Agreements and RSU Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements and RSU Award Agreements need not be identical. Each Restricted Share Award Agreement or RSU Award Agreement will conform to (through incorporation of the provisions of the 2022 Plan by reference in the agreement or otherwise) certain customary provisions, including that Restricted Shares and RSUs may be awarded for past services to Estrella, subject to forfeiture in certain circumstances, transferable only under certain conditions, and provisions relating to dividends.

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Changes to Capital Structure. If, through or as a result of Estrella’s merger, consolidation, sale of all or substantially all of Estrella’s assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar transaction, (i) the outstanding shares of Estrella Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities of Estrella, or (ii) additional shares or new or different or other securities of Estrella or other noncash assets are distributed with respect to such shares of Estrella Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the 2022 Plan, (y) the number and kind of shares or other securities subject to any then outstanding stock options, and (z) the price for each share or other security subject to any then outstanding stock options, so that upon exercise of such stock options, in lieu of the share of Estrella Common Stock for which such options were then exercisable, the relevant optionee shall be entitled to receive, for the same aggregate consideration, the same total number and kind of shares or other securities, cash or property that the owner of an equal number of outstanding shares of Estrella Common Stock immediately prior to the event requiring adjustment would own as a result of the event.

Corporate Transactions. If Estrella is merged with or into or consolidated with another entity under circumstances where Estrella stockholders immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of Estrella or the surviving or resulting company, as the case may be, or if shares representing fifty percent (50%) or more of the voting power of Estrella are transferred to an unrelated third party, as hereinafter defined, or if Estrella is liquidated, or sells or otherwise disposes of all or substantially all of its assets (each such transaction is referred to as a “change in control transaction”), Estrella’s board of directors, or the board of directors of any company assuming the obligations of Estrella, may, in its discretion, take any one or more of the following actions, as to some or all outstanding stock options or restricted stock awards (and need not take the same action as to each such option or restricted stock award): (i) provide that such stock options shall be assumed, or equivalent stock options will be substituted, by the acquiring or succeeding company (or an affiliate thereof), (ii) arrange for the assignment of any repurchase rights held by Estrella to the surviving company, (iii) accelerate the vesting, in whole or in part, of an Award to a date prior to the effective time of such change in control transaction, (iv) arrange for the lapse, in whole or in part, of any repurchase rights held by Estrella with respect to an Award, (v) cancel or arrange for the cancellation of Awards, to the extent not vested or not exercised prior to the effective time of the change in control transaction, in exchange for such cash consideration, if any, as the Estrella board of directors, in its sole discretion, may consider appropriate, or (vi) make a payment, in such form as determined by the Estrella board of directors, equal to the excess, if any, of (A) the value of the property the holder of the Award would have received upon the exercise of the Award immediately prior to the effective time of the change in control transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the Award is equal to or less than the exercise price.

Compensation of Directors

2021 Director Compensation

Dr. Liu was the sole member of the Estrella board of directors in the fiscal year ending June 30, 2022. He did not receive any additional compensation in connection with his service on Estrella’s board of directors.

Post-Business Combination Company Director Compensation

Following the Closing, New Estrella intends to develop a non-employee director compensation program that is designed to align compensation with New Estrella’s business objectives and the creation of stockholder value, while enabling New Estrella to attract, motivate, and retain individuals who contribute to its long-term success.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF New estrella

The following table and accompanying footnotes set forth information regarding the (i) actual beneficial ownership of shares of UPTD Common Stock as of the Record Date, and (ii) expected beneficial ownership of shares of New Estrella Common Stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•	UPTD’s current executive officers and directors;

•	each person who is expected to become one of the executive officers or directors of New Estrella following the Business Combination, assuming the Director Election Proposal is approved;

•	all of UPTD’s current executive officers and directors as a group, and all of the executive officers and directors of New Estrella, assuming the Director Election Proposal is approved, as a group; and

•	each person who is known to be the beneficial owner of more than 5% of the outstanding UPTD Common Stock or is expected to be the beneficial owner of more than 5% of shares of New Estrella Common Stock following the Business Combination.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

The beneficial ownership of shares of UPTD Common Stock prior to the Business Combination is calculated based on 2,329,920 shares of UPTD Common Stock (consisting of 910,220 Public Shares, 1,107,500 Founder Shares and 312,200 Private Shares) issued and outstanding as of the Record Date.

The expected beneficial ownership of shares of New Estrella Common Stock following the Business Combination is calculated based on 34,829,920 shares (assuming no redemptions) of New Estrella Common Stock expected to be outstanding immediately following consummation of the Business Combination and assumes an exchange ratio for converting each share of Estrella Preferred Stock and/or Estrella Common Stock into shares of New Estrella Common Stock of 0.24074, which assumes that both the White Lion and Lianhe World purchases of Estrella Series A Preferred Stock are consummated and that Estrella issues 10,000,000 shares of Estrella Series A Preferred Stock to White Lion and Lianhe World in the aggregate immediately prior to the Effective Time, as further described under “Related Agreements—Equity Line Agreements” and —Non-Binding Lianhe World Term Sheet” in this proxy statement/prospectus.

In connection with the Extension approved at the 2022 Special Meeting, 3,519,780   Public Shares were redeemed by UPTD's stockholder, as a result of which, UPTD currently has 910,220 Public Shares. The expected beneficial ownership of shares of New Estrella Common Stock and the issuance of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination also assumes two redemption scenarios as follows:

•	Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Stockholders exercise their right to redeem their Public Shares for their pro rata share of the Trust Account, and that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination, and thus, the full amount held in the Trust Account as of the Closing is available for the Business Combination; and

•

Assuming Maximum Redemptions (Scenario 2): This presentation assumes that a maximum of 486,217 Public Shares are redeemed to satisfy at least $5,000,001 net tangible assets requirement under the Current Charter of UPTD, resulting in an aggregate payment of approximately $5.1 million from the Trust Account (based on an assumed redemption price of $10.48 per share). As of the date of this proxy statement/prospectus, the redemption price increased from $10.48 per share to $10.63 per share which reflects the $136,533 non-interest bearing loans from Estrella and deposited into the Trust Account in order to extend the available time to complete the Business Combination in April, May and June 2023. This presentation also assumes that Estrella issues 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for $9,250,000 in cash immediately prior to the closing of the Business Combination.

If Estrella issues less than 9,250,000 shares of Estrella Series A Preferred Stock to Lianhe World Limited for less than $9,250,000 in cash immediately prior to the closing of the Business Combination due to any failure or delay in executing the definitive documentation or satisfying the closing conditions of such issuance or any other reason, or additional redemption requests are received beyond those presented in Scenario 2, UPTD may need to obtain additional Merger Financing from other sources in order to satisfy the Net Tangible Assets Requirement and consummate the Business Combination, which may not be available on favorable terms or at all.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

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	UPTD Pre-Business Combination				New Estrella Post-Business Combination
	UPTD Common Stock				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)(4)		% of Outstanding Shares of UPTD Common Stock		Number of Shares	%	Number of Shares	%
Directors and Executive Officers of UPTD(1)
Jianwei Li(2) (3)	1,253,730		53.81%		1,229,730	3.53%	1,229,730	3.58%
Weiguang Yang	-		-		-	-	-	-
Luqi (Lulu) Wen	-		-		-	-	-	-
Weston Twigg(3)	10,000		*		20,000	*	20,000	*
Tao Jiang(3)	10,000		*		20,000	*	20,000	*
James Long(3)	10,000		*		20,000	*	20,000	*
All Directors and Executive Officers of UPTD as a group (6 Individuals)	1,283,730		55.10%		1,289,730	3.70%	1,289,730	3.76%

5% Stockholders of UPTD
TradeUP Acquisition Sponsor LLC(2)(3)	1,111,760		47.72%		1,087,760	3.12%	1,087,760	3.17%

Directors and Executive Officers of New Estrella After Consummation of the Business Combination(5)
Dr. Cheng Liu		-		-	1,299,990	3.73%	1,299,990	3.79%
Peter Xu		-		-	1,155,547	3.32%	1,155,547	3.36%
Vicky Yang		-		-	866,660	2.49%	866,660	2.52%
Dr. Marsha Roberts		-		-	-	-	-	-
Fan Wu		-		-	-	-	-	-
Janelle Wu		-		-	-	-	-	-
Pei Xu		-		-	-	-	-	-
All Directors and Executive Officers of New Estrella as a Group (7 Individuals)		-		-	3,322,198	9.54%	3,322,198	9.67%

5% Stockholders of New Estrella after the Consummation of the Business Combination
Eureka Therapeutics, Inc.(6)					25,277,831	72.58%	25,277,831	73.60%
Lianhe World Limited (7)					2,226,835	6.39%	2,226,835	6.48%

* Represents beneficial ownership of less than one percent

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o TradeUP Acquisition Corp., 437 Madison Avenue, 27th Floor, New York, New York 10022.
(2)	The Sponsor is the record holder of the shares of UPTD Common Stock reported herein. Mr. Jianwei Li, the Chairman and Chief Executive Officer of UPTD, is the managing member of the Sponsor, and as such may be deemed to have sole voting and investment discretion with respect to the UPTD Common Stock held by the Sponsor.
(3)	Pursuant to a securities assignment agreement, dated July 14, 2021, among the Founders and the independent directors of UPTD, the Founders agreed to sell to each independent director 10,000 Founder Shares upon the Closing, among which 80% will be sold by the Sponsor and 20% by Tradeup INC., at the same purchase price that the Founders originally paid to acquire such Founder Shares.
(4)	On March 4, 2022, Mr. Jianwei Li and Tradeup INC. entered into a securities transfer agreement, pursuant to which Tradeup INC. agreed to sell to Mr. Li a total of 141,970 shares of UPTD Common Stock (110,750 Founder Shares and 31,220 Private Shares) at the same purchase prices that Tradeup INC. originally paid to acquire such shares.
(5)	Unless otherwise indicated, the business address of each of each of the following entities or individuals is c/o Estrella Immunopharma, Inc., 5858 Horton Street, Suite 170, Emeryville, CA 94608.
(6)	Eureka is governed by a board of directors consisting of eight members. Each member has one vote, and the approval of a majority of the board is required to approve an action of Eureka. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of Eureka exercises voting or dispositive control over any of the securities held by Eureka, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.
(7)

On June 1, 2023, Estrella entered into the Lianhe World Term Sheet with Lianhe World Limited (“Lianhe World”), an unrelated third party incorporated in the People’s Republic of China, pursuant to which Lianhe World will enter into negotiations with Estrella to purchase 9,250,000 shares of Estrella Series A Preferred Stock for $9,250,000 in cash immediately prior to the closing of the Business Combination, subject to customary closing conditions. Pursuant to the term sheet, upon closing of the purchase, Lianhe World would execute a joinder to the Estrella Series A Preferred Stock Purchase Agreement, thereby becoming a “Purchaser” under the Estrella Series A Purchase Agreement. Accordingly, as contemplated by the term sheet, the Estrella Series A Preferred Stock issued to Lianhe World would have the same terms and conditions as the Estrella Series A Preferred Stock issued under the Estrella Series A Purchase Agreement. The terms of such purchase are subject to finalization and execution of definitive documentation and therefore could change. Additionally, as the term sheet contains terms and conditions that are non-binding, there is the potential that Estrella and Lianhe World will be unable to agree to final terms or enter into definitive documentation in a timely manner or at all.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Except as discussed below, UPTD has not yet adopted a formal policy for the review, approval, or ratification of related party transactions.

UPTD has adopted a code of ethics requiring UPTD to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in UPTD’s public filings with the SEC. Under UPTD’s code of ethics, conflict of interest situations will include any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, UPTD’s audit committee, pursuant to the adopted written charter, will be responsible for reviewing and approving related party transactions to the extent that UPTD enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. UPTD also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

UPTD Related Party Transactions

Founder and Private Placement Shares

On January 20, 2021, the Sponsor acquired 1,150,000 Founder Shares for an aggregate purchase price of $25,000. On February 11, 2021, in connection with a restructure of the Sponsor, the Sponsor forfeited 1,150,000 Founder Shares upon the receipt of the refund of purchase price of $25,000. On February 12, 2021, the Sponsor acquired 920,000 Founder Shares for a purchase price of $20,000 and Tradeup INC. acquired 230,000 Founder Shares for a purchase price of $5,000, respectively.

As of December 31, 2022 and December 31, 2021, there were 1,107,500 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.02 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Initial Public Offering.

Each of the Founders have agreed not to transfer, assign, or sell 50% of its Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of UPTD’s initial business combination, or (B) the date on which the closing price of UPTD Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after UPTD’s initial business combination and the remaining 50% of the Founder Shares may not be transferred, assigned, or sold until six months after the date of the consummation of UPTD’s initial business combination, or earlier, in either case, if, subsequent to the UPTD’s initial business combination, UPTD consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all UPTD stockholders having the right to exchange their shares for cash, securities, or other property.

On July 19, 2021, UPTD consummated the sale of 295,000 Private Shares at a price of $10.00 per share in the Concurrent Private Placement to the Sponsor and Tradeup INC., among which the Sponsor purchased 236,000 Private Shares and Tradeup INC. purchased 59,000 Private Shares, generating gross proceeds of $2,950,000. On July 21, 2021, UPTD consummated the sale of additional 17,200 Private Shares to the Sponsor and Tradeup INC. at a price of $10.00 per Private Share, among which the Sponsor purchased 13,760 Private Shares and Tradeup INC. purchased 3,440 Private Shares, generating total proceeds of $172,000. The Private Shares are identical to the shares of UPTD Common Stock sold as part of the UPTD Units in the Initial Public Offering, subject to limited exceptions. The Private Shares will not be transferable, assignable, or salable until 30 days after the completion of UPTD’s initial business combination.

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Promissory Note — Related Party

On January 19, 2021, the Sponsor agreed to loan UPTD up to $400,000 to be used for a portion of the expenses of the Initial Public Offering. This loan is non-interest bearing, unsecured and was due at the earlier of (1) June 20, 2021 or (2) the closing of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering out of the offering proceeds not held in the Trust Account. On June 19, 2021, the Sponsor agreed to extend the maturity date of the loan to UPTD to the earlier of August 31, 2021 or the closing date of the Initial Public Offering. The outstanding balance of the loan was repaid at the closing of the Initial Public Offering on July 19, 2021.

Related Party (Working Capital) Loans

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Founders or an affiliate of the Founders or certain of UPTD’s officers and directors may, but are not obligated to, loan the UPTD funds as may be required. If the UPTD completes the initial business combination, it would repay such loaned amounts. In the event that an initial business combination is not consummated, UPTD may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,200,000 of such loans may be convertible into Working Capital Shares, at a price of $10.00 per share at the option of the lender. On July 25, 2022, UPTD issued (i) Note A in the amount of $204,000 to Running Lion, a company limited by shares incorporated under the laws of British Virgin Islands, which is wholly-owned and controlled by Mr. Weiguang Yang, the Co-Executive Officer and director of UPTD and (ii) Note B in the amount of $294,600 to Tradeup INC. On January 19, 2023, UPTD issued Note C in the amount of $50,000 to the Sponsor. On March 3, 2023, UPTD issued the Note D in the amount of $50,000 to Tradeup INC. On June 6, UPTD issued the Note E in the amount of $60,000 to Tradeup INC. The proceeds of the Notes, which may be drawn down from time to time until UPTD consummates its initial business combination, will be used as general working capital purposes. The holders of the Working Capital Shares (and any underlying securities) will be entitled to registration rights after the completion of the Business Combination pursuant to a registration rights agreement entered into in connection with the Initial Public Offering. As of the date hereof, UPTD had $658,600 outstanding under the working capital loans as evidenced by the Notes accordingly.

As of March 31, 2023 and December 31, 2022, UPTD had $598,600 and $498,600 under the working capital loans, respectively.

Estrella Related Party Transactions

License Agreement

On June 28, 2022, Estrella entered into the License Agreement with Eureka and Eureka Therapeutics (Cayman), Inc. to license certain functions related to any T-cell products that incorporate the Licensed Product. The License Agreement requires Estrella to make certain payments, including (i) an “upfront” payment of $1,000,000, payable in 12 equal monthly installments, (ii) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of June 30, 2022, Estrella paid the first monthly installment for the upfront payment. As of March 31, 2023, Estrella paid the first two monthly installments for the upfront payment. As of March 31, 2023, and June 30, 2022, the remaining balance of account payable - related party for the License Agreement’s upfront payment was $833,333 and $916,666, respectively. An overview of the License Agreement with Eureka is provided above under “Business - Intellectual Property.”

Services Agreement

On June 28, 2022, Estrella entered into the Services Agreement with Eureka, pursuant to which Eureka agreed to perform certain services for Estrella related to the transfer of certain technology and the provision of certain technical assistance to facilitate Estrella’s development of certain intellectual property licensed by Eureka to Estrella under the License Agreement. As Eureka’s service covered a period of 12 months and the service commenced on June 28, 2022, the Company recorded the first installment of $833,333 as prepaid expense - related party as of June 30, 2022 to cover July 2022’s service period. As of March 31, 2023, the Company had account payable balance - related party of $5,833,331 related to Service Agreement with Eureka. As of March 31, 2023 and June 30, 2022, the Company accrued $154,194 and $28,921 for pass-through costs related to clinical trials incurred by Eureka in account payable-related party, respectively. An overview of the Services Agreement with Eureka is provided above under “Business – Material Agreements.”

Lease

On July 6, 2022, Estrella entered into an office lease contract with Eureka, to lease a 428 square feet office with $2,000 monthly lease payment. The sublease agreement commenced on August 1, 2022 and expires on September 30, 2023. The Company intends to renew the lease for one additional year when the initial term is completed. As of March 31, 2023, operating lease right-of-use assets of this lease amounted to $34,515, while operating lease liability, current and non-current amounted to $38,701 and $11,814, respectively. For the three and nine months ended March 31, 2023, the Company incurred $6,000 and $16,000 lease expense from Eureka, respectively.

Series AA Preferred Stock

On June 28, 2022, Estrella and Eureka entered into the Contribution Agreement, pursuant to which Eureka agreed to contribute and assign to Estrella all right, title, and interest in and to Eureka’s CD 19 and CD 22-related tangible and intangible assets, including the Collaboration Agreement, in exchange for 105,000,000 shares of Estrella’s Series AA Preferred Stock.

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DESCRIPTION OF NEW Estrella’S SECURITIES AFTER THE BUSINESS COMBINATION

As a result of the Business Combination, UPTD stockholders who have or who receive shares of UPTD Common Stock will become the stockholders of the Combined Company. Your rights as the Combined Company stockholders will be governed by Delaware law, the Proposed Charter, and the Proposed Bylaws, if approved. The following description of the material terms of the Combined Company’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the Business Combination, UPTD will amend and restate the Current Charter. The following summary of the material terms the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter, and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Combined Company securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 260,000,000 shares, consisting of 250,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value of $0.0001 per share. As of the Record Date, there were             shares of UPTD Common Stock issued and outstanding. No shares of preferred stock are currently outstanding.

Common Stock

The Proposed Charter, which UPTD will adopt if the Charter Amendment Proposal is approved, provides the following with respect to the rights, powers, preferences, and privileges of New Estrella Common Stock.

Voting Power

Except as otherwise provided herein or expressly required by law, each holder of New Estrella Common Stock is entitled to one vote per share on matters to be voted on by stockholders. The holders of New Estrella Common Stock possess all voting power for the election of the Combined Company’s directors and all other matters requiring stockholder action.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of New Estrella Common Stock will be entitled to receive dividends when, as, and if declared by the New Estrella Board in accordance with applicable law, in its discretion, out of funds legally available therefor. UPTD has not historically paid any cash dividends on its UPTD Common Stock to date and does not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon New Estrella’s revenues and earnings, if any, capital requirements, and general financial conditions. In no event will any stock dividends, stock splits, or combinations of shares be declared or made on New Estrella Common Stock unless the shares of New Estrella Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution, and Winding Up

Subject to the rights and preferences of the holders of the shares of any outstanding series of preferred stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of New Estrella, the funds and assets of New Estrella that may be legally distributed to New Estrella’s stockholders shall be distributed among the holders of the then outstanding New Estrella Common Stock pro rata in accordance with the number of shares of New Estrella Common Stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to New Estrella Common Stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New Estrella Board will be authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences, and the relative participating, optional or other special rights of the shares of each series of preferred stock and any qualifications, limitations, and restrictions thereof. The New Estrella Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Estrella Common Stock and could have anti-takeover effects. The ability of the New Estrella Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of New Estrella or the removal of existing management. UPTD has no preferred stock currently outstanding.

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Anti-Takeover Provisions

Proposed Charter and Proposed Bylaws

Among other things, the Proposed Charter and the Proposed Bylaws (as amended from time to time) will:

•	permit the New Estrella Board to issue up to 10,000,000 shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the number of directors of New Estrella may be changed only by resolution of the New Estrella Board;

•	provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only for cause by the holders of two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of Combined Company entitled to vote generally at an election of directors;

•	provide that all vacancies, subject to the rights of any series of preferred stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or seeking to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and specify requirements as to the form and content of such notice;

•	provide that special meetings of New Estrella’s stockholders may be called by the New Estrella Board; and

•	provide that the New Estrella Board will be divided into three classes of directors, with only one class of directors being elected each year and each individual director serving a three-year term (see the section titled “Management of the Combined Company”), therefore making it more difficult for stockholders to change the composition of the board of directors.

The combination of these provisions will make it more difficult for the existing stockholders to replace the New Estrella Board or for another party to obtain control of the Combined Company by replacing the New Estrella Board. Because the New Estrella Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock will make it possible for the New Estrella Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Combined Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of the New Estrella Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Combined Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Combined Company’s shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Combined Company’s securities.

Certain Anti-Takeover Provisions of Delaware Law

UPTD is currently subject to the provisions of Section 203 of the DGCL and the Combined Company will also be subject to these provisions. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•	the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of the Combined Company.

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SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the UPTD Initial Stockholders will be able to sell their Founder Shares and Private Shares pursuant to Rule 144 without registration one year after we have completed our initial business combination.

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COMPARISON OF GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

UPTD is incorporated under the laws of the State of Delaware and the rights of UPTD stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and the Current Bylaws. In connection with the Business Combination, UPTD stockholders will vote on the Proposed Charter and the Proposed Bylaws, which (if approved) will become effective as of the Closing. UPTD, subsequent to the Business Combination, is referred to as New Estrella. Following the Business Combination, the rights of UPTD stockholders will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter and the Proposed Bylaws (if approved).

Comparison of Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of UPTD stockholders under the Current Charter and the Current Bylaws (left column) and under the Proposed Charter and the Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and Current Bylaws and the Proposed Charter and the Proposed Bylaws, which is attached to this proxy statement/prospectus as Annex B and Annex D, respectively, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a UPTD stockholder before the Business Combination and being a New Estrella stockholder following the completion of the Business Combination.

For more information on the Charter Amendment Proposal and the Advisory Charter Amendment Proposals, see the sections entitled “Proposal 2: The Charter Amendment Proposal” and “Proposal 3: The Advisory Charter Amendment Proposals.”

UPTD	New Estrella
Name Change
UPTD’s current name is TradeUP Acquisition Corp.	UPTD will changes its corporate name to Estrella Immunopharma, Inc.
Purpose
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the corporation and one or more businesses	The purpose of the corporation will be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.
Authorized Capital Stock

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which UPTD is authorized to issue is 31,000,000 shares, consisting of:

•     UPTD Common Stock. The authorized UPTD Common Stock consists of 30,000,000 shares, of which             shares were issued and outstanding as of the Record Date; and

•      UPTD preferred stock. The authorized shares consists of 1,000,000 shares of preferred stock, of which no shares were issued and outstanding as of the date of this proxy statement/prospectus.

The total number of shares of capital stock, each with a par value of $0.0001 per share, which the New Estrella is authorized to issue will be 260,000,000 shares, consisting of:

•     New Estrella Common Stock. The authorized shares will consist of 250,000,000 shares of New Estrela Common Stock, and

•    New Estrella preferred stock. The authorized shares of New Estrella will consist of 10,000,000 shares of preferred stock.

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Rights of Preferred Stock
The Current Charter permits the Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation filed pursuant to the DGCL. The Board is expressly vested with the authority to the full extent provided by law, now or thereafter, to adopt any such resolution or resolutions

The Proposed Charter will permit the New Estrella Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL.

Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law and the Proposed Charter (including any certificate of designation). Except as otherwise required by law, holders of any series of preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Proposed Charter (including any certificate of designation).

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of New Estrella entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Number and Qualification of Directors
Subject to the rights of holders of any series of preferred stock to elect directors, the number of directors that constitute the Board shall be determined from time to time exclusively by resolution of the majority of the Board.	The number of directors which shall constitute the whole New Estrella Board shall be fixed exclusively by one or more resolutions adopted from time to time by the New Estrella Board.
Structure of the Board; Election

Under the Current Charter, the Board is classified into three classes of directors with staggered terms of office. The Board is authorized, by a resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes in accordance with the DGCL.

If the number of directors changes, the change will be distributed to keep the class sizes as close as possible, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Under the Proposed Charter, the New Estrella Board will be classified into three classes of directors with staggered terms of office.

The Proposed Charter does not provide any that if the number of directors changes, the change will be distributed to keep the class sizes as close as possible, nor does it provide that any increase or decrease will be apportioned by the New Estrella Board among the classes so as to maintain the number of directors in each class as nearly equal as possible. However, the Proposed Charter provides that no decrease in the number of directors shall shorten the term of any incumbent director.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the New Estrella Board resulting from death, resignation, disqualification, retirement, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

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Removal of Directors
Directors may be removed at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding capital shares of UPTD entitled to vote generally in the election of directors, voting together as a single class.	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the New Estrella Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Estrella entitled to vote at an election of directors.
Voting

Except as otherwise required by statute, the Current Charter or any preferred stock designation, the UPTD Common Stock possesses all power of voting, and each share of UPTD Common Stock shall entitle the holder to one vote. The UPTD Common Stock shall generally vote as a single class.

Subject to the rights of the holders of one or more series of preferred stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Any amendment to Article IX of the Current Charter in connection with UPTD’s business combination shall be approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of UPTD Common Stock.

All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The holders of UPTD Common Stock shall not have the right to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of preferred stock or other series of UPTD Common Stock if the holders of such affected series of preferred stock or UPTD Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Current Charter (including any preferred stock designation) or the DGCL.

Except as otherwise required by the Proposed Charter or applicable law, each holder of New Estrella Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of New Estrella Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of New Estrella entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

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Supermajority Voting Provisions

UPTD shall not engage in any business combination, at any point in time at which the UPTD Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three years following the time that such stockholder of UPTD became an interested stockholder, unless at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of UPTD which is not owned by the interested stockholder.

Any amendment to Article IX of the Current Charter, restricting certain actions by UPTD prior to the business combination requires an affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of UPTD Common Stock.

The Current Bylaws provide that any amendments to Article VIII of the Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of UPTD.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the New Estrella Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Estrella entitled to vote at an election of directors.

In addition to any vote of the holders of any class or series of stock of New Estrella required by applicable law or by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock) or the Proposed Bylaws, the adoption, amendment, or repeal of the Proposed Bylaws by the stockholders of New Estrella shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Estrella entitled to vote generally in an election of directors.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two- thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of New Estrella entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter provides that, unless and except to the extent that the Current Bylaws shall so require, the election of directors need not be by written ballot, and the holders of shares of UPTD Common Stock shall not have cumulative voting rights.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. The Proposed Charter does not grant or prohibit cumulative voting rights.
Vacancies on the Board of Directors
Vacancies may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

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Special Meeting of the Board of Directors

The Current Bylaws provide that special meetings of the UPTD Board may be called by the chairman of the UPTD Board or president and (b) shall be called by the chairman of the UPTD Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.

Notice of the special meeting must be provided to directors in advance as required in the Current Bylaws unless waived. Unless otherwise specified in the Current Charter or Current Bylaws or by statute, the Board may undertake any business permitted at a regular meeting at a special meeting and the meeting notice need not specify the business to be transacted at or the purpose of the meeting.

The Proposed Bylaws provide that special meetings of the New Estrella Board may be called by the chairperson of the New Estrella Board, the chief executive officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

Notice of the special meeting must be provided to directors in advance in accordance with the Proposed Bylaws unless waived by the person entitled to notice in accordance with the Proposed Bylaws. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Amendment to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law.

Any amendment to Article IX of the Current Charter, restricting certain actions by UPTD prior to the business combination requires an affirmative vote of holders of at least sixty-five percent (65%) of all then outstanding shares of UPTD Common Stock.

The Proposed Charter may be amended as permitted under Delaware law.

Notwithstanding anything contained in the Proposed Charter to the contrary, in addition to any vote required by applicable law, the following provisions in the Proposed Charter may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of New Estrella entitled to vote thereon, voting together as a single class: Part B of Article IV (Preferred Stock), Article V (the Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification) and Article IX (Amendments).

Provisions Specific to a Blank Check Company
The Current Charter prohibits UPTD from entering into a business combination with solely another blank check company or a similar company with nominal operations.	Not applicable.
Amendment of Bylaws
The UPTD Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws on affirmative vote of a majority of the UPTD Board. In addition, the Current Bylaws may be adopted, amended, altered or repealed by UPTD stockholders, in addition to any vote of the holders of any class or series of capital stock of UPTD required by applicable law or the Current Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of UPTD entitled to vote in the election of directors, voting together as a class. Adoption and amendment of the Current Bylaws by stockholders shall not invalidate any prior act of the UPTD Board that would have been valid absent the adoption of the new bylaws.

In addition to any vote of the holders of any class or series of stock of New Estrella required by applicable law or by the Proposed Charter (including any certificate of designation in respect of one or more series of preferred stock) or the Proposed Bylaws, the adoption, amendment, or repeal of the Proposed Bylaws by the stockholders of New Estrella shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of New Estrella entitled to vote generally in an election of directors.

Quorum
Board of Directors. A majority of the UPTD Board shall constitute a quorum, except as may be otherwise specifically provided by applicable laws, the Current Charter or the Current Bylaws

Board of Directors. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the New Estrella Board pursuant to the Proposed Bylaws shall constitute a quorum of the New Estrella Board.

Stockholders. The holders of a majority of the voting power of all outstanding shares of capital stock of UPTD entitled to vote at such meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by applicable laws or by the Current Charter. If a matter may only be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Stockholders. Except as otherwise provided by law, the Proposed Charter or the Proposed Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of New Estrella issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Proposed Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of New Estrella issued and outstanding and entitled to vote on such matter, present in person, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

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If a quorum is not present, then the chairman of the meeting may adjourn the meeting until a quorum attends. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	If a quorum is not present, any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the New Estrella Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon.
Stockholder Action by Written Consent
Except as otherwise provided in the Current Charter (including any preferred stock designation), relating to the rights of the holders of any outstanding series of preferred stock Under the Current Charter, any action required or permitted to be taken by the stockholders of UPTD must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	Unless otherwise provided in the Proposed Charter, or required by law, regulation applicable to New Estrella and its action, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Special Stockholder Meetings
Subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, special meetings of stockholders may be called only by the chairman of the UPTD Board, the chief executive officer of UPTD, or by the UPTD Board pursuant to a resolution adopted by a majority of the UPTD Board. Special meetings may not be called by another person or persons except as specified above. Business transacted at special stockholder meetings shall be limited to the matters so stated in the written notice of special meeting sent to stockholders.	Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of New Estrella may be called, for any purpose or purposes, at any time only by or at the direction of the New Estrella Board, the chairperson of the New Estrella Board, the chief executive officer, or the president, and shall not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
Notice of Stockholder Meetings

Except as otherwise provided in the Current Bylaws or DGCL, all notices of meetings with UPTD stockholders shall be in writing and shall be sent or otherwise given in accordance with the Current Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

The notice shall specify the place, if any, date and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of meetings may also be given to stockholders by means of electronic transmission or other form of electronic transmission or oral notice given personally or by telephone in accordance with applicable laws.

Except as otherwise provided by law, the Proposed Charter, or the Proposed Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by New Estrella shall be effective if given by electronic transmission in accordance with the DGCL.

The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

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Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Board may be made at an annual meeting or at a special meeting of stockholders at which directors are to be elected pursuant to UPTD’s notice of meeting only by giving notice in proper written form to the Secretary. Notice must be received by the Secretary at the principal executive offices of UPTD (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by UPTD; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by UPTD.

The stockholder’s notice to the Secretary must be in proper form, including all information required by the Current Bylaws and comply with all applicable requirements of the Exchange Act.

Nominations of persons for election to the New Estrella Board may be made at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to New Estrella’s notice of meeting only by giving notice to the Secretary of New Estrella. Notice will be required to be received by the Secretary of New Estrella at the principal executive offices of New Estrella (i) in the case of an annual meeting, not later than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting pursuant to the Proposed Bylaws. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth New Estrella’s notice of meeting. If the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

The stockholder’s notice to the Secretary of New Estrella must be in proper form, including all information required by the Proposed Bylaws and comply with all applicable requirements of the Exchange Act.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of UPTD, as described in the Current Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.	In order for a stockholder to bring a matter before the annual meeting, the stockholder will be required to give timely notice to the Secretary of New Estrella, as described in the Proposed Bylaws. To bring business before an annual meeting, such business will need to constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the New Estrella Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the New Estrella Board or any duly authorized committee thereof or the Chairperson of the New Estrella Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of New Estrella both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the Proposed Bylaws in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.

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Limitation of Liability of Directors and Officers
A director of UPTD shall not be personally liable to UPTD or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to UPTD or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.	No director of New Estrella shall have any personal liability to New Estrella or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.
Indemnification of Directors, Officers, Employees and Agents
UPTD is required to indemnify against all expenses to the fullest extent permitted by applicable law any person made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of UPTD or, while a director or officer of UPTD, is or was serving at the request of UPTD as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent.	New Estrella shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees, and agents and to any person who is or was serving at the request of New Estrella as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise
Corporate Opportunity Provision
The Current Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter does not provide any limitation to the application of the doctrine of corporate opportunity. The doctrine of corporate opportunity, as applied under Delaware law, will apply without modification to directors and officers of New Estrella under the Proposed Charter.
Dividends, Distributions and Stock Repurchases
The Current Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of UPTD preferred stock and the Current Charter requirements relating to business combinations, holders of shares of UPTD Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of UPTD) when, as and if declared thereon by the Board from time to time out of any assets or funds legally available therefor and will share equally on a per share basis in such dividends and distributions.	The Proposed Charter provides that, subject to applicable law and the rights and preference of any holders of any outstanding series of preferred stock, the holders of shares of New Estrella Common Stock, as such, are entitled to payment of dividends on New Estrella Common Stock when, as and if declared thereon by the New Estrella Board in accordance with applicable laws.
Liquidation
In the event of a voluntary or involuntary liquidation, dissolution or winding up of UPTD, after payment or provision for payment of the debts and other liabilities of, the holders of shares of UPTD Common Stock shall be entitled to all remaining assets of UPTD available for distribution to its stockholders, ratably in proportion to the number of shares of UPTD Common Stock held by them.	Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of New Estrella, the funds and assets of New Estrella that may be legally distributed to New Estrella’s stockholders shall be distributed among the holders of the then outstanding New Estrella Common Stock pro rata in accordance with the number of shares of New Estrella Common Stock held by each such holder.

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Inspection of Books and Records; Stockholder Lists
Inspection. Under Section 220 of the DGCL, any UPTD stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from UPTD’s stock ledger, a list of its stockholders and its other books and records.

Inspection. Under Section 220 of the DGCL, any New Estrella stockholder, in person or by attorney or other agent, will have, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New Estrella’s stock ledger, a list of its stockholders, and its other books and records.

Voting List. UPTD will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders of record entitled to vote at such meeting. However, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in such format as required by the Current Charter. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable laws and the Current Charter.	Voting List. New Estrella will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders of record entitled to vote at such meeting. However, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in such format as required by the Proposed Charter. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable laws and the Proposed Charter.
Choice of Forum
Unless UPTD consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding asserting a claim on behalf of UPTD, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of UPTD to UPTD or UPTD’s stockholders, (iii) any action asserting a claim against UPTD, its directors, officers or employees arising pursuant to any provision of the DGCL or its Current Charter or the Current Bylaws, or (iv) any action asserting a claim against UPTD, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) this provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by the applicable law, the federal district courts of the United States of America for the District of Delaware and the Court of Chancery of the State of Delaware shall have concurrent jurisdiction for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.	Not applicable.

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TRADING SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Trading Symbol and Market Price

The UPTD Units, UPTD Common Stock, and UPTD Warrants are currently listed on the Nasdaq Capital Market under the symbols “UPTDU,” “UPTD,” and “UPTDW.” UPTD Common Stock and UPTD Warrants began separate trading on September 7, 2021.

The closing prices of the UPTD Units, UPTD Common Stock, and UPTD Warrants on September 29, 2022, the last trading day before announcement of the execution of the Merger Agreement, were $10.08, $10.06 and $0.0779, respectively. As of         , 2023, the Record Date for the Special Meeting, the most recent closing price of the UPTD Units, UPTD Common Stock, and UPTD Warrants were $         , $         , and $         , respectively.

Holders of the UPTD Units, UPTD Common Stock, and UPTD Warrants should obtain current market quotations for their securities. The market price of UPTD’s securities could vary at any time before the closing of the Business Combination.

Following the Business Combination, New Estrella Common Stock (including the New Estrella Common Stock issuable in the Business Combination) and the warrants are expected to be listed on the Nasdaq under the symbols “ESLA’ and “ESLAW,” respectively. The UPTD Units will be automatically separated into underlying New Estrella Common Stock and New Estrella Warrants and will no longer be traded on the open market following the Business Combination. Upon and following the consummation of the Business Combination, New Estrella Common Stock will be the only outstanding class of New Estrella Common Stock.

Dividend Policy

UPTD has not paid any cash dividends on shares of UPTD Common Stock to date and does not intend to pay cash dividends prior to the Closing. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Combined Company after the Closing. The payment of any dividends after the Business Combination will be within the discretion of the New Estrella Board. It is the present intention of the Board to retain all earnings, if any, for use in UPTD’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if UPTD incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants UPTD may agree to in connection therewith.

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MANAGEMENT OF THE COMBINED COMPANY

Directors and Executive Officers

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the director nominees set forth in the section entitled “Proposal 5: The Director Election Proposal,” the New Estrella Board and executive officers of New Estrella will be as follows:

Name	Age	Position(s) Held
Executive Officers
Dr. Cheng Liu	56	Chief Executive Officer, President and Director
Peter Xu	52	Chief Financial Officer
Vicky Yang	51	Chief Operating Officer
Non-Employee Directors

Dr. Marsha Roberts	53	Director
Fan Wu	49	Director
Janelle Wu	49	Director
Pei Xu	40	Director

Executive Officers

Cheng Liu, PhD, Chief Executive Officer and President

Dr. Liu serves as Estrella’s CEO and President. He is the Founder, President, and CEO of Eureka. Prior to founding Eureka, Dr. Liu was a Principal Scientist in antibody drug discovery at Chiron (now Novartis).

With over 20 years of experience in the field, he holds more than 500 patents and published patent applications of which over 100 patents have issued worldwide and has authored numerous peer-reviewed papers on cancer immunotherapy. He is the inventor of multiple first-in-class, clinical-stage cancer drugs against various tumor targets, including drugs targeting CSF1 for the treatment of bone metastasis, BCMA for multiple myeloma, and AFP and GPC3 for liver cancer. In 2007, he was awarded Special U.S. Congressional Recognition for his contributions to improving human health.

He is the editor of the book “Biosimilars of Monoclonal Antibodies: A Practical Guide to Manufacturing, Preclinical, and Clinical Development.” Dr. Liu received his B.S. in Cell Biology and Genetics from Peking University and a Ph.D. in Molecular Cell Biology from the University of California, Berkeley.

Dr. Liu is qualified to serve on the New Estrella Board because of his experience in the biopharmaceutical industry and his scientific background.

Peter Xu, Chief Financial Officer

Mr. Xu serves as Estrella’s Chief Financial Officer of Estrella Biopharma. Mr. Xu has 15 years of investment and management experience in capital markets, energy markets, and the food & beverage industry.

Mr. Xu is the founder and CEO of TLC Gourmet Food International LLC, a role he has held since 2021. He is also the co-founder and CEO of Lake Crystal Energy LLC, which was formed in 2020. In 2017, Mr. Xu founded LI North Shore Invest LLC, where he invests and manages a portfolio of small businesses. Prior to 2017, he held various investment and management positions at Millennium Partners, Barclays Capital, and Lehman Brothers. Mr. Xu earned a MS degree in Computer Science from Northeastern University in Boston.

Vicky Yang, Chief Operating Officer

Ms. Yang serves as Estrella’s Chief Operating Officer. Prior to joining Estrella, she founded PST Service Corporation, an oil and gas software and service company in China, where she served as CEO from 2008 to 2016, and Chairwoman from 2016 to 2019. From 2017 to 2021, Ms. Yang served as CEO and Chairman of Energy Prospecting Technology USA Inc. Ms. Yang has over 25 years of management and investment experience in energy, technology, and international business. Ms. Yang is a graduate of Soochow University in China.

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Board of Directors

Together with Dr. Liu, the following individuals will comprise New Estrella’s board of directors upon the Closing:

Dr. Marsha Roberts, Director Nominee

Dr. Marsha Roberts is an Elected Director of the Board of Directors of The Permanente Medical Group (TPMG) serving the Northern California physicians at Kaiser Permanente. She also serves on the Board of Directors for the CAL Alumni Association (CAA) at the University of California, Berkeley. Dr. Roberts has over 20 years’ experience practicing medicine as a Board-certified Radiologist. She has been at Kaiser Permanente since December 2011. Since June 2014, Dr. Roberts has been Chief of Radiology in the Diablo Service Area, where she oversees Radiology operations for two hospitals and seven outpatient imaging centers while continuing her clinical practice as a body imager. From December 2002 through November 2011, Dr. Roberts was a partner at Bay Imaging Consultants, where she practiced Interventional and Diagnostic Radiology primarily at John Muir Medical Centers. Dr. Roberts earned her B.A. in Molecular Biology from the University of California, Berkeley. She went on to earn her medical degree from Yale University School of Medicine. Dr. Roberts completed her residency training in Diagnostic Radiology at the University of California, San Diego, where she was Chief Resident. She also completed a Fellowship in Interventional Radiology at the University of California, San Diego.

Dr. Roberts is qualified to serve on the New Estrella Board because of her extensive board leadership, management and medical experience.

Fan Wu, Director Nominee

Mr. Wu will become a member of the New Estrella Board upon the Closing. Since 2021, Mr. Wu has served as the Chief Technology Officer of Column6, an advertising technology platform with a comprehensive set of inventory and monetization tools for connected television advertising. Prior to joining Column6, Mr. Wu served as a director of engineering at Acxiom from 2015 to 2021, where he most recently oversaw Real Identity, Acxiom’s flagship first party identity solution and winner of the 2020 MarTech Breakthrough Award. Mr. Wu holds a BS in Biochemistry from Nankai University and an MS in Computer Science from Northeastern University.

Mr. Wu is qualified to serve on the New Estrella Board because of his experiences in executive management, and technology.

Janelle Wu, Director Nominee

Ms. Wu will become a member of New Estrella Board upon the Closing. Since July 2022, Ms. Wu has served as the Chief Metaverse Officer of MetaWorld Entertainment, a “web3” company that provides content and user experience solutions. From 2017 to 2018, Ms. Wu was an advisor for U Space, a computer vision and machine learning startup. Ms. Wu served as the CEO and Co-Founder of FeiQuanQiu.com, an online international air-ticketing provider from 2014 to 2017, as CEO and Founder of Xlands.com, a virtual life social gaming platform from 2007 to 2012, and as Senior Vice President and Technical Director of Netease (NASDAQ: NTES) from 2000 to 2007. Ms. Wu received her degree in Computer Science & Applied Mathematics from The State University of New York at Albany.

Ms. Wu is qualified to serve on the New Estrella Board because of her early-stage company experience and technological background.

Pei Xu, Director Nominee

Ms. Xu will become a member of the New Estrella Board upon the Closing. Ms. Xu is the CFO of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education, and training services to healthcare professionals and the public in China. Ms. Xu has also served as the CFO of Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”), Zhongchao Inc.’s Chinese affiliate, since January 2016. From September 2013 to January 2016, Ms. Xu served as the financial director of Zhongchao Shanghai. From September 2008 to August 2013, Ms. Xu worked for Otsuka (China) Investment Co., Ltd. as a financial director. Ms. Xu holds a bachelor degree in finance from Jiangxi University of Finance and Economics.

Ms. Xu is qualified to serve on the New Estrella Board because of her experience in financial management.

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Scientific Advisory Board

Our scientific advisory board is comprised of passionate individuals with experience as physicians, and backgrounds in deep research and development, and regulatory knowledge in the fields of oncology, pharmacology, molecular biology, and T-cell cancer immunotherapy.

Our scientific advisory board advises us with respect to our technology strategy and to advise us on the research, development, and analysis of our technology. Each member of the scientific advisory board is a party to a Scientific Advisory Board Agreement (the “SAB Agreement”). The SAB Agreement outlines the scientific advisory board members’ agreements to devote such member’s reasonable best efforts to provide services to us, including attending scientific advisory board meetings, performing customary duties as a member, like meeting with our employees and consultants, reviewing goals set by management, advising on achieving such goals, providing advice with respect to our research and product development activities, and providing consulting services to us upon our request. We compensate each member of the scientific advisory board $20,000 per year for his or her services under the SAB Agreement. The SAB Agreement contains, among other covenants, customary non-disclosure, non-solicitation, confidentiality, and intellectual property protections. The SAB Agreement’s term is three years and may be terminated at any time upon 30 days’ written notice.

Together with Dr. Liu, the following individuals comprise our scientific advisory board:

Stephan Grupp, MD, PhD

Dr. Grupp is the Director of Cancer Immunotherapy Program and Medical Director of the Cell and Gene Therapy Laboratory at Children’s Hospital of Philadelphia (CHOP), and the Yetta Dietch Novotny Endowed Chair of Pediatric Oncology at CHOP and the Novotny Professor of Pediatrics the University of Pennsylvania. He is also the Section Chief of the Cellular Therapy and Transplant Section at CHOP.

Dr. Grupp completed pediatric residency at the Boston Children’s Hospital, followed by a fellowship in Pediatric Hematology/Oncology at the Dana Farber Cancer Institute and postdoctoral work in immunology at Harvard University. Dr. Grubb then served on the faculty at Harvard University until 1996, when he left to work at CHOP. His primary area of clinical research is the use of engineered cell therapies in high risk pediatric cancers. His primary area of clinical research is the use of CAR T and other engineered cell therapies in pediatric cancers and other life-threatening disorders such as sickle cell disease.

Dr. Grupp is a reviewer for several journals and the author of over 200 peer- reviewed journal articles, as well as numerous abstracts and book chapters. Dr. Grupp received his M.D. and Ph.D. in Immunology from the University of Cincinnati College of Medicine. He was elected to the National Academy of Medicine in 2019.

W. Michael Kavanaugh, MD

Dr. Kavanaugh is the former Chief Scientific Officer and Head of Research and Non-Clinical Development of CytomX Therapeutics. He is a licensed physician, board-certified in internal medicine and cardiovascular disease and serves as Associate Clinical Professor of Medicine at the University of California, San Francisco and on the scientific advisory boards of several companies, including CytomX Therapeutics, Mantra Bio, Eureka, and Nitrase Therapeutics.

Prior to CytomX, Dr. Kavanaugh was Senior Vice President and Chief Scientific Officer of Five Prime Therapeutics. Before Five Prime, Dr. Kavanaugh served as the Vice President of Novartis Vaccines & Diagnostics, Inc. and Executive Director of Oncology Biologics in the Novartis Institutes of Biomedical Research. He joined Novartis as part of the company’s acquisition of the Chiron Corporation in 2006, where he held positions as Vice President and Head of Antibody and Protein Therapeutics Research.

Dr. Kavanaugh received his MD from Vanderbilt University and his bachelor’s degree in molecular biochemistry and biophysics from Yale University. He completed training in internal medicine, cardiovascular disease and molecular and cellular biology at the University of California, San Francisco and the Cardiovascular Research Institute in San Francisco.

David Scheinberg, MD, PhD

Dr. Scheinberg is currently Vincent Astor Chair and Chair of the Molecular Pharmacology and Chemistry Program at Sloan-Kettering Institute and Chair of the Experimental Therapeutics Center at Memorial Sloan Kettering Cancer Center.

He is also Professor of Medicine and Pharmacology and Co-chair of the Pharmacology graduate program at the Weill-Cornell University Medical College and Professor in the Gerstner-Sloan Kettering Graduate School. As a physician-scientist, Dr. Scheinberg specializes in the care of patients with leukemia. He investigates new therapeutic approaches to cancer, both in the hospital and in the laboratory.

The focus of his research is the discovery and development of novel, specific immunotherapeutic agents. Eight different therapeutic agents developed by Dr. Scheinberg’s laboratory have reached human clinical trials, which include the first humanized antibodies to treat acute leukemia, the first targeted alpha particle therapies and alpha generators, the first tumor specific fusion oncogene product vaccines, and antibodies to intracellular proteins.

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Dr. Scheinberg has published more than 290 papers, chapters, or books in these fields. Dr. Scheinberg received his bachelor’s degree from Cornell University and his MD and PhD in pharmacology and experimental therapeutics from the Johns Hopkins University School of Medicine.

Randy Schekman, PhD

Dr. Schekman is a Professor of Cell Biology, Development and Physiology at the University of California, Berkeley, and an Investigator of the Howard Hughes Medical Institute. He was awarded the 2013 Nobel Prize for Physiology or Medicine for his work on cell membrane vesicle trafficking with James E. Rothman and Thomas C. Südhof.

The discoveries from the Schekman lab has enabled the production of one third of the world’s supply of recombinant human insulin and one hundred percent of the world’s supply of recombinant hepatitis B vaccines. Dr. Schekman studied the enzymology of DNA replication as a graduate student with Arthur Kornberg at Stanford University.

His current interest in cellular membranes developed during a postdoctoral period with S. J. Singer at the University of California, San Diego. At Berkeley, he developed a genetic and biochemical approach to the study of eukaryotic membrane traffic, and Schekman’s laboratory investigates the mechanism of membrane protein traffic in the secretory pathway in eukaryotic cells.

In addition to Nobel Prize, Dr. Schekman has received numerous honors and awards, including the Lewis S. Rosenstiel Award in basic biomedical science, the Gairdner International Award, the Amgen Award of the Protein Society, the Albert Lasker Award in Basic Medical Research and the Louisa Gross Horwitz Prize of Columbia University. He is a member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, the American Philosophical Society, a Foreign Associate of the Accademia Nazionale dei Lincei, a Foreign Associate of the Royal Society of London and an Honorary Academician of the Academia Sinica. Dr. Schekman received his PhD from Stanford University and his undergraduate degree from UCLA.

Gianpietro Dotti, MD

Dr. Dotti is a research professor of microbiology and immunology at the University of North Carolina at Chapel Hill (UNC) and director of the Lineberger Comprehensive Cancer Center Immunotherapy Program at UNC. He specializes in hematology and immunology. Since 2000, he has used his background in science and medicine to explore the use of gene-modified T-cells to treat hematologic malignancies, including lymphoma, leukemia, and solid tumors. His focus is primarily T-cell therapy that redirects the antigen specificity of T-cells and strategies to overcome tumor inhibitory mechanisms.

Dr. Dotti received his medical degree from the University of Milan in Italy, with advanced clinical training and board certification in hematology from the University of Parma and completed a post-doctoral fellowship in Translational Research at the Center for Cell and Gene Therapy from Baylor College of Medicine in Houston, Texas.

Family Relationships

There are no family relationships among any of Estrella’s executive officers or directors.

Other Roles Held by Management

Members of New Estrella’s management team currently hold, and may hold in the future, positions with other companies while serving on New Estrella’s management team. Dr. Liu currently serves as Estrella’s CEO and as the CEO of Eureka. As a result, Dr. Liu devotes less than full time to the operation of New Estrella’s business. Pursuant to his employment agreement, Dr. Liu is expected to fulfill his duties as New Estrella’s CEO, but is not required to provide a specific number of hours to New Estrella’s business per week or per month.

Board Composition

The New Estrella Board will manage the business and affairs of New Estrella, as provided by Delaware law, and will conduct its business through meetings of the New Estrella Board and its standing committees. Assuming the election of the nominees set forth in “Proposal 5: The Director Election Proposal,” it is anticipated that, upon the consummation of the Business Combination, the New Estrella Board will consist of five members, four of whom will be designated by Estrella and one of whom will be designated by UPTD. The primary responsibilities of the New Estrella Board will be to provide risk oversight and strategic guidance to New Estrella and to counsel and direct New Estrella’s management. The New Estrella Board will meet on a regular basis and will convene additional meetings, as required.

Director Independence

As a result of its common stock continuing to be listed on Nasdaq following consummation of the Business Combination, New Estrella will adhere to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and the New Estrella Board will consult, with its counsel to ensure that the New Estrella Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person who is not an executive officer or employee, or who does not have a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. The parties have determined that Dr. Marsha Roberts, Fan Wu, Janelle Wu, and Pei Xu will be considered independent directors of New Estrella. New Estrella’s independent directors will have regularly scheduled meetings at which only independent directors are present.

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Committees of New Estrella’s Board of Directors

At the effective time of the Business Combination, New Estrella will have an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the New Estrella Board when necessary to address specific issues. Copies of each board committee’s charter will be posted on New Estrella’s website. New Estrella’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the New Estrella Board are described below. Members serve on these committees until their resignation or until otherwise determined by the New Estrella Board.

Audit Committee

Following the Business Combination, New Estrella’s audit committee will consist of            ,            , and            . The parties have determined that each member of the audit committee satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee will be            . The parties have determined that               is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, the parties have examined each audit committee member’s scope of experience and the nature of his or her employment. The primary purpose of the audit committee is to discharge the responsibilities of the New Estrella Board with respect to corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of the audit committee include:

•	helping the New Estrella Board oversee the corporate accounting and financial reporting processes;

•	managing and/or assessing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Estrella’s consolidated financial statements;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New Estrella’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing New Estrella’s policies on risk assessment and risk management;

•	reviewing, with the independent registered public accounting firm, New Estrella’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

New Estrella’s audit committee will operate under a written charter, to be effective following the Business Combination, that satisfies the applicable Nasdaq Listing Rules.

Compensation Committee

Following the Business Combination, New Estrella’s compensation committee will consist of            ,            , and            . The chair of the compensation committee will be            . The parties have determined that each member of the compensation committee satisfies the independence requirements under the Nasdaq Listing Rules, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The primary purpose of New Estrella’s compensation committee is to discharge the responsibilities of the New Estrella Board in overseeing New Estrella’s compensation policies, plans, and programs and to review and determine the compensation to be paid to New Estrella’s executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee include:

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•	reviewing and recommending to the New Estrella Board the compensation of executive officers;

•	reviewing and recommending to the New Estrella Board the compensation of directors;

•	administering New Estrella’s equity incentive plans and other benefit programs;

•	reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for New Estrella’s executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of New Estrella’s employees, including New Estrella’s overall compensation philosophy.

New Estrella’s compensation committee will operate under a written charter, to be effective following the closing of the Business Combination, that satisfies the applicable Nasdaq Listing Rules.

Nominating and Corporate Governance Committee

Following the Business Combination, New Estrella’s nominating and corporate governance committee will consist of            ,            , and            . The chair of the nominating and corporate governance committee will be            . The parties have determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the Nasdaq Listing Rules.

Specific responsibilities of New Estrella’s nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the New Estrella Board;

•	considering and making recommendations to the New Estrella Board regarding the composition and chairpersonship of the New Estrella Board and committees of the New Estrella Board;

•	reviewing developments in corporate governance practices;

•	developing and making recommendations to the New Estrella Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the New Estrella Board performance, including committees of the New Estrella Board.

New Estrella’s nominating and corporate governance committee operates under a written charter, to be effective following the closing of the Business Combination, that satisfies the applicable Nasdaq Listing Rules.

Code of Business Conduct and Ethics

New Estrella will adopt a code of business conduct and ethics, or the Code of Conduct, that applies to all directors, officers, and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon the closing of the Business Combination, the Code of Conduct for New Estrella will apply to all directors, officers, and employees of New Estrella and will be available on New Estrella’s website at www.estrellabio.com. In addition, New Estrella intends to post on its website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to New Estrella’s website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently, or has been at any time, one of Estrella’s executive officers or employees. None of Estrella’s executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

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APPRAISAL RIGHTS

UPTD stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

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STOCKHOLDER NOMINATIONS AND PROPOSALS

The disclosure set forth below describes the procedures for stockholder nominations and proposals pursuant to the proposed organizational documents of New Estrella. The following summary is qualified in its entirety by reference to the complete text of the Proposed Bylaws, a copy of which is attached as Annex B to this proxy statement/prospectus.

Annual Meeting of Stockholders Notice Requirements

Nominations of persons for election to the Board at an annual meeting of stockholders at which directors are to be elected pursuant to New Estrella’s notice of a meeting may be made (i) by or at the direction of the New Estrella Board or any duly authorized committee thereof or (ii) by any stockholder of New Estrella who (a) timely complies with the notice procedures set forth in the Proposed Bylaws, (b) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, and (c) is entitled to vote at such meeting and on such election.

The Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of New Estrella at the principal executive offices of New Estrella as follows: not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting held by UPTD; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of UPTD’s preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of such annual meeting is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) is required to not exceed the number of directors to be elected at such meeting. In no event will the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

For purposes of the proposed bylaws, “public disclosure” includes disclosure in a press release reported by the Dow Jones News Service, Associated Press, or a comparable national news service or in a document publicly filed by New Estrella with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Special Meeting of Stockholders Notice Requirements

New Estrella’s Proposed Bylaws provide that, for nominations or business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the secretary of New Estrella at the principal executive offices of New Estrella. Directors are to be elected at such special meeting as set forth in New Estrella’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which public disclosure of the date of such special meeting for the election of directors is first made.

Additional Stockholder Notice Requirements

The stockholder’s notice to the secretary of New Estrella is required to set forth as to each proposed nominee (i) such person’s name, age, business address, and, if known, residence address, (ii) such person’s principal occupation or employment, (iii) the class(es) and series and number of shares of stock of New Estrella that are, directly or indirectly, owned, beneficially or of record, by such person, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years received by the person, and any other material relationships, between or among (a) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (b) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item 404 and the proposed nominee were a director or executive officer of such registrant, and (v) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act.

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In addition, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (1) the name and address of such stockholder, as they appear on New Estrella’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of New Estrella that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement, or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement, or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of New Estrella, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of New Estrella entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of New Estrella’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation will be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation will be included in any such solicitation materials). Not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting, the information required by items (1)-(5) of the preceding two sentences are required to be supplemented by the stockholder giving the notice to provide updated information as of such record date.

In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in New Estrella’s proxy statement and associated proxy card as a nominee of the stockholder. New Estrella may require any proposed nominee to furnish such other information as New Estrella may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of New Estrella or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and New Estrella’s publicly disclosed corporate governance guidelines, as applicable. A stockholder will not have complied with the Proposed Bylaws if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by the bylaws.

General

The chairperson of any meeting will have the power and duty to determine whether a nomination was made in accordance with the Proposed Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by the Proposed Bylaws), and if the chairperson should determine that a nomination was not made in accordance with the provisions of the Proposed Bylaws, the chairperson will so declare to the meeting and such nomination will not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the New Estrella Board will also have the power to determine whether any nomination was made in accordance with the provisions of the Proposed Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by the Proposed Bylaws).

Except as otherwise required by law, nothing in the Proposed Bylaws will obligate New Estrella or the New Estrella Board to include in any proxy statement or other stockholder communication distributed on behalf of New Estrella or the New Estrella Board information with respect to any nominee for director submitted by a stockholder.

Notwithstanding the foregoing, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination will not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by New Estrella. For purposes of the Proposed Bylaws, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

254

Notwithstanding anything in the Proposed Bylaws to the contrary, in the event that the number of directors to be elected to the New Estrella Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under the Proposed Bylaws and there is no public disclosure by New Estrella naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Proposed Bylaws with respect to nominations for such annual meeting will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the secretary of New Estrella at the principal executive offices of New Estrella not later than the close of business on the 10th day following the day on which such public disclosure is first made by New Estrella.

255

STOCKHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of TradeUP Acquisition Corp., 437 Madison Avenue, 27th Floor, New York, New York 10022, Attn: Jianwei Li. Following the Business Combination, such communications should be sent in care of Estrella Immunopharma, Inc., 5858 Horton Street, Suite 170, Emeryville, CA 94608, Attn: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the applicable board of directors, the appropriate committee chairperson or all non-management directors.

Pursuant to the rules of the SEC, UPTD and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of UPTD’s annual report to stockholders and UPTD’s proxy statement. Upon written or oral request, UPTD will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that UPTD deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that UPTD deliver single copies of such documents in the future. Stockholders may notify UPTD of their requests by calling or writing UPTD at (732) 910-9692 or 437 Madison Avenue, 27th Floor, New York, New York 10022. Following the Business Combination, such requests should be made by calling Estrella Immunopharma, Inc., at (510) 318-9098, or writing to 5858 Horton Street, Suite 170, Emeryville, CA 94608, Attn: Corporate Secretary.

LEGAL MATTERS

Robinson & Cole LLP will pass upon the validity of the UPTD Common Stock issued in connection with the Business Combination and upon certain U.S. federal income tax consequences to UPTD’s stockholders as a result of the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of UPTD as of December 31, 2022 and for the year ended December 31, 2022 appearing in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of UPTD as of December 31, 2021 and for the period from January 6, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus, have been audited by Friedman LLP, independent registered public accounting firm, as set forth in its report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Estrella as of June 30, 2022 and June 30, 2021 (Predecessor), and for the period from March 30, 2022 (inception) through June 30, 2022, the period from July 1, 2021 through March 29, 2022 (Predecessor), and for the year ended June 30, 2021 (Predecessor), have been included herein and elsewhere in the registration statement in reliance upon the report of Friedman LLP, independent registered public accounting firm, and upon authority of said firm as experts in accounting and auditing. The report of Friedman LLP contains an explanatory paragraph about the ability of Estrella to continue as a going concern. The financial statements of Estrella are included in this proxy statement/prospectus in reliance on such report given on the authority of such firm as experts in accounting and auditing.

256

CHANGE IN ACCOUNTANTS

UPTD

Based on information provided by Friedman LLP (“Friedman”), the independent registered public accounting firm of UPTD, effective September 1, 2022, Friedman combined with Marcum LLP (“Marcum”) and continued to operate as an independent registered public accounting firm. Friedman continued to serve as UPTD’s independent registered public accounting firm through October 10, 2022. On October 10, 2022, the Board and the audit committee of the Board approved the dismissal of Friedman and the engagement of Marcum to serve as the independent registered public accounting firm of UPTD for the year ending December 31, 2022. The services previously provided by Friedman will now be provided by Marcum.

UPTD was incorporated on January 6, 2021 (the “Inception”). Since the Inception, UPTD has only filed one annual report on Form 10-K for the fiscal year ended December 31, 2021 on March 29, 2022. Friedman’s reports on UPTD’s financial statements for the fiscal year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2021, and the subsequent interim period through October 10, 2022, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreements in connection with its reports on UPTD’s financial statements for such years. Also during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

UPTD provided Friedman with a copy of the above disclosures and requested that Friedman furnish UPTD with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of Friedman’s letter dated October 11, 2022 is filed as Exhibit 16.1 to this proxy statement/prospectus and incorporated herein by reference.

On October 10, 2022, UPTD engaged Marcum as UPTD’s independent registered public accounting firm for the fiscal year ending December 31, 2022, effective immediately. During the fiscal years ended December 31, 2021 and through October 10, 2022, neither UPTD nor anyone on its behalf consulted with Marcum regarding (i) the application of accounting principles to any specified transaction, either completed or proposed or the type of audit opinion that might be rendered on UPTD’s financial statements, and neither a written report nor oral advice was provided to UPTD that Marcum concluded was an important factor considered by UPTD in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

Estrella

On September 1, 2022, Friedman LLP (“Friedman”), the independent registered public accounting firm of Estrella at that time, combined with Marcum LLP (“Marcum”) and continued to operate as an independent registered public accounting firm. Friedman continued to serve as Estrella’s independent registered public accounting firm through November 3, 2022. On November 3, 2022, Estrella dismissed Friedman and engaged Marcum as its new independent registered public accounting firm.

Estrella hired Friedman on July 21, 2022 to provide audits of financial statements for the period from March 30, 2022 (inception) through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor) for this S-4 form relating to the Business Combination. This was the first time Estrella ever hired an auditor.

The reports of Friedman on Estrella’s financial statements for the period from March 30, 2022 (inception) through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor) did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from March 30, 2022 (inception) through June 30, 2022 and through November 3, 2022, there were no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Friedman would have caused it to make reference thereto in its reports on Estrella’s financial statements for periods.

During the period from March 30, 2022 (inception) through June 30, 2022 and through November 3, 2022, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Estrella has provided Friedman with a copy of this disclosure and has requested that Friedman furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of Friedman’s letter dated May 1, 2023   is filed as Exhibit 16.2 to this amendment.

During the period from March 30, 2022 (inception) through June 30, 2022 and through November 3, 2022, neither Estrella nor anyone on its behalf consulted Marcum regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Estrella’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

ENFORCEABILITY OF CIVIL LIABILITY

Three officers and one independent director of UPTD are located in China and another two independent directors are located in the United States. All of the current directors and officers of Estrella are located in the United States. Following the consummation of the Business Combination, all of the executive officers and directors of New Estrella are expected to be located in the United States (except one director, Ms. Pei Xu, who is located in China). As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon such director (after the Business Combination) located outside the United States, to enforce judgments of the United States courts predicated upon civil liabilities and criminal penalties on such director under United States securities laws. In particular, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in China of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

OTHER MATTERS

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

257

As of the date of this proxy statement/prospectus, the Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/ prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

258

WHERE YOU CAN FIND MORE INFORMATION

UPTD has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by UPTD with the SEC at the SEC’s website at http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

UPTD files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on UPTD at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to TradeUP Acquisition Corp., 437 Madison Avenue, 27th Floor, New York, NY 10022.You may also obtain these documents by requesting them in writing or by telephone from UPTD’s proxy solicitor at:

                                                       Individuals can call toll-free at:

Banks and brokers can call collect at:               Email:

If you are a stockholder of UPTD and would like to request documents, please do so at least one week prior to the Special Meeting date to receive them before the Special Meeting. If you request any documents from UPTD, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this document relating to UPTD has been supplied by UPTD, and all such information relating to Estrella has been supplied by Estrella. Information provided by one another does not constitute any representation, estimate, or projection of the other.

This document is a proxy statement/prospectus of UPTD for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us, or Estrella that is different from, or in addition to, that contained in this proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

259

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
TRADEUP ACQUISITION CORP.

Condensed Balance Sheets as of March 31, 2023 and December 31, 2022 (unaudited)	F-2
Condensed Statements of Operations for the three and nine months ended March 31, 2023 and 2021 (unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Deficit for the nine months ended March 31, 2023 and 2022 (unaudited)	F-4
Condensed Statements of Cash Flows for the nine months ended March 31, 2023 and 2022 (unaudited)	F-5
Notes to Condensed Financial Statements (unaudited)	F-6

Report of Independent Registered Public Accounting Firms	F-20
Balance Sheets as of December 31, 2022 and 2021	F-22
Statements of Operations for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021	F-23
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021	F-24
Statements of Cash Flows for the year ended December 31, 2022 and for the period from January 6, 2021 (inception) through December 31, 2021	F-25
Notes to Consolidated Financial Statements	F-26

ESTRELLA BIOPHARMA, INC.
Unaudited Balance Sheets as of March 31, 2023 and June 30, 2022.	F-37
Unaudited Statements of Operations for the three and nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022 (Predecessor)	F-38
Unaudited Statements of Changes in Stockholders’ Deficit for the nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022 (Predecessor)	F-39
Unaudited Statements of Cash Flows for the nine months ended March 31, 2023, for the period from March 30, 2022 (inception) through March 31, 2022, and for the period from July 1, 2021 through March 29, 2022 (Predecessor)	F-40
Notes to Unaudited Financial Statements	F-41

Report of Independent Registered Public Accounting Firm (PCAOB ID 711)	F-57
Balance Sheets as of June 30, 2022 and June 30, 2021 (Predecessor)	F-58
Statements of Operations for the period from March 30, 2022 (inception) through June 30, 2022, for the period from July 1, 2021 through March 29, 2022 (Predecessor), and for the year ended June 30, 2021 (Predecessor)	F-59
Statements of Changes in Stockholders’ Deficit for the period from March 30, 2022 (inception) through June 30, 2022, for the period from July 1, 2021 through March 29, 2022 (Predecessor), and for the year ended June 30, 2021 ( Predecessor)	F-60
Statements of Cash Flows for the period from March 30, 2022 (inception) through June 30, 2022, for the period from July 1, 2021 through March 29, 2022 (Predecessor), and for the year ended June 30, 2021 (Predecessor)	F-61
Notes to Financial Statements	F-62

F-1

TRADEUP ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2023	December 31, 2022
		(Audited)
Assets
Current assets:
Cash	$29,390	$40,802
Prepaid expenses	52,500	11,625
Total current assets	81,890	52,427

Investments held in Trust Account	9,699,392	9,671,375
Total Assets	$9,781,282	$9,723,802

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$375,001	$329,166
Promissory notes	136,533	-
Working capital loans - related parties	598,600	498,600
Due to a related party	-	50,000
Income tax payable	92,340	51,176
Franchise tax payable	13,100	144,127
Total current liabilities	1,215,574	1,073,069

Deferred tax liability	7,772	29,472
Deferred underwriters’ marketing fees	1,550,500	1,550,500
Total Liabilities	2,773,846	2,653,041

Commitments and Contingencies

Common stock subject to possible redemption, 910,220 shares at redemption value of $10.48 and 10.25 per share as of March 31, 2023 and December 31, 2022, respectively	9,536,179	9,326,446

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 30,000,000 shares authorized; 1,419,700 shares issued and outstanding (excluding 910,220 shares subject to possible redemption as of March 31, 2023 and December 31, 2022, respectively)	142	142
Additional paid-in capital	-	-
Accumulated deficit	(2,528,885)	(2,255,827)
Total Stockholders’ Deficit	(2,528,743)	(2,255,685)
Total Liabilities, Temporary Equity, and Stockholders’ Deficit	$9,781,282	$9,723,802

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

TRADEUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the	For the
	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022

Formation and operating costs	$136,550	$120,740
Franchise tax expenses	13,100	24,200
Loss from Operations	(149,650)	(144,940)

Other income:
Dividend earned on investment held in Trust Account	105,790	3,688

Loss before income taxes	(43,860)	(141,252)

Income taxes provision	(19,465)	-

Net Loss	$(63,325)	$(141,252)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	910,220	4,430,000
Basic and diluted net (loss) income per share, common stock subject to possible redemption	$0.11	$(0.02)
Basic and diluted weighted average shares outstanding, common stock attributable to TradeUP Acquisition Corp.	1,419,700	1,419,700
Basic and diluted net loss per share, common stock attributable to TradeUP Acquisition Corp.	$(0.12)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

TRADEUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

	For the Three Months Ended March 31, 2023
					Additional		Total
	Preferred stock		Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	-	$-	1,419,700	$142	$-	$(2,255,827)	$(2,255,685)
Accretion of carrying value to redemption value	-	-	-	-	-	(209,733)	(209,733)
Net loss	-	-	-	-	-	(63,325)	(63,325)
Balance as of March 31, 2023	-	$-	1,419,700	$142	$-	$(2,528,885)	$(2,528,743)

	For the Three Months Ended March 31, 2022
					Additional		Total
	Preferred stock		Common stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	-	$-	1,419,700	$142	$-	$(1,006,334)	$(1,006,192)
Net loss	-	-	-	-	-	(141,252)	(141,252)
Balance as of March 31, 2022	-	$-	1,419,700	$142	$-	$(1,147,586)	$(1,147,444)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

TRADEUP ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the	For the
	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Cash Flows from Operating Activities:
Net loss	$(63,325)	$(141,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividend earned on investment held in Trust Account	(105,790)	(3,688)
Deferred tax expense	(21,700)	-
Changes in operating assets and liabilities:
Prepaid expenses	(40,875)	30,750
Accounts payable and accrued expenses	45,835	3,000
Income tax payable	41,164	-
Franchise tax payable	(131,027)	(45,954)
Net cash used in operating activities	(275,718)	(157,144)

Cash Flows from Investing Activities:
Purchase of investment held in trust account	(136,533)	-
Withdraw of investment held in trust account	214,306	-
Net cash provided by investing activities	77,773	-

Cash Flows from Financing Activities:
Proceeds from issuance of promissory notes	136,533	-
Proceeds from issuance of working capital loans to a related party	50,000	-
Net cash provided by financing activities	186,533	-

Net Change in Cash	(11,412)	(157,144)

Cash at beginning of period	40,802	478,868
Cash at end of period	$29,390	$321,724

Supplemental Disclosure of Non-cash Financing Activities
Accretion of carrying value to redemption value	$209,733	$-
Conversion of due to a related party into a promissory note	$50,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

Note 1 — Organization and Business Operation

TradeUP Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on January 6, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has selected December 31 as its fiscal year end.

As of March 31, 2023 and December 31, 2022, the Company had not commenced any operations. For the period from January 6, 2021 (inception) through March 31, 2023, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company had and will continue to generate non-operating income in the form of dividend income from the proceeds derived from the Initial Public Offering (as defined below).

The registration statement for the Company’s initial public offering (the “Initial Public Offering”) became effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 4,000,000 units (the “Public Units”), at $10.00 per Public Unit, generating gross proceeds of $40,000,000 which is described in Note 4. On July 21, 2021, the underwriters partially exercised the over-allotment option and purchased 430,000 units (the “Option Units”, together with the Public Units, the “Units”) at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000. Each Unit consists of one share of common stock, $0.0001 par value per share (the “Common Stock”), and one-half of one redeemable warrant (the “Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $44,300,000 in total. Transaction costs in connection with the Initial Public Offering and the issuance and sale of Option Units amounted to $3,019,474, consisting of $886,000 of underwriting fees, $1,550,500 of Business Combination Fee (defined in Note 8 below) and $582,974 of other offering costs. Following the expiration of the over-allotment option, 42,500 Founder Shares (defined below) were subsequently forfeited.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 295,000 shares of Common Stock (the “Private Placement Shares”) at a price of $10.00 per share in a private placement sale (the “Private Placement”) to the Company’s founders, or initial stockholders, include Tradeup INC. and the Company’s sponsor, TradeUP Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating gross proceeds of $2,950,000, which is described in Note 5. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC. at a price of $10.00 per Private Placement share, among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, generating total proceeds of $172,000.

Following the closing of the Initial Public Offering on July 19, 2021, the issuance and sale of Option Units on July 21, 2021 and the issuance and sale of Private Placement Shares, $45,186,000 from the net proceeds of the sale of the Units and from the sale of Private Placement Shares was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee. The aggregate amount of $45,186,000 ($10.20 per Unit) was invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), the Company intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Initial Public Offering is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company has not consummated an initial Business Combination by the Combination Deadline (as defined below); or (iii) absent an initial Business Combination by the Combination Deadline, its return of the funds held in the Trust Account to its public stockholders as part of its redemption of the public shares. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

F-6

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the Business Combination Fee and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The shares of Common Stock subject to redemption was recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company initially had until January 19, 2023 to complete its initial Business Combination. On December 22, 2022, the Company held a special meeting of stockholders (the “Special Meeting”), at which the stockholders approved amending the amended and restated certificate of incorporation to extend the date before which the Company must complete a Business Combination (the “Combination Deadline”) from January 19, 2023, by one month up to six times, to July 19, 2023, or such earlier date as determined by the board of directors of the Company (such monthly extension is herein referred to as the “Extension”). Upon the stockholders’ approval, on December 29, 2022, the Company filed a certificate of amendment to the amended and restated certificate of incorporation which became effective upon filing. If the Company is unable to complete the initial Business Combination by the Combination Deadline, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including dividend earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Warrants, which will expire worthless if the Company fails to complete the Business Combination by the Combination Deadline. The founders (not including the anchor investors who purchase units in the Initial Public Offering and certain membership interest in the Sponsor, if any), officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares, Private Placement Shares and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination by the Combination Deadline or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares held by them if the Company fails to complete an initial Business Combination by the Combination Deadline, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination by the Combination Deadline. If the Company submits its initial Business Combination to its stockholders for a vote, the Company will complete its initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the initial Business Combination. In no event will the Company redeem its public shares of Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of public shares of Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.

F-7

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

On December 22, 2022, the Company held the Special Meeting, at which the stockholders approved amending the Investment Management Trust Agreement dated July 14, 2021 (the “Trust Agreement”), by and between the Company and Wilmington Trust, National Association (the “Trustee”) to extend the liquidation date from January 19, 2023 to July 19, 2023. In connection with the votes to approve the extension proposal, 3,519,780 public shares were rendered for redemption with 910,220 public shares remained outstanding.

Liquidity and Going Concern

As of March 31, 2023, the Company had cash of $29,390 and a working deficit of $1,133,684. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The management’s plan in addressing this uncertainty is through the Promissory Notes – related parties and the Working Capital Loans, as defined below (see Note 7). In addition, if the Company is unable to complete a Business Combination by the Combination Deadline, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful by the Combination Deadline. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Merger Agreement

On September 30, 2022, the Company, Tradeup Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (the “Estrella”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”). The number of merger consideration shares to be issued by the Company to the shareholder of Estrella is expected to be 32,500,000 shares of Common Stock.

Estrella is a preclinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS®️ T-cell therapies with the capacity to address treatment and safety challenges for patients with blood cancers and solid tumors. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer.

Pursuant to the Merger Agreement, among other things, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will merge with and into Estrella (the “Merger”), with Estrella surviving the Merger as a wholly owned subsidiary of the Company (“Surviving Company”). The Merger will become effective at such time on the date of the closing of the Merger (the “Closing”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such other time specified in the certificates of merger (the “Effective Time”). Effective as of the Closing, the Company will change its name to “Estrella Immunopharma, Inc.”

F-8

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination), and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. Interim results are not necessarily indicative of results to be expected for any other interim period or for the full year. The information included in this Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 14, 2023.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-9

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The accompanying unaudited condensed consolidated financial statements include all adjustments management considers necessary for a fair presentation.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents.

Investments held in Trust Account

As of March 31, 2023 and December 31, 2022, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

Gains and losses resulting from the change in fair value of investments held in Trust Account are accounted as dividend income in the accompanying unaudited condensed statement of operations. Dividend income for the three months ended March 31, 2023 and 2022 amounted to $105,790 and $3,688, respectively.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs were $3,019,474 consisting principally of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

F-10

The Company accounted for the 2,215,000 Warrants issued in the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”.

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as stockholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, Common Stock subject to possible redemption are presented at redemption value of $10.48 and $10.25 per share, respectively, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of March 31, 2023 and December 31, 2022, no balance was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active market.
●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

F-11

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable Common Stock and non-redeemable Common Stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable Common Stock. Any remeasurement of the accretion to redemption value of the Common Stock subject to possible redemption was considered to be dividends paid to the public stockholders. For the three months ended March 31, 2023 and 2022, the Company has not considered the effect of the Warrants sold in the Initial Public Offering to purchase an aggregate of 2,215,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the Warrants is contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the period presented.

F-12

The net income (loss) per share presented in the statement of operations is based on the following:

	For the		For the
	Three Months Ended		Three Months Ended
	March 31, 2023		March 31, 2022
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
	Common	Common	Common	Common
	Stock	Stock	Stock	Stock
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(106,674)	$(166,384)	$(106,971)	$(34,281)
Accretion of carrying value to redemption value	209,733	—	—	—
Allocation of net income/(loss)	$103,059	$(166,384)	$(106,971)	$(34,281)
Denominators:
Weighted-average shares outstanding	910,220	1,419,700	4,430,000	1,419,700
Basic and diluted net income/(loss) per share	$0.11	$(0.12)	$(0.02)	$(0.02)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU addresses issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, FASB decided to reduce the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this Update are effective for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. FASB specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company has not early adopted this update and it will become effective on January 1, 2024 as the Company is qualified as an emerging growth company. The Company believes the adoption of this ASU would not have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Investments Held in Trust Account

As of March 31, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $9,699,392and $9,671,375, respectively, in money market funds which are invested in U.S. Treasury Securities.

F-13

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2023	December 31, 2022
Assets:
Trust Account - U.S. Treasury Securities Money Market Fund	1	$9,699,392	$9,671,375

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering on July 19, 2021, the Company sold 4,000,000 Units at $10.00 per Public Unit, which does not include the 45-day option of the exercise of the underwriters’ 600,000 over-allotment option. On July 21, 2021, the underwriters partially exercised the over-allotment option and purchased 430,000 Option Units at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000.

The remaining 170,000 Option Units were expired on September 1, 2021. Transaction costs in connection with the Initial Public Offering and the issuance and sale of Option Units amounted to $3,019,474, consisting of $886,000 of underwriting fees, $1,550,500 of Business Combination Fee (defined in Note 8 below) and $582,974 of other offering costs.

Each Unit has an offering price of $10.00 and consists of one share of the Common Stock and one-half of one redeemable Warrant. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole Warrant. Each whole Warrant entitles the holder thereof to purchase one share of the Company’s Common Stock at a price of $11.50 per share, and only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

All of the 4,430,000 public shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of March 31, 2023 and December 31, 2022, 910,220 shares of Common Stock subject to possible redemption reflected on the balance sheet are reconciled in the following table.

Common stock subject to possible redemption, December 31, 2021	$45,186,000
Less:
Redemptions	(36,112,943)
Plus:
Accretion of carrying value to redemption value	253,389
Common stock subject to possible redemption, December 31, 2022	9,326,446
Plus:
Accretion of carrying value to redemption value	209,733
Common stock subject to possible redemption, March 31, 2023	$9,536,179

F-14

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Tradeup INC. purchased an aggregate of 295,000 shares of Common Stock at a price of $10.00 per share, among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating total proceeds of $2,950,000. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC., among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, at a price of $10.00 per Private Placement share, generating total proceeds of $172,000. The proceeds from the sale of the Private Placement Shares were held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. The Sponsor will be permitted to transfer the Private Placement Shares held by them to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such shares will be subject to the same agreements with respect to such securities as the founders. Otherwise, these Private Placement Shares will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of the Company’s Business Combination.

Note 6 — Promissory Notes

As provided in an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) dated September 30, 2022 by and among the “Company and Estrella and Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of UPTD (“Merger Sub”), Estrella has agreed to, upon request by the Sponsors, deposit the agreed reasonable amount to the Company’s trust in order to effectuate extension of the Company’s deadline to consummate a Business Combination. Pursuant to the Merger Agreement, Estrella has deposited a total of four monthly extension payments of $45,511 from January through April 2023, or an aggregate of $182,044, to the Trust Account of the Company to extend the deadline for the Company to complete the Business Combination contemplated therein by May 19, 2023. Each Monthly Extension Payment from Estrella was evidenced by an unsecured promissory note (collectively, the “Estrella Notes”) issued by the Company to Estrella, each with a principal amount equal to the Monthly Extension Payment, with substantially the same the terms and provisions. The Estrella Notes bear no interest and are payable in full upon the consummation of the Business Combination. Estrella has the right, but not the obligation, to convert the Estrella Notes, in whole or in part, respectively, into private shares of UPTD Common Stock at a price of $10.00 per share. Notwithstanding the foregoing, UPTD shall have the obligation to pay to Estrella the funds amounting to the principal amount of the Estrella Notes if the proposed Business Combination is terminated pursuant to the Merger Agreement. If UPTD cannot complete its initial Business Combination by July 19, 2023, it will be forced to dissolve and liquidate pursuant to the Current Charter.

As of March 31, 2023 and December 31, 2022, the Company had borrowings of $136,533 and $0, respectively, under the Promissory Notes.

Note 7 — Related Party Transactions

Founder and Private Placement Shares

On January 20, 2021, the Sponsor acquired 1,150,000 founder shares for an aggregate purchase price of $25,000. On February 11, 2021, in connection with a restructure of the Sponsor, the Sponsor forfeited 1,150,000 founder shares upon the receipt of the refund of purchase price of $25,000. On February 12, 2021, the Sponsor acquired 920,000 founder shares for a purchase price of $20,000 and Tradeup INC. acquired 230,000 founder shares for a purchase price of $5,000, respectively (collectively as the “Founder Shares”).

As of March 31, 2023 and December 31, 2022, there were 1,107,500 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.02 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Initial Public Offering.

F-15

The founders have agreed not to transfer, assign or sell 50% of its Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property.

On July 19, 2021, the Company consummated the sale of 295,000 Private Placement Shares at a price of $10.00 per share in the Private Placement to the Sponsor and Tradeup INC., among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating gross proceeds of $2,950,000. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC. at a price of $10.00 per Private Placement share, among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, generating total proceeds of $172,000. The Private Placement Shares are identical to the shares of Common Stock sold as part of the units in this Initial Public Offering, subject to limited exceptions. The Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the Company’s initial Business Combination.

Working Capital Loans (Promissory Notes) — Related Parties

In order to finance transaction costs in connection with an intended initial Business Combination, the founders or an affiliate of the founders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to approximately $1,200,000 of such loans may be convertible into Private Placement Shares, at a price of $10.00 per share at the option of the lender.

On July 25, 2022, the Company issued (i) Note A in the amount of $204,000 to Running Lion, which is wholly owned and controlled by Mr. Weiguang Yang, the Co-Executive Officer and director of the Company and (ii) the Note B in the amount of $294,600 to Tradeup INC., one of the Founders. The proceeds of the Notes, which may be drawn down from time to time until the Company consummates its initial Business Combination, will be used as general working capital purposes.

In December 2022, the Sponsor loaned the Company $50,000 to cover certain operating expenses of the Company and such balance was converted into a promissory note on January 19, 2023 with the same term as the working capital loans as discussed below.

On March 3, 2023, the Company issued an unsecured promissory note in the amount of $50,000 to Tradeup INC. for working capital purposes with the same term as the working capital loans as discussed below.

The Notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date of expiry of the term of the Company (“Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) an enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the Notes may be accelerated.

The Payees respectively have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into Conversion Shares, as described in the prospectus of the Company (File Number 333-253322), by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Conversion Shares to be received by the Payees in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) $10.00.

F-16

As of March 31, 2023 and December 31, 2022, the Company had borrowings of $598,600 and $498,600, respectively, under the working capital loans.

Note 8 — Commitments & Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and Common Stock that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 600,000 Option Units to cover over-allotments, if any. On July 21, 2021, the Underwriters partially exercised the over-allotment option and purchased 430,000 Option Units at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000. The Company paid an underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering and the sale of Option Units or $886,000 to the underwriters at the closing of the Initial Public Offering and the sale of Option Units.

Business Combination Marketing Agreement

The Company has engaged US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and R.F. Lafferty & Co., Inc. the representatives (the “Representatives”) of the underwriters of the Initial Public Offering in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company is obligated to pay the Representatives a cash fee (the “Business Combination Fee”) pursuant to a Business Combination Marketing Agreement for such services upon the consummation of the Company’s initial Business Combination, equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units as discussed in Note 9.

F-17

Note 9 — Deferred Underwriters’ Business Combination Fees

The Company is obligated to pay the Representatives a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,550,500 will be paid to the underwriters from the funds held in the Trust Account.

Note 10 — Stockholders’ Deficit

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Common stock— The Company is authorized to issue up to 30,000,000 shares of Common Stock, par value $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 1,419,700 shares of Common Stock issued and outstanding, excluding 910,220 shares of Common Stock subject to possible redemption.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Warrants— In July 2021, the Company issued 2,215,000 Warrants in connection with the Initial Public Offering and the sale of the Option Units. Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the above, if the Company’s Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,215,000 Warrants issued in the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the Warrant as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Warrants is approximately $0.8 million, or 0.36 per Unit on issuance.

Note 11 — Income Taxes

The income tax provision (benefit) consists of the following:

	For the Three Months Ended	For the Three Months Ended
	March 31, 2023	March 31, 2022
Current
Federal	$41,164	$—
State	—	—
Deferred
Federal	(50,375)	(29,663)
State	—	—
Valuation allowance	28,676	29,663
Income tax provision	$19,465	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Three Months Ended	For the Three Months Ended
	March 31, 2023	March 31, 2022
U.S. statutory rate	21.0%	21.0%
Permanent difference on facilitated acquisition costs	(5.8)%	-%
Change in valuation allowance	(59.6)%	(21.0)%
Effective tax rate	(44.4)%	$0.0%

The Company’s net deferred tax assets were as follows as of:

	March 31, 2023	December 31, 2022
Deferred tax assets:
Start-up/organization costs	$318,310	$292,154
Deferred tax liability:
Accrued dividend income	(7,772)	(29,472)
Total deferred tax assets	310,538	262,682
Valuation allowance	(318,310)	(292,154)
Deferred tax liability, net	$(7,772)	$(29,472)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets. The valuation allowance increased $28,676 and $240,133 as of March 31, 2023 and December 31, 2022, respectively.

F-18

Note 12 — Subsequent Events

In accordance with ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued, the Company has evaluated all events or transactions that occurred after the balance sheet date, up through the date when the Company issued the unaudited condensed consolidated financial statements.

Promissory Note

As provided in the Merger Agreement, Estrella has agreed to, upon request by the Sponsor of the Company, deposit the agreed reasonable amount into the Company’s Trust Account in order to effectuate the extension of the Company’s Combination Period. Pursuant to the Merger Agreement, Estrella has deposited the amount of $45,511 into the Trust Account in connection with the Company’s monthly extension, as a result of which, the current Combination Deadline is May 19, 2023. Such monthly extension payment was evidenced by a promissory note issued by the Company to Estrella in the principal amount of $45,511.

Common Stock Purchase Agreement

On April 20, 2023, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a related registration rights agreement (the “RRA”) with White Lion Capital, LLC, a Nevada limited liability company (“White Lion”). Pursuant to the Common Stock Purchase Agreement, the Company has the right, but not the obligation to require White Lion to purchase, from time to time following consummation of the business combination contemplated by the Merger Agreement, up to $50,000,000 in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement.

On April 26, 2023, the Company and White Lion entered into an amendment to the Common Stock Purchase Agreement (the “Amendment”). Pursuant to the Amendment, the Company agrees that it will, immediately prior to the closing of the proposed business combination with Estrella, cause Estrella to issue to White Lion an aggregate of 250,000 shares of Estrella’s Series A preferred stock, par value $0.0001 per share, which the parties have acknowledged has a value of $250,000.

The Company is obligated under the Common Stock Purchase Agreement and the RRA to file a registration statement with the SEC to register the Common Stock under the Securities Act of 1933, as amended, for the resale by White Lion of shares of Common Stock that the Company may issue to White Lion under the Common Stock Purchase Agreement.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

TradeUP Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TradeUP Acquisition Corp. (the “Company”) as of December 31, 2022, the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

 Marcum LLP

We have served as the Company’s auditor since 2021 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum LLP effective September 1, 2022)

East Hanover, New Jersey

March 14, 2023

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TradeUP Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TradeUP Acquisition Corp. (the “Company”) as of December 31, 2021 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from January 6, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and the results of its operations and its cash flows for the period from January 6, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/Friedman LLP

Friedman LLP

We have served as the Company’s auditor from 2021 through 2022.

New York, NY

March 29, 2022

F-21

TRADEUP ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$40,802	$478,868
Prepaid expenses	11,625	137,166
Total current assets	52,427	616,034

Investments held in Trust Account	9,671,375	45,187,428
Total Assets	$9,723,802	$45,803,462

Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$329,166	$3,000
Working capital loans - related parties	498,600	-
Due to a related party	50,000	-
Income tax payable	51,176	-
Franchise tax payable	144,127	70,154
Total current liabilities	1,073,069	73,154

Deferred tax liability	29,472	-
Deferred underwriters' marketing fees	1,550,500	1,550,500
Total Liabilities	2,653,041	1,623,654

Commitments and Contingencies

Common stock subject to possible redemption, 910,220 and 4,430,000 shares at redemption value of $10.25 and 10.20 per share as of December 31, 2022 and 2021, respectively	9,326,446	45,186,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 30,000,000 shares authorized; 1,419,700 shares issued and outstanding (excluding 910,220 and 4,430,000 shares subject to possible redemption as of December 31, 2022 and 2021, respectively)	142	142
Additional paid-in capital	-	-
Accumulated deficit	(2,255,827)	(1,006,334)
Total Stockholders' Deficit	(2,255,685)	(1,006,192)
Total Liabilities, Temporary Equity, and Stockholders' Deficit	$9,723,802	$45,803,462

The accompanying notes are an integral part of these financial statements.

F-22

TRADEUP ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from January 6, 2021 (inception) through December 31, 2021

Formation and operating costs	$1,368,219	$178,992
Franchise tax expenses	201,308	70,154
Loss from Operations	(1,569,527)	(249,146)

Other income:
Dividend earned on investment held in Trust Account	654,071	1,428

Loss before income taxes	(915,456)	(247,718)

Income taxes provision	(80,648)	-

Net Loss	$(996,104)	$(247,718)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	4,343,211	2,033,677
Basic and diluted net (loss) income per share, common stock subject to possible redemption	$(0.16)	$0.76
Basic and diluted weighted average shares outstanding, common stock attributable to TradeUP Acquisition Corp.	1,419,700	1,179,328
Basic and diluted net loss per share, common stock attributable to TradeUP Acquisition Corp.	$(0.22)	$(1.52)

The accompanying notes are an integral part of these financial statements.

F-23

TRADEUP ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

					Additional		Total
	Preferred stock		Common stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 6, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Founders shares issued to the Sponsor	-	-	1,150,000	115	24,885	-	25,000
Forfeiture of Founders shares issued to the Sponsor	-	-	(1,150,000)	(115)	(24,885)	-	(25,000)
Founders shares issued to initial stockholders	-	-	1,150,000	115	24,885	-	25,000
Sale of public units through public offering	-	-	4,430,000	443	44,299,557	-	44,300,000
Sale of private placement shares	-	-	312,200	31	3,121,969	-	3,122,000
Underwriters' discount	-	-	-	-	(886,000)	-	(886,000)
Underwriters' marketing fees	-	-	-	-	(1,550,500)	-	(1,550,500)
Other offering expenses	-	-	-	-	(582,974)	-	(582,974)
Forfeiture of common stock by initial stockholders	-	-	(42,500)	(4)	4	-	-
Reclassification of common stock subject to redemption	-	-	(4,430,000)	(443)	(43,516,256)	-	(43,516,699)
Allocation of offering costs to common stock subject to redemption	-	-	-	-	2,966,085	-	2,966,085
Accretion of carrying value to redemption value	-	-	-	-	(3,876,770)	(758,616)	(4,635,386)
Net loss	-	-	-	-	-	(247,718)	(247,718)
Balance as of December 31, 2021	-	-	1,419,700	142	-	(1,006,334)	(1,006,192)
Accretion of carrying value to redemption value	-	-	-	-	-	(253,389)	(253,389)
Net loss	-	-	-	-	-	(996,104)	(996,104)
Balance as of December 31, 2022	-	$-	1,419,700	$142	$-	$(2,255,827)	$(2,255,685)

The accompanying notes are an integral part of these financial statements.

F-24

TRADEUP ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period From January 6, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net loss	$(996,104)	$(247,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Dividend earned on investment held in Trust Account	(654,071)	(1,428)
Deferred tax expense	29,472	-
Changes in operating assets and liabilities:
Prepaid expenses	125,540	(137,166)
Accounts payable and accrued expenses	326,166	-
Income tax payable	51,176	-
Franchise tax payable	73,973	70,154
Net cash used in operating activities	(1,043,848)	(316,158)

Cash Flows from Investing Activities:
Purchase of investment held in trust account	-	(45,186,000)
Withdraw of investment held in trust account	36,170,124	-
Net cash provided by (used in) investing activities	36,170,124	(45,186,000)

Cash Flows from Financing Activities:
Proceeds from issuance of shares of Common Stock to the Sponsor	-	25,000
Return of proceeds from issuance of Common Stock to the Sponsor	-	(25,000)
Proceeds from issuance of shares of Common Stock to initial stockholders	-	25,000
Proceeds from sale of public units through public offering	-	44,300,000
Proceeds from sale of private placement shares	-	3,122,000
Payment of underwriters' discount	-	(886,000)
Payment of offering costs	-	(579,974)
Common stock redemption	(36,112,943)	-
Proceeds from issuance of promissory notes to related parties	-	300,000
Repayment on promissory note to related party	-	(300,000)
Proceeds from issuance of working capital loans to related parties	498,600	-
Borrowings from a related party	50,000	-
Net cash (used in) provided by financing activities	(35,564,343)	45,981,026

Net Change in Cash	(438,066)	478,868

Cash at beginning of year	478,868	-
Cash at end of year	$40,802	$478,868

Supplemental Disclosure of Non-cash Financing Activities
Offering costs included in accounts payable and accrued expenses	$-	$3,000
Deferred underwriters' marketing fees	$-	$1,550,500
Reclassification of common stock subject to redemption	$-	$43,516,699
Allocation of offering costs to common stock subject to redemption	$-	$2,966,085
Accretion of carrying value to redemption value	$253,389	$4,635,386

The accompanying notes are an integral part of these financial statements.

F-25

TRADEUP ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1 — Organization and Business Operation

TradeUP Acquisition Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on January 6, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has selected December 31 as its fiscal year end.

As of December 31, 2022 and 2021, the Company had not commenced any operations. For the period from January 6, 2021 (inception) through December 31, 2022, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and interest income from the proceeds derived from the Initial Public Offering (as defined below).

The registration statement for the Company’s initial public offering (the “Initial Public Offering”) became effective on July 14, 2021. On July 19, 2021, the Company consummated the Initial Public Offering of 4,000,000 units (the “Public Units”), at $10.00 per Public Unit, generating gross proceeds of $40,000,000 which is described in Note 4. On July 21, 2021, the underwriters partially exercised the over-allotment option and purchased 430,000 units (the “Option Units “, together with the Public Units, the “Units”) at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000. Each Unit consists of one share of common stock, $0.0001 par value per share (the “Common Stock”), and one-half of one redeemable warrant (the “Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $44,300,000 in total. Transaction costs in connection with the Initial Public Offering and the issuance and sale of Option Units amounted to $3,019,474, consisting of $886,000 of underwriting fees, $1,550,500 of Business Combination Fee (defined in Note 7 below) and $582,974 of other offering costs. Following the expiration of the over-allotment option, 42,500 Founder Shares (defined below) were subsequently forfeited.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 295,000 shares of Common Stock (the “Private Placement Shares”) at a price of $10.00 per share in a private placement sale (the “Private Placement”) to the Company’s founders, or initial stockholders, include Tradeup INC. and the Company’s sponsor, TradeUP Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating gross proceeds of $2,950,000, which is described in Note 5. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC. at a price of $10.00 per Private Placement share, among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, generating total proceeds of $172,000.

Following the closing of the Initial Public Offering on July 19, 2021, the issuance and sale of Option Units on July 21, 2021 and the issuance and sale of Private Placement Shares, $45,186,000 from the net proceeds of the sale of the Units and from the sale of Private Placement Shares was placed in a trust account (the “Trust Account”) maintained by Wilmington Trust, National Association as a trustee. The aggregate amount of $45,186,000 ($10.20 per Unit) will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), the Company intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Initial Public Offering is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company has not consummated an initial Business Combination by the Combination Deadline (as defined below); or (iii) absent an initial Business Combination by the Combination Deadline, its return of the funds held in the Trust Account to its public stockholders as part of its redemption of the public shares. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the Business Combination Fee and taxes payable and interest previously released for working capital purposes on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

F-26

The shares of Common Stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. The Company initially had until January 19, 2023 to complete its initial Business Combination. On December 22, 2022, the Company held its special meeting of stockholders (the “Special Meeting”), where the Company was approved by its stockholders to amend the amended and restated certificate of incorporation to extend the date before which the Company must complete a Business Combination (the “Combination Deadline”) from January 19, 2023, by one month up to six times, to July 19, 2023, or such earlier date as determined by the board of directors of the Company (such monthly extension is herein referred to as the “Extension”). Upon the stockholders’ approval, on December 29, 2022, the Company filed a certificate of amendment to the amended and restated certificate of incorporation which became effective upon filing. If the Company is unable to complete the initial Business Combination by the Combination Deadline, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay the Company’s taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Warrants, which will expire worthless if the Company fails to complete the Business Combination by the Combination Deadline. The founders (not including the anchor investors who purchase units in the Initial Public Offering and certain membership interest in the Sponsor, if any), officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed (i) to waive their redemption rights with respect to any Founder Shares, Private Placement Shares and any public shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, Private Placement Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination by the Combination Deadline or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Placement Shares held by them if the Company fails to complete an initial Business Combination by the Combination Deadline, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination by the Combination Deadline. If the Company submits it initial Business Combination to its stockholders for a vote, the Company will complete its initial Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the initial Business Combination. In no event will the Company redeem its public shares of Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of public shares of Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s Sponsor will not be responsible to the extent of any liability for such third party claims.

On December 22, 2022, the Company held the Special Meeting, where the Company was approved by its stockholders to amend the Investment Management Trust Agreement dated July 14, 2021 (the “Trust Agreement”), by and between the Company and Wilmington Trust, National Association (the “Trustee”) to extend the liquidation date from January 19, 2023 to July 19, 2023. In connection with the votes to approve the extension proposal, 3,519,780 public shares were rendered for redemption with 910,220 public shares remained outstanding.

Liquidity and Going Concern

As of December 31, 2022, the Company had cash of $40,802 and a working deficit of $1,020,642. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The management’s plan in addressing this uncertainty is through the Promissory Notes – related parties and the Working Capital Loans, as defined below (see Note 6). In addition, if the Company is unable to complete a Business Combination by the Combination Deadline, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful by the Combination Deadline. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

F-27

Merger Agreement

On September 30, 2022, the Company, Tradeup Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (the “Estrella”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”).

The merger consideration shares to be issued by the Company to the shareholder of Estrella is expected to be 32,500,000 shares of Common Stock.

Estrella is a preclinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS®️ T-cell therapies with the capacity to address treatment and safety challenges for patients with blood cancers and solid tumors. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer.

Pursuant to the Merger Agreement, among other things, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will merge with and into Estrella (the “Merger”), with Estrella surviving the Merger as a wholly owned subsidiary of the Company (“Surviving Company”). The Merger will become effective at such time on the date of the closing of the Merger (the “Closing”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such other time specified in the certificates of merger (the “Effective Time”). Effective as of the Closing, the Company will change its name to “Estrella Immunopharma, Inc.”

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination), and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-28

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents.

Investments held in Trust Account

As of December 31, 2022 and 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs – SEC Materials ” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs were $3,019,474 consisting principally of underwriting, legal, accounting and other expenses that are directly related to the Initial Public Offering and charged to stockholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. (See Note 9).

Common Stock Subject to Possible Redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Common Stock (including Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Common Stock are classified as stockholders’ equity. The Company’s public shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, Common Stock subject to possible redemption are presented at redemption value of $10.25 and $10.20 per share, respectively, as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against additional paid in capital or accumulated deficit if additional paid in capital equals to zero.

F-29

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of December 31, 2022 and 2021, $0 and approximately $229,000, respectively, was over the Federal Deposit Insurance Corporation (FDIC) limit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active market.
●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376) (the “IRA”), which, among other things, imposes a 1% excise tax on any domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions.

Because the Company is a Delaware corporation and our securities trades on Nasdaq, it is a “covered corporation” within the meaning of the IRA. The Excise Tax may apply to any redemptions of the Company’s common stock after December 31, 2022, including redemptions in connection with the Merger, unless an exemption is available. Issuances of securities in connection with the Merger are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. Further, the application of the Excise Tax in the event of a liquidation is uncertain. The Company is currently evaluating the impact it will have in the event of the Merger or liquidation.

Net Income (Loss) per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable Common Stock and non-redeemable Common Stock and the undistributed income (loss) is calculated using the total net loss less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable Common Stock. Any remeasurement of the accretion to redemption value of the Common Stock subject to possible redemption was considered to be dividends paid to the public stockholders. For the years ended December 31, 2022 and 2021, the Company has not considered the effect of the Warrants sold in the Initial Public Offering to purchase an aggregate of 2,215,000 shares in the calculation of diluted net income (loss) per share, since the exercise of the Warrants is contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive and the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic (income) loss per share for the period presented.

F-30

The net income (loss) per share presented in the statement of operations is based on the following:

			For the Period From
	For the		January 6, 2021
	Year Ended		(inception) through
	December 31, 2022		December 31, 2021
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
	Common	Common	Common	Common
	Stock	Stock	Stock	Stock
Basic and diluted net income/(loss) per share:
Numerators:
Allocation of net loss including carrying value to redemption value	$(941,679)	$(307,814)	$(3,090,769)	$(1,792,335)
Accretion of carrying value to redemption value	253,389	—	4,635,386	—
Allocation of net income/(loss)	$(688,290)	$(307,814)	$1,544,617	$(1,792,335)
Denominators:
Weighted-average shares outstanding	4,343,211	1,419,700	2,033,677	1,179,328
Basic and diluted net income/(loss) per share	$(0.16)	$(0.22)	$0.76	$(1.52)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Investments Held in Trust Account

As of December 31, 2022 and 2021, assets held in the Trust Account were comprised of $9,671,375 and $45,187,428, respectively, in money market funds which are invested in U.S. Treasury Securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Trust Account - U.S. Treasury Securities Money Market Fund	1	$9,671,375	$45,187,428

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering on July 19, 2021, the Company sold 4,000,000 Units at $10.00 per Public Unit, which does not include the 45-day option of the exercise of the underwriters’ 600,000 over-allotment option. On July 21, 2021, the underwriters partially exercised the over-allotment option and purchased 430,000 Option Units at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000.

The remaining 170,000 Option Units were expired on September 1, 2021. Transaction costs in connection with the Initial Public Offering and the issuance and sale of Option Units amounted to $3,019,474, consisting of $886,000 of underwriting fees, $1,550,500 of Business Combination Fee (defined in Note 7 below) and $582,974 of other offering costs.

Each Unit has an offering price of $10.00 and consists of one share of the Common Stock and one-half of one redeemable Warrant. The Company will not issue fractional shares. As a result, the warrants must be exercised in multiples of one whole Warrant. Each whole Warrant entitles the holder thereof to purchase one share of the Company’s Common Stock at a price of $11.50 per share, and only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

F-31

All of the 4,430,000 public shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation, or in connection with the Company’s liquidation. In accordance with the Securities and Exchange Commission (the “SEC”) and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity.

The Company’s redeemable Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

As of December 31, 2022 and 2021, 910,220 and 4,430,000 shares, respectively, of Common Stock subject to possible redemption reflected on the balance sheet are reconciled in the following table.

Common stock subject to possible redemption, July 19, 2021	$44,300,000
Less:
Proceeds allocated to public warrants	(783,301)
Offering costs of public shares	(2,966,085)
Plus:
Accretion of carrying value to redemption value	4,635,386
Common stock subject to possible redemption, December 31, 2021	45,186,000
Less:
Redemptions	(36,112,943)
Plus:
Accretion of carrying value to redemption value	253,389
Common stock subject to possible redemption, December 31, 2022	$9,326,446

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Tradeup INC. purchased an aggregate of 295,000 shares of Common Stock at a price of $10.00 per share, among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating total proceeds of $2,950,000. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC., among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, at a price of $10.00 per Private Placement share, generating total proceeds of $172,000. The proceeds from the sale of the Private Placement Shares were held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes. The Sponsor will be permitted to transfer the Private Placement Shares held by them to certain permitted transferees, including the Company’s officers and directors and other persons or entities affiliated with or related to it or them, but the transferees receiving such shares will be subject to the same agreements with respect to such securities as the founders. Otherwise, these Private Placement Shares will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of the Company’s Business Combination.

Note 6 — Related Party Transactions

Founder and Private Placement Shares

On January 20, 2021, the Sponsor acquired 1,150,000 founder shares for an aggregate purchase price of $25,000. On February 11, 2021, in connection with a restructure of the Sponsor, the Sponsor forfeited 1,150,000 founder shares upon the receipt of the refund of purchase price of $25,000. On February 12, 2021, the Sponsor acquired 920,000 founder shares for a purchase price of $20,000 and Tradeup INC. acquired 230,000 founder shares for a purchase price of $5,000, respectively (collectively as the “Founder Shares”).

As of March 31, 2023 and December 31, 2022, there were 1,107,500 Founder Shares issued and outstanding. The aggregate capital contribution was $25,000, or approximately $0.02 per share.

The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the Initial Public Offering.

F-32

The founders have agreed not to transfer, assign or sell 50% of its Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the Company’s initial Business Combination, or (B) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of the Company’s initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares for cash, securities or other property.

On July 19, 2021, the Company consummated the sale of 295,000 Private Placement Shares at a price of $10.00 per share in the Private Placement to the Sponsor and Tradeup INC., among which, the Sponsor purchased 236,000 Private Placement Shares and Tradeup INC. purchased 59,000 Private Placement Shares, generating gross proceeds of $2,950,000. On July 21, 2021, the Company consummated the sale of additional 17,200 Private Placement Shares with the Sponsor and Tradeup INC. at a price of $10.00 per Private Placement share, among which, the Sponsor purchased 13,760 Private Placement Shares and Tradeup INC. purchased 3,440 Private Placement Shares, generating total proceeds of $172,000. The Private Placement Shares are identical to the shares of Common Stock sold as part of the units in this Initial Public Offering, subject to limited exceptions. The Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the Company’s initial Business Combination.

Working Capital Loans (Promissory Notes) — Related Parties

In order to finance transaction costs in connection with an intended initial Business Combination, the founders or an affiliate of the founders or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to approximately $1,200,000 of such loans may be convertible into Private Placement Shares, at a price of $10.00 per share at the option of the lender.

On January 19, 2021, the Sponsor has agreed to loan the Company up to $400,000 to be used for a portion of the expenses of the Initial Public Offering. This loan is non-interest bearing, unsecured and is due at the earlier of (1) June 20, 2021 or (2) the closing of the Initial Public Offering. The loan will be repaid upon the closing of the Initial Public Offering out of the offering proceeds not held in the Trust Account. On June 19, 2021 the Sponsor agreed to extend the maturity date of the loan to the Company to the earlier of August 31, 2021 or the closing date of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on July 19, 2021.

On July 25, 2022, the Company issued (i) Note A in the amount of $204,000 to Running Lion, which is wholly owned and controlled by Mr. Weiguang Yang, the Co-Executive Officer and director of the Company and (ii) the Note B in the amount of $294,600 to Tradeup INC., one of the Founders. The proceeds of the Notes, which may be drawn down from time to time until the Company consummates its initial Business Combination, will be used as general working capital purposes.

The Notes bear no interest and are payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date of expiry of the term of the Company (“Maturity Date”). The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Maturity Date; (ii) the commencement of a voluntary or involuntary bankruptcy action, (iii) the breach of the Company’s obligations thereunder; (iv) any cross defaults; (v) an enforcement proceedings against the Company; and (vi) any unlawfulness and invalidity in connection with the performance of the obligations thereunder, in which case the Notes may be accelerated.

The Payees respectively have the right, but not the obligation, to convert their Notes, in whole or in part, respectively, into Conversion Shares, as described in the prospectus of the Company (File Number 333-253322), by providing the Company with written notice of the intention to convert at least two business days prior to the closing of the Business Combination. The number of Conversion Shares to be received by the Payees in connection with such conversion shall be an amount determined by dividing (x) the sum of the outstanding principal amount payable to such Payee by (y) $10.00.

As of December 31, 2022 and 2021, the Company had borrowings of $498,600 and $0, respectively, under the working capital loans.

Due to a related party

For the year ended December 31, 2022, the Sponsor loaned the Company $50,000 to cover certain operating expenses of the Company. As of December 31, 2022, the total amount due to the Sponsor was $50,000 and such balance was converted into a promissory note on January 19, 2023 with the same term as the working capital loans as discussed above.

F-33

Note 7 — Commitments & Contingencies

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

The holders of the Founder Shares, Private Placement Shares and Common Stock that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 600,000 Option Units to cover over-allotments, if any. On July 21, 2021, the Underwriters partially exercised the over-allotment option and purchased 430,000 Option Units at a price of $10.00 per Option Unit, generating gross proceeds of $4,300,000. The Company paid an underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering and the sale of Option Units or $886,000 to the underwriters at the closing of the Initial Public Offering and the sale of Option Units.

Business Combination Marketing Agreement

The Company has engaged US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”) and R.F. Lafferty & Co., Inc. the representatives (the “Representatives”) of the underwriters of the Initial Public Offering in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company is obligated to pay the Representatives a cash fee (the “Business Combination Fee”) pursuant to a Business Combination Marketing Agreement for such services upon the consummation of the Company’s initial Business Combination, equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units as discussed in Note 8.

Note 8 — Deferred Underwriters’ Business Combination Fees

The Company is obligated to pay the Representatives a deferred Business Combination Fee equal to 3.5% of the gross proceeds of the Initial Public Offering and the sale of over-allotment Option Units. Upon completion of the Business Combination, $1,550,500 will be paid to the underwriters from the funds held in the Trust Account.

Note 9 — Stockholders’ Deficit

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Common stock— The Company is authorized to issue up to 30,000,000 shares of Common Stock, par value $0.0001 per share. As of December 31, 2022 and 2021, there were 1,419,700 shares of Common Stock issued and outstanding, excluding 910,220 and 4,430,000 shares of Common Stock subject to possible redemption, respectively.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. The Company’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

F-34

Warrants— In July 2021, the Company issued 2,215,000 Warrants in connection with the Initial Public Offering and the sale of the Option Units. Each whole Warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering or the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 30 business days, after the closing of the initial Business Combination, it will use its reasonable commercially reasonable efforts to file, and within 60 business days following its initial Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the above, if the Company’s Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elect, it will not be required to file or maintain in effect a registration statement, but it will be required to use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on third business day before the Company send the notice of redemption to the warrant holders.

The Company accounted for the 2,215,000 Warrants issued with the Initial Public Offering as equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” and ASC 815-40, “Derivatives and Hedging: Contracts in Entity’s Own Equity”. The Company accounted for the Warrant as an expense of the Initial Public Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Warrants is approximately $0.8 million, or 0.36 per Unit on issuance.

Note 10 — Income Taxes

The Company’s taxable income primarily consists of dividend and interest earned on investments held in the Trust Account.

The income tax provision (benefit) consists of the following:

	For the Year Ended	For the Period from January 6, 2021 (inception) through
	December 31, 2022	December 31, 2021
Current
Federal	$51,176	$—
State	—	—
Deferred
Federal	316,798	52,021
State	—	—
Valuation allowance	(287,326)	(52,021)
Income tax provision	$80,648	$—

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

F-35

	For the Year Ended	For the Period from January 6, 2021 (inception) through
	December 31, 2022	December 31, 2021
U.S. statutory rate	21.0%	21.0%
Permanent difference on facilitated acquisition costs	(3.6)%	-%
Change in valuation allowance	(26.2)%	(21.0)%
Effective tax rate	(8.8)%	$0.0%

The Company’s net deferred tax assets were as follows as of:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/organization costs	$292,154	$—
Net operating loss carryover	—	52,021
Deferred tax liability:
Accrued dividend income	(29,472)	—
Total deferred tax assets	262,682	52,021
Valuation allowance	(292,154)	(52,021)
Deferred tax liability, net	$(29,472)	$—

As of December 31, 2022 and 2021, the Company had $0 and $247,718 of U.S. federal and state net operating loss carryovers available to offset future taxable income which do not expire.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance of $292,154 and $52,021 as of December 31, 2022 and 2021, respectively.

Note 11 — Subsequent Events

As provided in the Merger Agreement Estrella has agreed to, upon request by the sponsors of the Company, deposit the agreed reasonable amount to the Company’s trust in order to effectuate extension of the Company’s Combination Period.  Pursuant to the Merger Agreement, Estrella has deposited made two monthly extension payments, each in the amount of $45,511, to the Trust Account in connection with two Extensions, as a result of which, the current Combination Deadline is March 19, 2023. Such two monthly extension payments were evidenced by two promissory notes issued by the Company to Estrella, each in the principal amount of $45,511.

On January 19, 2023, the Company issued an unsecured promissory note in the amount of $50,000 to the Sponsor for working capital purposes.

On March 3, 2023, the Company issued an unsecured promissory note in the amount of $50,000 to Tradeup INC. for working capital purposes.

As of the date of this report, approximately $9.7 million in the Trust Account are available for a Business Combination prior to payment of approximately $1.55 million for the Deferred Business Combination Fee, before fees and expenses associated with it initial business combination.

F-36

ESTRELLA BIOPHARMA, INC.

UNAUDITED BALANCE SHEETS

	As of March 31, 2023 (Unaudited)	As of June 30, 2022
Current Assets
Current assets:
Cash	$2,658,924	$4,088,333
Prepaid expenses - related party	-	833,333
Prepaid expense	50,000	-
Extension note receivable	136,533	-
Total current assets	2,845,457	4,921,666

Other Assets
Operating lease right-of-use asset - related party	34,515	-
Deferred transaction costs	221,187	-
Total other assets	255,702	-

Total Assets	$3,101,159	$4,921,666

Liabilities, Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable - related party	$6,870,858	$945,587
Other payables and accrued liabilities	277,000	-
Operating lease liability - related party	38,701	-
Franchise tax payable	3,497	1,097
Total current liabilities	7,190,056	946,684

Non-current liabilities:
Operating lease liability, non-current - related party	11,814	-
Other liability	13,250	14,825
Total non-current liabilities	25,064	14,825

Total Liabilities	7,215,120	961,509

Commitments and Contingencies (Note 4)

Preferred Stock
Series A Preferred Stock, $0.0001 par value, 15,000,000 shares authorized; 5,000,000 shares issued and outstanding as of March 31, 2023, and June 30, 2022, respectively	5,000,000	5,000,000
Series AA Preferred Stock, $0.0001 par value, 105,000,000 shares authorized; 105,000,000 shares issued and outstanding as of March 31, 2023, and June 30, 2022, respectively	-	-

Stockholders’ Deficit:
Common stock, $0.0001 par value; 145,000,000 shares authorized; 1,751,000 and 176,000 shares issued and outstanding as of March 31, 2023 and June 30, 2022, respectively	176	18
Additional paid-in capital	342,904	34,290
Accumulated deficit	(9,457,041)	(1,074,151)
Total Stockholders' Deficit	(9,113,961)	(1,039,843)
Total Liabilities, Preferred Stock and Stockholders' Deficit	$3,101,159	$4,921,666

The accompanying notes are an integral part of these unaudited financial statements.

F-37

ESTRELLA BIOPHARMA, INC.

UNAUDITED STATEMENTS OF OPERATIONS

		For the Period	For the Period		For the Period	For the Period
	For the Three Months	from March 30, 2022	from January 1, 2022	For the Nine Months	from March 30, 2022	from July 1, 2021
	Ended	(Inception) through	through March 29, 2022	Ended	(Inception) through	through March 29, 2022
	March 31, 2023	March 31, 2022	(Predecessor)	March 31, 2023	March 31, 2022	(Predecessor)

Operating expenses
Research and development	$2,623,399	$-	$151,688	$7,875,427	$-	$347,207
General and administrative	117,707	-	16,604	507,463	-	263,989
Total operating expenses	2,741,106	-	168,292	8,382,890	-	611,196

Loss from Operations	(2,741,106)	-	(168,292)	(8,382,890)	-	(611,196)

Loss before income taxes	(2,741,106)	-	(168,292)	(8,382,890)	-	(611,196)

Income taxes provision	-	-	-	-	-	-

Net loss	$(2,741,106)	$-	$(168,292)	$(8,382,890)	$-	$(611,196)

Net loss applicable to common stock per share, basic and diluted	$(1.96)	$-	$(168)	$(9.62)	$-	$(611.20)
Weighted average common shares outstanding, basic and diluted	1,401,000	1,000	1,000	871,529	1,000	1,000

The accompanying notes are an integral part of these unaudited financial statements.

F-38

ESTRELLA BIOPHARMA, INC.

UNAUDITED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

			Additional			Total
	Common Stock		Paid-in	Parent’s	Accumulated	Stockholders’
	Shares	Amount	Capital	Net Investment	Deficit	Deficit
Balance, July 1, 2021 (Predecessor)	-	$-	$-	$-	$-	$-
Net loss (Predecessor)	-	-	-	(337,011)	-	(337,011)
Advance from Parent	-	-	-	337,011	-	337,011
Balance, September 30, 2021 (Predecessor)	-	-	-	-	-	-
Net loss (Predecessor)	-	-	-	(105,893)	-	(105,893)
Advance from Parent	-	-	-	105,893	-	105,893
Balance, December 31, 2021 (Predecessor)	-	-	-	-	-	-
Net loss (Predecessor)	-	-	-	(168,292)	-	(168,292)
Advance from Parent	-	-	-	168,292	-	168,292
Balance, March 29, 2022 (Predecessor)	-	$-	$-	$-	$-	$-

Balance, March 30, 2022	-	$-	$-	$-	$-	$-
Issuance of common stock to former Parent	1,000	-	-	-	-	-
Balance, March 31, 2022	1,000	$-	$-	$-	$-	$-

Balance July 1, 2022	176,000	$18	$34,290	$-	$(1,074,151)	$(1,039,843)
Vesting of early exercised stock options	525,000	52	473	-	-	525
Stock-based compensation	-	-	102,399	-	-	102,399
Net loss	-	-	-	-	(2,885,444)	(2,885,444)
Balance, September 30, 2022	701,000	70	$137,162	-	(3,959,595)	(3,822,363)
Vesting of early exercised stock options	525,000	53	472	-	-	525
Stock-based compensation	-	-	102,399	-	-	102,399
Net loss	-	-	-	-	(2,756,340)	(2,756,340)
Balance, December 31, 2022	1,226,000	123	$240,033	-	(6,715,935)	(6,475,779)
Vesting of early exercised stock options	525,000	53	472	-	-	525
Stock-based compensation	-	-	102,399	-	-	102,399
Net loss	-	-	-	-	(2,741,106)	(2,741,106)
Balance, March 31, 2023	1,751,000	$176	$342,904	$-	$(9,457,041)	$(9,113,961)

The accompanying notes are an integral part of these unaudited financial statements.

F-39

ESTRELLA BIOPHARMA, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

		For the Period	For the Period
	For the Nine Months	from March 30, 2022	from July 1, 2021
	Ended	(inception) through	through March 29, 2022
	March 31, 2023	March 31, 2022	(Predecessor)
Cash Flows from Operating Activities:
Net loss	$(8,382,890)	$-	$(611,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	307,197	-	95,835
Amortization of operating right-of-use asset, related party	14,473	-	-
Changes in operating assets and liabilities:
Prepaid expenses – related party	833,333	-	-
Prepaid expense	(50,000)
Accounts payable - related party	5,925,271	-	-
Other payables and accrued liabilities	55,813	-	-
Operating lease liability - related party	1,527	-	-
Franchise tax payable	2,400	-	-
Net cash used in operating activities	(1,292,876)	-	(515,361)

Cash Flows from Investing Activities:
Loan to UPTD as extension note receivable	(136,533)
Net cash used in investing activities	(136,533)	-	-

Cash Flows from Financing Activities:
Net transfers from Parent	-	-	515,361
Net cash provided by financing activities	-	-	515,361

Net Change in Cash	(1,429,409)	-	-

Cash at beginning of period	4,088,333	-	-
Cash at end of period	$2,658,924	$-	$-

Supplemental Disclosure of Non-cash Financing Activities
Deferred transaction costs included in other payables and accrued liabilities	$221,187	$-	$-
Recognition of related party operating right-of-use asset and lease liability	$48,988	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-40

ESTRELLA BIOPHARMA, INC.

Notes To Unaudited Financial Statements

Note 1 — Organization and Business Operation

Estrella Biopharma, Inc. (the “Company” or “Estrella”) was incorporated in the State of Delaware on March 30, 2022 by Eureka Therapeutics, Inc. (“Eureka”), which was incorporated in California in February 2006 and reincorporated in Delaware in March 2018 and is the predecessor of the Company. The Company’s fiscal year end is June 30. On June 28, 2022, pursuant to a Contribution Agreement between the Company and Eureka (the “Contribution Agreement”), Eureka contributed certain assets (the “Assets”) related to T-cell therapies targeting CD19 and CD22, proteins expressed on the surface of almost all B-cell leukemias and lymphomas, in exchange for 105,000,000 shares of the Company’s Series AA Preferred Stock (the “Separation”). See Note 2, Basis of Presentation.

As part of the Separation, the Company entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd. (“Eureka Cayman”), an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene Limited (“Imugene”) (the “Collaboration Agreement”) to the Company. The License Agreement grants Estrella an exclusive license to develop CD19 and CD22 targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104. EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. Estrella is also developing EB104, a T-cell therapy also called “CD19/22 Dual-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22. The Collaboration Agreement establishes the partnership between the Company and Imugene related to development of solid tumor treatments using Imugene’s product candidate (“CF33-CD19t”) in conjunction with EB103.

The Company is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to cure patients with blood cancers and solid tumors.

The Company is in the development stage, having not yet started planned principal operations. For the nine months ended March 31, 2023, the Company has been devoting substantially all of its efforts toward preparing for drafting regulatory filings (including the Investigational New Drug (“IND”) applications), planning preclinical studies, and building its management team. On March 2, 2023, the FDA cleared the IND for EB103, allowing Estrella to proceed with the Phase I/II Starlight-1 Clinical Trial, which Estrella expects to commence in the second half of 2023.

On June 29, 2022, the Company entered into a letter of intent with TradeUP Acquisition Corp. (“UPTD”) in contemplation of a potential business combination. UPTD is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On September 30, 2022, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) with UPTD and Tradeup Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of UPTD (the “Merger”). Each share of Series A Preferred Stock and Series AA Preferred Stock of the Company that is issued and outstanding immediately prior to the effective time of the Merger will automatically convert into a number of shares of common stock of the Company in accordance with the certificate of incorporation of the Company in effect immediately prior to the effective time of the Merger. The Company will be the accounting acquirer and, as such, the business combination will be accounted for as a “reverse recapitalization” (“reverse merger”) because it is a capital transaction involving the issuance of stock by UPTD for the stock of the Company. In addition, the unvested Common Stock of the Company from early-exercised stock options will become immediately vested upon closing and each such holder shall be entitled to receive the merger consideration payable or issuable to a holder pursuant to the terms and conditions of the Merger Agreement. Consummation of the Merger is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the Merger by UPTD’s stockholders. In addition, the Merger Agreement contains a closing condition for the completion of transaction financing (the “Merger Financing”) of at least $20,000,000 by UPTD or the Company, including equity financing of no less than $15,000,000 (excluding equity-linked securities such as convertible debt or debt plus warrants) and debt or equity-linked financing of no more than $5,000,000, on terms acceptable to the Company.

F-41

Consummation of the business combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including 1) the approval of the Agreement and Plan of Merger and the business combination by UPTD’s stockholders and there being at least a $20.0 million Available Combined Cash Amount (as that term is defined in the Agreement and Plan of Merger) at the closing of the business combination, and 2) the net tangible assets upon the consummation with the Merger no less than $5,000,0001.

Liquidity and Going Concern

The accompanying unaudited financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2023, the Company had cash of approximately $2.7 million, and accumulated deficit of approximately $9.5 million. For the nine months ended March 31, 2023, loss from operations was approximately $8.4 million. The Company’s ability to fund its operations is dependent on the amount of cash on hand and its ability to raise debt or additional equity financing. The Company has expended substantial funds on its research and development business, has experienced losses and negative cash flows from operations since its inception and expects losses and negative cash flows from operations to continue until its technology receives regulatory approval and the Company generates sufficient revenue and positive cash flow from operations, if ever.

As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that these unaudited financial statements are issued.

The Company plans to raise additional capital in the future in order to continue its research and development programs and fund operations. However, its ability to raise additional capital in the equity or debt markets is dependent on a number of factors, and there is no assurance that such financing will be available on acceptable terms, or at all. The market demand of the Company’s equity is subject to a number of risks and uncertainties, including but not limited to, negative economic conditions, adverse market conditions, and adverse financial results. If the Company is unable to either raise sufficient capital in the equity or debt markets, license products or rights to future products or generate revenue, it may need to restructure, or cease operations, all of which would likely have a material adverse effect on the Company.

The unaudited financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The accompanying unaudited financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, including normal recurring accruals, necessary to present fairly the Company’s financial statements. The results for the three and nine months ended March 31, 2023 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2023 (fiscal year 2023) or for any other interim period or for any future year.

The accompanying unaudited financial statements as of and for the reporting periods ended March 29, 2022 reflect the historical financial position, results of operations, changes in net investment and cash flows of the operations associated with the Assets acquired by the Company from Eureka, the Company’s parent. These unaudited financial statements have been derived from the accounting records of Eureka and should be read in conjunction with the accompanying notes thereto. The operations surrounding the Assets are deemed to be the Company’s predecessor prior to March 30, 2022, the inception date of the Company. These unaudited financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity during the periods prior to March 30, 2022, nor are they indicative of future results of the Company.

F-42

The results of operations of the Company for the reporting periods ended March 29, 2022, were identified based on the Assets acquired by the Company from Eureka. The statements of operations include all costs directly attributable to the Company, including costs for facilities, functions and services that the Company utilized in connection with its research and development (“R&D”) and an allocation of expenses, as related to Eureka’s projects relating to CD19 and CD22 targeted T-cell therapies, for corporate functions, including administrative, human resources and legal. These expenses have been allocated based on direct usage, proportion based on numbers of projects and facilities square footage usage, and employee’s full-time equivalent (“FTE”) efforts in conducting research and development on CD19 and CD22 targeted T-cell therapies. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented. However, the allocations may not be indicative of all the actual expenses that would have been incurred if the Company operated as an independent company for the periods presented. Actual costs that the Company may have incurred as a standalone company would depend on a number of factors, including but not limited to, whether functions were outsourced or performed by the Company’s employees as well as strategic decisions made in areas such as R&D.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited financial statements with another public company difficult because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company maintains its operating accounts in a single financial institution. The balance is insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) but only up to specified limits. The Company’s cash is maintained in a checking account.

F-43

Basic and Diluted Loss per Common Stock

Basic net loss per common stock is calculated by dividing the net loss by the weighted–average number of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted–average number of common stock and dilutive share equivalents outstanding for the period, determined using the treasury stock and if–converted methods. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti–dilutive.

As of March 31, 2023, the Company had the following potential common stock outstanding which were not included in the calculation of diluted net loss per common stock because inclusion thereof would be anti-dilutive:

Series A Preferred Stock	5,000,000
Series AA Preferred Stock	105,000,000
Unvested early-exercised stock option	13,250,000
Total	123,250,000

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the common stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

The stock compensation expenses from the Company’s predecessor for the reporting periods ended March 29, 2022 have been allocated based on FTE efforts in conducting research and development on CD19 and CD22 targeted T-cell therapies.

Mezzanine Equity

Mezzanine equity represents the Series A Preferred Stock and Series AA Preferred Stock (collectively known as “Preferred Stock”) issued by the Company. The shares of Preferred Stock are mandatorily redeemable upon the occurrence of Deemed Liquidation Events outside of the Company’s control. Therefore, the Company classifies the Preferred Stock as mezzanine equity. Refer to Note 7.

Parent Net Investment

The Company’s unaudited statement of changes in stockholders’ deficit as of March 31, 2022 represents Eureka’s net investment in the Company’s business and is presented as “Parent Net Investment” in lieu of stockholders’ equity. The changes in parent’s Net Investment on the Statement of Stockholders’ Deficit includes the net of expenses and advancements from Eureka on behalf of the Company, offset by the resulting net loss.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution located in the United States. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. FDIC provides standard insurance coverage of $250,000 per insured bank, for each account ownership category. As of March 31, 2023 and June 30, 2022, cash balance of $2,658,924 and $4,088,333 were deposited with a financial institution located in the U.S., of which $2,408,924 and $3,838,333 was subjected to credit risk, respectively.

F-44

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these unaudited financial statements. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s future success depends on Estrella and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain and motivate qualified personnel. The Company relies on Eureka to provide certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka, and Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products. Pursuant to the Services Agreement, Eureka currently performs or supports Estrella's important research and development activities. The Services Agreement (see Note 5) may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, the Company may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that the Company will receive from Eureka. Additionally, after the Services Agreement terminates, the Company may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when the Company was receiving such services and benefits from Eureka. If the Company is required to operate these research and development functions separately in the future, or are unable to obtain them from other providers, the Company may not be able to operate the Company’s business effectively and could result in a material adverse effect.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the unaudited financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for the unaudited financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and June 30, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

F-45

There is no open tax year at this time as the Company was incorporated for the period from March 30, 2022 (inception) through June 30, 2022, and for the nine months ended March 31, 2023.

There is no tax sharing agreement with Eureka; therefore, no deferred taxes were carried over from Eureka to the Company.

Research and Development Expenses

The Company charges research and development costs to operations as incurred. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses for the three and nine months ended March 31, 2023 and the reporting periods ended March 31, 2022 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees, facilities related fees and enhancement of the Company’s technology which was mainly performed by Eureka. (Refer to Note 6 for the terms of the License Agreement and the Service Agreement).

Deferred transaction costs

Deferred transaction costs consist primarily of expenses paid to attorneys, consultants, underwriters, and others related to the Merger. Should the Merger prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses.

Lease

Effective July 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities.

If any of the following criteria are met, the Company classifies the lease as a finance lease:

●	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

●	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

●	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

●	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

●	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

F-46

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Operating lease right-of-use (“ROU”) asset and lease liability are recognized at the adoption date of July 1, 2022, based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

The Company reviews the impairment of its ROU asset consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liability in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows. For the three and nine months ended March 31, 2023, the Company did not recognize impairment loss on its operating lease ROU asset.

Reclassification

Certain items of operating expenses in the unaudited statements of operations of comparative period have been reclassified to conform to the unaudited financial statements for the current period. The reclassification has no impact on net loss.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company does not expect the adoption of this standard to have a material impact on its unaudited financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. The Company has adopted this update on July 1, 2022. The adoption does not have any material impact on the Company’s unaudited financial statements.

F-47

Note 3 — Extension Note Receivable

Pursuant to the Merger Agreement, a total of $273,066 of six Monthly Extension Payment, each in the principal amount of $45,511, will be deposited into the Trust Account of UPTD, all of which were sourced by loans from the Company (the “Extension Notes”). The Extension Notes bear no interest and are payable in full upon the consummation of the Business Combination. The Company has the right, but not the obligation, to convert the Extension Notes, in whole or in part, respectively, into private shares of UPTD Common Stock at a price of $10.00 per share (the “Estrella Extension Shares”). As of the date hereof, The Company has advised UPTD that it will not exercise its right to convert the Estrella Notes into Estrella Extension Shares upon the Closing.

As of March 31, 2023, three Monthly Extension Payment with a total of $136,533 had been deposited into Trust Account of UPTD by the Company.

Note 4 — Commitments & Contingencies

Manufacturing Commitment

On June 28, 2022, Eureka and the Company entered into the License Agreement under which Eureka granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Company’s territory under the License Agreement (the “Licensed Territory”). Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products for development and commercialization purposes in the field both in the Licensed Territory and elsewhere. Refer to Note 6.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited financial statements.

In some instances, the Company may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against the Company, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with the Company, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights.

Note 5 — Collaboration Agreement

On October 29, 2021, the Company’s parent, Eureka, entered into a Collaboration Agreement with Imugene Ltd, a clinical stage immune-oncology company to evaluate Imugene’s CF33-CD19t, its oncolytic virus onCARlytics technology in combination with Eureka’s CD19 ARTEMIS T-cell therapy for the treatment of solid tumors.

On June 28, 2022, as part of the Separation, Eureka contributed and assigned the Collaboration Agreement to the Company. Pursuant to the Collaboration Agreement, the Company and Imugene have each granted to the other a royalty free, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to their respective technologies to conduct the research activities each is responsible for performing under the research plan set forth in the Collaboration Agreement. The research plan is required to be reviewed no less frequently than every six to eight months by a joint steering committee comprised of participants from each of Estrella and Imugene.

F-48

Allocation of Costs. Unless otherwise agreed by the Parties in connection with a given Research Plan and associated Research Budget:

(a)	Eureka Costs: Eureka will be responsible for all FTE and other internal costs incurred in the performance of all Eureka Research Activities, as defined in the Collaboration Agreement;

(b)	Imugene Costs: Imugene will be responsible for all FTE and other internal costs incurred in the performance of all Imugene Research Activities, as defined in the Collaboration Agreement; and

(c)	Joint Costs: Eureka and Imugene will share equally (50:50) the out-of-pocket costs set forth in the applicable Research Budget plus Allowable Overruns, as defined in the Collaboration Agreement. If either Party incurs out-of-pocket costs in excess of the amount budgeted therefor in the applicable Research Budget plus Allowable Overruns, then the other Party will not be responsible for its 50% share to the extent in excess of such budgeted amount plus Allowable Overruns, unless the joint steering committee (“JSC”) approves such excess costs (either before or after such costs have been incurred).

The Company and Eureka recorded the costs associated with the Collaboration Agreement as research and development expenses in the amount of $24,186 for the nine months ended March 31, 2023 and $0, $ 4,780, and $0 for the three months ended March 31, 2023, for the period from July 1, 2021 through March 29, 2022 (predecessor), and for the period from March 30, 2022 (inception) through March 31, 2022, respectively.

Note 6 — Related Party Transactions

License Agreement

On June 28, 2022, in connection with the Contribution Agreement, Eureka, Eureka Cayman and the Company entered a License Agreement under which Eureka and Eureka Cayman granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Licensed Territory, which primarily includes the United States and the rest of the world, excluding China and the Association of Southeast Asian Nations.

Pursuant to the License Agreement, (1) Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products (“Drug Product”) for development and commercialization purposes in the field both in the Licensed Territory and elsewhere, and (2) during the term of the License Agreement, Eureka will manufacture and supply, either itself or through an affiliate or a third party contract manufacturer, all of the Company’s and its related parties’ clinical quantities requirements of Drug Product for the Company’s and its related parties’ development activities with respect to the licensed products in the field in the Territory conducted in accordance with this agreement. Eureka and the Company will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to the Company at a price equal to the fully burdened cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the manufacturing and clinical supply of Drug Product to the Company. Furthermore, Eureka and the Company’s collaboration will be overseen by a JSC. Eureka and the Company will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the development and commercialization of products similar to the licensed products and having sufficient seniority within the applicable party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.

The License Agreement requires the Company to make certain payments, including (a) an “upfront” payment of $1,000,000, payable in 12 equal monthly installments, (b) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of March 31, 2023, and June 30, 2022 the Company had remaining balance of account payable - related party amounted to $833,333 and $916,666, respectively, related to License Agreement’s upfront payment. For the period ended March 31, 2023, one development milestone payment in the amount of $50,000 related to the submission of EB103 to the FDA was earned by Eureka under the Agreement. Such amount was accrued by the Company and outstanding as of March 31, 2023. For the period ended June 30, 2022, the Company did not achieve any milestones, and as such, was not required to make any milestone payments nor royalty payments.

F-49

Services Agreement

On June 28, 2022, the Company entered a Services Agreement with Eureka. Pursuant to the Services Agreement, Eureka will perform certain services for the Company related the transfer of certain technology and the provision of certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka to the Company under the License Agreement, and Eureka will perform such services for the Company (the “Services”). Under the Services Agreement, the Company shall pay Eureka (1) $10,000,000 in connection with the Services payable in 12 equal monthly installments with the first payment to be made no later than five days after the Effective date and (2) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the Services. In addition, the Company will be charged for other services performed by Eureka outside the scope of the Services per the Service Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing.

As Eureka’s service covered a period of 12 months and the service commenced on June 28, 2022, the Company recorded the first installment of $833,333 as prepaid expense- related party as of June 30, 2022 to cover July 2022’s service period. As of March 31, 2023, the Company had account payable balance - related party of $5,833,331    related to Service Agreement with Eureka.

As of March 31, 2023 and June 30, 2022, the Company accrued $154,194 and $28,921 for pass-through costs related to clinical trials incurred by Eureka in account payable-related party, respectively.

Effective October 1, 2022, the Company and Eureka amended the Services Agreement and the License Agreement to provide for postponement of accrued monthly payments under those agreements until the earlier of (i) the closing of the Business Combination or (ii) the termination of the Agreement and Plan of Merger. Effective as of March 1, 2023 (the “Second Amendment Date”), the parties further amended the Services Agreement and License Agreement to make any payments that would have become due and payable under those agreements upon clearance of the IND for EB103 on March 2, 2023 due and payable to Eureka upon the earlier of (i) the closing of the Business Combination or (ii) the termination of the Merger Agreement.

Series AA Preferred Stock

On June 28, 2022, the Company and Eureka entered into the Contribution Agreement pursuant to which Eureka agreed to contribute and assign to the Company all right, title and interest in and to the Assets in exchange for 105,000,000 shares of the Company’s Series AA Preferred stock. (Refer to Note 7). As of March 31, 2023 and June 30, 2022, Eureka collectively owned 95.3% of the Company on a fully diluted basis.

Lease

On July 6, 2022, the Company entered into an office lease contract with Eureka, to lease a 428 square feet office with $2,000 monthly lease payment. The sublease agreement is commenced on August 1, 2022 and expires on September 30, 2023. The Company intends to renew the lease for one additional year when the initial term is completed. As of March 31, 2023, operating lease right-of-use assets of this lease amounted to $34,515, while operating lease liability, current and non-current amounted to $38,701 and $11,814, respectively. For the three and nine months ended March 31, 2023, the Company incurred $6,000 and $16,000 lease expense from Eureka, respectively. (Refer to Note 11)

Note 7 – Preferred Stock

Series AA Preferred Stock

On June 28, 2022, the Company and Eureka entered into the Contribution Agreement pursuant to which Eureka contributed and assigned to the Company all right, title and interest in and to the Assets in exchange for 105,000,000 shares of the Company’s Series AA Preferred stock. In accordance with ASC 805 “Common control transactions.” The transfer of the Assets was accounted for by the Company at historical carrying values.

F-50

Series A Preferred Stock

On June 28, 2022, the Company entered into a Series A Preferred Stock Purchase Agreement with an accredited third-party investor to raise gross proceeds of $5,000,000 by issuing 5,000,000 shares of its Series A Preferred Stock. The shares of the Series A Preferred Stock were sold for $1.00 per share.

In addition, Eureka and Series A Preferred Stock’s accredited third-party investors entered into an letter agreement that in the event that the Company does not achieve certain milestone , Eureka shall automatically forfeit a percentage of (a) Eureka’s shares of capital stock of the Company, calculated as of immediately following the initial closing (the “Estrella Shares”), or (b) equity received as consideration in exchange for shares of capital stock of the Company (the “Transaction Shares”). On October 5, 2022, Eureka and the holders of Series A Preferred Stock terminated the letter agreement. As a result, the share forfeiture provisions as mentioned above are no longer in effect. In the event of Eureka’s shares being forfeited, the forfeited shares will be returned to the Company and subjected to cancellation.

The significant terms of the Series A, Series AA Preferred Stocks issued by the Company are as follows:

Dividend Rights

Each holder of Preferred Stock shall be entitled to receive only when, as and if declared by the board of directors, out of any funds and assets legally available therefor, dividends on a pari passu basis at the rate of 8% of the original issue price of $1.00 per share. The dividend shall be non-cumulative and non-compounding.

Liquidation Rights

Series A Preferred Stock - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, and amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

Series AA Preferred Stock – After payment of the full liquidation preference of the Series A Preferred Stock, then in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds. Before any payment shall be made to the holders of Common Stock by reason of their ownership, an amount per share equal to the applicable Original Issue Price, plus any dividends declare but unpaid thereon.

Distribution of Remaining Assets – If there are any remaining assets of the Company, such assets shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, prorated based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

F-51

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast two (2) votes for each share of Series A Preferred Stock held by such holder and each holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast one (1) vote for each share of Series AA Preferred stock held by such holder. Except as provided by law or by the other provisions of the amended and restated certificate of incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder into such number of fully paid and non – assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Series A Conversion Price applicable to the Series A Preferred Stock shall initially be equal to $1.00. The Series AA Conversion Price applicable to the Series AA Preferred Stock shall initially be equal to $1.00. The Series A Conversion Price and the Series AA Conversion Price are referred to as “Conversion Price”. The initial Conversion Prices and the rate at which shares of applicable Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment in connection with certain dilutive issuances, share split, combinations, dividends, distributions, recapitalizations, mergers, consolidations, reclassifications, exchanges, and substitutions.

Pursuant to the Company’s amended and restated certificate of incorporation, holders of the Company’s Preferred Stock have the following methods of conversion: Automatic conversion upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock splits, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Company and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the board of directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock and (ii) the holders of at least a majority of the outstanding shares of Series AA Preferred Stock, voting separately , then (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (y) such shares may not be reissued by the Company.

Redemption Rights

Both Series A Preferred Stock and Series AA Preferred Stock were mandatorily redeemable upon the occurrence of a “Deemed Liquidation Event” which includes the following: (1) a merger or consolidation in which (a) the Company is a constituent party or (b) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation; or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (2) (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

The Company shall use the consideration received by the Company for such Deemed Liquidation Events mentioned above (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable liquidation amount, which is equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends. The Series A Preferred Stock must receive its liquidation amount prior to the Series AA Preferred Stock receives any payment.

F-52

The Series A Preferred Stock and the Series AA Preferred Stock were accounted for under Section 480-10-S99 — Distinguishing Liabilities from Equity (FASB Accounting Standards Codification 480) as amended by ASU 2009-04 — for Redeemable Equity Instruments (“ASU 2009-04”). Under ASU 2009-04, a redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Company classified the Series A Preferred Stock and Series AA Preferred Stock as temporary equity in the balance sheets as of March 31, 2023 and June 30, 2022.

Note 8 — Stockholders’ Deficit

Common Stock – The Company is authorized to issue 145,000,000 shares of common stock with a par value of $0.0001 per share (the “Common Stock”). As of March 31, 2023 and June 30, 2022, there were 1,751,000 and 176,000 shares of Common Stock issued and outstanding, respectively.

Preferred Stock – The Company is authorized to issue 120,000,000 shares of preferred stock with a par value of $0.0001 per share. 105,000,000 shares of the authorized Preferred Stock are designated “Series AA Preferred Stock and 15,000,000 of the authorized Preferred Stock are designated “Series A Preferred Stock”. As of March 31, 2023 and June 30, 2022, there were 5,000,000 Series A Preferred stock, and 105,000,000 Series AA Preferred Stock issued and outstanding.

Note 9 – Stock Based Compensation

On May 27, 2022, the Company’s board of directors approved its 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the grant of (i) options, (ii) share appreciation rights, (iii) restricted share awards, (iv) restricted share unit awards, and (v) other share awards. The aggregate number of shares of Common Stock that may be issued pursuant to the 2022 Plan will not exceed 15,000,000 shares of Common Stock. On May 27, 2022, the Company granted options under the 2022 Plan to purchase 15,000,000 shares of its Common Stock to its employees, board of directors, and other consultants. The total fair value of these stock options was approximately $1,638,381.

The stock-based compensation expense recorded in the Company’s results of operations for the nine months ended March 31, 2023, the period from March 30, 2022 (inception) through March 31, 2021, and the period from July 1, 2021 through March 29, 2022 (predecessor) were $307,196, $0, and $95,835, respectively. The stock-based compensation expense recorded in the Company’s results of operations for the three months ended March 31, 2023, and the period from January 1, 2022 through March 29, 2022 (predecessor) were $102,399 and $60,984, respectively. Stock based compensation expense for the period from January 1, 2022 through March 29, 2022 (predecessor) is based on the carve out assumptions described in Note 2, Basis of Presentation.

The intrinsic value of the granted options was approximately $1.6 million. As of March 31, 2023 and June 30, 2022, there were approximately $1.3 million and $1.6 million unvested compensation costs, which is expected to be recognized over the remaining 3.1 and 3.9 years of employment service period, respectively.

The Company estimated the fair value of the stock options using the Black-Scholes option pricing model. The fair value of employee stock options issued was estimated using the following assumptions:

Grant date	May 27, 2022
Exercise price	$0.001
Estimated stock price	$0.11
Expected volatility	120.0%
Expected term (in years)	4.00
Risk-free interest rate	3.00%

F-53

The risk-free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company’s expected volatility was based upon the implied volatility of a portfolio of comparable companies. The expected life of the Company’s options was determined using the actual remaining life of the stock option. The fair value of the Common Stock input was determined by the board of directors based on a variety of factors, including valuation prepared by a third party, the Company’s financial position, the status of development efforts within the Company, the current climate in the marketplace and the prospects of a liquidity event, among others.

The following table summarizes stock option activity during the period from March 30, 2022 (inception) to June 30, 2022:

	Stock Option Outstanding	Exercise Prices	Average Remaining Contractual Life (In Years)
Balance, March 30, 2022	-	$-	-
Granted	15,000,000	$0.001	4.00
Exercised	(15,000,000)	$0.001	-
Balance, June 30, 2022	-	$-	-

For the nine months ended March 31, 2023, no additional stock options were granted.

On May 27, 2022, all employees, the board of directors, and other consultants elected to exercise the stock options granted by the Company early. The total proceeds received by the Company amounted to $15,000 and was recorded as other liability due to the terms of the early exercised shares, which are subject to repurchase until such shares are vested and are required to be returned to the Company if the vesting conditions are not satisfied. Such other liability account should be cleared at the time the exercised shares are vested or repurchased in accordance with ASC 718-10-55-31. As of March 31, 2023 and June 30, 2022 the unamortized balance of the above mentioned other liability amounted to $13,250 and $14,825, respectively, based on the vesting period.

A summary of early-exercised stock option’s vesting activity during the period ended June 30, 2022 and for the three and nine month ended March 31, 2023 is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value per share
Balance of early-exercised stock option at March 30, 2022	-	$-
Early exercise of stock option	15,000,000	$0.11
Vested early-exercised stock option	(175,000)	$0.11
Balance of unvested early-exercised stock option at June 30, 2022	14,825,000	$0.11
Vested early-exercised stock option	(525,000)	$0.11
Balance of unvested early-exercised stock option at September 30, 2022	14,300,000	$0.11
Vested early-exercised stock option	(525,000)	$0.11
Balance of unvested early-exercised stock option at December 31, 2022	13,775,000	$0.11
Vested early-exercised stock option	(525,000)	$0.11
Balance of unvested early-exercised stock option at March 31, 2023	13,250,000	$0.11

F-54

Note 10 — Income Taxes

The Company had no income tax expense due to operating losses incurred for the three and nine months ended March 31, 2023. The Company accounts for income taxes in accordance with ASC 740, which requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance. The Company accounted for its income tax expense as a stand-alone entity for the three and nine months ended March 31, 2023, the period from March 30, 2022 (inception) through March 31, 2022, and the period from July 1, 2021 through March 29, 2022 (predecessor), which reflect the carved-out results of operation from Eureka, the Company’s predecessor.

The Company’s net deferred tax assets were as follows as of March 31, 2023 and June 30, 2022

	As of March 31, 2023	As of June 30, 2022
Deferred tax assets:
Net operating loss carryover	$1,914,300	$218,404
Stock-based compensation	71,679	7,168
Research and Development tax credit	535,009	62,513
Total deferred tax assets	2,520,988	288,085
Valuation allowance	(2,520,988)	(288,085)
Deferred tax asset, net of allowance	$—	$—

As of March 31, 2023 and June 30, 2022, the Company had gross federal income tax net operating loss (“NOL”) carry forwards of $9,115,712 and $1,040,018, and federal research tax credits of $535,009 and $62,513, respectively.

Under the Code, the NOL can be carried forward indefinitely and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2022. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including NOL carry forwards, stock-based compensation, and federal research tax credit, the Company has provided a 100% valuation allowance on its deferred tax assets at March 31, 2023 and June 30, 2022.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of March 31, 2023 and June 30, 2022, the Company had no uncertain tax positions, and no interest or penalties have been charged to the Company for the three and nine months ended March 31, 2023. If incurred, the Company will classify any interest and penalties as a component of interest expense and operating expense, respectively.

Note 11 – Leases

Since August 2022, the Company has leased office space with Eureka, a related party.

The Company’s office lease was classified as an operating lease. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

F-55

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease as of the lease commence date, using an effective interest rate of 5.5%, which is determined using an incremental borrowing rate with similar term in the United States. As of March 31, 2023, the remaining term of the operating lease is 1.3 years.

The Company’s lease liability under the remaining operating lease as of March 31, 2023 for the next five fiscal years is as follows:

June 30,
Remainder of 2023	$22,000
2024	24,000
2025	6,000
Total undiscounted lease payments	52,000
Less imputed interest	(1,485)
Total lease liabilities	$50,515

Rent expense for the three and nine months ended March 31, 2023 was $6,000 and $16,000, respectively.

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through June 30, 2023 when the unaudited financial statements were issued.

On April 11, 2023, the Company and Estrella Biotech Investment 2022 LLC (“ Estrella Biotech”), as the holder of a majority of the outstanding shares of the Company’s Series A Preferred Stock issued on June 28, 2022 (the “Original Closing Date”) pursuant to the Series A Preferred Stock Purchase Agreement, dated June 28, 2022, between the Company and Estrella Biotech, entered into Amendment No. 1 to the Series A Preferred Stock Purchase Agreement (the “Amendment”). The Amendment extends the period during which the Company may sell the remaining authorized but unissued shares of its Series A Preferred Stock from 90 days after the Original Closing Date to two years after the Original Closing Date.

On April 20, 2023, the Company entered into a Joinder to Series A Preferred Stock Purchase Agreement (“Joinder”) with White Lion Capital, LLC (“White Lion”), an unrelated party. Pursuant to the Joinder, White Lion has agreed to purchase 500,000 shares of the Company’s Series A Preferred Stock for $500,000 in cash immediately prior to the closing of the Business Combination, provided that the closing of the Business Combination occurs on or before (a) July 19, 2023 or (b) such later date as may be mutually agreed upon in writing (including via email) by the Company and White Lion. In addition, pursuant to the Joinder and as consideration for White Lion’s execution and delivery of a common stock purchase agreement (the “Common Stock Purchase Agreement”), dated April 20, 2023, by and between White Lion and UPTD, the Company agreed to issue to White Lion 250,000 shares of its Series A Preferred Stock as a commitment fee immediately prior to the Closing, which the Company and White Lion acknowledged and agreed to have a value of $250,000 as of April 20, 2023, provided that the closing of the Business Combination occurs on or before (a) July 19, 2023 or (b) such later date as may be mutually agreed upon in writing (including via email) by the Company and White Lion.

In April till June2023, the Company had made three Monthly Extension Payments with a total of $136,533 as a deposit into Trust Account of UPTD pursuant to the Merger Agreement.

F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Estrella Biopharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Estrella Biopharma, Inc. (the “Company”) as of June 30, 2022 and June 30, 2021 (Predecessor), and the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from March 30, 2022 (inception) through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor) and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and June 30, 2021 (Predecessor), and the results of its operations and its cash flows for the period from March 30, 2022 through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced loss and negative cash flow from operations since its inception and expects negative cash flows from operations to continue until it can generate sufficient revenue, if ever. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We served as the Company’s auditor in 2022.

New York, New York

September 28, 2022, except for Note 10 which is dated October 17, 2022

F-57

ESTRELLA BIOPHARMA, INC.

BALANCE SHEETS

	As of June 30, 2022	As of June 30, 2021 (Predecessor)
Assets
Current assets:
Cash	$4,088,333	$-
Prepaid expenses - related party	833,333	-
Total current assets	4,921,666	-

Total Assets	$4,921,666	$-

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable - related party	$945,587	$-
Franchise tax payable	1,097	-
Total current liabilities	946,684	-

Other liability	14,825	-
Total Liabilities	961,509	-

Commitments and Contingencies (Note 3)

Preferred Stock
Series A Preferred Stock, $0.0001 par value, 15,000,000 shares authorized; 5,000,000 and 0 shares issued and outstanding as of June 30, 2022 and 2021, respectively	5,000,000	-
Series AA Preferred Stock, $0.0001 par value, 105,000,000 shares authorized; 105,000,000 and 0 shares issued and outstanding as of June 30, 2022 and 2021, respectively	-	-

Stockholders’ Deficit:
Common stock, $0.0001 par value; 145,000,000 shares authorized; 176,000 and 0 shares issued and outstanding as of June 30, 2022 and 2021, respectively	18	-
Additional paid-in capital	34,290	-
Parent’s net deficit	-	-
Accumulated deficit	(1,074,151)	-
Total Stockholders’ Deficit	(1,039,843)	-
Total Liabilities and Stockholders’ Deficit	$4,921,666	$-

The accompanying notes are an integral part of these financial statements.

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ESTRELLA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

	For the Period from March 30, 2022 (inception) through June 30, 2022	For the Period from July 1, 2021 through March 29, 2022 (Predecessor)	For the Year ended June 30, 2021 (Predecessor)
Operating expenses
Research and development	$1,041,892	$347,207	$457,231
General and administrative	32,259	263,989	276,462
Total operating expenses	1,074,151	611,196	733,693

Loss from Operations	(1,074,151)	(611,196)	(733,693)

Loss before income taxes	(1,074,151)	(611,196)	(733,693)

Income taxes provision	-	-	-

Net loss	$(1,074,151)	$(611,196)	$(733,693)

Net loss applicable to common stock per share, basic and diluted	$(160.15)	$(611.20)	$(733.69)
Weighted average common shares outstanding, basic and diluted	6,707	1,000	1,000

The accompanying notes are an integral part of these financial statements.

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ESTRELLA BIOPHARMA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

			Additional			Total
	Common Stock		Paid-in	Parent’s	Accumulated	Stockholders’
	Shares	Amount	Capital	Net Investment	Deficit	Deficit
Balance July 1, 2020 (Predecessor)	-	$-	$-	$-	$-	$-
Net loss (Predecessor)	-	-	-	(733,693)	-	(733,693)
Advanced from Parent	-	-	-	733,693	-	733,693
Balance June 30, 2021 (Predecessor)	-	-	-	-	-	-
Net loss (Predecessor)	-	-	-	(611,196)	-	(611,196)
Advanced from Parent	-	-	-	611,196	-	611,196
Balance, March 29, 2022 (Predecessor)	-	$-	$-	$-	$-	$-

Balance, March 30, 2022
Issuance of common stock to former Parent	1,000	$-	$-	$-	$-	$-
Vesting of early exercised stock options	175,000	18	157	-	-	175
Stock-based compensation	-	-	34,133	-	-	34,133
Net loss	-	-	-	-	(1,074,151)	(1,074,151)
Balance, June 30, 2022	176,000	$18	$34,290	$-	$(1,074,151)	$(1,039,843)

The accompanying notes are an integral part of these financial statements.

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ESTRELLA BIOPHARMA, INC.

STATEMENTS OF CASH FLOWS

	For the Period From March 30, 2022 (inception) through June 30, 2022	For the Period from July 1, 2021 through March 29, 2022 (Predecessor)	For the Year ended June 30, 2021 (Predecessor)
Cash Flows from Operating Activities:
Net loss	$(1,074,151)	$(611,196)	$(733,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	34,133	95,835	62,873
Changes in operating assets and liabilities:
Prepaid expenses	(833,333)	-	-
Accrued expense	945,587	-	-
Franchise tax payable	1,097	-	-
Net cash used in operating activities	(926,667)	(515,361)	(670,820)

Cash Flows from Investing Activities:
Net cash used in investing activities	-	-	-

Cash Flows from Financing Activities:
Net transfers from Parent	-	515,361	670,820
Net proceeds from early exercise of stock options	15,000	-	-
Net proceeds from issuance of Series A Preferred Stock	5,000,000	-	-
Net cash provided by financing activities	5,015,000	515,361	670,820

Net Change in Cash	4,088,333	-	-

Cash at beginning of period	-	-	-
Cash at end of period	$4,088,333	$-	$-

Supplemental Cash Flow Information
Cash paid for income tax	$-	$-	$-
Cash paid for interest	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

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ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Note 1 — Organization and Business Operation

Estrella Biopharma, Inc. (the “Company” or “Estrella”) was incorporated in the State of Delaware on March 30, 2022 by Eureka Therapeutics, Inc. (“Eureka”), which was incorporated in California in February 2006 and reincorporated in Delaware in March 2018. On June 28, 2022, pursuant to a Contribution Agreement between the Company and Eureka (the “Contribution Agreement”), Eureka contributed certain assets (the “Assets”) related to T-cell therapies targeting CD19 and CD22, proteins expressed on the surface of almost all B-cell leukemias and Lymphomas, in exchange for 105,000,000 shares of the Company’s Series AA Preferred stock (the “Separation”). See Note 2, Basis of Presentation.

As part of the Separation, the Company entered into a License Agreement (the “License Agreement”) with Eureka and Eureka Therapeutics (Cayman) Ltd. (“Eureka Cayman”), an affiliate of Eureka, and a Services Agreement (the “Services Agreement”) with Eureka, and Eureka contributed and assigned the Collaboration Agreement between Eureka and Imugene Limited (“Imugene”) (the “Collaboration Agreement”) to the Company. The License Agreement grants Estrella an exclusive license to develop CD19 and CD22 targeted T-cell therapies using Eureka’s ARTEMIS® platform. Under the Services Agreement, Eureka has agreed to perform certain services for the Company in connection with the development of the Company’s product candidates, EB103 and EB104. EB103, which is a T-cell therapy also called “CD19-Redirected ARTEMIS® T-Cell Therapy,” utilizes Eureka’s ARTEMIS® technology to target CD19. Estrella is also developing EB104, a T-cell therapy also called “CD19/22 Duel-Targeting ARTEMIS® T-Cell Therapy.” Like EB103, EB104 utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22. The Collaboration Agreement establishes the partnership between the Company and Imugene related to development of solid tumor treatments using Imugene’s product candidate (“CF33-CD19t”) in conjunction with EB103.

The Company is a preclinical-stage biopharmaceutical company developing T-cell therapies with the capacity to cure patients with blood cancers and solid tumors.

The Company is in the development stage, having not yet started planned principal operations. For the period from March 30, 2022 (inception) through June 30, 2022, the Company has been devoting substantially all of its efforts toward preparing for drafting regulatory filings (including the Investigational New Drug (“IND”) applications), planning preclinical studies, and building our management team.

Liquidity and Going Concern

The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2022 and as of the financial statement issue date, the Company had cash of approximately $4.1 million and $3.1 million, respectively. The Company’s ability to fund its operations is dependent on the amount of cash on hand and its ability to raise debt or additional equity financing. The Company has expended substantial funds on its research and development business, has experienced losses and negative cash flows from operations since its inception and expects losses and negative cash flows from operations to continue until its technology receives regulatory approval and the Company generates sufficient revenue and positive cash flow from operations, if ever.

As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date that these financial statements are issued.

The Company plans to raise additional capital in the future in order to continue its research and development programs and fund operations. However, its ability to raise additional capital in the equity or debt markets is dependent on a number of factors, and there is no assurance that such financing will be available on acceptable terms, or at all. The market demand of the Company’s equity is subject to a number of risks and uncertainties, including but not limited to, negative economic conditions, adverse market conditions, and adverse financial results. If the Company is unable to either raise sufficient capital in the equity or debt markets, license products or rights to future products or generate revenue, it may need to restructure, or cease operations, all of which would likely have a material adverse effect on the Company.

The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should it be determined that the Company is unable to continue as a going concern.

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ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The accompanying financial statements as of and for the fiscal year ended June 30, 2021 reflect the historical financial position, results of operations, changes in net investment and cash flows of the operations associated with the Assets acquired by the Company from Eureka, the Company’s parent. These financial statements have been derived from the accounting records of Eureka and should be read in conjunction with the accompanying notes thereto. The operations surrounding the Assets are deemed to be the Company’s predecessor prior to March 30, 2022, the inception date of the Company. These financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity during the periods prior to March 30, 2022, nor are they indicative of future results of the Company.

All of the assets, liabilities and results of operations of the Company as of and for the year ended June 30, 2021 and the results of operations through March 31, 2022 were identified based on the assets acquired by the Company from Eureka. The statements of operations include all costs directly attributable to the Company, including costs for facilities, functions and services that the Company utilized in connection with its research and development (“R&D”) and an allocation of expenses, as related to Eureka’s projects relating to CD19 and CD22 targeted T-cell therapies, for corporate functions, including administrative, human resources and legal. These expenses have been allocated based on direct usage, proportion based on numbers of projects and facilities square footage usage, and employee’s full-time equivalent (“FTE”) efforts in conducting research and development on CD19 and CD22 targeted T-cell therapies. Management considers the expense methodology and resulting allocation to be reasonable for all periods presented. However, the allocations may not be indicative of all the actual expenses that would have been incurred if the Company operated as an independent company for the periods presented. Actual costs that the Company may have incurred as a standalone company would depend on a number of factors, including but not limited to, whether functions were outsourced or performed by our employees as well as strategic decisions made in areas such as R&D.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart The Company’s Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company difficult because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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 ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Cash

The Company maintains its operating accounts in a single financial institution. The balance is insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) but only up to specified limits. The Company’s cash is maintained in a checking account.

Basic and Diluted loss per Common Stock

Basic net loss per common stock is calculated by dividing the net loss by the weighted–average number of common stock outstanding for the period. Diluted net loss per share is computed by dividing the net loss by the weighted–average number of common stock and dilutive share equivalents outstanding for the period, determined using the treasury stock and if–converted methods. Since the Company has had net losses for all periods presented, all potentially dilutive securities are anti–dilutive.

For the period from March 30, 2022 (inception) to June 30, 2022, the Company had the following potential common stock outstanding which were not included in the calculation of diluted net loss per common stock because inclusion thereof would be anti-dilutive:

Series A Preferred Stock	5,000,000
Series AA Preferred Stock	105,000,000
Unvested early-exercised stock option	14,825,000
Total	124,825,000

Stock-Based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option granted is estimated as of the date of grant using the Black-Scholes-Merton option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair market value of the common stock of the Company, expected life of stock options, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

As a result, if other assumptions had been used, stock-based compensation expense, as determined in accordance with authoritative guidance, could have been materially impacted. Furthermore, if the Company uses different assumptions on future grants, stock-based compensation expense could be materially affected in future periods.

The stock compensation expenses from the Company’s predecessor prior to March 30, 2022 have been allocated based on FTE efforts in conducting research and development on CD19 and CD22 targeted T-cell therapies.

Mezzanine Equity

Mezzanine equity represents the Series A Preferred Stock and Series AA Preferred Stock (collectively known as “Preferred Stock”) issued by the Company. The shares of Preferred Stocks are mandatorily redeemable upon the occurrence of deemed liquidation events outside of the Company’s control. Therefore, the Company classifies the Preferred Stock as mezzanine equity. Refer to Note 6.

Parent Net Investment

The Company’s equity on the Balance Sheet as of June 30, 2021 represents Eureka’s net investment in the Company’s business and is presented as “Parent Net Investment” in lieu of stockholders’ equity. The changes in parent’s Net Investment on the Statement of Stockholders’ Deficit includes the net of expenses and advancements from Eureka on behalf of the Company, offset by the resulting net loss.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution located in the United States. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. FDIC provides standard insurance coverage of $250,000 per insured bank, for each account ownership category. As of June 30, 2022, cash balance of $4,088,333 was deposited with a financial institution located in US, of which $3,838,333 was subjected to credit risk.

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ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s future success depends on Estrella and Eureka’s ability to retain key employees, directors, and advisors and to attract, retain and motivate qualified personnel. The Company relies on Eureka to provide certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka, and Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products. Pursuant to the Services Agreement, Eureka currently performs or supports Estrella's important research and development activities. The Services Agreement (see Note 5) may be terminated by mutual agreement at any time. Following the termination of, or the expiration of the term of, the Services Agreement, we may not be able to replace the research and development-related services that Eureka provides or enter into appropriate third-party arrangements on terms and conditions, including cost, comparable to those that we will receive from Eureka. Additionally, after the Services Agreement terminates, we may be unable to sustain the research and development-related services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Eureka. If we are required to operate these research and development functions separately in the future, or are unable to obtain them from other providers, we may not be able to operate our business effectively and could result in a material adverse effect.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company measures the fair value of certain of its financial assets and liabilities on a recurring basis. A fair value hierarchy is used to rank the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value which is not equivalent to cost will be classified and disclosed in one of the following three categories:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as unadjusted quoted prices for similar assets and liabilities, unadjusted quoted prices in the markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Income Taxes

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Accounting for uncertainty in income taxes is recognized based on a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 or 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is no open tax year at this time as the Company was incorporated for the period from March 30, 2022 (inception) through June 30, 2022 and for the six months ended December 31, 2022.

There is no tax sharing agreement with Eureka; therefore, no deferred taxes were carried over from Eureka to the Company.

Research and Development Expenses

The Company charges research and development costs to operations as incurred. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered. Research and development expenses during 2021 and 2022 primarily consisted of personnel costs for the design and development of clinical trials, legal and professional fees, facilities related fees and enhancement of the Company’s technology which was mainly performed by Eureka. (Refer to Note 5 for the terms of the License Agreement and the Service Agreement)

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ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. The Company has not early adopted this update and it will become effective on July 1, 2022 after FASB delayed the effective date for emerging growth companies with ASU 2020-05. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Note 3 — Commitments & Contingencies

Manufacturing Commitment

On June 28, 2022, Eureka and the Company entered into the License Agreement under which Eureka granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Company’s territory under the License Agreement (the “Licensed Territory”). Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products for development and commercialization purposes in the field both in the Licensed Territory and elsewhere. Refer to Note 5.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the financial statements.

In some instances, the Company may be required to indemnify our licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against the Company, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with the Company, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights.

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ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Note 4 –Collaboration Agreement

On October 29, 2021, the Company’s parent, Eureka, entered into a Collaboration Agreement with Imugene Ltd, a clinical stage immune-oncology company to evaluate Imugene’s CF33-CD19t, its oncolytic virus onCARlytics technology in combination with Eureka’s CD19 ARTEMIS T-cell therapy for the treatment of solid tumors.

On June 28, 2022, as part of the Separation, Eureka contributed and assigned the Collaboration Agreement to the Company. Pursuant to the Collaboration Agreement, the Company and Imugene have each granted to the other a royalty free, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to their respective technologies to conduct the research activities each is responsible for performing under the research plan set forth in the Collaboration Agreement. The research plan is required to be reviewed no less frequently than every six to eight months by a joint steering committee comprised of participants from each of Estrella and Imugene.

Allocation of Costs. Unless otherwise agreed by the Parties in connection with a given Research Plan and associated Research Budget:

(a)	Eureka Costs: Eureka will be responsible for all FTE and other internal costs incurred in the performance of all Eureka Research Activities, as defined;

(b)	Imugene Costs: Imugene will be responsible for all FTE and other internal costs incurred in the performance of all Imugene Research Activities, as defined; and

(c)

Joint Costs: Eureka and Imugene will share equally (50:50) the out-of-pocket costs set forth in the applicable Research Budget plus Allowable Overruns, as defined. If either Party incurs out-of-pocket costs in excess of the amount budgeted therefor in the applicable Research Budget plus Allowable Overruns, then the other Party will not be responsible for its 50% share to the extent in excess of such budgeted amount plus Allowable Overruns, unless the joint steering committee (“JSC”)approves such excess costs (either before or after such costs have been incurred).

The Company and Eureka recorded the costs associated with this collaboration agreement as research and development expenses in the amount of $4,780 and $28,921 for the period from July 1, 2021 through March 29, 2022 and for the period from March 30, 2022 (inception) through June 30, 2022, respectively.

Note 5 — Related Party Transactions

License Agreement

On June 28, 2022, in connection with the Contribution Agreement, Eureka, Eureka Cayman and the Company entered a License Agreement under which Eureka and Eureka Cayman granted to the Company a license under certain intellectual property controlled by Eureka for exploitation by the Company in the Licensed Territory, which primarily includes the United States and the rest of the world, excluding China and the Association of Southeast Asian Nations.

Pursuant to the License Agreement, 1) Eureka will be solely responsible for the manufacture and supply of clinical quantities of the licensed products and final filled and finished (including packaged) drug product form of the licensed products (“Drug Product”) for development and commercialization purposes in the field both in the Licensed Territory and elsewhere, and 2) during the term of the License Agreement, Eureka will manufacture and supply, either itself or through an affiliate or a third party contract manufacturer, all of the Company’s and its related parties’ clinical quantities requirements of Drug Product for the Company’s and its related parties’ development activities with respect to the licensed products in the field in the Territory conducted in accordance with this agreement. Eureka and the Company will use good faith efforts to negotiate and enter into a clinical supply agreement on reasonable and customary terms for the supply of Drug Product by Eureka to the Company at a price equal to the fully burdened cost (the “Clinical Supply Agreement”), and a related quality agreement, which agreements will govern the terms and conditions of the manufacturing and clinical supply of Drug Product to the Company. Furthermore, Eureka and the Company’s collaboration will be overseen by a joint steering committee (“JSC”). Eureka and the Company will initially appoint one representative to the JSC, with each representative having knowledge and expertise in the development and commercialization of products similar to the licensed products and having sufficient seniority within the applicable party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibility.

The License Agreement requires the Company to make certain payments, including (a) an “upfront” payment of $1,000,000, payable in 12 equal monthly installments, (b) “milestone” payments upon the occurrence of certain events related to development and sales, with potential aggregate multi-million dollar payments upon FDA approval, and (c) royalty payments of a single digit percentage on net sales.

As of June 30, 2022, the Company made a first monthly installment for the upfront payment and accrued the remaining $916,666 in account payable - related party. For the period ended June 30, 2022, the Company did not achieve any milestones, and as such, was not required to make any milestone payments nor royalty payments.

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Notes to Financial Statements

Services Agreement

On June 28, 2022, the Company entered a Services Agreement with Eureka. Pursuant to the Services Agreement, Eureka will perform certain services for the Company related the transfer of certain technology and the provision of certain technical assistance to facilitate the Company’s exploitation of the intellectual property licensed by Eureka to the Company under the License Agreement, and Eureka will perform such services for the Company (the “Services”). Under the Services Agreement, the Company shall pay Eureka (1) $10,000,000 in connection with the Services payable in 12 equal monthly installments with the first payment to be made no later than five days after the Effective date and (2) reimburse Eureka on a monthly basis for reasonable pass-through costs incurred or paid to providers by Eureka in providing the Services. In addition, the Company will be charged for other services performed by Eureka outside the scope of the Services per the Service Agreement, at a flat rate, by time or materials or as mutually agreed upon the parties in writing.

As Eureka’s service covered a period of 12 months and the service commenced on June 28, 2022, the Company recorded the first installment of $833,333 as prepaid expense- related party as of June 30, 2022 to cover July 2022’s service period.

As of June 30, 2022, the Company accrued $28,921 for pass-through costs incurred by Eureka in account payable-related party.

Series AA Preferred Stock

On June 28, 2022, the Company and Eureka entered into the Contribution Agreement pursuant to which Eureka agreed to contribute and assign to the Company all right, title and interest in and to the Assets in exchange for 105,000,000 shares of the Company’s Series AA Preferred stock. (Refer to Note 6). As of June 30, 2022, Eureka collectively owned 95.3% of the Company on a fully diluted basis.

See Note 10 for related party lease arrangement subsequent to year end.

Note 6 – Preferred Stock

Series AA Preferred Stock

On June 28, 2022, the Company and Eureka entered into the Contribution Agreement pursuant to which Eureka contributed and assigned to the Company all right, title and interest in and to the Assets in exchange for 105,000,000 shares of the Company’s Series AA Preferred stock. In accordance with ASC 805 “Common control transactions.” The transfer of the Assets was accounted for by the Company at historical carrying values.

Series A Preferred Stock

On June 28, 2022, the Company entered into a Series A Preferred Stock Purchase Agreement with an accredited third-party investor to raise gross proceeds of $5,000,000 by issuing 5,000,000 shares of its Series A Preferred Stock. The shares of the Series A Preferred Stock were sold for $1 per share.

In addition, Eureka and Series A Preferred Stock’s accredited third-party investors entered into an letter agreement that in the event that the Company does not achieve the milestone set forth below, Eureka shall automatically forfeit a percentage of (a) Eureka’s shares of capital stock of the Company, calculated as of immediately following the initial closing (the “Estrella Shares”), or (b) equity received as consideration in exchange for shares of capital stock of the Company (the “Transaction Shares”).

If the United States Food and Drug Administration has not approved the Investigational New Drug application from the Company by the date that is (i) twelve months following the initial closing date, then Eureka shall forfeit a number shares equal to 15% of Eureka’s total number of Estrella Shares or Transaction Shares; (ii) fifteen months following the initial closing date, then Eureka shall forfeit an additional number of shares equal to 15% of Eureka’s total number of Estrella Shares or Transaction Shares; and (iii) eighteen months following the initial closing date, then Eureka shall forfeit an additional number of shares equal to 15% of Eureka’s total number of Estrella Shares or Transaction Shares. The maximum number of shares that may be forfeited is 45% of Eureka’s total number of Estrella Shares or Transaction Shares.

In the event of Eureka’s shares being forfeited, the forfeited shares will be returned to the Company and subjected to cancellation.

The significant terms of the Series A, Series AA Preferred Stocks issued by the Company are as follows:

Dividend Rights

Each holder of Preferred Stock shall be entitled to receive only when, as and if declared by the Board of Director, out of any funds and assets legally available therefor, dividends on a pari passu basis at the rate of 8% of the original issue price of $1.00 per share. The dividend shall be non-cumulative and non-compounding.

F-68

ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

Liquidation Rights

Series A Preferred Stock - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation event, out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds, before any payment shall be made to the holders of Series AA Preferred Stock or Common Stock by reason of their ownership thereof, and amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon.

Series AA Preferred Stock – After payment of the full liquidation preference of the Series A Preferred Stock, then in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, out of the consideration payable to stockholders in such Deemed Liquidation event or the Available Proceeds. Before any payment shall be made to the holders of Common Stock by reason of their ownership, an amount per share equal to the applicable Original Issue Price, plus any dividends declare but unpaid thereon.

Distribution of Remaining Assets – if there are any remaining assets of the Corporation, should be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, prorate based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock.

Voting Rights

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast two (2) votes for each share of Series A Preferred Stock hold by such hold and each holder of outstanding shares of Series AA Preferred Stock shall be entitled to case one (1) vote for each share of Series AA Preferred stock held by such holder. Except as provided by law or by the other provisions of the amended and restated Certificate of Incorporation, holders of Preferred Stock shall vote together with holders of Common Stock as a single class.

Conversion Rights

Each share of Preferred Stock shall be convertible, at the option of the holder at any time and from time to time, and without the payment of additional consideration by the holder into such number of fully paid and non – assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion. The Series A Conversion Price applicable to the Series A Preferred Stock shall initially be equal to $1.00. The Series AA Conversion Price applicable to the Series AA Preferred Stock shall initially be equal to $1.00. The Series A Conversion Price and the Series AA Conversion Price are referred to as “Conversion Price”. The initial Conversion Prices and the rate at which shares of applicable Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment in connection with certain dilutive issuances, share split, combinations, dividends, distributions, recapitalizations, mergers, consolidations, reclassifications, exchanges, and substitutions.

Pursuant to the Company’s amended and restated certificate of incorporation, holders of the Company’s Preferred Stock have the following methods of conversion: Automatic conversion upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the Series A Requisite Holders and (ii) the Series AA Requisite Holders, voting separately (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate (ii) such shares may not be reissued by the Corporation.

Redemption Rights

Both Series A Preferred Stock and Series AA Preferred Stock were mandatorily redeemable upon the occurrence of a deemed liquidation event which includes the following: (1) a merger or consolidation in which (a) the Company is a constituent party or (b) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, and (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (ii) employment service period.

F-69

ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

The Company shall use the consideration received by the Company for such deemed liquidation events mentioned above (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the board of directors of the Company), together with any other assets of the Company available for distribution to its shareholders, all to the extent permitted by Delaware law governing distributions to shareholders (the “Available Proceeds”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable liquidation amount, which is equal to the original issue price of the Preferred Stock plus any declared but unpaid dividends. The Series A Preferred Stock must receive its liquidation amount prior to the Series AA Preferred Stock receives any payment.

The Series A Preferred Stock and the Series AA Preferred Stock were accounted for under Section 480-10-S99 — Distinguishing Liabilities from Equity (FASB Accounting Standards Codification 480) as amended by ASU 2009-04 — for Redeemable Equity Instruments (“ASU 2009-04”). Under ASU 2009-04, a redeemable equity security is to be classified as temporary equity if it is conditionally redeemable upon the occurrence of an event that is not solely within the control of the issuer. Therefore, the Company classified the Series A Preferred Stock and Series AA Preferred Stock as temporary equity in the balance sheet as of June 30, 2022.

Note 7 — Stockholders’ Deficit

Common Stock— The Company is authorized to issue 145,000,000 shares of common stock with a par value of $0.0001 per share (the “Common Stock”). As of June 30, 2022, there were 15,001,000 shares of Common Stock issued and outstanding.

Preferred Stock – The Company is authorized to issue 120,000,000 shares of preferred stock with a par value of $0.0001 per share. 105,000,000 shares of the authorized Preferred Stock are designated “Series AA Preferred stock and 15,000,000 of the authorized Preferred Stock are designated “Series A Preferred Stock”. As of June 30, 2022, there were 5,000,000 Series A Preferred stock, and 105,000,000 Series AA Preferred Stock issued and outstanding.

Note 8 – Stock Based Compensation

On May 27, 2022, the Company’s board of directors approved its 2022 Equity Incentive Plan (“2022 Plan”). The 2022 Plan provides for the grant of (i) Options, (ii) Share Appreciation Right, (iii) restricted Share Awards, (iv) Restricted Share Unite Awards, and (v) Other Share Awards. The aggregate number of Common Stock that may be issued pursuant to 2022 plan will not exceed 15,000,000 shares of Common Stock. On May 27, 2022, the Company granted options under its 2022 Plan to purchase 15,000,000 shares of its Common Stock to its employees, board of directors, and other consultants. The total fair value of these stock options was approximately $1,638,381.

The stock-based compensation expense recorded in the Company’s results of operations during the period from March 30, 2022 (inception) to June 30, 2022, from July 1, 2021 through March 29, 2022, and for the year ended June 30, 2021 was $34,133, $95,835 and $62,873, respectively. Stock based compensation expense for the periods from July 1, 2021 through March 29, 2022 and for the year ended June 30, 2021 is based on the carve out assumptions described in Note 2, Basis of Presentation.

The intrinsic value of the granted options was approximately $1.6 million. As of June 30, 2022, there was approximately $1.6 million unvested compensation costs, which is expected to be recognized over the remaining 3.9 years of employment service period.

The Company estimated the fair value of the stock options using the Black-Scholes option pricing model. The fair value of employee stock options issued was estimated using the following assumptions:

Grant date	May 27, 2022
Exercise price	$0.001
Estimated stock price	$0.11
Expected volatility	120.0%
Expected term (in years)	4.00
Risk-free interest rate	3.00%

The risk-free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company’s expected volatility was based upon the implied volatility of a portfolio of comparable companies. The expected life of the Company’s options was determined using the actual remaining life of the stock option. The fair value of the Common Stock input was determined by the board of directors based on a variety of factors, including valuation prepared by third party, the Company’s financial position, the status of development efforts within the Company, the current climate in the marketplace and the prospects of a liquidity event, among others.

F-70

ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

The following table summarizes stock option activity during the period from March 30, 2022 (inception) to June 30, 2022:

	Stock Option Outstanding	Exercise Prices	Average Remaining Contractual Life (In Years)
Balance, March 30, 2022	-	$-	-
Granted	15,000,000	$0.001	4.00
Exercised	(15,000,000)	$0.001	-
Balance, June 30, 2022	-	$-	-

On May 27, 2022, all employees, board of directors, and other consultant elected to early exercise the stock options granted by the Company. The total proceeds received by the Company amounted to $15,000 was recorded as other liability in accordance with ASC 718-10-55-31 and amortized $175 during the period ended June 30, 2022 based on the vesting period.

A summary of early-exercised stock option’s vesting activity during the period ended June 30, 2022 is as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value per share
Balance of early-exercised stock option at March 30, 2022	-	$-
Early exercise of stock option	15,000,000	$0.11
Vested early-exercised stock option	(175,000)	$0.11
Balance of unvested early-exercised stock option at June 30, 2022	14,825,000	$0.11

Note 9 — Income Taxes

The Company had no income tax expense due to operating losses incurred for the period ended June 30, 2022. The Company accounts for income taxes in accordance with ASC 740, which requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above –mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a full valuation allowance. The Company accounted for its income tax expense as a stand-alone entity for the periods from July 1, 2021 through March 29, 2022 and for the year ended June 30, 2021, which reflect the carved-out results of operation from Eureka, the Company’s predecessor.

F-71

ESTRELLA BIOPHARMA, INC.

Notes to Financial Statements

The Company’s net deferred tax assets were as follows as of June 30, 2022

Deferred tax assets:
Net operating loss carryover	$218,404
Stock-based compensation	7,168
Research and Development tax credit	62,513
Total deferred tax assets	288,085
Valuation allowance	(288,085)
Deferred tax asset, net of allowance	$—

The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows as of June 30, 2022 and 2021

	For the Years Ended June 30,
	2022	2021
Statutory rate	21.00%	21.00%
Research and Development tax credit rate difference	5.80%	-%
Changes in valuation allowance	-26.80%	-21.00%
Total	—	—

As of June 30, 2022, the Company had gross federal income tax net operating loss (“NOL”) carry forwards of $1,040,018 and federal research tax credits of $62,513.

Under the Code, the NOL can be carried forward indefinitely and can be used to offset up to 80% of taxable income for losses arising in tax years beginning after June 30, 2022 In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Due to the uncertainty surrounding the realization of the benefits of its deferred assets, including NOL carry forwards, stock-based compensation, and federal research tax credit, the Company has provided a 100% valuation allowance on its deferred tax assets at June 30, 2022.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, Income Taxes. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2022, the Company had no uncertain tax positions, and no interest or penalties have been charged to the Company for the year ended June 30, 2022. If incurred, the Company will classify any interest and penalties as a component of interest expense and operating expense, respectively.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through October 17, 2022 when the financial statements were issued.

On July 6, 2022, the Company has entered into a lease contract with Eureka, to lease a 428 square feet office with $2,000 monthly lease payment. The sublease agreement is commencing from August 1, 2022 and expiring on September 30, 2023.

On June 29, 2022, the Company entered into a letter of intent with TradeUP Acquisition Corp. (“UPTD”) in contemplation of a potential business combination. UPTD is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On September 30, 2022, the Company entered into the Agreement and Plan of Merger with UPTD and Tradeup Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of UPTD. Each share of Series A Preferred Stock of the Company and Series AA Preferred Stock of the Company that is issued and outstanding immediately prior to the effective time of the merger will automatically convert into a number of shares of common stock of the Company in accordance with the certificate of incorporation of the Company immediately prior to the effective time of the merger. The Company will be the accounting acquirer and, as such, the business combination will be accounted for as a “reverse recapitalization” (“reverse merger”) because it is a capital transaction involving the issuance of stock by UPTD for the stock of the Company. In addition, the unvested common stock of the Company from early-exercised stock options will become immediately vested upon closing and each such holder shall be entitled to receive the merger consideration payable or issuable to a holder pursuant to the terms and conditions of the Agreement and Plan of Merger. Consummation of the business combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Agreement and Plan of Merger and the business combination by UPTD’s stockholders. In addition, the Closing condition includes the completion of transaction financing (the “Merger Financing”) of at least $20,000,000 by UPTD or the Company, including equity financing of no less than $15,000,000 (excluding equity-linked securities such as convertible debt or debt plus warrants) and debt or equity-linked financing of no more than $5,000,000, on terms acceptable to the Company.

The total number of shares of UPTD common stock expected to be issued at the Closing is 32,500,000 shares, and these shares are expected to represent between approximately 81.6% and 91.7% of the issued and outstanding shares of UPTD Common Stock (which will be New Estrella Common Stock) immediately following the closing of the Merger Financing and the business combination, assuming, at the low end of that range, no redemptions from UPTD's Trust Account occurs, and, at the high end of that range, maximum redemptions from UPTD Trust's Account occur. Consummation of the business combination is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Agreement and Plan of Merger and the business combination by UPTD’s stockholders and there being at least a $20.0 million Available Combined Cash Amount (as that term is defined in the Agreement and Plan of Merger) at the closing of the business combination.

On October 5, 2022, Eureka and the Series A Preferred Stock’s accredited third-party investors terminated the letter agreement (refer to Note 6). As a result, the share forfeiture provisions described above in Note 6 are no longer in effect.

F-72

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

September 30, 2022

by and among

TRADEUP Acquisition Corp.,

TRADEUP MERGER SUB INC.

and

ESTRELLA BIOPHARMA, INC.

4.12	Contracts; No Defaults	31
4.13	Company Benefit Plans	32
4.14	Labor Matters	34
4.15	Taxes	35
4.16	Brokers’ Fees	37
4.17	Insurance	37
4.18	Real Property; Assets	37
4.19	Environmental Matters	38
4.20	Absence of Changes	39
4.21	Affiliate Agreements	39
4.22	Internal Controls	39
4.23	Permits	39
4.24	Registration Statement	40
4.25	Operation of the Business during COVID-19	40
4.26	No Additional Representations and Warranties	40
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		40
5.01	Corporate Organization	41
5.02	Due Authorization	41
5.03	No Conflict	42
5.04	Litigation and Proceedings	43
5.05	Compliance with Laws	43
5.06	Employee Benefit Plans	44
5.07	Governmental Authorities; Consents	44
5.08	Financial Ability; Trust Account	45
5.09	Taxes	46
5.10	Brokers’ Fees	46
5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	46
5.12	Business Activities; Absence of Changes	48
5.13	Registration Statement	49
5.14	No Outside Reliance	49
5.15	Capitalization	50
5.16	Nasdaq Capital Market Quotation	51

5.17	Contracts; No Defaults	51
5.18	Title to Property	52
5.19	Investment Company Act	52
5.20	Affiliate Agreements	52
5.21	Sponsor Agreement	52
Article VI COVENANTS OF THE COMPANY		52
6.01	Conduct of Business	52
6.02	Inspection	56
6.03	No Acquiror Securities Transactions	56
6.04	No Claim Against the Trust Account	56
6.05	Proxy Solicitation; Other Actions	56
6.06	Non-Solicitation; Acquisition Proposals	57
Article VII COVENANTS OF ACQUIROR		58
7.01	Conduct of Acquiror During the Interim Period	58
7.02	Trust Account	61
7.03	Inspection	61
7.04	Acquiror Nasdaq Listing	61
7.05	Acquiror Public Filings	61
7.06	Section 16 Matters	61
7.07	Exclusivity	62
7.08	Certain Transaction Agreements	62
7.09	Stockholder Action	62
7.10	Written Consent of Merger Sub	63
7.11	Incentive Equity Plan	63
7.12	Obligations as an Emerging Growth Company	63
Article VIII JOINT COVENANTS		63
8.01	Support of Transaction	63
8.02	Preparation of Registration Statement; Special Meeting	63
8.03	Tax Matters	65
8.04	Confidentiality; Publicity	66
8.05	Post-Closing Cooperation; Further Assurances	66
8.06	Additional Insurance and Indemnity Matters	66
8.07	HSR Act and Regulatory Approvals	68

8.08	Employee Matters	70
8.09	Nasdaq Listing Matters	70
8.10	Transaction Financing	70
Article IX CONDITIONS TO OBLIGATIONS		70
9.01	Conditions to Obligations of All Parties	70
9.02	Additional Conditions to Obligations of Acquiror	71
9.03	Additional Conditions to the Obligations of the Company	72
Article X TERMINATION/EFFECTIVENESS		73
10.01	Termination	73
10.02	Effect of Termination	74
Article XI MISCELLANEOUS		75
11.01	Waiver	75
11.02	Notices	75
11.03	Assignment	76
11.04	Rights of Third Parties	76
11.05	Expenses	76
11.06	Governing Law	76
11.07	Captions; Counterparts	76
11.08	Schedules and Exhibits	77
11.09	Entire Agreement	77
11.10	Amendments	77
11.11	Severability	77
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	77
11.13	Enforcement	78
11.14	Non-Recourse	78
11.15	Nonsurvival of Representations, Warranties and Covenants	78
11.16	Acknowledgments	79
11.17	Extension	79

Exhibits

Exhibit A – Form of PubCo Bylaws

Exhibit B – Form of PubCo Charter

Exhibit C – Form of Acquiror LTIP

Exhibit D – Form of Surviving Company Bylaws

Exhibit E – Form of Surviving Company Charter

Exhibit F – Form of Lock-Up Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 30, 2022, is entered into by and among TradeUP Acquisition Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), Tradeup Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly owned subsidiary of PubCo;

WHEREAS, in connection with the Merger, the stockholders of the Company will be entitled to receive merger consideration in the form of stock in PubCo, as more fulsomely described in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsors have entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders who will receive PubCo’s Common Stock pursuant to Article III in an amount exceeding 5% of the outstanding capital of PubCo at the Closing have entered into Lock-Up Agreements in favor of Acquiror and Company substantially in the form set forth on Exhibit F (each a “Lock-Up Agreement”), to be effective upon the Closing;

WHEREAS, in connection with the Merger, Acquiror shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit A;

WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit B, to provide for, among other things, (i) an increase in the number of authorized shares of PubCo’s Common Stock; and (ii) removal of certain provisions regarding a business combination of Acquiror that are no longer applicable to PubCo;

WHEREAS, at the Closing, the shares of the Company Common Stock will be converted into shares of PubCo’s Common Stock;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Public Common Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, and the Trust Agreement, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt a new equity incentive plan (the “Acquiror LTIP”) in the form set forth on Exhibit C;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) and (ii) either the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01          Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning specified in Section 5.06.

2

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Common Stock” means the common stock of the Acquiror, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Financing Certificate has the meaning specified in Section 9.03(d).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Agreements” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Agreement, the Lock-Up Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Acquiror LTIP” has the meaning specified in the Recitals.

“Acquiror LTIP Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Public Common Shares” means shares of Acquiror Common Stock sold in the initial public offering of Acquiror.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Units” means the units of Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant.

“Acquiror Warrants” has the meaning ascribed to it in the Warrant Agreement.

“Acquisition Proposal” has the meaning specified in Section 6.06(b).

3

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means this Agreement, PubCo Bylaws, PubCo Charter, the Sponsor Agreement, the Lock-Up Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Available Combined Cash Amount” means the sum of (i) the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to Redeeming Stockholders, Outstanding Acquiror Expenses, Outstanding Company Expenses, and the amount necessary to obtain the insurance listed in Section 8.06), as certified in the Acquiror Financing Certificate plus (ii) the proceeds of the Transaction Financing plus (iii) the amount of cash available in any bank account of the Company as certified in the Company Financing Certificate.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.07.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on the July 14, 2021.

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“Certificate of Merger” has the meaning specified in Section 2.01.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Share Price” means $10.00 per share.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means, as applicable, the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as in effect from time to time.

“Company Common Stock” has the meaning specified in Section 4.06(a).

“Company Common Stockholder” means any holder of the Company Common Stock (including shares of the Company Common Stock underlying the Company Preferred Stock after given effect of Section 3.01(a) and Company Restricted Shares)

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Financing Certificate has the meaning specified in Section 9.02(d).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Company, as currently conducted.

“Company Preferred Stock” has the meaning specified in Section 4.06(a).

“Company Preferred Stock Conversion” has the meaning specified in Section 3.01(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

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“Company Requisite Approval” has the meaning specified in Section 4.03.

“Company Restricted Share” has the meaning specified in Section 3.03(a).

“Company Schedules” means the disclosure schedules of the Company.

“Company Software” means all Company owned and third party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.

“Company Stockholder” means the holder of either a share of the Company Common Stock or a share of the Company Preferred Stock.

“Company Stock Plan” means the existing equity incentive plan adopted by the Company on May 27, 2022.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Copyleft Terms” has the meaning specified in Section 4.11(h).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

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“DGCL” has the meaning specified in the recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Effective Time” has the meaning specified in Section 2.01.

“Equity Value” means $325,000,000, subject to adjustment pursuant to a subsequent written agreement between Acquiror and the Company, if any.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations (as qualified by the Company Schedules), or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

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“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

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“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, corporate names and other source identifiers and all goodwill related thereto (“Trademarks”); (iii) copyrights and designs; (iv) internet domain names and social media identifiers (such as a Twitter® handle); (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets“) and (vi) rights in Software.

“Interim Period” has the meaning specified in Section 6.01.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company for use in the conduct of its business as it is currently conducted.

“JOBS Act” has the meaning specified in Section 7.12.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-Up Agreement” has the meaning specified in the recitals hereto.

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“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), and except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.

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“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Merger” has the meaning specified in in Section 2.01.

“Merger Consideration Shares” means total shares of PubCo’s Common Stock issuable to Company Common Stockholders in the aggregated amount of (a) the Equity Value divided by (b) the Closing Share Price.

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(g).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company and includes the Company’s proprietary mobile games platform.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company and includes the Owned Company Software.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

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“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“Per Share Merger Consideration” means, with respect to any share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Company Preferred Stock Conversion, a number of shares of Pubco’s Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of the Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including (i) shares of the Company Common Stock issued upon the conversion of the Company Preferred Stock described in Section 3.01(a), and (ii) the full vesting of Company Restricted Shares).

“Predecessor” has the meaning specified in Section 4.07.

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“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.02(c).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination).

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” has the meaning specified in the recitals hereto.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo’s Common Stock” means PubCo’s Class A Common Stock, par value $0.0001 per share, entitling the holder of each such share to 1 vote per share.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Statement” has the meaning specified in Section 8.02(a).

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“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series A Preferred” has the meaning specified in Section 4.06(a).

“Series AA Preferred” has the meaning specified in Section 4.06(a).

“Share Certificate” has the meaning specified in Section 3.02(a).

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsors” means TradeUP Acquisition Sponsor LLC, a Delaware limited liability company, and Tradup INC., a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the recitals hereto.

“Stock Issuance Proposal” has the meaning specified in Section 8.02(c).

“Stock Power” has the meaning specified in Section 3.02(a).

“Stockholder Action” has the meaning specified in Section 7.10.

“Stockholder Release” has the meaning specified in Section 3.02(a).

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Company Bylaws” means the form of bylaws set forth on Exhibit D.

“Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit E.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.

“Transaction Financing” means the aggregate amount of cash actually raised by Acquiror or the Company in support of the Merger.

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“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trustee” has the meaning specified in Section 5.08(a).

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Common Stock and Acquiror Warrants.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Acquiror.

“Warrant Agreement” has the meaning specified in Section 5.15(a).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02          Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

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(b)          When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c)          Any reference in this Agreement to “Pubco” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “Pubco” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)          The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.03          Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Cheng Liu, Peter Xu, Vicky Yang, and, in the case of Acquiror, Jianwei Li, Weiguang Yang, and Luqi Wen, and in each case, the knowledge that such person listed herein would have after reasonable inquiry.

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Article II
THE MERGER; CLOSING

2.01          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02          Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, immediately prior to, or on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04          Organizational Documents of Acquiror and the Surviving Company.

(a)          Immediately prior to the Closing, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b)          At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.

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2.05          Directors and Officers of Acquiror and the Surviving Company.

(a)          Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the persons designated, or to be designated prior to the Closing, by the Company and Acquiror as set forth on Schedule 2.05(a). On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b)          Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)          The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board).  Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)          Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

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Article III
EFFECTS OF THE MERGER

3.01          Effect on Capital Stock. Subject to the provisions of this Agreement:

(a)          immediately prior to the Effective Time, each share of the Company Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of the Company Common Stock in accordance with the Company Certificate of Incorporation (collectively, the “Company Preferred Stock Conversion”). All of the shares of the Company Preferred Stock converted into shares of the Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of the Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;

(b)          at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein, each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the number of shares of PubCo’s Common Stock with respect to such share of the Company Common Stock equal to the Per Share Merger Consideration. All of the shares of the Company Common Stock converted into the right to receive consideration as described in this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of the Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration as described in this Section 3.01(b).

(c)          at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(d)          at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.02          Delivery of Merger Consideration Shares.

(a)          At least two (2) days prior to the Closing, the Company shall cause to be delivered to Acquiror (or Acquiror’s transfer agent as otherwise instructed thereby), in respect of each holder of record Company Common Stock, each holder of record of Company Preferred Stock and each holder of record of Company Restricted Shares, (i) an original share certificate (each a “Share Certificate”) (ii) a stock power (each a “Stock Power”) and (iii) a stockholder release (the “Stockholder Release”) in the form satisfactory to the Company and Acquiror, in each case with respect to such holder’s Company Capital Stock.

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(b)          Upon the receipt of a Share Certificate, Stock Power and Stockholder Release duly, completely and validly executed, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Capital Stock, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(b) into which such Company Common Stock, Company Preferred Stock or Company Restricted Shares, as applicable, have been converted pursuant to Section 3.01(b) (after giving effect to Section  3.01(a)). Until delivery of the Share Certificate, Stock Power and Stockholder Release as contemplated by this Section 3.02(b), each share of Company Common Stock, Company Preferred Stock, and Company Restricted Shares shall be deemed at any time from and after the Effective Time to represent only the right to receive upon delivery of the Share Certificate, Stock Power and Stockholder Release, the consideration described in Section 3.01(b) which the holders of Company Common Stock, Company Preferred Stock, and Company Restricted Shares, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.02(b).

3.03          Treatment of Company Restricted Shares.

(a)          Effective as of immediately prior to the Company Preferred Stock Conversion, each unvested restricted share of the Company Common Stock (each a “Company Restricted Share”) granted under the Company Stock Plan or otherwise, shall, in accordance with the terms of the Company Stock Plan, and by virtue of the Merger, and without any required action on the part of the holder thereof (or subject to obtaining the consent of the holder to the extent necessary), become immediately vested and each such holder of a Company Restricted Share shall be entitled to receive the Per Share Merger Consideration payable or issuable to a holder of the Company Common Stock pursuant to the terms and conditions of this Agreement, less applicable tax withholding, if any.

(b)          Notwithstanding the foregoing, the conversions described in this Section 3.03 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

3.04          Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.04 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.04. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

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3.05          Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo’s Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of the Company Common Stock pursuant to Section 3.01(b) (with any fractional share that would otherwise be issued rounded to the nearest whole share; provided, however, that in the event such rounding to the nearest whole share would result in the aggregate number of PubCo’s Common Stock being issued to holders of the Company Common Stock under this Agreement being greater or less than the number of Merger Consideration Shares, then one or more fractional shares that may otherwise be issued to one or more holder of the Company Common Stock may be rounded as necessary using such alternative rounding methodology as mutually agreed upon between the Company and Acquiror to result in the aggregate number of PubCo’s Common Shares being issued to the holders of the Company Common Stock under this Agreement being equal to the Merger Consideration Shares).

3.06          Payment of Expenses.

(a)          No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of any fee, expense or cost which the Company is obligated to pay in connection with the consummation of the Merger, this Agreement, the other transaction documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Effective Time, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, PubCo shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses from the proceeds of the Transaction Financing and/or the remaining funds of the Trust Account after given effect of the Offer.

(b)          No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of any fee, expense or cost which the Acquiror is obligated to pay in connection with the consummation of the Merger, this Agreement, the other transaction documents and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees, underwriting and other third-party fees, in each case, to the extent not paid prior to the Effective Time, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). At the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses from the proceeds of the Transaction Financing and/or the remaining funds of the Trust Account after given effect of the Offer.

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3.07          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of the Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01          Corporate Organization of the Company.

(a)          Due Incorporation. The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

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(b)          The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02          No Subsidiaries. The Company does not have any Subsidiaries.

4.03          Due Authorization. Subject to the approvals described in Section 4.05, the Company has all requisite company power and authority, including written approval of (i) the holders of a majority of the voting power of the outstanding shares of the Company Common Stock, (ii) the holders of a majority of the voting power of the outstanding shares of the Series A Preferred (on an “as converted basis”) voting separately as a class, and (iii) the holders of a majority of the voting power of the outstanding shares of the Series AA Preferred (on an “as converted basis”) voting separately as a class, ((i), (ii) and (iii), together, the “Company Requisite Approval”), to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and Company Stockholders, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.04          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.03 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.05          Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.05.

4.06          Capitalization.

(a)          As of the date hereof, the authorized capital stock of the Company is 265,000,000 shares of capital stock consisting of: (i) 145,000,000 shares of Common Stock, par value $0.0001 per share (the “Company Common Stock”); and (ii) 120,000,000 shares of preferred stock, $0.0001 per share (the “Company Preferred Stock”), of which (1) 105,000,000 shares are designated as Series AA Preferred Stock (the “Series AA Preferred”); and (2) 15,000,000 shares are designated as Series A Preferred Stock (the “Series A Preferred”). As of the date hereof, there are: (a) 15,001,000 shares of the Company Common Stock issued and outstanding; (a) 105,000,000 shares of the Series AA Preferred issued and outstanding; and (c) 5,000,000 shares of the Series A Preferred issued and outstanding.

(b)          All of the issued and outstanding shares of the Company Common Stock, the Company Preferred Stock and the Company Restricted Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of the Company Common Stock, the Company Preferred Stock, the Company Restricted Shares, or other equity interests of the Company and the number of shares of the Company Common Stock, the Company Preferred Stock, the Company Restricted Shares, or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(b) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of the Company Common Stock, the Company Preferred Stock, the Company Restricted Shares or other equity interests of the Company authorized, reserved, issued or outstanding.

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(c)          Except as set forth on Schedule 4.06(c) for (i) the Company Preferred Stock, and (ii) the Company Restricted Shares, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(c) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. The Company has made available to Acquiror true and complete copy of the Company Stock Plan and form of agreement evidencing each Company Restricted Share, and has also delivered any other option agreements and restricted share agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Restricted Share (A) was granted, in all material respects, in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Restricted Share, (D) qualifies for the tax and accounting treatment afforded to such Company Restricted Share in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.

4.07          Financial Statements. The Company was incorporated in the State of Delaware on March 30, 2022. Attached as Schedule 4.07 are the audited balance sheets (i) of the Company as of June 30, 2022 and June 30, 2021 (Predecessor), and the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from March 30, 2022 through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor) and related notes (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and June 30, 2021 (Predecessor), and the results of its cash flows for the period from March 30, 2022 through June 30, 2022, period from July 1, 2021 through March 29, 2022 (Predecessor), and year ended June 30, 2021 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

4.08          Undisclosed Liabilities. There is no liability, debt or obligation against the Company that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.09          Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company, or otherwise affecting the Company or its assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any property, asset or business of the Company is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

4.10          Compliance with Laws.

(a)          Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19) and compliance with Tax Laws (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is, and since March 30, 2022 has been, in compliance in all material respects with all applicable Laws. The Company has not received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since March 30, 2022, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Since March 30, 2022, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)          Since March 30, 2022, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable International Trade Laws, (ii) the Company has not been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

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4.11          Intellectual Property.

(a)          Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting. Schedule 4.11(a) also sets forth, as of the date hereof, a true and complete list of all material unregistered Trademarks owned by the Company. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)          Schedule 4.11(b) sets forth, as of the date hereof, a true and complete list of all issued patents and filed patent applications for which the Company has a valid and subsisting license to use, pursuant to the terms thereof, in connection with business of the Company as currently conducted.

(c)          Except (i) as set forth on Schedule 4.11(c) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party. Except (x) as set forth on Schedule 4.11(c) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(c), since March 30, 3022, the Company, its products and services and the conduct of the Company’s business have not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby.

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(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(e)          Except as set forth on Schedule 4.11(e), or otherwise as would not individually or in the aggregate, reasonably be expected to have a Materially Adversely Effect, no Person, including any director, officer or employee of the Company has any ownership interest in any of the Owned Intellectual Property. Except as set forth on Schedule 4.11(e), all Persons who have created or developed any Intellectual Property in the course of their employment or provision of services for or on behalf of the Company have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no Person is in violation of any assignment agreements.

(f)          Except as set forth on Schedule 4.11(f), or otherwise as would not materially adversely affect the Owned Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(g)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” or “open source software” or under a similar licensing or distribution term (including Software distributed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company in any way.

(h)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

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(i)          Except as set forth on Schedule 4.11(i) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to all material Owned Company Software, the Company is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) the Company has not disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(i) or under non-exclusive licenses granted by the Company to contractors engaged to perform services for the Company or to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.

(j)          In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company is and has been, in compliance with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(j), the Company has not experienced any security incident that has compromised the integrity or availability of the Company’s network, systems, data or information. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. The Company has not received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(k)          Except as set forth in Schedule 4.11(k) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted since March 30, 2022, (iii) the Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems since March 30, 2022 that, pursuant to any legal requirement, would require the Company to notify customers or employees of such breach or intrusion.

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4.12          Contracts; No Defaults.

(a)          Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)          each employee collective bargaining Contract;

(ii)          any Contract pursuant to which the Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii)          any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)          any Contract under which the Company has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness;

(v)          any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since March 30, 2022 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)          any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii)          any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ending December 31, 2023; and

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(viii)          any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company.

(b)          Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since March 30, 2022, the Company has not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since March 30, 2022 through the date hereof, the Company has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13          Company Benefit Plans.

(a)          Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or pursuant to which the Company has or may have any material liabilities.

(b)          The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

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(d)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point since March 30, 2022, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point since March 30, 2022, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)          There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.

(h)          Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

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(i)          No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14          Labor Matters.

(a)          (i) The Company is not a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company, (ii) no labor union or organization, works council or group of employees of the Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (i) is, and since March 30, 2022 has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since March 30, 2022, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

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(d)          To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)          To the knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f)          The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15          Taxes. With respect to the following representations and warranties set forth in this Section 4.15 (other than Section 4.15(k)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          All Tax Returns required by Law to be filed by the Company have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)          All amounts of Taxes shown due on any Tax Returns of the Company and all other amounts of Taxes owed by the Company have been timely paid.

(c)          The Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)          The Company is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. The Company has not received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company, and no written request for any such waiver or extension is currently pending.

(e)          Neither the Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

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(f)          The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)          Except with respect to deferred revenue or prepaid subscription revenues collected by the Company in the ordinary course of business, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h)          There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.

(i)          The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j)          The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)          The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(l)          The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)          The Company is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(n)          To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o)          Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(g), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

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4.16          Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.

4.17          Insurance. Schedule 4.17 contains a list of all material policies or programs of insurance or self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18          Real Property; Assets.

(a)          The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.

(b)          Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

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(c)          Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or Merger Sub to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)          No material default or breach by (i) the Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)          The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.19          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          the Company is and, since March 30, 2022, has been in compliance with all Environmental Laws;

(b)          there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)          the Company is not subject to and has not received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

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(d)          no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Law;

(e)          the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.

4.20          Absence of Changes.

(a)          Since March 30, 2022, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)          Except (i) as set forth on Schedule 4.20(b) and (ii) in connection with the Transactions, from March 30, 2022 through and including the date of this Agreement, the Company (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that is both material to the Company and would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21          Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22          Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23          Permits. The Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.

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4.24          Registration Statement. None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25          Operation of the Business during COVID-19. None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.

4.26          No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in (A) the Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (B) the Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

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5.01          Corporate Organization.

(a)          Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)          Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02          Due Authorization.

(a)          Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b)          The affirmative vote of the holders of a majority of the issued and outstanding Acquiror Common Stock entitled to vote at the Special Meeting, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror LTIP Proposal; further, a majority vote of the issued and outstanding Acquiror Common Stock entitled to vote is required to approve the Amendment Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions (including the Closing).

(c)          The Acquiror Board has duly adopted resolutions: (i) determined that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; (iv) approved this Agreement and the transactions contemplated hereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement and Acquiror’s performance of its obligations under this Agreement and consummation of the Transactions and (v) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The board of directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the Transactions, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement and consummation of the Transactions, (ii) declared this Agreement and the Merger to be advisable and in the best interests of Merger Sub and its sole stockholder and (iii) recommended that Acquiror approve and adopt this Agreement and the Transactions in its capacity as the sole stockholder of Merger Sub.

5.03          No Conflict. The execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

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5.04          Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.05          Compliance with Laws.

(a)          Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and Merger Sub are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor Merger Sub has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or Merger Sub at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)          Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, Merger Sub, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or Merger Sub, in each case, acting on behalf of the Acquiror or Merger Sub, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor Merger Sub has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor Merger Sub has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor Merger Sub has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

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(c)          Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, Merger Sub, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or Merger Sub, in each case, acting on behalf of the Acquiror or Merger Sub, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor Merger Sub has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor Merger Sub has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor Merger Sub has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06          Employee Benefit Plans. Except as may be contemplated by the Acquiror LTIP Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror or Merger Sub have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, the Nasdaq and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.

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5.08          Financial Ability; Trust Account.

(a)          Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at Wilmington Trust Company (the “Trust Account”), maintained by Wilmington Trust, National Association, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 14, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror and the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated July 19, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b)          As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)          As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

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5.09          Taxes.

(a)          All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)          All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)          Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)          Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)          To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f)          Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10          Brokers’ Fees. Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Transaction Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsors.

5.11          Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)          Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b)          Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)          Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)          There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)          Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)          As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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5.12          Business Activities; Absence of Changes.

(a)          Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)          Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)          Except for (i) this Agreement, agreements set forth in Schedule 5.12 (c), and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01) and (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement, agreements set forth in Schedule 5.12 (c), and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01)).

(d)          There is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2022 in the ordinary course of the operation of business of Acquiror Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and Merger Sub, taken as a whole).

(e)          Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

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(f)          Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)          Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)          Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Acquiror and Merger Sub have not taken any action that would require the consent of the Company pursuant to Section 7.01 if such action had been taken after the date of this Agreement.

5.13          Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14          No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

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5.15          Capitalization.

(a)          As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 30,000,000 shares of Acquiror Common Stock with a par value of $0.0001 per share, consisting of 31,000,000 shares of authorized Acquiror Common Stock. Each Acquiror Warrant entitles the holder thereof to purchase one share of Acquiror Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in a certain warrant agreement dated as of July 14, 2021 by and between Acquiror and VStock Transfer, LLC, acting as warrant agent (the “Warrant Agreement”). As of September 30, 2022, (v) no shares of preferred stock of Acquiror are issued and outstanding; (w) 5,849,700 shares of Acquiror Common Stock are issued and outstanding; (x) Acquiror has, after giving effect to the Unit Separation, issued 2,215,000 Acquiror Warrants, (including 441,082 Acquiror Warrants that have not been separated from the outstanding Acquiror Units); and (y) 882,165 Acquiror Units remain outstanding. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material repsects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b)          Except for this Agreement, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholder may vote. Except as set forth on Schedule 5.15(b) or otherwise disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

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(c)          As of the date hereof, the authorized share capital of Merger Sub consists of 10,000 shares of common stock, par value $0.0001 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16          Nasdaq Capital Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “UPTD” (with respect to the Acquiror Common Stock). Acquiror is in compliance in all material respects with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of such on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act.

5.17          Contracts; No Defaults.

(a)          Except as set forth on Schedule 5.17 or otherwise disclosed in the Acquiror SEC Reports or Contacts with legal, financial and other advisors, as of the date hereof, neither Acquiror nor Merger Sub are party to any Contract (other than nondisclosure agreements (containing customary terms) to which Acquiror or Merger Sub is a party that were entered into in the ordinary course of business).

(b)          Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or Merger Sub thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or Merger Sub to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, Merger Sub or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2021, neither Acquiror nor Merger Sub have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or Merger Sub or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2021 through the date hereof, neither Acquiror nor Merger Sub have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

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5.18          Title to Property. Except as set forth in Schedule 5.18, neither Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19          Investment Company Act. Neither Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20          Affiliate Agreements. Except as set forth in Schedule 5.20 or otherwise disclosed in the Acquiror SEC Reports, none of Acquiror or Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21          Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Agreement.

Article VI
COVENANTS OF THE COMPANY

6.01          Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor, and (iii) comply with material Laws applicable to the Company and its business, assets and employees in all material respects except as disclosed in the Proxy Statement by the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:

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(a)          change or amend the certificate of incorporation or the bylaws of the Company;

(b)          (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) except pursuant to the Company Stock Plan and the exercise of rights of first refusal under the Company Certificate of Incorporation, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)          enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)          sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $1,000,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

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(e)          except as set forth on Schedule 6.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company other than any such individual with an annual base salary of less than $500,000, (ii)  adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $500,000 (except to replace terminated employees) in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $500,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

(f)          (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);

(g)          make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;

(i)          make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

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(j)          take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k)          acquire any fee interest in real property;

(l)          enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m)          waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $500,000 in the aggregate;

(n)          incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o)          enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q)          (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(r)          enter into any agreement to do any action prohibited under this Section 6.01.

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6.02          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03          No Acquiror Securities Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror.

6.04          No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated July 19, 2022, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the Transactions are not consummated by January 19, 2023, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders of Acquior Public Common Shares the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05          Proxy Solicitation; Other Actions.

(a)          The Company has provided to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror on the date hereof, the Financial Statements prepared in accordance with GAAP and Regulation S-X under the Securities Act (except as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

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(b)          From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.06          Non-Solicitation; Acquisition Proposals.

(a)          Except as expressly permitted by this Section 6.06, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.06 by the Company.

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(b)          For purposes of this Section 6.06, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

Article VII
COVENANTS OF ACQUIROR

7.01          Conduct of Acquiror During the Interim Period.

(a)          During the Interim Period, Acquiror shall, and shall cause Merger Sub to (i) use commercially reasonable efforts to conduct and operate respective business, in all material respects, in the ordinary course of business consistent with past practice, to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice, (ii) use commercially reasonable efforts to maintain all insurance policies of Acquiror therefor and (iii) comply with all Laws applicable to Acquiror and Merger Sub and their respective businesses, assets and employees. Without limiting the generality of the foregoing, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not, and shall not permit Merger Sub to:

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(i)          change, modify or amend, the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii)           (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Common Stock required by the Offer or to effect an extension as set forth in Section 11.17, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii)          make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv)          take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v)          enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi)          enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(vii)          waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability in excess of $250,000 (invidually or in the aggregate);

(viii)          incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness not in ;

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(ix)          (A) other than pursuant to the Transaction Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, (B) amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein, or (C) consummate the Transaction Financing except in an amount and on terms that have not been approved in writing by the Company;

(x)          except as contemplated by the Acquiror LTIP Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or Merger Sub or any other individual who is providing or will provide services to Acquiror or its Merger Sub;

(xi)           (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or Merger Sub (other than the transactions contemplated by this Agreement);

(xii)          make any capital expenditures in excess of $500,000;

(xiii)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)          enter into any new line of business outside of the business currently conducted by Acquiror and Merger Sub as of the date of this Agreement;

(xv)          make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi)          voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(xvii)          enter into any agreement to do any action prohibited under this Section 7.01.

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(b)          During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Merger Sub may be a party.

7.02          Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Transaction Financing to be disbursed, for the following uses: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Acquiror Expenses pursuant to Section 3.06; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo as working capital including payment of the Outstanding Company Expenses pursuant to Section 3.06.

7.03          Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or Merger Sub by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.04          Acquiror Nasdaq Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class Common Stock to be listed on, the Nasdaq.

7.05          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.06          Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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7.07          Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

7.08          Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement of which Acquiror becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

7.09          Stockholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or Merger Sub or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.

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7.10          Written Consent of Merger Sub. Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.11          Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, the Acquiror LTIP.

7.12          Obligations as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Article VIII
JOINT COVENANTS

8.01          Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, (c) use commercially reasonable efforts to carry out the Transaction Financing after the date hereof, and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02          Preparation of Registration Statement; Special Meeting.

(a)          Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Common Stock to be issued under this Agreement and Acquiror Common Stock issued to Sponsors in a private placement simultaneously with the consummation of Acquiror’s initial public offering, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Acquiror acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Acquiror in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.

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(b)          Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)          Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger and Transactions (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror LTIP (the “Acquiror LTIP Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal” and together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror LTIP Proposal and the Stock Issuance Proposal, the “Proposals”). The Acquiror LTIP Proposal shall provide that an aggregate number of shares of PubCo’s Common Stock equal to 10% of the outstanding shares of PubCo’s Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror LTIP. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

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(d)          Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.

8.03          Tax Matters.

(a)          Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b)          Tax Treatment. Acquiror, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)          The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)          On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

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8.04          Confidentiality; Publicity.

(a)          Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)          None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05          Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.06          Additional Insurance and Indemnity Matters.

(a)          Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain (i) directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (a) those Persons who were directors and officers of the Company prior to the Closing and (b) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (B) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company); and (ii) a “tail” directors’ and officers’ liability insurance policy for Acquiror that shall be effective for a period of at least five (5) years from the Closing and will cover those Persons who were directors and officers of Acquirior prior to the Closing. For the purpose of this Agreement, PubCo shall bear the expenses incurred in connection with the purchase of such insurance.

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(b)          From and after the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, Acquiror and Merger Sub, or any other person that may be a director or officer of the Company, Acquiror and Merger Sub prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that each of the Company, Acquiror and Merger Sub, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents of the Company, Acquiror and Merger Sub, as applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company to honor, each of the covenants in this Section 8.06.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Surviving Company under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company and Acquiror, or other person that may be a director or officer of the Company and Acquiror prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.

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8.07          HSR Act and Regulatory Approvals.

(a)          In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)          Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)          Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of Acquiror and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.07(c) is conditioned upon the consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsors, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsors, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsors or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

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(d)          Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.07 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e)          Acquiror, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

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(f)          Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsors, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsors or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsors, or any such investment fund or investment vehicle.

8.08          Employee Matters. The Company and the Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and the Acquiror to be effective on the Closing Date.

8.09          Nasdaq Listing Matters. The Company and Acquiror shall cooperate and use reasonable best efforts to cause the PubCo Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

8.10          Transaction Financing. The Company and the Acquiror shall use their respective commercially reasonable efforts to obtain equity financing (the “Transaction Financing”) on terms mutually agreed by the Company and the Acquiror, in an amount sufficient, when taken together with any available cash of Acquiror and the Company, to consummate the Transactions and to pay the Outstanding Company Expenses and Outstanding Acquiror Expenses. Each party shall keep the other party fully informed of their respective efforts (including the full disclosure and prior notification of the actual or potential sources of financing with which each party discusses the Transaction Financing), and neither party shall enter into a binding agreement with respect to any Transaction Financing except with the written approval of the other Party.

Article IX
CONDITIONS TO OBLIGATIONS

9.01          Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)          HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

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(b)          No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)          Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(d)          Net Tangible Assets. The Acquiror shall not have redeemed shares of Acquiror Common Stock in the Offer in an amount that would cause PubCo to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon the consummation of the Merger.

(e)          Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f)          Listing. PubCo’s Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(g)          Available Combined Cash. The Available Combined Cash Amount shall equal or exceed $20,000,000.

(h)          Transaction Financing. Transaction Financing in the amount of at least $20,000,000 shall have been completed (or shall complete concurrently with the Closing), of which at least $15,000,000 shall be equity financing (excluding equity-linked securities such as convertible debt or debt plus warrants), with no more than $5,000,000 of debt or equity-linked financing, on terms acceptable to the Company.

9.02          Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization) and Section 4.16 (Brokers’ Fees), in each case shall be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)          The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

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(iii)          Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)          Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)          Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)          Not more than two (2) Business Days prior to the Closing, Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”) setting forth the total amount of cash available in any bank account of the Company.

(e)          Lock-up Agreement. The Company shall cause each Company Stockholder holding (as of immediately prior to the Closing) more than 5% of equity capital of the Company to deliver to Acquiror a counterpart of the Lock-up Agreement, duly executed by PubCo, which shall be effective immediately at the Closing.

(f)          Employment Agreement. The Company shall cause each executive officer and management to deliver a counterpart of an employment agreement customary for executive officer and management for a public company, duly executed by PubCo, which shall be effective immediately at the Closing.

9.03          Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

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(ii)          The representations and warranties of Acquiror and Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b)          Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)          Officer’s Certificate. Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an authorized officer, respectively, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b), as applicable, have been fulfilled.

(d)          Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth the amount of cash available in the Trust Account immediately prior to the Closing (after payment of amounts due to Redeeming Stockholders, Outstanding Acquiror Expenses and Outstanding Company Expenses).

(e)          PubCo Charter. The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.

Article X
TERMINATION/EFFECTIVENESS

10.01          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by written consent of the Company and Acquiror;

(b)          prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before January 19, 2023 (such applicable date, the “Termination Date”), unless a later date has been approved by the shareholders of Acquiror to complete a Business Combination, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror has materially breached its obligations under Section 7.04;

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(c)          prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror or Merger Sub, as applicable, continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)          by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or

(e)          by written notice from the Company if the written consent of the Acquiror, as the sole stockholder of Merger Sub, referred to in Section 7.10 shall not have been delivered to the Company within ten (10) Business Days following the date of this Agreement.

10.02          Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 6.05, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

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Article XI
MISCELLANEOUS

11.01          Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)           If to Acquiror or Merger Sub, to:

TradeUP Acquisision Corp.

437 Madison Avenue, 27th Floor

New York, NY 10022

Attention: Weiguang Yang

E-mail: yangweiguang@mdmooc.org

with a copy to (which shall not constitute notice):

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, New York 10017

Attn: Arila Zhou

           Anna Jinhua Wang

Email: azhou@rc.com

         awang@rc.com

(b)          If to the Company to:

Estrella Biopharma, Inc.

5858 Horton Street, Suite 170

Emeryville, CA 94608

Attention: Cheng Liu

Email: cheng.liu@estrellabio.com

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with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Mike Blankenship

James Brown

Louis Savage

Email: MBlankenship@winston.com

JBrown@winston.com

LSavage@winston.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14.

11.05          Expenses. Except as otherwise provided herein (including Section 3.04, Section 8.07(e)) ,Section 8.03(a) and Section 11.17), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06          Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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11.08          Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09          Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated May 23, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10          Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12          Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.13          Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.

11.14          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15          Nonsurvival of Representations, Warranties and Covenants. Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

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11.16          Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Sponsor Agreement, and the Lock-Up Agreements (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

11.17          Extension. If Acquiror needs to extend the deadline to complete the Transactions beyond January 19, 2023, the Company, at the request of the Sponsors, shall deposit an amount to be agreed between the parties and based on a reasonable good faith estimate (supported by a detailed budget prepared by Acquiror and subject to approval by the Company) of the expenses to be incurred by the Acquiror in connection with such extension, if any, into the Trust Account of Acquiror in order to effectuate the extension. Such deposit will be evidenced by a promissory note of Acquiror, payable at the Company’s option, in cash or convertible into shares of PubCo Common Stock at $10.00 per share at the Closing.

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[signature page follows]

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IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

TRADEUP ACQUISITION CORP.

By:	/s/ Jianwei Li
Name: Jianwei Li
Title: Co-Chief Executive Officer, Chairman

TRADEUP MERGER SUB INC.

By:	/s/ Weiguang Yang
Name: Weiguang Yang
Title: Chief Executive Officer

ESTRELLA BIOPHARMA, INC.

By:	/s/ Cheng Liu
Name: Cheng Liu
Title: Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

FORM OF AMENDED AND RESTATED BYLAWS

OF

ESTRELLA IMMUNOPHARMA, INC.

See attached

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

TRADEUP ACQUISITION CORP.

See attached

EXHIBIT C

FORM OF ESTRELLA IMMUNOPHARMA, INC.

2023 OMNIBUS INCENTIVE PLAN

See attached

Exhibit D

FORM OF AMENDED AND RESTATED BYLAWS

OF

[SURVIVING COMPANY]

A Delaware corporation

Adopted as of __________, 2022

ARTICLE I
OFFICES

Section 1.          Registered Office. The registered office of the corporation in the State of Delaware shall be located at [251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808]. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2.          Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.          Meetings Generally. At least one meeting of the stockholders shall be held each year for the purpose of electing directors and conducting any proper business as may come before the meeting. The date, time and place of such meeting shall be determined by the highest ranking officer then in office (the “Ranking Officer”); provided, however, that if the Ranking Officer does not act, the board of directors shall determine the date, time and place, if any, and/or the means of remote communication, of such meeting. Notwithstanding the foregoing, no annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the Delaware General Corporation Law.

Section 2.          Special Meetings. Special meetings of the stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Except as otherwise provided in the corporation’s certificate of incorporation, such meetings may be called at any time by the board of directors or the Ranking Officer and shall be called by the Ranking Officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the Ranking Officer. Upon such written request, the Ranking Officer shall fix a date, time and place, if any, and/or remote communication, for such meeting within two days of the date requested for such meeting; provided, however, that if the Ranking Officer does not act, the board of directors shall fix a date, time and place, if any, and/or remote communication for such meeting.

Section 3.          Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any regular meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4.          Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, if any, date, time, means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, by facsimile or by electronic mail, by or at the direction of the board of directors, the president or the secretary, and such notice shall be deemed to be delivered (i) upon confirmation of receipt if sent by facsimile, electronic mail or personal delivery or (ii) three (3) days after being deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5.          Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6.          Quorum. The holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.

Section 7.          Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8.          Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9.          Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held (or deemed held) by such stockholder (it being understood that certain other classes or series of capital stock may, pursuant to the corporation’s certificate of incorporation, be entitled to vote on as as-if converted to common stock basis).

Section 10.         Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of the stockholders and elects to vote, except that, when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11.      Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any regular or special meeting of stockholders of the corporation, or any action which may be taken at any regular or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, by reputable overnight courier service, or by facsimile or electronic mail, with confirmation of receipt. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III
DIRECTORS

Section 1.          General Power. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2.          Number, Election and Term of Office. The number of directors which shall constitute the first board shall be two (2). The number of directors shall be subject to change by the vote of holders of a majority of the stock then entitled to vote at an election of directors. The directors shall be elected by a plurality of the votes of the stock present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors. The directors shall be elected in this manner at any meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.          Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4.          Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in the same manner in which directors are elected pursuant to Section 2 of this Article III. Notwithstanding the foregoing, any such vacancy shall automatically reduce the number of directors pro tanto, until such time as the holders of the class of common stock which was entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the number of directors shall be automatically increased pro tanto. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5.          Meetings and Notice. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board or directors and promptly communicated to all directors then in the office. Special meetings of the board of directors may be called by or at the request of any director or the Ranking Officer on at least forty-eight (48) hours’ notice to each director, either personally, by telephone, by mail, or by facsimile or electronic mail.

Section 6.          Quorum, Required Vote and Adjournment. Each director shall be entitled to one vote except as otherwise provided in the corporation’s certificate of incorporation. Directors then in office (and specifically excluding any vacancies) and holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.          Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these Amended and Restated Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 8.          Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. If a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 7 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 9.          Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section shall constitute presence in person at the meeting.

Section 10.       Waiver of Notice and Presumption of Consent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except, when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 11.       Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV
OFFICERS

Section 1.          Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman of the board, a president, a chief executive officer, a chief financial officer, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as reasonably possible.

Section 2.          Election and Term of Office. The officers of the corporation shall be elected at any meeting of the board of directors. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.          Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.          Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5.          Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6.          Chairman of the Board. The chairman of the board, if one is appointed, shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, he or she shall be in the general and active charge of the entire business and affairs of the corporation. He or she shall preside at meetings of the board of directors and the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these Amended and Restated Bylaws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

Section 7.          The President. The president shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts which the board of directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Amended and Restated Bylaws. If there is no chief executive officer, the president shall also have the duties of the chief executive officer as prescribed above.

Section 8.          Chief Financial Officer. The chief financial officer of the corporation, if one is appointed, shall, under the direction of the chief executive officer (or, in the absence of a chief executive officer, the president), be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer (or, in the absence of a chief executive officer, the president) or the board of directors or as may be provided in these Amended and Restated Bylaws.

Section 9.          Vice Presidents. The vice president, if one is appointed, or if there shall be more than one, the vice presidents in the order determined by the board of directors or by the president, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe.

Section 10.         The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s (or, in the absence of a chief executive officer, the president’s) supervision, the secretary shall give, or cause to be given, all notices required to be given by these Amended and Restated Bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the secretary may, from time to time, prescribe.

Section 11.        The Treasurer and Assistant Treasurer. The treasurer shall, subject to the authority of the chief financial officer, if one is appointed, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the chief executive officer (or, in the absence of a chief executive officer, the president) and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer or treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the treasurer may, from time to time, prescribe.

Section 12.         Other Officers. Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Amended and Restated Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 13.         Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1.         Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2.          Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article V, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the corporation for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3.          Authorization of Indemnification. Any indemnification under this Article V (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article V, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the corporation. To the extent, however, that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 1 or Section 2 of this Article V or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4.          Good Faith Defined. For purposes of any determination under Section 3 of this Article V, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the corporation or another enterprise, or on information supplied to such person by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The term “another enterprise” as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article V, as the case may be.

Section 5.          Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 3 of this Article V, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Section 1 or Section 2 of this Article V is not paid in full by the corporation within ninety (90) days after the later of a written claim for indemnification has been received by the corporation, or (ii) a claim for advancement of expenses under Section 6 of this Article V is not paid in full by the corporation within thirty (30) days after the corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither a contrary determination in the specific case under Section 3 of this Article V nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

Section 6.          Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise, by reason of the fact that such person is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article V or otherwise.

Section 7.          Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that, subject to Section 11 of this Article V, indemnification of the persons specified in Section 1 or Section 2 of this Article V shall be made to the fullest extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article V but whom the corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 8.          Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.

Section 9.          Certain Definitions. For purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article V, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

Section 10.         Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11.         Limitation on Indemnification. Notwithstanding anything contained in this Article V to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 5 of this Article V), the corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

Section 12.         Contract Rights. The obligations of the corporation under this Article V to indemnify, and advance expenses to, a person who is or was a director or officer of the corporation shall be considered a contract between the corporation and such person, and no modification or repeal of any provision of this Article V shall affect, to the detriment of such person, such obligations of the corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1.          Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by the chief executive officer (or, in the absence of a chief executive officer, the president), the chief financial officer or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chief executive officer (or, in the absence of a chief executive officer, the president), chief financial officer, vice president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall be transferred on the books of the corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2.          Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3.          Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4.          Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile or electronic mail, with confirmation of receipt. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5.          Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6.          Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7.          Subscriptions for Stock. Unless otherwise provided for in the applicable subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 1.          Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2.          Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s) or agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3.          Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4.          Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5.          Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6.          Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.          Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, any vice president, the chief financial officer or the secretary, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8.          Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9.          Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum from (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10.         Section Headings. Section headings in these Amended and Restated Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.         Inconsistent Provisions. If any provision of these Amended and Restated Bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the Delaware General Corporation Law or any other applicable law, the provision of these Amended and Restated Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

Except for Article III and Article V hereof, these Amended and Restated Bylaws may be amended, altered, or repealed and new Amended and Restated Bylaws adopted at any meeting of the board of directors by a majority vote. Article III and Article V hereof may be amended, altered, or repealed at any meeting of the board of directors only by a unanimous vote (or unanimous written consent in lieu thereof). The fact that the power to adopt, amend, alter, or repeal the Amended and Restated Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

* * * * *

EXHIBIT E

FORM OF FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[SURVIVING COMPANY]

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

Tradeup Merger Sub Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.          The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 26, 2022.

2.          This First Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors (the “Board of Directors”) and the sole stockholder (the “Sole Stockholder”) of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL, as applicable.

3.          This First Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

4.          The effective date and time of this filing is [●].1

5.          This First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is [Surviving Company].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808], and the name of the registered agent at such address is Corporation Service Company.

1 Given the effective time to coordinate the filing at closing.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

The Corporation shall have perpetual existence.

ARTICLE V

A.           The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock with a par value of $0.001 per share.

B.            Except as otherwise required by the DGCL, all shares of common stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

ARTICLE VI

A.           To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article VI shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article VI shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

B.            The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VII

To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine (any such potential opportunity, a “Corporate Opportunity”) shall not apply to any stockholder, director, officer or any other person or entity (including, with respect to any of the foregoing that are entities, any affiliates and their respective directors, officers, partners, members and associated entities) in each case who is not a full-time employee of the Corporation or any of its subsidiaries (each, an “Exempted Person”). The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities (including Corporate Opportunities) that are from time to time presented to any Exempted Person. Each Exempted Person who acquires knowledge of a potential circumstance, transaction, agreement, arrangement or other matter that may be a Corporate Opportunity shall not (a) have any duty to communicate or offer such opportunity to the Corporation and (b) shall not be liable to the Corporation, its subsidiaries or to the stockholders of the Corporation because such Exempted Person pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Corporation. To the fullest extent permitted by law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this First Amended and Restated Certificate of Incorporation, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. No amendment or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article VII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this First Amended and Restated Certificate of Incorporation, the Bylaws or applicable law.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this First Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE X

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI

Except as otherwise provided in this First Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this First Amended and Restated Certificate of Incorporation to be signed on this ___ day of _______, 2023.

[SURVIVING COMPANY]

Name:
Title:

[Signature page to First Amended and Restated Certificate of [Surviving Company]]

Exhibit F

FORM OF COMPANY STOCKHOLDER LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of ___________, 2023, by and between the undersigned (the “Holder”) and Estrella Immunopharma, Inc., a Delaware corporation, f/k/a TradeUP Acquisition Corp. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.            Estrella Immunopharma, Inc., a Delaware corporation, f/k/a TradeUP Acquisition Corp., a Delaware corporation (the “Acquiror”), Tradeup Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (the “Merger Sub”), and Estrella Biopharma, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of September___, 2022 (the “Merger Agreement”).

B.            Pursuant to the Merger Agreement, the Acquiror will become the 100% stockholder of the Company (the “Transaction”).

C.             The Holder is the record and/or beneficial owner of equity securities of the Company, which will be exchanged for common stock of the Acquiror pursuant to the Merger Agreement.

D.            As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.             Lock-Up.

(a)          During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Acquiror.

(b)          In furtherance of the foregoing, Acquiror will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Acquiror’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)          For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)          For purpose of this Agreement, the “Lock-up Period” means the date that falls six months after the closing date of the Transaction; provided, that, 50% of the Lock-Up Shares shall be automatically released from the restrictions set forth herein on the date on which the closing price of the PubCo Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, commencing after the closing date of the Transaction; provided, further, in the event PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares for common stock, cash, securities or other property, then the Lock-Up Shares shall be released from the restrictions set forth herein to the extent necessary to allow such Holder to participate in such transaction.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; or (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the Transaction Financing or in open market transactions); provided, no transfer hereunder shall be valid or effective unless such transferee agrees in writing to be bound by the terms of this Agreement as if she were an original party hereto.

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of Acquiror and Acquiror subsidiaries to a third-party acquiror; (b) a sale resulting in no less than a majority of the voting power of the Acquiror being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Acquiror with or into a third-party acquiror that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company. In the event that all or a portion of the securities subject to any other lock-up agreement entered into, or otherwise applicable, in connection with the Transaction are released early from the restrictions of such other such other lock-up agreement (whether by release, waiver, amendment, modification, termination or otherwise), the Lock-up Shares subject to this Agreement shall be released on a pro rata basis.

2.             Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Acquiror represents and warrants that each 5% stockholder of the Acquiror, and each holder of founder shares of the Acquiror, has entered into a lock-up agreement or other form of agreement on substantially the same terms as the terms provided for in this Agreement.

3.             Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Acquiror, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the shares of the Acquiror received by the Holder as merger consideration in the Transaction and beneficially owned by the Holder as specified on the signature hereto are collectively referred to as the “Lock-up Shares.”

4.             No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.             Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

 (a)           If to Acquiror, to:

Estrella Immunopharma, Inc.

[Insert Address]

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Mike Blankenship

Louis Savage

Email: MBlankenship@winston.com

LSavage@winston.com

(b)          If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

[•]

Attention: [•]

Phone: [•]

E-mail: [•]

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.             Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.             Closing. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall be of no force or effect until and unless the Closing occurs pursuant to the Merger Agreement.

8.             Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9.             Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Acquiror and its successors and assigns.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.           Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12.           Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.           No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.           Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

15.           Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Estrella Immunopharma, Inc., f/k/a TradeUP Acquisition Corp.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

By:
Name:

Address:

[•]

NUMBER OF Lock-up Shares:

[•]

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

TRADEUP ACQUISITION CORP.

TradeUP Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.          The name of the Corporation is TradeUP Acquisition Corp. The Corporation was incorporated under the name TradeUP Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 6, 2021 (the “Original Certificate”).

2.          An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on July 14, 2021 (as amended from time to time, the “Existing Certificate”).

3.          This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.          The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.          This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, TradeUP Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●], 2022.

TRADEUP ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

ARTICLE I

NAME

The name of the corporation is Estrella Immunopharma, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of its registered agent at such address is Corporation Service Company].

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 260,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 250,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.           COMMON STOCK.

1.          General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.          Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

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Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.          Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.          Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.           PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

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The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.           Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III. The Board of Directors is not required to assign members to all Classes and may leave one or more Class unoccupied and having no elections in the years the empty Class would have otherwise changed over.

B.           Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

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C.           Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.           Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.           Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

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G.           The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A.             Subject to the terms of any series of Preferred Stock and the applicable provisions of the DGCL, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

B.           Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C.           Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX

AMENDMENTS

A.           Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two- thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, and this Article IX.

B.           If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Annex C

FORM OF ESTRELLA IMMUNOPHARMA, INC.
2023 OMNIBUS INCENTIVE PLAN

Section 1.          General.

The purposes of the Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing.

Section 2.          Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)        “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b)       “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)       “Articles of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated and in effect from time to time.

(d)       “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).

(e)       “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f)        “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)       “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h)        “Board” means the Board of Directors of the Company.

(i)         “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j)        “Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k)       “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l)         “Change in Control” means the occurrence of any of the following:

(i)          any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii)         the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)        the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

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(iv)        the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

(m)       “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o)        “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)        “Common Stock” means the common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).

(q)        “Company” means Estrella Immunopharma, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(r)        “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.

(s)        “Director” means any individual who is a member of the Board on or after the Effective Date.

(t)        “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).

(u)       “Effective Date” shall have the meaning set forth in Section 22 of the Plan.

(v)       “Eligible Recipient” means, with respect to an Award denominated in Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

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(w)       “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(x)        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(y)        “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(z)        “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(aa)      “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

(bb)     “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(cc)      “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

(dd)     “Non-Employee Director” means a Director who is not an Employee.

(ee)      “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff)       “Outstanding Shares” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.

(gg)     “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.

(hh)     “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(ii)       “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

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(jj)        “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(kk)      “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.

(ll)       “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

(mm)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(nn)     “Plan” means this Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(oo)     “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

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(pp)     “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(qq)     “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(rr)       “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(ss)      “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(tt)       “Securities Act” means the Securities Act of 1933, as amended from time to time.

(uu)     “Share” means a share of Common Stock.

(vv)     “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(ww)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(xx)      “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

Section 3.          Administration.

(a)       The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)       Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)          to select those Eligible Recipients who shall be Participants;

(ii)         to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)        to determine the number of Shares to be made subject to each Award;

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(iv)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)         to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)        to determine Fair Market Value;

(vii)       to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii)      to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix)         to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x)          to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)       All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.          Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a)       Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of [●]1 shares of Common Stock; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of Common Shares equal to five percent (5%) of the total number of Outstanding Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Common Shares than provided herein.

1 To be 10% of the share capitalization of the PubCo, expressly excluding the shares of Company Restricted Stock issued under Estrella’s equity plan in existence prior to the merger.

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(b)       Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $500,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c)       Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a).

(d)       Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(e)       In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5.          Equitable Adjustments.

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of Shares reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

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Section 6.          Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7.          Options.

(a)       General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b)       Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is [●]2 Shares and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(b).

(c)       Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

2 To be equal to the number of shares initially reserved for issuance under the Plan.

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(d)       Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e)       Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f)       Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)       Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.

(h)       Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:

(i)          In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)          In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

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(iii)        In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv)        For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v)         Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

(i)          Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j)          Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k)         Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8.          Stock Appreciation Rights.

(a)       General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)       Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

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(c)       Exercisability.

(i)          Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)         Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d)       Payment Upon Exercise.

(i)          Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

(ii)         A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)        Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(e)       Termination of Employment or Service.

(i)          Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)         Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f)       Term.

(i)          The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)         The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(h)       Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

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Section 9.          Restricted Shares.

(a)       General. Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.

(b)       Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)       Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)          The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii)         The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(iii)        Subject to this Section 9(c)(ii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

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(iv)        The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10.         Restricted Stock Units.

(a)         General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b)         Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)         Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)          The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)         Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii)        The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)       Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.

(e)       Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

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Section 11.         Other Share-Based or Cash-Based Awards.

(a)       The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b)       The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)       Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12.         Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13.         Amendment and Termination.3

(a)       The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b)       Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

3 Suggest adding provisions of timely notice to the Participants with regards to any amendment or termination of the Plan.

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(c)       Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d)       Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14.         Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 15.         Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 16.         Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

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Section 17.         Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.

Section 18.         Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 19.         Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 20.         Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.

Section 21.         Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

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Section 22.         Effective Date.

The Plan will be effective as of the date of consummation of the transactions contemplated by that certain agreement and plan of merger, dated as of September 30, 2022, by and among TradeUP Acquisition Corp., a Delaware corporation, Tradeup Merger Sub Inc., a Delaware corporation and Estrella Biopharma, Inc., a Delaware corporation, subject to approval by the Company’s stockholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

Section 23.         Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 24.         Compliance with Laws.

(a)       The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

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(b)       The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.

Section 25.         Erroneously Awarded Compensation.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 26.         Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 27.         Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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Annex D

FORM OF AMENDED AND RESTATED BYLAWS

OF

ESTRELLA IMMUNOPHARMA, INC.

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3.10	Treasurer and Assistant Treasurers	16
3.11	Salaries	16
3.12	Delegation of Authority	16

ARTICLE IV	CAPITAL STOCK	16
4.1	Stock Certificates; Uncertificated Shares	16
4.2	Transfers	17
4.3	Lost, Stolen or Destroyed Certificates	17
4.4	Record Date	17
4.5	Regulations	18

ARTICLE V	GENERAL PROVISIONS	18
5.1	Fiscal Year	18
5.2	Corporate Seal	18
5.3	Waiver of Notice	18
5.4	Voting of Securities	19
5.5	Evidence of Authority	19
5.6	Certificate of Incorporation	19
5.7	Severability	19
5.8	Pronouns	19
5.9	Electronic Transmission	19

ARTICLE VI	AMENDMENTS	19

ARTICLE VII	INDEMNIFICATION AND ADVANCEMENT	19
7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	19
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	20
7.3	Authorization of Indemnification	20
7.4	Good Faith Defined	21
7.5	Right of Claimant to Bring Suit	21
7.6	Expenses Payable in Advance	21
7.7	Nonexclusivity of Indemnification and Advancement of Expenses	22
7.8	Insurance	22
7.9	Certain Definitions	22
7.10	Survival of Indemnification and Advancement of Expenses	22
7.11	Limitation on Indemnification	23
7.12	Contract Rights	23

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ARTICLE I

STOCKHOLDERS

1.1           Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Estrella Immunopharma, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2           Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3           Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

1.4           Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5           Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.

1.6           Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7           Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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1.8           Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

1.9           Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.

1.10         Nomination of Directors.

(A)          Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.

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(B)         To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of Sections 1.10 and 1.11 hereof with respect to the Corporation’s first annual meeting of stockholders following the [listing of its shares on a national securities exchange], be deemed to have occurred on _________ ___, 20__1) ; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

1 Note to Draft: This provision will only be needed if SPAC does not have an annual meeting in 2022.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.

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(C)         The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).

(D)         Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E)         Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

(F)         For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(G)         Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.

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1.11         Notice of Business to be Brought Before a Meeting.

(A)         At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.

(B)         Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(C)         To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:

(i)          As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(ii)         As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

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(iii)        As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(D)         A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(E)         Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(F)         This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

1.12         Conduct of Meetings.

(A)          Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

(B)         The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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(C)         The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(D)         In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

1.13         Consent in Lieu of Meeting.

(A)         Unless otherwise provided by the Certificate of Incorporation or required by law, regulation applicable to the Corporation and its action, any action required to be taken at any meeting of stockholders, or any action which may be taken at any meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(B)         Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

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ARTICLE II

DIRECTORS

2.1           General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2           Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

2.3           Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.

2.4           Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

2.5           Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6           Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.

2.7           Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.

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2.8           Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.

2.9           Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10         Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11         Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.

2.12         Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13         Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14         Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.

2.15         Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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2.16         Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1           Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2           Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.

3.3           Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4           Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5           Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

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3.6           Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7           President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8           Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9           Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.

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3.10         Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11         Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

3.12         Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1           Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

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If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.2           Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.3           Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

4.4           Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

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If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

4.5           Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

ARTICLE V

GENERAL PROVISIONS

5.1           Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2           Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3           Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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5.4           Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

5.5           Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6           Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.

5.7           Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8           Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9           Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VI

AMENDMENTS

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1           Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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7.2           Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

7.3           Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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7.4           Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.

7.5           Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6           Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.

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 7.7           Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8           Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9           Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10         Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

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7.11         Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12         Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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Annex E

September 30, 2022

STRICTLY CONFIDENTIAL

The Board of Directors

TradeUP Acquisition Corp.

To the Board of Directors:

We understand that TradeUP Acquisition Corp. (“UPTD”, the “Company”) intends to enter into a merger agreement and plan of reorganization (the “Agreement”) by and among UPTD, TradeUP Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Estrella Biopharma, Inc. (“Estrella”, the “Target”), pursuant to which, as currently contemplated: (1) upon the terms and subject to the conditions set forth in the Agreement, at the Effective Time, Merger Sub shall be merged with and into the Target (the “Merger” or the “Transaction”), with the Target being the surviving corporation (the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease; (2) immediately prior to the Effective Time, each share of the Target Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of the Target Common Stock; (3) at the Effective Time, each share of the Target Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the number of shares of Company’s Common Stock with respect to such share of the Target Common Stock equal to the Per Share Merger Consideration; and (4) the Per Share Merger Consideration means a number of shares of the Company’s Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) $10.00, whereby the Per Share Merger Consideration Value means (a) the Equity Value (equal to $325,000,000, subject to adjustment pursuant to a subsequent written agreement between UPTD and the Target, if any) divided by (b) the total number of shares of the Target Common Stock issued and outstanding as of immediately prior to the Effective Time.

The board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Board as to whether the consideration to be paid by the Company in the Transaction is fair to the Company’s unaffiliated stockholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

This Opinion is addressed to, and is intended for the use, information and benefit of the Board (solely in their capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

The Benchmark Company, LLC - Member FINRA, SIPC

150 East 58th Street, 17th Floor, New York, NY 10155 - Tel: 212-312-6700

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Target or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Target, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Target, the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

▪	a draft of the Agreement provided to us by the Company, dated September 30, 2022;

▪	certain information relating to the historical, current and future operations, financial condition and prospects of the Target, made available to us by the Company, including historical income statement and cash flow statements for the period from March 30, 2022 through June 30, 2022, a balance sheet as of June 30, 2022, and a financial model with projected financials for the calendar years 2022-2031;

▪	discussions with certain members of the management of the Company and Target and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Target, the Transaction and related matters;

▪	a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Target provided to, or discussed with, us by or on behalf of the Company;

▪	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

▪	the publicly available financial terms of certain transactions that we deemed to be relevant; and

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▪	such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and Target has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company and Target that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company and Target. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the version of the Agreement provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or the Target nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the draft of the Agreement provided to us as identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

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Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair to the Company’s unaffiliated stockholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Proposed Charter, to be in effect upon consummation of the Business Combination, provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

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The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors, a form of which is filed as Exhibit 10.6 to our Registration Statement on Form S-1 that was declared effective by the SEC on May 25, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Pursuant to the Merger Agreement incorporated by reference as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.

It is anticipated that the board of directors of the Combined Company will, in connection with consummating the Business Combination, approve and direct the Combined Company to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of the Combined Company following the Business Combination.

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Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Exhibit
2.1*^	Agreement and Plan of Merger, dated as of September 30, 2022, by and among TradeUP Acquisition Corp., Tradeup Merger Sub Inc. and Estrella Biopharma, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 3, 2022, File No. 001-40608)

3.1^	Amended and Restated Certificate of Incorporation of TradeUP Acquisition Corp., dated July 14, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2021, File No. 001-40608)

3.2^	Amended and Restated Certificate of Incorporation of Estrella Biopharma, Inc.

3.3^	Form of Second Amended and Restated Certificate of Incorporation of TradeUP Acquisition Corp., to be effective immediately after the closing of the Business Combination (attached as Annex B to the proxy statement/prospectus contained in this registration statement)

3.4^	Bylaws of TradeUP Acquisition Corp. (incorporated by reference to Exhibit 3.3 to Amendment No. 9 to the Registration Statement on Form S-1/A filed with the SEC on July 9, 2021, File No. 333-253322)

3.5^	Bylaws of Estrella Biopharma, Inc.

3.6^	Form of Amended and Restated Bylaws of TradeUP Acquisition Corp., to be effective upon the completion of the Business Combination (attached as Annex D to the proxy statement/prospectus contained in this registration statement)

3.7^	Amendment to the Amended and Restated Certificate of Incorporation of TradeUP Acquisition Corp. filed on December 29, 2022 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on January 5, 2023, File No. 001-40608)

4.1^	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 9 to the Registration Statement on Form S-1/A filed with the SEC on July 9, 2021, File No. 333-253322)

4.2^	Specimen Common Stock Certificate. (incorporated by reference to Exhibit 4.2 to Amendment No. 9 to the Registration Statement on Form S-1/A filed with the SEC on July 9, 2021, File No. 333-253322)

4.3^	Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.4 below)

4.4^	Warrant Agreement, dated July 14, 2021, between TradeUP Acquisition Corp. and VStock Transfer, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2021, File No. 001-40608)

5.1^	Opinion of Robinson & Cole LLP

8.1^	Tax Opinion of Winston & Strawn LLP regarding certain federal income tax matters

10.1+^	Promissory Note, dated July 25, 2022, issued by TradeUP Acquisition Corp. to Running Lion Holdings Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 27, 2022, File No. 001-40608)

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Exhibit Number	Description of Exhibit
10.2^	Promissory Note, dated July 25, 2022, issued by TradeUP Acquisition Corp. to Tradeup INC. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 27, 2022, File No. 001-40608)

10.3^	Contribution Agreement, dated June 28, 2022, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.4†^	License Agreement, dated June 28, 2022, by and among Eureka Therapeutics, Inc., Eureka Therapeutics (Cayman) Ltd. and Estrella Biopharma, Inc.

10.5†^	Services Agreement, dated June 28, 2022, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.6†^	Collaboration Agreement, dated October 29, 2021, by and between Estrella Biopharma, Inc. (as successor to Eureka Therapeutics, Inc.) and Imugene Limited

10.7†^	Executive Offer Letter, dated July 29, 2022, by and between Estrella Biopharma, Inc. and Dr. Cheng Liu

10.8†^	Employment Agreement, dated May 27, 2022, by and between Estrella Biopharma, Inc. and Jiandong (Peter) Xu

10.9†^	Employment Agreement, dated May 27, 2022, by and between Estrella Biopharma, Inc. and Qian (Vicky) Yang

10.10*^	Support Agreement, dated September 30, 2022, by and among TradeUP Acquisition Corp., Estrella Biopharma, Inc., TradeUP Acquisition Sponsor LLC, Tradeup INC. and the officers and directors of TradeUP Acquisition Corp. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 3, 2022, File No. 001-40608)

10.11^	Estrella Immunopharma, Inc. 2023 Omnibus Incentive Plan (attached as Annex C to the proxy statement/prospectus contained in this registration statement)

10.12^	Estrella Biopharma, Inc. Option Grant Notice, including 2022 Equity Incentive Plan

10.13^	Business Combination Marketing Agreement, dated July 14, 2021, among TradeUP Acquisition Corp., US Tiger Securities, Inc. EF Hutton, division of Benchmark Investments, LLC, and R. F. Lafferty & Co., Inc. (incorporated by reference to Exhibit 1.2 to the Current Report on Form 8-K filed with the SEC on July 19, 2021, File No. 001-40608)

10.14^	Registration Rights Agreement, dated July 14, 2021, among TradeUP Acquisition Corp., TradeUP Acquisition Sponsor LLC and certain security holders named therein (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 19, 2021, File No. 001- 40608)

10.15^	Amendment No. 1 to Services Agreement, effective October 1, 2022, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.16^	Amendment No. 1 to License Agreement, effective October 1, 2022, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.17^	Promissory Note, dated January 19, 2023, issued by TradeUP Acquisition Corp. to TradeUP Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on January 24, 2023, File No. 001-40608)

10.18^	Extension Promissory Note, dated January 19, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 24, 2023, File No. 001-40608)

10.19^	Extension Promissory Note, dated February 19, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 21, 2023, File No. 001-40608)

10.20^	Extension Promissory Note, dated March 17, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on March 17, 2023, File No. 001-40608)

10.21^	Extension Promissory Note, dated April 12, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 13, 2023, File No. 001-40608)

10.22^	Common Stock Purchase Agreement, dated as of April 20, 2023, by and between TradeUP Acquisition Corp. and White Lion Capital LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 24, 2023, File No. 001-40608)

10.23^

Registration Rights Agreement, dated as of April 20, 2023, by and between TradeUP Acquisition Corp. and White Lion Capital LLC. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on April 24, 2023, File No. 001-40608)

10.24^	Amendment to the Common Stock Purchase Agreement, dated as of April 26, 2023, by and between TradeUP Acquisition Corp. and White Lion Capital LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 26, 2023, File No. 001-40608)

10.25^	Extension Promissory Note, dated May 19, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 19, 2023, File No. 001-40608)

10.26^	Promissory Note, dated June 6, 2023, issued by TradeUP Acquisition Corp. to Tradeup INC. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 6, 2023, File No. 001-40608)

10.27^	Amendment No. 2 to Services Agreement, effective March 1, 2023, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.28^	Amendment No. 2 to License Agreement, effective March 1, 2023, by and between Eureka Therapeutics, Inc. and Estrella Biopharma, Inc.

10.29^	Extension Promissory Note, dated June 16, 2023, issued by TradeUP Acquisition Corp. to Estrella Biopharma, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 20, 2023, File No. 001-40608)

16.1^	Letter from Friedman LLP regarding the change in the TradeUP Acquisition Corp.’s certifying accountant, dated October 11, 2022 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on October 11, 2022, File No. 001-40608)

16.2^	Letter from Friedman LLP regarding the change in the Estrella Biopharma, Inc.’s certifying accountant, dated May 1, 2023.

23.1	Consent of Friedman LLP, independent registered public accounting firm to TradeUP Acquisition Corp.

23.2	Consent of Marcum LLP, independent registered public accounting firm to TradeUP Acquisition Corp.

23.3	Consent of Friedman LLP, independent registered public accounting firm to Estrella Biopharma, Inc.

23.4^	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

99.1^	Form of Proxy Card for the Special Meeting

99.2^	Consent of Pei Xu, Director Nominee

99.3^	Consent of Janelle Wu, Director Nominee

99.4^	Consent of Dr. Marsha Roberts, Director Nominee

99.5^	Consent of Fan Wu, Director Nominee

99.6^	Consent of The Benchmark Company, LLC

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Exhibit Number	Description of Exhibit
101.INS	XBRL Instance Document-this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107^	Filing Fee Table.

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
^	Previously filed.
+	Indicates management contract or compensatory plan.
†	Portions of this exhibit (indicated by asterisks) have been omitted because the registrant has determined that the information is both not material and is the type that the registrant treats as private or confidential.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145€, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

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(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 30th day of June, 2023.

TRADEUP ACQUISITION CORP.

By:	/s/ Jianwei Li
Name:	Jianwei Li
Title:	Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TradeUP Acquisition Corp. hereby severally constitute and appoint Jianwei Li acting as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jianwei Li	Chairman, Co-Chief Executive Officer	June 30, 2023
Jianwei Li	(Principal Executive Officer)

/s/ Weiguang (James) Yang	Co-Chief Executive Officer and Director	June 30, 2023
Weiguang (James) Yang	(Principal Executive Officer)

/s/ Luqi (Lulu) Wen	Chief Financial Officer	June 30, 2023
Luqi (Lulu) Wen	(Principal Financial and Accounting Officer)

/s/ Weston Twigg	Director	June 30, 2023
Weston Twigg

/s/ Tao Jiang	Director	June 30, 2023
Tao Jiang

/s/ James Long	Director	June 30, 2023
James Long

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